Form 10-K, Exhibit 13
period 1993-12-31
STATE STREET BOSTON CORP
filed 1994-03-30
CIK 93751

EXHIBIT 13.1

FIVE YEAR SELECTED FINANCIAL DATA

S E L E C T E D     F I N A N C I A L     D A T A

State Street Boston Corporation

                                                                                                             Compound
(Dollars in millions,                                                                                      Growth Rate
except per share data)                   1993         1992         1991        1990       1989       1988    88-93

OPERATING RESULTS (1)<F1>
Fee revenue ......................     $  833.4     $  702.9    $  563.9    $  502.9    $ 443.6    $ 397.5    16%
Gain on sale of credit card loan
 portfolio (1)<F1> ...............                                  56.2
Interest revenue - taxable
 equivalent.......................        719.2        728.0       756.5       838.3      663.8      515.4     7
Interest expense .................        381.3        432.1       464.2       546.7      431.3      299.7     5

Net interest revenue - taxable
 equivalent.......................        337.9        295.9       292.3       291.6      232.5      215.7     9
Provision for loan losses ........         11.3         12.2        60.0        45.7       19.4       15.6    (6)

 Total revenue ...................      1,160.0        986.6       852.4       748.8      656.7      597.6    14
Operating expenses ...............        862.3        716.4       608.5       544.6      478.0      437.0    15

   Income before income taxes on
     a taxable equivalent basis ..        297.7        270.2        243.9       204.2      178.7     160.6    13
Income taxes ................              97.6         96.1         85.8        66.1       59.2      52.2
Taxable equivalent adjustment ....         20.3         13.7         18.8        20.8       15.5      16.1

 Net Income ......................     $  179.8     $  160.4    $   139.3     $ 117.3     $104.0    $ 92.3    14

PER SHARE (2)<F2>
Earnings (1):<F1>
 Primary .........................     $   2.36    $   2.10    $    1.86     $  1.59     $ 1.42    $  1.25    14
 Fully diluted ...................         2.33        2.07         1.81        1.55       1.38       1.20    14
Cash dividends declared ..........         .520        .445         .385        .340       .300       .260    15
Book value at year end ...........        14.56       12.70        10.97        9.51       8.29       7.22    15
Closing price ....................        37.50       43.75        32.13       17.44      19.63      13.25    23

ANNUAL AVERAGES
Interest-earning assets ..........     $ 16,222     $13,854      $10,131     $ 8,947     $6,953     $6,144    21
Total assets .....................       18,169      15,502       11,574      10,233      8,089      7,246    20
Noninterest-bearing deposits .....        3,623       2,952        2,460       2,301      2,218      2,101    12
Long-term debt ...................          122         146          146         114        117        124    --
Stockholders' equity .............        1,033         887          773         647        555        494    l6

RATIOS
Return on equity .................         17.4%       18.1%        18.0%        18.1%     18.7%      18.7%
Return on assets .................          .99        1.03         1.20         1.15      1.29       1.27
Total risk-based capital .........         12.7        14.6         16.4         15.1      15.3       15.7
Internal capital generation rate .         13.6        14.3         14.3         14.3      14.9       14.9
Leverage .........................          5.3         5.9          6.2          6.2       6.7        6.7

Employees at year end ............       10,117       9,338        8,321        8,129     7,624      7,298     7

- -------------
<F1>(1) Results for 1991 include a non-recurring gain on sale of the credit card loan portfolio, which increased net income $32.6 million, equal to $.44 primary and $.43 fully diluted per share.
<F2>(2) Per share amounts for 1988 to 1991 have been restated to reflect a two-for-one stock split distributed in 1992.