Form 10-K, Exhibit 13
period 1993-12-31
STATE STREET BOSTON CORP
filed 1994-03-30
CIK 93751

EXHIBIT 13.2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR THE 3 YEARS ENDED DECEMBER 31, 1993

F I N A N C I A L   R E V I E W

State Street Boston Corporation

This section provides a discussion and analysis of State Street Boston Corporation's consolidated results of operation for the three years ended December 31, 1993, its financial condition at year-end 1993, and its approach to risk management. It should be read in conjunction with the Financial Statements and Supplemental Financial Data.

RESULTS OF OPERATIONS

SUMMARY

In 1993, earnings per share were $2.33 on a fully diluted basis, up $.26, or 13%, from $2.07 in 1992. Net income was $179.8 million, up from $160.4 million a year ago. Return on stockholders' equity was 17.4%, compared with 18.1% in 1992. In 1993, State Street continued to grow rapidly while increasing the level of strategic spending.

The growth rate of total revenue was 18%, which was higher than the growth rate in the last several years. Assets of current customers grew from additional funding and market appreciation. State Street also attracted new customers and provided additional services to existing customers. A high customer retention rate and a broad, integrated product line serve as a base for future revenue growth. The principal markets State Street serves are dynamic and growing. In 1993, State Street benefitted particularly from the continued, rapid growth of the mutual fund industry and from increased cross-border investing by customers.

Total revenue grew $173.4 million to $1.2 billion, driven primarily by a $130.5 million, or 19%, increase in fee revenue. Total revenue is defined as fee revenue plus taxable equivalent net interest revenue, less the provision for loan losses.In 1993, fee revenue accounted for an increasing proportion of total revenue, reaching 72%, among the highest percentages of major banking companies. Fiduciary compensation, the largest component of fee revenue, was $627.8 million, up $82.4 million, or 15 %, and foreign exchange trading revenue was $82.7 million, up $24.8 million, or 43%.

Taxable equivalent net interest revenue was $337.9 million, up $42.0 million, or 14%, over 1992. Net interest revenue reflected the benefit of growth in the balance sheet and a wider spread between interest rates earned and paid, which were partially offset by the effect of lower asset yields. Operating expenses were $862.3 million and grew $145.9 million, or 20%, supporting growth and a higher level of strategic investment spending in information technology, product and market development, and the core processing infrastructure. Strategic investment spending equaled 10% of revenue. In 1993, State Street increased its rate of spending on strategic investments to strengthen its leadership position in the markets in which it participates and to position it for future growth.

The increase in the U.S. corporate income tax rate for 1993 lowered reported earnings per share for the year by $.03.

FEE REVENUE

In 1993, fee revenue was $833.4 million, up $130.5 million, or 19%, over 1992, primarily from growth in fiduciary compensation.

The following table shows the categories of fee revenue:

- ----------------------------------------------------------------------------------------------------------------
FEE REVENUE                                                                                             Compound
                                                                                                         Growth
                                                                                                 Change   Rate
(Dollars in millions)                 1993     1992     1991      1990        1989       1988    92-93    88-93
- ----------------------------------------------------------------------------------------------------------------
Fiduciary compensation...........    $627.8   $545.4   $442.5     $381.3     $336.3     $292.8     15%     16%
Foreign exchange trading ........      82.7     57.9     39.3       33.0       28.9       23.4     43      29
Processing service fees .........      46.1     30.4     19.8       20.2       26.3       23.2     52      15
Service fees ....................      40.0     31.3     23.3       18.1       16.2       15.1     28      22
Securities gains (losses), net ..      15.4     12.3      3.3         .2       (3.9)       1.0     25      73
Bank card fees ..................      4.3       4.9     13.3       26.5       26.5       24.6    (12)    (29)
Other............................      17.1     20.7     22.4       23.6       13.3       17.4    (17)     --
   Total fee revenue.........        $833.4   $702.9   $563.9     $502.9     $443.6     $397.5     19      16

                                FINANCIAL REVIEW
                         State Street Boston Corporation


FIDUCIARY COMPENSATION. The largest component of fee revenue, fiduciary compensation, increased $82.4 million, or 15%, to $627.8 million in 1993.

Growth in fiduciary compensation in 1993 came from the growth of current customers and their use of additional and more complex services. The installation of new customers also added to revenue and serves as a base for future growth. In 1993, pricing pressure on the basic custody and accounting services for large pools of assets partially subsided. While State Street's custody capabilities attract customers, less than 30% of fiduciary revenue is derived from mutual funds for whom State Street provides only basic custody, and custody and portfolio accounting for customers other than mutual funds.

Fiduciary compensation is derived from accounting, custody, information, investment management and trusteeship services. The fee charged is negotiated and is usually based on the volume of assets under custody or management, the number of securities held, portfolio transactions, income collected and other value-added services such as securities lending and pricing. Asset-based fees are usually on a sliding scale; as the assets in a portfolio under management or custody grow, due to market value changes or cash inflows, State Street's fee may be a smaller percentage of those assets. Thus, changes in portfolio size do not always have a corresponding impact on State Street's revenue.

State Street's revenue is becoming less sensitive to changes in prices of securities because of the broadening range of services used by customers. A decreasing percentage of total revenue is derived from asset-based fees.
If equity values worldwide were to increase or decrease 10%, State Street estimates that this, by itself, would cause less than a 1% change in total revenue. Similarly, if bond values were to change by 10%, less than a 1% change in total revenue is anticipated.

In addition to fiduciary revenue, certain financial asset services customers generate other types of fee revenue, particularly foreign exchange trading revenue, and net interest revenue. Noninterest-bearing deposits from these customers comprise about 85% of total noninterest-bearing deposits available for investment. These customers also invest substantial short-term funds with State Street in the form of foreign deposits and other liabilities, particularly repurchase agreements. Revenue from investing these deposits and funds is reported as interest revenue.

MUTUAL FUNDS. State Street is the largest custodian of mutual funds in the United States, servicing 37% of registered funds, and provides services to offshore funds and in-country funds outside the United States. In 1993, over 40% of the increase in fiduciary compensation came from servicing the explosive growth in the mutual fund/collective investment fund industry worldwide.

Mutual fund assets serviced increased 22% to $683 billion, reflecting growth in all types of funds except money market funds, as well as an increase in the number of funds serviced. The total number of funds serviced increased 18%, from 1,818 at year-end 1992 to 2,140 in 1993. New funds, primarily from existing customers, totaled 481, and were partially offset by transfers, mergers and consolidations, and liquidations. The number of trades processed for mutual fund portfolios increased 20%.

State Street's capabilities and offshore locations also enabled it to benefit from increasingly complex global custody and accounting requirements. International assets of U.S.-registered mutual funds more than doubled, the number of mutual funds offering multiple classes of shares nearly doubled, offshore funds serviced increased 60% to 192 and assets of offshore funds increased 111% to $15.8 billion.

MASTER TRUST/MASTER CUSTODY/GLOBAL CUSTODY. State Street provides custody, portfolio accounting, information and other related services for retirement and other financial assets of corporations, public funds, endowments, foundations and nuclear decommissioning trusts. In 1993, the growth in fiduciary compensation from these services worldwide came primarily from custody and portfolio accounting fees, particularly from global custody.

State Street is ranked as the largest servicer of tax-exempt assets for corporations and public funds in the United States. In 1993, revenue growth came from major new public fund customers and growth of corporate pension funds currently serviced. Revenue grew rapidly from services facilitating the investment of short-term cash of public funds.

Customers using financial asset services may elect to have State Street lend their securities to generate revenue to improve total return. In 1993, total securities on loan in this program increased substantially and the program was expanded to include securities denominated in 16 currencies, but revenue from securities lending declined due primarily to lower interest rate spreads.

State Street attracted substantial new custody and portfolio accounting customers outside the United States. Current customers increased their assets, and revenue increased from their use of additional services, including securities lending, and performance measurement and analytics. These positive factors were slightly offset by the redemption of U.S.-issued mortgage-backed securities by Japanese investment trusts.

                                FINANCIAL REVIEW
                         State Street Boston Corporation


INSTITUTIONAL ASSET MANAGEMENT. Revenue growth from the management of institutional assets improved as 1993 progressed, with growth across the product line and around the world. Total institutional assets managed increased to $136 billion, up $30 billion, or 28%, in 1993. In the United States, new customers and additional allocations to State Street Global Advisors by existing customers increased assets managed, utilizing both active and passive strategies.
The continued strong performance of a domestic, active strategy, Matrix Equity, was an important factor in attracting new business. The significant turnaround in 1993 of the performance of non-U.S. equity markets attracted funds to State Street's international passive products. Money market products grew as well.

Revenue from non-U.S. offices increased substantially, due in part to investors seeking to increase their investments in the United States. State Street Banque in Paris won an award for having the best-performing family of SICAVs
(the equivalent of a mutual fund) in France, which attracted additional funds.

CORPORATE TRUST. Corporate trust revenue was up substantially from a year ago, due primarily to new trusteeships from existing customers issuing asset-backed securities, a security in which State Street specializes; corporate securities; and municipal securities. Lower interest rates and the resulting large volume of mortgage refinancings resulted in substantial issuance of mortgage-backed debt. The municipal bond market was active with refinancings. Bonds under trusteeship increased to $201 billion, up from $136 billion at year-end 1992. This reflected $49 billion of bonds from a municipal trust and agency unit acquired in the second quarter and $35 billion in new trusteeships closed, partially offset by an exceptionally high volume of pre-payments, calls and paydowns.

Included in assets under custody in the table below is $104 billion of corporate trust-related assets - the collateral of structured bond issues. It is anticipated that one customer will begin servicing its own collateral in the first half of 1994, lowering State Street's assets under custody by $47 billion.

OTHER FIDUCIARY SERVICES. Personal trust revenue increased primarily due to new business. Revenue from servicing defined contribution plans, such as 401(k) plans, also grew, reflecting new business. The number of participant accounts serviced increased 17% to 816,000. Fiduciary compensation from servicing insurance company assets grew rapidly from new customers and an increase in existing customers' assets and activity.

ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT. Assets under custody, trusteeship and management serve to indicate the relative size of various types of customers and, in the context of market value changes, as proxies for business growth. There is not always a direct correlation between assets and revenue. This is due to the increasing number of services used by many of State Street's customers and the declining percentage of revenue coming from asset-based basic custody fees from some customers, combined with the broad range of basis-point fees charged depending upon the specific service provided.


ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT                                                        Compound
DECEMBER 31,                                                                                             Growth
                                                                                                Change    Rate
(Dollars in billions)          1993        1992        1991        1990      1989      1988      92-93    88-93
Assets Under Custody:
Mutual funds/collective
 investment funds              $  683.1    $  560.3    $  498.4    $429.3    $404.0    $346.0    22%      15%

Customers in:
 North America:
  Master trust/master
   custody/global custody         574.1       465.9       335.2     250.3     242.0     161.8    23       29
  Corporate trust                 104.0        93.2        66.9      47.0      35.3      34.8    12       24
  Insurance                        60.4        46.8        37.9      23.1      21.3      19.1    29       26
  Other                            83.7        83.9        71.3      66.0      61.1      45.4    --       13
 Europe                            20.0        13.2        13.2       9.5      11.2       9.4    52       16
 Asia/Pacific                      46.1        30.7        31.9      16.1      12.1       8.6    50       40
   Total assets under
    custody                    $1,571.4    $1,294.0    $1,054.8    $841.3    $787.0    $625.1    21       20

Bonds Under Trusteeship:
Corporate trust                $  201.0    $  136.0    $  132.0    $108.4    $ 60.7    $ 52.2    48       31

Assets Under Management:
Institutional:
 Equities and bonds            $   64.9    $   50.3    $   44.4    $ 34.4    $ 31.9    $ 24.7    29       21
 Money market                      51.7        37.1        21.9      14.0      10.8       7.0    39       49
 Employer securities               19.7        18.8        17.8      13.8      10.6       3.7     5       40
Personal                            5.8         5.2         4.8       3.4       3.5       3.0    12       14
   Total assets under
    management                 $  142.1    $  111.4    $   88.9    $ 65.6    $ 56.8    $ 38.4    28       30

                                FINANCIAL REVIEW
                         State Street Boston Corporation


Equity market values improved worldwide in 1993. From year-end 1992 to year-end 1993, the U.S. equity market, as measured by the S&P 500 index, increased 7%, compared with an increase of 4% in the previous year. International equity markets, as measured in dollars by the EAFE index,increased 30%, which compares with a 14% decline in 1992. As measured by theLehman Brothers Government/ Corporate Bond index, total return in the U.S. bond market was 11% and values increased 4%. U.S. equity markets were substantially more active in 1993 than in 1992.

In 1993, total assets under custody increased 21% to $1.6 trillion, although U.S. market values grew moderately. At year-end, approximately 40% of assets under custody were fixed income instruments, 30% were equities and 30% were short-term instruments. Non-U.S. securities comprised 11% of total assets under custody, up from 7% in 1992. Total bonds under trusteeship increased $65 billion, of which $49 billion was due to an acquisition. Total assets under management increased 28% to $142.1 billion, due to growth in all types of assets.

OTHER FEE REVENUE. In 1993, foreign exchange trading revenue was $82.7 million, up 43% from $57.9 million in 1992. The number of foreign exchange trades grew rapidly due to more cross-border investing and associated currency risk management transactions by customers. Additional currencies were traded as active investors entered emerging markets. New customers were added at an accelerated pace, most of which were customers who use State Street for other financial asset services, and their investment managers. The increase in revenue also reflected volatility in currency markets throughout 1993.

Processing service fees were $46.1 million, up $15.7 million, or 52%. The increase was due primarily to the full-year impact of the October 1, 1992 acquisition of Wendover Funding, Inc., a mortgage subservicer.

Service fees were $40.0 million, up $8.7 million, or 28%, from 1992. The increase was due to securities brokerage volume and additional fees from investment banking, international trade finance services, cash management and bank service fees. Corporate banking customers chose to pay more in fees rather than in compensating demand deposit balances, due in part to lower interest rates.

Securities gains were $15.4 million, compared with $12.3 million in 1992, as State Street actively managed the available-for-sale portfolio for total return.

The $3.6 million decrease in other fee revenue was due to additional writedowns of investments in tax-advantaged financings, which lowered fee revenue but had more than offsetting tax benefits; to currency translation losses on the foreign bond investment portfolio; and to less revenue from the disposition of leasing residuals. These reductions were partially offset by increased trading account profits and additional earnings from Boston Financial Data Services, an affiliate engaged in mutual fund shareholder accounting.

NET INTEREST REVENUE

Net interest revenue is the difference between interest revenue earned on money market assets, investment securities and loans and the interest paid on interest-bearing deposits, money market liabilities and other borrowed funds. State Street manages its balance sheet to support the growth of its financial asset services business. As a result, net interest revenue growth is being driven by increasing amounts of customer funds on the balance sheet.



NET INTEREST REVENUE - TAXABLE EQUIVALENT
                                                                                                     Compound
                                                                                                      Growth
                                                                                             Change    Rate
(Dollars in millions)            1993      1992      1991      1990      1989      1988      92-93    88-93
Interest revenue                 $698.9    $714.3    $737.7    $817.5    $648.3    $499.3
Taxable equivalent adjustment      20.3      13.7      18.8      20.8      15.5      16.1
                                  719.2     728.0     756.5     838.3     663.8     515.4
Interest expense                  381.3     432.1     464.2     546.7     431.3     299.7
    Net interest revenue         $337.9    $295.9    $292.3    $291.6    $232.5    $215.7    14%        9%

                                FINANCIAL REVIEW
                         State Street Boston Corporation


In this analysis, net interest revenue is expressed on a fully taxable equivalent basis to adjust for the tax-exempt status of revenue earned on certain investment securities and loans. Taxable equivalent net interest revenue in 1993 was $337.9 million, up $42.0 million, or 14%, over 1992.

The improvement in net interest revenue was primarily due to growth in funding. State Street accommodated the transaction and short-term investment needs of its financial asset services customers in the form of noninterest-bearing deposits, repurchase agreements and foreign deposits. This helped to fund a 17% increase in interest-earning assets. Also contributing to the increase in net interest revenue was a wider spread between interest rates earned and paid, which increased from 141 basis points, or 1.41%, in 1992 to 150 basis points in 1993, an increase of 9 basis points. See the balance sheet review on page 29.

These two positive factors were partially offset by the effect of the level of market interest rates. Market interest rates continued to decline in 1993, and the Treasury yield curve flattened significantly. Overnight rates decreased by approximately 50 basis points, and the two-year Treasury rate fell 72 basis points. The prime rate also fell by 25 basis points. State Street's net interest revenue is sensitive to the level of market interest rates, particularly U.S. interest rates, due to its large volume of noninterest-bearing deposits. Generally, low interest rates result in lower net interest revenue caused by the investment of noninterest-bearing sources of funds at lower rates, all other variables being the same. Net interest revenue tends to be higher when interest rates are high. However, because State Street is liability sensitive, a temporary negative impact is anticipated if short-term interest rates were to rise. See the interest rate sensitivity management discussion on page 31.

NET INTEREST MARGIN. Net interest margin is defined as taxable equivalent net interest revenue expressed as a percentage of average interest-earning assets. The margin declined 6 basis points to 2.08% in 1993 from 2.14% in 1992. The contribution to the margin from noninterest-bearing sources was 15 basis points below 1992 as a result of investment of these funds at lower rates. Further declining market interest rates outweighed the benefits of asset growth and a wider spread between interest rates earned and paid.

NET INTEREST MARGIN                           1993     1992     1991     1990     1989     1988
Yield on interest-earning assets              4.43%    5.26%    7.47%    9.37%    9.55%    8.39%
Rate on interest-bearing liabilities          2.93     3.85     5.87     7.91     8.73     7.10

    Excess of rate earned over rate paid      1.50     1.41     1.60     1.46     0.82     1.29
Contribution of noninterest-bearing sources   0.58     0.73     1.29     1.80     2.52     2.22

    Net interest margin                       2.08%    2.14%    2.89%    3.26%    3.34%    3.51%

PROVISION FOR LOAN LOSSES. The provision for loan losses is the amount charged to income during the current period to maintain the allowance for loan losses at a level which management considers appropriate, relative to the level of risk in the loan portfolio and other extensions of credit. The provision for loan losses was $11.3 million in 1993, which compares with $12.2 million in 1992. Net charge-offs were $16.3 million in 1993, compared with $20.1 million in 1992.

Additional discussion of the allowance for loan losses, asset quality, and loan charge-offs and recoveries is presented in the credit risk section on page 34.

OPERATING EXPENSES

In 1993, operating expenses were $862.3 million, up $145.9 million, or 20%, due to growth, strategic investment spending and acquisitions. Excluding acquisitions, operating expenses were up 17%.

The expense increase was primarily in salaries and employee benefits, equipment, and subcustodian fees. Most of the increase was required to support the rapid growth of the business. In addition, in 1993 State Street increased its level of investment spending to strengthen market leadership and to position it for future growth. Strategic investment spending equaled 10% of total revenue and is expected to remain at this level through 1994.

Investment spending was for information technology, core processing infrastructure, and product and market development.

Systems development is the largest category of investment spending. In 1993, one of the strategic initiatives receiving substantial investment spending was Global Horizon Interchange, an architecture that provides and integrates data at the point of use. State Street believes Global Horizon Interchange will position it to be a leader in information delivery. Applications were also developed to support the reengineering of core cash and securities processing workflows, resulting in improved quality and lower unit costs.

Major investments were made in core processing infrastructure in 1993 - going from three major processing computers to five, and from one data center to two. Most of this was needed to support current growth, but a portion was designed to improve 24-hour, on-line reliability and to provide more processing back-up.

State Street invested in geographic and product expansion, increasing the number of services offered in non-U.S. offices and developing products in the United States.

                                          FINANCIAL REVIEW
                                   State Street Boston Corporation


OPERATING EXPENSES                                                                               Compound
                                                                                                  Growth
                                                                                        Change     Rate
(Dollars in millions)               1993     1992     1991     1990     1989     1988    92-93    88-93
Salaries and employee benefits     $479.2   $409.9   $336.8   $300.0   $264.8   $245.1    17%      14%
Occupancy, net                       60.6     53.3     45.7     41.7     38.8     35.6    14       11
Equipment                           100.3     67.0     48.4     45.3     40.8     38.6    50       21
Contract services                    64.1     45.4     47.3     40.7     32.6     23.1    41       23
Professional services                35.4     30.1     24.7     19.2     14.0     11.8    17       25
Telecommunications                   21.3     18.1     14.7     13.6     13.0     12.7    18       11
Advertising and sales promotion      18.7     15.1     11.1     10.6      9.7      9.1    24       15
Postage, forms and supplies          17.9     16.8     16.5     16.3     16.4     13.4     7        6
FDIC and other insurance             17.3     16.9     12.4      7.4      7.8      7.5     2       18
Operating and processing losses       4.7      7.0     17.7     15.0     17.4     19.8   (33)     (25)
Other                                42.8     36.8     33.2     34.8     22.7     20.3    16       16
     Total operating expenses      $862.3   $716.4   $608.5   $544.6   $478.0   $437.0    20       15

Salaries and employee benefits, the largest component of expense, were $479.2 million, up $69.3 million, or 17%, from 1992, due to an 11% increase in full-time equivalent staff, higher salaries and rate increases in various benefits. The first year of recording costs associated with providing postretirement health care benefits to employees also contributed to the increase in benefit costs.

Occupancy expense increased $7.3 million, or 14%, due to a second data center, the expenses of acquired businesses, additional space and expansion of non-U.S. offices.

Equipment expense of $100.3 million was up 50%, or $33.3 million, due to additional computers and related information technology equipment needed to support business growth and a broader product line. The increase included the expense associated with equipping the second data center with two large computers.

Contract services expense includes the cost of subcustodian services in over 60 countries used in delivering global custody services, as well as other outside services including pricing and processing services. In 1993, contract services expense increased $18.7 million, or 41%, primarily due to subcustodian services supporting additional cross-border investing. Also contributing to the growth were increased transaction volumes and the full-year impact of an acquisition.

Professional services expense was $35.4 million, up 17%, or $5.3 million, due to the development and enhancement of new application systems and products.

Telecommunications expense was $21.3 million, up 18%, due to the full year of expenses of an acquisition and a second data center, as well as growth.

Advertising and sales promotion was $18.7 million, up 24%, due to increased expenses related to additional defined contribution plan business, product development for defined contribution plans and an expanded sales effort.

State Street incurs costs from errors in securities processing and settlement, valuations, corporate actions and the usual banking losses. In 1993, the $2.3 million decrease in operating and processing losses was due to further reduction in securities processing losses.

The $6.0 million increase in ``other'' expense is due to increased costs associated with operations outside the United States, a non-recurring credit in 1992, and increased charitable contributions. These were partially offset by lower expenses associated with other real estate owned and lower depository costs.


INCOME TAXES

Income tax expense charged to earnings was $97.6 million in 1993 and $96.1 million in 1992. The respective effective tax rates were 35.2% and 37.5%. The negative effect of the 1993 increase in the U.S. corporate income tax rate was more than offset by a higher level of tax credits from tax-advantaged financings and more tax-exempt revenue. The increase in the U.S. corporate income tax rate for 1993 lowered reported earnings per share for the year by $.03.

State Street adopted a new accounting standard for income taxes in 1993. The impact of the adoption was not material.


COMPARISON OF 1992 VERSUS 1991

In 1992, fully diluted earnings per share were $2.07, up 14% from $1.81 in 1991. The 1991 results were affected by a $56.2 million gain on the sale of the credit card loan portfolio, which increased earnings per share by $.43, and a cyclically high provision for loan losses due to the recession.

                                        FINANCIAL REVIEW
                               State Street Boston Corporation


In 1992, total revenue was $986.6 million, up 16%, or $134.2 million, from 1991. Fee revenue increased $139.0 million, or 25%, to $702.9 million. This increase resulted primarily from continued growth in fiduciary compensation, up $102.9 million, or 23%. More than half of the year-over-year increase in fiduciary compensation came from the mutual fund and master trust/master custody services. Total assets under custody were $1.3 trillion, up 23%. Total assets under management were $111.4 million, up 25%.

In 1992, net charge-offs declined $25.0 million, or 55%, and the outlook for credit quality improved, resulting in a $47.8 million reduction in the provision for loan losses.

In 1992, operating expenses were $716.4 million, up $107.9 million, or 18%, due to growth and development expense. Salaries and employee benefits, the largest category of expense, were $409.9 million, up 22%, due primarily to an increase in full-time staff and merit increases.


LINES OF BUSINESS

The estimated results for State Street's two lines of business are derived from internal accounting systems, which are continually refined to reflect organizational performance. These systems allocate to each business revenue and expenses related to the business, as well as certain corporate overhead, operations and systems development expenses. They also incorporate processes for allocating assets and liabilities to each business, including the interest rates appropriate to each allocation. Capital is allocated using the Federal regulatory guidelines as a basis, coupled with management's judgment regarding the operational risks inherent in the businesses. The capital allocations may not be representative of the capital levels that would be required if these two lines of business were independent business units.

This section of financial review presents the performance results of State Street's two lines of business: financial asset services and commercial lending. The following line-of-business information is based on management accounting practices that conform to and support the strategic objectives and management structure of State Street and are not necessarily comparable with similar information for any other banking company:


LINES OF BUSINESS                    Financial               Commercial
(Taxable equivalent basis,         Asset Services              Lending               Corporate
dollars in millions)           1993    1992     1991    1993    1992   1991      1993    1992   1991

Fee revenue                  $ 803.6  $ 670.7  $531.5  $ 36.5  $ 34.8  $32.4   $ (6.7) $ (2.6)  $ (.1)
Gain on sale of credit
   card portfolio                                                                                56.2
Net interest revenue           260.1    224.4   204.6    86.1    78.0   90.1     (8.3)   (6.4)   (2.3)
Provision for loan losses         .5              (.2)   10.8    12.2   60.2

  Total revenue              1,063.2    895.1   736.3   111.8   100.6   62.3    (15.0)   (9.0)   53.8
Operating expenses             769.0    630.7   517.1    64.5    63.6   69.5     28.8    22.1    21.9

  Income before income
     taxes                     294.2    264.4   219.2    47.3    37.0   (7.2)   (43.8)  (31.1)   31.9
Income taxes                   129.0    113.6    95.2    20.1    15.7   (3.0)   (31.2)  (19.5)   12.4

  Net Income                 $ 165.2  $ 150.8  $124.0  $ 27.2  $ 21.3  $(4.2)  $(12.6) $(11.6)  $19.5

Percentage contribution          92%      94%     89%     15%     13%    (3)%     (7)%    (7)%    14%

Average assets               $15,918  $13,525  $9,476  $2,251  $1,977  $2,098


FINANCIAL ASSET SERVICES. Financial asset services, which contributed 92% of State Street's net income in 1993, is comprised of the business components that service and manage financial assets worldwide. These include services for mutual funds and pension plans, both defined benefit and defined contribution; corporate trusteeship; and management of institutional financial assets and personal trust. A broad array of banking services is provided, including accounting, custody of securities, information services and recordkeeping; taking short-term customer funds onto State Street's balance sheet; investment management; foreign exchange trading; and cash management. Revenue for these services is reflected in fee revenue and net interest revenue.

In 1993, net income of $165.2 million increased $14.4 million, or 10%, from 1992. Total revenue growth of $168.1 million, or 19%, was offset by a $138.3 million, or 22%, increase in operating expenses.

The $168.1 million increase in total revenue was driven by a $132.9 million, or 20%, increase in fee revenue. This was primarily due to an $82.4 million, or 15%, increase in fiduciary compensation from accounting, custody of securities, information services, recordkeeping, trusteeships and investment management. Growth occurred across all product lines, with services for mutual funds contributing substantially to the year-over-year increase. Additional cross-border investing by customers contributed to a substantial increase in foreign exchange trading revenue. Growth in taxable equivalent net interest revenue of $35.7 million, or 16%, reflected an increase in short-term customer funds on the balance sheet, particularly noninterest-bearing demand deposits, interest-bearing foreign deposits and repurchase agreements. As interest rates declined, financial asset services benefitted from a wider spread between interest rates earned and paid, which was offset by the negative effect of a lower yield on interest-earning assets.

                                FINANCIAL REVIEW
                         State Street Boston Corporation


Operating expenses were $769.0 million and grew 22% over 1992, primarily in support of growth. In 1993, expenses also reflected an increase in strategic investments and the operating expenses resulting from acquisitions. Nearly all categories of expenses increased, with salaries and employee benefits, equipment, and subcustodian fees contributing substantially to the year-over-year increase.

COMMERCIAL LENDING. In 1993, commercial lending contributed 15% of net income. Net income increased $5.9 million, or 28%, due to higher net interest revenue and a $1.4 million lower provision for loan losses. Loan growth and wider loan spreads increased taxable equivalent net interest revenue $8.1 million, or 10%. Commercial and financial loans increased, due in part to additional secured overnight loans to securities brokers. Foreign loans grew from the expansion of trade finance, and lease financing loans increased.

CORPORATE. Corporate includes the impact of long-term debt; investment of corporate cash; tax credits from tax-advantaged financings, including writedowns of these investments in fee revenue; a gain on the sale of the credit card portfolio in 1991; operating expenses; and other corporate items. In 1993, these corporate items reduced net income by 7%.

COMPARISON OF 1992 VERSUS 1991. In 1992, net income from financial asset services increased $26.8 million, or 22%, due to a $158.8 million increase in revenue, partially offset by a $113.6 increase in expenses. Revenue growth was driven by a $139.2 million increase in fee revenue. Net income from commercial lending was $21.3 million in 1992, up from a loss of $4.2 million in 1991 due to a $60.2 million provision for loan losses in 1991. In 1992, corporate net income declined $31.1 million due to the sale of the credit card loan portfolio in 1991, which contributed $32.6 million to net income.


BALANCE SHEET REVIEW

State Street manages its balance sheet to support the needs of the financial asset services business. In 1993, deposits and liabilities increased from additional customers' funds, and short-term loans increased. While the balance sheet was expanded to meet customer needs, State Street continued to place high priority on maintaining its high credit and deposit ratings. The Corporation's unusual business mix results in a balance sheet with low credit risk. The business mix also affects State Street's approach to managing interest rate sensitivity, liquidity and risk.

LIABILITIES

State Street's balance sheet is liability driven. Growth in interest-earning assets is determined by growth in interest-bearing liabilities, stockholders' equity and other noninterest-bearing sources. State Street accommodates customers' transaction processing needs, which increases demand deposits, and their short-term investment needs through foreign deposits and repurchase agreements.

SOURCES OF FUNDS                                     Average Volume                Average Rate
(Dollars in millions)                           1993      1992      1991        1993     1992     1991
Interest-bearing deposits:
  Savings                                       $ 2,167   $ 2,154   $ 1,819     2.41%    3.16%    5.22%
  Time                                              157       162       307     2.88     3.86     6.00
  Foreign                                         4,954     3,955     2,648     2.95     4.42     6.55
    Total interest-bearing deposits               7,278     6,271     4,774     2.79     3.97     6.01
Federal funds purchased                             741       919       837     2.84     3.35     5.48
Securities sold under repurchase agreements       4,134     3,290     1,766     2.89     3.42     5.08
Other short-term borrowings                         216       194       156     3.78     4.27     5.29
Notes payable                                       511       389       234     3.90     4.74     8.69
Long-term debt                                      122       146       146     8.19     9.10     9.04
    Total interest-bearing liabilities           13,002    11,209     7,913     2.93     3.85     5.87
Other noninterest-bearing sources                 2,187     1,758     1,445
Stockholders' equity                              1,033       887       773
    Total sources                               $16,222   $13,854   $10,131

Interest-bearing liabilities increased $1.8 billion, or 16%, in 1993. Most of the growth was in interest-bearing deposits, which increased $1.0 billion, or 16%, over 1992. This increase was due to a higher balance of foreign deposits, up $1.0 billion, or 25%, reflecting additional deposits from investment managers of global portfolios. Savings deposits, primarily insured money market accounts held by corporate customers, remained stable, even in the declining interest rate environment.

Securities sold under repurchase agreements increased $844 million, or 26%, due to additional demand by customers, particularly mutual fund managers.

                                FINANCIAL REVIEW
                         State Street Boston Corporation


Notes payable increased $122 million. Bank notes were issued during the year under a program through which State Street Bank may issue up to $750 million of uninsured notes having maturities of 14 days to five years.

In September, State Street issued $100 million of 5.95% senior notes with a 10-year maturity. These notes were rated A1 by Moody's and AA- by Standard & Poor's. Proceeds from this issuance were used in part to retire $75 million of 8.50% senior notes. As a result of this and another refinancing, the average rate on long-term debt declined 91 basis points from 1992.

Growth in noninterest-bearing sources of funds contributed importantly to net interest revenue in 1993. Non-interest-bearing deposits increased $671 million, or 23%. The increase was due in part to two acquisitions, a mortgage subservicer and a municipal trust and agency unit, and to activity of mutual fund customers. Stockholders' equity increased $146 million, or 16%, over 1992.

ASSETS

These additional funds and deposits enabled State Street to increase interest-earning assets. In 1993, average interest-earning assets increased $2.4 billion, or 17%. Growth was mainly in investment securities, securities purchased under resale agreements and loans. Money market assets and investment securities constitute the major elements of State Street's assets. These assets, in comparison to loans, have less credit risk and are more marketable.


INTEREST-EARNING ASSETS                                 Average Volume                    Average Rate
(Dollars in millions)                            1993        1992        1991        1993     1992     1991
Interest-bearing deposits with banks             $ 5,022     $ 5,102     $ 3,646     4.01%    5.05%    7.19%
Securities purchased under resale agreements       3,255       2,603         913     3.14     3.75     5.63
Federal funds sold                                   413         330         305     3.06     3.51     5.83
Trading account assets                               369         226         152     4.21     4.45     7.80
Investment securities:
  U.S. Treasury and Federal agencies               2,077       1,703       1,417     5.75     6.80     8.16
  State and political subdivisions                   683         376         378     5.54     7.72     9.09
  Other investments                                1,827       1,444       1,212     5.33     6.09     8.32
    Total investment securities                    4,587       3,523       3,007     5.55     6.60     8.34
Loans:
  Commercial and financial                         1,865       1,556       1,583     4.81     5.64     7.88
  Real estate                                         97         114         144     6.97     7.11     8.47
  Consumer                                            53          66          90     6.81     7.65    10.39
  Foreign                                            282         117          87     5.82     6.08     7.43
  Lease financing                                    279         217         204     5.61     4.84     4.84
    Total loans                                    2,576       2,070       2,108     5.14     5.72     7.72
    Total interest-earning assets                $16,222     $13,854     $10,131     4.43     5.26     7.47

Interest-bearing deposits with banks are short-term instruments, primarily Eurocurrency placements, invested with foreign banks in Western Europe and the Asia/Pacific region. As of December 31, 1993, the average maturity of the Eurocurrency placements was 49 days.

In 1993, securities purchased under resale agreements increased $652 million as a result of satisfying customer demand for securities sold under repurchase agreement. These assets are fully collateralized by U.S. Treasury and Federal agency securities, and at year-end had an average maturity of 22 days.

The investment securities portfolio continued to expand during 1993 to $4.6 billion, or 25% of assets. State Street classifies its investment securities into two categories, held-for-investment and available-for-sale. The held-for-investment portfolio is used to invest depositors' funds, provide asset diversity and stabilize revenue. The available-for-sale portfolio is managed for total return.

The held-for-investment portfolio, which is carried at cost, is composed of investment-quality, asset-backed securities, U.S. Treasury and Federal agency securities, and bonds and notes of state and political subdivisions.
Based upon the expected principal payments, as of December 31, 1993, the weighted average life of the asset-backed securities portfolio was 1.3 years. Securities in this portfolio are highly rated; 96% were AAA as of December 31, 1993. U.S. Treasury and Federal agency securities had a weighted average life of 1.5 years. Bonds of state and political subdivisions were also of high quality, with a rating of A or better on 87% of the portfolio. The majority of the rest of the portfolio consisted of small, unrated issues of communities with ratings of A or better on their rated issues. The total portfolio of held-for-investment securities had net unrealized appreciation of $23.1 million at December 31, 1993.

The available-for-sale portfolio is composed of securities acquired with the intent to hold for an indefinite period of time, not necessarily until final maturity. At December 31, 1993, this portfolio had a balance of $1.2 billion and was comprised of U.S. Treasury and foreign government bonds. Available-for-sale securities are carried at the lower of cost or market. At December 31, 1993, the market value of these securities was $4.8 million higher than cost.

                                FINANCIAL REVIEW
                         State Street Boston Corporation


At year-end 1993, loans comprised 14% of State Street's assets, compared with over 55% for other banking companies of comparable size. One-third of the loan portfolio supports the short-term needs of financial asset services customers and securities brokers in conjunction with their trading and settlement activity. These are generally short-term, usually overnight, and are structured to have relatively low credit exposure.

In 1993, loans increased by $506 million, or 24%, with most of the growth in relatively low-risk loans to customers of the financial asset services business and to securities brokers. Foreign loans increased $165 million due to expanding trade finance activities, including a second-quarter acquisition of an Australian merchant bank, which added $68 million in loans, and an increase in transaction loans associated with cross-border investing. Lease financing increased $62 million.

INTEREST RATE SENSITIVITY MANAGEMENT

The objective of interest rate sensitivity management is to provide sustainable and stable net interest revenue under various economic environments and to protect asset values from adverse effects of changes in interest rates. State Street manages the structure of interest-earning assets and interest-bearing liabilities to meet revenue goals by adjusting the mix, yields and maturity or repricing characteristics based on changing market conditions. Interest-rate risk arises from differences in the timing of repricing assets and liabilities. Depending on the degree of difference, changes in interest rates and yield curves can result in an increase or decrease in net interest revenue and affect the valuation of assets and liabilities. Under policy guidelines approved by the Board of Directors, State Street seeks to limit interest-rate risk while using timing differences to manage net interest revenue.

One measure of interest-rate risk, as shown below, is the difference in asset and liability repricing on a cumulative basis within a specified time frame. State Street monitors the three-month, six-month and one-year cumulative net interest-earning assets, or gaps.

INTEREST SENSITIVITY POSITION AT DECEMBER 31, 1993          Interest Sensitivity Period
                                                                     in Months
(Dollars in millions)                               Balance    0-3      4-6    7-12    over 12
Interest-Earning Assets:
  Interest-bearing deposits with banks              $ 5,148  $ 4,113  $  999  $   36   $
  Other money market assets (1)<F1>                   1,624    1,618                         6
  Investment securities:
    Held for investment                               4,484    1,070     629     987     1,798
    Available for sale                                1,217    1,217
  Loans                                               2,202    1,597      42      50       513

    Total interest-earning assets                    14,675    9,615   1,670   1,073     2,317

Interest-Bearing Liabilities:
  Domestic deposits                                   2,141    1,969       9      12       151
  Foreign deposits (2)<F2>                            5,427    5,276     150       1
  Federal funds purchased and repurchase agreements   3,242    3,236       6
  Other interest-bearing liabilities (2)<F2>            748      394     150               204

    Total interest-bearing liabilities               11,558   10,875     315      13       355

Interest rate sensitivity position                            (1,260)  1,355   1,060     1,962
Cumulative interest rate sensitivity position                 (1,260)     95   1,155     3,117
Cumulative gap percentage (3)<F3>                                 (9)%     1%      8%       21%

- ------------
<F1>(1) Includes adjustment to normalize the one-day position.
<F2>(2) Includes financial futures and interest-rate swaps.
<F3>(3) Cumulative interest rate sensitivity position as a percent of earning assets.

The table shows State Street's year-end interest rate sensitivity position, measured by the earlier of repricing date or maturity, for various assets and liabilities. Non-maturity items, such as asset-backed securities and deposits, are reported in time periods based on management's evaluations of prepayments and repricing. Available-for-sale investment securities are reported in 0-3 months. The analysis indicates that the Corporation was liability sensitive in the short term - that interest-bearing liabilities are repricing faster than interest-earning assets - and that net interest revenue would improve when interest rates are falling and decrease when interest rates are rising. The level of rates is also an important determinant of net interest revenue.

                        F I N A N C I A L     R E V I E W
                         State Street Boston Corporation


State Street uses simulation models in managing interest-rate risk. The Corporation also uses duration and market valuation analyses to estimate and manage the changes in the value of equity due to changes in interest rates. These models and analyses indicate that the Corporation has low exposure to changes in interest rates.

State Street maintains flexibility in its balance sheet to adjust interest sensitivity. Since interest-bearing sources of funds are predominantly short-term, State Street maintains a generally short-term structure for interest-earning assets, including money market assets, investments and loans. Off-balance sheet financial instruments are used as part of overall asset and liability management. Financial futures and interest-rate swaps were used modestly during the year to maintain the Corporation's interest-rate exposure within policy limits. At December 31, 1993, $150 million of financial futures and $75 million of interest-rate swaps reduced short-term liability sensitivity.

LIQUIDITY

The primary objective of State Street's liquidity management is to ensure that the Corporation has sufficient funds to replace maturing liabilities, accommodate the transaction and cash management requirements of its customers, meet loan commitments and accommodate other corporate needs. Liquidity is provided from the ability to access global market sources of funding and gather additional deposits, and from maturing short-term assets, sale of available-for-sale securities and payment of loans.

State Street manages its assets and liabilities to maintain a high level of liquidity. The Corporation has an extensive and diverse funding base inside and outside the United States. A significant percentage of funding comes from customers who have other relationships with State Street, particularly those using financial asset services world-wide. Deposits are accessed through domestic as well as international treasury centers, providing a cost-effective geographically diverse source of funding. Significant funding is also provided from institutional customers' demand for repurchase agreements for their short-term investment needs. State Street maintains other funding alternatives, ensuring access to additional sources of funds if needed. Relationships are maintained with a variety of investors for a range of financial instruments, in various markets and time zones.

State Street maintains a large portfolio of liquid assets. At December 31, 1993, the portfolio included $5.1 billion of interest-bearing deposits with banks and $2.3 billion of securities purchased under resale agreements. Of the total $7.4 billion, $2.2 billion matures within one week, and nearly all matures within six months. Although not relied on for daily liquidity needs, the $1.2 billion available-for-sale portfolio of marketable securities provides a significant secondary source of liquidity.

State Street maintains strong liquidity ratios. When liquidity is measured by the ratio of liquid assets to total assets, State Street ranks among the highest of U.S. banking companies. Liquid assets consist of cash and due from banks, interest-bearing deposits with banks, Federal funds sold, securities purchased under resale agreements trading account assets and investment securities. At December 31, 1993, the Corporation's liquid assets were 80% of total assets.

State Street's high ratings as a corporation and depository enhance its liquidity. The Corporation's senior debt is rated AA- by Standard & Poor's, A1 by Moody's Investor Services and AA by IBCA, Inc. Depending upon the rating service, five or fewer of the largest 100 bank holding companies in the United States have higher ratings. State Street Bank's long-term certificate of deposit ratings are AA by Standard & Poor's, Aa2 by Moody's Investor Services and AA+ by IBCA, Inc. These ratings, as well as strong capital ratios, enhance State Street's liquidity by making its liabilities attractive to a large number of investors worldwide.

In August, 1993, a shelf registration became effective that allows the Corporation to issue up to $250 million of debt securities with maturities not to exceed 10 years. Proceeds from the first tranche of $100 million were used to redeem existing debt and will be used for general corporate purposes.

In 1994, State Street plans to begin issuing up to $200 million of commercial paper. This will be a source of additional funding for the Corporation and State Street Bank. The Consolidated Statements of Cash Flows on page 38 provide additional information.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The short maturity structure of State Street's assets and liabilities results in the fair value of its financial instruments equating to or closely approximating book value, with the exception of investment securities, which had appreciation of $28 million as of December 31, 1993. See Note S, page 50, for a further discussion.

                             FINANCIAL REVIEW
                       State Street Boston Corporation


CAPITAL

State Street maintains strong capital levels to support current operations and continued growth. State Street continues to generate capital internally at a high rate. In 1993, and in each of the preceding six years, capital was generated internally through the retention of earnings at a rate of 14% or higher. On December 31, 1988, stockholders' equity was $506 million. By December 31, 1993, it had increased to $1.1 billion, a 14% annual growth rate. In 1993, stockholders' equity increased $152 million, $140 million from retention of earnings and $12 million related to exercise of stock options and the conversions of debentures.

The Federal Reserve Board, State Street's principal regulator, has established risk-based capital guidelines that require minimum ratios of capital to risk-weighted assets and certain off-balance sheet exposures. The Board also maintains a leverage ratio that is a measure of capital to total average balance sheet assets.

The following table shows State Street's regulatory capital ratios as they compare to the minimum guidelines:

REGULATORY CAPITAL                                              Minimum
                                             December 31,      Regulatory
(Dollars in millions)                       1993      1992     Guidelines

Risk-based ratios:
  Tier 1 capital                            12.1%     13.2%        4%
  Total capital                             12.7      14.6         8
Leverage ratio                               5.3       5.9         3
Tier 1 capital                            $1,070    $  938
Total capital                              1,122     1,043
Risk-adjusted assets                       8,842     7,131

State Street has developed internal capital adequacy policies that focus on risk exposure rather than on asset levels. These policies place primary importance on the risk-based guidelines, particularly the Tier 1 risk-based capital ratio. This emphasis is appropriate to State Street's unusual balance sheet, which has a high degree of liquidity and low credit risk exposure. At year-end 1993, State Street's Tier 1 capital ratio of 12.1% significantly exceeded the regulatory guidelines and was among the strongest for large U.S. banking companies.

The significant increase in balance sheet assets during 1993 caused State Street's leverage ratio to decline to 5.3% from 5.9% in 1992. Because most balance sheet growth was in low-risk assets, which are assigned risk weights of 0% and 20%, the impact of this growth to the risk-based ratios was less. Moderate growth in off-balance sheet activity, which is included in the risk-based calculations, contributed to the decline in the risk-based ratios.

During 1992, bank regulators adopted five capital categories that are based on capital ratios and other factors and are applicable to banks for certain regulatory supervisory purposes. These categories range from ``well capitalized'' to ``critically undercapitalized.'' The ``well capitalized'' category requires that a bank maintain a minimum Tier 1 risk-based ratio of 6%, a minimum total risk-based capital ratio of 10% and a minimum leverage ratio of 5%. State Street manages and monitors its capital ratios to assure that they exceed the minimum standards for ``well capitalized.'' At December 31, 1993, State Street Bank had a Tier 1 risk-based capital ratio of 11.8%, a total risk-based capital ratio of 12.2% and a leverage ratio of 5.1%.

DIVIDENDS AND COMMON STOCK

State Street increased the quarterly dividend to stockholders twice during 1993, continuing the pattern of dividend increases that began in 1978. At year-end 1993, the dividend rate was 17% higher than at year-end 1992. Since 1988, dividends per share have increased at an annual rate of 15%. State Street's policy is to increase dividends at a rate that is consistent with long-term earnings growth and that will permit levels of internal capital generation sufficient to allow for the full development of strategic business opportunities. The dividend payout ratio was 22% for 1993.

                          FINANCIAL REVIEW
                    State Street Boston Corporation


There were 5,926 stockholders of record at year-end 1993.

The following table shows the quarterly dividends and market value per share for 1992 and 1993:

DIVIDENDS AND COMMON STOCK

                                MARKET PRICE                                    Market Price
            DIVIDENDS                   END OF             Dividends                      End of
            DECLARED    LOW     HIGH    PERIOD             Declared    Low      High      Period
1993                                              1992
First       $.120       $41     $49 1/8 $44 1/2   First    $.105       $29 1/4  $33 1/8   $32 1/8
Second       .130        29 1/4  45 3/4  33 1/8   Second    .110        30 1/4   38 3/4    35 3/4
Third        .130        31 3/4  35 3/4  35 5/8   Third     .110        33 5/8   39        36 7/8
Fourth       .140        35 3/8  39 3/4  37 1/2   Fourth    .120        35 3/8   44 7/8    43 3/4

RISK MANAGEMENT

In providing financial asset services globally, there are certain inherent risks which must be managed and controlled. These include counterparty credit risk, operations and settlement risk, and market risk. Risk management is an integral part of the Corporation's business activities. The credit and risk management function is centrally organized with close ties to the business units in order to identify and manage risks effectively. This structure allows for corporate risk management across the business areas while individual line areas remain responsible for risk management in their units. Continuing a trend of recent years, risk management resources are increasingly devoted to financial asset services.

Emphasis in risk management is placed on experienced staff and on establishing specific authorization levels and limits. Counterparties are subject to a rigorous credit approval process which covers the traditional lending services and global financial asset services for foreign exchange, credit facilities, placements, credit enhancement services, securities lending and securities clearing facilities. Concentration is managed in terms of business risk concentration, including specific industry lending concentrations and country limits, as well as limits on individual counterparties. Operating risk management cuts across most of the securities-related business areas of the Corporation and focuses on payment system risk management, overdraft monitoring and control, and global securities clearing and settlement.
In addition to specific authorization levels and limits, operating risk is also controlled through extensive automation, operating procedures and insurance. Market risk arises from price changes in various markets. Market risk from foreign exchange and trading activities is monitored and controlled through established limits on positions and aggregate limits based on estimates of potential loss of earnings under assumptions about changes in market conditions.

CREDIT RISK

Credit risk results from the possibility that a loss may occur if a counterparty becomes unable to meet the terms of a contract. State Street has policies and procedures to monitor and manage carefully all aspects of credit risk. These include a comprehensive credit review and approval process which involves the assignment of risk ratings to all loans and off-balance sheet credit exposures. The allowance for loan losses is available to cover potential losses from current credit exposure in the loan portfolio and certain off-balance sheet commitments.

At December 31, 1993, total non-performing assets were $37.9 million, a $14.9 million decrease from year-end 1992. Non-performing assets include $26.8 million of non-accrual loans, which was 1% of total volume, and $11.1 million of other real estate owned. It is State Street's policy to place a loan on non-accrual when either principal or interest becomes 60 days past due. In 1993, loans placed on non-accrual status were more than offset by charge-offs, payments, and the return to accrual status of several loans. Loans are returned to accrual status only when interest and principal payments are brought current and future payments are assured. The decline in other real estate owned resulted from property sales.

At December 31, 1993, non-accrual loans were being carried at 41% of their original value. Fully diluted earnings per share would have been $.xx higher had non-accrual loans performed according to their original terms.

In 1993, net charge-offs declined to $16.4 from $20.1 million in 1992. Net charge-offs as a percentage of average loans were .63% as compared to .97% for 1992.

The allowance for loan losses is increased by the provision for loan losses, which is a charge to current income. The appropriate level of the allowance is determined based on a thorough analysis of credit risk. At December 31, 1993, the allowance for loan losses was $54.3 million, or 2.03% of loans. This compares to an allowance of $57.9 million, or 2.89% of loans a year ago.
This decline reflects improvement in measures of credit quality, discussed above, and improvement in the outlook for general economic conditions and its effect on borrowers. The decline in the allowance for loan losses as a percentage of loans is also attributable to the growth in low-risk loan exposures to financial asset services customers.

                                FINANCIAL REVIEW
                         State Street Boston Corporation


The following table details the provision for loan losses and credit experience by type of loan:

CREDIT EXPERIENCE
(Dollars in millions)                   1993   1992   1991   1990   1989   1988
Provision for loan losses               $11.3  $12.2  $60.0  $45.7  $19.4  $15.6
Charge-offs                              18.5   23.5   47.8   48.1   23.7   14.3
Recoveries                                2.2    3.4    2.7    3.1    4.6    4.4
    Net loan charge-offs                 16.3   20.1   45.1   45.0   19.1    9.9
Allowance of subsidiary purchased         1.4
Allowance for loan losses, year-end      54.3   57.9   65.9   51.0   50.3   50.0
Net loan charge-offs by loan type:
  Commercial and financial              $14.0  $ 8.4  $32.2  $12.0  $ 5.2  $ (.2)
  Real estate                             1.3    9.8   10.9    9.3    1.5    3.2
  Consumer                                 .9     .9    1.6   22.4    9.9    7.3
  Foreign                                  .1    1.0     .4    1.3    2.5    (.4)

    Total net charge-offs               $16.3  $20.1  $45.1  $45.0  $19.1  $ 9.9

Non-performing loans:
  Commercial and financial              $25.0  $37.2  $30.6  $31.5  $ 5.5  $ 2.4
  Real estate                              .5     .9    7.9   22.7   13.5    7.3
  Other                                   1.3    2.2    2.4    2.3    2.8

    Total non-performing loans          $26.8  $40.3  $40.9  $56.5  $21.8  $ 9.7

Other real estate owned                 $11.1  $12.5  $15.4  $15.5
Ratios:
  Allowance to ending loans               2.03%  2.89%  3.46%  2.42%  2.04%  2.30%
  Net charge-offs to average loans         .63    .97   2.14   1.72    .77    .46
  Non-performing loans to total loans     1.00   2.01   2.15   2.68    .88    .44

OFF-BALANCE SHEET RISK

A description of State Street's management of the market and credit risk associated with off-balance sheet financial instruments such as foreign exchange contracts, indemnified securities lent, loan commitments and standby letters of credit is presented in Note P, page 49.

COUNTRY RISK

Country risk arises from borrowers' possible inability to repay because of the inconvertibility of their assets into dollars. At December 31, 1993, assets and commitments with country risk were $5.6 billion and included $4.8 billion of Eurocurrency placements with the balance consisting of loans, letters of credit, and foreign government bonds.

NEW ACCOUNTING DEVELOPMENTS

Statement of Financial Accounting Standards No. 115, ``Accounting for Certain Investments in Debt and Equity Securities'' is effective for fiscal years beginning after December 15, 1993. This statement requires that available-for-sale securities be reported at fair value, with any unrealized gains and losses, net of taxes, reflected as a separate component of stockholders' equity. Through December 31, 1993, State Street reported available-for-sale securities at the lower of amortized cost or market with any valuation adjustments reflected in fee revenue. At December 31, 1993, the fair value of the available-for-sale portfolio exceeded its aggregate amortized cost by $4.8 million. State Street will adopt this new statement in 1994. This could create variability in stockholders' equity.

Statement of Financial Accounting Standards No. 114, ``Accounting by Creditors for Impairment of a Loan,'' is effective for fiscal years beginning after December 15, 1994. This statement addresses how creditors should establish allowances for credit losses on individual loans determined to be impaired. State Street plans to adopt this new statement in 1995, and it is not expected to have a material impact.

                              APPENDIX TO EXHIBIT 13.2

    Narrative description of graphic and image material appearing in paper format version of Form 10-K.

    Pages 22, 23, 26 and 33 contain line graphs (bar charts) of Earnings Per Share, (Page 22); Fee Revenue Compared to Fiduciary Compensation, (Page 23); Net Interest Revenue -- Taxable Equivalent, (Page 26); Stockholders' Equity at Year-End and Dividends Per Share, (Page 33).

    The Data points comprising these graphs appear below in tabular format.

Page 22:

Earnings Per Share
(Fully Diluted)
(Dollars)

                                                Earnings
Year                                            Per Share
1988 .........................................    $1.20
1989 .........................................     1.38
1990 .........................................     1.55
1991 .........................................     1.81
1992 .........................................     2.07
1993 .........................................     2.33


Page 23:

Fee Revenue Compared to Fiduciary Compensation
(Millions of Dollars)

                                  Fiduciary        Fee
Year                            Compensation     Revenue
1988 ........................      $292.8        $397.5
1989 ........................       336.3         443.6
1990 ........................       381.3         502.9
1991 ........................       442.5         563.9
1992 ........................       545.4         702.9
1993 ........................       627.8         833.4


Page 26:

Net Interest Revenue -- Taxable Equivalent
(Millions of Dollars)

                                          Net Interest Revenue
Year                                       Taxable Equivalent
1988 ....................................       $215.7
1989 ....................................        232.5
1990 ....................................        291.6
1991 ....................................        292.3
1992 ....................................        295.9
1993 ....................................        337.9


Page 33:

Stockholders' Equity at Year-End
(Millions of Dollars)

                                          Stockholders' Equity
Year                                          at Year-End
1988 ....................................       $505.6
1989 ....................................        597.2
1990 ....................................        695.1
1991 ....................................        816.6
1992 ....................................        953.1
1993 ....................................      1,105.0


Dividends Per Share
(Dollars)

                                              Dividends
Year                                          Per Share
1988 ....................................       $.260
1989 ....................................        .300
1990 ....................................        .340
1991 ....................................        .385
1992 ....................................        .445
1993 ....................................        .520