Form 10-K, Exhibit 13
period 1993-12-31
STATE STREET BOSTON CORP
filed 1994-03-30
CIK 93751

EXHIBIT 13.3

TO OUR
Stockholders:

  For State Street, 1993 was a successful year of growth, evolution and investment in our future. Revenue grew 18%. Earnings per share were up 13%. Return on stockholders' equity was 17.4%. Financial assets in our custody grew 21% to $1.6 trillion, and assets under management reached $142 billion, up 28% over last year. At year-end, the dividend rate was 17% higher than a year ago. We have increased our dividend every six months for the past
15 years. These results are strong evidence that our strategy of leveraging information technology to develop a broad, integrated product line for servicing financial assets is working well.
  We surpassed $1 billion of revenue for the first time in 1993. We added important new customers worldwide in all our businesses, strengthened relationships with existing customers, and introduced new and innovative services. We transferred capabilities we had established in the United States to markets around the world and adapted them for local requirements. We are seeing the benefits of focusing on cross-selling products across our customer base. More and more, our customers are buying multiple services from us. We are making increased use of our balance sheet to accommodate customers' short-term cash needs in the form of repurchase agreements and multicurrency deposits. Over one-third of the loan portfolio supports the short-term borrowing requirements of our financial asset services customers and securities brokers.
  We are increasing efforts to continue our growth for the long term. We made a strategic decision to increase investment spending to approximately 10% of revenue for 1993 and 1994. We are investing in information technology, product development and geographic expansion. This higher level of investment spending will strengthen our leadership in the markets we serve and position us for long-term growth.
  Over the past years, we have chosen to look to the future, to take the long view -- and this has been the foundation of State Street's success.
In the late 1970s, we transformed ourselves from a regional bank to the leading U.S. securities custodian. Building on our strengths as the largest mutual fund custodian in the United States, we became the largest U.S.
master trustee/master custodian. In the 1980s, we reexamined the marketplace and decided to expand globally to support our customers' need for a global custodian and to penetrate non-U.S. markets.
  Achieving sustained growth depends on our continued transformation as a provider of a full range of integrated financial asset services.
We are leveraging our strengths - customer focus, advanced information technology and a highly professional global work force - to meet the demands of an increasingly competitive marketplace.
  Underpinning our customer focus is an obsession with quality service. Time after time, we win in the marketplace on the basis of references from satisfied customers, as well as the strength of our multi-currency accounting system; the capacity to support investment management with on-line systems; and an ability to deliver multiple products and services, not just traditional custody and accounting, quickly and effectively.
  We are making significant investments in our business. Two areas in which we are concentrating investment are new technology and reengineering.
We are developing Global Horizon Interchanger to meet our customers' sophisticated information needs. Interchange is an open architecture that will enable customers and their investment managers to integrate the transaction processing and accounting data we maintain for them with the information they receive from their own systems, as well as from other information providers. Interchange's underlying technology adapts to our customers' systems, allowing them to download information from State Street into their software applications, share data on their local area networks and choose the speed at which information is delivered. In addition to its powerful integration capabilities and increased speed of information delivery, the importance of Global Horizon Interchange is its ability to enhance productivity - for us and for our customers.
  As part of our reengineering effort, we are conducting an end-to-end review of core cash and securities processing workflows. The objectives are better product delivery, higher service quality, and a significant reduction in the unit costs of fundamental custody and accounting services. We expect to benefit significantly from this effort to improve our operating processes.
  We are taking action to stay ahead of the competition, and we will continue to capitalize on opportunities that arise as investors implement increasingly complex global investment strategies. As you will see in the following pages, we are aligned with large and growing markets around the world. Combining our advanced information technology with banking, trust, investment and securities processing capabilities, we continue to win new business and expand existing customer relationships.
  Our financial objective remains sustainable real growth in earnings per share. We believe this will create value for our stockholders over the long term.
It is also our goal to achieve superior long-term financial performance, which we translate into a return on equity of 18%. We are pleased that, given the increased level of investment spending, we achieved a 17.4% return on equity for 1993. Given our current assessment of our company and the markets we serve, our expectation is for continued double-digit earnings per share growth for the next few years. We are committed to continuing our transformation as we aim to be the leading global servicer of financial assets.
  Our success in 1993 was the result of the hard work of the 10,000 State Street employees around the world. We would like to take this opportunity to acknowledge and thank them for their contributions. Their creativity and dedication have driven our past success and will pave the way for our success in the future.



          Signature

Marshall N. Carter
Chairman and Chief Executive Officer



          Signature
David A. Spina
Vice Chairman