Form 10-K, Exhibit 13
period 1993-12-31
STATE STREET BOSTON CORP
filed 1994-03-30
CIK 93751

EXHIBIT 13.4

STATE STREET BOSTON CORPORATION CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES


                                CONSOLIDATED STATEMENT OF INCOME
                                 State Street Boston Corporation


(Dollars in thousands, except per share data)                          1993     1992      1991
INTEREST REVENUE
Deposits with banks                                                  $201,455  $257,615  $261,992

Investment securities:
  U.S. Treasury and Federal agencies                                  119,495   115,745   115,599
  State and political subdivisions (exempt from Federal tax)           25,185    19,345    22,923
  Other investments                                                    96,905    87,094    99,211
Loans                                                                 127,651   116,516   159,217
Securities purchased under resale agreements and Federal funds sold   114,979   109,149    69,201
Trading account assets                                                 13,198     8,932     9,645

    Total interest revenue                                            698,868   714,396   737,788

INTEREST EXPENSE
Deposits                                                              202,810   248,851   286,751
Other borrowings                                                      168,423   169,905   164,244
Long-term debt                                                         10,022    13,324    13,238
    Total interest expense                                            381,255   432,080   464,233

    Net interest revenue                                              317,613   282,316   273,555

Provision for loan losses - Note C                                     11,320    12,201    60,012

    Net interest revenue after provision for loan losses              306,293   270,115   213,543

FEE REVENUE
Fiduciary compensation                                                627,769   545,377   442,489
Other - Note K                                                        205,646   157,503   121,394

    Total fee revenue                                                 833,415   702,880   563,883
Gain on sale of credit card loan portfolio - Note J                                        56,200

    REVENUE BEFORE OPERATING EXPENSES                               1,139,708   972,995   833,626

OPERATING EXPENSES
Salaries and employee benefits - Note N                               479,168   409,888   336,764
Occupancy, net                                                         60,643    53,259    45,747
Equipment                                                             100,295    66,965    48,427
Other - Note L                                                        222,147   186,322   177,600

    Total operating expenses                                          862,253   716,434   608,538

    Income before income taxes                                        277,455   256,561   225,088
Income taxes - Note O                                                  97,626    96,118    85,818

    NET INCOME                                                       $179,829  $160,443  $139,270

EARNINGS PER SHARE
  Primary                                                               $2.36     $2.10     $1.86
  Fully diluted                                                          2.33      2.07      1.81

AVERAGE SHARES OUTSTANDING (in thousands)
  Primary                                                              76,193    76,235    74,969
  Fully diluted                                                        77,177    77,698    77,116


The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENT OF CONDITION
                         State Street Boston Corporation

(Dollars in thousands) December 31,                       1993                  1992
ASSETS
Cash and due from banks - Note R                        $ 1,469,395           $ 1,284,467
Interest-bearing deposits with banks                      5,148,249             4,803,246
Securities purchased under resale agreements - Note E     2,267,546             3,037,220
Federal funds sold                                          188,000               218,500
Trading account assets                                      159,446               164,566
Investment securities - Notes B and E:
  Held for investment (market value $4,507,248
   and $3,173,592)                                        4,484,104             3,151,774
  Available for sale (market value $1,221,921
   and $973,118)                                          1,217,095               940,563

   Total investment securities                            5,701,199             4,092,337
Loans - Note C                                            2,680,174             2,003,713
Allowance for loan losses                                   (54,316)              (57,931)

   Net loans                                              2,625,858             1,945,782

Premises and equipment - Notes D and G                      445,109               412,800
Customers' acceptance liability                              65,643                35,011
Accrued income receivable                                   280,976               216,362
Other assets                                                368,702               279,537

   TOTAL ASSETS                                         $18,720,123           $16,489,828


LIABILITIES
Deposits:
   Noninterest-bearing                                  $ 5,450,183           $ 4,373,491
   Interest-bearing:
     Domestic                                             2,140,457             2,269,002
     Foreign                                              5,427,231             4,417,574

   Total deposits                                        13,017,871            11,060,067

Federal funds purchased                                     269,083               623,670
Securities sold under repurchase
   agreements - Note E                                    2,972,928             2,751,416
Other short-term borrowings                                 469,265               135,047
Notes payable - Note F                                      149,990               336,381
Acceptances outstanding                                      65,928                35,420
Accrued taxes and other expenses - Note O                   373,152               309,933
Other liabilities                                           167,993               138,960
Long-term debt - Note G                                     128,939               145,799

   TOTAL LIABILITIES                                     17,615,149            15,536,693

Commitments and contingent liabilities - Notes P and Q

STOCKHOLDERS' EQUITY -- NOTES G, H, I AND R
Preferred stock, no par: authorized 3,500,000;
   issued none Common stock, $1 par: authorized
   112,000,000; issued 75,874,000 and 75,061,000             75,874               75,061
Surplus                                                      19,253                8,001
Retained earnings                                         1,009,847              870,073

   TOTAL STOCKHOLDERS' EQUITY                             1,104,974              953,135

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $18,720,123          $16,489,828


The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                         State Street Boston Corporation
(Dollars in thousands)                                    1993            1992          1991
OPERATING ACTIVITIES
Net income                                              $  179,829      $  160,443    $  139,270
Noncash charges for depreciation, amortization,
  provision for loan losses and foreclosed
  properties, and deferred income taxes                    163,858         117,924       117,029

    Net income adjusted for noncash charges                343,687         278,367       256,299
Adjustments to reconcile to net cash provided
   (used) by operating activities:
  Securities (gains) losses, net                           (15,375)        (12,274)       (3,340)
  Net change in:
    Accrued income receivable                              (64,614)         (9,947)       (2,145)
    Accrued taxes and other expenses                        21,286          12,187        35,823
    Trading account assets                                   5,120          89,415      (138,605)
    Other, net                                             (62,193)        (16,032)      (45,642)

     NET CASH PROVIDED BY OPERATING ACTIVITIES             227,911         341,716       102,390

INVESTING ACTIVITIES
Payments for purchases of:
   Held-for-investment securities                       (3,673,561)     (3,337,307)   (2,028,684)
   Available-for-sale securities                        (1,364,457)
   Lease financing assets                                 (426,313)       (194,897)     (135,779)
   Premises and equipment                                 (116,379)       (152,070)     (109,255)
Proceeds from:
   Maturities of held-for-investment securities          2,318,776       1,966,823     1,381,244
   Maturities of available-for-sale securities             167,399
   Sales of investment securities                                          522,012        37,884
   Sales of available-for-sale securities                 935,816
   Sale of credit card loan portfolio                                                    436,340
   Principal collected from lease financing                45,536           48,440        59,332
Net (payments for) proceeds from:
   Interest-bearing deposits with banks                  (345,003)        (972,443)     (886,364)
   Federal funds sold and securities
    purchased under resale agreements                     800,174          772,084    (2,809,364)
   Loans                                                 (617,280)       (84,044)        160,420

    NET CASH USED BY INVESTING ACTIVITIES              (2,275,292)    (1,431,402)     (3,694,226)

FINANCING ACTIVITIES
Proceeds from issuance of:
   Long-term debt                                          99,025
   Notes payable                                                        149,868
   Nonrecourse debt for lease financing                   347,042       146,424         107,742
   Common and treasury stock                                6,035         5,810           3,261
Payments for:
   Maturity of notes payable                                           (100,000)       (100,000)
   Nonrecourse debt for lease financing                   (38,695)      (39,572)        (42,902)
   Long-term debt                                        (114,213)         (650)           (591)
   Cash dividends                                         (39,297)      (33,293)        (28,415)
Net proceeds from (payments for):
   Deposits                                             1,957,804      2,328,706      1,073,724
   Short-term borrowings                                   14,608     (1,099,901)     2,192,726

    NET CASH PROVIDED BY FINANCING ACTIVITIES           2,232,309      1,357,392      3,205,545

    NET INCREASE (DECREASE)                               184,928        267,706       (386,291)

Cash and due from banks at beginning of period           1,284,467     1,016,761      1,403,052

    CASH AND DUE FROM BANKS AT END OF PERIOD            $1,469,395    $1,284,467     $1,016,761

SUPPLEMENTAL DISCLOSURE
   Interest paid                                        $  382,310    $  440,335     $  462,268
   Income taxes paid                                        56,370        63,497         58,415

The accompanying notes are an integral part of these financial statements.







                        CONSOLIDATED STATEMENT OF CHANGES
                             IN STOCKHOLDERS' EQUITY
                         State Street Boston Corporation


                                                  COMMON                  RETAINED     TREASURY
(Dollars in thousands)                            STOCK       SURPLUS     EARNINGS     STOCK        TOTAL
BALANCE AT DECEMBER 31, 1990                      $36,824     $29,956     $634,896     $(6,622)   $  695,054
  Net income                                                               139,270                   139,270
  Cash dividends declared - $.385 per share                                (28,415)                  (28,415)
  Issuance of common and treasury stock -
    671,066 net shares                                396       3,911                    6,622        10,929
  Foreign currency translation                                                (269)                     (269)

BALANCE AT DECEMBER 31, 1991                       37,220     33,867        745,482       --         816,569
  Net income                                                                160,443                  160,443
  Cash dividends declared - $.445 per share                                 (33,293)                 (33,293)
  Stock dividend, two-for-one split                37,318    (37,318)
  Issuance of common stock - 523,346 net shares       523     11,452                                  11,975
  Foreign currency translation                                               (2,559)                  (2,559)

BALANCE AT DECEMBER 31, 1992                       75,061      8,001        870,073       --         953,135
  Net income                                                                179,829                  179,829
  Cash dividends declared - $.520 per share                                 (39,297)                 (39,297)
  Issuance of common stock - 812,902 net shares       813     11,252                                  12,065
  Foreign currency translation                                                 (758)                    (758)

BALANCE AT DECEMBER 31, 1993                      $75,874    $19,253     $1,009,847    $ --        $1,104,974


The accompanying notes are an integral part of these financial statements.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  A  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of State Street Boston Corporation (``State Street'') and its subsidiaries conform to generally accepted accounting principles. The significant policies are summarized below.


BASIS OF PRESENTATION: The consolidated financial statements include the accounts of State Street Boston Corporation and its subsidiaries, including its principal subsidiary, State Street Bank and Trust Company (``State Street Bank''). All significant intercompany balances and transactions have been eliminated upon consolidation. The results of operations of businesses purchased are included from the date of acquisition. State Street's investment in its 50%-owned affiliate, Boston Financial Data Services, Inc., is accounted for by the equity method. Certain previously reported amounts have been reclassified to conform to the current method of presentation. Where appropriate, number of shares and per share amounts have been restated to reflect a stock split in 1992 (see Note H). For the Consolidated Statement of Cash Flows, State Street has defined cash equivalents as those amounts included in the Statement of Condition caption, ``Cash and due from banks.''

SECURITIES: Debt securities are held in both the investment and trading account portfolios. In 1992, State Street modified its accounting policy for debt securities, classifying a portion of its investment portfolio as available for sale.

Debt securities for which there exist the ability and intent to hold to maturity are classified as held for investment and are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities classified as available for sale are intended to be held for indefinite periods of time, but not necessarily to maturity. Available-for-sale securities are carried at the lower of amortized cost or market, with any valuation adjustments reflected in fee revenue. Securities classified as available for sale are purchased in connection with State Street's interest-rate risk management and may be sold in response to changes in interest rates and other factors. Gains or losses on securities sold are computed based on identified costs and included in fee revenue. Trading account assets are held in anticipation of short-term market movements and for resale to customers. Trading account assets are carried at market value, and the resulting adjustment is reflected in fee revenue.

In 1993, Statement of Financial Accounting Standards No. 115, ``Accounting for Certain Investments in Debt and Equity Securities,'' was issued. This statement requires that available-for-sale securities be reported at fair value, with unrealized gains and losses, net of taxes, reported in a separate component of stockholders' equity. State Street will adopt this new statement in 1994.

LOANS AND LEASE FINANCING: Loans are placed on a non-accrual basis when they become 60 days past due as to either principal or interest, or when in the opinion of management, full collection of principal or interest is unlikely. When the loan is placed on non-accrual, the accrual of interest is discontinued, and previously recorded but unpaid interest is reversed and charged against current earnings.

Subsidiaries of State Street provide asset-based financing to customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value less unearned revenue. Revenue on direct financing leases is recognized on a basis calculated to achieve a constant rate of return on the outstanding net receivable balance. Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis calculated to achieve a constant rate of return on the outstanding investment in the leases, net of related deferred tax liabilities, in the years in which the net investment is positive. Gains and losses on residual values of leased equipment sold are included in fee revenue.

ALLOWANCE FOR LOAN LOSSES: The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, and the performance of individual credits in relation to contract terms. The provision for loan losses charged to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses.

In 1993, Statement of Financial Accounting Standards No. 114, ``Accounting by Creditors for Impairment of a Loan,'' was issued. This statement addresses how creditors should establish allowances for credit losses on individual loans determined to be impaired. State Street plans to adopt this new statement in 1995, and it is not expected to have a material impact.

PREMISES AND EQUIPMENT: Premises, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charged to operating expenses are computed using the straight-line method over the estimated useful life of the related asset or the remaining term of the lease.

OTHER REAL ESTATE OWNED (OREO): OREO includes properties acquired in satisfaction of debt and loans considered to be in-substance foreclosures. The properties are carried at the lower of cost or fair market value and are included in other assets. Reductions in carrying value are recognized through charges to other operating expenses. The costs of maintaining and operating foreclosed properties are expensed as incurred.

FOREIGN CURRENCY TRANSLATION: The assets and liabilities of foreign operations are translated at month-end exchange rates, and revenue and expenses are translated at average monthly exchange rates. Gains or losses from the translation of the net assets of certain foreign subsidiaries, net of foreign currency hedges and related taxes, are credited or charged to retained earnings. Gains or losses from other translations are included in fee revenue.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  A  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN EXCHANGE TRADING: Foreign exchange trading positions are valued daily, at prevailing exchange rates, and the resulting gain or loss is included in fee revenue.

INTEREST-RATE CONTRACTS: State Street uses interest-rate contracts as part of its overall interest-rate risk management. Gains and losses on interest-rate futures and option contracts that are designated as hedges and effective as such are deferred and amortized over the remaining life of the hedged assets or liabilities as an adjustment to interest revenue or expense. Interest-rate swap contracts that are entered into as a part of interest-rate management are accounted for using the accrual method as an adjustment to interest expense. Interest-rate contracts related to trading activities are adjusted to market value with the resulting gains or losses included in fee revenue.

INCOME TAXES: The provision for income taxes includes deferred income taxes arising as a result of reporting some items of revenue and expense in different years for tax and financial reporting purposes. In 1993, State Street adopted Statement of Financial Accounting Standards No. 109, ``Accounting for Income Taxes,'' which prescribes the liability method of accounting for income taxes. Prior years, which were accounted for under the deferral method, were not restated, and the impact of the adoption in 1993 was not material.

EARNINGS PER SHARE: The computation of primary earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Stock option grants are included only in periods when the results are dilutive. The computation of fully diluted earnings per share additionally includes the assumption that the convertible debt had been converted as of the beginning of each period, with the elimination of related interest expense less the income tax benefit.


NOTE  B  INVESTMENT SECURITIES

Investment securities consisted of the following at December 31:

                                                    1993                                                1992
                                 BOOK            UNREALIZED           Market         Book          Unrealized           Market
(Dollars in thousands)           VALUE        GAINS      LOSSES        Value         Value       Gains      Losses       Value
HELD FOR INVESTMENT
U.S. Treasury and
  Federal agencies            $1,272,370     $11,522     $ 1,673     $1,282,219     $996,294     $13,980     $2,092     $1,008,182
State and political
  subdivisions                 1,083,879       7,006         494      1,090,391      450,980       5,432         83        456,329
Asset-backed securities        2,028,099       9,800       4,345      2,033,554    1,617,730       9,798      5,058      1,622,470
Other investments                 99,756       1,398          70        101,084       86,770         200        359         86,611
    Total                      4,484,104      29,726       6,582      4,507,248    3,151,774      29,410      7,592      3,173,592

AVAILABLE FOR SALE
U.S. Treasuries                1,121,605       9,000       4,597      1,126,008      940,563      32,898        343        973,118
Other investments                 95,490         423                     95,913
    Total                      1,217,095       9,423       4,597      1,221,921      940,563      32,898        343        973,118
    Total investment
      securities             $5,701,199      $39,149     $11,179     $5,729,169   $4,092,337     $62,308     $7,935     $4,146,710

The book and market value of investment securities by maturity at December 31, 1993, were as follows:

                              WITHIN        AFTER ONE    AFTER FIVE     AFTER
                              ONE YEAR      BUT WITHIN   BUT WITHIN      TEN
(Dollars in thousands)        OR LESS       FIVE YEARS    TEN YEARS      YEARS
HELD FOR INVESTMENT
Book value                   $2,550,772     $1,693,413     $196,563     $43,356
Market value                  2,558,234      1,705,662     $198,251     $45,101
AVAILABLE FOR SALE
Book value                      388,570        828,525
Market value                    396,394        825,527

The maturity of asset-backed securities is based upon the expected principal payments. Securities carried at $2,656,300,000 and $2,770,800,000 at December 31, 1993 and 1992, respectively, were designated as security for public and trust deposits, borrowed funds and for other purposes as provided by law.

During 1993, gains of $15,426,000 and losses of $51,000 were realized on sales of available-for-sale securities of $935,816,000. During 1992, gains of $14,201,000 and losses of $1,927,000 were realized on sales of investment securities of $522,012,000.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  C  LOANS

The loan portfolio consisted of the following at December 31:
(Dollars in thousands)                              1993               1992
Commercial and financial                         $1,889,143         $1,519,037
Real estate                                          94,073            105,156
Consumer                                             46,315             64,841
Foreign                                             325,142             62,918
Lease financing                                     325,501            251,761
    Total loans                                  $2,680,174         $2,003,713

Non-accrual loans                                $   26,804         $   40,277
  Interest revenue under original terms               2,796              4,470
  Interest revenue recognized                           812              1,449

Changes in the allowance for loan losses for the years ended December 31 were as follows:

(Dollars in thousands)                          1993        1992         1991
Balance at beginning of year                   $57,931     $65,888     $50,975
Provision for loan losses                       11,320      12,201      60,012
Loan charge-offs                               (18,545)    (23,514)    (47,770)
Recoveries                                       2,205       3,356       2,671
Allowance of subsidiary purchased                1,405
    Balance at end of year                     $54,316     $57,931     $65,888

Loans totaling $12,914,000 were restructured in 1993, are performing in accordance with their new terms and are accruing at a market rate. During 1993 and 1992, loans totaling $1,387,000 and $3,473,000 were transferred to other real estate owned.

NOTE  D  PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

(Dollars in thousands)                                     1993         1992
Buildings and land                                       $248,584     $237,554
Leasehold improvements                                     97,983       75,970
Equipment and furniture                                   395,895      319,084
                                                          742,462      632,608
Accumulated depreciation and amortization                (297,353)    (219,808)
    Total premises and equipment, net                    $445,109     $412,800

State Street has entered into noncancelable operating leases for premises and equipment. At December 31, 1993, future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more totaled $486,693,000. This consisted of $28,371,000, $26,832,000, $31,416,000,
$30,054,000 and $26,715,000 for the years 1994 to 1998, respectively, and
$343,305,000 thereafter. The minimum rental commitments have been reduced by sublease rental commitments of $10,581,000. Substantially all leases include renewal options.

Total rental expense amounted to $25,641,000, $23,194,000 and $21,535,000 in
1993, 1992 and 1991, respectively. Rental expense has been reduced by sublease revenue of $2,149,000, $3,515,000 and $879,000 in 1993, 1992 and 1991,
respectively.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  E  REPURCHASE AND RESALE AGREEMENTS

State Street enters into sales of U.S. Treasury and Federal agency securities (``U.S. Government securities'') under repurchase agreements, which are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. Government securities underlying the repurchase agreements remains in investment securities.

State Street enters into purchases of U.S. Government securities under agreements to resell the securities, which are recorded as securities purchased under resale agreements in the Consolidated Statement of Condition. These securities can be used as collateral for repurchase agreements. It is State Street's policy to take possession or control of the security underlying the resale agreement. The securities are revalued daily to determine if additional collateral is necessary.

NOTE  F  NOTES PAYABLE

At December 31, 1993, State Street Bank had outstanding $100 million of 5.65% Bank Notes with a two-year maturity and due April, 1994, and $50 million of 5.30% Bank Notes with a two-year maturity and due June, 1994. The Bank Notes, which are not subject to redemption, represent unsecured debt obligations of State Street Bank. The Bank Notes are neither obligations of or guaranteed by State Street and are recorded net of original issue discount.

NOTE  G  LONG-TERM DEBT

Long-term debt, less unamortized original issue discount, consisted of the following at December 31:

(Dollars in thousands)
                                                             1993        1992
 5.95% Notes due 2003                                      $ 99,634    $
 8.50% Notes due 1996                                                    74,856
 7.75% Convertible subordinated debentures due 2008           3,922       6,343
 9.50% Mortgage note due 2009                                25,304      26,018
10.13% Mortgage note due 1993                                            38,500
Other                                                            79          82
    Total long-term debt                                   $128,939    $145,799

The 5.95% and the 8.50% notes are unsecured obligations of State Street. The 8.50% notes were redeemed in November, 1993, at par.

The 7.75% debentures are convertible to common stock at a price of $5.75 per share, subject to adjustment for certain events. The debentures are redeemable, at the option of State Street, at a price of approximately 102.5%, declining annually to par by 1998. During 1993 and 1992, $2,422,000 and $602,000 of
debentures were converted into 422,716 and 104,677 shares of common stock, respectively. At December 31, 1993, 682,000 shares of authorized common stock have been reserved for issuance upon conversion.

The 9.5% mortgage note was fully collaterized by property at December 31, 1993. The aggregate maturities of this mortgage note for the years 1994 through 1998 are $785,000, $863,000, $948,000, $1,042,000 and $1,146,000, respectively. The
10.13% mortgage note was assumed with the purchase of property and matured in February, 1993.

In August, 1993, a shelf registration statement became effective that allows State Street to issue up to $250 million of unsecured debt securities. In September, 1993, State Street issued $100 million of 5.95% Notes due 2003, and the remaining balance of $150 million at December 31, 1993, is available for issuance.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  H  STOCKHOLDERS' EQUITY

In 1992, State Street distributed a two-for-one stock split in the form of a 100% stock dividend to stockholders. The par value of these additional shares was capitalized by a transfer from surplus to common stock.

In 1993, the Board of Directors authorized the repurchase of up to two million shares of State Street's common stock. Shares purchased under the authorization, if any, would be used for employee benefit plans. No purchases were made through December 31, 1993.

State Street has long-term incentive plans from which stock options, stock appreciation rights (SARs) and performance shares can be awarded. The exercise price of non-qualified and incentive stock options may not be less than fair value of such shares at date of grant and expire no longer than ten years from date of grant. Performance shares have been granted to officers at the policy-making level. Performance shares are earned over a performance period based on achievement of goals. Payment for performance shares is made in cash equal to the fair market value of the common stock after the conclusion of each performance period. Compensation expense related to performance shares was $2,126,000, $8,124,000 and $4,159,000 for 1993, 1992 and 1991, respectively.

Under the 1989 Stock Option Plan, options and SARs covering 2,800,000 shares of common stock may be issued. Under the 1990 Stock Option and Performance Shares Plan, options and SARs covering 2,000,000 shares of common stock and 2,000,000 performance shares may be issued. State Street has stock options and performance shares outstanding from previous plans under which no further grants can be made.
Option activity during 1993 and 1992 was as follows:




(In thousands, except per share amounts)                   Option Price
                                           Shares      Per Share        Total
Outstanding, December 31, 1991              3,016     $ 3.52-26.94     $48,862
  Granted                                     192      32.25-40.69       6,324
  Exercised                                  (526)      3.95-20.38      (6,138)
  Canceled                                    (22)     12.03-20.72        (355)
Outstanding, December 31, 1992              2,660       3.52-40.69      48,693
  Granted                                     160      32.38-45.31       7,057
  Exercised                                  (393)      3.52-20.38      (6,273)
  Canceled                                    (31)     11.23-45.31        (701)
Outstanding, December 31, 1993              2,396       3.95-45.31      $48,776

At December 31, 1993, 1,004,428 shares under options were exercisable and 2,903,000 shares under options and SARs were available for future grants. During 1991, 884,000 options were exercised at per share prices of $1.46 to $16.38.

NOTE  I  SHAREHOLDERS' RIGHTS PLAN

In 1988, State Street declared a dividend of one preferred share purchase right for each outstanding share of common stock. In 1992, State Street's common stock was split two-for-one in the form of a 100% stock dividend to shareholders. After giving effect to the split, under certain conditions, a right may be exercised to purchase one two-hundredths share of a series of participating preferred stock at an exercise price of $75, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 20% or more of State Street's common stock or after commencement or public announcement of an offer for 20% or more of State Street's common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquiror, having a market value of two times the then current exercise price of that right.

The rights expire in 1998 and may be redeemed at a price of $.005 per right at any time prior to expiration or the acquisition of 20% of State Street's common stock. Also, under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

NOTE  J  SALE OF CREDIT CARD LOAN PORTFOLIO

In January, 1991, State Street sold its $431,000,000 credit card loan portfolio resulting in a pre-tax gain of $56,200,000, which increased net income by $32,600,000, equal to $.44 primary and $.43 fully diluted per share.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  K  FEE REVENUE - OTHER

The Other category of fee revenue consisted of the following for the years ended December 31:

(Dollars in thousands)                        1993         1992         1991
Foreign exchange trading                    $ 82,705     $ 57,904     $ 39,255
Processing service fees                       46,083       30,414       19,765
Service fees                                  40,038       31,281       23,330
Securities gains, net                         15,375       12,274        3,340
Bank card fees                                 4,254        4,930       13,278
Trading account profits                        3,740        2,714        4,330
Other                                         13,451       17,986       18,096
    Total fee revenue - other               $205,646     $157,503     $121,394

NOTE  L  OPERATING EXPENSES - OTHER

The Other category of operating expenses consisted of the following for the years ended December 31:

(Dollars in thousands)                    1993         1992         1991
Contract services                       $ 64,080     $ 45,364     $ 47,344
Professional services                     35,358       30,120       24,703
Telecommunications                        21,326       18,119       14,673
Advertising and sales promotion           18,672       15,079       11,098
Postage, forms and supplies               17,927       16,847       16,448
FDIC and other insurance                  17,263       16,906       12,438
Operating and processing losses            4,745        6,965       17,702
Other                                     42,776       36,922       33,194
    Total operating expenses - other    $222,147     $186,322     $177,600

NOTE  M  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations:
(In thousands, except                                 1993 QUARTERS                                  1992 Quarters
per share data)                        FOURTH       THIRD      SECOND      FIRST       Fourth      Third       Second      First
Interest revenue                      $186,832    $176,820    $171,831   $163,385     $169,429    $179,363    $183,606    $181,998
Interest expense                       103,959      93,823      96,336     87,137       94,614     107,801     115,123     114,542
  Net interest revenue                  82,873      82,997      75,495     76,248       74,815      71,562      68,483      67,456
Provision for loan losses                2,880       2,880       2,880      2,680        2,495       1,897       1,906       5,903
Net interest revenue
  after provision for
  loan losses                           79,993      80,117      72,615     73,568       72,320      69,665      66,577      61,553
Fee revenue                            222,670     211,432     205,306    194,007      183,758     182,036     169,587     167,499
  Total revenue                        302,663     291,549     277,921    267,575      256,078     251,701     236,164     229,052
Operating expenses                     229,100     218,425     211,609    203,119      188,787     183,728     175,138     168,781
  Income before income
    taxes                               73,563      73,124      66,312     64,456       67,291      67,973      61,026      60,271
Income taxes                            25,879      26,851      23,095     21,801       23,653      26,101      22,325      24,039
  Net Income                          $ 47,684    $ 46,273    $ 43,217   $ 42,655       43,638    $ 41,872    $ 38,701    $ 36,232

Earnings Per Share:
  Primary                                 $.62        $.61        $.57       $.56         $.57        $.55        $.51        $.48
  Fully diluted                            .62         .60         .56        .55          .56         .54         .50         .47
Average Shares Outstanding:
  Primary                               76,399       76,167     76,046     76,749       76,470      76,315      76,137      75,985
  Fully diluted                         77,224       77,141     77,120     77,851       77,745      77,514      77,409      77,256

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  N  EMPLOYEE BENEFIT PLANS

State Street and its U.S. subsidiaries participate in a noncontributory cash balance defined benefit plan covering employees based on age and service. The plan provides individual account accumulations that are increased annually based on salary, service and interest credits. State Street uses the projected unit credit method as its actuarial valuation method. It is State Street's funding policy to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Employees in non-U.S. offices participate in local plans, and the cost of these plans is not material.

The following table sets forth the primary plan's funded status, actuarial assumptions and amounts recognized in the consolidated financial statements as of and for the years ended December 31:

(Dollars in thousands)                                                               1993         1992         1991
Accumulated benefit obligation:
  Vested                                                                           $ 91,186     $ 77,331     $ 68,110
  Nonvested                                                                          10,527        9,075        5,127
Additional benefits based on estimated future salary levels                          12,465       10,738       10,233
    Projected benefit obligation                                                    114,178       97,144       83,470
Plan assets at fair value, primarily listed stocks and fixed income securities      162,690      148,102      147,033
  Excess of plan assets over projected benefit obligation                            48,512       50,958       63,563
Unrecognized net asset at transition being amortized over 17.2 years                (19,771)     (21,699)     (23,627)
Unrecognized net gain                                                                (3,152)      (4,291)     (16,719)
Unrecognized prior service cost                                                      (3,770)      (4,042)      (4,313)
    Total prepaid pension expense included in other assets                         $ 21,819     $ 20,926     $ 18,904
Pension expense (income) included the following components:
  Service cost-benefits earned during period                                       $ 10,030     $  9,423     $  7,672
  Interest cost on projected benefit obligation                                       6,142        6,812        5,991
  Actual return on plan assets                                                      (22,874)      (8,306)     (28,637)
  Net amortization and deferral                                                       5,809       (9,951)       9,625
    Total pension income                                                           $   (893)    $ (2,022)    $  5,349)

Actuarial assumptions:
  Discount rate used to determine benefit obligation                                  7.50%        8.50%        9.00%
  Rate of increase in future compensation level                                       5.00%        5.00%        6.00%
  Expected long-term rate of return on plan assets                                   10.25%       10.25%       11.00%

State Street has an unfunded, non-qualified supplemental retirement plan that provides certain officers with defined pension benefits in excess of limits imposed by Federal tax law. At December 31, 1993, 1992 and 1991, the projected benefit obligation of this plan was $2,790,000, $2,174,000 and $1,986,000, and the related pension expense was $400,000, $430,000 and $95,000, respectively.

Total pension expense (income) for all plans was $2,050,000, $424,000 and $(3,631,000) for 1993, 1992 and 1991, respectively.

Employees of State Street Bank and certain subsidiaries with one or more years of service are eligible to contribute a portion of their pre-tax salary to a 401(k) Salary Savings Plan. State Street matches a portion of these contributions, and the related expenses were $5,942,000, $4,796,000 and $4,153,000 for 1993, 1992 and 1991, respectively.

State Street Bank and certain subsidiaries provide health care and life insurance benefits for retired employees. In 1993, Statement of Financial Accounting Standards No. 106, ``Employers' Accounting for Postretirement Benefits Other than Pension,'' was adopted. This statement requires that the costs associated with providing postretirement benefits be accrued during the active service periods of the employee, rather than expensing these costs as paid. State Street has elected to amortize the accumulated postretirement benefit obligation (APBO), which at the date of adoption was $22,100,000, over a 20-year period. State Street continues to fund medical and life insurance benefit costs on a pay-as-you go basis. In previous years, the cost of these benefits was expensed as claims were paid and was not material.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  N  EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table sets forth the financial status of the plan and amounts recognized in the consolidated financial statements as of and for the year ended December 31, 1993:

(Dollars in thousands)                                                  1993
Accumulated postretirement benefit obligation:
  Retirees                                                             $ 5,553
  Fully eligible active employees                                        5,333
  Other active employees                                                16,383
    APBO                                                                27,269
Unrecognized transition obligation                                     (20,968)
Unrecognized net loss                                                   (2,969)
    Accrued postretirement benefit cost                                $ 3,332
Postretirement expense included the following components:
  Service cost-benefits earned during the period                       $ 1,491
  Interest cost on APBO                                                  1,835
  Net amortization and deferral                                          1,104
    Total postretirement expense                                       $ 4,430

The discount rate used in determining the APBO was 7.5% and the assumed health care cost trend rate used in measuring the APBO was 14% in 1994, declining to 6% by 2005, and remaining at 6% thereafter. If the health care trend rate assumptions were increased by 1%, the APBO, as of December 31, 1993, would have increased by 8%, and the aggregate of service and interest cost for 1993 would have increased by 8%.

NOTE  O  INCOME TAXES

The provision for income taxes includes deferred income taxes arising as a result of reporting certain items of revenue and expense in different years for tax and financial reporting purposes. In 1993, State Street adopted Statement of Financial Accounting Standards No. 109, ``Accounting for Income Taxes,'' which prescribes the liability method of accounting for income taxes. The impact of the adoption in 1993 was not material.
The provision for income taxes included in the Consolidated Statement of Income consisted of the following:

(Dollars in thousands)                          1993        1992         1991
Current:
  Federal                                      $22,572     $30,643     $39,060
  State                                         16,665      19,799      26,444
  Foreign                                       16,456      10,893       8,131
    Total current                               55,693      61,335      73,635
Deferred:
  Federal                                       27,002      24,420       9,481
  State                                         14,931      10,363       2,702
    Total deferred                              41,933      34,783      12,183
    Total income taxes                         $97,626     $96,118     $85,818

Current and deferred taxes for 1991 and 1992 have been reclassified to reflect the tax returns as actually filed. Income tax benefits of $3,603,000, $5,570,000 and $4,397,000 in 1993, 1992 and 1991, respectively, related to certain employee stock option exercises were recorded directly to stockholders' equity and are not included in the table above. Income taxes related to net securities gains were $6,634,000, $5,118,000 and $1,412,000 for 1993, 1992 and 1991,
respectively.

Pre-tax income attributable to operations located outside the United States was $51,823,000, $34,723,000 and $20,785,000 in 1993, 1992 and 1991, respectively.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  O  INCOME TAXES (CONTINUED)

Significant components of the deferred tax liabilities and assets were as follows:

(Dollars in thousands)                                                  1993
Deferred tax liabilities:
  Lease financing transactions                                        $217,713
  Depreciation                                                          11,647
  Investment securities                                                  8,777
  Prepaid pension expense                                                8,155
  Other                                                                  7,693
    Total deferred tax liabilities                                     253,985
Deferred tax assets:
  Operating expenses                                                    26,682
  Allowance for loan losses                                             22,516
  Alternative minimum tax credit                                        11,589
  Other                                                                 10,317
    Total deferred tax assets                                           71,104
  Valuation allowance for deferred tax assets                           (3,228)
    Net deferred tax assets                                             67,876
    Net deferred tax liabilities                                      $186,109

At December 31, 1993, State Street had non-U.S. carryforward tax losses of $10,659,000 and U.S. tax credit carryforwards of $11,589,000. If not utilized, $6,413,000 of the losses will expire in the years 1995-2000. The credits and the remaining losses carry over indefinitely.

The provision for deferred income taxes for the years ended December 31, 1992 and December 31, 1991 consisted of the following:

(Dollars in thousands)                                      1992         1991
Lease financing transactions                               $30,771     $16,413
Provision for loan losses                                    3,363      (6,305)
Other, net                                                     649       2,075
    Total deferred                                         $34,783     $12,183

A reconciliation of the differences between the U.S. statutory income tax rate and the effective tax rates based on income before taxes is as follows:

                                                   1993       1992       1991
U.S. Federal income tax rate                       35.0%      34.0%      34.0%
Changes from statutory rate resulting from:
  State taxes, net of Federal benefit               7.1        7.8        8.5
  Tax exempt interest revenue,
    net of disallowed interest                     (3.6)      (3.1)      (4.4)
  Tax credits                                      (3.6)      (1.6)       (.4)
  Other, net                                         .3         .4         .4
    Effective tax rate                             35.2%      37.5%      38.1%

                       NOTES TO FINANCIAL STATEMENTS
                      State Street Boston Corporation


NOTE  P  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

State Street uses various off-balance sheet financial instruments to satisfy the financing needs of customers, manage interest-rate and currency risk and conduct trading activities. These instruments generate fee, interest or trading revenue. Associated with these instruments are market and credit risks that could expose State Street to potential losses.

Market risk relates to the possibility that financial instruments may change in value due to future fluctuations in market prices. Credit risk relates to the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The credit risk associated with off-balance sheet financial instruments is managed in conjunction with State Street's balance sheet activities. Historically, the credit losses experienced with respect to these instruments have been immaterial.

The following is a summary of the contractual or notional amount of State Street's off-balance sheet financial instruments:

(Dollars in millions)                                           1993      1992

Financial instruments whose contractual amounts represent
  credit risk:
    Loan commitments                                          $ 2,356    $ 1,595
    Standby letters of credit                                     799        471
    Letters of credit                                             140        115
    Indemnified securities lent                                12,432      9,582
Financial instruments whose contractual or notional amount
  exceeds the amount of credit risk:
    Foreign exchange commitments                               36,179     16,737
    Interest-rate contracts:
      Futures                                                     691         72
      Swap agreements                                             158        265

In conjunction with its lending activities, State Street enters into various commitments to extend credit and issues letters of credit. Loan commitments (unfunded loans and unused lines of credit), standby letters of credit and letters of credit are issued to accommodate the financing needs of State Street's customers. Loan commitments are essentially agreements by State Street to lend monies at a future date, so long as there are no violations of any conditions established in the agreement. Standby letters of credit and letters of credit commit State Street to make payments on behalf of customers when certain specified events occur.

These loan and letter-of-credit commitments are subject to the same credit policies and reviews as loans on the balance sheet. Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk. Approximately 70% of the loan commitments expire in one year or less from the date of issue. Since many of the extensions of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

On behalf of its customers, State Street lends their securities to creditworthy brokers and other institutions. In certain circumstances, State Street indemnifies its customers for the fair market value of those securities against a failure of the borrower to return such securities. State Street requires the borrowers to provide collateral in an amount equal to or in excess of 102% of the fair market value of the securities borrowed. The borrowed securities are revalued daily to determine if additional collateral is necessary. State Street held as collateral, cash and U.S. Government securities totaling $12.8 billion and $9.8 billion for indemnified securities at December 31, 1993 and 1992, respectively.

State Street enters into a variety of foreign exchange and interest-rate contracts with counterparties that may expose it to currency and interest-rate risk on behalf of its customers, in managing its own exposure and through trading activities. Foreign exchange and interest-rate futures contracts are commitments to buy or sell at a future date a currency or financial instrument at a contracted price, and may be settled in cash or through delivery of the contracted instrument. Interest-rate swap agreements involve the exchange of interest payments, either at a fixed or variable rate, based on a notional amount without the exchange of the underlying principal amount.

State Street's exposure from these foreign exchange and interest-rate contracts results from the possibility that one party may default on its contractual obligation or from movements in exchange or interest rates. The exposure to credit loss can be estimated by calculating the cost, on a present value basis, to replace at current market rates all profitable contracts outstanding at year-end. State Street minimizes its credit risk in this area by performing credit reviews of its counterparties and by conducting its activities through organized exchanges. There may be considerable day-to-day variation in exposure because of changing expectations of future currency values or interest rates. State Street actively manages its market risk exposure.

                        NOTES TO FINANCIAL STATEMENTS
                       State Street Boston Corporation


NOTE  Q  CONTINGENT LIABILITIES

State Street provides custody, accounting and information services to mutual fund, master trust/master custody/global custody, corporate trust and defined contribution plan customers; and investment management services to institutions and individuals. Assets under custody and management, held by State Street in a fiduciary or custody capacity, are not included in the Consolidated Statement of Condition since such items are not assets of State Street. Management conducts regular reviews of its responsibilities for these services and considers the results in preparing its financial statements. In the opinion of management, there are no contingent liabilities at December 31, 1993 that would have a material adverse effect on State Street's financial position or results of operations.

State Street is subject to pending and threatened legal actions that arise in the normal course of business. In the opinion of management, after discussion with counsel, these can be successfully defended or resolved without a material adverse effect on State Street's financial position or results of operations.

NOTE  R  CASH, DIVIDEND AND LOAN RESTRICTIONS

During 1993, subsidiary banks of State Street were required by the Federal Reserve Bank to maintain average reserve balances of $221,941,000.

State Street's principal source of funds for the payment of cash dividends to stockholders is from dividends paid by State Street Bank. Federal and state banking regulations place certain restrictions on dividends paid by subsidiary banks to State Street. At December 31, 1993, State Street Bank had $366,454,000 of retained earnings available for distribution to State Street in the form of dividends.

The Federal Reserve Act requires that extensions of credit by State Street Bank to certain affiliates, including State Street, be secured by specific collateral, that the extension of credit to any one affiliate be limited to 10% of capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

At December 31, 1993, consolidated retained earnings included $4,847,000 of undistributed earnings of Boston Financial Data Services, Inc., a 50%-owned affiliate.

NOTE  S  FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Accounting Standards No. 107 requires the calculation and disclosure of the fair value of financial instruments.

The short maturity of State Street's assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates reported book value. The following methods were used to estimate the fair value of financial instruments.

For financial instruments that have quoted market prices, those quotes were used to determine fair value. Financial instruments that have no defined maturity, have a remaining maturity of 180 days or less, or reprice frequently to a market rate, are assumed to have a fair value that approximates reported book value, after taking into consideration any applicable credit risk. If no market quotes were available, financial instruments were valued by discounting the expected cash flow(s) using an estimated current market interest rate for the financial instrument.

Fair value approximates reported book value for the following balance sheet captions: Cash and due from banks; Interest-bearing deposits with banks; Securities purchased under resale agreements; Federal funds sold; Deposits; Federal funds purchased; Securities sold under repurchase agreements; and Other short-term borrowings.

The reported book value and fair value for other balance sheet captions are as follows:

                                                1993                1992
                                          BOOK       FAIR      Book      Fair
(Dollars in millions)                     VALUE      VALUE     Value     Value

Investment securities                     $5,701    $5,729    $4,092    $4,147
Net loans (excluding leases)               2,300     2,301     1,696     1,697
Notes payable                                150       150       336       339
Long-term debt                               129       133       146       152

The fair value of off-balance sheet financial instruments is measured by determining the cost to close out the contract. The cost for interest-rate swap agreements is $1 million for 1993 and $4 million for 1992. There is no cost for loan commitments.

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE  T  FOREIGN ACTIVITIES

Foreign activities, as defined by the Securities and Exchange Commission, are considered to be those revenue-producing assets and transactions that arise from customers domiciled outside the United States.

Due to the nature of the Corporation's business, it is not possible to segregate precisely domestic and foreign activities. The determination of earnings attributable to foreign activities requires internal allocations for resources common to foreign and domestic activities. Subjective judgments have been used to arrive at these operating results for foreign activities. Interest expense allocations are based on the average cost of short-term domestic borrowed funds. Allocations for operating expenses and certain administrative costs are based on services provided and received.

The following data relates to foreign activities, based on the domicile location of customers, for the years ended and as of December 31:

(Dollars in thousands)                   1993          1992             1991
Condensed Statement of Income:
Interest revenue                      $  226,213     $  264,589     $  277,426
Interest expense                         158,392        209,094        231,646
    Net interest revenue                  67,821         55,495         45,780
Provision for loan losses                  1,073            467             23
Fee revenue                              129,942        107,350         79,769
    Total revenue                        196,690        162,378        125,526
Operating expenses                       140,492        117,887         82,859
    Net income before taxes               56,198         44,491         42,667
Income taxes                              22,171         20,380         20,604
    Net Income                        $   34,027     $   24,111     $   22,063
Assets:
Interest-bearing deposits with banks  $5,148,201     $4,803,196     $3,830,803
Loans and other assets                   645,579        253,896        175,515
    Total Assets                      $5,793,780     $5,057,092     $4,006,318

NOTE  U  FINANCIAL STATEMENTS OF STATE STREET BOSTON CORPORATION (PARENT ONLY)

Statement of Condition
(Dollars in thousands) December 31,                    1993            1992
Assets
Cash and due from banks                             $      454      $       80
Securities purchased under resale agreements            65,068          28,578
Investment securities - available for sale              35,030          35,161
Investment in consolidated subsidiaries:
  Bank                                               1,067,080         931,669
  Nonbank                                               39,940          37,290
Investment in unconsolidated affiliate                  11,364           9,698
Capital notes of bank subsidiary                        18,211          18,211
Notes receivable from nonbank subsidiaries               7,687           5,286
Other assets                                             2,383           1,996
    Total Assets                                    $1,247,217      $1,067,969

Liabilities
Accrued taxes and other expenses                       $27,985         $24,546
Other liabilities                                       10,624           9,007
Long-term debt                                         103,634          81,281
    Total Liabilities                                  142,243         114,834
Stockholders' Equity                                 1,104,974         953,135
    Total Liabilities and Stockholders' Equity      $1,247,217      $1,067,969

                          NOTES TO FINANCIAL STATEMENTS
                         State Street Boston Corporation


NOTE U FINANCIAL STATEMENTS OF STATE STREET BOSTON CORPORATION (PARENT ONLY) (CONTINUED)

Statement of Income
(Dollars in thousands)                                            1993          1992          1991
Dividends from bank subsidiary                                  $ 46,400      $ 28,500      $ 32,000
Dividends and interest revenue                                     4,228         5,208         6,329
Fee revenue                                                                        201
Gain on sale of credit card loan portfolio - Note J                                            9,993
    Total revenue                                                 50,628        33,909        48,322
Interest on long-term debt                                         7,276         6,926         7,106
Other expenses                                                     1,678         1,543         1,265
    Total expenses                                                 8,954         8,469         8,371
Income tax expense (benefit)                                      (1,873)       (1,544)        2,958
Income before equity in undistributed income of subsidiaries      43,547        26,984        36,993
Equity in undistributed income of subsidiaries and affiliate:
  Consolidated bank                                              132,688       132,464       101,303
  Consolidated nonbank                                             1,528           791           916
  Unconsolidated affiliate                                         2,066           204            58
                                                                 136,282       133,459       102,277
    Net Income                                                  $179,829      $160,443      $139,270


Statement of Cash Flows
(Dollars in thousands)                                            1993          1992           1991
Operating Activities
Net income                                                      $179,829      $160,443      $139,270
Equity in undistributed income of subsidiaries and affiliate    (136,282)     (133,459)     (102,277)
Other, net                                                         5,403         8,273        15,452
    Net Cash Provided by Operating Activities                     48,950        35,257        52,445
Investing Activities
Net (payments for) proceeds from:
  Investment in bank subsidiary                                                (40,500)
  Investment in nonbank subsidiary                                (1,000)
  Securities purchased under resale agreement                    (36,491)       37,774         2,192
  Investment securities                                                         (5,135)      (20,444)
  Notes receivable from nonbank subsidiaries                      (2,248)          500           500
  Other, net                                                         400          (548)       (9,490)
    Net Cash Used by Investing Activities                        (39,339)       (7,909)      (27,242)
Financing Activities
Proceeds from issuance of long-term debt                          99,025
Payment of long-term debt                                        (75,000)
Proceeds from issuance of common and treasury stock                6,035         5,810          3,261
Payments for cash dividends                                      (39,297)      (33,293)       (28,415)
    Net Cash Used by Financing Activities                         (9,237)      (27,483)       (25,154)
    Net Increase (Decrease)                                          374          (135)            49
Cash and due from banks at beginning of period                        80           215            166
    Cash and Due from Banks at End of Period                    $    454        $   80        $    215

               REPORT OF INDEPENDENT AUDITORS


The Stockholders and Board of Directors
State Street Boston Corporation


We have audited the accompanying consolidated statements of condition of State Street Boston Corporation as of December 31, 1993 and 1992, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of State Street Boston Corporation at December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                                    /s/Ernst & Young


Boston, Massachusetts
January 13, 1994


                  SUPPLEMENTAL FINANCIAL DATA
                State Street Boston Corporation


CONDENSED AVERAGE STATEMENT OF CONDITION WITH NET INTEREST REVENUE ANALYSIS
(TAXABLE EQUIVALENT BASIS)                                          1993

                                                    AVERAGE              AVERAGE
(Dollars in millions)                               BALANCE   INTEREST    RATE
ASSETS
Interest-bearing deposits with banks                $ 5,022    $201.6     4.01%
Securities purchased under resale agreements          3,255     102.4     3.14
Federal funds sold                                      413      12.6     3.06
Trading account assets                                  369      15.6     4.21
Investment securities:
  U.S. Treasury and Federal agencies                  2,077     119.5     5.75
  State and political subdivisions                      683      37.8     5.54
  Other investments                                   1,827      97.4     5.33

    Total investment securities                       4,587     254.7     5.55
Loans:
  Commercial and financial                            1,865      89.8     4.81
  Real estate                                            97       6.8     6.97
  Consumer                                               53       3.6     6.81
  Foreign                                               282      16.4     5.82
  Lease financing                                       279      15.7     5.61

    Total loans                                       2,576     132.3     5.14

    TOTAL INTEREST-EARNING ASSETS                    16,222     719.2     4.43

Cash and due from banks                                 911
Allowance for loan losses                               (58)
Premises and equipment                                  435
Customers' acceptance liability                          33
Other assets                                            626

    TOTAL ASSETS                                    $18,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  Savings                                           $ 2,167      52.2     2.41
  Time                                                  157       4.5     2.88
  Foreign                                             4,954     146.1     2.95

    Total interest-bearing deposits                   7,278     202.8     2.79
Federal funds purchased                                 741      21.0     2.84
Securities sold under repurchase agreements           4,134     119.4     2.89
Other short-term borrowings                             216       8.2     3.78
Notes payable                                           511      19.9     3.90
Long-term debt                                          122      10.0     8.19

    TOTAL INTEREST-BEARING LIABILITIES               13,002     381.3     2.93

Noninterest-bearing deposits                          3,623
Acceptances outstanding                                  34
Other liabilities                                       477
Stockholders' equity                                  1,033

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $18,169

    Net interest revenue                                       $337.9

    Excess of rate earned over rate paid                                  1.50%

    NET INTEREST MARGIN*<F1>                                              2.08%

<F1>*Net interest margin is taxable equivalent net interest revenue divided by average interest-earning assets.


            1992                        1991                         1990                         1989
Average             Average   Average            Average   Average            Average   Average            Average
Balance   Interest   Rate     Balance  Interest   Rate     Balance  Interest   Rate     Balance  Interest   Rate
$ 5,102    $257.7    5.05%   $ 3,646    $262.1    7.19%   $ 2,733    $252.7    9.25%   $ 1,389    $137.2    9.88%
  2,603      97.6    3.75        913      51.4    5.63        246      20.0    8.12        149      13.1    8.98
    330      11.6    3.51        305      17.8    5.83        470      38.2    8.14        484      45.0    9.24
    226      10.1    4.45        152      11.9    7.80        129      12.5    9.60        110       9.9    9.03

  1,703     115.7    6.80      1,417     115.6    8.16      1,634     138.4    8.47      1,706     137.4    8.06
    376      29.0    7.72        378      34.4    9.09        338      32.1    9.51        227      20.5    9.06
  1,444      87.9    6.09      1,212     100.8    8.32        776      70.8    9.13        421      38.8    9.21
  3,523     232.6    6.60      3,007     250.8    8.34      2,748     241.3    8.78      2,354     196.7    8.36

  1,556      87.7    5.64      1,583     124.7    7.88      1,590     152.0    9.56      1,498     149.6    9.99
    114       8.1    7.11        144      12.2    8.47        216      20.2    9.35        245      27.0   11.02
    66        5.0    7.65         90       9.3   10.39        521      82.5   15.85        463      68.2   14.74
    117       7.1    6.08         87       6.5    7.43        100       8.6    8.58         88       7.0    8.00
    217      10.5    4.84        204       9.9    4.84        194      10.3    5.31        173      10.1    5.83

  2,070     118.4    5.72      2,108     162.6    7.72      2,621     273.6   10.44      2,467     261.9   10.61

 13,854     728.0    5.26     10,131     756.6    7.47      8,947     838.3    9.37      6,953     663.8    9.55

    819                          775                          743                          599
    (67)                         (64)                         (56)                         (52)
    359                          269                          198                          170
     52                           61                           33                           70
    485                          402                          368                          349
$15,502                      $11,574                      $10,233                      $ 8,089

$ 2,154      68.0    3.16    $ 1,819     94.9     5.22    $ 1,370      96.8    7.05    $   951     74.3     7.81
    162       6.3    3.86        307     18.5     6.00        347      28.1    8.10        356     31.8     8.94
  3,955     174.6    4.42      2,648    173.4     6.55      2,223     189.3    8.52      1,096    104.5     9.53
  6,271     248.9    3.97      4,774    286.8     6.01      3,940     314.2    7.97      2,403    210.6     8.76
    919      30.8    3.35        837     45.9     5.48        828      65.6    7.93        377     33.9     8.99
  3,290     112.4    3.42      1,766     89.8     5.08      1,703     128.4    7.54      1,733    147.9     8.53
    194       8.3    4.27        156      8.3     5.29        125       9.1    7.28        135     11.8     8.76
    389      18.4    4.74        234     20.3     8.69        200      19.4    9.72        178     17.1     9.62
    146      13.3    9.10        146     13.2     9.04        114      10.0    8.70        117     10.0     8.59
 11,209     432.1    3.85      7,913    464.3     5.87      6,910     546.7    7.91      4,943    431.3     8.73
  2,952                        2,460                        2,301                        2,218
     52                           61                           33                           71
    402                          367                          342                          302
    887                          773                          647                          555
$15,502                      $11,574                      $10,233                      $ 8,089
           $295.9                      $292.3                        $291.6                      $232.5
                     1.41%                        1.60%                        1.46%                        .82%
                     2.14%                        2.89%                        3.26%                       3.34%
