Form 10-K, Exhibit 13
STATE STREET BOSTON CORP
filed 1995-03-29
CIK 93751

                                                                                                        EXHIBIT 13.1
FIVE YEAR SELECTED FINANCIAL DATA
SELECTED FINANCIAL DATA
State Street Boston Corporation
                                                                                                              Compound
                                                                                                               Growth
(Dollars in millions,                                                                                           Rate
except per share data)                   1994        1993        1992        1991        1990        1989       89-94
----------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (1)
Fee revenue .....................      $  981.0    $  833.4    $  702.9    $  563.9    $  502.9    $  443.6      17%
Gain on sale of credit card loan
  portfolio (1) .................                                              56.2
Interest revenue - taxable
  equivalent ....................         928.5       719.2       728.0       756.5       838.3       663.8       7
Interest expense ................         537.5       381.3       432.1       464.2       546.7       431.3       5
                                       --------    --------    --------    --------    --------    --------
Net interest revenue - taxable
  equivalent ....................         391.0       337.9       295.9       292.3       291.6       232.5      11
Provision for loan losses .......          11.6        11.3        12.2        60.0        45.7        19.4
                                       --------    --------    --------    --------    --------    --------
Total revenue ...................       1,360.4     1,160.0       986.6       852.4       748.8       656.7      16
Operating expenses ..............       1,016.4       862.3       716.4       608.5       544.6       478.0      16
                                       --------    --------    --------    --------    --------    --------
  Income before income taxes on
    a taxable equivalent basis ..         344.0       297.7       270.2       243.9       204.2       178.7      14
Income taxes ....................         112.8        97.6        96.1        85.8        66.1        59.2
Taxable equivalent adjustment ...          23.8        20.3        13.7        18.8        20.8        15.5
                                       --------    --------    --------    --------    --------    --------
Net Income ......................      $  207.4    $  179.8    $  160.4    $  139.3    $  117.3    $  104.0      15
                                       ========    ========    ========    ========    ========    ========
PER SHARE (2)
Earnings(1):
  Primary .......................      $   2.70    $   2.36    $   2.10    $   1.86    $   1.59    $   1.42      14
  Fully diluted .................          2.68        2.33        2.07        1.81        1.55        1.38      14
Cash dividends declared .........           .60         .52        .445        .385         .34         .30      15
Book value at year end ..........         16.10       14.56       12.70       10.97        9.51        8.29      14
Closing price ...................         28.63       37.50       43.75       32.13       17.44       19.63       8

ANNUAL AVERAGES
Interest-earning assets .........      $ 19,184    $ 16,222    $ 13,854    $ 10,131    $  8,947    $  6,953      23
Total assets ....................        21,903      18,169      15,502      11,574      10,233       8,089      22
Noninterest-bearing deposits ....         4,154       3,623       2,952       2,460       2,301       2,218      13
Long-term debt ..................           128         122         146         146         114         117       2
Stockholders' equity ............         1,182       1,033         887         773         647         555      16

RATIOS
Return on equity ................          17.5%       17.4%       18.1%       18.0%       18.1%       18.7%
Return on assets ................           .95         .99        1.03        1.20        1.15        1.29
Total risk-based capital ........          13.4        12.7        14.6        16.4        15.1        15.3
Internal capital generation rate           13.7        13.6        14.3        14.3        14.3        14.9
Leverage ........................           5.4         5.3         5.9         6.2         6.2         6.7
Employees at year end ...........        11,127      10,117       9,338       8,321       8,129       7,624       8

--------
<F1> Results  for 1991  include a  non-recurring  gain on the sale of the credit card loan portfolio, which increased net income by $32.6 million, equal to $.44 primary and $.43 fully diluted per share.
<F2> Per  share  amounts  for 1989 to 1991  have  been  restated  to  reflect  a two-for-one stock split distributed in 1992.