Form 10-K, Exhibit 13
STATE STREET BOSTON CORP
filed 1995-03-29
CIK 93751

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

                                                                    EXHIBIT 13.2

Management's Discussion and Analysis of Financial Condition and Results of Operations for the 3 years ended December 31, 1994

     This section provides a discussion and analysis of State Street Boston Corporation's consolidated results of operation for the three years ended December 31, 1994, its financial condition at year-end 1994 and its approach to risk management. It should be read in conjunction with the Financial Statements and Supplemental Financial Data.

    Narrative description of graphic and image material appearing in paper format version of Form 10-K.

    Pages 22 contains line graphs (bar charts) of Earnings Per
Share, and Total Revenue.

    The Data points comprising these graphs appear below in tabular format.

Earnings Per Share
(Fully Diluted)
(Dollars)

                                                Earnings
Year                                            Per Share
1989 ....................................         $1.38
1990 ....................................          1.55
1991 ....................................          1.81
1992 ....................................          2.07
1993 ....................................          2.33
1994 ....................................          2.68

Total Revenue
(Millions of Dollars)

Year                                         Total Revenue
1989 ....................................      $  656.7
1990 ....................................         748.8
1991 ....................................         852.4
1992 ....................................         986.6
1993 ....................................       1,160.0
1994 ....................................       1,360.4

RESULTS OF OPERATIONS
Summary
     State Street continued to grow rapidly and strengthened its global franchise in 1994. Earnings per share were $2.68 on a fully diluted basis, up $.35, or 15%, from $2.33 in 1993. Net income was $207.4 million, up from $179.8 million a year ago. Return on stockholders' equity was 17.5%, compared with 17.4% in 1993.

     Strong revenue growth continued. State Street attracted new customers with significant continuing and/or one-time revenue, and existing customers grew and used additional services. State Street's expanding product line facilitated revenue growth.

     In 1994, State Street benefited particularly from increased cross-border investing by customers worldwide. Non-U.S. securities under custody increased 51%, and the number of non-U.S. trades processed was up 47%. Non-U.S. securities require multicurrency accounting and other, more complex services; this is reflected in higher revenue received from servicing these assets. Mutual funds continued to grow worldwide. In addition, State Street continued to benefit from institutional investors' insatiable demand for information, driven by the increasingly competitive environment in which they operate.

     Since many customers generate various types of fee revenue and net interest revenue, State Street's focus is on total revenue. Total revenue is defined as fee revenue plus taxable equivalent net interest revenue, less the provision for loan losses. In 1994, fee revenue accounted for 72% of total revenue, clearly differentiating State Street from other major banking companies.

     Total revenue grew $200.4 million to $1.4 billion, up 17%, driven primarily by a $147.6 million, or 18%, increase in fee revenue. The year-over-year growth rate of revenue decelerated as 1994 progressed. Some of the factors causing this deceleration may continue in 1995. These include a slowdown in U.S. mutual fund growth and in the rate of cross-border investing from the United States, as well as rising interest rates.

     Operating expenses were $1.0 billion, up $154.1 million, or 18%, supporting growth. A higher than normal level of strategic investment spending continued. Capabilities were expanded, and capacity increased.

Fee Revenue
     In 1994, fee revenue was $981.0 million, up $147.6 million, or 18%, over 1993. Fiduciary compensation, the largest component of fee revenue, was $717.4 million, up $89.6 million, or 14%; foreign exchange trading revenue was $113.8 million, up $31.1 million, or 38%; and processing service fees were $66.8 million, up $20.7 million, or 45%.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

------------------------------------------------------------------------------------------------------------------------
FEE REVENUE                                                                                                    Compound
                                                                                                                Growth
                                                                                                       Change    Rate
(Dollars in millions)                   1994       1993       1992       1991       1990       1989     93-94    89-94
------------------------------------------------------------------------------------------------------------------------
Fiduciary compensation ..........      $717.4     $627.8     $545.4     $442.5     $381.3     $336.3      14%      16%
Foreign exchange trading ........       113.8       82.7       57.9       39.3       33.0       28.9      38       32
Processing service fees .........        66.8       46.1       30.4       19.8       20.2       26.3      45       20
Service fees ....................        47.2       40.0       31.3       23.3       18.1       16.2      18       24
Bank card fees ..................         3.6        4.3        4.9       13.3       26.5       26.5     (16)     (33)
Securities gains (losses), net ..         (.5)      15.4       12.3        3.3         .2       (3.9)      -        -
Other ...........................        32.7       17.1       20.7       22.4       23.6       13.3      91       20
                                       ------     ------     ------     ------     ------     ------
  Total fee revenue .............      $981.0     $833.4     $702.9     $563.9     $502.9     $443.6      18       17
                                       ======     ======     ======     ======     ======     ======

     FIDUCIARY COMPENSATION. Fiduciary compensation, the largest component of fee revenue, is derived from accounting, custody, information, investment management and trusteeship services. The fee charged is negotiated and is usually based on the volume of assets under custody or management, the number of securities held, portfolio transactions, income collected and the broadening array of other, value-added services such as daily pricing and securities lending.

     Fiduciary compensation increased $89.6 million, or 14%, to $717. 4 million in 1994. Growth in fiduciary compensation in 1994 came from growth in cross-border investing, non-U.S. operations and current customers who used additional and more complex services. The installation of new customers also added to revenue and provides a base for future growth.

     Asset-based fees are usually on a sliding scale. When the assets in a portfolio under management or custody grow as a result of market-value changes or cash inflows, State Street's fee may be a smaller percentage of those assets. Investment management fees are derived from a variety of products-including index funds, active quantitative strategies and traditional active management-all with different fee structures. Thus, changes in portfolio size do not always have a corresponding impact on State Street's revenue.

     Because of the broadening range of services used by customers, a decreasing percentage of total revenue is derived from asset-based fees. As a result, State Street's revenue is becoming less sensitive to changes in prices of securities. If equity values worldwide were to increase or decrease 10%, State Street estimates that this, by itself, would cause less than a 1% change in total revenue. Similarly, if bond values were to change by 10%, less than a 1% change in total revenue would be anticipated.

     While State Street's custody capabilities attract customers, less than 30% of fiduciary revenue is derived from mutual funds for whom State Street provides only basic custody, and from custody and portfolio accounting for customers other than mutual funds. Portfolio transactions account for less than 10% of fiduciary compensation.

     In addition to fiduciary compensation, certain financial asset services customers generate other types of fee revenue, particularly foreign exchange trading revenue and net interest revenue. Noninterest-bearing deposits from these customers comprise about 85% of total noninterest-bearing deposits available for investment. These customers also invest substantial short-term funds with State Street in the form of foreign deposits and other short-term liabilities, particularly repurchase agreements. Revenue from investing these deposits and funds is reported as interest revenue.

     MUTUAL FUND SERVICES. State Street is the largest custodian of mutual funds in the United States, servicing 35% of registered funds, and provides services to offshore funds and in-country funds outside the United States. In 1994, nearly half of the increase in fiduciary compensation came from servicing the mutual fund/collective investment fund industry worldwide. This growth in revenue reflected in part the full-year effect of strong net U.S. mutual fund sales in 1993. In 1994, new U.S. mutual fund sales slowed and were off 48% from a year ago.

     State Street's capabilities and offshore locations enabled it to benefit from increasingly complex global custody and accounting requirements of U.S., offshore and in-country funds. The increase in revenue reflected the growth of non-U.S. assets, particularly assets held in emerging markets, new funds, a 10% increase in the number of trades processed and 95 additional funds offering more than one class of shares.

     The total number of funds serviced increased 15%, from 2,140 at year-end 1993 to 2,463 at year-end 1994. New funds, primarily from existing customers, totaled 504 and were partially offset by transfers, liquidations, and mergers and consolidations. New daily-pricing and global-custody capabilities in Canada attracted Canadian mutual funds. Offshore mutual fund service centers in Canada, Luxembourg, Hong Kong and Grand Cayman saw a 31% increase in funds serviced, from 192 at year-end 1993 to 252 at year-end 1994.

     Mutual fund assets under custody declined 1% from year-end 1993 to year-end 1994. A decline in bond mutual funds was only partially offset by increases in equity funds and money market funds.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

     INSTITUTIONAL ASSET MANAGEMENT. State Street Global Advisors, which derives most of its revenue from managing assets for institutions, achieved revenue growth throughout its product line despite lackluster U.S. bond and equity markets. Particularly strong revenue growth came from non-U.S. locations and the management of international equities.

     Revenue growth from outside the United States was fueled in part by a late 1993 surge in sales of SICAVs (the equivalent of a mutual fund) in France that carried into the first quarter of 1994. The front-end fees on these funds are recorded at the time the funds are sold. In the United States, new customers for active emerging market and asset allocation strategies, increasing values of non-U.S. equities, and additional monies from existing customers for international passive products contributed importantly to revenue growth.

     MASTER TRUST/MASTER CUSTODY/GLOBAL CUSTODY. State Street provides custody, portfolio accounting, information and other, related services for retirement and other financial assets of corporations, public funds, endowments, foundations and nuclear decommissioning trusts.

     Revenue from service locations outside the United States grew 21%, with the increase coming from all regions serviced. Existing customers grew, and they used more services, including performance measurement and analytics, and securities lending. New customers using a broad range of services were added.

     In the United States, State Street is ranked as the largest servicer of tax-exempt assets for corporations and public funds. In 1994, revenue grew from new customers and growth of existing customers, partially offset by lost business. Revenue from securities lending was higher. Securities lending revenue is a function of the volume of securities lent and interest rate spreads on the specific securities lent. In 1994, total assets on loan increased 26% and spreads widened on non-U.S. fixed income instruments. Spreads declined on non-U.S. equities and U.S. equities and bonds. Securities lending revenue from all types of customers comprises less than 5% of total revenue.

     OTHER FIDUCIARY SERVICES. Personal trust revenue increased primarily as a result of new business and also because of a fee increase. Revenue from servicing defined contribution plans, such as 401(k) plans, and retirees also grew as a result of new business, attracted in part by a new customer-service workstation. The number of participant accounts serviced increased 42% to 1,157,000.

     Corporate trust revenue was essentially unchanged. The acquisition of a municipal trust and agency unit in the second quarter of 1993 contributed to
1994 revenue growth. 1993 was a very active year for the refinancing of residential mortgages and the issuance of municipal bonds. In 1994, the issuance of residential mortgage-backed securities in the United States was 57% lower than in 1993. Issuers continued to repay their debt, and mortgage holders continued to prepay their mortgages. One State Street customer began servicing its $47 billion of collateral at the end of May 1994. State Street continued to provide some services, and 30% of the revenue was retained. This reconfigured customer relationship explains most of the decline in the corporate trust-related assets shown in the Assets Under Custody table on page 25.

     ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT. Assets under custody, trusteeship and management serve to indicate the relative size of various types of customers and, in the context of market-value changes, as proxies for business growth. There is not a direct correlation between assets serviced and revenue. This is due to the increasing number of services used by many of State Street's customers and the declining percentage of revenue coming from asset-based basic custody fees, combined with the broad range of basis-point fees charged depending upon the specific service provided.

     U.S. bond values and equity-market values declined in 1994. From year-end 1993 to year-end 1994, total return in the U.S. bond market, as measured by the Lehman Brothers Aggregate Bond index, declined 3%, and values declined 10%. This compares with total return of 10% and a value increase of 3% in 1993. The U.S. equity market, as measured by the S&P 500 index, declined 2%, compared with an increase of 7% in the previous year. International equity markets, as measured in dollars by the EAFE index, increased 6%, which compares with an increase of 30% in 1993.

     In 1994, total assets under custody increased $44 billion, or 3%, to more than $1.6 trillion. The increase was primarily due to new business and reflected the growth of assets of existing customers. This was partially offset by reconfigured relationships and the effect of lower market values. As noted above, a corporate trust customer with $47 billion of assets under custody assumed custody of its own assets in 1994. Using simplifying assumptions, when changes in indices are applied to asset categories, the net market impact of lower U.S. bond and equity values, partially offest by increased values of non-U.S. equities, lowered assets under custody by approximately $10 billion in 1994.

     At year-end, approximately 35% of assets under custody were fixed income instruments, 35% were equities and 30% were short-term instruments. Non-U.S. securities comprised 12% of total assets under custody.

     In 1994, bonds under trusteeship increased $9 billion to $210 billion. New trusteeships of $28 billion were partially offset by a high volume of prepayments, calls, paydowns and a slowdown in bond issuances.

     Institutional assets managed increased to $154.5 billion, up $18.2 billion, or 13%, from year-end 1993. The $9.8 billion increase in equities and bonds reflected growth in both international equities and U.S. equities. An $8.7 billion, or 17%, increase in money market funds resulted from an increase in the cash collateral managed for State Street's securities-lending program.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

-----------------------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT                                                                      Compound
DECEMBER 31,                                                                                                           Growth
                                                                                                              Change    Rate
(Dollars in billions)                  1994        1993        1992         1991        1990        1989       93-94    89-94
-----------------------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY
Mutual funds/collective
  investment funds ..............   $  674.6     $  683.1     $  560.3     $  498.4     $429.3     $404.0       (1)%     11%
Customers in:
  North America:
    Master trust/master
     custody/global custody .....      663.9        574.1        465.9        335.2      250.3      242.0       16       22
    Corporate trust .............       46.8        104.0         93.2         66.9       47.0       35.3      (55)       6
    Insurance ...................       62.4         60.4         46.8         37.9       23.1       21.3        3       24
    Other .......................       95.1         83.7         83.9         71.3       66.0       61.1       14        9
  Europe ........................       25.2         20.0         13.2         13.2        9.5       11.2       26       18
  Asia/Pacific ..................       47.0         46.1         30.7         31.9       16.1       12.1        2       31
                                    --------     --------     --------     --------     ------     ------
      Total assets under custody    $1,615.0     $1,571.4     $1,294.0     $1,054.8     $841.3     $787.0        3       15
                                    ========     ========     ========     ========     ======     ======
BONDS UNDER TRUSTEESHIP
Corporate trust .................   $  210.0     $  201.0     $  136.0     $  132.0     $108.4     $ 60.7        4       28
                                    ========     ========     ========     ========     ======     ======
ASSETS UNDER MANAGEMENT
Institutional:
    Equities and bonds ..........   $   74.7     $   64.9     $   50.3     $   44.4     $ 34.4     $ 31.9       15       19
    Money markets ...............       60.4         51.7         37.1         21.9       14.0       10.8       17       41
    Employer securities .........       19.4         19.7         18.8         17.8       13.8       10.6       (2)      13
Personal ........................        6.0          5.8          5.2          4.8        3.4        3.5        3       11
                                    --------     --------     --------     --------     ------     ------
      Total assets under
       management ...............   $  160.5     $  142.1     $  111.4     $   88.9     $ 65.6     $ 56.8       13       23
                                    ========     ========     ========     ========     ======     ======

     FOREIGN EXCHANGE TRADING. In 1994, foreign exchange trading revenue was $113.8 million, up 38% from $82.7 million in 1993. State Street's foreign exchange customers are primarily money managers around the world, many of whom have custody relationships with State Street. These customers use foreign exchange contracts in order to trade securities and to protect the domestic value of their international investments. In 1994, there was an explosion of cross-border investing in the first quarter that continued through the second quarter. Rising interest rates worldwide, particularly in the United States, resulted in a general slowing of international investment activity in the second half of the year, particularly among global bond managers.

     In addition to cross-border investing activity, the opening of a branch in Sydney, Australia contributed to year-over-year revenue growth. The number of investment managers around the world, both custody-related managers and others for whom State Street trades foreign currencies, continued to increase.

     FEES AND OTHER REVENUE. Processing service fees were $66.8 million, up $20.7 million, or 45%, from 1993. Processing service fees are derived from mortgage servicing, processing unclaimed securities for state governments and corporations, card-replacement and other services for a bank-card association, and accounting services for retained-asset accounts of insurance companies. The increase in 1994 was due to the acquisition of an unclaimed property business in the fourth quarter of 1993, growth of the existing unclaimed securities processing business, additional mortgage loans serviced and an increase in the geographic scope of the services provided for the bank-card association.

     Service fees of $47.2 million were up $7.2 million, or 18%, from 1993. Revenue reflected the expansion of trade banking activities, including an acquisition in Australia in the second quarter of 1993 and increased volume in the Hong Kong branch. Investment banking fees, a recently introduced currency overlay product and bank service fees also contributed to revenue growth.

     There were net securities losses of $.5 million on the available-for-sale portfolio, compared with securities gains of $15.4 million in 1993. The available-for-sale portfolio is managed for total return, which is comprised of gains and/or losses and interest revenue. In 1994, nearly all revenue came in the form of interest revenue.

     The $15.4 million increase in other fee revenue was due to $8.7 million of currency-translation gains on the foreign bond investment portfolio, compared with translation losses of $2.4 million a year ago; put fees on tax-exempt secondary market securities backed by diverse pools of tax-exempt assets; growth and new business at Boston Financial Data Services, an affiliate engaged in mutual fund shareholder accounting; and sale of a foreclosed asset. These increases were partially offset by lower trading-account profits and less revenue from the disposition of leasing residuals.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

NET INTEREST REVENUE

     Net interest revenue is the interest revenue on earning assets reduced by the interest expense on interest-bearing liabilities that are used to fund these assets. State Street manages its balance sheet to support the growth of its financial asset services business worldwide. As a result, net interest revenue growth is being driven by increasing amounts of customer funds on the balance sheet. Throughout the year, State Street experienced strong growth as existing customer relationships expanded and new customers were added.

-------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE -- TAXABLE EQUIVALENT                                                                 Compound
                                                                                                            Growth
                                                                                                  Change     Rate
(Dollars in millions)                 1994      1993      1992      1991      1990      1989      93-94      89-94
-------------------------------------------------------------------------------------------------------------------
Interest revenue ...............     $904.7    $698.9    $714.3    $737.7    $817.5    $648.3
Taxable equivalent adjustment...       23.8      20.3      13.7      18.8      20.8      15.5
                                     ------    ------    ------    ------    ------    ------
                                      928.5     719.2     728.0     756.5     838.3     663.8
Interest expense ...............      537.5     381.3     432.1     464.2     546.7     431.3
                                     ------    ------    ------    ------    ------    ------
    Net interest revenue .......     $391.0    $337.9    $295.9    $292.3    $291.6    $232.5       16%        11%
                                     ======    ======    ======    ======    ======    ======

     In this analysis, net interest revenue is expressed on a fully taxable equivalent basis to adjust for the tax-exempt status of revenue earned on certain investment securities and loans. Taxable equivalent net interest revenue in 1994 was $391.0 million, up $53.1 million, or 16%, over 1993.

     Average interest-earning assets grew $3.0 billion, or 18%, to $19.2 billion, which contributed to the improvement in net interest revenue. Larger volumes of foreign deposits, repurchase agreements and noninterest-bearing deposits helped to fund the increase in interest-bearing assets. These additional short-term funds accommodated the transaction and investment needs of financial asset services customers. In addition, during the year, 90% of customers' cash balances were converted from subcustodian banks to State Street accounts. These non-U.S. transaction account deposits provide favorable spreads to State Street.

     U.S. market interest rates rose dramatically as the Federal Reserve tightened monetary policy by raising the federal funds rate from 3.00% to 5.50%, or 250 basis points, during 1994. Average overnight rates for the year increased by approximately 110 basis points, and the two-year Treasury rate rose 189 basis points. The average prime rate for 1994 also increased 114 basis points from last year. State Street's net interest revenue is sensitive to the level of market interest rates, particularly U.S. interest rates, due to its large volume of noninterest-bearing deposits. Contributing to the increase in net interest revenue was the investment of these noninterest-bearing sources of funds at higher rates.

     These positive factors were partially offset by a narrower spread between interest rates earned and paid, which decreased nine basis points to 1.41% in 1994 from 1.50% in 1993. Because State Street is liability sensitive in the short term-interest-bearing liabilities reprice faster than interest-earning assets-a rising-rate environment has a negative impact on the spread, as explained further in the interest rate sensitivity management discussion on page 32.

     NET INTEREST MARGIN. Net interest margin is defined as taxable equivalent net interest revenue expressed as a percentage of average interest-earning assets. The margin declined four basis points to 2.04% in 1994, compared with 2.08% in 1993. The narrower spread between interest rates earned and paid outweighed the benefits of asset growth and of increased volume of noninterest-bearing deposits. The contribution to the margin from noninterest-bearing sources was five basis points above 1993 as a result of the investment of these funds in higher yielding assets.


---------------------------------------------------------------------------------------------------------------------
NET INTEREST MARGIN                                            1994      1993      1992      1991      1990      1989
---------------------------------------------------------------------------------------------------------------------
Yield on interest-earning assets ......................        4.84%     4.43%     5.26%     7.47%     9.37%     9.55%
Rate on interest-bearing liabilities ..................        3.43      2.93      3.85      5.87      7.91      8.73
                                                               ----      ----      ----      ----      ----      ----
    Excess of rate earned over rate paid ..............        1.41      1.50      1.41      1.60      1.46       .82
Contribution of noninterest-bearing sources ...........         .63       .58       .73      1.29      1.80      2.52
                                                               ----      ----      ----      ----      ----      ----
    Net interest margin ...............................        2.04%     2.08%     2.14%     2.89%     3.26%     3.34%
                                                               ====      ====      ====      ====      ====      ====

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

     PROVISION FOR LOAN LOSSES. The provision for loan losses is the amount charged to income during the current period to maintain the allowance for loan losses at a level that management considers appropriate, relative to the level of risk in the loan portfolio and other extensions of credit. The provision for loan losses was $11.6 million in 1994, which compares with $11.3 million in 1993. Net charge-offs were $7.7 million, compared with $16.3 million a year ago.

     Additional discussion of the allowance for loan losses, asset quality, and loan charge-offs and recoveries is presented in the credit risk section on page 35.

OPERATING  EXPENSES

     In 1994, operating expenses were $1.0 billion, up $154.1 million, or 18%, with most of the increase supporting business growth. Higher than normal strategic investment spending continued.

     In 1993, State Street increased its level of investment spending to expand market leadership and to position it for future growth. In 1993 and 1994, strategic investment spending equaled 10% of total revenue. Investment spending is expected to decline over the course of 1995 to a more normal 8% level by the end of the year, averaging about 9% of revenue for the year.

     Investment  spending  is  for  information   technology,   core  processing
infrastructure, and product and market development. In 1994, significant enhancements were made to State Street Interchange(R), a message-based network architecture. This included the further automation of the pricing of forward foreign exchange contracts, variable expense processing for mutual funds and complex fixed income capabilities. A global cash management program linking accounting, custody and cash systems was installed, improving global cash management capabilities for investment managers and reducing settlement risk. Value-added products were created, including Private EdgeSM, which provides accounting, financial reporting and performance measurement for real-estate and venture-capital investments, and a core set of portfolio-management tools, known as the Fixed Income Workstation.

     In 1994, substantial benefits were realized from the ongoing investment spending program. Enhanced capabilities attracted new customers, and new products continued to generate incremental revenue. Global expansion continued to pay off, yielding more revenue from non-U.S. operations. Productivity and efficiency improved. Subcustody unit costs were reduced by 14%, and a significant portion of worldwide securities operations was consolidated in Massachusetts, resulting in greater efficiency.

--------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES                                                                                                COMPOUND
                                                                                                                   Growth
                                                                                                        Change      Rate
(Dollars in millions)                        1994      1993      1992      1991      1990      1989      93-94      89-94
--------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits ........    $  571.1   $479.2    $409.9    $336.8      $300.0  $264.8      19%        17%
Occupancy, net ........................        71.8     60.6      53.3      45.7        41.7    38.8      18         13
Equipment .............................       110.7    100.3      67.0      48.4        45.3    40.8      10         22
Contract services .....................        87.8     64.1      45.4      47.3        40.7    32.6      37         22
Professional services .................        47.5     35.4      30.1      24.7        19.2    14.0      34         28
Advertising and sales promotion .......        23.0     18.7      15.1      11.1        10.6     9.7      23         19
Telecommunications ....................        21.0     21.3      18.1      14.7        13.6    13.0      (1)        10
Postage, forms and supplies ...........        19.9     17.9      16.8      16.5        16.3    16.4      11          4
FDIC and other insurance ..............        19.0     17.3      16.9      12.4         7.4     7.8      10         19
Operating and processing losses .......          .2      4.7       7.0      17.7        15.0    17.4     (96)       (59)
Other .................................        44.4     42.8      36.8      33.2        34.8    22.7       4         14
                                           --------   ------    ------    ------      ------  ------
    Total operating expenses ..........    $1,016.4   $862.3    $716.4    $608.5      $544.6  $478.0      18         16
                                           ========   ======    ======    ======      ======  ======

     Salaries and employee benefits, the largest component of expense, were $571.1 million, up $91.9 million, or 19%, from 1993, due to an 11% increase in full-time equivalent staff, higher salaries and incentive compensation, increased costs per employee for various benefits, and FICA taxes.

     Occupancy expense increased $11.2 million, or 18%, to $71.8 million as a result of additional space to accommodate worldwide growth, particularly in Boston and Quincy, Massachusetts.

     Equipment expense of $110.7 million was up $10.4 million, or 10%, due to additional computers and related information-technology equipment needed to support business growth and a broader product line. Total processing power in the data centers increased 15%. Upgrades to higher performance processors were made, which will accommodate growth and enable State Street to benefit from more sophisticated technology in the future.

FINANCIAL REVIEW
STATE STREET BOSTON CORPORATION

     Contract services expense includes the cost of subcustodian services in more than 65 countries used in delivering global custody services, as well as other outside services, including pricing and processing services. In 1994, contract services expense increased $23.7 million, or 37%, due in part to increased subcustodian expense, increased costs related to mutual funds and currency exchange rate fluctuations. The volume of securities held at subcustodians averaged 51% higher than last year, and non-U.S. trades were up 47%.

     Professional services expense was $47.5 million, up $12.2 million, or 34%, due to the development and enhancement of application systems and products, reengineering, increased legal expense, and increased bank exam fees based on balance sheet growth.

     Advertising and sales promotion expense was $23.0 million, up 23%, due to additional advertising and an expanded sales effort. FDIC and other insurance expense was up $1.7 million, or 10%, due to an increase in deposits. State
Street incurs costs from errors in securities processing and settlement, valuations, corporate actions, and the usual banking losses. In 1994, the $4.5 million decrease was enabled by a reduction in operating and processing losses. The $1.6 million increase in "other" expense was due to additional international travel and upgrades to the disaster recovery system.

Income Taxes
     Income tax expense charged to earnings was $112.8 million in 1994 and $97.6 million in 1993. The effective tax rate was 35.2% in each year, reflecting a similar mix of taxable and nontaxable income.

Comparison of 1993 versus 1992
     In 1993, fully diluted earnings per share were $2.33, up 13% from $2.07 in 1992.

     In 1993, total revenue was $1.2 billion, up 18%, or $173.4 million, from 1992. Fee revenue increased $130.5 million, or 19%, to $833.4 million. This increase resulted primarily from continued growth in fiduciary compensation, up $82.4 million, or 15%. Growth in fiduciary compensation came from the growth of current customers and their use of additional and more complex services. Total assets under custody were $1.6 trillion, up 22%. Total assets under management were $142.1 billion, up 28%.

     In 1993, operating expenses were $862.3 million, up $145.9 million, or 20%, supporting growth and a higher level of strategic investment spending in information technology, product and market development, and the core processing infrastructure.

Lines of Business
     The results for State Street's three lines of business are derived from internal accounting systems. These systems allocate revenue and expenses related to each business, as well as certain corporate overhead, operations and systems-development expenses. They also allocate assets and liabilities with applicable interest rates to each business. Capital is allocated using the federal regulatory guidelines as a basis, as well as management's judgment regarding the operational risks inherent in the businesses. The capital allocations may not be representative of the capital levels that would be required if the three lines of business were independent companies.

     This section of the financial review presents three lines of business: financial asset services, investment management and commercial lending. The line-of-business information is based on management accounting practices that conform to and support the strategic objectives and management structure of State Street and are not necessarily comparable with similar information for any other company.

     Line-of-business  results are subject to  restatements  whenever  there are
refinements  to  management   accounting  practices  or  to  the  organization's
structure.

-----------------------------------------------------------------------------------------------------------------------------------
LINES OF BUSINESS
(Taxable equivalent          Financial                  Investment                    Commercial
basis, dollars in          Asset Services               Management                      Lending                   Corporate
millions)            1994      1993     1992     1994      1993       1992    1994       1993    1992      1994     1993      1992
-----------------------------------------------------------------------------------------------------------------------------------
Fee revenue ......  $ 795.2   $ 676.1   $ 561.9  $149.7    $127.5    $108.8   $ 41.5    $ 36.5   $ 34.8   $ (5.4)  $  (6.7)  $ (2.6)
Net interest
  revenue ........    281.2     256.4     221.9     6.1       3.7       2.5    108.6      86.1     78.0     (5.0)     (8.3)    (6.4)
Provision for loan
  losses .........      1.5        .5                                           10.0      10.8     12.2
                    -------   -------   -------  ------    ------    ------   ------    ------   ------   ------   -------   ------
  Total revenue ..  1,074.9     932.0     783.8   155.8     131.2     111.3    140.1     111.8    100.6    (10.4)    (15.0)    (9.0)
Operating expenses    817.8     682.9     558.4    98.5      86.1      72.3     73.7      64.5     63.6     26.4)     28.8     22.1
                    -------   -------   -------  ------    ------    ------   ------    ------   ------   ------   -------   ------
    Income before
     income taxes     257.1     249.1     225.4    57.3      45.1      39.0     66.4      47.3     37.0    (36.8)    (43.8)   (31.1)
Income taxes .....    106.9     109.5      95.1    24.7      19.4      18.7     28.6      20.1     15.6    (23.6)    (31.2)   (19.4)
                    -------   -------   -------  ------    ------    ------   ------    ------   ------   ------   -------   ------
Net Income .......  $ 150.2   $ 139.6   $ 130.3  $ 32.6    $ 25.7    $ 20.3   $ 37.8    $ 27.2   $ 21.4   $(13.2)  $ (12.6)  $(11.7)
                    =======   =======   =======  ======    ======    ======   ======    ======   ======   ======   =======   ======
Percentage
  contribution ...      72%       78%       81%     16%       14%       13%      18%       15%      13%     (6)%      (7)%     (7)%
Average assets ...  $19,536   $15,906   $13,518     $17       $12        $7   $2,350    $2,251   $1,977

FINANCIAL REVIEW
STATE STREET BOSTON CORPORATION

     FINANCIAL ASSET SERVICES. Financial asset services, which contributed 72% of State Street's net income in 1994, primarily offers custody-related services for large pools of assets such as mutual funds and pension plans -- both defined benefit and defined contribution -- and corporate trusteeship. A broad array of services is provided, including accounting, custody of securities, information services and recordkeeping. Also provided are banking services, such as accepting deposits and other short-term funds, foreign exchange trading and cash management. Revenue for these services is reflected in fee revenue and net interest revenue.

     In 1994, net income was $150.2 million, an increase of $10.6 million, or 8%, from $139.6 million in 1993. Total revenue growth of $142.9 million was partially offset by a $134.9 million increase in operating expenses.

     The increase in total revenue was driven by a $119.1 million, or 18%, increase in fee revenue. This was primarily due to increased fiduciary compensation and foreign exchange trading revenue. Fiduciary compensation is the largest component of fee revenue and is derived from accounting, custody of securities, information services, recordkeeping and trusteeship. Increased revenue from servicing the mutual fund/collective investment fund industry worldwide contributed substantially to the year-over-year increase in fiduciary compensation. Foreign exchange trading was fueled, in part, by cross-border investing by money managers who have a custody relationship with State Street.

     Taxable equivalent net interest revenue was up $24.8 million, or 10%, primarily reflecting growth in deposits, particularly foreign deposits, and the investment of noninterest-bearing deposits at higher interest rates. These positive changes were offset by a narrower spread between interest rates earned and paid. The contribution of the investment securities portfolio declined as a result of rising rates.

     Operating expenses were $817.8 million and grew 20% over 1993, primarily in support of growth. In 1994, expenses reflected a continuation of the investment spending program, which includes strategic investment in systems, core data processing infrastructure, and geographic and product development. All categories of expenses increased, with salaries and employee benefits contributing the highest year-over-year increase.

     INVESTMENT MANAGEMENT. Investment Management, which contributed 16% of State Street's net income in 1994, is comprised of the business components that manage financial assets worldwide -- both institutional investment management and personal trust services. State Street's institutional services include a broad array of products that focus on quantitative equity management, both passive and active, and money market funds. Revenue for these services is reflected primarily in fee revenue.

     In 1994, net income from investment management services was $32.6 million, up 27% from 1993. Revenue growth of $24.6 million, or 19%, was driven by strong revenue growth from non-U.S. locations, particularly France, and from management of international equities and personal trust services in the United States. This increase was partially offset by a $12.4 million, or 14%, increase in operating expenses to support growth.

     COMMERCIAL LENDING. In 1994, commercial lending contributed 18% of net income. Net income increased $10.6 million, or 39%, due to a $28.3 million increase in revenue, offset by a relatively small $9.2 million increase in operating expenses. Net interest revenue was up $22.5 million, or 26%, due to a wider spread between interest rates earned and paid, loan growth, and higher interest rates. More favorable interest spreads were achieved between loan yields and the cost of interest-bearing funds. Higher interest rates increased the value of noninterest-bearing deposits. Fee revenue was up $5.0 million, or 14%, due in part to a $2 million gain on the sale of foreclosed property.

     Commercial lending expenses were $73.7, up $9.2 million, or 14%, from 1993. Expenses were up, in part due to increased activity and a credit to expense in 1993 for a gain on the sale of other real estate owned.

     CORPORATE. Corporate includes the impact of long-term debt; investment of corporate cash; tax credits from tax-advantaged financings, including writedowns of these investments in fee revenue; operating expenses; and other corporate items. In 1994, these corporate items reduced net income by $13.2 million, compared with $12.6 million in 1993. The $.6 million decline in corporate net income was caused in part by a lower level of tax credits from tax-advantaged financings, which reduced net income by $2.8 million. Lower debt and operating costs had a favorable impact.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

BALANCE SHEET REVIEW

     State Street manages its balance sheet to support primarily the needs of the financial asset services business while maximizing net interest revenue. In 1994, deposits and liabilities increased from additional customers' funds, and short-term loans to financial asset services customers and securities brokers increased. While the balance sheet was expanded to meet customer needs, State Street continued to place high priority on maintaining its high credit and deposit ratings. State Street's unusual business mix results in a balance sheet with low credit risk. The business mix also affects State Street's approach to managing interest rate sensitivity, liquidity and risk.

Liabilities

     State Street's balance sheet is liability driven. Growth in interest-earning assets is determined by growth in interest-bearing liabilities, stockholders' equity and other noninterest-bearing sources. State Street accommodates customers' transaction-processing needs and their short-term investment needs through deposits and short-term liabilities.

------------------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS                                                       Average Volume                          Average Rate
(Dollars in millions)                                         1994        1993        1992           1994         1993         1992
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits:
  Savings ...............................................     $ 1,874      $ 2,167      $ 2,154      2.93%        2.41%        3.16%
  Time ..................................................         119          157          162      3.52         2.88         3.86
  Foreign ...............................................       7,392        4,954        3,955      2.92         2.95         4.42
                                                              -------      -------      -------
    Total interest-bearing deposits .....................       9,385        7,278        6,271      2.93         2.79         3.97
Federal funds purchased .................................         411          741          919      3.90         2.84         3.35
Securities sold under repurchase agreements .............       4,927        4,134        3,290      4.08         2.89         3.42
Other short-term borrowings ..............................        563          216          194      4.40         3.78         4.27
Notes payable ............................................        258          511          389      4.64         3.90         4.74
Long-term debt ...........................................        128          122          146      6.73         8.19         9.10
                                                              -------      -------      -------
    Total interest-bearing liabilities ...................     15,672       13,002       11,209      3.43         2.93         3.85
Other noninterest-bearing sources ........................      2,330        2,187        1,758
Stockholders' equity .....................................      1,182        1,033          887
                                                              -------      -------      -------
    Total sources ........................................    $19,184      $16,222      $13,854
                                                              =======      =======      =======

     Average interest-bearing liabilities increased $2.7 billion, or 21%, in 1994. Most of the growth was in interest-bearing foreign deposits, which increased $2.4 billion, or 49%, over 1993, reflecting additional deposits from investment managers of global portfolios. Of this increase, $1.4 billion reflects additional transaction accounts resulting from the conversion of customers' cash balances from subcustodian banks to State Street accounts. Existing customers maintained higher cash balances because of the investment climate, and new customers were added. Securities sold under repurchase agreements increased $793 million, or 19%, due to additional demand by customers, particularly mutual fund managers.

     Other short-term borrowings increased $347 million, while notes payable declined $253 million from 1993. The average rate of long-term debt declined 146 basis points. This change was due primarily to the repayment of $75 million of 8.50% senior notes in 1993 and the issuance of $100 million of 5.95% senior notes in September 1993. Noninterest-bearing deposits increased $532 million, or 15%. Growth in these sources of funds contributed importantly to net interest revenue in 1994. Stockholders' equity increased $149 million, or 14%, from 1993.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

Assets

     In 1994, average interest-earning assets increased $3.0 billion, or 18%, as a result of the additional deposits and other liabilities. Growth occurred primarily in investment securities and loans. State Street's assets are primarily comprised of money market assets and investment securities, which are generally more marketable and have less credit risk than loans.

------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                                                 Average Volume                         Average Rate
(Dollars in millions)                                         1994         1993         1992         1994         1993         1992
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks .....................    $ 5,182      $ 5,022      $ 5,102      4.04%        4.01%        5.05%
Securities purchased under resale agreements
  and securities borrowed ................................      3,079        3,255        2,603      4.26         3.14         3.75
Federal funds sold .......................................        301          413          330      4.29         3.06         3.51
Trading account assets ...................................        480          369          226      5.06         4.21         4.45
Investment securities:
  U.S. Treasury and Federal agencies .....................      3,287        2,077        1,703      5.41         5.75         6.80
  State and political subdivisions .......................      1,088          683          376      5.09         5.54         7.72
  Other investments                                             2,366        1,827        1,444      5.41         5.33         6.09
                                                              -------      -------      -------
    Total investment securities                                 6,741        4,587        3,523      5.36         5.55         6.60
Loans:
  Commercial and financial ...............................      2,304        1,865        1,556      5.18         4.81         5.64
  Real estate ............................................         96           97          114      7.57         6.97         7.11
  Consumer ...............................................         43           53           66      7.72         6.81         7.65
  Foreign ................................................        586          282          117      6.41         5.82         6.08
  Lease financing ........................................        372          279          217      5.98         5.61         4.84
                                                              -------      -------      -------
    Total loans ..........................................      3,401        2,576        2,070      5.58         5.14         5.72
                                                              -------      -------      -------
    Total interest-earning assets ........................    $19,184      $16,222      $13,854      4.84         4.43         5.26
                                                              =======      =======      =======

     Interest-bearing deposits with banks are short-term instruments, primarily Eurocurrency placements, invested with foreign banks in Western Europe and the Asia/Pacific region. State Street maintains credit relationships with over 500 banks. As of December 31, 1994, the average maturity of the Eurocurrency placements was 24 days.

     Securities purchased under resale agreements are assets that are fully collateralized by U.S. Treasury and federal agency securities. At year end, these assets had an average maturity of four days.

     The investment securities portfolio increased significantly during 1994 to $6.7 billion, or 31% of assets, with most of the increase in the available-for-sale portfolio. State Street classifies its investment securities into two categories, held-to-maturity and available-for-sale. The held-to-maturity portfolio is used to invest depositors' funds, provide asset diversity and stabilize revenue. The available-for-sale portfolio is managed for total return.

     The held-to-maturity portfolio, which is carried at amortized cost, is comprised of investment-quality, asset-backed securities, U.S. Treasury and federal agency securities, and bonds and notes of state and political subdivisions. State Street invests in asset-backed securities, including collateralized mortgage obligations, for yield enhancement and earnings stabilization. The collateralized mortgage obligations typically have reasonably limited variability in the timing of cash flows and provide protection from undue prepayment and extension risk. Asset-backed securities are highly rated; 96% were AAA as of December 31, 1994. At December 31, 1994, the total $5.2 billion portfolio of held-to-maturity securities had net unrealized depreciation of $129.0 million, and the duration was 1.2 years.

     The available-for-sale portfolio is comprised of securities acquired with the intent to hold for an indefinite period of time, not necessarily until final maturity. At December 31, 1994, this $3.2 billion portfolio was comprised of U.S. Treasury and foreign government bonds. Available-for-sale securities are carried at market value. At December 31, 1994, the market value of these securities was $92.5 million lower than cost, and the duration was 1.6 years.

     At year-end 1994, loans comprised 15% of State Street's assets, compared with over 55% for other banking companies of comparable size. One-third of the loan portfolio supports the short-term needs of financial asset services customers and securities brokers in conjunction with their trading and settlement activity. These are generally short-term, usually overnight, and are structured to have relatively low credit risk.

     In 1994, loans increased by $825 million, or 32%. Growth occurred in commercial loans, foreign loans and lease financing. Commercial loans increased $439 million, with over half of the growth in loans to securities brokers and customers of the financial asset services business. Foreign loans increased $304 million, reflecting the conversion of customers' loans from subcustodians and expanded trade-finance activities. Lease financing increased $93 million.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

Interest Rate Sensitivity Management

     The objective of interest rate sensitivity management is to provide sustainable and stable net interest revenue under various economic environments and to protect asset values from adverse effects of changes in interest rates. State Street manages the structure of interest-earning assets and interest-bearing liabilities to meet revenue goals by adjusting the mix, yields and maturity, or repricing characteristics, based on changing market conditions. Interest-rate risk arises from differences in the timing of when assets and liabilities are repriced. Depending on the degree of difference, changes in interest rates and yield curves can result in an increase or decrease in net interest revenue and affect the valuation of assets and liabilities. Under policies approved by the Board of Directors, State Street seeks to limit interest-rate risk while using timing differences to manage net interest revenue.

     State Street uses three tools for measuring interest rate risk: simulation, duration and gap analysis. Simulation models capture the dynamics of interest-rate movements, differences within a time frame, changes in relationships among various market rates, certain assumed lagged movements in money market rates and expected changes in volumes. Results from the simulation models are evaluated as part of the forecasting, long-range planning and budget processes to evaluate the potential range of net interest revenue under "most likely" and alternative interest-rate scenarios.

     State Street also measures duration and present value of the assets and liabilities and evaluates the effect of changes in interest rates on the economic value of equity.

     The third measure of interest-rate risk, as shown below, is the difference in asset and liability repricing on a cumulative basis within a specified time frame. State Street monitors the three-month, six-month and one-year cumulative net interest-earning assets, or gaps.

------------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY POSITION AT DECEMBER 31, 1994                            Interest Sensitivity Period in Months
                                                             -----------------------------------------------------------------------
(Dollars in millions)                                        Balance      0-3          4-6          7-12       13-24        over 24
------------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
  Interest-bearing deposits with banks .................     $ 4,847      $ 4,636      $   119      $   92     $            $
  Other money market assets <F1> .......................       2,142        2,136                                                6
  Investment securities:
    Held for investment ................................       5,187          829          695       1,464      1,205          994
    Available for sale .................................       3,320           42                      113      2,876          289
  Loans ................................................       2,874        1,890           98          72         35          779
                                                             -------      -------      -------      ------     ------       ------
    Total interest-earning assets ......................      18,370        9,533          912       1,741      4,116        2,068
                                                             -------      -------      -------      ------     ------       ------
Interest-Bearing Liabilities:
  Domestic deposits ....................................       1,770        1,619            6           4          3          138
  Foreign deposits .....................................       7,921        7,907            9           5
  Federal funds purchased and repurchase agreements ....       4,911        4,911
  Other interest-bearing liabilities ...................         777          649                                              128
                                                             -------      -------      -------      ------     ------       ------
    Total interest-bearing liabilities .................      15,379       15,086           15           9          3          266
                                                             -------      -------      -------      ------     ------       ------
                                                                           (5,553)         897       1,732      4,113        1,802
  Interest-rate swaps ..................................                      146                                             (146)
                                                                          -------      -------      ------     ------       ------
Interest rate sensitivity position .....................                   (5,407)         897       1,732      4,113        1,656
Cumulative interest rate sensitivity position ..........                   (5,407)      (4,510)     (2,778)     1,335        2,991
Cumulative gap percentage <F2> .........................                      (28)%        (23)%       (14)%        7%          15%

<F1> Includes adjustment to normalize the one-day position.
<F2> Cumulative  interest  rate  sensitivity  position  as a percent of December average earning assets.

     The table shows State Street's year-end interest rate sensitivity position, measured by the earlier of repricing date or maturity, for various assets and liabilities. Non-maturity items, such as asset-backed securities and deposits, are reported in time periods based on management's evaluations of prepayments and repricing. Available-for-sale investment securities are reported at maturity dates, unlike the prior year's report, which included them in 0 - 3 months. The analysis indicates that State Street was liability sensitive -- that interest-bearing liabilities are repricing faster than interest-earning assets -- and that, all other variables remaining the same, net interest revenue would improve when interest rates are falling and decrease when interest rates are rising. However, the interest rate sensitivity position is only one of several factors determining net interest revenue. The level of rates, balance sheet growth and mix, and rate spreads are also important determinants of net interest revenue.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

     State Street maintains flexibility in its balance sheet to adjust its interest-rate sensitivity. Since interest-bearing sources of funds are predominantly short-term, State Street maintains a generally short-term structure for its interest-earning assets, including money market assets, investments and loans. Off-balance sheet financial instruments are used as part of overall asset and liability management. Financial futures and interest-rate swaps are used modestly to maintain State Street's interest-rate exposure within policy limits. At December 31, 1994, $146 million of interest-rate swaps reduced short-term liability sensitivity.

Liquidity

     The primary objective of State Street's liquidity management is to ensure that the Corporation has sufficient funds to replace maturing liabilities, accommodate the transaction and cash management requirements of its customers, meet loan commitments, and accommodate other corporate needs. Liquidity is provided from the ability to access global market sources of funding and gather additional deposits, and from maturing short-term assets, sale of available-for-sale securities and payment of loans.

     State Street manages its assets and liabilities to maintain a high level of liquidity. The Corporation has an extensive and diverse funding base inside and outside the United States. A significant percentage of funding comes from customers who have other relationships with State Street, particularly those using custody services worldwide. Deposits are accessed through domestic as well as international treasury centers, providing a cost-effective, geographically-diverse source of funding. Significant funding is also provided from institutional customers' demand for repurchase agreements for their short-term investment needs. State Street maintains other funding alternatives, ensuring access to additional sources of funds if needed. Relationships are maintained with a variety of investors, for a range of financial instruments, in various markets and time zones.

     State Street maintains a large portfolio of liquid assets. At December 31, 1994, the portfolio included $4.8 billion of interest-bearing deposits with banks and $1.9 billion of securities purchased under resale agreements and securities borrowed. Of the total $6.7 billion, $4.5 billion mature within one week, and nearly all mature within six months. Although not relied on for daily liquidity needs, the $3.2 billion available-for-sale portfolio of marketable securities provides a significant secondary source of liquidity.

     State Street maintains strong liquidity ratios. When liquidity is measured by the ratio of liquid assets to total assets, State Street ranks among the highest of U.S. banking companies. Liquid assets consist of cash and due from banks, interest-bearing deposits with banks, federal funds sold, securities purchased under resale agreements and securities borrowed, trading account assets, and investment securities. At December 31, 1994, the Corporation's liquid assets were 78% of total assets.

     State Street's high ratings as a corporation and depository enhance its liquidity. The Corporation's senior debt is rated AA- by Standard & Poor's, A1 by Moody's Investor Services and AA by IBCA, Inc. Depending upon the rating service, six or fewer of the largest 100 bank holding companies in the United States have higher ratings. State Street Bank's long-term certificate of deposit ratings are AA by Standard & Poor's, Aa2 by Moody's Investor Services and AA+ by IBCA, Inc. These ratings, as well as strong capital ratios, enhance State Street's liquidity by making its liabilities attractive to a large number of investors worldwide.

     In August 1993, a shelf registration became effective that allows the Corporation to issue up to $250 million of debt securities with maturities not to exceed 10 years. Proceeds from the first tranche of $100 million issued in 1993 were used to redeem existing debt and for general corporate purposes.

     In 1994, State Street began a program of issuing up to $200 million of commercial paper. As of December 31, 1994, $135 million of commercial paper was outstanding. This is a source of additional funding for the Corporation.

     The Consolidated Statements of Cash Flows on page 40 provide additional information.

Fair  Value  of  Financial Instruments

     The short-maturity structure of State Street's assets and liabilities results in the fair value of its financial instruments equating to or closely approximating its balance sheet value, with the exception of the held-to-maturity portfolio, which had depreciation of $129 million as of December 31, 1994. See Note S, page 54, for a further discussion.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

Capital

     State Street maintains strong capital levels to support current operations and continued growth. State Street continues to generate capital internally at a high rate. During 1994 and each of the preceding six years, capital was generated internally through the retention of earnings at a rate of 14% or higher. On December 31, 1994, stockholders' equity was $1.2 billion, compared with $597 million on December 31, 1989, a 16% compound annual growth rate. During 1994, stockholders' equity increased $126 million. The increase was attributable to $207 million of earnings, $12 million related to the exercise of stock options and the conversion of debentures, and $6 million from foreign currency translation gains. These additions were partially offset by $46 million in common dividends and an after-tax unrealized holding loss of $53 million recorded on securities classified as available for sale in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.

     The Federal Reserve Board, State Street's principal regulator, has established risk-based capital guidelines that require minimum ratios of capital to risk-weighted assets and certain off-balance sheet credit exposures. The Federal Reserve Board also maintains a leverage ratio guideline that is a measure of capital to total average balance sheet assets.

--------------------------------------------------------------------------------
REGULATORY CAPITAL AT DECEMBER 31                                      Minimum
                                                                      Regulatory
(Dollars in millions)                             1994         1993   Guidelines
--------------------------------------------------------------------------------
Risk-based ratios:
  Tier 1 capital                                    12.8%        12.1%    4%
  Total capital ............................        13.4         12.7     8
Leverage ratio .............................         5.4          5.3     3
Tier 1 capital .............................      $1,248       $1,070
Total capital ..............................       1,302        1,122
Risk-adjusted assets .......................       9,723        8,842

     State Street has developed internal capital-adequacy policies that focus primary importance on risk exposure rather than asset levels. These policies emphasize the risk-based guidelines, particularly the Tier 1 risk-based capital ratio. This emphasis is appropriate to State Street's balance sheet structure, which has a high degree of liquidity and low credit-risk exposure. At year-end 1994, State Street's Tier 1 capital ratio of 12.8% significantly exceeded the regulatory guidelines and was among the strongest for large U.S. banking companies. Each of State Street's three regulatory ratios improved during 1994, as a result of higher levels of capital, which were partially offset by higher asset bases.

     During 1992, bank regulators adopted five capital categories based on capital ratios and other factors, which are applicable to banks for certain regulatory supervisory purposes. These categories range from "well capitalized" to "critically undercapitalized." The "well capitalized" category requires a bank to maintain a minimum Tier 1 risk-based ratio of 6%, a minimum total risk-based capital ratio of 10% and a minimum leverage ratio of 5%. State Street manages and monitors its capital ratios to assure that they exceed the minimum standards for "well capitalized." At December 31, 1994, State Street Bank had a Tier 1 risk-based capital ratio of 12.8%, a total risk-based capital ratio of 13.2% and a leverage ratio of 5.4%.

Dividends and Common Stock

     State Street increased the quarterly dividend to stockholders twice during 1994, continuing the pattern of dividend increases that began in 1978. At year-end 1994, the dividend rate was 15% higher than at year-end 1993. Since 1989, dividends per share have increased at an annual rate of 15%. State Street's policy is to increase dividends at a rate that is consistent with long-term earnings growth and that will permit levels of internal capital generation sufficient to allow for the full development of strategic business opportunities. The dividend payout ratio was 22% for 1994.

     There were 6,028 stockholders of record at year-end 1994.

     Narrative description of graphic and image material appearing in paper format version of Form 10-K.

     Page 34 contains line graphs (bar charts) of Stockholders' Equity at Year-End and Dividends Per Share.

    The Data points comprising these graphs appear below in tabular format.

Stockholders' Equity at Year-End
(Millions of Dollars)

                                          Stockholders' Equity
Year                                          at Year-End
1989 ....................................     $  597.2
1990 ....................................        695.1
1991 ....................................        816.6
1992 ....................................        953.1
1993 ....................................      1,105.0
1994 ....................................      1,231.3

Dividends Per Share
(Dollars)

                                              Dividends
Year                                          Per Share
1989 ....................................        .300
1990 ....................................        .340
1991 ....................................        .385
1992 ....................................        .445
1993 ....................................        .520
1994 ....................................        .600

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

------------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND COMMON STOCK
                                       MARKET PRICE                                                            Market Price
                             ---------------------------------                                     ---------------------------------
                   DIVIDENDS                           END OF                            Dividends                           End of
                   DECLARED  LOW          HIGH         PERIOD                            Declared  Low          High         Period
------------------------------------------------------------------------------------------------------------------------------------
1994                                                                  1993
First .........    $.14      $35 1/8      $39          $36            First .........    $.12      $41          $49 1/8      $44 1/2
Second ........     .15       34 3/8       43 1/8      $38 5/8        Second ........     .13       29 1/4       45 3/4       33 1/8
Third .........     .15       36           41          $36 1/2        Third .........     .13       31 3/4       35 3/4       35 5/8
Fourth ........     .16       27 5/8       37 1/4      $28 5/8        Fourth ........     .14       35 3/8       39 3/4       37 1/2

RISK MANAGEMENT

     In providing financial asset services globally, certain inherent risks must be managed and controlled. In addition to interest-rate risk, these include counterparty credit risk, operations and settlement risk, and market risk. Risk management is an integral part of the Corporation's business activities. The credit and risk-management function is centrally organized with close ties to the business units in order to identify and manage risks effectively. This structure allows for corporate risk management across the business areas while individual line areas remain responsible for risk management in their units. Continuing a trend of recent years, risk-management resources are increasingly devoted to financial asset services.

     Emphasis in risk management is placed on establishing specific authorization levels and limits and is an ongoing process by which exposure levels are reviewed and modified as deemed appropriate to reflect changing conditions. Counterparties are subject to a rigorous credit approval process that covers the traditional lending services and global financial asset services for foreign exchange, credit facilities, placements, credit-enhancement services, securities lending and securities-clearing facilities. Concentration is managed in terms of business-risk concentration, including specific industry lending concentrations and country limits, as well as limits on individual counterparties.

     In managing country risk, State Street considers a broad variety of issues and risks inherent in doing business outside the United States, including issues related to credit quality and asset concentration. Consideration is also given to transfer risk, which arises from the possible inability of a counterparty or borrower to repay an obligation because of the inconvertibility of its currency.

     Operating risk is actively managed in all business units of the Corporation. Particular emphasis is placed on payment-system risk management, overdraft monitoring and control, and global securities clearing and settlement. In addition to specific authorization levels and limits, operating risk is also controlled through extensive automation, operating procedures and insurance.

     Market risk arises from price changes in various markets. Market risk from foreign exchange and trading activities is monitored and controlled through established limits on positions and aggregate limits based on estimates of potential loss of earnings under assumptions about changes in market conditions.

     State Street acts as an agent to lend customer-owned securities to broker/dealers and banks. State Street is not a principal in these transactions and, therefore, they are not reflected on the Corporation's balance sheet. Potential exposure to each borrower is reviewed through the Corporation's credit risk approval and management process. Collateral in the form of cash, other securities or letters of credit is received to secure the borrower's promise to return these securities. Securities are marked to market and compared to the value of collateral daily. Investment of customer cash collateral is managed by State Street Global Advisors in compliance with approved investment parameters.

Credit Risk

     Credit risk results from the possibility that a loss may occur if a counterparty becomes unable to meet the terms of a contract. State Street has policies and procedures to monitor and manage carefully all aspects of credit risk. These include a comprehensive credit-review and approval process that involves the assignment of risk ratings to all loans and off-balance sheet credit exposures. The allowance for loan losses is available to cover potential losses from current credit exposure in the loan portfolio and certain off-balance sheet commitments.

     At December 31, 1994, total non-performing assets were $27.4 million, a $10.5 million decrease from year-end 1993. Non-performing assets included $23.0 million of non-accrual loans, which was less than 1% of total loans, and $4.4 million of other real estate owned. It is State Street's policy to place a loan on non-accrual when either principal or interest becomes 60 days past due. In 1994, loans placed on non-accrual status were more than offset by charge-offs, payments and the return to accrual status of several loans. Loans are returned to accrual status only when interest and principal payments are brought current and future payments are considered to be assured. The decline in other real estate owned resulted from property sales.

FINANCIAL REVIEW

State Street Boston Corporation

     In 1994, net charge-offs declined to $7.7 million from $16.3 million in 1993. Net charge-offs as a percentage of average loans were .23%, compared with .63% for 1993.

     The allowance for loan losses is increased by the provision for loan losses, which is a charge to current income. The appropriate level of the allowance is determined by a thorough analysis of credit risk. At December 31, 1994, the allowance for loan losses was $58.2 million, or 1.80% of loans. This compares with an allowance of $54.3 million, or 2.03% of loans, a year ago. This decline reflects improvement in measures of credit quality, discussed above, and improvement in the outlook for general economic conditions and its effect on borrowers. The decline in the allowance for loan losses as a percentage of loans is also attributable to the growth in low-risk loan exposures to financial asset services customers.

------------------------------------------------------------------------------------------------------------------------------------
CREDIT EXPERIENCE
(Dollars in millions)                                                  1994       1993       1992       1991       1990       1989
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses .......................................      $11.6      $11.3      $12.2      $60.0      $45.7      $19.4

Charge-offs .....................................................       10.5       18.5       23.5       47.8       48.1       23.7
Recoveries ......................................................        2.8        2.2        3.4        2.7        3.1        4.6
                                                                       -----      -----      -----      -----      -----      -----
    Net loan charge-offs ........................................        7.7       16.3       20.1       45.1       45.0       19.1
Allowance of subsidiary purchased ...............................                   1.4
Allowance for loan losses, year end .............................       58.2       54.3       57.9       65.9       51.0       50.3

Net loan charge-offs by loan type:
  Commercial and financial ......................................      $ 8.4      $14.0      $ 8.4      $32.2      $12.0      $ 5.2
  Real estate ...................................................        (.2)       1.3        9.8       10.9        9.3        1.5
  Consumer ......................................................        (.1)        .9         .9        1.6       22.4        9.9
  Foreign .......................................................        (.4)        .1        1.0         .4        1.3        2.5
                                                                       -----      -----      -----      -----      -----      -----
    Total net charge-offs .......................................      $ 7.7      $16.3      $20.1      $45.1      $45.0      $19.1
                                                                       =====      =====      =====      =====      =====      =====

Non-performing loans:
  Commercial and financial ......................................      $20.3      $25.0      $37.2      $30.6      $31.5      $ 5.5
  Real estate ...................................................        2.6         .5         .9        7.9       22.7       13.5
  Other .........................................................         .1        1.3        2.2        2.4        2.3        2.8
                                                                       -----      -----      -----      -----      -----      -----
    Total non-performing loans ..................................      $23.0      $26.8      $40.3      $40.9      $56.5      $21.8
                                                                       =====      =====      =====      =====      =====      =====
Other real estate owned .........................................      $ 4.4      $11.1      $12.5      $15.4      $15.5
Ratios:
  Allowance to ending loans .....................................       1.80%      2.03%      2.89%      3.46%      2.42%      2.04%
  Net charge-offs to average loans ..............................        .23        .63        .97       2.14       1.72        .77
  Non-performing loans to total loans ...........................        .71       1.00       2.01       2.15       2.68        .88

     Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," is effective for fiscal years beginning after December 15, 1994. This statement addresses how creditors should establish allowances for credit losses on individual loans determined to be impaired. State Street will adopt this new statement in 1995, and it is not expected to have a material impact.

Foreign  Exchange and Derivative  Financial Instruments

     State Street uses foreign exchange and a variety of financial derivative instruments to support customers' needs, to conduct trading activities, and to manage interest rate and currency risk. These activities either generate trading revenue or enhance the stability of net interest revenue. In addition, State Street provides services related to derivative instruments in its role as both a manager and servicer of financial assets.

     State Street's customers use derivatives to manage the financial risks associated with their investment goals and business activities. With the growth of cross-border investing, State Street's customers have an increasing need for foreign exchange forward contracts to protect the domestic value of an international investment and to manage the currency risk in an international investment portfolio. As an active participant in the foreign exchange markets, State Street provides foreign exchange forward contracts and over-the-counter options in support of these customer needs.

     As a part of trading activities, State Street also assumes market positions in both the foreign exchange and interest-rate markets using financial derivatives -- primarily forward foreign exchange contracts, foreign exchange and interest-rate options, and interest-rate swaps.

     State Street's positions are based on market expectations and customers' needs. As of December 31, 1994, the notional amount of these instruments was $43.9 billion, of which $43.1 billion was foreign exchange forward contracts.

FINANCIAL REVIEW

STATE STREET BOSTON CORPORATION

     State Street uses various derivatives to minimize the interest-rate and foreign exchange risk associated with balance sheet and global business activities. As of year-end 1994, the notional amount of these derivatives was $229 million.

     Trading activities involving both foreign exchange and interest-rate derivatives are managed using earnings at risk measures and trading limits as established by risk-management policies. Interest-rate and foreign exchange derivatives that are used as part of the asset- and liability-management process are subjected to the same credit and interest-rate risk processes for financial instruments carried on the balance sheet.

     As a manager of financial assets for others, State Street uses derivative financial instruments to hedge against market risk, adjust portfolio duration and enable efficient portfolio construction. These activities are undertaken in accordance with investment guidelines supplied by, or disclosed to, State Street's customers.

     As a servicer of financial assets, State Street acts as trustee, custodian and/or administrator for its customers' investment funds, certain of which may use derivative instruments in their investment strategies. These activities are part of the normal responsibilities of State Street as a service provider and are discharged in accordance with customer service contracts. Further discussion of derivatives is included in Note R, page 52.

ACQUISITION OF INVESTORS FIDUCIARY TRUST COMPANY

     On January 31,  1995,  State  Street  acquired  Investors  Fiduciary  Trust
Company  (IFTC),  a Kansas  City,  Missouri-based  servicer of mutual funds with approximately $115 billion of assets under custody. This acquisition strengthened State Street's leadership position in servicing mutual funds. IFTC brings additional customers and different systems solutions to servicing this market. State Street is leveraging its full range of products to this additional customer base, and the combined entity will benefit from the consolidation of custody operations.

     This acquisition was accomplished by the issuance of 5,972,222 shares. State Street will account for this transaction as a pooling of interests, and prior-period financial statements will be restated. One-time transaction costs of $.03 per share will be recorded in the first quarter. No earnings dilution is expected for full-year 1995. See Note B, page 43, for a summary of the unaudited pro forma financial information.