Form 10-K, Exhibit 13
STATE STREET BOSTON CORP
filed 1995-03-29
CIK 93751

EXHIBIT 13.3

LETTER TO STOCKHOLDERS

TO OUR STOCKHOLDERS We are pleased to report that 1994 was another successful year for State Street. We capitalized on global opportunities and positioned ourselves for future growth. As we aim for superior long-term financial performance, our primary financial measure is sustainable real growth in earnings per share. Against this measure, we achieved an earnings per share increase of 15% in 1994, which is consistent with the 15% compound annual rate for the past 10 years. Return on stockholders' equity was 17.5%, which we achieved despite continued investment spending of 10% of revenue, compared with our long-term, historical rate of 8%. Revenue grew 17%, further positioning us to achieve our revenue goal for the decade of the '90s: 12.5% real growth per year. As our financial results demonstrate, we have achieved consistent results through economic and interest rate cycles, as well as through the ups and downs of the securities markets. These results are reflected in our dividend per share, which was increased 15% in 1994 and has grown at a compound annual rate of 17% over the past 10 years.
     State Street's primary focus is servicing financial assets -- as a custodian and as an investment manager -- for mutual funds and other institutional investors worldwide. In 1994, approximately 88% of net income came from these services; the balance came from our commercial lending business and corporate items.
     As a result of State Street's focus, our company has developed some fundamental characteristics. We have a strong customer base. Our customers, who operate in the dynamic global financial markets, are growing. As they grow, they require more of the services State Street offers. Indicative of State Street's powerful customer franchise is the fact that revenue from the 10 largest customers in 1994 who were also with us in 1990 has grown at a compound annual rate of 13%. Our revenue is distributed across a broad customer base: in 1994, our 10 largest customers generated only 12% of revenue.
     We are expanding globally, broadening our customer base and taking advantage of worldwide trends that provide opportunities. For the rest of the 1990s, we expect to achieve substantial growth from international markets
     As a worldwide leader in servicing and managing financial assets, State Street has the economies of scale necessary to deliver the highest quality service cost-effectively. Our financial strength enables us to make strategic acquisitions and invest in new technology to create products that benefit existing customers and attract new customers.
     These fundamental characteristics of State Street continue to keep us optimistic about the long-term growth prospects of our company.
     In 1994, we continued to add new customers and strengthen relationships with existing customers. We also added new products and expanded existing services that will provide additional opportunities for revenue generation. For example, we introduced a trust vehicle that allows investment managers to pool taxable and tax-exempt funds. We expanded our securities lending program to penetrate global markets, adding lending capabilities in six markets, lending to non-U.S. borrowers and accepting new types of collateral. For the one million defined contribution plan participants we service in the United States, we introduced a leading-edge customer-service system.
     During the year, we continued to expand our global capabilities. We received a German banking license, which enables us to offer our entire range of capabilities to the German marketplace. We added a team of investment managers in London to strengthen our ability to deliver more effectively the innovative quantitative investment strategies that State Street pioneered and that European investors are increasingly seeking.

     We increased capacity and improved operating efficiency. To meet customers' growing need for high-quality, almost instantaneous information, we made substantial enhancements to State Street Interchange(R), a message-based network architecture that allows us to move information to and from our customers globally in close to real-time. We significantly upgraded our core multicurrency accounting system. As a result of our reengineering efforts, we reduced subcustody unit costs by 14%. To support business growth, we increased total processing power at our data centers by 15%. To obtain greater operating efficiency, we consolidated a significant portion of our worldwide securities operations. We installed robotic tape libraries in our data centers and upgraded to newer, array-disk technology, improving performance and efficiency while reducing cost
     In 1993, we made a strategic decision to increase investment spending to approximately 10% of revenue for 1993 and 1994. We invested in information technology, product development and geographic expansion to position State Street for future growth. We began to benefit from this investment spending program in 1994. In 1995 and the years ahead, we will realize increased benefits from these investments. Over the course of 1995, we plan to reduce investment spending to a more normal level of 8% by year end.
     In 1995, we expect to generate increased revenue by introducing new products and expanding the services we provide for current customers. We will benefit from attracting new customers in the United States and around the world as we increase our penetration of global markets. The integration of Investors Fiduciary Trust Company, which we acquired in the first quarter of 1995, will enable us to leverage our full range of products by marketing our services to these new mutual fund customers. We also expect to receive additional productivity savings from our ongoing reengineering initiatives. These strategies, combined with the global trends that are discussed in the following section of this report, position us for long-term growth.
     To enhance our position as a global growth company, we listed our stock on the New York Stock Exchange in February 1995.
     As we look to 1995 and beyond, State Street will continue to focus on servicing and managing the financial assets of institutional investors worldwide. With this focus, we expect to achieve superior financial performance. Given our current assessment of the company and the markets we serve, our expectation is for continued double-digit earnings per share growth for the next few years.
     The excellent financial performance that we achieved during 1994 is the result of the efforts of State Street's highly professional workforce. Our high business-retention rate reflects the dedication of our 11,000 employees around the world. We would like to thank all of our employees for their contributions during the past year. We look forward to the success we will achieve together in 1995 and in the years ahead.


                             /s/Marshall N. Carter
                      Chairman and Chief Executive Officer


                               /d/ David A. Spina
              Vice Chairman, Treasurer and Chief Financial Officer