Form 10-K, Exhibit 13
STATE STREET BOSTON CORP
filed 1995-03-29
CIK 93751

                                       EXHIBIT 13.4

                             STATE STREET BOSTON CORPORATION
                     CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

                             CONSOLIDATED STATEMENT OF INCOME
                             STATE STREET BOSTON CORPORATION

-----------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)          1994         1993        1992
-----------------------------------------------------------------------------------------
INTEREST REVENUE
Deposits with banks . . . . . . . . . . . . . . .  $  209,280   $  201,455   $  257,615
Investment securities:
  U.S. Treasury and Federal agencies  . . . . . .     177,790      119,495      115,745
  State and political subdivisions
   (exempt from Federal tax)  . . . . . . . . . .      40,491       25,185       19,345
  Other investments . . . . . . . . . . . . . . .     127,580       96,905       87,094
Loans . . . . . . . . . . . . . . . . . . . . . .     183,333      127,651      116,516
Securities purchased under resale agreements,
 securities borrowed and Federal funds sold . . .     144,085      114,979      109,149
Trading account assets  . . . . . . . . . . . . .      22,173       13,198        8,932
                                                    ---------    ---------    ---------
  Total interest revenue  . . . . . . . . . . . .     904,732      698,868      714,396

INTEREST EXPENSE
Deposits  . . . . . . . . . . . . . . . . . . . .     275,300      202,810      248,851
Other borrowings  . . . . . . . . . . . . . . . .     253,615      168,423      169,905
Long-term debt  . . . . . . . . . . . . . . . . .       8,625       10,022       13,324
                                                    ---------    ---------    ---------
  Total interest expense  . . . . . . . . . . . .     537,540      381,255      432,080
                                                    ---------    ---------    ---------
  Net interest revenue  . . . . . . . . . . . . .     367,192      317,613      282,316
Provision for loan losses - Note D  . . . . . . .      11,569       11,320       12,201
                                                    ---------    ---------    ---------
  Net interest revenue after provision
   for loan losses  . . . . . . . . . . . . . . .     355,623      306,293      270,115

FEE REVENUE
Fiduciary compensation  . . . . . . . . . . . . .     717,400      627,769      545,377
Other - Note K  . . . . . . . . . . . . . . . . .     263,628      205,646      157,503
                                                    ---------    ---------    ---------
  Total fee revenue . . . . . . . . . . . . . . .     981,028      833,415      702,880

  REVENUE BEFORE OPERATING EXPENSES . . . . . . .   1,336,651    1,139,708      972,995

OPERATING EXPENSES
Salaries and employee benefits - Note N . . . . .     571,136      479,168      409,888
Occupancy, net  . . . . . . . . . . . . . . . . .      71,765       60,643       53,259
Equipment . . . . . . . . . . . . . . . . . . . .     110,662      100,295       66,965
Other - Note L  . . . . . . . . . . . . . . . . .     262,838      222,147      186,322
                                                    ---------    ---------    ---------
  Total operating expenses  . . . . . . . . . . .   1,016,401      862,253      716,434
                                                    ---------    ---------    ---------
  Income before income taxes  . . . . . . . . . .     320,250      277,455      256,561
Income taxes - Note O . . . . . . . . . . . . . .     112,837       97,626       96,118

  NET INCOME  . . . . . . . . . . . . . . . . . .  $  207,413   $  179,829   $  160,443
                                                    =========    =========    =========

EARNINGS PER SHARE
  Primary . . . . . . . . . . . . . . . . . . . .       $2.70        $2.36        $2.10
  Fully diluted . . . . . . . . . . . . . . . . .        2.68         2.33         2.07

AVERAGE SHARES OUTSTANDING (in thousands)
  Primary . . . . . . . . . . . . . . . . . . . .      76,851       76,193       76,235
  Fully diluted . . . . . . . . . . . . . . . . .      77,482       77,177       77,698

The accompanying notes are an integral part of these financial statements.

                          CONSOLIDATED STATEMENT OF CONDITION
                            STATE STREET BOSTON CORPORATION
---------------------------------------------------------------------------------------
(Dollars in thousands) December 31,                            1994              1993
---------------------------------------------------------------------------------------
ASSETS
Cash and due from banks - Note Q . . . . . . . .           $ 1,004,852      $ 1,469,395
Interest-bearing deposits with banks . . . . . .             4,847,069        5,148,249
Securities purchased under resale
  agreements and securities borrowed - Note F. .             1,886,759        2,267,546
Federal funds sold . . . . . . . . . . . . . . .               353,615          188,000
Trading account assets . . . . . . . . . . . . .               527,550          159,446
Investment securities - Notes C and F:
  Held to maturity . . . . . . . . . . . . . . .             5,187,270        4,484,104
  Available for sale . . . . . . . . . . . . . .             3,226,687        1,217,095
                                                           -----------      -----------
    Total investment securities  . . . . . . . .             8,413,957        5,701,199
Loans - Note D . . . . . . . . . . . . . . . . .             3,233,221        2,680,174
Allowance for loan losses  . . . . . . . . . . .               (58,184)         (54,316)
                                                           -----------      -----------
  Net loans  . . . . . . . . . . . . . . . . . .             3,175,037        2,625,858
Premises and equipment - Notes E and H . . . . .               474,683          445,109
Customers' acceptance liability  . . . . . . . .                55,358           65,643
Accrued income receivable  . . . . . . . . . . .               349,387          280,976
Other assets . . . . . . . . . . . . . . . . . .               641,228          368,702
                                                           -----------      -----------
  TOTAL ASSETS . . . . . . . . . . . . . . . . .           $21,729,495      $18,720,123
                                                           ===========      ===========

LIABILITIES
Deposits:
  Noninterest-bearing  . . . . . . . . . . . . .           $ 4,212,045      $ 5,450,183
  Interest-bearing:
    Domestic . . . . . . . . . . . . . . . . . .             1,769,698        2,140,457
    Foreign  . . . . . . . . . . . . . . . . . .             7,920,932        5,427,231
                                                           -----------      -----------
  Total deposits . . . . . . . . . . . . . . . .            13,902,675       13,017,871

Federal funds purchased  . . . . . . . . . . . .               113,143          269,083
Securities sold under repurchase
 agreements - Note F . . . . . . . . . . . . . .             4,798,261        2,972,928
Other short-term borrowings  . . . . . . . . . .               649,052          469,265
Notes payable - Note G                                                          149,990
Acceptances outstanding  . . . . . . . . . . . .                55,621           65,928
Accrued taxes and other expenses - Note O  . . .               406,086          373,152
Other liabilities  . . . . . . . . . . . . . . .               445,818          167,993
Long-term debt - Note H  . . . . . . . . . . . .               127,549          128,939
                                                           -----------      -----------
  TOTAL LIABILITIES  . . . . . . . . . . . . . .            20,498,205       17,615,149

Commitments and contingent liabilities - Notes P and R

STOCKHOLDERS' EQUITY - NOTES H, I, J, AND Q

Preferred stock, no par: authorized 3,500,000; issued none

Common stock, $1 par: authorized 112,000,000;
  issued 76,475,000 and 75,874,000 . . . . . . .                76,475           75,874
Surplus  . . . . . . . . . . . . . . . . . . . .                30,468           19,253
Retained earnings  . . . . . . . . . . . . . . .             1,176,915        1,009,847
Net unrealized loss on available-
  for-sale securities  . . . . . . . . . . . . .               (52,568)          --
                                                           -----------      -----------
  TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . .             1,231,290        1,104,974
                                                           -----------      -----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY . .           $21,729,495      $18,720,123
                                                           ===========      ===========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
STATE STREET BOSTON CORPORATION
-----------------------------------------------------------------------------------------
(Dollars in thousands)                                 1994         1993        1992
-----------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . .   $  207,413   $  179,829   $  160,443
Noncash charges for depreciation,
 amortization, provision for
 loan losses and foreclosed properties,
 and deferred income taxes   . . . . . . . . . .      175,851      163,858      117,924
                                                   ----------   ----------   ----------
  Net income adjusted for noncash charges  . . .      383,264      343,687      278,367

Adjustments to reconcile to net cash provided
 (used) by operating activities:
  Securities (gains) losses, net . . . . . . . .          473      (15,375)     (12,274)
  Net change in:
   Trading account assets  . . . . . . . . . . .     (368,104)       5,120       89,415
   Accrued income receivable . . . . . . . . . .      (68,411)     (64,614)      (9,947)
   Accrued taxes and other expenses  . . . . . .       26,800       21,286       12,187
   Other, net  . . . . . . . . . . . . . . . . .       15,512      (62,193)     (16,032)
                                                   ----------   ----------   ----------
    NET CASH PROVIDED (USED) BY
    OPERATING ACTIVITIES . . . . . . . . . . . .      (10,466)     227,911      341,716

INVESTING ACTIVITIES
Payments for purchases of:
  Held-to-maturity securities  . . . . . . . . .   (3,742,885)  (3,673,561)  (3,337,307)
  Available-for-sale securities  . . . . . . . .   (3,633,707)  (1,364,457)       --
  Lease financing assets . . . . . . . . . . . .     (643,525)    (426,313)    (194,897)
  Premises and equipment . . . . . . . . . . . .     (124,599)    (116,379)    (152,070)
Proceeds from:
  Maturities of held-to-maturity securities  . .    3,009,057    2,318,776    1,966,823
  Maturities of available-for-sale securities  .      285,339      167,399        --
  Sales of investment securities . . . . . . . .         --           --        522,012
  Sales of available-for-sale securities . . . .    1,256,204      935,816        --
  Principal collected from lease financing . . .       41,261       45,536       48,440
Net (payments for) proceeds from:
  Interest-bearing deposits with banks . . . . .      301,180     (345,003)    (972,443)
  Federal funds sold, resale agreements
   and securities borrowed . . . . . . . . . . .      215,172      800,174      772,084
  Loans  . . . . . . . . . . . . . . . . . . . .     (435,355)    (617,280)     (84,044)
                                                   ----------   ----------   ----------
    NET CASH USED BY INVESTING ACTIVITIES    . .   (3,471,858)  (2,275,292)  (1,431,402)
                                                   ----------   ----------   ----------

FINANCING ACTIVITIES
Proceeds from issuance of:
  Long-term debt . . . . . . . . . . . . . . . .         --         99,025        --
  Notes payable  . . . . . . . . . . . . . . . .         --           --        149,868
  Nonrecourse debt for lease financing . . . . .      513,585      347,042      146,424
  Common stock . . . . . . . . . . . . . . . . .        6,228        6,035        5,810
Payments for:
  Maturity of notes payable  . . . . . . . . . .     (150,000)        --       (100,000)
  Nonrecourse debt for lease financing . . . . .      (39,378)     (38,695)     (39,572)
  Long-term debt . . . . . . . . . . . . . . . .         (785)    (114,213)        (650)
  Cash dividends . . . . . . . . . . . . . . . .      (45,831)     (39,297)     (33,293)
Net proceeds from (payments for):
  Deposits . . . . . . . . . . . . . . . . . . .      884,804    1,957,804    2,328,706
  Short-term borrowings  . . . . . . . . . . . .    1,849,158       14,608   (1,099,901)
                                                   ----------   ----------   ----------
    NET CASH PROVIDED BY FINANCING ACTIVITIES. .    3,017,781    2,232,309    1,357,392
                                                   ----------   ----------   ----------
    NET INCREASE (DECREASE)  . . . . . . . . . .     (464,543)     184,928      267,706
Cash and due from banks at beginning of period .    1,469,395    1,284,467    1,016,761
                                                   ----------   ----------   ----------
    CASH AND DUE FROM BANKS AT END OF PERIOD . .   $1,004,852   $1,469,395   $1,284,467
                                                   ==========   ==========   ==========
SUPPLEMENTAL DISCLOSURE
  Interest paid  . . . . . . . . . . . . . . . .   $  537,388   $  382,310   $  440,335
  Income taxes paid  . . . . . . . . . . . . . .       66,808       56,370       63,497

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
STATE STREET BOSTON CORPORATION
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    NET UNREALIZED
                                                                                                       LOSS ON
                                                               COMMON                   RETAINED    AVAILABLE-FOR-
(Dollars in thousands)                                          STOCK      SURPLUS      EARNINGS    SALE SECURITIES         TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991 . . . . . . . . . . . . . .       $37,220     $33,867    $  745,482       $    -           $  816,569
  Net income . . . . . . . . . . . . . . . . . . . . . .                                 160,443                           160,443
  Cash dividends declared - $.445 per share  . . . . . .                                 (33,293)                          (33,293)
  Stock dividend, two-for-one split  . . . . . . . . . .        37,318     (37,318)
  Issuance of common stock -  523,346 net shares . . . .           523      11,452                                          11,975
  Foreign currency translation . . . . . . . . . . . . .                                  (2,559)                           (2,559)
                                                               -------     -------    ----------       ---------        ----------
BALANCE AT DECEMBER 31, 1992 . . . . . . . . . . . . . .        75,061       8,001       870,073            -              953,135
  Net income . . . . . . . . . . . . . . . . . . . . . .                                 179,829                           179,829
  Cash dividends declared - $.52 per share                                               (39,297)                          (39,297)
  Issuance of common stock - 812,902 net shares  . . . .           813      11,252                                          12,065
  Foreign currency translation . . . . . . . . . . . . .                                    (758)                             (758)
                                                               -------     -------    ----------       ---------        ----------

BALANCE AT DECEMBER 31, 1993 . . . . . . . . . . . . . .        75,874      19,253     1,009,847            -            1,104,974
  Net income . . . . . . . . . . . . . . . . . . . . . .                                 207,413                           207,413
  Cash dividends declared - $.60 per share . . . . . . .                                 (45,831)                          (45,831)
  Issuance of common stock - 601,215 net shares  . . . .           601      11,215                                          11,816
  Foreign currency translation . . . . . . . . . . . . .                                   5,486                             5,486
  Net unrealized loss on available-for-sale
    securities . . . . . . . . . . . . . . . . . . . . .                                                (52,568)           (52,568)
                                                               -------     -------    ----------       --------         ---------
BALANCE AT DECEMBER 31, 1994  . . . . . . . . . . . . . .      $76,475     $30,468    $1,176,915       $(52,568)        $1,231,290
                                                               =======     =======    ==========       =========        ===========

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of State Street Boston Corporation ("State Street") and its subsidiaries conform to generally accepted accounting principles. The significant policies are summarized below.

     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of State Street Boston Corporation and its subsidiaries, including its principal subsidiary, State Street Bank and Trust Company ("State Street Bank"). All significant intercompany balances and transactions have been eliminated upon consolidation. The results of operations of businesses purchased are included from the date of acquisition. Investments in 50%-owned affiliates are accounted for by the equity method. Certain previously reported amounts have been reclassified to conform to the current method of presentation. Where appropriate, number of shares and per share amounts have been restated to reflect a stock split in 1992 (see Note I). For the Consolidated Statement of Cash Flows, State Street has defined cash equivalents as those amounts included in the Consolidated Statement of Condition caption, "Cash and due from banks."

     RESALE AND REPURCHASE AGREEMENTS; SECURITIES BORROWED: State Street enters into purchases of U.S. Treasury and Federal agency securities ("U.S. Government securities") under agreements to resell the securities, which are recorded as securities purchased under resale agreements in the Consolidated Statement of Condition. These securities can be used as collateral for repurchase agreements. It is State Street's policy to take possession or control of the security underlying the resale agreement. The securities are revalued daily to determine if additional collat eral is necessary. State Street enters into sales of U.S. Government securities under repurchase agreements, which are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. Government securities underlying the repurchase agreements remains in investment securities. Securities borrowed are recorded at the amount of cash collateral deposited with the lender. State Street monitors daily its market exposure with respect to securities borrowed transactions and requests that excess collateral be returned or that additional securities be provided.

     SECURITIES: Debt securities are held in both the investment and trading account portfolios. On January 1, 1994, State Street adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that debt and equity securities for which State Street does not have the positive intent or ability to hold to maturity and that are not considered to be part of trading-related activities be classified as available-for-sale securities and reported at fair value, with unrealized gains and losses net of taxes reported in a separate component of stockholders' equity. In 1993, available-for-sale securities were carried at the lower of amortized cost or market. Adoption of SFAS No. 115 resulted in an increase of $3 million to stockholders' equity in January 1994.

     Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of available-for-sale securities are computed based on identified costs and included in fee revenue. Trading account assets are held in anticipation of short-term market movements and for resale to customers. Trading account assets are carried at market value, and the resulting adjustment is reflected in fee revenue.

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

     In 1993, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," was issued. This statement addresses how creditors should establish allowances for credit losses on individual loans determined to be impaired. State Street will adopt this new statement in 1995, and it is not expected to have a material impact.

     PREMISES AND EQUIPMENT: Premises, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charged to operating expenses are computed using the straight-line method over the estimated useful life of the related asset or the remaining term of the lease.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     OTHER REAL ESTATE OWNED: Properties acquired in satisfaction of debt are carried at the lower of cost or fair market value and included in other assets. Reductions in carrying value are recognized through charges to other operating expenses. The costs of maintaining and operating foreclosed properties are expensed as incurred.

     REVALUATION GAINS AND LOSSES ON FINANCIAL CONTRACTS: Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," was adopted by State Street during the first quarter of 1994. The interpretation requires that the gross amount of unrealized gains and losses on foreign exchange and interest rate contracts be reported separately as an asset and a liability on the statement of condition. Prior to adoption, these amounts were reported as a net asset or liability. The netting of unrealized gains and losses with the same counterparty is permitted when a master netting agreement has been executed. At December 31, 1994, other assets and other liabilities have been increased $288 million as a result of adoption.

     FOREIGN CURRENCY TRANSLATION: The assets and liabilities of foreign operations are translated at month-end exchange rates, and revenue and expenses are translated at average monthly exchange rates. Gains or losses from the translation of the net assets of certain foreign subsidiaries, net of any foreign currency hedges and related taxes, are credited or charged to retained earnings. Gains or losses from other translations are included in fee revenue.

     INTEREST-RATE AND FOREIGN EXCHANGE CONTRACTS: State Street uses interest-rate contracts as part of its overall interest-rate risk management. Gains and losses on interest-rate futures and option contracts that are designated as hedges and effective as such are deferred and amortized over the remaining life of the hedged assets or liabilities as an adjustment to interest revenue or interest expense. Interest-rate swap contracts that are entered into as part of interest-rate management are accounted for using the accrual method as an adjustment to interest revenue or interest expense. Interest-rate contracts related to trading activities are adjusted to market value with the resulting gains or losses included in fee revenue.

     Foreign exchange trading positions are valued daily at prevailing exchange rates, and the resulting gain or loss is included in fee revenue.

     INCOME TAXES: The provision for income taxes includes deferred income taxes arising as a result of reporting some items of revenue and expense in different years for tax and financial reporting purposes. In 1993, State Street adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which prescribes the liability method of accounting for income taxes.
Prior years, which were accounted for under the deferral method, were not restated, and the impact of the adoption in 1993 was not material.

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

NOTE B-ACQUISITION OF INVESTORS FIDUCIARY TRUST COMPANY

     In September 1994, State Street announced a definitive agreement to acquire Investors Fiduciary Trust Company (IFTC) in a transaction that is intended to be accounted for as a pooling of interests. IFTC was equally owned by DST Systems, Inc. and Kemper Financial Services, Inc. The transaction closed on January 31, 1995. IFTC was acquired for 5,972,222 shares of State Street common stock.

     IFTC provides custody and fund accounting services to mutual funds, unit investment trusts, insurance portfolios and bank portfolios. At December 31, 1994, IFTC's total assets were $818 million and stockholders' equity was $106 million.

     The following is a summary of unaudited pro forma financial information for State Street and IFTC combined for the years ended December 31:

--------------------------------------------------------------------------------
(Dollars in thousands, except per share data)       1994       1993       1992
--------------------------------------------------------------------------------
Revenue before operating expenses ............. $1,397,857 $1,189,792 $1,037,069
Net income ....................................    220,347    189,386    170,113
Earnings per share
  Primary .....................................       2.66       2.30       2.07
  Fully diluted ...............................       2.64       2.28       2.04

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE C-INVESTMENT SECURITIES

     State Street adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Under SFAS No. 115, debt securities for which State Street has the intent and ability to hold to maturity may be classified as held-to-maturity securities and reported at amortized cost. Securities that are not classified as held to maturity are to be classified as available-for-sale securities and reported at fair value. The excess of fair value over the amortized cost of available-for-sale securities at date of adoption was $4,825,000.

     Investment securities consisted of the following at December 31:

------------------------------------------------------------------------------------------------------------------------------
                                                        1994                                            1993
                                       AMORTIZED      UNREALIZED           FAIR      Amortized       Unrealized        Fair
(Dollars in thousands)                   COST       GAINS    LOSSES       VALUE         Cost       Gains   Losses      Value
------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY (at amortized cost)
U.S. Treasury and
  Federal agencies ................   $1,668,987   $  590   $ 35,836   $1,633,741   $1,272,370   $11,522   $1,673   $1,282,219
State and political
  subdivisions ....................    1,130,197      317     19,210    1,111,304    1,083,879     7,006      494    1,090,391
Asset-backed
  securities ......................    2,346,931    1,104     75,823    2,272,212    2,028,099     9,800    4,345    2,033,554
Other investments .................       41,155       84        155       41,084       99,756     1,398       70      101,084
                                      ----------   ------   --------   ----------   ----------   -------   ------   ----------
  Total ...........................   $5,187,270   $2,095   $131,024   $5,058,341   $4,484,104   $29,726   $6,582   $4,507,248
                                      ==========   ======   ========   ==========   ==========   =======   ======   ==========
AVAILABLE FOR SALE (at fair value<F1>)
U.S. Treasuries ...................   $3,238,933   $        $ 90,864   $3,148,069   $1,121,605   $ 9,000   $4,597   $1,126,008
Other investments .................       80,217        5      1,604       78,618       95,490       423                95,913
                                      ----------   ------   --------   ----------   ----------   -------   ------   ----------
  Total ...........................   $3,319,150   $    5   $ 92,468   $3,226,687   $1,217,095   $ 9,423   $4,597   $1,221,921
                                      ==========   ======   ========   ==========   ==========   =======   ======   ==========

<F1>In 1993, at lower of cost or market.

     The   amortized   cost   and   fair   value   of   available-for-sale   and
held-to-maturity securities by maturity at December 31, 1994, were as follows:

--------------------------------------------------------------------------------
                              WITHIN     AFTER ONE     AFTER FIVE        AFTER
                             ONE YEAR    BUT WITHIN    BUT WITHIN         TEN
(Dollars in thousands)       OR LESS     FIVE YEARS    TEN YEARS         YEARS
--------------------------------------------------------------------------------
HELD TO MATURITY
Amortized cost . . . . .    $2,615,683   $2,097,020     $333,115        $141,452
Fair value . . . . . . .     2,559,683    2,038,539      321,963         138,156

AVAILABLE FOR SALE
Amortized cost . . . . .       155,512    3,163,638
Fair value . . . . . . .       152,856    3,073,831

     The maturity of asset-backed securities is based upon the expected principal payments. Securities carried at $4,204,525,000 and $2,656,300,000 at December 31, 1994 and 1993, respectively, were designated as security for public and trust deposits, borrowed funds and for other purposes as provided by law.

     During 1994, gains of $2,852,000 and losses of $3,325,000 were realized on sales of available-for-sale securities of $1,256,204,000. During 1993, gains of $15,426,000 and losses of $51,000 were realized on sales of available-for-sale securities of $935,816,000. During 1992, gains of $14,201,000 and losses of $1,927,000 were realized on sales of investment securities of $522,012,000.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE D-LOANS

     The loan portfolio consisted of the following at December 31:
--------------------------------------------------------------------------------
(Dollars in thousands)                                  1994            1993
--------------------------------------------------------------------------------
Commercial and financial . . . . . . . . . .         $2,070,146     $1,889,143
Real estate  . . . . . . . . . . . . . . . .            100,549         94,073
Consumer . . . . . . . . . . . . . . . . . .             41,323         46,315
Foreign  . . . . . . . . . . . . . . . . . .            569,508        325,142
Lease financing  . . . . . . . . . . . . . .            451,695        325,501
                                                     ----------     ----------
  Total loans  . . . . . . . . . . . . . . .         $3,233,221     $2,680,174
                                                     ==========     ==========

Non-accrual loans  . . . . . . . . . . . . .            $23,043        $26,804
  Interest revenue under original terms  . .              2,245          2,796
  Interest revenue recognized  . . . . . . .                834            812


     Changes in the allowance for loan losses for the years ended December 31 were as follows:
--------------------------------------------------------------------------------
(Dollars in thousands)                        1994        1993         1992
--------------------------------------------------------------------------------
Balance at beginning of year . . . . . .     $54,316    $57,931      $65,888
Provision for loan losses  . . . . . . .      11,569     11,320       12,201
Loan charge-offs . . . . . . . . . . . .     (10,477)   (18,545)     (23,514)
Recoveries . . . . . . . . . . . . . . .       2,776      2,205        3,356
Allowance of subsidiary purchased                         1,405
                                             -------    -------      -------
  Balance at end of year . . . . . . . .     $58,184    $54,316      $57,931
                                             =======    =======      =======


     A loan totaling $2,703,000 was restructured in 1994, is performing in accordance with its new terms and is accruing at a market rate. During 1994 and 1993, loans totaling $191,000 and $1,387,000 were transferred to other real estate owned.

NOTE E-PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31:
--------------------------------------------------------------------------------
(Dollars in thousands)                                   1994          1993
--------------------------------------------------------------------------------
Buildings and land  . . . . . . . . . . . . .          $268,162      $248,584
Leasehold  improvements . . . . . . . . . . .           118,176        97,983
Equipment and furniture . . . . . . . . . . .           444,761       395,895
                                                       --------      --------
                                                        831,099       742,462
Accumulated depreciation and amortization . .          (356,416)     (297,353)
                                                       --------      --------
  Total premises and equipment, net . . . . .          $474,683      $445,109
                                                       ========      ========

     State Street has entered into noncancelable operating leases for premises and equipment. At December 31, 1994, future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more totaled $534,759,000. This consisted of $36,951,000, $40,013,000, $37,925,000,
$32,884,000  and  $30,275,000  for the  years  1995 to 1999,  respectively,  and
$356,711,000 thereafter. The minimum rental commitments have been reduced by sublease rental commitments of $767,000. Substantially all leases include renewal options.

     Total rental expense  amounted to $33,879,000,  $25,641,000 and $23,194,000 in 1994, 1993 and 1992, respectively. Rental expense has been reduced by sublease revenue of $1,083,000, $2,149,000 and $3,515,000 in 1994, 1993 and
1992, respectively.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE F-INVESTMENT SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

     State Street enters into sales of U.S. Treasury and federal agency securities ("U.S. Government securities") under repurchase agreements that are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. Government securities underlying the repurchase agreements remains in investment securities.

     Information on these U.S. Government securities, and the related repurchase agreements including accrued interest, is shown in the table below. This table excludes repurchase agreements that are secured by securities purchased under resale agreements and securities borrowed.

     Information at December 31, 1994 was as follows:
--------------------------------------------------------------------------------
                                         U.S. GOVERNMENT           REPURCHASE
                                         SECURITIES SOLD           AGREEMENTS
                                         BOOK                    BOOK
(Dollars in thousands)                  AMOUNT     MARKET       AMOUNT     RATE
--------------------------------------------------------------------------------
Maturity of repurchase agreements:
Overnight . . . . . . . . . . . .    $2,526,248  $2,526,085   $2,489,352   5.10%
21 to 30 days . . . . . . . . . .       339,345     338,473      324,327   5.47
31 to 90 days . . . . . . . . . .       378,686     378,186      375,334   3.30
Over 90 days  . . . . . . . . . .           119         119          119   4.25
                                     ----------  ----------   ----------
Total . . . . . . . . . . . . . .    $3,244,398  $3,242,863   $3,189,132   4.93
                                     ==========  ==========   ==========


NOTE G-NOTES PAYABLE

     State Street Bank issues Bank Notes from time to time, in an aggregate amount not to exceed $750,000,000 and with original maturities ranging from 14 days to five years.

     The Bank Notes, which are not subject to redemption, represent unsecured debt obligations of State Street Bank. The Bank Notes are neither obligations of or guaranteed by State Street and are recorded net of original issue discount. At December 31, 1994, there were no Bank Notes outstanding.

NOTE H-LONG-TERM DEBT

     Long-term debt, less unamortized original issue discount, consisted of the following at December 31:
--------------------------------------------------------------------------------
(Dollars in thousands)                                    1994        1993
--------------------------------------------------------------------------------
5.95% Notes due 2003 . . . . . . . . . . . . . . . . .  $ 99,672    $ 99,634
7.75% Convertible subordinated debentures due 2008 . .     3,358       3,922
9.50% Mortgage note due 2009 . . . . . . . . . . . . .    24,519      25,304
Other  . . . . . . . . . . . . . . . . . . . . . . . .                    79
                                                        --------    --------
     Total long-term debt  . . . . . . . . . . . . . .  $127,549    $128,939

     The 5.95% notes are unsecured obligations of State Street.

     The 7.75% debentures are convertible to common stock at a price of $5.75 per share, subject to adjustment for certain events. The debentures are redeemable, at State Street's option, at a price of approximately 102.1%, declining annually to par by 1998. During 1994 and 1993, $563,000 and $2,422,000 of debentures were converted into 137,711 and 422,716 shares of common stock, respectively. At December 31, 1994, 584,000 shares of authorized common stock had been reserved for issuance upon conversion.

     The 9.50% mortgage note was fully collaterized by property at December 31, 1994. The aggregate maturities of this mortgage note for the years 1995 through 1999 are $863,000, $948,000, $1,042,000, $1,146,000 and $1,260,000,
respectively.

     In August 1993, a shelf registration statement became effective that allows State Street to issue up to $250 million of unsecured debt securities. In September 1993, State Street issued $100 million of 5.95% Notes due 2003, and the remaining balance of $150 million at December 31, 1994, is available for issuance.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE I-STOCKHOLDERS' EQUITY

     In 1992, State Street distributed a two-for-one stock split in the form of a 100% stock dividend to stockholders. The par value of these additional shares was capitalized by a transfer from surplus to common stock.

     In 1993, the Board of Directors authorized the repurchase of up to two million shares of State Street's common stock. Shares purchased under the authorization, if any, would be used for employee benefit plans. No purchases were made through December 31, 1994.

     State Street has a long-term incentive plan from which stock options, stock appreciation rights (SARs) and performance units can be awarded. The exercise price of non-qualified and incentive stock options may not be less than fair value of such shares at date of grant and expire no longer than ten years from date of grant. Performance units have been granted to officers at the policy-making level. Performance units are earned over a performance period based on achievement of goals. Payment for performance units is made in cash equal to the fair market value of State Street's common stock after the conclusion of each performance period. Compensation expense related to performance units was $333,000, $2,126,000 and $8,124,000 for 1994, 1993 and
1992, respectively.

     Under the 1994 Stock Option and Performance Unit Plan, options and SARs covering 3,500,000 shares of common stock and 1,000,000 performance units may be issued. State Street has stock options and performance shares outstanding from previous plans under which no further grants can be made.

     Option activity during 1994 and 1993 was as follows:
--------------------------------------------------------------------------------
                                                       OPTION PRICE
(In thousands, except per share amounts)       SHARES     PER SHARE    TOTAL
--------------------------------------------------------------------------------
Outstanding, December 31, 1992  . . . . . .    2,660   $ 3.52-40.69   $48,693
Granted . . . . . . . . . . . . . . . . . .      160    32.38-45.31     7,057
Exercised . . . . . . . . . . . . . . . . .     (393)    3.52-20.38    (6,273)
Canceled. . . . . . . . . . . . . . . . . .      (31)   11.23-45.31      (701)
                                               -----                  -------
Outstanding, December 31, 1993  . . . . . .    2,396     3.95-45.31    48,776
Granted . . . . . . . . . . . . . . . . . .      907    28.94-39.25    28,087
Exercised . . . . . . . . . . . . . . . . .     (460)    3.95-32.25    (6,088)
Canceled  . . . . . . . . . . . . . . . . .      (41)   13.41-45.31    (1,056)
                                               -----                  -------
Outstanding, December 31, 1994  . . . . . .    2,802     6.42-45.31   $69,719
                                               =====                  =======

     At December 31, 1994, 996,403 shares under options were exercisable and 2,810,000 shares under options and SARs were available for future grants. During 1992, 526,000 options were exercised at per share prices of $3.95 to $20.38.

NOTE J-SHAREHOLDERS' RIGHTS PLAN

     In 1988, State Street declared a dividend of one preferred share purchase right for each outstanding share of common stock. In 1992, State Street's common stock was split two-for-one in the form of a 100% stock dividend to stockholders. After giving effect to the split, under certain conditions, a right may be exercised to purchase one two-hundredths share of a series of participating preferred stock at an exercise price of $75, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 20% or more of State Street's common stock or after commencement or public announcement of an offer for 20% or more of State Street's common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquiror, having a market value of two times the then current exercise price of that right.

     The rights expire in 1998 and may be redeemed at a price of $.005 per right at any time prior to expiration or the acquisition of 20% of State Street's common stock. Also, under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE K-FEE REVENUE-OTHER

     The Other category of fee revenue consisted of the following for the years ended December 31:
--------------------------------------------------------------------------------
(Dollars in thousands)                         1994        1993         1992
--------------------------------------------------------------------------------
Foreign exchange trading  . . . . . . . .    $113,842    $ 82,705     $ 57,904
Processing service fees . . . . . . . . .      66,837      46,083       30,414
Service fees  . . . . . . . . . . . . . .      47,210      40,038       31,281
Trading account profits . . . . . . . . .          34       3,740        2,714
Securities gains (losses), net  . . . . .        (473)     15,375       12,274
Other . . . . . . . . . . . . . . . . . .      36,178      17,705       22,916
                                             --------    --------     --------
     Total fee revenue-other  . . . . . .    $263,628    $205,646     $157,503
                                             ========    ========     ========

NOTE L-OPERATING EXPENSES-OTHER

     The Other category of operating expenses consisted of the following for the years ended December 31:
--------------------------------------------------------------------------------
(Dollars in thousands)                         1994        1993         1992
--------------------------------------------------------------------------------
Contract services . . . . . . . . . . . .    $ 87,830    $ 64,080     $ 45,364
Professional services . . . . . . . . . .      47,517      35,358       30,120
Advertising and sales promotion . . . . .      22,966      18,672       15,079
Telecommunications  . . . . . . . . . . .      21,016      21,326       18,119
Postage, forms and supplies . . . . . . .      19,948      17,927       16,847
FDIC and other insurance  . . . . . . . .      18,982      17,263       16,906
Operating and processing losses . . . . .         179       4,745        6,965
Other . . . . . . . . . . . . . . . . . .      44,400      42,776       36,922
                                             --------    --------     --------
Total operating expenses-other  . . . . .    $262,838    $222,147     $186,322
                                             ========    ========     ========

NOTE M-QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a tabulation of the unaudited quarterly results of operations:

--------------------------------------------------------------------------------------------------------------------------
(In thousands, except                         1994 QUARTERS                              1993 Quarters
per share data)                FOURTH      THIRD     SECOND      FIRST     Fourth      Third     Second      First
--------------------------------------------------------------------------------------------------------------------------
Interest revenue ..........   $275,102   $235,562   $202,077   $191,992   $186,832   $176,820   $171,831   $163,385
Interest expense ..........    181,200    142,572    110,507    103,262    103,959     93,823     96,336     87,137
                              --------   --------   --------   --------   --------   --------   --------   --------
  Net interest revenue ....     93,902     92,990     91,570     88,730     82,873     82,997     75,495     76,248
Provision for loan losses .      2,058      3,159      3,182      3,170      2,880      2,880      2,880      2,680
                              --------   --------   --------   --------   --------   --------   --------   --------
  Net interest revenue
    after provision for
    loan losses ...........     91,844     89,831     88,388     85,560     79,993     80,117     72,615     73,568
Fee revenue ...............    247,697    244,002    240,609    248,720    222,670    211,432    205,306    194,007
                              --------   --------   --------   --------   --------   --------   --------   --------
  Total revenue ...........    339,541    333,833    328,997    334,280    302,663    291,549    277,921    267,575
Operating expenses ........    258,507    254,330    250,474    253,090    229,100    218,425    211,609    203,119
                              --------   --------   --------   --------   --------   --------   --------   --------
  Income before
    income taxes ..........     81,034     79,503     78,523     81,190     73,563     73,124     66,312     64,456
Income taxes ..............     27,768     27,687     27,482     29,900     25,879     26,851     23,095     21,801
                              --------   --------   --------   --------   --------   --------   --------   --------
  Net Income ..............   $ 53,266   $ 51,816   $ 51,041   $ 51,290   $ 47,684   $ 46,273   $ 43,217   $ 42,655
                              ========   ========   ========   ========   ========   ========   ========   ========
Earnings Per Share:
  Primary .................   $    .70   $    .67   $    .66   $    .67   $    .62   $    .61   $    .57   $    .56
  Fully diluted ...........        .69        .67        .66        .66        .62        .60        .56        .55
Average Shares Outstanding:
  Primary .................     76,879     76,985     76,882     76,677     76,399     76,167     76,046     76,749
  Fully diluted ...........     77,464     77,571     77,540     77,374     77,224     77,141     77,120     77,851

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE N - EMPLOYEE BENEFIT PLANS

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

     The following table sets forth the primary plan's funded status, actuarial assumptions and amounts recognized in the consolidated financial statements as of and for the years ended December 31:

--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                              1994            1993            1992
--------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
  Vested .....................................................................   $  91,706       $  91,186       $  77,331
  Nonvested ..................................................................       9,184          10,527           9,075
Additional benefits based on estimated future salary levels ..................      17,003          12,465          10,738
                                                                                 ---------       ---------       ---------
    Projected benefit obligation .............................................     117,893         114,178          97,144
Plan assets at fair value, primarily listed stocks and fixed income securities     156,769         162,690         148,102
                                                                                 ---------       ---------       ---------
    Excess of plan assets over projected benefit obligation ..................      38,876          48,512          50,958
Unrecognized net asset at transition being amortized over 17.2 years .........     (17,844)        (19,771)        (21,699)
Unrecognized net (gain) loss .................................................       2,937          (3,152)         (4,291)
Unrecognized prior service cost ..............................................      (3,499)         (3,770)         (4,042)
                                                                                 ---------       ---------       ---------
    Total prepaid pension expense included in other assets ...................   $  20,470       $  21,819       $  20,926
                                                                                 =========       =========       =========
Pension expense (income) included the following components:
  Service cost-benefits earned during period .................................      11,392       $  10,030       $   9,423
  Interest cost on projected benefit obligation ..............................       8,253           6,142           6,812
  Actual return on plan assets ...............................................      (3,076)        (22,874)         (8,306)
  Net amortization and deferral ..............................................     (15,220)          5,809          (9,951)
                                                                                 ---------       ---------       ---------
    Total pension expense (income) ...........................................   $   1,349       $    (893)      $  (2,022)
                                                                                 =========       =========       =========
Actuarial assumptions:
  Discount rate used to determine benefit obligation .........................        8.75%           7.50%           8.50%
  Rate of increase in future compensation level ..............................        5.00%           5.00%           5.00%
  Expected long-term rate of return on plan assets ...........................       10.25%          10.25%          10.25%

     State Street has an unfunded, non-qualified supplemental retirement plan that provides certain officers with defined pension benefits in excess of limits imposed by Federal tax law. At December 31, 1994, 1993 and 1992, the projected benefit obligation of this plan was $5,168,000, $2,790,000 and $2,174,000, and the related pension expense was $436,000, $430,000 and $95,000, respectively.

     Total pension expense for all plans was $4,546,000, $2,050,000 and $424,000 for 1994, 1993 and 1992, respectively.

     Employees of State Street Bank and certain subsidiaries with one or more years of service are eligible to contribute a portion of their pre-tax salary to a 401(k) Salary Savings Plan. State Street matches a portion of these contributions, and the related expenses were $6,442,000, $5,942,000 and $4,796,000 for 1994, 1993 and 1992, respectively.

     State Street Bank and certain subsidiaries provide health care and life insurance benefits for retired employees. In 1993, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pension," was adopted. This statement requires that the costs associated with providing postretirement benefits be accrued during the active service periods of the employee, rather than expensing these costs as paid. State Street has elected to amortize the accumulated postretirement benefit obligation (APBO), which at the date of adoption was $22,100,000, over a 20-year period. State Street continues to fund medical and life insurance benefit costs on a pay-as-you go basis. In previous years, the cost of these benefits was expensed as claims were paid and was not material.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE N - EMPLOYEE BENEFIT PLANS (CONTINUED)

     The following table sets forth the financial status of the plan and amounts recognized in the consolidated financial statements as of and for the years ended December 31:

--------------------------------------------------------------------------------
(Dollars in thousands)                                       1994         1993
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees ...........................................    $  6,768     $  5,553
  Fully eligible active employees ....................       5,204        5,333
  Other active employees .............................      11,668       16,383
                                                          --------     --------
    APBO .............................................      23,640       27,269
  Unrecognized transition obligation .................     (19,864)     (20,968)
  Unrecognized net gain (loss) .......................       3,775       (2,969)
                                                          --------     --------
    Accrued postretirement benefit cost ..............    $  7,551     $  3,332
                                                          ========     ========
Postretirement expense included the following components:
  Service cost-benefits earned during the period .....    $  1,887     $  1,491
  Interest cost on APBO ..............................       2,122        1,835
  Net amortization and deferral ......................       1,202        1,104
                                                          --------     --------
    Total postretirement expense .....................    $  5,211     $  4,430
                                                          ========     ========


     The discount rate used in determining the APBO was 8.75% and 7.5 0% for 1994 and 1993, respectively. The assumed health care cost trend rate used in measuring the APBO was 12% in 1995, declining to 6% by 2001, and remaining at 6% thereafter. If the health care trend rate assumptions were increased by 1%, the APBO, as of December 31, 1994, would have increased by 8%, and the aggregate of service and interest cost for 1994 would have increased by 8%.

NOTE O - INCOME TAXES

     The provision for income taxes includes deferred income taxes arising as a result of reporting certain items of revenue and expense in different years for tax and financial reporting purposes. In 1993, State Street adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which prescribes the liability method of accounting for income taxes. The impact of the adoption in 1993 was not material.

     The provision for income taxes included in the Consolidated Statement of Income consisted of the following:

--------------------------------------------------------------------------------
(Dollars in thousands)                         1994          1993         1992
--------------------------------------------------------------------------------
Current:
  Federal ...........................       $ 20,618       $21,060       $30,643
  State .............................         21,245        17,652        19,799
  Foreign ...........................         24,945        16,456        10,893
                                            --------       -------       -------
    Total current ...................         66,808        55,168        61,335
                                            --------       -------       -------
Deferred:
  Federal ...........................         33,784        28,514        24,420
  State .............................         12,245        13,944        10,363
                                            --------       -------       -------
    Total deferred ..................         46,029        42,458        34,783
                                            --------       -------       -------
    Total income taxes ..............       $112,837       $97,626       $96,118
                                            ========       =======       =======

     Current and deferred taxes for 1993 and 1992 have been reclassified to reflect the tax returns as actually filed. Income tax benefits of $4,949,000, $3,603,000 and $5,570,000 in 1994, 1993 and 1992, respectively, related to certain employee stock option exercises and $39,895,000 related to the mark-to-market adjustment of the securities portfolio in 1994 were recorded directly to stockholders' equity and are not included in the table above. Income tax expense (benefit) related to net securities gains (losses) were $(204,000), $6,634,000 and $5,118,000 for 1994, 1993 and 1992, respectively.

     Pre-tax income attributable to operations located outside the United States
was   $75,655,000,   $51,823,000   and  $34,723,000  in  1994,  1993  and  1992,
respectively.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE O - INCOME TAXES (CONTINUED)

     Significant components of the deferred tax liabilities and assets at December 31 were as follows:

--------------------------------------------------------------------------------
(Dollars in thousands)                                    1994           1993
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Lease financing transactions ...................     $ 266,304      $ 211,027
  Depreciation, net ..............................         6,672          7,270
  Prepaid pension expense ........................         8,109          9,110
  Investment securities ..........................         8,486          9,454
  Other ..........................................         7,778          7,321
                                                        --------      ---------
    Total deferred tax liabilities ...............       297,349        244,182
                                                        --------      ---------
Deferred tax assets:
  Operating expenses .............................        30,355         29,220
  Alternative minimum tax credit .................        32,256         14,611
  Allowance for loan losses ......................        24,176         22,527
  Other ..........................................        10,118          7,572
                                                        --------      ---------
    Total deferred tax assets ....................        96,905         73,930
Valuation allowance for deferred tax assets ......        (4,429)        (3,228)
                                                        --------      ---------
    Net deferred tax assets ......................        92,476         70,702
                                                        --------      ---------
    Net deferred tax liabilities .................     $ 204,873      $ 173,480
                                                        ========      =========


     At December 31, 1994, State Street had non-U.S. carryforward tax losses of $12,543,000 and U.S. tax credit carryforwards of $32,256,000. If not utilized, $6,472,000 of the losses will expire in the years 1997-2000. The credits and the remaining losses carry over indefinitely.

     The provision for deferred income taxes for the year ended December 31, 1992 was $34,783,000, primarily relating to lease financing transactions.

     A reconciliation of the differences between the U.S. statutory income tax rate and the effective tax rates based on income before taxes is as follows:

--------------------------------------------------------------------------------
                                                 1994       1993       1992
--------------------------------------------------------------------------------
U.S. Federal income tax rate ..................  35.0%      35.0%      34.0%
Changes from statutory rate resulting from:
  State taxes, net of Federal benefit .........   6.9        7.1        7.8
  Tax-exempt interest revenue, net
    of disallowed interest ....................  (3.7)      (3.6)      (3.1)
  Tax credits .................................  (2.5)      (3.6)      (1.6)
  Other, net ..................................   (.5)        .3         .4
                                                 ----       ----       ----
Effective tax rate ............................  35.2%      35.2%      37.5%
                                                 ====       ====       ====






NOTE P-CONTINGENT LIABILITIES

     State Street provides custody, accounting and information services to mutual fund, master trust/master custody/global custody, corporate trust and defined contribution plan customers; and investment management services to institutions and individuals. Assets under custody and management, held by State Street in a fiduciary or custody capacity, are not included in the Consolidated Statement of Condition since such items are not assets of State Street. Management conducts regular reviews of its responsibilities for these services and considers the results in preparing its financial statements. In the opinion of management, there are no contingent liabilities at December 31, 1994 that would have a material adverse effect on State Street's financial position or results of operations.

     State Street is subject to pending and threatened legal actions that arise in the normal course of business. In the opinion of management, after discussion with counsel, these can be successfully defended or resolved without a material adverse effect on State Street's financial position or results of operations.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE Q - CASH, DIVIDEND, LOAN AND OTHER RESTRICTIONS

     During 1994, subsidiary banks of State Street were required by the Federal Reserve Bank to maintain average reserve balances of $268,783,000.

     State Street's principal source of funds for the payment of cash dividends to stockholders is from dividends paid by State Street Bank. Federal and state banking regulations place certain restrictions on dividends paid by subsidiary banks to State Street. At December 31, 1994, State Street Bank had $426,554,000 of retained earnings available for distribution to State Street in the form of dividends.

     The Federal Reserve Act requires that extensions of credit by State Street Bank to certain affiliates, including State Street, be secured by specific collateral, that the extension of credit to any one affiliate be limited to 10% of capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

     At December 31, 1994, consolidated retained earnings included $8,784,000 representing undistributed earnings of 50%-owned affiliates.

     State Street has a committed line of credit amounting to $50,000,000 to support its commercial paper program.

NOTE R - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

     State Street uses various off-balance sheet financial instruments, including derivatives, to satisfy the financing and risk management needs of customers, to manage interest-rate and currency risk and to conduct trading activities. In general terms, derivative instruments are contracts or agreements whose value can be derived from interest rates, currency exchange rates and financial indices. Derivative instruments include forwards, futures, swaps, options and other instruments with similar characteristics. These instruments generate fee, interest or trading revenue. Associated with these instruments are market and credit risks that could expose State Street to potential losses.

     Market risk relates to the possibility that financial instruments may change in value due to future fluctuations in market prices. There may be considerable day-to-day variation in market-risk exposure because of changing expectations of future currency values or interest rates. State Street actively manages its market-risk exposure.

     Credit risk relates to the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The credit risk associated with off-balance sheet financial instruments is managed in conjunction with State Street's balance sheet activities. State Street minimizes its credit risk by performing credit reviews of counterparties or by conducting activities through organized exchanges. Historically, credit losses with respect to these instruments have been immaterial.

     State Street uses derivative financial instruments in trading and balance sheet management activities. The objectives of trading activities are to act as an intermediary in arranging transactions for customers and to assume positions in interest rate or foreign currency markets based upon expectations of future market movements. The objective of balance sheet management activities is to utilize derivatives in minimizing the risk inherent in State Street's asset and liability structure from interest rate and currency exchange movements.

     The following table summarizes the contractual or notional amounts of derivative financial instruments held or issued by State Street at December 31:

--------------------------------------------------------------------------------
(Dollars in millions)                                     1994            1993
--------------------------------------------------------------------------------
TRADING:
Interest rate contracts:
  Swap agreements ............................          $   109          $    71
  Options and caps purchased .................               13               15
  Options and caps written ...................               25               35
  Futures sold ...............................              335              541
  Options on futures written .................              225
Foreign exchange contracts:
  Forward, swap and spot .....................           43,126           36,179
  Options purchased ..........................               40                6
BALANCE SHEET MANAGEMENT:
Interest rate contracts:
  Swap agreements ............................              146               87
  Futures sold ...............................                               150
Foreign exchange contracts ...................               83               53

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE  R  -  OFF-BALANCE  SHEET  FINANCIAL  INSTRUMENTS,   INCLUDING  DERIVATIVES
(CONTINUED)

     Interest rate contracts involve an agreement with a counterparty to exchange cash flows based on the movement of an underlying interest rate index. A swap agreement involves the exchange of a series of interest payments, either at a fixed or variable rate, based upon the notional amount without the exchange of the underlying principal amount. An option contract provides the purchaser, for a premium, the right but not the obligation to buy or sell the underlying financial instrument at a set price at or during a specified period. A futures contract is a commitment to buy or sell at a future date a financial instrument at a contracted price and may be settled in cash or through the delivery of the contracted instrument.

     Foreign exchange contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed upon rate and settlement date. Foreign exchange contracts consist of swap agreements, and forward and spot contracts.

     State Street's exposure from these interest rate and foreign exchange contracts results from the possibility that one party may default on its contractual obligation or from movements in exchange or interest rates. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional value. The notional value provides the basis for determining the exchange of contractual cash flows. The exposure to credit loss can be estimated by calculating the cost on a present value basis to replace at current market rates all profitable contracts at year-end. The estimated aggregate replacement cost of derivative financial instruments in a net positive position was $413 million at December 31, 1994.

     FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING

     The following table represents the fair value of financial instruments held or issued for trading purposes as of December 31, 1994 and the average fair values of those instruments for the year ended December 31, 1994. The following amounts have been reduced by offsetting balances with the same counterparty where a master netting agreement exists:


--------------------------------------------------------------------------------
                                                                       Average
(Dollars in millions)                                  Fair value     Fair value
--------------------------------------------------------------------------------
Foreign exchange contracts:
  Contracts in a receivable position .................    $298          $376
  Contracts in a payable position ....................     288           360
Other financial instrument contracts:
  Contracts in a receivable position .................       2             1
  Contracts in a payable position ....................       2             1

     State Street is an active participant in the global foreign exchange market in support of a large institutional customer base engaged in international investing. Trading is conducted through seven treasury centers located in major financial centers throughout the world serving the needs of investment managers and their customers in the region. State Street operates in the spot and forward markets in over 30 currencies today as investors expand their horizons. State Street is also active in the foreign exchange interbank market where it trades with approximately 300 counterparty banks globally to facilitate customer transactions.

     State Street Bank uses interest rate futures and, to a lesser extent, options on interest rate futures, to minimize the impact of the market valuation of a portion of the bank's trading securities portfolio and to take positions on interest rate movements.

     Foreign exchange contracts and other contracts used in trading activities are carried at fair value. The fair value of the instruments is recorded in the balance sheet as part of other assets or other liabilities. Net trading gains recognized in other fee revenue related to foreign exchange contracts totaled $114 million and for other financial instrument contracts totaled $1 million in 1994. Future cash requirements, if any, related to foreign currency contracts are represented by the gross amount of currencies to be exchanged under each contract unless State Street and the counterparty have agreed to pay or receive the net contractual settlement amount on the settlement date. Future cash requirements on other financial instruments are limited to the net amounts payable under the agreements.

     FINANCIAL INSTRUMENTS HELD OR ISSUED FOR BALANCE SHEET MANAGEMENT

     State Street enters into various interest rate and foreign exchange contracts in managing its balance sheet risk. State Street utilizes interest rate swaps to manage interest rate risk and foreign exchange contracts to minimize currency translation risk. At December 31, 1994, interest rate derivative contracts were being used to convert short-term floating rate liabilities into longer term fixed rate liabilities corresponding to long-term balance sheet assets. Income or expense on financial instruments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest-earning asset or interest-bearing liability over the period covered by the contracts.

     Foreign exchange contracts at December 31, 1994, are utilized to minimize the exposure to currency loss from balance sheet investments denominated in foreign currencies. The foreign exchange contracts and the currency translation of the investment are marked to market, and the unrealized gain or loss is recorded in other fee revenue.

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

     NOTE R - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES (CONTINUED)

     CREDIT-RELATED FINANCIAL INSTRUMENTS

     Credit-related financial instruments include commitments to extend credit, standby letters of credit, letters of credit and indemnified securities lent. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments.

     The following is a summary of the contractual amount of State Street's credit-related, off-balance sheet financial instruments at December 31:

--------------------------------------------------------------------------------
(Dollars in millions)                                     1994             1993
--------------------------------------------------------------------------------
Loan commitments .............................          $ 2,536          $ 2,356
Standby letters of credit ....................              929              799
Letters of credit ............................              168              140
Indemnified securities lent ..................           22,300           12,432

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

     On behalf of its customers, State Street lends their securities to creditworthy brokers and other institutions. In certain circumstances, State Street indemnifies its customers for the fair market value of those securities against a failure of the borrower to return such securities. State Street requires the borrowers to provide collateral in an amount equal to or in excess of 102% of the fair market value of the securities borrowed. The borrowed securities are revalued daily to determine if additional collateral is necessary. State Street held as collateral, cash and U.S. Government securities totaling $23.3 billion and $12.8 billion for indemnified securities at December 31, 1994 and 1993, respectively.

NOTE S-FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards No. 107 requires the calculation and disclosure of the fair value of financial instruments. State Street uses the following methods to estimate the fair value of financial instruments.

     For financial instruments that have quoted market prices, those quotes were used to determine fair value. Financial instruments that have no defined maturity, have a remaining maturity of 180 days or less, or reprice frequently to a market rate, are assumed to have a fair value that approximates reported book value, after taking into consideration any applicable credit risk. If no market quotes were available, financial instruments were valued by discounting the expected cash flow(s) using an estimated current market interest rate for the financial instrument. For off-balance sheet derivative instruments, fair value is estimated as the amounts that State Street would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

     The short maturity of State Street's assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates reported balance sheet value. Such financial instruments are reported in the following balance sheet captions: Cash and due from banks; Interest-bearing deposits with banks; Securities purchased under resale agreements and securities borrowed; Federal funds sold; Deposits; Federal funds purchased; Securities sold under repurchase agreements; and Other short-term borrowings. Fair value of trading activities equals its balance sheet value. In 1994, the fair value of interest rate contracts used for balance sheet management would be a receivable of $6 million; in 1993, the fair value of such interest rate contracts would be a payable of $1 million. There is no cost for loan commitments.

     The reported value and fair value for other balance sheet captions at December 31 are as follows:

--------------------------------------------------------------------------------
                                               1994                1993
                                        REPORTED   FAIR      Reported     Fair
(Dollars in millions)                    VALUE     VALUE      Value       Value
--------------------------------------------------------------------------------
Investment securities
  Held to maturity .................    $5,187     $5,058     $4,484     $4,507
  Available for sale ...............     3,227      3,227      1,217      1,222
Net loans (excluding leases) .......     2,723      2,717      2,300      2,301
Notes payable ......................                             150        150
Long-term debt .....................       128        113        129        133

NOTES TO FINANCIAL STATEMENTS
State Street Boston Corporation

NOTE T-FOREIGN ACTIVITIES

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

     The following data relates to foreign activities, based on the domicile location of customers, for the years ended and as of December 31:

--------------------------------------------------------------------------------
(Dollars in thousands)                            1994         1993         1992
--------------------------------------------------------------------------------
Condensed Statement of Income:
Interest revenue ........................   $  308,997   $  226,213   $  264,589
Interest expense ........................      223,001      158,392      209,094
                                            ----------   ----------   ----------
  Net interest revenue ..................       85,996       67,821       55,495
Provision for loan losses ...............        2,084        1,073          467
Fee revenue .............................      180,851      129,942      107,350
                                            ----------   ----------   ----------
  Total revenue .........................      264,763      196,690      162,378
Operating expenses ......................      187,409      140,492      117,887
                                            ----------   ----------   ----------
  Net income before taxes ...............       77,354       56,198       44,491
Income taxes ............................       31,819       22,171       20,380
                                            ----------   ----------   ----------
  Net Income ............................   $   45,535   $   34,027   $   24,111
                                            ==========   ==========   ==========
Assets:
Interest-bearing deposits with banks ....   $4,847,019   $5,148,201   $4,803,196
Loans and other assets ..................      784,817      645,579      253,896
                                            ----------   ----------   ----------
  Total Assets ..........................   $5,631,836   $5,793,780   $5,057,092
                                            ==========   ==========   ==========

NOTE U-FINANCIAL STATEMENTS OF STATE STREET BOSTON CORPORATION (PARENT ONLY)

Statement of Income
--------------------------------------------------------------------------------
(Dollars in thousands)                         1994         1993         1992
--------------------------------------------------------------------------------
Dividends from bank subsidiary ..........   $  37,500    $  46,400    $  28,500
Dividends and interest revenue ..........       6,793        4,228        5,208
Fee revenue .............................                                   201
                                            ---------    ---------    ---------
  Total revenue ........................       44,293       50,628       33,909
Interest on commercial paper ...........        3,458
Interest on long-term debt ..............       6,370        7,276        6,926
Other expenses ..........................       1,198        1,678        1,543
                                            ---------    ---------    ---------
  Total expenses ........................      11,026        8,954        8,469
Income tax benefit ......................      (1,483)      (1,873)      (1,544)
                                            ---------    ---------    ---------
  Income before equity in undistributed
    income of subsidiaries ..............      34,750       43,547       26,984
Equity in undistributed income of
  subsidiaries and affiliate:
  Consolidated bank .....................     161,402      132,688      132,464
  Consolidated nonbank ..................       6,776        1,528          791
  Unconsolidated affiliate ..............       4,485        2,066          204
                                            ---------    ---------    ---------
                                              172,663      136,282      133,459
                                            ---------    ---------    ---------
    Net Income ..........................   $ 207,413    $ 179,829    $ 160,443
                                            ==========   =========    =========

NOTES TO FINANCIAL STATEMENTS
STATE STREET BOSTON CORPORATION

NOTE U-FINANCIAL STATEMENTS OF STATE STREET BOSTON CORPORATION (PARENT ONLY) (CONTINUED)

Statement of Condition
--------------------------------------------------------------------------------
(Dollars in thousands) December 31,                          1994          1993
--------------------------------------------------------------------------------
Assets
Cash and due from banks ............................    $      328    $      454
Interest-bearing deposits with bank subsidiary .....       182,831
Securities purchased under resale agreements .......                      65,068
Available-for-sale securities ......................         9,788        35,030
Investment in consolidated subsidiaries:
  Bank .............................................     1,208,913     1,067,080
  Nonbank ..........................................        51,875        39,940
Investment in unconsolidated affiliate .............        15,449        11,364
Capital notes of bank subsidiary ...................                      18,211
Notes receivable from nonbank subsidiaries .........         5,958         7,687
Other assets .......................................        10,292         2,383
                                                        ----------    ----------
    Total Assets ...................................    $1,485,434    $1,247,217
                                                        ==========    ==========

Liabilities
Commercial paper ...................................    $  135,411    $
Accrued taxes and other expenses ...................         3,467        27,985
Other liabilities ..................................        12,236        10,624
Long-term debt .....................................       103,030       103,634
                                                        ----------    ----------
    Total Liabilities ..............................       254,144       142,243
Stockholders' Equity ...............................     1,231,290     1,104,974
                                                        ----------    ----------
    Total Liabilities and Stockholders' Equity .....    $1,485,434    $1,247,217
                                                        ==========    ==========

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
(Dollars in thousands)                         1994         1993        1992
--------------------------------------------------------------------------------
Operating Activities
Net income ..............................   $ 207,413    $ 179,829    $ 160,443
Equity in undistributed income of
  subsidiaries and affiliate ............    (172,663)    (136,282)    (133,459)
Other, net ..............................     (21,448)       5,403        8,273
                                            ---------     --------     --------
  Net Cash Provided by Operating
   Activities ...........................      13,302       48,950       35,257
Investing Activities
Net (payments for) proceeds from:
  Investment in bank subsidiary .........      (4,289)                  (40,500)
  Investment in nonbank subsidiary ......      (1,000)      (1,000)
  Securities purchased under resale
    agreement ...........................      65,068      (36,491)      37,774
  Purchase of available-for-sale
    securities ..........................      (9,985)
  Maturity of available-for-sale
    securities ..........................      35,000
  Interest bearing deposits with banks ..    (182,810)                   (5,135)
  Notes receivable from nonbank
    subsidiaries ........................      (2,342)      (2,248)         500
  Other, net ............................         413          400         (548)
                                            ---------     --------     --------
    Net Cash Used by Investing
      Activities ........................     (99,945)     (39,339)      (7,909)

Financing Activities
Net proceeds from commercial paper ......     135,805
Proceeds from issuance of long-term debt                    99,025
Payment of long-term debt ...............      (9,685)     (75,000)
Proceeds from issuance of common stock ..       6,228        6,035        5,810
Payments for cash dividends .............     (45,831)     (39,297)     (33,293)
                                            ---------     --------     --------
  Net Cash Provided (Used) by
   Financing Activities .................      86,517       (9,237)     (27,483)
                                            ---------     --------     --------
  Net Increase (Decrease) ...............        (126)         374         (135)
                                            ---------     --------     --------
  Cash and due from banks at
    beginning of period .................         454           80          215
                                            ---------     --------     --------
  Cash and Due from Banks at End
    of Period ...........................   $     328    $     454    $      80
                                            =========     ========     ========

REPORT OF INDEPENDENT AUDITORS
The Stockholders and Board of Directors
State Street Boston Corporation


     We have audited the accompanying consolidated statements of condition of State Street Boston Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of State Street Boston Corporation at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note A to the financial statements, in 1994 the Corporation changed its method of accounting for certain investments in debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115.

                                                         Ernst & Young LLP


Boston, Massachusetts
January 11, 1995,
except for Note B, as to which the date is January 31, 1995.

SUPPLEMENTAL FINANCIAL DATA
State Street Boston Corporation

------------------------------------------------------------------------------------------------------------------------------------
CONDENSED AVERAGE STATEMENT OF CONDITION WITH NET INTEREST REVENUE ANALYSIS
(TAXABLE EQUIVALENT BASIS)                                           1994                            1993
------------------------------------------------------------------------------------------------------------------------------------
                                                        AVERAGE               AVERAGE   Average             Average
(Dollars in millions)                                   BALANCE   INTEREST     RATE     Balance   Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with banks ...............    $5,182     $209.4      4.04%    $5,022    $201.6     4.01%
Securities purchased under resale agreements and
  securities borrowed ..............................     3,079      131.2      4.26      3,255     102.4     3.14
Federal funds sold .................................       301       12.9      4.29        413      12.6     3.06
Trading account assets .............................       480       24.3      5.06        369      15.6     4.21
Investment securities:
  U.S. Treasury and Federal agencies ...............     3,287      177.8      5.41      2,077     119.5     5.75
  State and political subdivisions .................     1,088       55.4      5.09        683      37.8     5.54
  Other investments ................................     2,366      127.6      5.41      1,827      97.4     5.33
                                                        ------     ------               ------     -----
    Total investment securities ....................     6,741      360.8      5.35      4,587     254.7     5.55
Loans:
  Commercial and financial .........................     2,304      119.3      5.18      1,865      89.8     4.81
  Real estate ......................................        96        7.3      7.57         97       6.8     6.97
  Consumer .........................................        43        3.3      7.72         53       3.6     6.81
  Foreign ..........................................       586       37.6      6.41        282      16.4     5.82
  Lease financing ..................................       372       22.2      5.98        279      15.7     5.61
                                                        ------     ------               ------     -----
    Total loans ....................................     3,401      189.7      5.58      2,576     132.3     5.14
                                                        ------     ------               ------     -----
    TOTAL INTEREST-EARNING ASSETS ..................    19,184      928.3      4.84     16,222     719.2     4.43
Cash and due from banks ............................     1,195                             911
Allowance for loan losses ..........................       (58)                            (58)
Premises and equipment .............................       462                             435
Customers' acceptance liability ....................        30                              33
Other assets .......................................     1,090                             626
                                                        ------                          ------
  TOTAL ASSETS .....................................   $21,903                         $18,169
                                                        ======                          ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  Savings ..........................................    $1,874       54.9      2.93     $2,167      52.2     2.41
  Time .............................................       119        4.2      3.52        157       4.5     2.88
  Foreign ..........................................     7,392      215.8      2.92      4,954     146.1     2.95
                                                        ------     ------               ------     -----
    Total interest-bearing deposits ................     9,385      274.9      2.93      7,278     202.8     2.79
Federal funds purchased ............................       411       16.0      3.90        741      21.0     2.84
Securities sold under repurchase agreements ........     4,927      201.0      4.08      4,134     119.4     2.89
Other short-term borrowings ........................       563       24.8      4.40        216       8.2     3.78
Notes payable ......................................       258       12.0      4.64        511      19.9     3.90
Long-term debt .....................................       128        8.6      6.73        122      10.0     8.19
                                                        ------     ------               ------     -----
    TOTAL INTEREST-BEARING LIABILITIES .............    15,672      537.3      3.43     13,002     381.3     2.93
                                                                   ------     ------               -----     ----
Noninterest-bearing deposits .......................     4,155                           3,623
Acceptances outstanding ............................        30                              34
Other liabilities ..................................       864                             477
Stockholders' equity ...............................     1,182                           1,033
                                                        ------                          ------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....   $21,903                         $18,169
                                                        ======                          ======
    Net interest revenue ...........................               $391.0                         $337.9
                                                                   ======                         ======
    Excess of rate earned over rate paid ...........                           1.41%                         1.50%
                                                                               =====                         =====
    NET INTEREST MARGIN <F1> .......................                           2.04%                         2.08%
                                                                               =====                         =====


------------------------------------------------------------------------------------------------------------------------------------
CONDENSED AVERAGE STATEMENT OF CONDITION WITH NET INTEREST REVENUE ANALYSIS
(TAXABLE EQUIVALENT BASIS)                                     1992                         1991                          1990
------------------------------------------------------------------------------------------------------------------------------------
                                                   Average           Average  Average            Average   Average           Average
(Dollars in millions)                              Balance  Interest   Rate   Balance  Interest   Rate    Balance  Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with banks ............   $5,102   $257.7   5.05%   $3,646    $262.1    7.19%   $2,733    $252.7    9.25%
Securities purchased under resale agreements
  and securities borrowed .......................    2,603     97.6   3.75       913      51.4    5.63       246      20.0    8.12
Federal funds sold ..............................      330     11.6   3.51       305      17.8    5.83       470      38.2    8.14
Trading account assets ..........................      226     10.1   4.45       152      11.9    7.80       129      12.5    9.60
Investment securities:
  U.S. Treasury and Federal agencies ............    1,703    115.7   6.80     1,417     115.6    8.16     1,634     138.4    8.47
  State and political subdivisions ..............      376     29.0   7.72       378      34.4    9.09       338      32.1    9.51
  Other investments .............................    1,444     87.9   6.09     1,212     100.8    8.32       776      70.8    9.13
                                                    ------   ------           ------    ------             -----    ------   -----
    Total investment securities .................    3,523    232.6   6.60     3,007     250.8    8.34     2,748     241.3    8.78
Loans:
  Commercial and financial ......................    1,556     87.7   5.64     1,583     124.7    7.88     1,590     152.0    9.56
  Real estate ...................................      114      8.1   7.11       144      12.2    8.47       216      20.2    9.35
  Consumer ......................................       66      5.0   7.65        90       9.3   10.39       521      82.5   15.85
  Foreign .......................................      117      7.1   6.08        87       6.5    7.43       100       8.6    8.58
  Lease financing ...............................      217     10.5   4.84       204       9.9    4.84       194      10.3    5.31
                                                    ------   ------           ------    ------             -----    ------   -----
    Total loans .................................    2,070    118.4   5.72     2,108     162.6    7.72     2,621     273.6   10.44
                                                    ------   ------           ------    ------             -----    ------   -----
    TOTAL INTEREST-EARNING ASSETS ...............   13,854    728.0   5.26    10,131     756.6    7.47     8,947     838.3    9.37
Cash and due from banks .........................      819                       775                         743
Allowance for loan losses .......................      (67)                      (64)                        (56)
Premises and equipment ..........................      359                       269                         198
Customers' acceptance liability .................       52                        61                          33
Other assets ....................................      485                       402                         368
                                                    ------                    ------                       -----
    TOTAL ASSETS ................................  $15,502                   $11,574                     $10,233
                                                    ======                    ======                      ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  Savings .......................................   $2,154     68.0   3.16   $ 1,819      94.9    5.22   $ 1,370      96.8    7.05
  Time ..........................................      162      6.3   3.86       307      18.5    6.00       347      28.1    8.10
  Foreign .......................................    3,955    174.6   4.42     2,648     173.4    6.55     2,223     189.3    8.52
                                                    ------   ------   ----    ------     -----             -----    ------   -----
    Total interest-bearing deposits .............    6,271    248.9   3.97     4,774     286.8    6.01     3,940     314.2    7.97
Federal funds purchased .........................      919     30.8   3.35       837      45.9    5.48       828      65.6    7.93
Securities sold under repurchase agreements .....    3,290    112.4   3.42     1,766      89.8    5.08     1,703     128.4    7.54
Other short-term borrowings .....................      194      8.3   4.27       156       8.3    5.29       125       9.1    7.28
Notes payable ...................................      389     18.4   4.74       234      20.3    8.69       200      19.4    9.72
Long-term debt ..................................      146     13.3   9.10       146      13.2    9.04       114      10.0    8.70
                                                    ------   ------           ------                       -----
    TOTAL INTEREST-BEARING LIABILITIES              11,209    432.1   3.85     7,913     464.3    5.87     6,910     546.7    7.91
                                                             ------   ----               -----    ----              ------   -----
Noninterest-bearing deposits ....................    2,952                     2,460                       2,301
Acceptances outstanding .........................       52                        61                          33
Other liabilities ...............................      402                       367                         342
Stockholders' equity ............................      887                       773                         647
                                                    ------                    ------                       -----
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..  $15,502                   $11,574                     $10,233
                                                    ======                    ======                       =====
    Net interest revenue ........................            $295.9                     $292.3                      291.6
                                                             ======                     ======                      =====
    Excess of rate earned over rate paid ........                     1.41%                       1.60%                       1.46%
                                                                      =====                       =====                       =====
    NET INTEREST MARGIN<F1> .....................                     2.14%                       2.89%                       3.26%
                                                                      =====                       =====                       =====

<F1> Net interest margin is taxable  equivalent net interest  revenue divided by average interest-earning assets.