Form 10-K, Exhibit 13
period 1995-12-31
STATE STREET BOSTON CORP
filed 1996-03-27
CIK 93751

                                                                    EXHIBIT 13.1

       SELECTED FINANCIAL DATA
       -----------------------

       STATE STREET BOSTON CORPORATION
--------------------------------------------------------------------------------------------------------------------
                                                                                                            Compound
                                                                                                             Growth
(Dollars in millions,                                                                                         Rate
except per share data)                  1995       1994        1993        1992        1991       1990        90-95
---------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Fee revenue.......................    $1,119.1    $1,017.3   $   865.6   $   743.5  $   596.4 $    530.5       16%
Gain on sale of credit card loan
   portfolio......................                                                       56.2
Interest revenue - taxable
   equivalent.....................     1,371.5       961.3       751.3       770.7      803.7      874.5        9
Interest expense..................       907.2       544.1       394.1       449.6      487.6      567.4       10
                                     ---------   ---------   ---------   ---------   --------   --------
    Net interest revenue - taxable
       equivalent.................       464.3       417.2       357.2       321.1      316.1      307.1        9
Provision for loan losses.........         8.0        11.6        11.3        12.2       60.0       45.7
                                     ---------   ---------   ---------   ---------   --------   --------
   Total revenue..................     1,575.4     1,422.9     1,211.5     1,052.4      908.7      791.9       15
Operating expenses................     1,174.0     1,057.8       898.7       766.3      646.6      573.1       15
                                     ---------   ---------   ---------   ---------   --------   --------
   Income before income taxes on
       a taxable equivalent basis.       401.4       365.1       312.8       286.1      262.1      218.8       13
Income taxes......................       119.4       119.7       101.7       100.7       89.8       68.7
Taxable equivalent adjustment.....        34.9        25.1        21.7        15.3       21.0      23.0
                                     ---------   ---------   ---------   ---------   --------   --------
   Net Income.....................   $   247.1   $   220.3   $   189.4   $   170.1   $  151.3   $   127.1      14
                                     =========   =========   =========   =========   ========   ========
PER SHARE
Earnings:
   Primary........................   $    2.98   $    2.66   $    2.30   $    2.07   $   1.87   $   1.59       13
   Fully diluted..................        2.95        2.64        2.28        2.04       1.83       1.56       14
Cash dividends declared...........         .68         .60         .52        .445       .385        .34       15
Book value at year end............       19.27       16.22       14.68       12.83      11.11       9.61       15
Closing price.....................       45.00       28.63       37.50       43.75      32.13      17.44       21

Fully diluted shares outstanding..      83,843      83,454      83,149      83,670     83,088     81,927

ANNUAL AVERAGES
Interest-earning assets...........   $  23,120    $ 19,927   $  16,885    $ 14,504    $10,680   $  9,369       20
Total assets......................      26,182      22,795      18,927      16,255     12,194     10,709       20
Noninterest-bearing deposits......       4,113       4,701       4,059       3,305      2,674      2,453       11
Foreign deposits..................       8,470       7,392       4,954       3,955      2,648      2,223       31
Long-term debt....................         127         128         122         146        146        114        2
Stockholders' equity..............       1,483       1,284       1,125         970        844        707       16

RATIOS
Return on equity..................        16.7%       17.2%       16.8%       17.5%      17.9%      18.0%
Return on assets..................         .94         .97        1.00        1.05       1.24       1.19
Total risk-based capital..........        14.5        14.2        13.1        15.0       16.7       13.8
Internal capital generation rate..        12.9        13.3        13.1        13.8       14.3       14.2
Leverage..........................         5.6         5.6         5.5         6.1        6.5        6.5

Employees at year end.............      11,324      11,528      10,445       9,698      8,670      8,545        6

o  In 1995, State Street acquired Investors Fiduciary Trust Company in a transaction accounted for as a pooling of interests. All prior period information has been restated to reflect this acquisition.
o  Results for 1991 include a non-recurring gain on the sale of the credit card loan portfolio, which increased net income $32.6 million, equal to $.41 primary and $.40 fully diluted per share.
o  Per share amounts for 1990 and 1991 have been restated to reflect a two-for-one stock split distributed in
   1992.