Form 10-K, Exhibit 13
period 1995-12-31
STATE STREET BOSTON CORP
filed 1996-03-27
CIK 93751

                                                                    EXHIBIT 13.2

       FINANCIAL REVIEW
       ----------------

       STATE STREET BOSTON CORPORATION

       This section provides management's discussion and analysis of State Street Boston Corporation's consolidated results of operation for the three years ended December 31, 1995, its financial condition at year-end 1995 and its approach to risk management. It should be read in conjunction with the Financial Statements and Supplemental Financial Data.

       In 1995, State Street acquired Investors Fiduciary Trust Company in a transaction accounted for as a pooling of interests. All prior period information has been restated to reflect this acquisition.

RESULTS OF OPERATIONS

SUMMARY

       Earnings per share were $2.95 on a fully diluted basis, up 12% from 1994. Net income increased 12%. Return on stockholders' equity was 16.7%.

       Earnings per share growth for the year was driven primarily by new business growth worldwide, including both additional services for existing customers and new relationships; by international transactions, including foreign exchange activity; by increased market valuations; and by improvements in operating efficiency. Two important trends affecting the financial services industry underlie these factors: the continued industry consolidation and the steady growth in cross-border investing. Facilitating cross-border investing, through global custody, multicurrency accounting, international investment management, foreign exchange, and other services, is a State Street focus and strength. Increasing numbers of new and existing customers used these services in 1995, resulting in increased revenues, especially foreign exchange and investment management revenues.

       Total revenue grew 11%, driven primarily by a 10% increase in fee revenue. The year-over-year growth rate of revenue accelerated as 1995 progressed. Operating expenses were up 11%, supporting growth. Following a two-year program of higher-than-usual investment spending, at 10% of revenue, that component of expense declined to approximately 8% of revenue, a more normal level for State Street, by the fourth quarter.

       Since many customers pay for services using various combinations of fee revenue and net interest revenue, State Street's focus is on total revenue. Total revenue is defined as fee revenue plus taxable equivalent net interest revenue, less the provision for loan losses. State Street is distinct from most bank holding companies in that more than two-thirds of its revenue is from fees.

FEE REVENUE

       In 1995, fee revenue accounted for 71% of total revenue and was $1,119 million, up $102 million, or 10%, over 1994 due to strong new business growth and the expansion of services used by existing customers.

--------------------------------------------------------------------------------
FEE REVENUE                                                               Change
(Dollars in millions)                          1995      1994     1993     94-95
--------------------------------------------------------------------------------
Fiduciary compensation ..................    $  823.8  $  749.8  $657.0    10%
Foreign exchange trading ................       140.7     113.8    82.7    24
Service fees ............................        59.5      48.2    40.7    23
Processing service fees .................        53.7      66.8    46.1   (20)
Securities gains, net ...................        12.3       1.7    15.8
Other ...................................        29.1      37.0    23.3   (21)
                                             --------  --------  ------
  Total fee revenue .....................    $1,119.1  $1,017.3  $865.6   10
                                             ========  ========  ======

State Street Boston Corporation
December 31, 1995

Charts Data for Management Discussion & Analysis
(Annual Report - 1995)
(in millions of dollars, except per share data)

                                             1995         1994         1993         1992          1991
Earnings Per Share
  (Fully Diluted)                              2.95         2.64         2.28         2.04         1.83


Dividends Per Share                           0.680        0.600        0.520        0.445        0.385

Stockholders' Equity at Year-End            1,587.5      1,337.1      1,201.2      1,039.8        893.2

Total Revenue                               1,575.4      1,422.9      1,211.5      1,052.4        908.7

Fee Revenue                                 1,119.1      1,017.3        865.6        743.5        596.4

       FIDUCIARY COMPENSATION. Fiduciary compensation, the largest component of fee revenue, is derived from accounting, custody, information, investment management and trusteeship services. Basic custody for mutual funds and custody and accounting services for other portfolios provide less than 30% of fiduciary compensation; portfolio transaction fees account for less than 10%.

       Fees are negotiated based on each customer's entire relationship with State Street. Fees are a function of the volume and mix of assets under custody, the number of securities held, portfolio transactions, income collected and the use of State Street's broadening array of other, value-added services such as daily pricing and securities lending. Investment management fees are derived from a variety of products, including index funds, active quantitative strategies and traditional active management, all with different fee structures.

       Given the variety of services provided and the use of sliding scales which are standard to the industry, changes in portfolio size do not usually have a corresponding impact on State Street's revenue. As a result, revenue is becoming less sensitive to changes in prices of securities. If equity values worldwide were to increase or decrease 10%, State Street estimates that this, by itself, would cause approximately a 1% change in total revenue. If bond values were to change by 10%, less than a 1% change in total revenue would be anticipated.

       Fiduciary compensation increased $74.0 million, or 10%, to $823.8 million in 1995. Growth in fiduciary compensation in 1995 came equally from existing customers who used additional and more complex services, and from new customers. Revenue from new business installed was partially offset by customer internalization of certain functions, pricing adjustments to retain certain large customers who are using a broader array of services, and customers no longer at State Street for various reasons. The year-over-year growth rate in fiduciary compensation from 1994 results was lowered by six percentage points for these reasons.

       In addition to fiduciary compensation, certain financial asset services customers generate other types of revenue, particularly foreign exchange trading revenue and net interest revenue. Noninterest-bearing deposits from these customers comprise about 85% of total noninterest-bearing deposits available for investment. These customers also invest substantial and increasing amounts of short-term funds with State Street in the form of foreign deposits and other short-term liabilities, particularly repurchase agreements. Revenue from investing these deposits and funds at favorable spreads is reported as interest revenue.

       MUTUAL FUND SERVICES. State Street is the largest custodian of mutual funds in the United States, servicing 41% of registered funds, and provides services to offshore funds and in-country funds outside the United States. State Street's capabilities and offshore locations enable it to benefit from the increasingly complex global custody and accounting requirements of mutual funds worldwide.

       In 1995, the increase in revenue was broad-based. It reflected new business and growth in the number of funds serviced; growth in additional services used, including fund administration and remote servicing; an increase in subcustodian assets; an increase in trading volume; and additional funds offering more than one class of share. This was partially offset by the internalization of fund accounting by some customers, changes in service levels, some repricing for customers using multiple products, lower fees due to the impact of higher interest rates on balance credit arrangements, and the liquidation of some off-shore funds.

       The total number of funds serviced increased 4%, to 2,842 at year-end 1995. There were 405 new funds -- 367 from existing customers and 38 from new customers. The increase was significantly offset by lost business, liquidations, and mergers of funds due to consolidation within fund groups. Mutual fund assets under custody increased to $1.0 trillion, growing 27% from year-end 1994, primarily reflecting growth in equity funds.

       INVESTMENT MANAGEMENT. State Street manages assets for corporations, public funds, other large and small institutions and individuals. Revenue growth was strong in 1995, benefiting from new business growth, particularly in the latter half of the year, and market appreciation. The revenue increase reflected growth in international equities in both passively- and actively-managed accounts, cash pools and domestic equities. The increase was partially offset by lost business, changes in fee agreements and lower one-time revenue from new sales of SICAVs (the French equivalent of a mutual fund).

       MASTER TRUST/MASTER CUSTODY/GLOBAL CUSTODY. State Street provides custody, portfolio accounting, information and other related services for retirement and other financial assets of corporations, public funds, endowments, foundations and nuclear decommissioning trusts.

       In 1995, revenue grew primarily from the addition of new business, both U.S. and non-U.S. In the United States, where State Street is ranked as the largest servicer of U.S. tax-exempt assets for corporations and public funds, fees from providing portfolio accounting services to new customers grew, partially offset by changes in fee agreements and lost business. Outside the United States, geographically dispersed revenue growth came from both the addition of new customers and the expansion of services provided to existing customers.

       Securities lending revenue, which comprises less than 5% of total revenue, is a function of the volume of securities lent and interest rate spreads earned on cash received as collateral for the securities. In 1995, securities lending revenue increased despite slightly narrower average spreads, reflecting growth in securities lent.

       DEFINED CONTRIBUTION PLAN SERVICES. Revenue from servicing defined contribution plans, such as 401(k) plans, and ESOPs grew significantly as a result of new business. The number of participant accounts serviced increased 27% to 1,472,000.

       ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT. Assets under custody, trusteeship and management serve to indicate the relative size of various markets served and, in the context of market-value changes, as proxies for business growth. There is not a one-for-one correlation between assets serviced and revenue. This is due to the multiplicity of services used by many of State Street's customers and the declining percentage of revenue coming from asset-based custody and accounting fees as discussed earlier.

       U.S. equity-market values and bond values increased substantially in 1995. The U.S. equity market, as measured by the S&P 500 index, increased 34%, compared with a decline of 2% in the previous year. Total return in the U.S. bond markets, as measured by the Lehman Brothers Aggregate Bond index, increased 18%, and values increased 10%. This compares with a negative return of 3% and a value decline of 10% in 1994. International equity markets, as measured in dollars by the EAFE index, increased 9%, which compares with an increase of 6% in 1994.

       In 1995, total assets under custody increased $550 billion, or 32%, to $2.3 trillion. Using broad assumptions, State Street estimates that the net market impact of higher securities values increased assets under custody by approximately $330 billion in 1995.

       At year-end, approximately 43% of assets under custody were equities, 32% were fixed income instruments and 25% were short-term instruments. Non-U.S. securities comprised 11% of total assets under custody.

       In 1995, bonds under trusteeship increased $73 billion to $283 billion, primarily due to the acquisitions of Bank of Boston's and BayBanks' corporate trust businesses.

       Assets managed increased to $226 billion, up $66 billion, or 41%, from year-end 1994. A $38 billion increase in equities and bonds primarily reflected growth in passively-managed equities, for which we receive a relatively low basis-point fee, and higher securities valuations. A $14.6 billion, or 75%, increase in employer securities resulted primarily from new business acquired due to State Street's participant recordkeeping service capabilities for defined contribution pension plans.

--------------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT                                                            Compound
DECEMBER 31,                                                                                                  Growth
                                                                                                    Change     Rate
(Dollars in billions)                 1995       1994       1993        1992       1991      1990    94-95     90-95
--------------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY
Mutual funds/collective
   investment funds..............   $1,000.5    $  787.9   $  795.3    $ 655.5  $   579.0   $499.8    27%       15%
                                    --------    --------   --------    -------  ---------   ------    --        --
Customers in:
   North America:
      Master trust/master
         custody/global custody..      926.5       663.9      574.1      465.9      335.2    250.3    40        30
      Corporate trust............       76.5        67.7      115.1      104.6       78.4     58.5    13         6
      Insurance..................       96.5        62.4       60.4       46.8       37.9     23.1    55        33
      Other......................       63.0        74.2       72.6       72.5       59.8     54.5   (15)        3
   Europe........................       49.5        25.2       20.0       13.2       13.2      9.5    96        39
   Asia/Pacific..................       65.8        47.0       46.1       30.7       31.9     16.1    40        33
                                    --------    --------   --------    -------  ---------   ------
         Total assets under
            custody..............   $2,278.3    $1,728.3   $1,683.6   $1,389.2   $1,135.4   $911.8    32        20
                                    ========    ========   ========   ========   ========   ======
BONDS UNDER TRUSTEESHIP
Corporate trust..................   $  282.9    $  210.0   $  201.0   $  136.0   $  132.0   $108.4    35        21
                                    ========    ========   ========   ========   ========   ======
ASSETS UNDER MANAGEMENT
Institutional:
   Equities and bonds............   $  112.3    $   74.7   $   64.9   $   50.3   $   44.4   $ 34.4    50        27
   Money markets.................       72.8        60.4       51.7       37.1       21.9     14.0    20        39
   Employer securities...........       34.0        19.4       19.7       18.8       17.8     13.8    75        20
Personal.........................        7.4         6.0        5.8        5.2        4.8      3.4    23        17
                                    --------    --------   --------    -------  ---------   ------
         Total assets under
            management...........   $  226.5    $  160.5   $  142.1   $  111.4   $   88.9   $ 65.6     41       28
                                    ========    ========   ========   ========   ========   ======

       FOREIGN EXCHANGE TRADING. In 1995, foreign exchange trading revenue was $140.7 million, up 24% from 1994. State Street's foreign exchange activities focus on servicing investment managers around the world, many of whom have their securities under custody with State Street. State Street is gaining market share for portfolios under custody both at State Street and elsewhere.

       This growth combined with additional risk management activities by customers, resulted in increased transactions in 1995 compared with 1994. Periods of currency volatility created opportunities and heightened customer activity.

       FEES AND OTHER REVENUE. Service fees of $59.5 million were up 23% from 1994. Revenue reflects loan service fees, trade banking activities, investment banking fees, cash management fees and brokerage fees. The increase was from brokerage activity generated by customers that restructured their investment portfolios, as well as increased investment banking activity, revenues on products providing currency overlay capabilities, and the securitization of receivables.

       Processing service fees of $53.7 million, down from $66.8 million in 1994, are derived from mortgage servicing, processing unclaimed securities for state governments and corporations, and accounting services for retained-asset accounts of insurance companies. The decrease in 1995 was due to lower volume from unclaimed securities processing and the sale of a nonstrategic business.

       During 1995, net securities gains on the available-for-sale investment portfolio were $12.3 million. Certain securities were sold as the gain exceeded expected revenue from the spread over the remaining life of the security. A portion of the equity securities acquired in the IFTC transaction were sold. The available-for-sale portfolio is managed for total return, which is comprised of gains and/or losses and interest revenue.

       The $7.9 million decline in other fee revenue in 1995 was due primarily to an $8.2 million difference in currency translation on the foreign bond investment portfolio. Results included a $2.7 million gain on the sale of a non-strategic business.

NET INTEREST REVENUE

       Net interest revenue is the interest revenue on earning assets reduced by the interest expense on interest-bearing liabilities that are used to fund these assets. Net interest revenue is expressed on a fully taxable equivalent basis to adjust for the tax-exempt status of revenue earned on certain investment securities and loans. In 1995, taxable equivalent net interest revenue was $464.3 million, up 11% over 1994. This increase in net interest revenue was driven by balance sheet growth and higher asset yields, which were significantly offset by the narrower spread between interest rates earned and paid.

---------------------------------------------------------------------------------------------------------------------
Net Interest Revenue - Taxable Equivalent                                                                      Change
(Dollars in millions)                                                            1995       1994      1993     94-95
---------------------------------------------------------------------------------------------------------------------
Interest revenue............................................................    $1,336.6   $936.2    $729.6
Taxable equivalent adjustment...............................................        34.9     25.1      21.7
                                                                                --------   ------    ------
                                                                                 1,371.5    961.3     751.3
Interest expense............................................................       907.2    544.1     394.1
                                                                                --------   ------    ------
      Net interest revenue..................................................    $  464.3   $417.2    $357.2      11%
                                                                                ========   ======    ======

       In the first two quarters of 1995, net interest revenue was under pressure due to rising U.S. short-term market interest rates. The 25 basis-point reduction in U.S. short-term interest rates in July eased that pressure temporarily. However, due to the market's anticipation of further rate reductions, the yield curve for U.S. fixed-income instruments flattened, reducing opportunities for the rest of the year.

       Net interest revenue was positively affected by a larger balance sheet. State Street manages its balance sheet to support the growth of its financial asset services business worldwide. During 1995, State Street continued to strengthen its position in global markets as it experienced strong new business growth that included additional services for current customers as well as new customers. This new business resulted in increasing amounts of funds on the balance sheet from financial asset services customers. Repurchase agreements served as short-term investments and foreign deposits accommodated both transaction and investment needs of customers. In 1995, foreign deposit growth included $777 million of non-U.S. transaction account deposits, which are invested at favorable spreads. Additional customer funds supported the increase in average interest-earning assets of $3.2 billion, or 16%, to $23.1 billion.

       Higher market interest rates had a favorable impact on net interest revenue by increasing asset yields, increasing the return on the investment of State Street's large volume of noninterest-bearing sources of funds. Average short-term U.S. interest rates increased as the Federal Reserve tightened monetary policy, raising the Federal funds rate from 5.50% to 6.00%, or 50 basis points, early in 1995. Later in the year, the Federal Reserve changed the direction of its monetary policy and lowered the Federal funds rate back to 5.50%. On average, while overnight rates for the year were approximately 160 basis points higher, the two-year Treasury rate rose only 22 basis points, flattening the yield curve significantly. The average prime rate for 1995 increased approximately 165 basis points from 1994.

       The spread between interest rates earned and paid decreased eighteen basis points to 1.21% in 1995. Because State Street is liability sensitive in the short term (interest-bearing liabilities reprice faster than interest-earning assets), the rising-rate environment, coupled with the flatter Treasury yield curve, had a negative impact on the spread earned.

       NET INTEREST MARGIN. Net interest margin is defined as taxable equivalent net interest revenue as a percent of average interest-earning assets. The margin declined eight basis points to 2.01% in 1995. The narrower spread between interest rates earned and paid, along with lower noninterest-bearing deposits, outweighed the benefits of asset growth. The contribution to the margin from noninterest-bearing sources was ten basis points above 1994 as a result of the investment of these funds in higher yielding assets.

------------------------------------------------------------------------------------------------------------------------
Net Interest Margin                                                                       1995      1994       1993
------------------------------------------------------------------------------------------------------------------------
Yield on interest-earning assets.......................................................       5.93%     4.82%      4.45%
Rate on interest-bearing liabilities...................................................       4.72      3.43       2.98
                                                                                              ----      ----       ----
      Excess of rate earned over rate paid.............................................       1.21      1.39       1.47
Contribution of noninterest-bearing sources............................................        .80       .70        .65
                                                                                              ----      ----       ----
      Net interest margin..............................................................       2.01%     2.09%      2.12%
                                                                                              ====      ====       ====

       PROVISION FOR LOAN LOSSES. The provision for loan losses is the amount charged to earnings during the current period to maintain the allowance for loan losses at a level that management considers appropriate, relative to the level of risk in the loan portfolio and other extensions of credit. The provision for loan losses was $8.0 million in 1995, which compares favorably with $11.6 million in 1994. Net charge-offs continued to decline and were $2.7 million, down from $7.7 million a year ago.

       Additional discussion of the allowance for loan losses, asset quality, and loan charge-offs and recoveries is presented in the credit risk section on page 37.

OPERATING EXPENSES

       In 1995, operating expenses were $1,174 million, up 11%, with most of the increase supporting business growth. Particularly in the second half of 1995, State Street handled significantly greater activity, due in part to the installation of new business. Total average assets under custody increased 25% over the prior year and average daily transactions increased 20%.

-------------------------------------------------------------------------------------------------------------------
Operating Expenses                                                                                           Change
(Dollars in millions)                                                          1995       1994      1993      94-95
-------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits............................................  $   650.6  $   587.6    $492.4     11%
Occupancy, net............................................................       83.7       72.9      61.6     15
Equipment.................................................................      123.9      111.8     100.3     11
Contract services.........................................................      117.1      104.6      74.9     12
Professional services.....................................................       48.1       48.2      35.8
Advertising and sales promotion...........................................       25.8       23.4      19.0     10
Postage, forms and supplies...............................................       23.8       20.6      18.6     16
Telecommunications........................................................       22.4       21.5      21.7      4
Other.....................................................................       78.6       67.2      74.4     17
                                                                             --------   --------    ------
      Total operating expenses............................................   $1,174.0   $1,057.8    $898.7     11
                                                                             ========   ========    ======

       Salaries and employee benefits, the largest component of expense, were $650.6 million, up 11% from 1994. This increase was due to higher salaries, incentive compensation and benefit costs.

       Occupancy expense increased $10.8 million, or 15%, to $83.7 million as a result of additional space.

       Equipment expense of $123.9 million was up 11%, due to additional computers and related information-technology equipment and software needed to support business growth and a broader product line. The increase in equipment expense was due to the global deployment of more robust applications, the addition of disk storage space, and upgrades to data center processing power. As mainframe processing power in all data centers increased through upgrades to the latest bi-polar technology-based systems, equipment expense for this area grew by only a fraction of the increased capacity.

       Contract services expense includes the cost of subcustodian services in 69 countries, as well as other outside services, including pricing and processing services. In 1995, contract services expense increased $12.5 million, or 12%, primarily due to mutual fund shareholder accounting costs and, secondarily, to increased subcustodian costs.

       Professional services expense in 1995 was $48.1 million, approximately the same as in 1994, and included acquisition-related costs, legal fees and fees incurred for other services.

       Advertising and sales promotion expense was $25.8 million, up 10%, due to additional advertising and an expanded sales effort.

       Other operating expenses include operating and processing losses, insurance expense, contributions, dues and other fees incurred in the normal course of business. In 1995, other operating expenses increased $11.4 million, or 17%. Operating and processing loss expense incurred from errors in securities processing and settlement, valuations and corporate actions increased $13.7 million from a low level in 1994. Insurance expense declined $9.5 million, mainly due to significantly lower rates on FDIC insurance beginning in the second quarter. Other costs increased supporting geographic expansion and growth.

       Higher than normal strategic investment spending gradually tapered to more normal levels over the course of 1995. In 1993, State Street increased its level of investment spending to expand market leadership and to position it for future growth. Investment spending is for information technology, core processing infrastructure, and product and market development. In 1993 and 1994, strategic investment spending approximated 10% of total revenue, up from a more normal level of 7% to 8%. Investment spending was approximately 9% of total revenue in 1995.

INCOME TAXES

       Income tax expense charged to earnings was $119.4 million in 1995 and $119.7 million in 1994, and the effective tax rates were 32.6% and 35.2%, respectively.

       A significant portion of the reduction in the effective tax rate from 1994 to 1995 was due to three nonrecurring items. First, effective January 1, 1995, Massachusetts enacted a five-year phased-in reduction in the bank tax rate from 12.54% to 10.50% and permitted banks to apportion taxable income. State Street recorded a rebooking of deferred taxes relating to leveraged leases and other items, which lowered the 1995 effective tax rate by 1.2%. Second, State Street and other banks settled a multi-year tax dispute with Massachusetts over the taxability of interest revenue from certain Massachusetts bonds, lowering the effective rate by 1.0%. Third, nondeductible expenses associated with the IFTC pooling increased the rate by .3%. The effective tax rate without these three nonrecurring items would have been 34.5%, which is lower than the 1994 tax rate primarily due to the reduced effective state tax rate for banks in 1995.

       The 1996 effective tax rate is estimated to be 35.5%, up one percentage point from the adjusted 1995 rate. The increase in the effective tax rate results largely from the anticipated growth in fully-taxable revenue, partially offset by the continued phase-in of the lower state tax rate for banks.

COMPARISON OF 1994 VERSUS 1993

       In 1994, fully diluted earnings per share were $2.64, up 16% from $2.28 in 1993. Total revenue for 1994 was 17% higher than in 1993.

       New customers, and existing customers using additional services, fueled revenue gains. The increase in cross-border investing, the expansion of the mutual fund industry, and institutional investors' continued demand for information also contributed to strong revenue in 1994.

       Operating expenses rose 18% in 1994 against 1993, in support of business growth, as a program of higher than normal investment spending continued.

LINES OF BUSINESS

       State Street reports on three lines of business: financial asset services, investment management and commercial lending. The results for State Street's three lines of business are derived from internal accounting systems. These systems collect revenue and expenses for each business, and allocate certain revenue, expenses, assets and liabilities. Capital is allocated using the Federal regulatory guidelines and management's judgment regarding the operational risks inherent in the businesses. The capital allocations may not be representative of the capital levels that would be required if these three lines of business were independent business units.

       The following information is based on management accounting practices that conform to and support the strategic objectives and management structure of State Street and are not necessarily comparable with similar information for any other banking company:

----------------------------------------------------------------------------------------------------------------------------------
LINES OF BUSINESS                  Financial               Investment               Commercial
(Taxable equivalent basis,      Asset Services             Management                 Lending                   Corporate
dollars in millions)        1995    1994      1993    1995     1994    1993    1995     1994     1993     1995     1994     1993
----------------------------------------------------------------------------------------------------------------------------------
Fee revenue.............  $ 903.2  $ 831.5  $ 708.3  $ 178.8  $149.7  $127.5  $  38.3  $  41.5  $  36.5  $ (1.2)  $ (5.4)  $ (6.7)
Net interest revenue....    311.2    307.5    275.7     17.4     6.1     3.7    138.3    108.6     86.1    (2.6)    (5.0)    (8.3)
Provision for loan
   losses...............      1.2      1.6      0.5                               6.8     10.0     10.8
                          -------  -------  -------  -------  ------  ------  -------  -------  -------
   Total revenue........  1,213.2  1,137.4    983.5    196.2   155.8   131.2    169.8    140.1    111.8    (3.8)   (10.4)   (15.0)
Operating expenses......    947.9    859.2    719.3    121.4    98.5    86.1     72.7     73.7     64.5    32.0     26.4     28.8
                          -------  -------  -------  -------  ------  ------  -------  -------  -------
   Income before
      income taxes......    265.3    278.2    264.2     74.8    57.3    45.1     97.1     66.4     47.3   (35.8)   (36.8)   (43.8)
Income taxes............    105.0    115.1    115.1     34.7    24.7    19.4     38.0     28.6     20.1   (23.4)   (23.6)   (31.2)
                          -------  -------  -------  -------  ------  ------  -------  -------  -------
   Net Income...........  $ 160.3  $ 163.1  $ 149.1  $  40.1  $ 32.6  $ 25.7  $  59.1  $  37.8  $  27.2  $(12.4)  $(13.2)  $(12.6)
                          =======  =======  =======  =======  ======  ======  =======  =======  =======  ======   ======   ======
Percentage
   contribution.........      65%      74%      79%      16%     15%     14%      24%      17%      14%    (5)%     (6)%     (7)%
Average assets..........  $23,422  $20,428  $16,664      $16     $17     $12  $ 2,744  $ 2,350  $ 2,251

       FINANCIAL ASSET SERVICES. Financial asset services, which contributed 65% of State Street's net income in 1995, primarily offers custody-related services for large pools of assets, such as mutual funds and pension plans (both defined benefit and defined contribution), participant recordkeeping for defined contribution plans and corporate trusteeship. A broad array of services is provided, including accounting, custody of securities, information services and recordkeeping. Also provided are banking services, such as accepting deposits and other short-term funds, foreign exchange trading, and global cash management. Funds gathered companywide are invested in the investment securities portfolio and other interest-earning assets. Revenue is reflected in both fee revenue and net interest revenue.

       In 1995, net income of $160.3 million declined $2.8 million from $163.1 million in 1994. Revenue increased to $1,213.2 million from $1,137.4 million in 1994. The $75.8 million increase in total revenue was driven by providing additional services for both existing customers and new relationships, higher foreign exchange trading revenue and higher service fees.

       Revenue growth was restrained by less revenue from the spread earned on the investment securities portfolio, lower activity in the unclaimed property business, and a difference in currency translation on the foreign bond portfolio.

       The yield curve impacted financial asset services results in many ways. For example, the rapid rise in short-term interest rates early in 1995, followed by lower rates and a flat to inverted yield curve late in the year, significantly reduced the return from the investment securities portfolio. The less favorable U.S. Treasury yield curve reduced the spread between U.S. Treasury and Federal agency securities held in the investment portfolio and the securities sold under repurchase agreements used to fund those securities. The spread declined 102 basis points, from 1.26% to .24%. This less favorable spread, when applied to the 1994 volume of $3.5 billion in securities, lowered net interest revenue by $35 million.

       Operating expenses were $947.9 million, 10% higher than 1994, primarily to support business growth. Investment spending continued at a higher than normal rate and the operating loss expense was up from a low level in 1994.

       COMMERCIAL LENDING. Reported in this line of business are loans to regional middle market businesses, to both regional and national companies in selected industries, and to broker/dealers. Asset-based finance, leasing, real-estate lending and trade finance are also included. In 1995, commercial lending contributed 24% of net income, a higher percentage than in previous years.

       In 1995, commercial lending benefited from several factors. Interest rates were higher, loans grew, leasing revenue reflected a one-time benefit from a reduction in state tax rates, the provision for loan losses was reduced due to continued improvement in loan quality and operating expenses were slightly lower. Net income from commercial lending increased $21.3 million, or 56%. On average, short-term interest rates were 160 percentage points higher than in 1995, increasing the interest revenue earned on investing deposits and capital. On average, loans increased $394 million, or 17%, to $2.7 billion. This included a $138 million increase in leases, primarily non-U.S. leveraged leases made to reduce the corporation's effective tax rate.

       INVESTMENT MANAGEMENT. Investment management, which contributed 16% of State Street's net income in 1995, is comprised of the business components that manage financial assets worldwide -- both institutional and personal. State Street's institutional services include a broad array of products that focus on quantitative equity management, both passive and active, and money market funds.

       In 1995, net income from investment management services was $40.1 million, an increase of 23% from 1994. Revenue grew 26% due to an increase in assets under management, from both new business and asset appreciation. This was offset by a 23% increase in operating expense due to additional personnel, higher salaries and incentive compensation.

       CORPORATE. Corporate includes the impact of long-term debt; investment of corporate cash; tax credits from tax-advantaged financings, including writedowns of these investments in fee revenue; acquisition costs; and other corporate expenses. In 1995, these corporate items reduced net income by $12.4 million, $.8 million less than $13.2 million in 1994.

FINANCIAL GOALS AND FACTORS WHICH MAY AFFECT THEM

       FINANCIAL GOALS. State Street's primary financial goal is sustainable real growth in earnings per share. There are two supporting goals, one for revenue and one for return on stockholders' equity. The revenue goal is to repeat in the decade of the 1990s what was accomplished in the 1980s, which was 12 1/2% real, or inflation adjusted, growth in revenue per year for the decade. The return on equity goal is an 18% return on stockholders' equity.

       State Street considers these to be financial goals, not projections or forward looking statements. However, if these or any other goals or expectations are perceived to be forward looking statements, they should be considered in conjunction with the factors listed below, which may materially impact State Street's ability to achieve these goals.

       FACTORS. The following issues and factors, among others, should be considered in evaluating the outlook for State Street's growth:

       o Cross-border investing. Cross-border investing by both U.S. and non-U.S. customers benefits revenue. Future revenue may increase or decrease depending upon the cross-border investment decisions made by customers or future customers.

       o Savings rate of individuals. State Street may benefit from increased savings of individuals if those savings are invested in mutual funds and/or defined contribution plans.

       o Size and value of worldwide financial markets. As worldwide financial markets increase or decrease in size, State Street's opportunity to invest and/or service financial assets changes. Since a portion of State Street's fees are based on the value of assets under custody and management, the fluctuations in worldwide securities market valuations affect revenue.

       o Dynamics of markets served. Changes in the markets served can affect revenue, including the growth rate of U.S. mutual funds, the pace of debt issuance, and mergers, acquisitions and consolidations among customers.

       o Interest rates. Market interest rate levels, the direction of interest rate changes and spreads affect both net interest revenue and fiduciary compensation from securities lending. All else being equal, State Street benefits from higher rather than lower interest rates because it can invest its non-interest bearing deposits and equity in higher interest-earning assets. As discussed on page 32, it also benefits from falling interest rates. Wider market interest rate spreads enable State Street to earn more net interest revenue from its deposits and other funding and from fiduciary compensation generated by securities lending.

       o Pace of pension reform. State Street expects to benefit from worldwide pension reform that creates additional pools of assets that use custody and related services and/or investment management services.

       o Pricing/competition. Future prices the company is able to obtain for its products may decrease from current levels depending upon the market and cost factors. Substitute products could render State Street's products less desirable or State Street could produce products on which it has increased pricing power.

       o Pace of new business. The pace at which existing and new customers use new services will affect future revenue.

       o Business mix. Changes in business mix, including the mix of U.S. and non-U.S. business, will affect earnings growth rates.

       o Rate of technological change. Technological change creates opportunities for product differentiation and reduced costs as well as the possibility of increased expenses.

       Based on its evaluation of these factors, management is optimistic about the company's long-term prospects.

BALANCE SHEET REVIEW

       State Street manages its balance sheet to support the transaction and short-term investment needs of the financial asset services business while maximizing net interest revenue. The balance sheet composition resulting from State Street's distinctive business mix affects the approach to managing interest rate sensitivity, liquidity and credit risk.

LIABILITIES

       Growth in State Street's balance sheet is liability-driven. Increased volume of interest-bearing liabilities, stockholders' equity and other noninterest-bearing sources fund the growth in interest-earning assets.

----------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS                                                Average Volume                    Average Rate
(Dollars in millions)                                    1995       1994       1993         1995      1994     1993
----------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits:
   Savings..........................................    $ 1,913    $ 1,992    $ 2,253        4.45%    2.85%     2.45%
   Time.............................................        131        172        234        5.47     4.52      5.24
   Foreign..........................................      8,470      7,392      4,954        3.82     2.93      2.95
                                                        -------    -------    -------
      Total interest-bearing deposits...............     10,514      9,556      7,441        3.96     2.93      2.87
Federal funds purchased.............................        504        411        741        5.89     3.90      2.84
Securities sold under repurchase agreements.........      7,080      4,958      4,181        5.65     4.07      2.90
Other short-term borrowings.........................        761        563        216        5.32     4.40      3.78
Notes payable.......................................        214        258        511        5.73     4.64      3.90
Long-term debt......................................        127        128        122        6.71     6.73      8.19
                                                        -------    -------    -------
      Total interest-bearing liabilities............     19,200     15,874     13,212        4.72     3.43      2.98
Other noninterest-bearing sources...................      2,437      2,769      2,548
Stockholders' equity................................      1,483      1,284      1,125
                                                        -------    -------    -------
      Total sources.................................    $23,120    $19,927    $16,885
                                                        =======    =======    =======

       Average interest-bearing liabilities increased $3.3 billion, or 21%, in 1995. Securities sold under repurchase agreements increased $2.1 billion, or 43%, reflecting short-term investments by customers. Foreign deposits increased $1.1 billion, or 15%, of which $.8 billion reflects additional transaction account balances. Other short-term borrowings increased $198 million, while notes payable declined $44 million from 1994.

       Noninterest-bearing deposits declined 12%, mainly due to lower deposit balances from mutual funds and corporate trust customers. Stockholders' equity increased 15% from 1994.

ASSETS

       Average interest-earning assets increased $3.2 billion, or 16%, funded by additional customer deposits and other liabilities. State Street's assets are primarily comprised of money market assets and investment securities, which are generally more marketable and have less credit risk than loans.

----------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                                         Average Volume                    Average Rate
(Dollars in millions)                                    1995        1994      1993         1995      1994     1993
----------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks................    $ 5,466    $ 5,183    $ 5,022         5.25%    4.04%     4.01%
Securities purchased under resale agreements
   and securities borrowed..........................      5,569      3,102      3,255       5.91      4.26      3.14
Federal funds sold..................................        475        537        534       5.97      4.45      3.03
Trading account assets..............................        412        532        416       5.13      4.90      4.02
Investment securities:
   U.S. Treasury and Federal agencies...............      4,139      3,455      2,181       5.89      5.33      5.72
   State and political subdivisions.................      1,183      1,120        732       5.96      5.09      5.43
   Other investments................................      2,212      2,597      2,169       6.05      5.35      5.43
                                                        -------    -------    -------
      Total investment securities...................      7,534      7,172      5,082       5.95      5.30     5.55

Loans...............................................      3,664      3,401      2,576       7.04      5.58     5.14
                                                        -------    -------    -------
      Total interest-earning assets.................    $23,120    $19,927    $16,885       5.93      4.82     4.45
                                                        =======    =======    =======

       Growth occurred primarily in securities purchased under resale agreements, which increased $2.5 billion, or 80%, from 1994. These short-term assets are fully collateralized by U.S. Treasury and Federal agency securities and had an average maturity of five days at year end. These were purchased to accommodate customers' needs for securities sold under repurchase agreements as well as for short-term investments. The interest rate environment, particularly the flatter U.S. Treasury yield curve, made short-term investments relatively more attractive compared to the yields on longer-maturity instruments.

       Interest-bearing deposits with banks are short-term instruments, primarily Eurocurrency placements, invested with major U.S. and non-U.S. banks. As of December 31, 1995, the average maturity of the Eurocurrency placements was 38 days.

        On average in 1995, the investment securities portfolio increased $362 million. However, at year-end 1995 the portfolio assets were 27% less than at year-end 1994.

       State Street classifies its investment securities in two categories, held to maturity and available for sale. The held-to-maturity portfolio is used to invest depositors' funds, to provide asset diversity and to stabilize revenue. The available-for-sale portfolio is managed for total return. During the fourth quarter of 1995, State Street used a window available in accounting rules to reclassify $3.8 billion of investment securities from held to maturity to available for sale. This gives State Street more flexibility to manage its securities positions.

       The held-to-maturity portfolio, which is carried at amortized cost, is comprised of U.S. Treasury and Federal agency securities. At December 31, 1995, the total $824 million portfolio of held-to-maturity securities had net unrealized appreciation of $4.7 million, and the duration was 11 months.

       The available-for-sale portfolio is comprised of securities acquired with the intent to hold for an indefinite period of time, not necessarily until final maturity. At December 31, 1995, this $5.5 billion portfolio was comprised of U.S. Treasury and Federal agency notes, asset-backed securities, bonds and notes of state and political subdivisions, and foreign bonds. The expected duration of the available-for-sale portfolio was 18 months.

       State Street invests in asset-backed securities, including collateralized mortgage obligations, for yield enhancement and earnings stabilization. The collateralized mortgage obligations typically have limited variability in the timing of cash flows and provide protection from undue prepayment and extension risk. Asset-backed securities are highly rated; 96% were AAA as of December 31, 1995. Available-for-sale securities are carried at market value. At December 31, 1995, the market value of these securities was $21.1 million higher than cost.

       In response to declining rates and in expectation of a flattening yield curve, management sold securities for which the appreciation exceeded the projected net interest spread over the remaining lives of the securities. Due to the flattening and inversion of the U.S. Treasury yield curve at various times in the latter half of 1995, buying opportunities were limited. In order to maintain customer liabilities at positive spreads, much of the proceeds of securities sold were invested in securities purchased under resale agreements rather than in U.S. Treasury securities. Investments in shorter-term U.S. agency notes increased by $318 million, and foreign bonds were increased by $140 million.

       At year-end 1995, loans comprised 15% of State Street's assets, compared with approximately 60% for other banking companies of comparable size. Approximately 30% of the loan portfolio supports the short-term needs of financial asset services customers and securities brokers in conjunction with their trading and settlement activity. These are generally short-term, usually overnight, and are structured to have relatively low credit risk. Average loans increased by $263 million, or 8%, with growth occurring in commercial loans and in lease financing.

INTEREST RATE SENSITIVITY MANAGEMENT

       The objective of interest rate sensitivity management is to provide sustainable and stable net interest revenue under various economic environments and to protect asset values from adverse effects of changes in interest rates. State Street manages the structure of interest-earning assets and interest-bearing liabilities to meet revenue goals by adjusting the mix, yields and maturity, or repricing characteristics, based on changing market conditions. Interest rate risk arises from differences in the timing of when assets and liabilities are repriced. Depending on the degree of difference, changes in interest rates and yield curves can result in an increase or decrease in net interest revenue and affect the valuation of assets and liabilities. Under policies approved by the Board of Directors, State Street seeks to limit interest rate risk while using timing differences to manage net interest revenue.

       State Street uses three tools for measuring interest rate risk: simulation, duration and gap analysis. Simulation models capture the dynamics of interest rate movements, differences within a time frame, changes in relationships among various market rates, certain assumed lagged movements in money market rates and expected changes in volumes. Results from the simulation models are evaluated as part of the forecasting, long-range planning and budget processes to evaluate the potential range of net interest revenue under "most likely" and alternative interest rate scenarios.

       State Street also measures duration and present value of the assets and liabilities and evaluates the effect of changes in interest rates on the economic value of equity.

       The third measure of interest rate risk, as shown below, is the difference in asset and liability repricing on a cumulative basis within a specified time frame. State Street monitors the three-month, six-month, one-year and two-year cumulative net interest-earning assets, or gaps.

----------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY POSITION AT DECEMBER 31, 1995                    Interest Sensitivity Period in Months
                                                      ----------------------------------------------------------------
(Dollars in millions)                                      Balance      0-3        4-6      7-12      13-24    over 24
----------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
   Interest-bearing deposits with banks................    $ 5,975    $ 5,343     $  535    $   97   $         $
   Other money market assets (1).......................      4,596     4,596
   Investment securities:
      Held to maturity.................................        824        188        165        45       396        30
      Available for sale...............................      5,535        808        775     1,313     1,095     1,544
   Loans...............................................      3,468      2,541        137        34        29       727
                                                           -------    -------      -----    ------    ------    ------
      Total interest-earning assets....................     20,398     13,476      1,612     1,489     1,520     2,301
                                                           -------    -------      -----    ------    ------    ------
Interest-Bearing Liabilities:
   Domestic deposits...................................      2,151      1,963         14        14         2       158
   Foreign deposits....................................      9,414      9,383         24         7
   Federal funds purchased and repurchase agreements...      5,588      5,587          1
   Other interest-bearing liabilities..................        745        570                             48       127
                                                           -------    -------      -----    ------    ------    ------
      Total interest-bearing liabilities...............     17,898     17,503         39        21        50       285
                                                           -------    -------      -----    ------    ------    ------
                                                                       (4,027)     1,573     1,468     1,470     2,016
   Interest rate swaps.................................                   209          8       (25)       (1)     (191)
                                                                      -------      -----    ------    ------    ------
Interest rate sensitivity position.....................                (3,818)     1,581     1,443     1,469     1,825
Cumulative interest rate sensitivity position..........                (3,818)    (2,237)     (794)      675     2,500
Cumulative gap percentage (2)..........................                   (17)%      (10)%      (3)%       3%       11%

(1) Includes adjustments to normalize the one-day position and for earnings credits

(2) Cumulative interest rate sensitivity position as a percent of December average earning assets

       The table shows State Street's year-end interest rate sensitivity position for various assets and liabilities, measured by repricing date or maturity date, whichever is earlier. Non-maturity items, such as asset-backed securities and deposits, are reported in time periods based on management's evaluations of prepayments and repricing. The table reflects an adjustment made to include the effect of rate changes on noninterest-bearing deposits which earn balance credits.

       As shown, State Street was liability sensitive as interest-bearing liabilities were repricing faster than interest-earning assets. If all other variables remained constant, in the short term, falling interest rates would lead to increased net interest revenue; rising rates would lead to decreased net interest revenue. However, interest rate sensitivity is only one of several factors determining net interest revenue. Rate levels, balance sheet growth and mix, and rate spreads are also important determinants.

       State Street maintains flexibility in its balance sheet to adjust its interest rate sensitivity. Since interest-bearing sources of funds are predominantly short-term, State Street maintains a generally short-term structure for its interest-earning assets, including money market assets, investments and loans. Off-balance sheet financial instruments are used as part of overall asset and liability management. Financial futures and interest rate swaps are used modestly to augment State Street's management of interest rate exposure within policy limits. At December 31, 1995, $217 million of interest rate swaps reduced short-term liability sensitivity.

LIQUIDITY

       The primary objective of State Street's liquidity management is to ensure that State Street has sufficient funds to replace maturing liabilities, accommodate the transaction and cash management requirements of its customers, meet loan commitments, and accommodate other corporate needs. Liquidity is provided by State Street's access to global market sources of funding and its ability to gather additional deposits, and from maturing short-term assets, the sale of available-for-sale securities and payments of loans.

       State Street manages its assets and liabilities to maintain a high level of liquidity. It has an extensive and diverse funding base inside and outside the United States. Nearly all of its funding comes from customers who have other relationships with State Street, particularly those using custody services worldwide. Deposits are available through both domestic and international treasury centers, providing a cost-effective, multicurrency, geographically-diverse source of funding. Significant funding is also provided from institutional customers' demand for repurchase agreements for their short-term investment needs. State Street maintains other funding alternatives, ensuring access to additional sources of funds if needed. Relationships are maintained with a variety of investors, for a range of financial instruments, in various markets and time zones.

       State Street maintains a large portfolio of liquid assets. At December 31, 1995, the portfolio included $6.0 billion of interest-bearing deposits with banks, $5.4 billion of securities purchased under resale agreements and securities borrowed, and $348 million of Federal funds sold. Of the total $11.7 billion in liquid assets, $7.5 billion mature within one week, and nearly all mature within six months. Although not relied on for daily liquidity needs, the $5.5 billion available-for-sale portfolio of marketable securities provides a significant secondary source of liquidity.

       State Street maintains strong liquidity ratios. When liquidity is measured by the ratio of liquid assets to total assets, State Street ranks among the highest of U.S. banking companies. Liquid assets consist of cash and due from banks, interest-bearing deposits with banks, Federal funds sold, securities purchased under resale agreements and securities borrowed, trading account assets and investment securities. At December 31, 1995, State Street's liquid assets were 78% of total assets.

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

       The Consolidated Statements of Cash Flows on page 42 provide additional information.

FAIR VALUE OF FINANCIAL INSTRUMENTS

       The short-maturity structure of State Street's assets and liabilities results in the fair value of its financial instruments equating to or closely approximating its balance sheet value, with the exception of the held-to-maturity portfolio, which had appreciation of $4.7 million as of December 31, 1995. See Footnote S to the Financial Statements, page 56, for a further discussion.

CAPITAL STRENGTH

       State Street maintains strong capital levels to support continued growth and to accommodate customer needs. State Street continues to generate capital internally at a high rate. On December 31, 1995, stockholders' equity was $1.6 billion, compared with $760 million on December 31, 1990, a 15.9% compound annual growth rate. During 1995, stockholders' equity increased $250 million. This increase was primarily attributable to net income of $247 million and an increase in the net unrealized gains on the available-for-sale investment securities portfolio of $69 million. These increases were partially offset by dividends of $56 million and treasury stock purchases of $17 million.

       The Board of Directors has authorized the repurchase of up to three million shares of State Street's common stock. Shares purchased under the authorization will be used for employee benefit plans and for general corporate purposes. During the second half of 1995, the stock purchase program was initiated and 416,200 shares of State Street's common stock were purchased for employee benefit plans at an average cost of $41 per share.

       The Federal Reserve Board, State Street's primary regulator, has established risk-based capital guidelines that require minimum ratios of capital to risk-weighted assets and certain off-balance sheet credit exposures. The Federal Reserve Board also maintains a leverage ratio guideline as a measure of capital to total average balance sheet assets.

---------------------------------------------------------------------------------------------------------------------
REGULATORY CAPITAL AT DECEMBER 31                                                                            Minimum
                                                                                                           Regulatory
(Dollars in millions)                                                                    1995      1994    Guidelines
---------------------------------------------------------------------------------------------------------------------
Risk-based ratios:
   Tier 1 capital...................................................................       14.0%     13.6%       4%
   Total capital....................................................................       14.5      14.2         8
Leverage ratio......................................................................        5.6       5.6         3

Tier 1 capital......................................................................   $  1,507    $1,354
Total capital.......................................................................      1,563     1,408

Risk-adjusted assets:
   On-balance sheet assets..........................................................   $  8,409    $7,993
   Off-balance sheet assets.........................................................      2,339     1,942
                                                                                       --------    ------

   Total risk-adjusted assets.......................................................    $10,748    $9,935
                                                                                        =======    ======

       State Street has developed internal capital-adequacy policies that emphasize risk exposure rather than asset levels. These policies place primary importance on the risk-based guidelines, particularly the Tier 1 risk-based capital ratio. This emphasis is appropriate to State Street's balance sheet structure, which has a high degree of liquidity and low credit risk. At year-end 1995, State Street's Tier 1 capital ratio of 14.0% significantly exceeded the regulatory guideline of 4% and was among the strongest for large U.S. banking companies. The improvement in State Street's risk-based ratios during 1995 resulted from higher levels of capital, which grew more rapidly than risk-weighted assets.

       Bank regulators have adopted five capital categories based on capital ratios and other factors, which are applicable to banks for certain regulatory supervisory purposes. These categories range from "well capitalized" to "critically undercapitalized." The "well capitalized" category requires a bank to maintain a minimum Tier 1 risk-based ratio of 6%, a minimum total risk-based capital ratio of 10% and a minimum leverage ratio of 5%. State Street has internal guidelines which meet or exceed the minimum standard for the "well capitalized" category and it actively manages its level of assets and capital to meet these guidelines. At December 31, 1995, State Street Bank had a Tier 1 risk-based capital ratio of 13.1%, a total risk-based capital ratio of 13.4% and a leverage ratio of 5.2%.

DIVIDENDS AND COMMON STOCK

       State Street increased the quarterly dividend to stockholders twice during 1995, continuing the pattern of dividend increases that began in 1978. At year-end 1995, the dividend rate was 12.5% higher than at year-end 1994. Since 1990, dividends per share have increased at an annual rate of 15%. State Street's policy is to increase dividends at a rate that is consistent with long-term earnings growth and that will permit levels of internal capital generation sufficient to allow for the full development of strategic business opportunities. The dividend payout ratio was 23% for 1995.

       There were 5,773 stockholders of record at year-end 1995.

-------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND COMMON STOCK

                                       MARKET PRICE                                                 Market Price
                                 -------------------------                                  -----------------------------
                     DIVIDENDS                     END OF                        Dividends                        End of
                     DECLARED      LOW     HIGH    PERIOD                        Declared     Low      High       Period
-------------------------------------------------------------------------------------------------------------------------
1995                                                         1994
FIRST................  $.16      $28      $34 1/8  $31 7/8   First...............  $.14     $35 1/8    $39 1/8    $36
SECOND...............   .17      $30 3/8  $37 5/8  $36 7/8   Second..............  $.15     $34 3/8    $43 1/8    $38 5/8
THIRD................   .17      $35 1/8  $41 1/2  $40       Third...............  $.15     $36        $41        $36 1/2
FOURTH...............   .18      $38 5/8  $46 1/4  $45       Fourth..............  $.16     $27 5/8    $37 1/4    $28 5/8

RISK MANAGEMENT

       In providing financial asset services globally, certain inherent risks must be managed and controlled. These include counterparty credit risk, fiduciary risk, operations and settlement risk, and market risk. Risk management is an integral part of State Street's business activities and is centrally organized with close ties to the business units in order to identify and manage risks effectively. This structure allows for corporate risk management across the business areas while individual line areas remain responsible for risk management in their units. Continuing a trend of recent years, risk-management resources are increasingly devoted to financial asset services and investment management.

       Emphasis in risk management is placed on establishing specific authorization levels and limits. Exposure levels are reviewed and modified as required by changing conditions. Counterparties are subject to a rigorous credit approval process that covers traditional credit facilities, foreign exchange, placements, credit-enhancement services, securities lending and securities-clearing facilities. Concentration is managed in terms of business-risk concentration, including specific industry lending concentrations and country limits, as well as limits on individual counterparties.

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

       Fiduciary risk is the risk of financial loss as a consequence of breaching a fiduciary duty to a customer. Business units have the primary responsibility to operate within the rules and regulations applicable to their businesses, as well as corporate guidelines, and are responsible for establishing unit specific procedures to do so. Additionally, the corporate fiduciary review committee and compliance committee work with the business units to oversee adherence to corporate standards.

       Since State Street is a large servicer and manager of financial assets on a global scale, management of operations and settlement risk is an inherent part of the management process throughout the corporation. This focuses on payment-system risk management, overdraft monitoring and control, and global securities clearing and settlement. In addition to specific authorization levels and limits, operating risk is also controlled through extensive automation, operating procedures and insurance.

       Market risk arises from price changes in various markets. Market risk from foreign exchange and trading activities is monitored and controlled through established limits on positions and aggregate limits based on estimates of potential loss of earnings under assumptions about changes in market conditions.

       State Street acts as an agent to lend customer-owned securities to broker/dealers and banks. State Street is not a principal in these transactions and, therefore, the assets and liabilities are not reflected on its balance sheet. Potential exposure to each borrower is approved and monitored through State Street's credit risk approval and management process. Collateral in the form of cash, securities, or letters of credit is received to secure the borrower's promise to return these securities. Securities are marked to market and compared to the value of collateral daily. Investment of customer cash collateral is managed by State Street Global Advisors in compliance with approved investment parameters.

CREDIT RISK

       Credit risk results from the possibility that a loss may occur if a counterparty becomes unable to meet the terms of a contract. State Street has policies and procedures to monitor and manage all aspects of credit risk. These include a comprehensive credit-review and approval process that involves the assignment of risk ratings to all loans and off-balance sheet credit exposures. During 1995, all measures of credit quality continued to improve.

       It is State Street's policy to place a loan on non-accrual status when either principal or interest becomes 60 days past due. Loans are returned to accrual status only when interest and principal payments are brought current and future payments are considered to be assured. In 1995, loans placed on non-accrual status were more than offset by charge-offs, payments and the return to accrual status of several loans. At December 31, 1995, total non-performing assets were $18.7 million, an $8.7 million decrease from year-end 1994. Non-performing assets included $15.5 million of non-performing loans, which was less than one-half of 1% of total loans, and $3.2 million of other real estate owned. At December 31, 1995, the coverage ratio (allowance for loan losses to non-performing loans) was 4.10, an improvement from 2.53 at December 31, 1994.

       In 1995, net charge-offs declined to $2.7 million from $7.7 million in 1994. Net charge-offs as a percentage of average loans were .07%, compared with
 .23% for 1994.

       The allowance for loan losses is available to cover potential losses from current credit exposure in the loan portfolio and certain off-balance sheet commitments and is increased by the provision for loan losses, which is a charge to current earnings. The appropriate level of the allowance is determined by a thorough analysis of credit risk and other factors as discussed in Footnote A to the Financial Statements, page 45. At December 31, 1995, the allowance for loan losses was $63.5 million, or 1.59% of loans. This compares with an allowance of $58.2 million, or 1.80% of loans, a year ago. The decline in the ratio reflects improvement in measures of credit quality, discussed above, and a continuing satisfactory outlook for general economic conditions and its effect on borrowers.

       The following table shows the provision for loan losses and credit experience:

---------------------------------------------------------------------------------------------------------------------
CREDIT EXPERIENCE
(Dollars in millions)                                                                    1995      1994        1993
---------------------------------------------------------------------------------------------------------------------
Provision for loan losses............................................................. $  8.0      $11.6       $11.3

Charge-offs...........................................................................    6.7       10.5        18.5
Recoveries............................................................................    4.0        2.8         2.2
                                                                                       ------      -----       -----
      Net loan charge-offs............................................................    2.7        7.7        16.3

Allowance of subsidiary purchased.....................................................                           1.4
Allowance for loan losses, year end...................................................   63.5       58.2        54.3

Non-performing loans..................................................................   15.5       23.0        26.8
Other real estate owned...............................................................    3.2        4.4        11.1

Ratios:
   Allowance to ending loans..........................................................   1.59%      1.80%       2.03%
   Net charge-offs to average loans...................................................    .07        .23         .63
   Non-performing loans to total loans................................................    .39        .71        1.00

FOREIGN EXCHANGE AND DERIVATIVE FINANCIAL INSTRUMENTS

       State Street uses foreign exchange and a variety of financial derivative instruments to support customers' needs, conduct trading activities, and manage interest rate and currency risk. These activities either generate trading revenue or enhance the stability of net interest revenue. In addition, State Street provides services related to derivative instruments in its role as both a manager and servicer of financial assets.

       State Street's customers use derivatives to manage the financial risks associated with their investment goals and business activities. With the growth of cross-border investing, State Street's customers have an increasing need for foreign exchange forward contracts to convert currency for international investment and to manage the currency risk in an international investment portfolio. As an active participant in the foreign exchange markets, State Street provides foreign exchange contracts and over-the-counter options in support of these customer needs.

       As part of trading activities, State Street also assumes market positions in both the foreign exchange and interest rate markets using financial derivatives -- primarily forward foreign exchange contracts, foreign exchange and interest rate options, and interest rate swaps.

       As of December 31, 1995, the notional amount of these instruments was $58.4 billion, of which $55.0 billion was foreign exchange forward contracts. Long and short foreign exchange forward positions are closely-matched to minimize currency and interest rate risk. In order to estimate changes in the value of the outstanding contracts, all forward foreign exchange contracts are valued daily at current market rates.

       State Street uses various derivatives to minimize the interest rate and foreign exchange risk associated with balance sheet and global business activities. As of year-end 1995, the notional amount of these derivatives was $267 million.

       Trading activities involving both foreign exchange and interest rate derivatives are managed using earnings at risk measures and trading limits as established by risk management policies. Interest rate and foreign exchange derivatives used as part of the asset and liability management process are subjected to the same credit and interest rate risk analyses applied to financial instruments carried on the balance sheet.

       As a manager of financial assets for others, State Street uses derivative financial instruments to hedge against market risk, adjust portfolio duration and enable efficient portfolio construction. These activities are undertaken in accordance with investment guidelines supplied by, or disclosed to, State Street's customers.

       As a servicer of financial assets, State Street acts as trustee, custodian and/or administrator for its customers' investment funds, certain of which may use derivative instruments in their investment strategies. These activities are part of the normal responsibilities of State Street as a service provider and are discharged in accordance with customer service contracts. Further discussion of derivatives is included in Footnote R to the Financial Statements, page 54.

NEW ACCOUNTING DEVELOPMENTS

       Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and SFAS No. 122, "Accounting for Mortgage Servicing Rights," are effective for fiscal years beginning after December 15, 1995. State Street plans to adopt these two new statements in 1996, neither of which will have a material impact to the financial statements.

       SFAS No. 123, "Accounting for Stock Issued to Employees," was issued in 1995. State Street plans to continue to measure compensation cost for stock-based employee compensation plans using the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. State Street will adopt the new disclosure requirements of this statement in 1996.