Form 10-K, Exhibit 13
period 1995-12-31
STATE STREET BOSTON CORP
filed 1996-03-27
CIK 93751

                                                                    EXHIBIT 13.3

To Our
     STOCKHOLDERS

     IN 1995, WE SHARPENED STATE STREET'S FOCUS and strengthened our franchise, confirming our commitment to be the leading full service provider in our selected markets. Our initiatives this year, building on the accomplishments of the past, have us looking forward enthusiastically to a future of continued growth and achievement.
                                            MARSHALL N. CARTER
     Our strategy for growth is based       Chairman and Chief Executive Officer
on the distinct strengths of the
powerful, global State Street               ------------------------------------
franchise. We are the largest servicer      [Photo of Marshall N. Carter]
of U.S. mutual funds, the largest
master trustee/master custodian of
U.S. pension plans, the third-largest
U.S. investment manager and the
third-largest manager of defined
contribution plan assets because
customers recognize and                      -----------------------------------
value our unique service capability and technological superiority. From basic custody to the most sophisticated information and analysis, we provide the services they need, in any country and any currency.

     In every aspect of our business, our broad customer base is a vital element of our franchise. Their growth, in both size and sophistication, and the resultant need for additional and more complex services, is key to our growth. Our opportunities for internal growth are substantial and global.

     Our strategies for creating stockholder value draw on the strengths of our franchise. We continue to add and enhance products and services, provide additional services to existing customers, expand globally, and improve our process and infrastructure. The commentary following this letter discusses these strategies in detail. Our business tactics maintain State Street's focus on servicing and managing financial assets.

We have noted the merger and acquisition activity of many of our competitors, which has done little to alter the competitive landscape in our core businesses. Given State Street's excellent prospects for internal growth, we will consider an acquisition only if it enables us to add new products or services that enhance our established capabilities, expand our geographic reach, or increase, very selectively, market share, without diluting earnings per share over the long term.

     1995 was a year of considerable challenge for State Street. After a slow start, we gained momentum as the year progressed, both in financial results and in the marketplace. A difficult environment prevailed during the first quarter, and revenue fell short of our plan. However, even with several investment initiatives under way, we held expenses below plan. Our productivity improvements enabled us to accommodate significant growth in all businesses without growth in personnel. As the year progressed, our customers used more services and we increased penetration of markets around the world, increasing revenue.

     Our primary financial objective continues to be sustainable real growth in earnings per share. In 1995, we achieved earnings per share growth of 12%. We have two supporting goals as well, which we discuss further in the Financial Review. Our revenue goal for the decade is 12.5% real growth per year. In 1995, revenue grew 11%, with growth accelerating as the year progressed. Our second supporting goal is an 18% return on equity. For 1995, return on stockholders' equity was 16.7%.

     In the second half of 1995, we won substantial new business from both
-------------------------------------       existing and new customers, gaining
[Photo of David A. Spina]                   market share and adding to revenue
                                            for 1996 and beyond. We believe this
                                            continuing success in the market is
                                            in part a result of our investment
                                            spending, which has enabled us to
-------------------------------------       improve our products and services,
DAVID A. SPINA                              augment capacity, and expand
President and Chief Operating Officer       geographically.

     We purchased 416,000 shares of State Street stock on the open market in the second half of 1995, and at year end had authorization from the Board of Directors to buy an additional 2.6 million shares. We continued to increase our dividend semiannually. Dividends per share have grown 16% per year over the last ten years.

     In December 1995, we established a new operating unit for custody and related services. David A. Spina was promoted to president and chief operating officer of the corporation, heading up the new unit, which concentrates a broad range of resources under his leadership. The new unit will allow us to leverage the many opportunities we see worldwide, and to do so quickly.

     Today's State Street is a growing global financial services company, working with customers around the world to provide the highest quality service and management for their financial assets. State Street's success is rooted in our ability to provide customers with a full range of integrated financial asset services, from cash management to portfolio analytics; from custody and accounting to active emerging markets investment strategies. As the additional business we continue to attract from both new and existing customers attests, State Street is a leader in the field not by virtue of our size but because of our ability to interweave all the elements, products and services, which the business environment of today and tomorrow demands.

     Our decision to focus our expertise on technology and the service aspects of finance has offered clear advantages for State Street's stockholders. For nearly two decades, through economic cycles and bull and bear markets, our revenue, over 70% of which is now from fees, has grown steadily. Like a technology or business service company, we view revenue growth as the primary driver of long-term earnings per share growth. State Street remains committed to investing in the future. We will not risk our leadership position in the rapidly changing technological environment of the 1990s. We learn every day from our customers how much they need and appreciate the speed and flexibility with which we meet their ever-increasing, and increasingly complex, requirements.

     We are confident that State Street is ideally positioned to extend its record of consistent earnings per share growth in the years ahead. We continue to improve our position as an established industry leader by remaining focused on our core businesses while adapting continuously to help set the pace for the markets we serve. We are proud to stand out in the financial services field as a distinct and different corporation. This distinction is what makes us so valuable to our stockholders and our customers.

     In 1996, we expect to see revenue growth from the business won in the second half of 1995, and to benefit from an intensified focus on gaining more operating leverage in the custody business. We will continue to build on our customer relationships, redefine our market, and expand our distribution channels, and we will establish new business relationships by leading with a number of services, not just custody and investment management. Through 1996 and beyond we will continue to capitalize on the growing global demand for our expertise by implementing our strategies to create stockholder value.

     None of our substantial achievements, past, present, or future, would be possible without the talent and dedication of our more than 11,000 professionals around the world. They make State Street the powerful institution that has provided its stockholders with a total return of 18%, compounded annually, on their investment over the last ten years. We look forward to working with these professionals to enhance further State Street's value to stockholders, our employees, and to the world in which we live.


/s/ MARSHALL N. CARTER                     /s/ DAVID A. SPINA
    MARSHALL N. CARTER                         DAVID A. SPINA
Chairman and Chief Executive Officer       President and Chief Operating Officer