Form 10-K, Exhibit 13
period 1995-12-31
STATE STREET BOSTON CORP
filed 1996-03-27
CIK 93751

                                                                    EXHIBIT 13.4

       CONSOLIDATED STATEMENT OF INCOME
       --------------------------------

       STATE STREET BOSTON CORPORATION

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                                     1995          1994          1993
----------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE
Deposits with banks ........................................................   $   286,751   $   209,280   $   201,455
Investment securities:
   U.S. Treasury and Federal agencies ......................................       243,936       184,253       124,699
   State and political subdivisions (exempt from Federal tax) ..............        53,096        41,521        26,727
   Other investments .......................................................       132,915       137,876       116,238
Loans ......................................................................       242,015       183,333       127,651
Securities purchased under resale agreements, securities borrowed
   and Federal funds sold ..................................................       357,477       156,003       118,518
Trading account assets .....................................................        20,429        23,978        14,340
                                                                               -----------    ----------   -----------
      Total interest revenue ...............................................     1,336,619       936,244       729,628

INTEREST EXPENSE
Deposits ...................................................................       416,047       280,687       213,890
Other borrowings ...........................................................       482,613       254,780       170,176
Long-term debt .............................................................         8,525         8,625        10,022
                                                                               -----------    ----------   -----------
      Total interest expense ...............................................       907,185       544,092       394,088
                                                                               -----------    ----------   -----------
      Net interest revenue .................................................       429,434       392,152       335,540
Provision for loan losses - Note D .........................................         8,000        11,569        11,320
                                                                               -----------    ----------   -----------
      Net interest revenue after provision for loan losses .................       421,434       380,583       324,220

FEE REVENUE
Fiduciary compensation .....................................................       823,806       749,802       656,956
Other - Note K .............................................................       295,266       267,527       208,616
                                                                               -----------    ----------   -----------
      TOTAL FEE REVENUE ....................................................     1,119,072     1,017,329       865,572

      Revenue Before Operating Expenses ....................................     1,540,506     1,397,912     1,189,792

Operating Expenses
Salaries and employee benefits - Note N ....................................       650,604       587,652       492,365
Occupancy, net .............................................................        83,686        72,908        61,676
Equipment ..................................................................       123,901       111,759       100,295
Other - Note L .............................................................       315,825       285,459       244,365
                                                                               -----------    ----------   -----------
      Total operating expenses .............................................     1,174,016     1,057,778       898,701
                                                                               -----------    ----------   -----------

      Income before income taxes ...........................................       366,490       340,134       291,091
Income taxes - Note O ......................................................       119,381       119,791       101,705
                                                                               -----------    ----------   -----------
      NET INCOME ...........................................................   $   247,109   $   220,343    $  189,386
                                                                               ===========   ===========    ==========


EARNINGS PER SHARE
   Primary .................................................................         $2.98         $2.66         $2.30
   Fully diluted ...........................................................          2.95          2.64          2.28

AVERAGE SHARES OUTSTANDING (in thousands)
   Primary .................................................................        83,058        82,823        82,165
   Fully diluted ...........................................................        83,843        83,454        83,149


The accompanying notes are an integral part of these financial statements.

       CONSOLIDATED STATEMENT OF CONDITION
       -----------------------------------

       STATE STREET BOSTON CORPORATION

-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands) December 31,                                                         1995              1994
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks - Note Q ....................................................    $ 1,421,941      $  1,097,563
Interest-bearing deposits with banks ................................................      5,975,178         4,847,069
Securities purchased under resale agreements and securities borrowed - Note F .......      5,406,619         1,886,759
Federal funds sold ..................................................................        347,500           768,615
Trading account assets ..............................................................        503,839           527,550
Investment securities - Notes C and F:
   Held to maturity .................................................................        824,399         5,187,270
   Available for sale ...............................................................      5,535,364         3,482,309
                                                                                         -----------      ------------
      Total investment securities ...................................................      6,359,763         8,669,579

Loans - Note D ......................................................................      3,986,142         3,233,221
Allowance for loan losses ...........................................................        (63,491)          (58,184)
                                                                                         -----------      ------------
      Net loans .....................................................................      3,922,651         3,175,037

Premises and equipment - Notes E and H ..............................................        467,588           476,319
Customers' acceptance liability .....................................................         57,472            55,358
Accrued income receivable ...........................................................        392,074           363,585
Other assets ........................................................................        930,562           679,509
                                                                                         -----------      ------------
      TOTAL ASSETS ..................................................................    $25,785,187       $22,546,943
                                                                                         ===========       ===========

LIABILITIES
Deposits:
   Noninterest-bearing ..............................................................   $  5,082,064      $  4,781,917
   Interest-bearing:
     Domestic .......................................................................      2,150,697         1,895,209
     Foreign ........................................................................      9,414,458         7,920,932
                                                                                         -----------      ------------
      Total deposits ................................................................     16,647,219        14,598,058

Federal funds purchased .............................................................        467,305           113,143
Securities sold under repurchase agreements - Note F ................................      5,120,950         4,798,261
Other short-term borrowings .........................................................        443,203           649,052
Notes payable - Note G ..............................................................        175,218
Acceptances outstanding .............................................................         57,387            55,621
Accrued taxes and other expenses - Note O ...........................................        562,304           418,840
Other liabilities ...................................................................        597,501           449,283
Long-term debt - Note H .............................................................        126,576           127,549
                                                                                         -----------      ------------
      TOTAL LIABILITIES .............................................................     24,197,663        21,209,807

Commitments and contingent liabilities - Notes P and R

STOCKHOLDERS' EQUITY - NOTES H, I, J AND Q
Preferred stock, no par: authorized 3,500,000; issued none
Common stock, $1 par: authorized 112,000,000; issued 82,695,000 and 82,447,000 ......         82,695            82,447
Surplus .............................................................................         40,090            37,160
Retained earnings ...................................................................      1,465,007         1,273,369
Net unrealized gain (loss) on available-for-sale securities .........................         12,688           (55,840)
Treasury stock (at cost, 307,000 shares) ............................................        (12,956)
                                                                                         -----------       -----------
      Total Stockholders' Equity ....................................................      1,587,524         1,337,136
                                                                                         -----------       -----------
      Total Liabilities and Stockholders' Equity ....................................    $25,785,187       $22,546,943
                                                                                         ===========       +===========

The accompanying notes are an integral part of these financial statements.

       CONSOLIDATED STATEMENT OF CASH FLOWS
       ------------------------------------

       STATE STREET BOSTON CORPORATION

-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                           1995          1994           1993
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ................................................................   $   247,109   $   220,343    $   189,386
Noncash charges for depreciation, amortization, provision for
   loan losses and foreclosed properties, and deferred income taxes .......       139,801       171,687        155,402
                                                                              -----------   -----------    -----------
      Net income adjusted for noncash charges .............................       386,910       392,030        344,788
Adjustments to reconcile to net cash provided (used) by operating activities:
   Securities (gains) losses, net .........................................       (12,330)       (1,707)       (15,746)
   Net change in:
     Trading account assets ...............................................        23,711      (284,900)       (52,141)
     Accrued income receivable ............................................       (28,489)      (93,840)       (58,594)
     Accrued taxes and other expenses .....................................        47,595        28,444         27,467
     Other, net ...........................................................      (106,540)       15,512        (62,193)
                                                                              -----------   -----------    -----------
      NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES ....................       310,857        55,539        183,581
INVESTING ACTIVITIES
Payments for purchases of:
   Held-to-maturity securities ............................................    (2,125,443)   (3,742,885)    (3,673,561)
   Available-for-sale securities ..........................................    (2,151,766)   (4,711,683)    (3,279,084)
   Lease financing assets .................................................      (621,006)     (643,525)      (426,313)
   Premises and equipment .................................................       (96,210)     (124,599)      (116,379)
Proceeds from:
   Maturities of held-to-maturity securities ..............................     2,529,251     3,009,057      2,318,776
   Maturities of available-for-sale securities ............................       555,672     1,408,809      1,991,086
   Sales of available-for-sale securities .................................     3,654,042     1,524,662      1,002,271
   Principal collected from lease financing ...............................        63,034        41,261         45,536
Net (payments for) proceeds from:
   Interest-bearing deposits with banks ...................................    (1,128,109)      301,180       (345,003)
   Federal funds sold, resale agreements and securities borrowed ..........    (3,098,745)     (129,828)       795,260
   Loans ..................................................................      (633,210)     (435,355)      (617,280)
                                                                              -----------   -----------    -----------
      NET CASH USED BY INVESTING ACTIVITIES ...............................    (3,052,490)   (3,502,906)    (2,304,691)
                                                                              -----------   -----------    -----------
FINANCING ACTIVITIES
Proceeds from issuance of:
   Long-term debt .........................................................                                     99,025
   Notes payable ..........................................................       175,218
   Nonrecourse debt for lease financing ...................................       501,357       513,585        347,042
   Common and treasury stock ..............................................         5,390         6,228          6,035
Payments for:
   Maturity of notes payable ..............................................                    (150,000)
   Nonrecourse debt for lease financing ...................................       (61,625)      (39,378)       (38,695)
   Long-term debt .........................................................          (863)         (785)      (114,213)
   Cash dividends .........................................................       (56,121)      (45,831)       (39,297)
   Purchase of common stock ...............................................       (17,160)
Net proceeds from (payments for):
   Deposits ...............................................................     2,049,161       908,520      2,059,735
   Short-term borrowings ..................................................       470,654     1,809,588         (3,217)
                                                                              -----------   -----------    -----------
      NET CASH PROVIDED BY FINANCING ACTIVITIES ...........................     3,066,011     3,001,927      2,316,415
                                                                              -----------   -----------    -----------
      Net Increase (Decrease) .............................................       324,378      (445,440)       195,305
Cash and due from banks at beginning of period ............................     1,097,563     1,543,003      1,347,698
                                                                               ----------    ----------     ----------
      CASH AND DUE FROM BANKS AT END OF PERIOD ............................    $1,421,941    $1,097,563     $1,543,003
                                                                               ==========    ==========     ==========
SUPPLEMENTAL DISCLOSURE
   Interest paid ..........................................................   $   902,617   $   545,304    $   394,696
   Income taxes paid ......................................................        97,605        70,479         57,977

The accompanying notes are an integral part of these financial statements.

       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
       ---------------------------------------------------------

       STATE STREET BOSTON CORPORATION

--------------------------------------------------------------------------------------------------------------------------------
                                                                                    NET UNREALIZED
                                                                                    GAIN (LOSS) ON
                                                 COMMON                RETAINED     AVAILABLE-FOR-      TREASURY
(Dollars in thousands)                            STOCK    SURPLUS     EARNINGS     SALE SECURITIES     STOCK        TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992 ................    $81,033   $14,693     $  944,034      $                $            $1,039,760
   Net income ...............................                             189,386                                       189,386
   Cash dividends declared - $.52 per share .                             (39,297)                                      (39,297)
   Issuance of common stock -
       812,902 net shares ...................        813    11,252                                                       12,065
   Foreign currency translation .............                                (758)                                         (758)
                                                 -------   -------     ----------      ---------         --------    ----------
Balance at December 31, 1993 ................     81,846    25,945      1,093,365                                     1,201,156
   Net income ...............................                             220,343                                       220,343
   Cash dividends declared - $.60 per share .                             (45,831)                                      (45,831)
   Issuance of common stock -
       601,215 net shares ...................        601    11,215                                                       11,816
   Foreign currency translation .............                               5,492                                         5,492
   Net unrealized loss on available-for-sale
       securities ...........................                                            (55,840)                       (55,840)
                                                 -------   -------     ----------      ---------         --------    ----------
Balance at December 31, 1994 ................     82,447    37,160      1,273,369        (55,840)                     1,337,136
   Net income ...............................                             247,109                                       247,109
   Cash dividends declared - $.68 per share .                             (56,121)                                      (56,121)
   Issuance of common stock -

       247,850 net shares ...................        248     5,194                                                        5,442
   Common stock acquired - 416,200 shares ...                                                             (17,160)      (17,160)
   Issuance of treasury stock -

       108,916 shares .......................               (2,264)                                         4,204         1,940
   Foreign currency translation .............                                 650                                           650
   Change in net unrealized gain
       on available-for-sale securities .....                                             68,528                         68,528

                                                 -------   -------     ----------      ---------         --------    ----------
Balance at December 31, 1995 ................    $82,695    $40,090    $1,465,007      $  12,688         $(12,956)   $1,587,524
                                                 =======    =======    ==========      =========         ========    ==========

The accompanying notes are an integral part of these financial statements.

       NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
       STATE STREET BOSTON CORPORATION



       NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
       STATE STREET BOSTON CORPORATION

NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       State Street Boston Corporation ("State Street") is a financial services corporation and provides banking, trust, investment management and securities processing services to both domestic and global customers. State Street's primary focus is servicing and managing financial assets on a global scale. State Street has three lines of business:financial asset services, investment management and commercial lending. Financial asset services are primarily accounting, custody, banking and other services for large pools of assets such as mutual funds and pension plans, participant recordkeeping for defined contribution plans and corporate trusteeships. Financial asset services is State Street's predominate line of business. Investment management is comprised of the business components that manage financial assets worldwide, both institutional investment management and personal trust services. Commercial lending activities include regional middle market, specialized and trade finance lending as well as asset-based finance and leasing.

       The accounting and reporting policies of State Street and its subsidiaries conform to generally accepted accounting principles. The significant policies are summarized below.

       BASIS OF PRESENTATION: The consolidated financial statements include the accounts of State Street and its subsidiaries, including its principal subsidiary, State Street Bank and Trust Company ("State Street Bank"). The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. All significant intercompany balances and transactions have been eliminated upon consolidation. The results of operations of businesses purchased are included from the date of acquisition. Investments in 50%-owned affiliates are accounted for by the equity method. Certain previously reported amounts have been reclassified to conform to the current method of presentation. For the Consolidated Statement of Cash Flows, State Street has defined cash equivalents as those amounts included in the Consolidated Statement of Condition caption, "Cash and due from banks."

       On January 31, 1995, State Street acquired Investors Fiduciary Trust Company ("IFTC") in a transaction accounted for as a pooling of interests. The financial information for prior periods has been restated to present the combined financial condition and results of operations of both companies as if the acquisition had taken place for all periods presented. See Note B - Acquisition of Investors Fiduciary Trust Company.

       RESALE AND REPURCHASE AGREEMENTS; SECURITIES BORROWED: State Street enters into purchases of U.S. Treasury and Federal agency securities ("U.S. Government securities") under agreements to resell the securities, which are recorded as securities purchased under resale agreements, an asset in the Consolidated Statement of Condition. These securities can be used as collateral for repurchase agreements. It is State Street's policy to take possession or control of the security underlying the resale agreement. The securities are revalued daily to determine if additional collateral is necessary. State Street enters into sales of U.S. Government securities under repurchase agreements, which are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. Government securities underlying the repurchase agreements remains in investment securities.

       Securities borrowed are recorded at the amount of cash collateral deposited with the lender. State Street monitors daily its market exposure with respect to securities borrowed transactions and requests that excess collateral be returned or that additional securities be provided as needed.

       SECURITIES: Debt securities are held in both the investment and trading account portfolios. State Street accounts for debt and equity securities classified as available for sale at fair value and the after-tax unrealized gains and losses are reported as a separate component of stockholders' equity. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of available-for-sale securities are computed based on identified costs and included in fee revenue. Trading account assets are held in anticipation of short-term market movements and for resale to customers. Trading account assets are carried at market value and the resulting adjustment is reflected in fee revenue.

       LOANS AND LEASE FINANCING: Loans are placed on a non-accrual basis when they become 60 days past due as to either principal or interest, or when in the opinion of management, full collection of principal or interest is unlikely. When the loan is placed on non-accrual the accrual of interest is discontinued and previously recorded but unpaid interest is reversed and charged against current earnings.

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

NOTE A-SUMMARY OF SIGNIfiCANT ACCOUNTING POLICIES (CONTINUED)

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

       State Street adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 on January 1, 1995. SFAS No. 114 requires that the allowance for loan losses related to certain loans be evaluated based on discounted cash flows using the loan's initial effective interest rate or the fair value of the underlying collateral for certain collateral dependent loans. Prior to January 1, 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material effect on the financial statements of State Street.

       PREMISES AND EQUIPMENT: Premises, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charged to operating expenses are computed using the straight-line method over the estimated useful life of the related asset or the remaining term of the lease. In 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. This statement addresses how long-lived assets and certain identifiable intangibles held and used should be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. State Street will adopt this new statement in 1996, and it is not expected to have a material impact.

       OTHER REAL ESTATE OWNED: Properties acquired in satisfaction of debt are carried at the lower of cost or fair market value and included in other assets. Reductions in carrying value are recognized through charges to other operating expenses. The costs of maintaining and operating foreclosed properties are expensed as incurred.

       REVALUATION GAINS AND LOSSES ON FINANCIAL CONTRACTS: The gross amount of unrealized gains and losses on foreign exchange and interest rate contracts are reported separately as other assets and other liabilities, respectively, in the Consolidated Statement of Condition, except where such gains and losses arise from contracts covered by qualifying master netting agreements.

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

       INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS: State Street uses interest rate contracts as part of its overall interest rate risk management. Gains and losses on interest rate futures and option contracts that are designated as hedges and effective as such are deferred and amortized over the remaining life of the hedged assets or liabilities as an adjustment to interest revenue or interest expense. Interest rate swap contracts that are entered into as part of interest rate management are accounted for using the accrual method as an adjustment to interest revenue or interest expense. Interest rate contracts related to trading activities are adjusted to market value with the resulting gains or losses included in fee revenue.

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

NOTE B-ACQUISITION OF INVESTORS FIDUCIARY TRUST COMPANY

       On January 31, 1995, State Street acquired IFTC in a transaction accounted for as a pooling of interests. IFTC was acquired for 5,972,222 shares of State Street common stock. IFTC provides custody and fund accounting services to mutual funds, unit investment trusts, insurance portfolios and bank portfolios.

NOTE C -INVESTMENT SECURITIES

       Investment securities consisted of the following at December 31:

-----------------------------------------------------------------------------------------------------------------------
                                              1995                                            1994
                           AMORTIZED       UNREALIZED           FAIR       Amortized      Unrealized          Fair
(Dollars in thousands)       COST        GAINS     LOSSES       VALUE        Cost      Gains     Losses       Value
-----------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY (at amortized cost)
U.S. Treasury and
   Federal agencies ...    $  824,399   $ 5,217   $   483    $  829,133   $1,668,987  $   590   $ 35,836     $1,633,741
State and political
   subdivisions .......                                                    1,130,197      317     19,210      1,111,304
Asset-backed securities                                                    2,346,931    1,104     75,823      2,272,212
Other investments .....                                                       41,155       84        155         41,084
                           ----------   -------   -------    ----------   ----------   ------   --------     ----------
   Total ..............    $  824,399   $ 5,217   $   483    $  829,133   $5,187,270   $2,095   $131,024     $5,058,341
                           ==========   =======   =======    ==========   ==========   ======   ========     ==========
AVAILABLE FOR SALE (at fair value)
U.S. Treasury and
   Federal agencies ...    $2,270,695   $17,579   $ 4,292    $2,283,982   $3,410,711   $0,496   $ 91,790     $3,319,417
State and political
   subdivisions .......     1,299,720    10,411     3,898     1,306,233
Asset-backed securities     1,672,822     4,347    11,808     1,665,361
Other investments .....       271,028    10,050     1,290       279,788      170,823    4,780     12,711        162,892
                           ----------   -------   -------    ----------   ----------   ------   --------     ----------
   Total ..............    $5,514,265   $42,387   $21,288    $5,535,364   $3,581,534   $5,276   $104,501     $3,482,309
                           ==========   =======   =======    ==========   ==========   ======   ========     ==========

       The amortized cost and fair value of available-for-sale and held-to-maturity securities by maturity at December 31, 1995, were as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                       WITHIN        AFTER ONE   AFTER FIVE     AFTER
                                                                      ONE YEAR      BUT WITHIN   BUT WITHIN      TEN
(Dollars in thousands)                                                 OR LESS      FIVE YEARS    TEN YEARS     YEARS
-----------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Amortized cost ..................................................    $  444,480     $  379,919
Fair value ......................................................       445,624        383,509
AVAILABLE FOR SALE
Amortized cost ..................................................     2,151,694      3,012,062     184,458     166,051
Fair value ......................................................     2,157,381      3,025,345     185,869     166,769

       The maturity of asset-backed securities is based upon the expected principal payments. Securities carried at $2,226,579,000 and $4,246,809,000 at December 31, 1995 and 1994, respectively, were designated as security for public and trust deposits, borrowed funds and for other purposes as provided by law.

       During 1995, gains of $17,414,000 and losses of $5,084,000 were realized on sales of available-for-sale securities of $3,654,042,000. During 1994, gains of $5,843,000 and losses of $4,136,000 were realized on sales of available-for-sale securities of $1,524,662,000. During 1993, gains of $16,630,000 and losses of $884,000 were realized on sales of available-for-sale securities of $1,002,271,000.

       The excess of fair value over the amortized cost of available-for-sale securities on the January 1, 1994 adoption of SFAS No. 115 was $11,918,000 with an after-tax increase to stockholders' equity of $7,030,000.

       In November 1995, the Financial Accounting Standards Board issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that Special Report, State Street chose to reclassify certain securities from held to maturity to available for sale on December 1, 1995. At the date of transfer, the amortized cost of those securities was $3,828,808,000 and the net unrealized gain on those securities was $2,684,000, which was recorded net of tax in stockholders' equity at the date of transfer.

NOTE D-LOANS

       The loan portfolio consisted of the following at December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                          1995          1994
----------------------------------------------------------------------------------------------------------------------
Commercial and financial .................................................................    $2,572,553    $2,070,146
Real estate ..............................................................................        95,782       100,549
Consumer .................................................................................        47,355        41,323
Foreign ..................................................................................       699,191       569,508
Lease financing ..........................................................................       571,261       451,695
                                                                                              ----------    ----------
      Total loans ........................................................................    $3,986,142    $3,233,221
                                                                                              ==========    ==========
Non-accrual loans ........................................................................       $15,502       $23,043
   Interest revenue under original terms .................................................         2,034         2,245
   Interest revenue recognized ...........................................................           445           834

      Changes in the allowance for loan losses for the years ended December 31 were as follows:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                    1995       1994      1993
----------------------------------------------------------------------------------------------------------------------
Balance at beginning of year ........................................................    $58,184    $54,316    $57,931
Provision for loan losses ...........................................................      8,000    $11,569     11,320
Loan charge-offs ....................................................................     (6,726)   (10,477)   (18,545)
Recoveries ..........................................................................      4,033      2,776      2,205
Allowance of subsidiary purchased ...................................................                            1,405
                                                                                         -------    -------    -------
      Balance at end of year ........................................................    $63,491    $58,184    $54,316
                                                                                         =======    =======    =======

      During 1995 and 1994, loans totaling $1,742,000 and $191,000 were transferred to other real estate owned.

NOTE E-PREMISES AND EQUIPMENT

       Premises and equipment consisted of the following at December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                             1995        1994
----------------------------------------------------------------------------------------------------------------------
Buildings and land ...........................................................................    $272,933    $268,162
Leasehold improvements .......................................................................     135,059     120,308
Equipment and furniture ......................................................................     477,461     450,356
                                                                                                   885,453     838,826
Accumulated depreciation and amortization ....................................................    (417,865)   (362,507)
      Total premises and equipment, net ......................................................    $467,588    $476,319

       State Street has entered into noncancelable operating leases for premises and equipment. At December 31, 1995, future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more totaled $572,925,000. This consisted of $45,340,000, $43,421,000, $37,042,000,
$34,011,000 and $30,660,000 for the years 1996 to 2000, respectively, and
$382,451,000 thereafter. The minimum rental commitments have been reduced by sublease rental commitments of $5,659,000. Substantially all leases include renewal options.

       Total rental expense amounted to $41,782,000, $35,023,000 and $26,673,000 in 1995, 1994 and 1993, respectively. Rental expense has been reduced by sublease revenue of $556,000, $1,083,000 and $2,149,000 in 1995, 1994 and 1993,
respectively.

NOTE F-INVESTMENT SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

       State Street enters into sales of U.S. Government securities under repurchase agreements that are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. Government securities underlying the repurchase agreements remains in investment securities.

       Information on these U.S. Government securities, and the related repurchase agreements including accrued interest, is shown in the table below. This table excludes repurchase agreements that are secured by securities purchased under resale agreements and securities borrowed.

       Information at December 31, 1995 was as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                              U.S. GOVERNMENT            REPURCHASE
                                                                              SECURITIES SOLD            AGREEMENTS
                                                                            BOOK                       BOOK
 (Dollars in thousands)                                                     AMOUNT       MARKET       AMOUNT     RATE
----------------------------------------------------------------------------------------------------------------------
 Maturity of repurchase agreements:
 Overnight ...........................................................   $  557,986    $  564,290   $  557,683   5.25%
 2 to 30 days ........................................................      577,847       576,706      575,338   5.33
 31 to 90 days .......................................................       53,851        53,913       53,670   4.75
 Over 90 days ........................................................          550           550          550   2.25
                                                                         ----------    ----------   ----------
      Total ..........................................................   $1,190,234    $1,195,459   $1,187,241   5.27
                                                                         ==========    ==========   ==========

NOTE G-NOTES PAYABLE

       State Street Bank issues Bank Notes from time to time, in an aggregate amount not to exceed $750,000,000 and with original maturities ranging from 14 days to five years.

       The Bank Notes, which are not subject to redemption, represent unsecured debt obligations of State Street Bank. The Bank Notes are neither obligations of nor guaranteed by State Street and are recorded net of original issue discount. At December 31, 1995, there was a total of $175,218,000 of Bank Notes outstanding. This included $126,868,000 with an average maturity of 45 days and a weighted average interest rate of 5.79% and $48,350,000 of two year foreign currency denominated notes due October 1997, with an interest rate of 1.05%.

NOTE H-LONG-TERM DEBT

       Long-term debt, less unamortized original issue discount, consisted of the following at December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                            1995         1994
----------------------------------------------------------------------------------------------------------------------
5.95% Notes due 2003 ........................................................................    $ 99,710     $ 99,672
7.75% Convertible subordinated debentures due 2008 ..........................................       3,210        3,358
9.50% Mortgage note due 2009 ................................................................      23,656       24,519
                                                                                                 --------     --------
       Total long-term debt .................................................................    $126,576     $127,549
                                                                                                 ========     ========

       The 5.95% notes are unsecured obligations of State Street.

       The 7.75% debentures are convertible to common stock at a price of $5.75 per share, subject to adjustment for certain events. The debentures are redeemable, at State Street's option, at a price of approximately 101.6%, declining annually to par by 1998. During 1995 and 1994, $148,000 and $563,000 of debentures were converted into 25,734 and 137,711 shares of common stock, respectively. At December 31, 1995, 558,261 shares of authorized common stock had been reserved for issuance upon conversion.

       The 9.50% mortgage note was fully collateralized by property at December 31, 1995. The aggregate maturities of this mortgage note for the years 1996 through 2000 are $948,000, $1,042,000, $1,146,000, $1,260,000 and $1,385,000,
respectively.

       In August 1993, a shelf registration statement became effective that allows State Street to issue up to $250 million of unsecured debt securities. In September 1993, State Street issued $100 million of 5.95% Notes due 2003, and the remaining balance of $150 million at December 31, 1995, is available for issuance.

NOTE I-STOCKHOLDERS' EQUITY

       The Board of Directors has authorized the repurchase of up to three million shares of State Street's common stock. Shares purchased under the authorization could be used for employee benefit plans or general corporate purposes. During the third quarter of 1995, the stock purchase program was initiated and 416,200 shares of State Street's common stock were purchased for employee benefit plans at an average cost of $41 per share through December 31, 1995.

       State Street has a long-term incentive plan from which stock options, stock appreciation rights (SARs) and performance units can be awarded. The exercise price of non-qualified and incentive stock options may not be less than fair value of such shares at date of grant and expire no longer than ten years from date of grant. Performance units have been granted to officers at the policy-making level. Performance units are earned over a performance period based on achievement of goals. Payment for performance units is made in cash equal to the fair market value of State Street's common stock after the conclusion of each performance period. Compensation expense related to performance units was $3,439,000, $333,000 and $2,126,000 for 1995, 1994 and
1993, respectively.

       Under the 1994 Stock Option and Performance Unit Plan, options and SARs covering 3,500,000 shares of common stock and 1,000,000 performance units may be issued. State Street has stock options and performance shares outstanding from previous plans under which no further grants can be made.

       Option activity during 1995 and 1994 was as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                                OPTION PRICE
(In thousands, except per share amounts)                                             SHARES      PER SHARE     TOTAL
----------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1993 .....................................................   2,396  $  3.95-45.31   $ 48,776
   Granted .........................................................................     907    28.94-39.25     28,087
   Exercised .......................................................................    (460)    3.95-32.25     (6,088)
   Canceled ........................................................................     (41)   13.41-45.31     (1,056)
                                                                                       -----                  --------
Outstanding, December 31, 1994 .....................................................   2,802     6.42-45.31     69,719
   Granted .........................................................................     378    32.50-44.00     12,985
   Exercised .......................................................................    (327)    6.42-36.38     (5,306)
   Canceled ........................................................................     (67)   20.72-45.31     (2,094)
                                                                                       -----                  --------
Outstanding, December 31, 1995 .....................................................   2,786    11.23-45.31   $ 75,304
                                                                                       =====                  ========

       At December 31, 1995, 1,175,814 shares under options were exercisable and 2,391,366 shares under options and SARs were available for future grants. During 1993, 393,000 options were exercised at per share prices of $3.52 to $20.38.

       In 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. This statement addresses financial accounting and reporting standards for stock-based employee compensation plans. State Street plans to continue to measure compensation cost for these plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25. State Street will adopt the new disclosure requirements of this statement in 1996.

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

NOTE K-FEE REVENUE-OTHER

       The Other category of fee revenue consisted of the following for the years ended December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                 1995        1994        1993
----------------------------------------------------------------------------------------------------------------------
Foreign exchange trading .........................................................    $140,687    $113,842   $  82,705
Service fees .....................................................................      59,469      48,205      40,717
Processing service fees ..........................................................      53,734      66,837      46,083
Securities gains, net ............................................................      12,330       1,707      15,746
Trading account profits (losses) .................................................       3,717        (327)      3,892
Other ............................................................................      25,329      37,263      19,473
                                                                                      --------    --------    --------
       Total fee revenue-other ...................................................    $295,266    $267,527    $208,616
                                                                                      ========    ========    ========

NOTE L-OPERATING EXPENSES-OTHER

       The Other category of operating expenses consisted of the following for the years ended December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                 1995        1994        1993
----------------------------------------------------------------------------------------------------------------------
Contract services ................................................................    $117,061    $104,551   $  74,850
Professional services ............................................................      48,096      48,199      35,784
Advertising and sales promotion ..................................................      25,847      23,368      19,011
Postage, forms and supplies ......................................................      23,803      20,593      18,583
Telecommunications ...............................................................      22,417      21,520      21,712
Other ............................................................................      78,601      67,228      74,425
                                                                                      --------    --------    --------
       Total operating expenses-other ............................................    $315,825    $285,459    $244,365
                                                                                      ========    ========    ========

NOTE M-QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

       The following is a tabulation of the unaudited quarterly results of operations:

----------------------------------------------------------------------------------------------------------------------
(In thousands, except                      1995 QUARTERS                                  1994 Quarters
per share data)             FOURTH       THIRD     SECOND       FIRST       Fourth      Third      Second      First
----------------------------------------------------------------------------------------------------------------------
Interest revenue .......    $346,436    $341,301   $330,128    $318,754    $284,049    $243,638   $209,423    $199,137
Interest expense .......     232,252     232,320    224,309     218,303     182,246     144,017    112,451     105,379
                            --------    --------   --------    --------    --------    --------   --------    --------
   Net interest revenue      114,184     108,981    105,819     100,451     101,803      99,621     96,972      93,758
Provision for loan losses      2,000       2,000      2,000       2,000       2,058       3,159      3,182       3,170
                            --------    --------   --------    --------    --------    --------   --------    --------
   Net interest revenue
      after provision for
      loan losses ......     112,184     106,981    103,819      98,451      99,745      96,462     93,790      90,588
Fee revenue ............     296,831     283,782    276,724     261,735     255,950     252,681    249,666     259,035
                            --------    --------   --------    --------    --------    --------   --------    --------
   Total revenue .......     409,015     390,763    380,543     360,186     355,695     349,143    343,456     349,623
Operating expenses .....     309,304     300,686    289,214     274,813     268,610     264,618    260,770     263,783
                            --------    --------   --------    --------    --------    --------   --------    --------
   Income before
      income taxes .....      99,711     90,077      91,329      85,373      87,085      84,525     82,686      85,840
Income taxes ...........      34,235     25,441      28,668      31,037      29,972      29,372     28,807      31,643
                            --------    --------   --------    --------    --------    --------   --------    --------
   Net Income ..........    $ 65,476    $64,636    $ 62,661    $ 54,336    $ 57,113    $ 55,153   $ 53,879    $ 54,197
                            ========    ========   ========    ========    ========    ========   ========    ========
Earnings Per Share:
   Primary .............        $.79       $.78        $.75        $.66        $.69        $.66       $.65        $.66
   Fully diluted .......         .78        .77         .75         .65         .68         .66        .65         .65
Average Shares Outstanding:
   Primary .............      83,113     83,172      83,019      82,890      82,851      82,958     82,854      82,649
   Fully diluted .......      83,720     83,911      83,697      83,488      83,436      83,543     83,512      83,346

NOTE N-EMPLOYEE BENEfiT PLANS

       RETIREMENT PLANS

       State Street and nearly all of its U.S. subsidiaries participate in a noncontributory cash balance defined benefit plan covering employees based on age and service. The plan provides individual account accumulations that are increased annually based on salary, service and interest credits. State Street uses the projected unit credit method as its actuarial valuation method. It is State Street's funding policy to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Employees in non-U.S. offices participate in local plans, and the cost of these plans is not material.

       The following table sets forth the primary plan's funded status, actuarial assumptions and amounts recognized in the Consolidated Financial Statements as of and for the years ended December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                 1995        1994        1993
----------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
   Vested .......................................................................    $113,614   $  91,706    $  91,186
   Nonvested ....................................................................      12,631       9,184       10,527
Additional benefits based on estimated future salary levels .....................      22,691      17,003       12,465
                                                                                     --------   ---------    ---------
      Projected benefit obligation .............................................      148,936     117,893      114,178
Plan assets at fair value, primarily listed stocks and fixed income securities .      178,377     156,769      162,690
                                                                                     --------   ---------    ---------
      Excess of plan assets over projected benefit obligation ..................       29,441      38,876       48,512
Unrecognized net asset at transition being amortized over 17.2 years ...........      (15,916)    (17,844)    (19,771)
Unrecognized net (gain) loss ....................................................       7,244       2,937      (3,152)
Unrecognized prior service cost .................................................      (3,228)     (3,499)     (3,770)
                                                                                     --------   ---------    ---------
      Total prepaid pension expense included in other assets ....................    $ 17,541   $  20,470    $  21,819
                                                                                     ========   =========    =========
Pension expense (income) included the following components:

   Service cost-benefits earned during period ...................................    $ 11,005   $  11,392    $  10,030
   Interest cost on projected benefit obligation ................................       9,927       8,253        6,142
   Actual return on plan assets .................................................     (33,607)     (3,076)     (22,874)
   Net amortization and deferral ................................................      15,604     (15,220)       5,809
                                                                                     --------   ---------    ---------
      Total pension expense (income) ............................................    $  2,929   $   1,349    $   (893)
                                                                                     ========   =========    =========

Actuarial assumptions:

   Discount rate used to determine benefit obligation ...........................      8.00%      8.75%        7.50%
   Rate of increase in future compensation level ................................      5.00       5.00         5.00
   Expected long-term rate of return on plan assets .............................     10.25      10.25        10.25

       State Street has unfunded, non-qualified supplemental retirement plans that provide certain officers with defined pension benefits in excess of limits imposed by Federal tax law. At December 31, 1995, 1994 and 1993, the projected benefit obligation of these plans was $15,259,000, $5,168,000 and $2,790,000, and the related pension expense was $2,224,000, $436,000 and $430,000, respectively.

       Total pension expense for all plans was $8,300,000, $4,546,000 and $2,050,000 for 1995, 1994 and 1993, respectively.

       Employees of State Street Bank and certain subsidiaries with one or more years of service are eligible to contribute a portion of their pre-tax salary to a 401(k) Salary Savings Plan. State Street matches a portion of these contributions, and the related expenses were $8,572,000, $7,456,000 and $7,034,000 for 1995, 1994 and 1993, respectively.

       POSTRETIREMENT PLAN

       State Street Bank and certain subsidiaries provide health care and life insurance benefits for retired employees. Upon adoption of SFAS No. 106, State Street elected to amortize the accumulated postretirement benefit obligation
(APBO), which at the date of adoption was $22,100,000, over a 20-year period. State Street continues to fund medical and life insurance benefit costs on a pay-as-you-go basis.

       The following table sets forth the financial status of the plan and amounts recognized in the Consolidated Financial Statements as of and for the years ended December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                              1995        1994
----------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees ...................................................................................   $  5,468   $   6,768
   Fully eligible active employees ............................................................      4,698       5,204
   Other active employees .....................................................................     10,887      11,668
                                                                                                  --------   ---------
                                                                                                    21,053      23,640
Unrecognized transition obligation ............................................................    (18,760)   (19,864)
Unrecognized net gain (loss) ..................................................................      8,762       3,775
                                                                                                  --------   ---------
       Accrued postretirement benefit cost included in liabilities ............................   $ 11,055   $   7,551
                                                                                                  ========   =========
Postretirement benefits expense included the following components:
   Service cost-benefits earned during the period .............................................   $  1,504   $   1,887
   Interest cost on APBO ......................................................................      2,021       2,122
   Net amortization and deferral ..............................................................      1,015       1,202
                                                                                                  --------   ---------
       Total postretirement benefits expense ..................................................   $  4,540   $   5,211
                                                                                                  ========   =========

       The discount rate used in determining the APBO was 8.00% and 8.75% for 1995 and 1994, respectively. The assumed health care cost trend rate used in measuring the APBO was 6.00% for 1996 and thereafter. If the health care trend rate assumptions were increased by 1%, the APBO would have increased by 6.0%, as of December 31, 1995, and the aggregate of service and interest costs for 1995 would have increased by 8.0%.

NOTE O-INCOME TAXES

       The provision for income taxes included in the Consolidated Statement of Income consisted of the following:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                   1995       1994       1993
----------------------------------------------------------------------------------------------------------------------
Current:
   Federal ........................................................................    $  31,626  $  26,901  $  23,609
   State ..........................................................................       22,598     22,223     18,111
   Foreign ........................................................................       21,084     24,945     16,456
                                                                                        --------   --------   --------
      Total current ...............................................................       75,308     74,069     58,176
                                                                                        --------   --------   --------
Deferred:
   Federal ........................................................................       33,640     33,542     29,422
   State ..........................................................................       10,433     12,180     14,107
                                                                                        --------   --------   --------
      Total deferred ..............................................................       44,073     45,722     43,529
                                                                                        --------   --------   --------
      Total income taxes ..........................................................     $119,381   $119,791   $101,705
                                                                                        ========   ========   ========

       Current and deferred taxes for 1994 and 1993 have been reclassified to reflect the tax returns as actually filed. Income tax benefits of $1,845,000, $4,949,000 and $3,603,000 in 1995, 1994 and 1993, respectively, related to certain employee stock option exercises were recorded directly to stockholders' equity and are not included in the table above. Income tax expense related to net securities gains were $5,142,000, $573,000 and $6,782,000 for 1995, 1994 and
1993, respectively.

       Pre-tax income attributable to operations located outside the United States was $66,712,000, $75,655,000 and $51,823,000 in 1995, 1994 and 1993,
respectively.

       Significant components of the deferred tax liabilities and assets at December 31 were as follows:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                             1995        1994
----------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Lease financing transactions ..............................................................    $323,975    $264,698
   Prepaid pension expense ...................................................................       9,421       8,593
   Investment securities .....................................................................       5,963       9,009
   Depreciation, net .........................................................................                   2,291
   Other .....................................................................................       7,999       6,548
                                                                                                  --------    --------
      Total deferred tax liabilities .........................................................     347,358     291,139
                                                                                                  --------    --------
Deferred tax assets:
   Operating expenses ........................................................................      36,535      37,481
   Allowance for loan losses .................................................................      27,217      26,246
   Non-U.S. tax loss carryforwards ...........................................................       9,625       4,429
   Depreciation, net .........................................................................       7,944
   Alternative minimum tax credit ............................................................      10,606      25,553
   Loan interest revenue .....................................................................       4,608       3,327
   Other .....................................................................................       7,198       3,313
                                                                                                  --------    --------
      Total deferred tax assets ..............................................................     103,733     100,349
   Valuation allowance for deferred tax assets ...............................................      (9,625)    (4,429)
                                                                                                  --------    --------
      Net deferred tax assets ................................................................      94,108      95,920
                                                                                                  --------    --------
      Net deferred tax liabilities ...........................................................    $253,250    $195,219
                                                                                                  ========    ========

       At December 31, 1995, State Street had non-U.S. carryforward tax losses of $27,260,000 and U.S. tax credit carryforwards of $10,606,000. If not utilized, $12,100,000 of the losses will expire in the years 1998-2002. The tax credits and the remaining tax losses carry forward indefinitely.

       A reconciliation of the differences between the U.S. statutory income tax rate and the effective tax rates based on income before taxes is as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                             1995      1994     1993
----------------------------------------------------------------------------------------------------------------------
U.S. Federal income tax rate ...........................................................     35.0%     35.0%    35.0%
Changes from statutory rate resulting from:
   State taxes, net of Federal benefit .................................................      3.2       6.7      6.9
   Tax-exempt interest revenue, net of disallowed interest .............................     (4.3)     (4.1)    (3.8)
   Tax credits .........................................................................     (1.7)     (2.3)    (3.5)
   Other, net ..........................................................................       .4      ( .1)      .3
                                                                                             ----      ----     ----
      Effective tax rate ...............................................................     32.6%     35.2%    34.9%
                                                                                             ====      ====     ====

       For years beginning on or after January 1, 1995, the Commonwealth of Massachusetts reduced the tax rate applicable to financial institutions and permitted apportionment of income. The change in tax law resulted in a revaluation of the deferred tax assets and liabilities which existed at the beginning of 1995. This revaluation and the reduction of current year state tax expense reduced the 1995 provision for state taxes. In addition, during 1995 a settlement of prior years' state taxes resulted in a net $3.6 million reduction in taxes. The settlement resolved a claim over the taxability of interest revenue on certain Massachusetts bonds.

NOTE P-CONTINGENT LIABILITIES

       State Street provides custody, securities processing, accounting and information services to mutual fund, master trust/master custody/global custody, corporate trust and defined contribution plan customers; and investment management services to institutions and individuals. Assets under custody and management, held by State Street in a fiduciary or custody capacity, are not included in the Consolidated Statement of Condition since such items are not assets of State Street. Management conducts regular reviews of its responsibilities for these services and considers the results in preparing its financial statements. In the opinion of management, there are no contingent liabilities at December 31, 1995 that would have a material adverse effect on State Street's financial position or results of operations.

       State Street is subject to pending and threatened legal actions that arise in the normal course of business. In the opinion of management, after discussion with counsel, these can be successfully defended or resolved without a material adverse effect on State Street's financial position or results of operations.

NOTE Q-CASH, DIVIDEND, LOAN AND OTHER RESTRICTIONS

       During 1995, subsidiary banks of State Street were required by the Federal Reserve Bank to maintain average reserve balances of $271,684,000.

       State Street's principal source of funds for the payment of cash dividends to stockholders and purchase of its common stock is from dividends paid by State Street Bank. Federal and state banking regulations place certain restrictions on dividends paid by subsidiary banks to State Street. At December 31, 1995, State Street Bank had $426,266,000 of retained earnings available for distribution to State Street in the form of dividends.

       The Federal Reserve Act requires that extensions of credit by State Street Bank to certain affiliates, including State Street, be secured by specific collateral, that the extension of credit to any one affiliate be limited to 10% of capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

       At December 31, 1995, consolidated retained earnings included $13,417,000 representing undistributed earnings of 50%-owned affiliates.

       State Street has a committed line of credit amounting to $50,000,000 to support its commercial paper program.

NOTE R-OFF-BALANCE SHEET FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

       State Street uses various off-balance sheet financial instruments, including derivatives, to satisfy the financing and risk management needs of customers, to manage interest rate and currency risk and to conduct trading activities. In general terms, derivative instruments are contracts or agreements whose value can be derived from interest rates, currency exchange rates and financial indices. Derivative instruments include forwards, futures, swaps, options and other instruments with similar characteristics. These instruments generate fee, interest or trading revenue. Associated with these instruments are market and credit risks that could expose State Street to potential losses.

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

       The following table summarizes the contractual or notional amounts of derivative financial instruments held or issued by State Street at December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                                1995       1994
----------------------------------------------------------------------------------------------------------------------
TRADING:
Interest rate contracts:
   Swap agreements .............................................................................    $   420    $   109
   Options and caps purchased ..................................................................         25         13
   Options and caps written ....................................................................         36         25
   Futures - short position ....................................................................      1,042        335
   Futures - long position .....................................................................          8
   Options on futures purchased ................................................................      1,000
   Options on futures written ..................................................................        800        225
Foreign exchange contracts:
   Forward, swap and spot ......................................................................     54,965     43,126
   Options purchased ...........................................................................         20         40
   Options written .............................................................................         43
BALANCE SHEET MANAGEMENT:
Interest rate contracts:
   Swap agreements .............................................................................        217        223
   Futures - short position ....................................................................                   165
   Caps purchased ..............................................................................         50         50
Foreign exchange contracts .....................................................................                    83

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

       State Street's exposure from these interest rate and foreign exchange contracts results from the possibility that one party may default on its contractual obligation or from movements in exchange or interest rates. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional value. The notional value provides the basis for determining the exchange of contractual cash flows. The exposure to credit loss can be estimated by calculating the cost on a present value basis to replace at current market rates all profitable contracts at year-end. The estimated aggregate replacement cost of derivative financial instruments in a net positive position was $658,000,000 and $413,000,000 at December 31, 1995 and 1994, respectively.

       FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING

       The following table represents the fair value and average fair value of financial instruments held or issued for trading purposes as of and for the years ended December 31, 1995 and 1994. The following amounts have been reduced by offsetting balances with the same counterparty where a master netting agreement exists:

----------------------------------------------------------------------------------------------------------------------
                                                                               1995                     1994
                                                                                   AVERAGE                  AVERAGE
 (DOLLARS IN MILLIONS)                                                FAIR VALUE  FAIR VALUE   FAIR VALUE  FAIR VALUE
----------------------------------------------------------------------------------------------------------------------
Foreign exchange contracts:
   Contracts in a receivable position ................................   $539         $751        $298         $376
   Contracts in a payable position ...................................    466          704         288         $360
Other financial instrument contracts:
   Contracts in a receivable position ................................      4            2           2            1
   Contracts in a payable position ...................................      3            3           2            1

       State Street is an active participant in the global foreign exchange market in support of a large institutional customer base engaged in international investing. Trading is conducted through eight treasury centers located in major financial centers throughout the world serving the needs of investment managers and their customers in the region. State Street operates in the spot and forward markets in over 30 currencies today as investors expand their horizons. State Street is also active in the foreign exchange interbank market where it trades with approximately 300 counterparty banks globally to facilitate customer transactions.

       State Street Bank uses interest rate futures and, to a lesser extent, options on interest rate futures, to minimize the impact of the market valuation of a portion of the bank's trading securities portfolio and to take positions on interest rate movements.

       Foreign exchange contracts and other contracts used in trading activities are carried at fair value. The fair value of the instruments is recorded in the balance sheet as part of other assets or other liabilities. Net trading gains and (losses) recognized in other fee revenue related to foreign exchange contracts totaled $141,000,000 and $114,000,000 and for other financial instrument contracts totaled ($1,000,000) and $1,000,000 in 1995 and 1994, respectively. Future cash requirements, if any, related to foreign currency contracts are represented by the gross amount of currencies to be exchanged under each contract unless State Street and the counterparty have agreed to pay or receive the net contractual settlement amount on the settlement date. Future cash requirements on other financial instruments are limited to the net amounts payable under the agreements.

       FINANCIAL INSTRUMENTS HELD OR ISSUED FOR BALANCE SHEET MANAGEMENT

       State Street enters into various interest rate and foreign exchange contracts in managing its balance sheet risk. State Street utilizes interest rate swaps and caps to manage interest rate risk and foreign exchange contracts to minimize currency translation risk. Interest rate derivative contracts are used to convert short-term floating rate liabilities into longer term fixed rate liabilities corresponding to long-term balance sheet assets. Income or expense on financial instruments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest-earning asset or interest-bearing liability over the period covered by the contracts.

       Foreign exchange contracts are utilized to minimize the exposure to currency loss from balance sheet investments denominated in foreign currencies. The foreign exchange contracts and the currency translation of the investment are marked to market, and the unrealized gain or loss is recorded in other fee revenue.

       CREDIT-RELATED FINANCIAL INSTRUMENTS

       Credit-related financial instruments include commitments to extend credit, standby letters of credit, letters of credit and indemnified securities lent. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments.

       The following is a summary of the contractual amount of State Street's credit-related, off-balance sheet financial instruments at December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                               1995        1994
----------------------------------------------------------------------------------------------------------------------
Loan commitments ................................................................................  $  3,626    $ 2,536
Standby letters of credit .......................................................................     1,286        929
Letters of credit ...............................................................................       179        168
Indemnified securities lent ......................................................................   28,949     22,300

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

       On behalf of its customers, State Street lends their securities to creditworthy brokers and other institutions. In certain circumstances, State Street indemnifies its customers for the fair market value of those securities against a failure of the borrower to return such securities. State Street requires the borrowers to provide collateral in an amount equal to or in excess of 102% of the fair market value of the securities borrowed. The borrowed securities are revalued daily to determine if additional collateral is necessary. State Street held as collateral, cash and U.S. Government securities totaling $30.2 billion and $23.3 billion for indemnified securities at December 31, 1995 and 1994, respectively.

NOTE S-FAIR VALUE OF FINANCIAL INSTRUMENTS

       SFAS No. 107 requires the calculation and disclosure of the fair value of financial instruments. State Street uses the following methods to estimate the fair value of financial instruments.

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

       The short maturity of State Street's assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates reported balance sheet value. Such financial instruments are reported in the following balance sheet captions: Cash and due from banks; Interest-bearing deposits with banks; Securities purchased under resale agreements and securities borrowed; Federal funds sold; Deposits; Federal funds purchased; Securities sold under repurchase agreements; and Other short-term borrowings. Fair value of trading activities equals its balance sheet value. In 1995, the fair value of interest rate contracts used for balance sheet management would be a payable of $4 million; in 1994, the fair value of such interest rate contracts would be a receivable of $6 million. There is no cost for loan commitments.

       The reported value and fair value for other balance sheet captions at December 31 are as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                   1995                   1994
                                                                           REPORTED      FAIR      Reported     Fair
(Dollars in millions)                                                        VALUE       VALUE       Value     Value
----------------------------------------------------------------------------------------------------------------------
Investment securities:
   Held to maturity ....................................................   $   824     $   829      $5,187      $5,058
   Available for sale ..................................................     5,535       5,535       3,482       3,482
Net loans (excluding leases) ...........................................     3,415       3,415       2,723       2,717
Notes payable ..........................................................       175         175
Long-term debt .........................................................       127         132         128         113

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

       The following data relates to foreign activities, based on the domicile location of customers, for the years ended and as of December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                            1995          1994          1993
----------------------------------------------------------------------------------------------------------------------
Condensed Statement of Income:
Interest revenue ............................................................   $  450,568    $  308,997    $  226,213
Interest expense ............................................................      343,240       223,001       158,392
                                                                                ----------    ----------    ----------
       Net interest revenue .................................................      107,328        85,996        67,821
Provision for loan losses ...................................................        4,211         2,084         1,073
Fee revenue .................................................................      226,272       180,851       129,942
                                                                                ----------    ----------    ----------
       Total revenue ........................................................      329,389       264,763       196,690
Operating expenses ..........................................................      240,921       187,409       140,492
                                                                                ----------    ----------    ----------
       Net income before taxes ..............................................       88,468        77,354        56,198
Income taxes ................................................................       31,781        31,819        22,171
                                                                                ----------    ----------    ----------
       Net Income ...........................................................   $   56,687    $   45,535    $   34,027
                                                                                ==========    ==========    ==========
Assets:

Interest-bearing deposits with banks ........................................   $5,975,178    $4,847,019    $5,148,201
Loans and other assets ......................................................    1,446,674       784,817       645,579
                                                                                ----------    ----------    ----------
       Total Assets .........................................................   $7,421,852    $5,631,836    $5,793,780
                                                                                ==========    ==========    ==========

NOTE U-FINANCIAL STATEMENTS OF STATE STREET BOSTON CORPORATION (PARENT ONLY)

Statement of Income

----------------------------------------------------------------------------------------------------------------------

(Dollars in thousands)                                                              1995         1994          1993
----------------------------------------------------------------------------------------------------------------------
Dividends from bank subsidiary ..............................................     $ 96,000     $ 37,500     $ 46,400
Dividends and interest revenue ..............................................       12,198        6,793        4,228
Securities gains, net .......................................................        5,217
                                                                                  --------     --------     --------
       Total revenue ........................................................      113,415       44,293       50,628
Interest on commercial paper ................................................        7,826        3,458
Interest on long-term debt ..................................................        6,353        6,370        7,276
Other expenses ..............................................................        4,134        1,198        1,678
                                                                                  --------     --------     --------
       Total expenses .......................................................       18,313       11,026        8,954
Income tax expense (benefit) ................................................          455       (1,483)      (1,873)
                                                                                  --------     --------     --------
       Income before equity in undistributed income of subsidiaries .........       94,647       34,750       43,547
Equity in undistributed income of subsidiaries and affiliate:
   Consolidated bank ........................................................      132,176      161,402      132,688
   Consolidated nonbank .....................................................       15,127       19,706       11,085
   Unconsolidated affiliate .................................................        5,159        4,485        2,066
                                                                                  --------     --------     --------
                                                                                   152,462      185,593      145,839
                                                                                  --------     --------     --------
       Net Income ...........................................................     $247,109     $220,343     $189,386
                                                                                  ========     ========     ========

Statement of Condition

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands) December 31,                                                             1995          1994
----------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks ..................................................................    $      585    $      864
Interest-bearing deposits with bank subsidiary ...........................................       165,378       182,831
Available-for-sale securities ............................................................        28,196        29,935
Investment in consolidated subsidiaries:

   Bank ..................................................................................     1,455,036     1,208,913
   Nonbank ...............................................................................       101,533       136,803
Investment in unconsolidated affiliate ...................................................        20,609        15,449
Notes receivable from nonbank subsidiaries ...............................................        15,597         5,958
Other assets .............................................................................         2,550        10,527

       Total Assets ......................................................................    $1,789,484    $1,591,280

Liabilities
Commercial paper .........................................................................    $   74,115    $  135,411
Accrued taxes and other expenses .........................................................        10,095         3,467
Other liabilities ........................................................................        14,831        12,236
Long-term debt ...........................................................................       102,919       103,030

       Total Liabilities .................................................................       201,960       254,144
Stockholders' Equity .....................................................................     1,587,524     1,337,136

       Total Liabilities and Stockholders' Equity ........................................    $1,789,484    $1,591,280

Statement of Cash Flows

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                1995         1994        1993
----------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income ......................................................................   $ 247,109    $220,343    $189,386
Equity in undistributed income of subsidiaries and affiliate ....................    (154,110)   (185,593)   (145,839)
Securities gains, net ...........................................................      (5,217)
Other, net ......................................................................      18,772     (20,912)      5,403
                                                                                    ---------    --------    --------
       Net Cash Provided by Operating Activities ................................     106,554      13,838      48,950

Investing Activities
Net (payments for) proceeds from:
   Investment in bank subsidiary ................................................                  (4,289)
   Investment in nonbank subsidiaries ...........................................      (2,468)     (1,000)     (1,000)
   Securities purchased under resale agreement ..................................                  65,068     (36,491)
   Purchase of available-for-sale securities ....................................     (13,343)     (9,985)
   Maturity of available-for-sale securities ....................................       5,175      35,000
   Sales of available-for-sale securities .......................................      25,176
   Interest bearing deposits with banks .........................................      17,453    (182,810)
   Notes receivable from nonbank subsidiaries ...................................      (9,639)     (2,342)     (2,248)
   Other, net ...................................................................                     413         400
                                                                                    ---------    --------    --------
       Net Cash Provided (Used) by Investing Activities .........................      22,354     (99,945)    (39,339)
Financing Activities
Net proceeds from commercial paper ..............................................     (61,296)    135,805
Proceeds from issuance of long-term debt ........................................                              99,025
Payment of long-term debt .......................................................                  (9,685)    (75,000)
Proceeds from issuance of common and treasury stock .............................       5,390       6,228       6,035
Payments for cash dividends .....................................................     (56,121)    (45,831)    (39,297)
Payments for purchase of common stock ...........................................     (17,160)
                                                                                    ---------    --------    --------
       Net Cash Provided (Used) by Financing Activities .........................    (129,187)     86,517      (9,237)
                                                                                    ---------    --------    --------
       Net Increase (Decrease) ..................................................        (279)        410         374
                                                                                    ---------    --------    --------
Cash and due from banks at beginning of period ..................................         864         454          80
                                                                                    ---------    --------    --------
       Cash and Due from Banks at End of Period .................................   $     585    $    864    $    454
                                                                                    =========    ========    ========

       REPORT OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------
       STATE STREET BOSTON CORPORATION

The Stockholders and Board of Directors
State Street Boston Corporation

       We have audited the accompanying consolidated statements of condition of State Street Boston Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of State Street Boston Corporation at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Boston, Massachusetts
January 10, 1996

                                                           /S/ ERNST & YOUNG LLP

       SUPPLEMENTAL FINANCIAL DATA
----------------------------------------------------------------------------------------------------------------------
       STATE STREET BOSTON CORPORATION
----------------------------------------------------------------------------------------------------------------------------------
CONDENSED AVERAGE STATEMENT OF CONDITION WITH NET
INTEREST REVENUE ANALYSIS (TAXABLE EQUIVALENT BASIS)                 1995                            1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                    AVERAGE                 AVERAGE    Average            Average
(Dollars in millions)                                               BALANCE    INTEREST      RATE      Balance  Interest   Rate
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with banks ............................    $ 5,466  $   287.0       5.25%    $ 5,183   $209.4     4.04%
Securities purchased under resale agreements and
  securities borrowed ...........................................      5,569      329.1       5.91%      3,102    132.1     4.26%
Federal funds sold ..............................................        475       28.4       5.97%        537     23.9     4.45%
Trading account assets ..........................................        412       21.1       5.13%        532     26.1     4.90%
Investment securities:
   U.S. Treasury and Federal agencies ...........................      4,139      243.9       5.89%      3,455    184.3     5.33%
   State and political subdivisions .............................      1,183       70.5       5.96%      1,120     57.0     5.09%
   Other investments ............................................      2,212      133.7       6.05%      2,597    138.8     5.35%
                                                                     -------  ---------                -------   ------
      Total investment securities ...............................      7,534      448.1       5.95%      7,172    380.1     5.30%
Loans:
   Commercial and financial .....................................      2,474      166.3       6.72%      2,304    119.3     5.18%
   Real estate ..................................................         99        8.3       8.39%         96      7.3     7.57%
   Consumer .....................................................         45        4.1       8.96%         43      3.3     7.72%
   Foreign ......................................................        536       41.8       7.80%        586     37.6     6.41%
   Lease financing ..............................................        510       37.3       7.31%        372     22.2     5.98%
                                                                     -------  ---------                -------   ------
      Total loans ...............................................      3,664      257.8       7.04%      3,401    189.7     5.58%
                                                                     -------  ---------                -------   ------
      TOTAL INTEREST-EARNING ASSETS .............................     23,120    1,371.5       5.93%     19,927    961.3     4.82%
Cash and due from banks .........................................      1,026                             1,286
Allowance for loan losses .......................................       (62)                               (58)
Premises and equipment ..........................................        481                               462
Customers' acceptance liability .................................         63                                30
Other assets ....................................................      1,554                             1,148
                                                                     -------                           -------
      TOTAL ASSETS ..............................................    $26,182                           $22,795
                                                                     =======                           =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings ......................................................    $ 1,913       85.1       4.45%    $ 1,992     56.7     2.85%
   Time .........................................................        131        7.2       5.47%        172      7.8     4.52%
   Foreign ......................................................      8,470      323.7       3.82%      7,392    216.2     2.93%
                                                                     -------  ---------                -------   ------
      Total interest-bearing deposits ...........................     10,514      416.0       3.96%      9,556    280.7     2.93%
Federal funds purchased .........................................        504       29.7       5.89%        411     16.0     3.90%
Securities sold under repurchase agreements .....................      7,080      400.2       5.65%      4,958    202.0     4.07%
Other short-term borrowings .....................................        761       40.5       5.32%        563     24.8     4.40%
Notes payable ...................................................        214       12.3       5.73%        258     12.0     4.64%
Long-term debt ..................................................        127        8.5       6.71%        128      8.6     6.73%
                                                                     -------  ---------                -------   ------
      TOTAL INTEREST-BEARING LIABILITIES ........................     19,200      907.2       4.72%     15,874    544.1     3.43%
                                                                              ---------       ----               ------     ----
Noninterest-bearing deposits ....................................      4,113                             4,701
Acceptances outstanding .........................................         64                                30
Other liabilities ...............................................      1,322                               906
Stockholders' equity ............................................      1,483                             1,284
                                                                     -------                           -------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................    $26,182                           $22,795
                                                                     =======                           =======
      Net interest revenue ......................................             $   464.3                          $417.2
                                                                              =========                          ======
      Excess of rate earned over rate paid ......................                             1.21%                         1.39%
                                                                                              ====                          ====
      NET INTEREST MARGIN* ......................................                             2.01%                         2.09%
                                                                                              ====                          ====
*Net interest margin is taxable equivalent net interest revenue divided by average interest-earning assets.

                                                      1993                          1992                          1991
----------------------------------------------------------------------------------------------------------------------------------
                                            Average            Average    Average            Average   Average             Average
                                            Balance  Interest   Rate      Balance  Interest   Rate     Balance   Interest   Rate
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with banks ....   $ 5,022   $201.4     4.01%    $ 5,102    $257.7     5.05%  $ 3,646    $262.1      7.19%
Securities purchased under resale
  agreements and securities borrowed ....     3,255    102.3     3.14%      2,603      97.6     3.75%      913      51.4      5.63%
Federal funds sold ......................       534     16.2     3.03%        458      18.0     3.93%      425      24.4      5.74%
Trading account assets ..................       416     16.7     4.02%        238      10.6     4.44%      152      11.9      7.83%
Investment securities:
   U.S. Treasury and Federal agencies ...     2,181    124.7     5.72%      1,771     120.8     6.82%    1,471     124.4      8.46%
   State and political subdivisions .....       732     39.8     5.43%        444      31.9     7.18%      384      34.7      9.05%
   Other investments ....................     2,169    117.9     5.43%      1,818     115.7     6.36%    1,581     132.2      8.36%
                                            -------   ------              -------    ------            -------    ------
      Total investment securities .......     5,082    282.4     5.55%      4,033     268.4     6.65%    3,436     291.3      8.48%
Loans:
   Commercial and financial .............     1,865     89.8     4.81%      1,556      87.7     5.64%    1,583     124.7      7.88%
   Real estate ..........................        97      6.8     6.97%        114       8.1     7.11%      144      12.2      8.47%
   Consumer .............................        53      3.6     6.81%         66       5.0     7.65%       90       9.3     10.39%
   Foreign ..............................       282     16.4     5.82%        117       7.1     6.08%       87       6.5      7.43%
   Lease financing ......................       279     15.7     5.61%        217      10.5     4.84%      204       9.9      4.84%
                                            -------   ------              -------    ------            -------    ------
      Total loans .......................     2,576    132.3     5.14%      2,070     118.4     5.72%    2,108     162.6      7.72%
                                            -------   ------              -------    ------            -------    ------
      TOTAL INTEREST-EARNING ASSETS .....    16,885    751.3     4.45%     14,504     770.7     5.31%   10,680     803.7      7.53%
Cash and due from banks .................       979                           876                          826
Allowance for loan losses ...............      (58)                          (67)                          (64)
Premises and equipment ..................       435                           361                          269
Customers' acceptance liability .........        33                            52                           61
Other assets ............................       653                           529                          422
                                            -------                       -------                      -------
      TOTAL ASSETS ......................   $18,927                       $16,255                      $12,194
                                            =======                       =======                      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings ..............................   $ 2,253     55.2    2.45     $  2,323      76.3     3.28%  $ 1,985     106.6      5.37%
   Time .................................       234     12.3    5.24          294      13.0     4.42%      417      26.6      6.38%
   Foreign ..............................     4,954    146.1    2.95        3,955     174.6     4.42%    2,648     173.4      6.55%
                                            -------   ------              -------    ------            -------    ------
      Total interest-bearing deposits ...     7,441    213.6    2.87        6,572     263.9     4.02%    5,050     306.6      6.07%
Federal funds purchased .................       741     21.0    2.84          919      30.8     3.35%      837      45.9      5.48%
Securities sold under repurchase
  agreements ............................     4,181    121.4    2.90        3,346     114.9     3.43%    1,811      93.3      5.15%
Other short-term borrowings .............       216      8.2    3.78          194       8.3     4.27%      156       8.3      5.29%
Notes payable ...........................       511     19.9    3.90          389      18.4     4.74%      234      20.3      8.69%
Long-term debt ..........................       122     10.0    8.19          146      13.3     9.10%      146      13.2      9.04%
                                            -------   ------              -------    ------            -------    ------
      TOTAL INTEREST-BEARING LIABILITIES     13,212    394.1    2.98       11,566     449.6     3.89%    8,234     487.6      5.92%
                                                      ------    ----                 ------     ----              ------      ----
Noninterest-bearing deposits ............     4,059                         3,305                        2,674
Acceptances outstanding .................        34                            52                           61
Other liabilities .......................       497                           362                          381
Stockholders' equity ....................     1,125                           970                          844
                                            -------                       -------                      -------
      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY ..........................   $18,927                       $16,255                      $12,194
                                            =======                       =======                      =======
      Net interest revenue ..............             $357.2                         $321.1                       $316.1
                                                      ======                         ======                       ======
      Excess of rate earned over rate paid                       1.47%                          1.42%                         1.61%
                                                                 ====                           ====                          ====
      NET INTEREST MARGIN* ..............                        2.12%                          2.21%                         2.96%
                                                                 ====                           ====                          ====