Form 10-K, Exhibit 13
period 1996-12-31
STATE STREET BOSTON CORP
filed 1997-03-26
CIK 93751

                                                                    Exhibit 13.1
SELECTED FINANCIAL DATA - State Street Boston Corporation
--------------------------------------------------------------------------------

                                                                                                                       Compound
                                                                                                                        Growth
                                                                                                                         Rate
(Dollars in millions, except per share data)            1996        1995      1994      1993       1992      1991       91-96
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS - TAXABLE EQUIVALENT BASIS
Fee revenue ...................................       $  1,302   $  1,119   $  1,017   $    866   $    743   $    597      17%
Gain on sale of credit card loan portfolio ....                                                                    56
Interest revenue ..............................          1,480      1,371        961        751        771        804      13
Interest expense ..............................            892        907        544        394        450        488      13
                                                      --------   --------   --------   --------   --------   --------
   Net interest revenue .......................            588        464        417        357        321        316      13
Provision for loan losses .....................              8          8         11         11         12         60
                                                      --------   --------   --------   --------   --------   --------
   Total revenue ..............................          1,882      1,575      1,423      1,212      1,052        909      16
Operating expenses ............................          1,398      1,174      1,058        899        766        647      17
                                                      --------   --------   --------   --------   --------   --------
   Income before income taxes .................            484        401        365        313        286        262      13
Income taxes ..................................            154        119        120        102        101         90
Taxable equivalent adjustment .................             37         35         25         22         15         21
                                                      --------   --------   --------   --------   --------   --------
   Net Income .................................       $    293   $    247   $    220   $    189   $    170   $    151      14
                                                      ========   ========   ========   ========   ========   ========

PER SHARE
Earnings:
   Primary ....................................       $   3.59   $   2.98   $   2.66   $   2.30   $   2.07   $   1.87      14
   Fully diluted ..............................           3.56       2.95       2.64       2.28       2.04       1.83      14
Cash dividends declared .......................             76        .68        .60        .52       .445       .385      15
Book value at year end ........................          21.87      19.27      16.22      14.68      12.83      11.11      15
Closing price at year end .....................          64.63      45.00      28.63      37.50      43.75      32.13      15

Fully diluted shares outstanding (in thousands)         82,311     83,843     83,454     83,149     83,670     83,088

ANNUAL AVERAGES
Interest-earning assets .......................       $ 26,359   $ 23,120   $ 19,927   $ 16,885   $ 14,504   $ 10,680      20
Total assets ..................................         29,483     26,182     22,795     18,927     16,255     12,194      19
Noninterest-bearing deposits ..................          4,638      4,113      4,701      4,059      3,305      2,674      12
Non-U.S. deposits .............................         10,372      8,470      7,392      4,954      3,955      2,648      31
Long-term debt ................................            213        127        128        122        146        146       8
Stockholders' equity ..........................          1,618      1,483      1,284      1,125        970        844      14

RATIOS
Return on equity ..............................           18.1%      16.7%      17.2%      16.8%      17.5%      17.9%
Internal capital generation rate ..............           14.3       12.9       13.3       13.1       13.8       14.3

Employees at year end .........................         12,792     11,324     11,528     10,445      9,698      8,670       8
-----------------------------------------------------------------------------------------------------------------------------------

o  In 1995, State Street acquired Investors Fiduciary Trust Company in a transaction accounted for as a pooling of interests.
   All prior period information has been restated to reflect this acquisition.
o  Results for 1991 included a non-recurring gain on the sale of the credit card loan portfolio, which increased net income $33 million, equal to $.41 primary and $.40 fully diluted per share.
o  Per share amounts for 1991 have been restated to reflect a two-for-one stock split distributed in 1992.