Form 10-K, Exhibit 13
period 1996-12-31
STATE STREET BOSTON CORP
filed 1997-03-26
CIK 93751

                                                                    Exhibit 13.2
FINANCIAL REVIEW - State Street Boston Corporation

This section provides management's discussion and analysis of State Street's consolidated results of operation for the three years ended December 31, 1996, and its financial condition at year-end 1996. It should be read in conjunction with the Financial Statements and Supplemental Financial Data.

State Street is the world's leading specialist in serving institutional investors. Among the services State Street provides worldwide are:

O CUSTODY, ACCOUNTING, DAILY PRICING AND ADMINISTRATION     O CUSTOMIZED FINANCIAL ANALYSES AND REPORTING

O CASH MANAGEMENT                                           O FOREIGN EXCHANGE SERVICES

O ACTIVE AND INDEXED INVESTMENT MANAGEMENT                  O CREDIT SERVICES

                             Results of Operations
--------------------------------------------------------------------------------

SUMMARY
--------------------------------------------------------------------------------

In 1996, State Street achieved its nineteenth consecutive year of double-digit earnings per share growth. It was an outstanding year: earnings per share increased 21% to $3.56 on a fully diluted basis, revenue grew 19% to $1.9 billion and return on stockholders' equity was 18.1%. The Corporation exceeded all its financial goals, continuing to execute its strategic plan to build value for its stockholders.

State Street's primary financial goal is sustainable real earnings per share growth. To accomplish this, management's primary focus is on revenue growth. In 1996, revenue grew in all businesses. This was driven by new business worldwide, including both new relationships and additional services for existing customers; the continued growth of existing customers; continued expansion in cross-border investing from the United States; and a generally favorable business environment.

In 1996, State Street began to reap the benefits of its previous investments in technology as evidenced by the revenue growth rate exceeding the expense growth rate.

                    EARNINGS PER SHARE
                    Fully diluted (dollars)

                    1992 ............................. 2.04
                    1993 ............................. 2.28
                    1994 ............................. 2.64
                    1995 ............................. 2.95
                    1996 ............................. 3.56

REVENUE
--------------------------------------------------------------------------------

State Street specializes in meeting the servicing and investment management needs of institutional investors worldwide and focuses on customer relationships. This results in high customer retention and recurring revenue flows.

State Street offers a wide range of products and services to its sophisticated customers. Services are priced based on each customer's business relationship. The revenue received is classified as either fee revenue or net interest revenue, depending on the services provided. Management focuses on total revenue. In 1996, total revenue grew 19% to $1.9 billion, with a $183 million increase in fee revenue and a $124 million increase in net interest revenue.

TOTAL REVENUE
(Dollars in billions)

                               1996       1995       1994       1993       1992

Fiduciary compensation ...   1,018.2      823.8      749.8      657.0      579.2
Other fee revenue ........     283.5      295.3      267.5      208.6      164.3
Net Interest Revenue .....     579.9      456.3      405.6      345.9      308.9
Total Revenue ............   1,881.6    1,575.4    1,422.9    1,211.5    1,052.4


FEE REVENUE
In 1996, fee revenue accounted for 69% of total revenue and was $1.3 billion, up $183 million, or 16%, over 1995 due to strong new business installations, customer growth, and the expansion of the number of services used by existing customers. Revenue from new business was particularly significant from investment management, and from financial asset services for non-U.S. customers and U.S. mutual funds.

-----------------------------------------------------------------
FEE REVENUE                                                Change
(Dollars in millions)           1996     1995      1994    95-96
-----------------------------------------------------------------
Fiduciary compensation ...    $ 1,018  $   824   $   750     24%
Foreign exchange trading .        126      141       114    (11)
Servicing and processing .        125      113       115     10
Other ....................         33       41        38    (20)
                              -------  -------   -------
   Total fee revenue          $ 1,302  $ 1,119   $ 1,017     16
                              =======  =======   =======
-----------------------------------------------------------------

FIDUCIARY COMPENSATION
The major component of the 1996 fee revenue increase was fiduciary compensation, which was up $194 million, or 24%. Fiduciary compensation, the largest component of fee revenue, is derived from accounting, custody, information, investment management, securities lending and trusteeship services.

Fees recorded in fiduciary compensation are a function of the volume and mix of assets under custody and management, securities held, portfolio transactions, and securities on loan. Fees increasingly reflect the use of value-added and complex services, such as mutual fund administration, services for offshore mutual funds, performance and analytics, and investment policy reporting. Due to relationship pricing, fiduciary compensation may be a function of the use of other services which are not recorded as fiduciary compensation, such as foreign exchange and deposit services. Because of the large number of products used by State Street's customers, the basic custody service provides less than 30% of total fiduciary compensation. Portfolio transaction fees and securities lending revenue each account for less than 10% of fiduciary compensation.

Because of the increasing number of services used by customers, revenue is becoming less sensitive to price movements in securities markets. If equity values worldwide were to increase or decrease 10%, State Street estimates that this, by itself, would cause approximately a 1% change in total revenue. If bond values were to change by 10%, less than a 1% change in total revenue would be anticipated.

The following sections discuss businesses which contribute fiduciary compensation and the factors driving fiduciary compensation growth. These businesses also generate other forms of revenue, including net interest revenue, which are discussed subsequently. The first two businesses are included in the Financial Asset Services line of business; Investment Management is reported separately. Many customers use both financial asset services and investment management services.

MUTUAL FUND SERVICES. State Street is the largest custodian of mutual funds in the United States, servicing 39% of registered mutual funds. State Street is distinct from other mutual fund service providers in the extent to which it provides a number of related services in addition to custody, including accounting and daily pricing, which require meeting daily deadlines for publication of fund prices. Shareholder services are provided through an affiliate, Boston Financial Data Services. Services such as fund administration, accounting for multiple classes of shares, master/feeder accounting, and services for offshore funds and in-country funds from locations outside the United States, add importantly to fiduciary compensation.

A long-term revenue driver is the number of mutual fund complexes, or mutual fund families, the Corporation services. Once a mutual fund complex becomes a customer for one service for one fund, there is a greater probability that the complex will select State Street to provide more services and to service more funds. In addition, State Street benefits substantially from the growth of its customers. At year-end, mutual fund complexes at State Street totaled 248, continuing a long record of growth, despite the mergers of 24 existing and potential customers during the year.

                     REALTIONSHIPS WITH MUTUAL FUND COMPLEXES

                     1992 ............................. 186
                     1993 ............................. 187
                     1994 ............................. 231
                     1995 ............................. 242
                     1996 ............................. 248

In 1996, about half the revenue growth from servicing mutual funds came from new business, both from existing customers and new customers. Increased revenue from accounting and custody reflected a 34% growth in average U.S. assets, 44% growth in non-U.S. assets, additional mutual funds, and higher trading volume. Revenue continued to increase rapidly from servicing offshore funds and expanding use of mutual fund administration.

In 1996, the total number of funds serviced increased by 132, to 2,974. There were 442 new funds, 389 from existing customers and 53 from new customers, partially offset by 310 funds no longer serviced due to liquidations of funds and consolidation among customers.

MASTER TRUST/MASTER CUSTODY/GLOBAL CUSTODY. State Street provides custody, portfolio accounting, securities lending, information and other, related services for retirement plans and other financial assets of corporations, public funds, investment managers and non-profit organizations for both U.S. and non-U.S. customers. Over time, the Corporation is providing increasingly complex services to these institutional customers, such as performance and analytics, global reporting, and compliance monitoring.

State Street is the largest servicer of U.S. tax-exempt assets for corporations and public funds, a rank it has held since 1986. Over the past five years, its market share has grown from 13% to 25%. In the United States, substantial revenue growth in 1996 came from new customers and securities lending.

                      MARKET SHARE OF U.S. MASTER TRUST/MASTER CUSTODY (Percent of market)

                      1992 ............................. 13
                      1993 ............................. 15
                      1994 ............................. 17
                      1995 ............................. 21
                      1996 ............................. 25

                      Source: Money Market Directory data

As part of its global expansion plan, State Street has built systems to deliver tailored services to meet the needs of customers in their local markets. Assets under custody for customers outside the United States have increased at a compound annual rate of 31% since 1991. In 1996, assets for those customers totaled $202 billion, an increase of 33% from 1995, with particularly rapid growth in the Asia/Pacific region. Outside the United States, revenue grew rapidly in 1996 due to new customers and additional business from existing customers.

                     ASSETS UNDER CUSTODY FOR NON-U.S. CUSTOMERS
                     (Dollars in billions)

                     1992 .............................  59
                     1993 .............................  90
                     1994 ............................. 102
                     1995 ............................. 152
                     1996 ............................. 202

INVESTMENT MANAGEMENT. State Street invests the assets of corporations, public and private institutions, and individuals and provides related benefits outsourcing services. These services are offered through State Street Global Advisors ("SSgA"). In the United States, State Street is ranked as the largest manager of tax-exempt assets, the third largest manager of total assets, and the third largest manager of defined contribution plan assets.

SSgA provides index, active quantitative, and traditional active strategies for both equities and fixed income. Fees vary according to the strategies used and the size of the investment.

In 1996, fiduciary compensation from institutional investment management grew rapidly. Growth occurred across the investment product line, with over half of the revenue increase from the management of non-U.S. equities. Assets under management grew 29%; the compound annual growth rate since 1991 is 27%.

                     ASSETS UNDER MANAGEMENT
                     (Dollars in billions)

                     1992 ............................. 111
                     1993 ............................. 142
                     1994 ............................. 161
                     1995 ............................. 227
                     1996 ............................. 292

SSgA provides recordkeeping and other services attendant to its investment management activities. In 1996, revenue from providing participant services to defined contribution plans grew significantly as a result of new business and an acquisition. The number of participants served increased to 2.0 million from 1.4 million in 1995.

ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT. Assets under custody, trusteeship and management serve to indicate the relative size of various markets served and, in the context of market-value changes, as proxies for business growth. There is not a direct correlation between assets serviced and revenue, due to the wide range of services used by many of State Street's customers and the declining percentage of revenue coming from asset-value-based custody and accounting fees.

Overall, market value changes had a positive impact on the value of assets under custody and management in 1996. The U.S. equity market, as measured by the S&P 500 index, increased 20%. U.S. bond markets, as measured by the Lehman Brothers Aggregate Bond index, declined 3%. International equity markets, as measured in dollars by the Morgan Stanley EAFE index, increased 4%.

In 1996, total assets under custody increased $664 billion, or 29%, to $2.9 trillion. Using broad assumptions, management estimates that approximately one-third of the increase was due to the impact of higher securities market values and two-thirds was due to customers' growth and new business.

At year-end, approximately 50% of assets under custody at State Street were equities, 30% were short-term instruments and 20% were fixed income instruments. Non-U.S. securities comprised 15% of total assets under custody.

In 1996, bonds under trusteeship increased $39 billion to $322 billion, up 14%, due to additional trusteeship appointments and acquisitions.

Assets managed increased to $292 billion, up $65 billion, or 29%, from year-end 1995. State Street estimates that approximately one-third of the $65 billion year-over-year increase was due to higher securities market values and two-thirds due to additional contributions and new business. The $43 billion increase in equities managed includes a $38 billion increase in passively-managed equities.

---------------------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT                                                                  Compound
DECEMBER 31,                                                                                                        Growth
                                                                                                        Change       Rate
(Assets in billions)                 1996       1995       1994        1993       1992       1991        95-96      91-96
---------------------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY
Customers excluding mutual funds:
   United States ........ .....    $ 1,459    $ 1,125    $   838     $   798    $   674    $   503        30%        24%
   Non-U.S.....................        202        152        102          90         59         53        33         31
Mutual funds/collective
   investment funds ...........      1,281      1,001        788         796        656        579        28         17
                                   -------    -------    -------     -------    -------    -------
     Total ....................    $ 2,942    $ 2,278    $ 1,728     $ 1,684    $ 1,389    $ 1,135        29         21
                                   =======    =======    =======     =======    =======    =======

BONDS UNDER TRUSTEESHIP
Corporate trust ...............    $   322    $   283    $   210     $   201    $   136    $   132        14         20
                                   =======    =======    =======     =======    =======    =======

ASSETS UNDER MANAGEMENT
Equities ......................    $   141    $    98    $    69     $    59    $    44    $    39        44         29
Employer securities ...........         39         34         19          19         19         18        15         17
Fixed income ..................         23         22         12          12         11         10         5         18
Money market ..................         89         73         61          52         37         22        22         32
                                   -------    -------    -------     -------    -------    -------
     Total ....................    $   292    $   227    $   161     $   142    $   111    $    89        29         27
                                   =======    =======    =======     =======    =======    =======
---------------------------------------------------------------------------------------------------------------------------

FOREIGN EXCHANGE TRADING
State Street's foreign exchange activities focus on serving institutional investors around the world. In the short-term, revenue is a function of market volatility and the volume of transactions. A long-term driver of revenue is the number of investment managers using the Corporation's foreign exchange trading services. At year end, there were 575 such managers, including many who custody their securities at State Street, and 65% of the 175 largest global money managers in the world.

                     INVESTMENT MANAGERS USING FOREIGN EXCHANGE SERVICES

                     1992 ............................. 299
                     1993 ............................. 369
                     1994 ............................. 405
                     1995 ............................. 499
                     1996 ............................. 575

In 1996, foreign exchange trading revenue was $126 million, down $15 million from 1995. Decreased market volatility resulted in lower revenue, although transaction volumes were up 24% and the number of investment managers for whom services were provided increased 15%.

SERVICING AND PROCESSING
Servicing and processing revenue includes fees from mortgage servicing, loans, trade banking, investment banking, cash management, and brokerage services. Servicing and processing revenue of $125 million was up 10% from 1995. The increase was primarily due to higher volume of brokerage transactions, an increase in loan fees and an acquisition, partially offset by the loss of revenue from a non-strategic business that was sold.

OTHER FEE REVENUE
Other fee revenue includes gains and losses on sales of securities and other assets, trading account profits, mortgage custody fees, leveraged leasing residuals, and equity income from joint ventures. In 1996, other fee revenue declined $8 million, or 20%, as the Corporation took $7 million less in gains on the investment securities portfolio.

NET INTEREST REVENUE
In serving institutional investors worldwide, State Street provides repurchase agreements and deposit services for the short-term cash associated with customers' investment activities. The revenue from these services and from lending are recorded as net interest revenue.

Net interest revenue is the amount of interest received on interest-earning assets reduced by the interest paid on interest-bearing liabilities. In this discussion, net interest revenue is expressed on a fully taxable-equivalent basis to adjust for the tax-exempt status of revenue earned on certain investment securities and loans.

Taxable-equivalent net interest revenue in 1996 was $588 million, up $124 million, or 27%, over 1995. This increase in net interest revenue was driven by balance sheet growth and a wider spread between interest rates earned and paid.

------------------------------------------------------------------
NET INTEREST REVENUE - TAXABLE EQUIVALENT
                                                           Change
(Dollars in millions)            1996     1995    1994     95-96
------------------------------------------------------------------
Interest revenue ..........   $ 1,443   $ 1,336    $ 936
Taxable equivalent
   adjustment .............        37        35       25
                              -------   -------    -----
                                1,480     1,371      961
Interest expense ..........       892       907      544
                              -------   -------    -----
   Net interest revenue ...   $   588   $   464    $ 417     27%
                              =======   =======    =====
------------------------------------------------------------------

The Corporation manages its balance sheet to support the expansion of its businesses worldwide. In 1996, State Street continued to expand globally, installing new customers and benefiting from existing customers' growth and use of additional services. This new business, combined with growth of capital, fueled the expansion of State Street's balance sheet, reflecting the Corporation's ability to offer competitive short-term, multicurrency investment options. The additional funds were mostly in the form of short-term cash that was placed in non-U.S. deposits, repurchase agreements and noninterest-bearing deposits. Customer funds from these sources increased $3.2 billion and funded the increase in average interest-earning assets of $3.2 billion, or 14%, to $26.4 billion. Loans increased $849 million, or 23%, due to growth in securities settlement advances, which reflected increased volumes of customers' securities settlement activity; in loans to New England businesses and selected industries nationwide; and in leveraged leases. Growth in interest-earning assets contributed approximately half of the increase in net interest revenue.

KEY CUSTOMER LIABILITIES
(Average dollars in billions)

                                  1996     1995     1994     1993     1992
Non-U.S. Deposits ............   10,372    8,470    7,392    4,954    3,955
Repurchase agreements ........    7,819    7,080    4,958    4,181    3,346
Noninterest-Bearing Deposits .    4,638    4,113    4,701    4,059    3,305


The difference between the interest rate State Street earned on its assets and paid on its liabilities increased from 1.21% in 1995 to 1.53% in 1996. This was a significant factor in the growth of net interest revenue. Because State Street was managing its balance sheet so that interest-bearing liabilities repriced faster than interest-earning assets, the declining rate environment and steeper Treasury yield curve had a positive impact on the spread.

Net interest margin, which is defined as taxable equivalent net interest revenue as a percent of average interest-earning assets, increased from 2.01% in 1995 to 2.23% in 1996 for the same reasons net interest revenue increased.


OPERATING EXPENSES
--------------------------------------------------------------------------------

In 1996, operating expenses were $1.4 billion, up 19%, supporting business growth. Installation of a substantial amount of new business and growth of existing customers' business resulted in significantly greater volume. Total average assets under custody increased 30%. Average daily U.S. transaction volume was up 27%. Average assets under management were up 41%, with the non-U.S. component up 35%. Because State Street's service is differentiated by a high level of customer service, growth necessitated additional customer service staff.

The Corporation continued to execute its strategic plan for creating stockholder value by investing for future growth. Investment spending, which was 9% of total revenue in 1995, returned to State Street's more typical 8% of total revenue in 1996.

------------------------------------------------------------------------
OPERATING EXPENSES
                                                                  Change
(Dollars in millions)                1996      1995      1994      95-96
------------------------------------------------------------------------
Salaries and employee benefits     $   775   $   651   $   588      19%
Transaction processing services        164       125       113      31
Equipment .....................        138       124       112      11
Occupancy .....................        100        84        73      20
Other .........................        221       190       172      15

   Total operating expenses ...    $ 1,398   $ 1,174   $ 1,058      19
------------------------------------------------------------------------

Salaries and employee benefits, the largest component of expense, was $775 million, up 19% from 1995, due to higher salary expense, incentive compensation and employee benefits costs.

Transaction processing services expense is comprised of volume-related expenses including subcustodian fees, external contract services, and fees related to domestic securities settlement. This expense was up $39 million, or 31%. An increase in subcustodian fees reflected a 43% increase in average non-U.S. assets custodied by State Street and a 37% increase in average daily non-U.S. transactions. In addition, higher expenses reflect the implementation of same day funds settlement mandated by a primary U.S. depository, increased mutual fund shareholder activity and other business volume growth.

Equipment expense was $138 million, up 11% due to additional capacity to support database and transaction growth, client service workstations, purchased software, and networking equipment.

Occupancy expense increased 20%, to $100 million. Approximately half of the growth was due to a scheduled rate increase on a long-term lease and the remainder to additional space to support growth.

Other expenses include professional services and advertising and sales promotion. In 1996, other expenses increased 15%, to $221 million, due to increased use of professional services, including outsourced customization of systems and reports for customers, investment banking, legal, accounting and other service fees; and increased expense related to the introduction of new products and branding initiatives. The amortization of goodwill and intangibles, and travel-related expenses also increased.


INCOME TAXES
--------------------------------------------------------------------------------

Income tax expense was $154 million in 1996 and $119 million in 1995. In 1996, the effective tax rate was 34.5%, the same as the effective rate for the full year 1995 when the effect of non-recurring items is excluded.


ACQUISITIONS AND ALLIANCES
--------------------------------------------------------------------------------

State Street's emphasis is on internal growth. However, the Corporation makes acquisitions for strategic purposes, provided there is no long-term dilution. Acquisitions and alliances add new products or services that enhance established capabilities, expand geographic reach, or increase, very selectively, market share.

In March, State Street announced an alliance with Watson Wyatt Worldwide, one of the world's largest human resources consulting and benefits outsourcing firms, to provide total employee benefits outsourcing services through a jointly-held subsidiary, Wellspring Resources.

Likewise in March, State Street and Bridge, a leading provider of information and analytical services to the financial services industry, entered into a strategic business alliance. The alliance allows for product development, distribution and marketing activities for a range of value-added services.

In May, State Street acquired the assets of Lattice Trading Inc., a provider of an advanced, event-driven, electronic trading system.

In July, State Street announced a strategic alliance with Bank of Ireland to provide custody, accounting and administration services to offshore mutual funds registered or managed in Dublin.

In November, State Street acquired Princeton Financial Systems, Inc., a leading provider of client/server software for investment managers, with particular focus on the insurance industry. The acquisition of Princeton positions State Street as a market leader in services to the insurance industry. Princeton's software is already being used to service nearly $1 trillion of investment assets for more than 250 institutional investors in the United States and Europe.

In December, State Street and Windham Capital Management formed an alliance to provide advanced market-risk management technology, analytical tools and hedging strategies to investors worldwide.


COMPARISON OF 1995 VERSUS 1994
--------------------------------------------------------------------------------

In 1995, fully diluted earnings per share were $2.95, up from $2.64 in 1994. Total revenue for 1995 was 11% higher than for 1994. Over the same period, net income increased 12%. Return on stockholders' equity was 16.7% in 1995, versus 17.2% in 1994.

1995 earnings per share growth was driven by revenue from new business growth worldwide for both existing customers and new relationships, by international transactions including foreign exchange activity, by higher securities market values, and by improvements in operating efficiency. Some trends in the business environment seen in 1994 continued, including growth in cross-border investing and industry consolidation.


LINES OF BUSINESS
--------------------------------------------------------------------------------

State Street reports three lines of business: Financial Asset Services, Investment Management and Commercial Lending. The business lines are fully integrated and pricing for customer relationships may encompass more than one line of business. The basis for presentation reflects the current management accounting policies that conform to and support the strategic and tactical objectives of State Street. Therefore, the operating results of these lines of business are not necessarily comparable with business lines reported at any other company.

Revenue and expenses collected in various management information systems are directly charged or allocated to the lines of business. Because State Street prices on a relationship basis, revenues may not necessarily reflect market pricing on products within the business lines in the same way as they would for separate legal entities. Assets and liabilities are allocated according to rules that support management's strategic and tactical goals. Capital is allocated based on risk-weighted assets employed and management's judgment. The capital allocations may not be representative of the capital that might be required if these lines of business were independent business entities.

               CONTRIBUTION TO TOTAL REVENUE

               Financial Asset Services .................... 72%
               Investment Management ....................... 18%
               Commercial Lending .......................... 10%

On the following page is a summary of line of business operating results for the years ended December 31, 1996, 1995 and 1994. Certain previously reported line of business information has been restated to conform to the current method of presentation.

-------------------------------------------------------------------------------------------------------------------------------
LINES OF BUSINESS                         Financial                       Investment                     Commercial
                                       Asset Services                     Management                       Lending
(Taxable equivalent basis,
dollars in millions)              1996       1995       1994          1996    1995    1994       1996      1995      1994
-------------------------------------------------------------------------------------------------------------------------------
Fee revenue..................  $    940   $    846   $    781         $ 318   $ 235   $ 195      $    44   $    38   $    41
Net interest revenue.........       411        302        299            23      23       8          146       131        99
                               --------   --------   --------         -----   -----   -----      -------   -------   -------
   Total revenue.............     1,351      1,148      1,080           341     258     203          190       169       140
Operating expenses...........     1,043        908        822           268     191     160           87        75        76
                               --------   --------   --------         -----   -----   -----      -------   -------   -------
   Operating profit            $    308   $    240   $    258         $  73   $  67   $  43      $   103   $    94   $    64
                               ========   ========   ========         =====   =====   =====      =======   =======   =======
Pretax margin................       23%        21%        24%           21%     26%     21%          54%       56%       46%
Percentage contribution......       64%        60%        71%           15%     17%     12%          21%       23%       17%
Average assets...............  $ 25,722   $ 23,010   $ 20,112         $ 556   $ 428   $ 333      $ 3,205   $ 2,744   $ 2,350
-------------------------------------------------------------------------------------------------------------------------------

FINANCIAL ASSET SERVICES
Financial Asset Services provides accounting, custody, daily pricing, information, foreign exchange, cash management, securities lending and other services for investors with large pools of investment assets worldwide; and corporate trusteeship. Revenue from this line of business comprised 72% of State Street's total revenue for 1996.

Revenue increased to $1.4 billion, up 18% from $1.1 billion in 1995. The $203 million increase in revenue was driven primarily by strong business growth and secondarily by more favorable market interest rates. Total fee revenue was up 11%, despite lower foreign exchange trading revenue and a decline in net securities gains. Fiduciary compensation was up 20% and reflected substantial revenue increases from services for mutual funds and master trust, master custody and global custody for customers worldwide.

Net interest revenue, up 36%, reflected the results of investing customer deposits and other short-term customer funds in interest-earning assets. In 1996, customer funds, particularly non-U.S. deposits, repurchase agreements, and noninterest-bearing deposits, grew substantially. These funds were invested at more favorable spreads than in 1995.

Operating expenses were $1.0 billion, 15% higher than in 1995, supporting business growth.

In 1996, operating profit was $308 million, an increase of $68 million, or 28%, from 1995 and reflected strong revenue growth as well as improvement in the pretax margin.

INVESTMENT MANAGEMENT
State Street manages financial assets worldwide for both institutions and individuals and provides related services, particularly participant recordkeeping for defined contribution plans. State Street's investment management services feature a broad array of products, including quantitative equity management, both passive and active, money market funds, and fixed income strategies. Revenue from this line of business comprised 18% of State Street's total revenue for 1996.

Revenue grew 33%, to $341 million, due to broad-based growth in both investment management and related businesses, attributable to both new customers and additional business from existing customers.

Operating expenses increased 41% due to higher salary expense, including performance-based incentive compensation; promotional and advertising expenses; and the up-front costs associated with a substantial amount of new defined contribution plan recordkeeping business. Staff increased 22% in support of global growth and from an acquisition.

Operating profit was $73 million, an increase of $6 million, or 9%, from $67 million in 1995. The pretax profit margin declined from 26% in 1995 to 21% in 1996.

COMMERCIAL LENDING
Reported in this line of business are loans and other banking services for regional middle-market companies, for companies in selected industries nationwide, and for broker/dealers. Other credit services include asset-based finance, leasing and international trade finance. Revenue from this line of business comprised 10% of State Street's total revenue for 1996.

Revenue grew to $190 million, up 12% from $169 million in 1995, due primarily to a 17% increase in loans. Loans to New England businesses and specialty industries nationwide, leveraged leases, and international trade finance all grew.

During 1996, all measures of credit quality improved. In 1996, Commercial Lending provided for loan losses at $8 million, up from $7 million a year ago, commensurate with the increase in loans outstanding. Commercial Lending represents nearly all of the Corporation's provision for loan losses. The provision for loan losses and the credit experience of State Street for the three years ended December 31, 1996, is shown in Footnote D to the Financial Statements on page 28.

Operating expenses increased 16%, supporting business growth.

Operating profit was $103 million, an increase of $9 million, or 10%, from 1995.


FINANCIAL GOALS AND FACTORS THAT MAY AFFECT THEM
--------------------------------------------------------------------------------

State Street's primary financial goal is sustainable real growth in earnings per share. There are two supporting goals, one for total revenue and one for return on common stockholders' equity ("ROE"). The revenue goal is 12.5% real, or inflation adjusted, growth in revenue per year for the decade of the 1990s. Decade-to-date, this has translated into a nominal growth goal of 15.2% compounded per year. The ROE goal is to achieve 18%.

State Street considers these to be financial goals, not projections or forward-looking statements. However, if these goals are perceived to be forward-looking statements, they, as with any other statement that may be considered forward looking, should be considered in conjunction with the factors listed below, which could cause actual results to differ materially.

The following issues and factors, among others, should be considered in evaluating the outlook for State Street's goals and forward-looking statements:

o Cross-border investing. Cross-border investing by customers worldwide benefits revenue. Future revenue may increase or decrease depending upon the extent of cross-border investments made by customers or future customers.

o Savings rate of individuals. State Street benefits from the savings of individuals which are invested in mutual funds or defined contribution plans. Changes in savings rates or styles may lead to increased or decreased revenue.

o Value of worldwide financial markets. As worldwide financial markets increase or decrease in value, State Street's opportunities to invest and service financial assets may change. Since a portion of the Corporation's fees are based on the value of assets under custody and management, fluctuations in worldwide securities market valuations will affect revenue, as discussed on page 11.

o Dynamics of markets served. Changes in the markets served can affect revenue, including the growth rate of U.S. mutual funds, the pace of debt issuance, outsourcing decisions, and mergers, acquisitions and consolidations among customers and competitors.

o Interest rates. Market interest rate levels, the direction of interest rate changes, and the shape of the yield curve affect both net interest revenue and fiduciary compensation from securities lending. All else being equal, State Street benefits from higher rather than lower interest rates because it has a larger amount of interest-earning assets than interest-bearing liabilities. The effect of interest rate movements is discussed on page 19.

o Pace of pension reform. State Street expects to benefit from worldwide pension reform that creates additional pools of assets that use custody and related services or investment management services. The pace of pension reform will affect the pace of revenue growth.

o Pricing/competition. Future prices the company is able to obtain for its products may increase or decrease from current levels depending upon demand for its products and its competitors' activities. State Street, or its competitors, could introduce new products into the marketplace.

o Pace of new business. The pace at which existing and new customers use additional services will affect future revenue.

o Business mix. Changes in business mix, including the mix of U.S. and non-U.S. business, will affect earnings growth rates.

o Rate of technological change. Technological change creates opportunities for product differentiation and reduced costs as well as the possibility of increased expenses.

Based on its evaluation of these factors, management is currently optimistic about the Corporation's long-term prospects.

                              Financial Condition
--------------------------------------------------------------------------------

BALANCE SHEET COMPOSITION
--------------------------------------------------------------------------------

State Street manages its balance sheet to serve the particular needs of its customer base, primarily institutional investors worldwide. As a result, the balance sheet contains a distinct mix of assets and liabilities.

Institutional investors, with responsibility for investing large pools of assets, need short-term investment vehicles and deposit accounts to facilitate their transactions. State Street provides customers with a range of on- and off-balance sheet alternatives for short-term funds, including various deposit facilities and securities sold under repurchase agreements. These short-term deposits and other customer funds comprise the majority of State Street's liabilities. The Corporation invests these funds principally in short-term, high-quality, interest-earning assets.

As a result, State Street has a low-risk, highly liquid balance sheet. The balance sheet composition affects the Corporation's approach to managing interest rate sensitivity, liquidity, and credit risk.

LIABILITIES
The growth of State Street's balance sheet is liability-driven. Customers use the Corporation's balance sheet capacity for deposits and short-term investments based on their surplus cash, short-term investment strategies, risk profiles and regulatory environments. Their needs, in conjunction with management's parameters, determine the mix, volume and currencies of the liabilities they place with State Street. While customers have the option of using various off-balance sheet financial instruments, many prefer or are required to have on-balance sheet deposits and short-term investments. Providing these facilities is fundamental to State Street's ability to serve its customers.

             AVERAGE LIABILITIES AND EQUITY

             Customer Funds With Interest ..................... 73%
             Customer Funds Without Interest .................. 16%
             Debt And Equity ..................................  6%
             Other Noninterest-bearing ........................  5%

The principal liabilities are non-U.S. time, call, and transaction-account deposits, used by both non-U.S. and U.S. customers; and securities sold under repurchase agreements, used principally by mutual funds customers. Noninterest-bearing deposits are used for transaction settlements and to compensate State Street for services.

In 1996, average interest-bearing deposits increased 20%, to $12.6 billion, from 1995. Non-U.S. deposits, the largest component of interest-bearing deposits, grew 22%, to $10.4 billion. Securities sold under repurchase agreements increased 10%, to an average of $7.8 billion for the year.

ASSETS
Almost half of State Street's assets are money market assets and investment securities, which are generally more marketable and have higher credit quality profiles than a normal loan portfolio. Investment securities, principally available for sale, include U.S. Treasury and Agency securities, highly-rated municipal securities, and asset-backed securities. Interest-bearing deposits with banks are short-term multicurrency instruments, primarily Eurocurrency placements, invested with major U.S. and non-U.S. banks. Approximately two-thirds of the total loan portfolio is commercial loans and lease financing. The remaining one-third is loans supporting the liquidity needs of financial asset services customers and securities brokers in trading and settlement activity. These are short-term, usually overnight, and have relatively low credit risk.

                  AVERAGE ASSETS

                  Investments ............................ 74%
                  Cash ...................................  4%
                  Loans .................................. 15%
                  Other Assets ...........................  7%

Average interest-bearing deposits with banks increased 29% in 1996 from 1995, to $7.0 billion. Total loans increased 23%, to $4.5 billion.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The short-maturity structure of State Street's assets and liabilities results in the fair value of its financial instruments equating to or closely approximating its balance sheet value. See Footnote S to the Financial Statements, page 38, for a further discussion.

FURTHER INFORMATION
Further quantitative information on State Street's assets and liabilities is furnished in the Supplemental Financial Data on page 42 and Footnotes C-H to the Financial Statements, pages 28-30.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

CAPITAL STRENGTH
State Street maintains a strong capital base to support its customers. Strong capital levels provide financial flexibility as well, which facilitates funding corporate growth and other business needs.

As a state chartered bank and member of the Federal Reserve System, State Street Bank and Trust Company, State Street's principal subsidiary, is regulated by the Federal Reserve Board, which has established guidelines for minimum capital ratios. The Corporation has developed internal capital-adequacy policies to ensure that the Bank meets or exceeds the level required for the "well capitalized" category, the highest of the Federal Reserve Board's five capital categories. State Street's capital management emphasizes risk exposure rather than simple asset levels; at 12.1%, the Bank's Tier 1 risk-based capital ratio significantly exceeds the regulatory minimum of 4% and is among the highest for U.S. banks. The Corporation's total risk-based capital ratio of 13.6% is likewise among the highest for U.S. bank holding companies. See Footnote K to the Financial Statements, on page 31 for further information.

LIQUIDITY
The primary objective of State Street's liquidity management is to ensure that the Corporation has sufficient funds to conduct its activities, including accommodating the transaction and cash management requirements of its customers, meeting loan commitments, and replacing maturing liabilities. Liquidity is provided by the Corporation's access to global debt markets, its ability to gather additional deposits from its customers, maturing short-term assets, the sale of securities and payments of loans. Customer funds provide a multicurrency, geographically diverse source of funding.

State Street maintains a large portfolio of liquid assets. When liquidity is measured by the ratio of liquid assets to total assets, State Street ranks among the highest of U.S. banking companies. At December 31, 1996, the Corporation's liquid assets were 78% of total assets.

State Street manages its business to maintain high ratings on its debt, as measured by rating agencies. This not only ensures minimum borrowing costs, but also enhances State Street's liquidity by ensuring the largest possible market for the Corporation's debt. State Street's senior debt is rated AA- by Standard & Poor's, A1 by Moody's Investor Services and AA by IBCA, Inc. State Street Bank's long-term certificate of deposit ratings are AA by Standard & Poor's, Aa2 by Moody's Investor Services and AA+ by IBCA, Inc.

The Consolidated Statement of Cash Flows on page 24 provide additional information.


CAPITAL STRUCTURE
--------------------------------------------------------------------------------

In 1996, State Street lowered its long-term after-tax cost of capital in order to provide for a more efficient after-tax funding of its growth.

DEBT ISSUANCE
In April 1996, State Street filed a shelf registration with the Securities and Exchange Commission which provided for the issuance of up to $500 million of senior or subordinated debt securities and preferred stock. In June 1996, the Corporation issued $150 million of 30-year 7.35% debentures redeemable at the option of the holder in ten years. As of December 31, 1996, $350 million was available for issuance.

LONG-TERM DEBT AND EQUITY
(Dollars in billions)

                                                  1995        1996

        Long-term debt ........................   .127         .476
        Equity ................................  1.588        1.775
        Total Long-term debt and Equity .......  1.715        2.251

In December, State Street issued $200 million of 30-year 7.94% Capital Securities, redeemable at the option of State Street in ten years. The Capital Securities and long-term debt are discussed further in Footnote H to the Financial Statements, on pages 29-30.

STOCK PURCHASE PROGRAM
In 1996, State Street purchased 2.7 million shares of its stock for use in employee compensation programs and for general corporate purposes. At December 31, a total of 3.1 million shares had been purchased under the authorization to purchase six million shares.

DIVIDENDS
Consistent earnings growth has enabled State Street to increase its quarterly dividend twice each year since 1978. Over the last fifteen years, the dividend has grown 16% annually on a compound basis.

There were 5,752 stockholders of record at year-end 1996.

DIVIDENDS PER SHARE
(Dollars)

  1996    1995    1994    1993    1992    1991    1990    1989    1988    1987    1986    1985    1984    1983    1982

 0.760    0.680   0.600   0.520   0.445   0.385   0.340    0.3    0.26    0.22    0.18    0.148   0.125   0.113   0.1

--------------------------------------------------------------------
DIVIDENDS AND COMMON STOCK
                                           Market Price
                                  ----------------------------------
                       Dividends                            End of
                       Declared     Low         High        Period
--------------------------------------------------------------------

  1995
  First ...........     $ .16     $ 28        $ 34 1/8     $ 31 7/8
  Second ..........       .17       30 3/8      37 5/8       36 7/8
  Third ...........       .17       35 1/8      41 1/2       40
  Fourth ..........       .18       38 5/8      46 1/4       45

  1996
  First ...........       .18       41 3/4      51           50
  Second ..........       .19       45 1/8      53 3/4       51
  Third ...........       .19       47 3/8      57 7/8       57 3/8
  Fourth ..........       .20       56 3/4      68 1/2       64 5/8
--------------------------------------------------------------------


INTEREST RATE SENSITIVITY MANAGEMENT
--------------------------------------------------------------------------------

The objective of interest rate sensitivity management is to provide sustainable net interest revenue under various economic environments and to protect asset values from adverse effects of changes in interest rates. State Street manages the structure of interest-earning assets and interest-bearing liabilities by adjusting the mix, yields and maturity, or repricing characteristics, based on changing market conditions.

State Street uses three tools for measuring interest rate risk: simulation, duration and gap analysis. Simulation models facilitate the evaluation of the potential range of net interest revenue under "most likely" and alternative interest rate scenarios. Duration measures the change in the economic value of assets and liabilities for given changes in interest rates.

The third measure of interest rate risk, gap analysis, is the difference in asset and liability repricing on a cumulative basis within a specified time frame. At year-end 1996, within the subsequent 12 months interest-bearing liabilities were repricing faster than interest-earning assets, as has been typical for State Street. If all other variables remained constant, in the short term, falling interest rates would lead to net interest revenue which is higher than it would otherwise have been; rising rates would lead to lower net interest revenue. Other important determinants of net interest revenue are rate levels, balance sheet growth and mix, and interest rate spreads.

State Street maintains flexibility to adjust its interest rate sensitivity. Because interest-bearing sources of funds are predominantly short-term, State Street maintains a generally short-term structure for its interest-earning assets, including money market assets, investments and loans. Off-balance sheet financial instruments are used as part of overall asset and liability management. Financial futures and interest rate swaps are used modestly to augment State Street's management of interest rate exposure.

----------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY POSITION AT DECEMBER 31, 1996                        Interest Sensitivity Period in Months
                                                               -----------------------------------------------------------
(Dollars in millions)                                          Balance       0-3      4-6       7-12     13-24     over 24
----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Interest-bearing deposits with banks ...............        $ 7,565    $  6,812   $  448    $   305   $         $
   Other money market assets (1).......................          3,609       3,609
     Investment securities ............................          9,387         890      695      2,607    3,564      1,631
     Loans ............................................          3,978       2,907       98         74       38        861
                                                               -------    --------   ------    -------   ------    -------
     Total interest-earning assets ....................         24,539      14,218    1,241      2,986    3,602      2,492
                                                               -------    --------   ------    -------   ------    -------
Interest-bearing liabilities:
   Domestic deposits ..................................          2,071       1,864        8         13                 186
   Non-U.S. deposits ..................................         11,053      11,040       11          2
   Federal funds purchased and repurchase agreements ..          7,504       7,453       51
   Other interest-bearing liabilities .................          1,211         564       85         43       43        476
                                                               -------    --------   ------    -------   ------    -------
     Total interest-bearing liabilities ...............         21,839      20,921      155         58       43        662
                                                               -------    --------   ------    -------   ------    -------
 Interest rate swaps ..................................                        296                 (98)      (5)     (193)
                                                                          --------   ------    -------   ------    -------
Interest rate sensitivity position ....................                     (6,407)    1,086     2,830    3,554      1,637
Cumulative interest rate sensitivity position .........                     (6,407)   (5,321)   (2,491)   1,063      2,700
Cumulative gap percentage (2)..........................                      (24)%     (20)%      (9)%       4%        10%
----------------------------------------------------------------------------------------------------------------------------

(1) Includes adjustments to normalize the one-day position and for earnings credits
(2) Cumulative interest rate sensitivity position as a percent of total average earning assets


RISK MANAGEMENT
--------------------------------------------------------------------------------

In providing financial asset services globally, State Street must manage and control certain inherent risks. These include counterparty risk, credit risk, fiduciary risk, operations and settlement risk, and market risk. Risk management is an integral part of State Street's business activities and is centrally organized with close ties to the business units. This structure allows for corporate risk management across the business areas while individual line areas remain responsible for risk management in their units.

Risk management emphasizes establishing specific authorization levels and limits. Exposure levels are reviewed and modified as required by changing conditions. Rigorous credit approval processes cover traditional credit facilities, foreign exchange, placements, credit-enhancement services, securities lending and securities-clearing facilities. Business-risk concentration analysis includes specific industry lending concentrations, country limits, and individual counterparty limits.

In managing country risk, State Street considers a variety of issues, including those related to credit quality, asset concentration, liquidity and transfer risk.

Fiduciary risk is the risk of financial loss as a consequence of breaching a fiduciary duty to a customer. Business units have the primary responsibility to operate within the rules and regulations applicable to their businesses, including any corporate guidelines. Additionally, the Corporate Fiduciary Review Committee and the Compliance Committee work with the business units to oversee adherence to corporate standards.

Because State Street is a large servicer and manager of financial assets on a global scale, management of operations and settlement risk is an integral part of the management process throughout the Corporation. This focuses on payment-system risk management, overdraft monitoring and control, and global securities clearing and settlement. In addition to specific authorization levels and limits, operating risk is minimized by automation, standardized operating procedures and insurance.

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

In the securities lending business, State Street acts as an agent to lend customer-owned securities to broker/dealers and banks. The Corporation is not a principal in these transactions and, therefore, the associated loans are not reflected on its balance sheet. Customers' and State Street's potential exposure to each borrower is approved and monitored through State Street's credit risk approval and management process. Collateral in the form of cash, securities, or letters of credit secures the borrower's promise to return customers' securities. Securities are marked to market and compared to the value of collateral daily. Investment of customer cash collateral is managed in compliance with approved investment parameters.


FOREIGN EXCHANGE AND DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

State Street uses foreign exchange and a variety of financial derivative instruments to support customers' needs, conduct trading activities, and manage interest rate and currency risk. These activities are designed to create trading revenue or hedge net interest revenue. In addition, the Corporation provides services related to derivative instruments in its role as both a manager and servicer of financial assets.

State Street's customers use derivatives to manage the financial risks associated with their investment goals and business activities. With the growth of cross-border investing, customers have an increasing need for foreign exchange forward contracts to convert currency for international investment and to manage the currency risk in an international investment portfolio. As an active participant in the foreign exchange markets, State Street provides foreign exchange contracts and over-the-counter options in support of these customer needs.

As part of its trading activities, the Corporation assumes market positions in both the foreign exchange and interest rate markets using financial derivatives including forward foreign exchange contracts, foreign exchange and interest rate options, and interest rate swaps.

As of December 31, 1996, the notional amount of these instruments was $65.4 billion, of which $62.7 billion was foreign exchange forward contracts. Long and short foreign exchange forward positions are closely matched to minimize currency and interest rate risk. In order to estimate changes in the value of the outstanding contracts, all forward foreign exchange contracts are valued daily at current market rates.

State Street uses various derivatives to minimize the interest rate and foreign exchange risks associated with its global business activities. As of year-end 1996, the notional amount of these derivatives was $411 million.

Trading activities involving both foreign exchange and interest rate derivatives are managed using earnings-at-risk measures and trading limits as established by risk management policies. Interest rate and foreign exchange derivatives used as part of the asset and liability management process undergo the same credit and interest rate risk analyses as on-balance sheet financial instruments.


NEW ACCOUNTING DEVELOPMENTS
--------------------------------------------------------------------------------

Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" is effective for fiscal years beginning after December 31, 1996. Certain provisions of this statement have a postponed effective date of 1998. State Street plans to adopt the required provisions of this statement in 1997, and the provisions are not expected to have a material impact on State Street's financial statements.