Form 10-K, Exhibit 13
period 1996-12-31
STATE STREET BOSTON CORP
filed 1997-03-26
CIK 93751

                                                                    Exhibit 13.3
[Graphic omitted: Photo]
Marshall N. Carter (right), Chairman and Chief Executive Officer and
David A. Spina, President and Chief Operating Officer


To Our Stockholders

State Street's consistently strong performance is attributable to the successful execution of our strategies for creating stockholder value . . .

In the five years we have written together to you to report on State Street's progress, we have always enjoyed the opportunity to reflect on the challenges and accomplishments of the past, and to envision those ahead. This year is no exception, and in fact our enthusiasm is especially strong today.

1996 WAS AN OUTSTANDING YEAR FOR STATE STREET as we continued to execute our strategic plan, building on our powerful global franchise, exceeding all our financial goals and achieving a record level of new business wins. These accomplishments build our momentum as we move confidently toward a new century, focused on strengthening State Street's position as the world's leading specialist in serving institutional investors.

CREATING STOCKHOLDER VALUE

State Street's consistently strong performance is attributable to the successful execution of our STRATEGIES FOR CREATING STOCKHOLDER VALUE: ENHANCING AND ADDING PRODUCTS AND SERVICES, PROVIDING ADDITIONAL SERVICES TO EXISTING CUSTOMERS, REDESIGNING BUSINESS PROCESSES, AND EXPANDING GLOBALLY. We designed these strategies with three key factors in mind. First, we seek to capitalize on and strengthen our unique focus on global institutional investors. Second, our strategies are tailored to the long-term trends that are increasing the worldwide demand for our services: an aging world population, increased cross-border investing, the pressures on pay-as- you-go pension systems, and the need for increasingly complex, global investment strategies. Finally, our strategies ensure that State Street is both strong and flexible: necessary qualities for thriving in a dynamic, fast-paced future.

Our commitment to internal growth through ENHANCING EXISTING PRODUCTS AND INTRODUCING NEW ONES is increasingly important, given rapid technological evolution and growing demand for investment information and choices. Successful new product launches for 1996 included State Street In~Sight(SM), our internet-enabled, on-line information delivery platform, and WorldTrust(SM), a reporting product for multinational companies that need to consolidate multiple base-currency reports into one single-currency headquarters report. Product launches and enhancements will continue this year, as we introduce internet access for 401(k) participants; Prime-Meridian(SM), the next generation of global cash management products and services; and new capabilities for our Investment Policy Monitor, which enables plan sponsors to review their managers' compliance with investment guidelines.

State Street is currently best known as a leading provider of services in the post-trade phase of the investment process, including custody, accounting, fund administration, and performance and analytics. However, we also have considerable expertise in investment management and international transaction execution services. Leveraging our position in the investment industry, we are moving selectively into the pre-trade and trade sectors with an array of information and execution services for our institutional investor customers. Our services are integrated, and they are compatible with other systems, in recognition of our customers' needs for maximum flexibility.

In 1996, we made acquisitions and forged strategic alliances as part of these initiatives. One of these alliances is our association with Bridge, announced in March, which provides State Street with access to a 50,000-terminal network on which to deliver information and transaction-execution services. Over 40 investment managers are now installed or planning installation of the currency services State Street provides via the Bridge network. We entered the business of licensing software and established State Street as a major supplier to the insurance industry with November's strategic acquisition of Princeton Financial Systems, Inc. Princeton is a leading provider of client/server software for investment managers, with particular focus on the insurance industry.

State Street's policy is that we will make acquisitions for strategic purposes, provided there is no long-term dilution. Acquisitions may add new products or services that enhance established capabilities, expand geographic reach, or increase, very selectively, market share. However, our emphasis on internal growth has been rewarding, and we are maintaining that long-standing focus.


 . . . enhancing and adding products and services, providing additional services to existing customers, redesigning business processes, and expanding globally.


Our expanding capabilities are essential to our second stockholder-value strategy, STRENGTHENING OUR CUSTOMER RELATIONSHIPS. State Street's relationship orientation is a critical factor in our ongoing success. We work with our customers to determine their present and future needs and to develop the best methods of meeting them.

Our strong performance in 1996 was fed in part by increased product use by our existing customers. As in previous years, in 1996 the average number of products used per customer increased significantly. At year end, our 1,000 largest customers used an of 5.3 products each; our goal is to increase that number by 50%. Our ten largest customers use an average of 11.4 products each, up from 9.8 a year ago. Of those ten customers, eight have been with us for five years or more, and revenue from those eight has been growing at a 17% compound annual rate for the last five years. Our current customers, large and small, are a major source of future growth.

Our BUSINESS PROCESS REDESIGN efforts support our other strategies, and corporate growth overall. In 1996, our initiatives enabled us to service rapidly growing volumes of portfolios and transactions with improved service quality. Improvements included advanced automation tools and techniques for global corporate actions, a more automated proof and auditing process, and greater use of real-time interactive systems in controlling the securities settlement process.

Further, we began a multi-year project by developing the model for our operations in the years ahead. This operating model, which encompasses all Financial Asset Services functions, builds on and enhances our existing scale and the range and quality of our data. It is designed to meet the future demands of our customers -- for more information, automatically delivered near real-time via network-based technologies. These improvements in process management, in conjunction with further automation, will expand our capacity, allowing us to add new business without commensurate increases in business-support expense. By positioning State Street well in advance of fundamental changes in the marketplace, we will realize further improvements in both our service quality and our operating leverage.

We are already well-positioned to take advantage of the increasingly global nature of the financial markets. GLOBAL EXPANSION is a cornerstone of State Street's growth, and we have invested substantial resources in establishing non-U.S. locations, developing products and services for those markets, and improving the scope and efficiency of our worldwide operations. We made compliance monitoring, including derivatives reporting, available in additional locations last year. And we rolled out market-specific products, including customized accounting services tailored to the German regulatory environment and unit registry services for the first Indonesian open-ended mutual funds. Our non-U.S. customers contributed 20% of our total revenue in 1996, up from 14% in 1991. We expect this percentage to continue growing, and plan to increase our focus on opportunities outside the United States in 1997, adding capabilities and winning business from both existing and new customers.

In 1996, our implementation of these four strategies resulted in strong financial performance, exceeding all of our financial goals:

o EARNINGS PER SHARE INCREASED 21%, to $3.56, extending our record to 19 years of consistent earnings per share growth,
o   REVENUE GREW 19%, and
o   RETURN ON STOCKHOLDERS' EQUITY REACHED 18.1%.

Our revenue growth, which we achieved in all our businesses, is largely attributable to our success in the market in 1995 and 1996. The record new business wins of 1996, coming from both our existing customers and from new customers, will also contribute to revenue growth in 1997 and beyond. We note, too, that State Street continues to benefit from the long-term trends we identified several years ago. Older populations, generally greater interest and choice in saving and investing, and other factors are driving our customers' growth. As they grow, they look to State Street for more services for more assets. Increased cross-border investing, another of those trends, contributed importantly to our strong revenue gains in 1996.

Our primary financial goal remains sustainable real earnings per share growth, supported by a goal of realizing 12.5% real revenue growth per year in the decade of the 90s. For the decade-to-date we have achieved 15.5% per year nominal growth, which translates to 12.8% real growth when adjusted for inflation. We believe the benefits of our focus on revenue are clear, and we will continue to emphasize revenue growth. Our second supporting goal is an 18% return on common stockholders' equity. What may be of most immediate interest to you, however, is that State Street stock has provided a 29% total return to its stockholders, compounded annually, over the last fifteen years, which compares to a 17% return for the S&P 500.

Over the last five years, we have developed and executed a successful business plan for State Street with excellent results. We are continuing to execute our plan in order to optimize future returns for our stockholders. Our four strategies for creating stockholder value and our financial goals are unchanged. For 1997, we are emphasizing several key areas. One of them is global expansion; our focus is on increasing sales and expanding our product range from current locations. Another is increasing the products and services provided to institutional investors by carefully managing our expansion into the pre-trade and trade sectors of the investment process. And we continue to develop technology platforms for the 21st century.

Of course our success, past, present, and future, is attributable not only to our business plan but also to those who execute it -- our 12,800 colleagues in 42 State Street offices in 14 U.S. states and 16 countries around the world. We would like to thank all of them for their outstanding contributions.

We close this letter with even greater enthusiasm than we started it. STATE STREET'S ACHIEVEMENTS, OUR TEAM, AND OUR UNIQUE LEADERSHIP POSITION IN THE MARKET PROVIDE A STRONG FOUNDATION FOR FUTURE SUCCESS. As we continue to execute our proven business strategy, we are confident that our strong, independent company will grow and prosper, continuously increasing in value to our customers, our employees, our global community, and to you, State Street's owners.

/s/ Marshall N. Carter             /s/ David A. Spina
    Marshall N. Carter                 David A. Spina
    Chairman and                       President and
    Chief Executive Officer            Chief Operating Officer