Form 10-K, Exhibit 13
period 1996-12-31
STATE STREET BOSTON CORP
filed 1997-03-26
CIK 93751

                                                                    Exhibit 13.4

CONSOLIDATED STATEMENT OF INCOME - State Street Boston Corporation
------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)   Year ended December 31,              1996          1995          1994
------------------------------------------------------------------------------------------------------------------------
FEE REVENUE
Fiduciary compensation......................................................       $ 1,018       $   824       $   750
Foreign exchange trading....................................................           126           141           114
Servicing and processing....................................................           125           113           115
Other.......................................................................            33            41            38
                                                                                   -------       -------       -------
     Total fee revenue......................................................         1,302         1,119         1,017

NET INTEREST REVENUE
Interest revenue............................................................         1,443         1,336           936
Interest expense............................................................           892           907           544
                                                                                   -------       -------       -------
     Net interest revenue - Note L..........................................           551           429           392
Provision for loan losses - Note D..........................................             8             8            11
                                                                                   -------       -------       -------
     Net interest revenue after provision for loan losses...................           543           421           381
                                                                                   -------       -------       -------
     TOTAL REVENUE..........................................................         1,845         1,540         1,398

OPERATING EXPENSES
Salaries and employee benefits - Note O.....................................           775           651           588
Transaction processing services.............................................           164           125           113
Equipment...................................................................           138           124           112
Occupancy...................................................................           100            84            73
Other - Note M..............................................................           221           190           172
                                                                                   -------       -------       -------
     Total operating expenses...............................................         1,398         1,174         1,058
                                                                                   -------       -------       -------
     Income before income taxes.............................................           447           366           340
Income taxes - Note P.......................................................           154           119           120
                                                                                   -------       -------       -------
     NET INCOME.............................................................       $   293       $   247       $   220
                                                                                   =======       =======       =======

EARNINGS PER SHARE
   Primary..................................................................       $  3.59       $  2.98       $  2.66
   Fully diluted............................................................          3.56          2.95          2.64

AVERAGE SHARES OUTSTANDING (in thousands)
   Primary..................................................................        81,633        83,058        82,823
   Fully diluted ...........................................................        82,311        83,843        83,454
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CONDITION - State Street Boston Corporation
------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)   December 31,                                                          1996              1995
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks - Note K.....................................................       $  1,623          $  1,422
Interest-bearing deposits with banks.................................................          7,565             5,975
Securities purchased under resale agreements and securities borrowed - Note F........          4,613             5,407
Federal funds sold...................................................................          1,155               348
Trading account assets...............................................................            255               504
Investment securities (principally available for sale) - Notes C and F...............          9,387             6,359
Loans (less allowance of $73 and $63) - Note D.......................................          4,640             3,923
Premises and equipment - Notes E and H...............................................            468               467
Customers' acceptance liability......................................................             35                57
Accrued income receivable............................................................            442               392
Other assets.........................................................................          1,341               931
                                                                                            --------          --------
       TOTAL ASSETS..................................................................       $ 31,524          $ 25,785
                                                                                            ========          ========

LIABILITIES
Deposits:
   Noninterest-bearing...............................................................       $  6,395          $  5,082
   Interest-bearing:
     Domestic........................................................................          2,071             2,151
     Non-U.S.........................................................................         11,053             9,414
                                                                                            --------          --------
       Total deposits................................................................         19,519            16,647

Securities sold under repurchase agreements - Note F.................................          7,387             5,121
Federal funds purchased..............................................................            117               467
Other short-term borrowings..........................................................            649               443
Notes payable - Note G...............................................................             86               175
Acceptances outstanding..............................................................             35                57
Accrued taxes and other expenses - Note P............................................            657               562
Other liabilities....................................................................            823               598
Long-term debt - Note H..............................................................            476               127
                                                                                            --------          --------
       TOTAL LIABILITIES.............................................................         29,749            24,197

STOCKHOLDERS' EQUITY - NOTES H, I, J, K AND Q
Preferred stock, no par: authorized 3,500,000; issued none
Common stock, $1 par: authorized 112,000,000; issued 83,615,000 and 82,695,000.......             84                83
Surplus..............................................................................            105                40
Retained earnings....................................................................          1,694             1,465
Net unrealized gain on available-for-sale securities.................................             12                13
Treasury stock, at cost (2,461,000 and 307,000 shares)...............................           (120)              (13)
                                                                                            --------          --------
       TOTAL STOCKHOLDERS' EQUITY....................................................          1,775             1,588
                                                                                            --------          --------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................       $ 31,524          $ 25,785
                                                                                            ========          ========
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS - State Street Boston Corporation
------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)   Year ended December 31,                                    1996          1995           1994
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income.................................................................      $    293       $   247        $   220
Noncash charges for depreciation, amortization, provision for
   loan losses and deferred income taxes...................................           221           140            172
                                                                                  -------       -------        -------
     Net income adjusted for noncash charges...............................           514           387            392

Adjustments to reconcile to net cash provided (used) by operating activities:
   Securities gains, net...................................................           (5)           (12)            (2)
   Net change in:
     Trading account assets................................................           249            24           (285)
     Other, net............................................................          (161)          (88)           (49)
                                                                                  -------       -------        -------
       NET CASH PROVIDED BY OPERATING ACTIVITIES...........................           597           311             56

INVESTING ACTIVITIES
Payments for purchases of:
   Available-for-sale securities...........................................        (6,912)       (2,152)        (4,712)
   Held-to-maturity securities.............................................          (906)       (2,125)        (3,743)
   Lease financing assets..................................................          (539)         (621)          (643)
   Premises and equipment..................................................          (114)          (96)          (125)
Proceeds from:
   Maturities of available-for-sale securities.............................         3,442           556          1,409
   Maturities of held-to-maturity securities...............................           870         2,529          3,009
   Sales of available-for-sale securities..................................           465         3,654          1,525
   Principal collected from lease financing................................            52            63             41
Net (payments for) proceeds from:
   Interest-bearing deposits with banks....................................        (1,590)       (1,128)           301
   Federal funds sold, resale agreements and securities borrowed...........           (14)       (3,099)          (130)
   Loans...................................................................          (572)         (633)          (435)
                                                                                  -------       -------        -------
       NET CASH USED BY INVESTING ACTIVITIES...............................        (5,818)       (3,052)        (3,503)
                                                                                  -------       -------        -------
FINANCING ACTIVITIES
Proceeds from issuance of:
   Long-term debt..........................................................           350
   Notes payable...........................................................           177           175
   Nonrecourse debt for lease financing....................................           404           501            513
   Common and treasury stock...............................................            12             5              6
Payments for:
   Maturity of notes payable...............................................          (257)                        (150)
   Nonrecourse debt for lease financing....................................           (66)          (62)           (39)
   Long-term debt..........................................................            (1)           (1)            (1)
   Cash dividends..........................................................           (61)          (56)           (45)
   Purchase of common stock................................................          (131)          (17)
Net proceeds from:
   Deposits................................................................         2,872         2,049            909
   Short-term borrowings...................................................         2,123           471          1,809
                                                                                  -------       -------        -------
       NET CASH PROVIDED BY FINANCING ACTIVITIES...........................         5,422         3,065          3,002
                                                                                  -------       -------        -------
       NET INCREASE (DECREASE).............................................           201           324           (445)
Cash and due from banks at beginning of period.............................         1,422         1,098          1,543
                                                                                  -------       -------        -------
       CASH AND DUE FROM BANKS AT END OF PERIOD............................       $ 1,623       $ 1,422        $ 1,098
                                                                                  =======       =======        =======

SUPPLEMENTAL DISCLOSURE
   Interest paid...........................................................       $   885       $   903        $   545
   Income taxes paid.......................................................            97            98             70
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY - State Street Boston Corporation
------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)   Year ended December 31,             1996          1995           1994
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year...............................................       $    83       $    83        $    82
Common stock issued (920,016, 247,850 and 601,215 shares)..................             1                            1
                                                                                  -------       -------        -------
    Balance at end of year.................................................            84            83             83
                                                                                  -------       -------        -------

SURPLUS
Balance at beginning of year...............................................            40            37             26
Common stock issued........................................................            77             5             11
Treasury stock issued......................................................           (12)           (2)
                                                                                  -------       -------        -------
    Balance at end of year.................................................           105            40             37
                                                                                  -------       -------        -------

RETAINED EARNINGS
Balance at beginning of year...............................................         1,465         1,273          1,093
Net income.................................................................           293           247            220
Cash dividends declared ($.76, $.68 and $.60 per share)....................           (61)          (56)           (45)
Currency translation.......................................................            (3)            1              5
                                                                                  -------       -------        -------
    Balance at end of year.................................................         1,694         1,465          1,273
                                                                                  -------       -------        -------

TREASURY STOCK, AT COST
Balance at beginning of year...............................................           (13)
Common stock acquired (2,698,900 and 416,200 shares).......................          (131)          (17)
Treasury stock issued (545,591 and 108,916 shares).........................            24             4
                                                                                  -------       -------        -------
    Balance at end of year.................................................          (120)          (13)
                                                                                  -------       -------        -------

NET UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES
Balance at beginning of year...............................................            13           (56)
Changes in unrealized gain (loss)..........................................            (1)           69            (56)
                                                                                  -------       -------        -------
    Balance at end of year.................................................            12            13            (56)
                                                                                  -------       -------        -------
    TOTAL STOCKHOLDERS' EQUITY.............................................       $ 1,775       $ 1,588        $ 1,337
                                                                                  =======       =======        =======
------------------------------------------------------------------------------------------------------------------------

 The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS - State Street Boston Corporation

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

State Street Boston Corporation ("State Street," "the Corporation") is a financial services corporation and provides banking, trust, investment management, global custody, administration and securities processing services to both U.S. and non-U.S. customers. State Street reports three lines of business:
Financial Asset Services, Investment Management, and Commercial Lending. Financial Asset Services provides global custody, accounting, administration, foreign exchange, treasury, cash management, transaction settlement and clearing, securities lending, and other services for investors with large pools of investment assets worldwide such as mutual funds and pension plans; and corporate trusteeship. Investment Management is comprised of the business components that manage financial assets worldwide, for both institutional and individuals, and provides related participant recordkeeping for defined contribution plans. Commercial Lending activities include loans and other banking services for regional middle-market companies, for nationwide companies in selected industries and for broker/dealers. Other credit services include asset-based finance, leasing and international trade finance.

The accounting and reporting policies of State Street and its subsidiaries conform to generally accepted accounting principles. The significant policies are summarized below.

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of State Street and its subsidiaries, including its principal subsidiary, State Street Bank and Trust Company ("State Street Bank," "the Bank"). The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. All significant intercompany balances and transactions have been eliminated upon consolidation. The results of operations of businesses purchased are included from the date of acquisition. Investments in 50%-owned affiliates are accounted for by the equity method. During 1995, prior periods were restated due to the acquisition of Investors Fiduciary Trust Company ("IFTC") which was accounted for as a pooling of interests. Certain previously reported amounts have been reclassified to conform to the current method of presentation.

For the Consolidated Statement of Cash Flows, State Street has defined cash equivalents as those amounts included in the Consolidated Statement of Condition caption, "Cash and due from banks."

In 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued. Certain provisions of this statement have a postponed effective date of 1998. State Street will adopt the required provisions of this statement in 1997, and the provisions are not expected to have a material impact on the financial statements.

RESALE AND REPURCHASE AGREEMENTS; SECURITIES BORROWED. State Street purchases U.S. Treasury and Federal agency securities ("U.S. Government securities") under agreements to resell the securities. These purchases are recorded as securities purchased under resale agreements, an asset in the Consolidated Statement of Condition. These securities can be used as collateral for repurchase agreements. It is State Street's policy to take possession or control of the security underlying the resale agreement. The securities are revalued daily to determine if additional collateral is necessary. State Street enters into sales of U.S. Government securities under repurchase agreements, which are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. Government securities underlying the repurchase agreements remains in investment securities.

Securities borrowed are recorded at the amount of cash collateral deposited with the lender. State Street monitors daily its market exposure with respect to securities borrowed transactions and requests that excess collateral be returned or that additional securities be provided as needed.

SECURITIES. Debt securities are held in both the investment and trading account portfolios. State Street accounts for debt and equity securities classified as available for sale at fair value and the after-tax unrealized gains and losses are reported as a separate component of stockholders' equity. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of available-for-sale securities are computed based on identified costs and included in fee revenue. Trading account assets are held in anticipation of short-term market movements and for resale to customers. Trading account assets are carried at market value and the resulting adjustment is reflected in fee revenue.

LOANS AND LEASE FINANCING. Loans are placed on a non-accrual basis when they become 60 days past due as to either principal or interest, or when, in the opinion of management, full collection of principal or interest is unlikely. When the loan is placed on non-accrual the accrual of interest is discontinued and previously recorded but unpaid interest is reversed and charged against current earnings.

State Street provides asset-based financing to customers through a variety of lease arrangements. Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis calculated to achieve a constant rate of return on the outstanding investment in the leases, net of related deferred tax liabilities, in the years in which the net investment is positive. Gains and losses on residual values of leased equipment sold are included in fee revenue.

ALLOWANCE FOR LOAN LOSSES. The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, and the performance of individual credits in relation to contract terms. The provision for loan losses charged to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses.

State Street adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 on January 1, 1995. SFAS No. 114 requires that the allowance for loan losses related to certain loans be evaluated based on discounted cash flows using the loan's initial effective interest rate or the fair value of the underlying collateral for certain collateral dependent loans. Prior to January 1, 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material effect on the financial statements of State Street.

PREMISES AND EQUIPMENT. Premises, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charged to operating expenses are computed using the straight-line method over the estimated useful life of the related asset or the remaining term of the lease. State Street adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. This statement addresses how long-lived assets and certain identifiable intangibles held and used should be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS No. 121 did not have a material effect on the financial statements of State Street.

REVALUATION GAINS AND LOSSES ON FINANCIAL CONTRACTS. The gross amount of unrealized gains and losses on foreign exchange and interest rate contracts are reported separately as other assets and other liabilities, respectively, in the Consolidated Statement of Condition, except where such gains and losses arise from contracts covered by qualifying master netting agreements.

CURRENCY TRANSLATION. The assets and liabilities of non-U.S. operations are translated at month-end exchange rates, and revenue and expenses are translated at average monthly exchange rates. Gains or losses from the translation of the net assets of certain non-U.S. subsidiaries, net of any currency hedges and related taxes, are credited or charged to retained earnings. Gains or losses from other translations are included in fee revenue.

INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS. State Street uses interest rate contracts as part of its overall interest rate risk management. Gains and losses on interest rate futures and option contracts that are designated as hedges and effective as such are deferred and amortized over the remaining life of the hedged assets or liabilities as an adjustment to interest revenue or interest expense. Interest rate swap contracts that are entered into as part of interest rate management are accounted for using the accrual method as an adjustment to interest revenue or interest expense. Interest rate contracts related to trading activities are adjusted to market value with the resulting gains or losses included in fee revenue.

Foreign exchange trading positions are valued daily at prevailing exchange rates, and the resulting gain or loss is included in fee revenue.

INCOME TAXES. The provision for income taxes includes deferred income taxes arising as a result of reporting some items of revenue and expense in different years for tax and financial reporting purposes.

EARNINGS PER SHARE. The computation of primary earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Stock option and stock award grants are included only in periods when the results are dilutive. The computation of fully diluted earnings per share additionally includes the assumption that the convertible debt had been converted as of the beginning of each period, with the elimination of related interest expense less the income tax benefit.


NOTE B - ACQUISITIONS

In 1996, State Street acquired Princeton Financial Systems, Inc. ("PFS") in a transaction accounted for as a purchase. PFS provides services and client/server software for investment managers with particular focus on the insurance industry. State Street issued to stockholders of PFS 923,072 shares of common stock and cash. The proforma results of operations adjusted to include PFS for the years ended December 31, 1995 and 1994 are not presented, as the results would not have been significantly different.

In 1995, State Street acquired IFTC in a transaction accounted for as a pooling of interests. IFTC was acquired for 5,972,222 shares of State Street common stock. IFTC provides custody and fund accounting services to mutual funds, insurance portfolios and bank portfolios.


NOTE C - INVESTMENT SECURITIES

Available-for-sale securities are recorded at fair value and held-to-maturity securities are recorded at amortized cost on the Consolidated Statement of Condition. Investment securities consisted of the following at December 31:

--------------------------------------------------------------------------------------------------------------------------------
                                                             1996                                        1995
                                         Amortized        Unrealized         Fair     Amortized      Unrealized         Fair
(Dollars in millions)                      Cost        Gains     Losses      Value      Cost       Gains    Losses     Value
--------------------------------------------------------------------------------------------------------------------------------
Available for sale (at fair value):
   U.S. Treasury and Federal agencies    $ 4,630       $ 18      $  5       $ 4,643    $ 2,270      $ 18      $  4     $ 2,284
   State and political subdivisions..      1,557         10         8         1,559      1,300        10         4       1,306
   Asset-backed securities...........      1,273          4         2         1,275      1,673         4        12       1,665
   Other investments.................      1,048         12         9         1,051        271        10         1         280
                                         -------       ----      ----       -------    -------      ----      ----     -------
     Total ..........................    $ 8,508       $ 44      $ 24       $ 8,528    $ 5,514      $ 42      $ 21     $ 5,535
                                         =======       ====      ====       =======    =======      ====      ====     =======

Held to maturity (at amortized cost):
   U.S. Treasury and Federal agencies    $   859       $  2      $  2       $   859    $   824      $  5               $   829
                                         =======       ====      ====       =======    =======      ====      ====     =======
--------------------------------------------------------------------------------------------------------------------------------

The amortized cost and fair value of available-for-sale and held-to-maturity securities by maturity at December 31, 1996, were as follows:
--------------------------------------------------------------------------------
                          0-1       1-5     5-10      Over
(Dollars in millions)    Years     Years    Years   10 Years
--------------------------------------------------------------------------------
Available for sale:
   Amortized cost      $ 3,365   $ 4,629   $ 274     $ 240
   Fair value            3,363     4,646     277       242
Held to maturity:
   Amortized cost....      442       417
   Fair value........      442       417
--------------------------------------------------------------------------------

The maturity of asset-backed securities is based upon the expected principal payments. Securities carried at $5.1 billion and $2.2 billion at December 31, 1996 and 1995, respectively, were designated as security for public and trust deposits, borrowed funds and for other purposes as provided by law.

During 1996, gains of $8 million and losses of $3 million were realized on sales of available-for-sale securities of $465 million. During 1995, gains of $17 million and losses of $5 million were realized on sales of available-for-sale securities of $3.7 billion. During 1994, gains of $6 million and losses of $4 million were realized on sales of available-for-sale securities of $1.5 billion.

In November 1995, the Financial Accounting Standards Board issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that Special Report, State Street chose to reclassify certain securities from held to maturity to available for sale on December 1, 1995. At the date of transfer, the amortized cost of those securities was $3.8 billion and the net unrealized gain on those securities was $3 million, which was recorded net of tax in stockholders' equity at the date of transfer.


NOTE D - LOANS

The loan portfolio consisted of the following at December 31:
--------------------------------------------------------------------------------
(Dollars in millions)                 1996            1995
--------------------------------------------------------------------------------
Commercial and financial........     $ 2,982        $ 2,573
Real estate.....................         118             96
Consumer........................          40             47
Non-U.S.........................         854            699
Lease financing.................         719            571
                                     -------        -------
   Total loans..................       4,713          3,986
Less allowance for loan losses..         (73)           (63)
                                     -------        -------
   Net loans....................     $ 4,640        $ 3,923
                                     =======        =======
--------------------------------------------------------------------------------

Non-accrual loans were $12 million and $16 million at December 31, 1996 and 1995, respectively. Interest revenue for non-accrual loans under original terms was $1 million and $2 million for 1996 and 1995, respectively. Interest revenue recognized for non-accrual loans was less than $1 million for 1996 and 1995.

Changes in the allowance for loan losses for the years ended December 31 were as follows:
--------------------------------------------------------------------------------
(Dollars in millions)                 1996    1995   1994
--------------------------------------------------------------------------------
Balance at beginning of year.....     $ 63    $ 58   $ 54
Provision for loan losses........        8       8     11
Loan charge-offs.................       (5)     (7)   (10)
Recoveries.......................        7       4      3
                                      ----    ----   ----
   Balance at end of year........     $ 73    $ 63   $ 58
                                      ====    ====   ====
--------------------------------------------------------------------------------


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:
--------------------------------------------------------------------------------
(Dollars in millions)                       1996       1995
--------------------------------------------------------------------------------
Buildings and land.....................    $  284      $ 273
Leasehold improvements.................       134        135
Equipment and furniture................       562        477
                                            -----      -----
                                              980        885
Accumulated depreciation
    and amortization...................      (512)      (418)
                                            -----      -----
    Total premises and equipment.......     $ 468      $ 467
                                            =====      =====
--------------------------------------------------------------------------------

State Street has entered into noncancelable operating leases for premises and equipment. At December 31, 1996, future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more totaled $600 million. This consisted of $58 million, $47 million, $44 million, $42 million and $42 million for the years 1997 to 2001, respectively, and $367 million thereafter. The minimum rental commitments have been reduced by sublease rental commitments of $11 million. Nearly all leases include renewal options.

Total rental expense amounted to $55 million, $42 million and $35 million in 1996, 1995 and 1994, respectively. Rental expense has been reduced by sublease revenue of $1 million for each year ended 1996, 1995 and 1994.


NOTE F - INVESTMENT SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

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

Information at December 31, 1996, was as follows:
--------------------------------------------------------------------------------
                           U.S. Government       Repurchase
                           Securities Sold       Agreements
                            Book                Book
 (Dollars in millions)     Amount    Market    Amount    Rate
--------------------------------------------------------------------------------
Maturity of repurchase
agreements:
   Overnight..........    $ 1,889    $ 1,893   $ 1,864    5.43%
   2 to 30 days.......        696        697       688    5.20
   31 to 90 days......        472        472       466    5.15
   Over 90 days.......        880        880       879    5.20
                          -------    -------   -------
     Total............    $ 3,937    $ 3,942   $ 3,897    5.30
                          =======    =======   =======
--------------------------------------------------------------------------------


NOTE G - NOTES PAYABLE

State Street Bank issues bank notes from time to time, in an aggregate amount not to exceed $750 million and with original maturities ranging from 14 days to five years.

Bank notes, which are not subject to redemption, represent unsecured debt obligations of State Street Bank. Bank notes are neither obligations of nor guaranteed by State Street and are recorded net of original issue discount. At December 31, 1996, there was a total of $86 million of two-year foreign currency denominated notes outstanding. This included $43 million of notes due October 1997 with an interest rate of 1.05% and $43 million of notes due January 1998 with an interest rate of 1.15%. At December 31, 1995, there was a total of $175 million of bank notes outstanding. This included $127 million with an average maturity of 45 days and a weighted average interest rate of 5.79%, and $48 million of two-year foreign currency denominated notes due October 1997 with an interest rate of 1.05%.


NOTE H - LONG-TERM DEBT

Long-term debt, less unamortized original issue discount, consisted of the following at December 31:
--------------------------------------------------------------------------------
(Dollars in millions)                      1996        1995
--------------------------------------------------------------------------------
7.94% Capital securities due 2026....     $ 200        $
7.35% Notes due 2026.................       150
5.95% Notes due 2003.................       100          100
9.50% Mortgage note due 2009.........        23           24
7.75% Convertible subordinated
   debentures due 2008...............         3            3
                                          -----        -----
   Total long-term debt..............     $ 476        $ 127
                                          =====        =====
--------------------------------------------------------------------------------

The capital securities consist of $200 million cumulative semi-annual income securities, with a liquidation amount of $1,000 per security. The capital securities qualify as Tier 1 capital under Federal regulatory guidelines. The capital securities were issued in December 1996 by a statutory business trust that is wholly owned by State Street. The trust used the proceeds of the capital securities and other assets to purchase at par $206 million of junior subordinated debentures ("debentures") of State Street due in 2026, the debentures are the sole assets of the trust.

Payments to be made by the trust on the capital securities are dependent on payments that State Street has undertaken to make, particularly the payments to be made by State Street on the debentures. Compliance by State Street would have the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the capital securities.

Distributions on the capital securities are included in interest expense and are payable from interest payments received on the debentures and are due semi-annually at a rate of 7.94% of the liquidation amount, subject to deferral for up to five years under certain conditions. Redemption of the capital securities are payable at the liquidation amount from redemption payments received on the debentures. State Street may redeem the debentures at par at any time after December 30, 2006, at a price of approximately 104% in 2006, declining annually to par in 2015. Upon the occurrence of certain tax treatment, investment company regulation and/or capital treatment changes, State Street may redeem the capital securities at a price of Treasury rate plus 1.05% before December 31, 1997, and Treasury rate plus 0.50% after December 31, 1997. Redemption of the capital securities is subject to Federal regulatory approval.

In April 1996, a shelf registration statement became effective that allows State Street to issue up to $500 million of unsecured debt securities and/or shares of its preferred stock. In June 1996, State Street issued $150 million of 7.35% notes due 2026, redeemable at the option of the holder in 2006. At December 31, 1996, $350 million of the shelf registration was available for issuance.

The 5.95% notes are unsecured obligations of State Street.

The 9.50% mortgage note was fully collateralized by property at December 31, 1996. The aggregate maturities of this mortgage note are $1 million for the years 1997 through 2000 and $2 million for 2001.

The 7.75% debentures are convertible to common stock at a price of $5.75 per share, subject to adjustment for certain events. The debentures are redeemable, at State Street's option, at a price of approximately 101%, declining annually to par by 1998. During 1996 and 1995, debentures were converted into 5,217 and 25,734 shares of common stock, respectively. At December 31, 1996, 553,043 shares of common stock had been reserved for issuance upon conversion.


NOTE I - STOCKHOLDERS' EQUITY

The Board of Directors has authorized the repurchase of up to six million shares of State Street's common stock. Shares purchased under the authorization could be used for employee benefit plans or general corporate purposes. During 1996, 2,698,900 shares of State Street's common stock were purchased for both purposes at an average cost of $48 per share. During 1995, 416,200 shares of State Street's common stock were purchased for employee benefit plans at an average cost of $41 per share.

Under the 1994 Stock Option and Performance Unit Plan, options and stock appreciation rights ("SARs") covering 3,500,000 shares of common stock and 1,000,000 performance units may be issued. State Street has stock options and performance units outstanding from previous plans under which no further grants can be made.

State Street has long-term incentive plans from which stock options, stock awards, SARs and performance units can be awarded. The exercise price of non-qualified and incentive stock options may not be less than fair value of such shares at date of grant and expire no longer than ten years from date of grant. Performance units have been granted to officers at the policy-making level. Performance units are earned over a performance period based on achievement of goals. Payment for performance units is made in cash equal to the fair market value of State Street's common stock after the conclusion of each performance period. During 1996, 300,000 shares were granted under the stock award program, none of which were exercisable at December 31, 1996. Compensation expense related to performance units and stock awards were $10 million, $3 million and less than $1 million for 1996, 1995 and 1994, respectively.

Options outstanding and activity for the years ended December 31, consisted of the following:
--------------------------------------------------------------------------------
(Dollars in millions,
except per share amounts;            Option Price
shares in thousands)      Shares       Per Share     Total
--------------------------------------------------------------------------------
December 31, 1994......   2,802     $ 6.42-45.31     $  70
   Granted.............     378      32.50-44.00        13
   Exercised...........    (327)      6.42-36.38        (5)
   Canceled............     (67)     20.72-45.31        (2)
                          -----                      -----
December 31, 1995......   2,786      11.23-45.31        76
   Granted.............   1,038      52.81-67.75        62
   Exercised...........    (533)     11.23-29.05       (12)
   Canceled............     (53)     32.25-67.75        (2)
                          -----                      -----
December 31, 1996......   3,238     $12.03-67.75     $ 124
                          =====                      =====
--------------------------------------------------------------------------------

During 1994, 460,000 options were exercised at per share prices of $3.95 to $32.25. At December 31, 1996, 1,059,837 shares under options were exercisable of which 50,799 shares relate to an acquired plan. At December 31, 1996, 1,431,795 shares under options and SARs were available for future grants.

SFAS No. 123 "Accounting for Stock-Based Compensation," is effective for 1996. This statement addresses accounting and reporting standards for stock-based employee compensation plans. State Street has elected to continue to recognize compensation expense using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25. Proforma results, using the fair value method, are not presented, as results are not materially different than those reported.


NOTE J - SHAREHOLDERS' RIGHTS PLAN

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

The rights expire in September 1998, and may be redeemed at a price of $.005 per right at any time prior to expiration or the acquisition of 20% of State Street's common stock. Also, under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.


NOTE K - REGULATORY MATTERS

REGULATORY CAPITAL. State Street is subject to various regulatory capital requirements administered by the Federal banking agencies. All guidelines are consistent for State Street and State Street Bank, except for the leverage ratio which is 5% for State Street Bank. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on State Street's financial statements. Under capital adequacy guidelines, State Street must meet specific capital guidelines that involve quantitative measures of State Street's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. State Street's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require State Street and State Street Bank to maintain minimum risk-based and leverage ratios as set forth in the table below. The risk-based capital ratios are Tier 1 capital and Total capital to risk-based assets, and the leverage ratio is Tier 1 capital to quarterly average assets.

As of December 31, 1996, the most recent filing with the Federal Reserve Bank, State Street Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, State Street Bank must exceed the well capitalized guideline ratios, as set forth in the table, and meet certain other requirements. Management believes that State Street Bank exceeds all well capitalized requirements and there have been no conditions or events since the filing that management believes would change the status of well capitalized.

The regulatory capital amounts and ratios were the following at December 31:
-------------------------------------------------------------------------------------------------------------------------------
                                    Regulatory Guidelines(1)
                                    ------------------------            State Street                     State Street Bank
                                                    Well          -----------------------          ----------------------------
(Dollars in millions)                 Minimum    Capitalized         1996          1995                 1996         1995
-------------------------------------------------------------------------------------------------------------------------------
Risk-based ratios:
   Tier 1 capital..................      4%           6%              13.4%         14.0%              12.1%         13.1%
   Total capital...................      8%          10%              13.6          14.5               11.9          13.4
Leverage ratio.....................      3%           4%               5.9           5.6                5.3           5.2

Tier 1 capital.....................                               $  1,818      $  1,507           $  1,632      $  1,391
Total capital......................                                  1,847         1,563              1,611         1,422

Risk-based assets:
   On-balance sheet................                               $ 10,311      $  8,409           $ 10,234      $  8,296
   Off-balance sheet...............                                  3,249         2,339              3,249         2,339
                                                                  --------      --------           --------      --------
     Total risk-based assets.......                               $ 13,560      $ 10,748           $ 13,483      $ 10,635
                                                                  ========      ========           ========      ========
-------------------------------------------------------------------------------------------------------------------------------
(1) The regulatory framework for prompt corrective action is not applicable to State Street (bank holding companies).

CASH, DIVIDEND, LOAN AND OTHER RESTRICTIONS. During 1996, subsidiary banks of State Street were required by the Federal Reserve Bank to maintain average reserve balances of $293 million.

State Street's principal source of funds for the payment of cash dividends to stockholders is from dividends paid by State Street Bank. Federal and state banking regulations place certain restrictions on dividends paid by subsidiary banks to State Street. At December 31, 1996, State Street Bank had $486 million of retained earnings available for distribution to State Street in the form of dividends.

The Federal Reserve Act requires that extensions of credit by State Street Bank to certain affiliates, including State Street, be secured by specific collateral, that the extension of credit to any one affiliate be limited to 10% of capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

At December 31, 1996, consolidated retained earnings included $18 million representing undistributed earnings of 50%-owned affiliates.

State Street has a committed line of credit of $50 million to support its commercial paper program.


NOTE L - NET INTEREST REVENUE

Net interest revenue consisted of the following for the years ended December 31:
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                                1996      1995     1994
-----------------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE
Deposits with banks..........................................................................       $  337    $  287    $ 209
Investment securities:
  U.S. Treasury and Federal agencies.........................................................          260       244      184
  State and political subdivisions (exempt from Federal tax).................................           68        53       42
  Other investments..........................................................................          127       133      138
Loans........................................................................................          278       242      183
Securities purchased under resale agreements, securities borrowed and Federal funds sold.....          356       357      156
Trading account assets.......................................................................           17        20       24
                                                                                                    ------    ------    -----
     Total interest revenue..................................................................        1,443     1,336      936
                                                                                                    ------    ------    -----
INTEREST EXPENSE
Deposits.....................................................................................          425       416      281
Other borrowings.............................................................................          452       483      255
Long-term debt...............................................................................           15         8        8
                                                                                                    ------    ------    -----
     Total interest expense..................................................................          892       907      544
                                                                                                    ------    ------    -----
     Net interest revenue....................................................................       $  551    $  429    $ 392
                                                                                                    ======    ======    =====
-----------------------------------------------------------------------------------------------------------------------------


NOTE M - OPERATING EXPENSES-OTHER

The other category of operating expenses consisted of the following for the years ended December 31:
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                                1996      1995     1994
-----------------------------------------------------------------------------------------------------------------------------------
Professional services........................................................................       $   61    $   48    $  48
Advertising and sales promotion..............................................................           34        26       23
Postage, forms and supplies..................................................................           26        24       21
Telecommunications...........................................................................           23        22       22
Other........................................................................................           77        70       58
                                                                                                    ------    ------    -----
     Total operating expenses - other........................................................       $  221    $  190    $ 172
                                                                                                    ======    ======    =====
-----------------------------------------------------------------------------------------------------------------------------------


NOTE N - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations:
------------------------------------------------------------------------------------------------------------------------------
(Dollars and shares in millions,                       1996 Quarters                                1995 Quarters
except per share data)                   Fourth      Third     Second      First     Fourth       Third     Second       First
------------------------------------------------------------------------------------------------------------------------------
Fee revenue..........................    $ 348       $ 324      $ 323      $ 307      $ 297      $ 284      $  277      $ 262

Interest revenue.....................      386         369        342        346        346        341         330        319
Interest expense.....................      239         230        208        215        232        232         224        219
                                         -----       -----      -----      -----      -----      -----       -----      -----
   Net interest revenue..............      147         139        134        131        114        109         106        100
Provision for loan losses............        2           2          2          2          2          2           2          2
                                         -----       -----      -----      -----      -----      -----       -----      -----
   Total revenue.....................      493         461        455        436        409        391         381        360
Operating expenses...................      375         350        345        328        309        301         289        275
                                         -----       -----      -----      -----      -----      -----       -----      -----
    Income before income taxes.......      118         111        110        108        100         90          92         85
Income taxes.........................       40          37         39         38         35         25          29         31
                                         -----       -----      -----      -----      -----      -----       -----      -----
   Net Income........................    $  78       $  74      $  71      $  70      $  65      $  65       $  63      $  54
                                         =====       =====      =====      =====      =====      =====       =====      =====
Earnings Per Share:
   Primary...........................    $ .96       $ .91      $ .87      $ .85      $ .79      $ .78       $ .75      $ .66
   Fully diluted.....................      .95         .90        .87        .84        .78        .77         .75        .65
Average Shares Outstanding:
   Primary...........................       82          81         82         82         83         83          83         83
   Fully diluted.....................       82          82         82         83         84         84          84         83
------------------------------------------------------------------------------------------------------------------------------


NOTE O - EMPLOYEE BENEFIT PLANS

RETIREMENT PLANS. State Street and nearly all of its U.S. subsidiaries participate in a noncontributory, cash balance defined benefit plan covering employees based on age and service. The plan provides individual account accumulations that are increased annually based on salary, service and interest credits. State Street uses the projected unit credit method as its actuarial valuation method. It is State Street's funding policy to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Employees in non-U.S. offices participate in local plans, and the cost of these plans is not material.

The following table sets forth the primary plan's funded status, actuarial assumptions and amounts recognized in the Consolidated Financial Statements as of and for the years ended December 31:

-----------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                      1996            1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
   Vested........................................................................        $  119          $  113       $   92
   Nonvested.....................................................................            16              13            9
Additional benefits based on estimated future salary levels......................            25              23           17
                                                                                         ------          ------       ------
     Projected benefit obligation................................................           160             149          118
Plan assets at fair value (primarily listed stocks and fixed income securities)..           193             178          157
                                                                                         ------          ------       ------
     Excess of plan assets over projected benefit obligation.....................            33              29           39
Unrecognized net asset at transition (amortized over 17.2 years).................           (14)            (16)         (18)
Unrecognized net (gain) loss.....................................................            (3)              8            3
Unrecognized prior service costs.................................................            (3)             (3)          (4)
                                                                                         ------          ------       ------
     Total prepaid pension expense (included in other assets)....................        $   13          $   18       $   20
                                                                                         ======          ======       ======
Pension expense:
   Current service cost..........................................................        $   13          $   11       $   11
   Interest cost on projected benefit obligation.................................            12              10            8
   Actual return on plan assets..................................................           (26)            (34)          (3)
   Net amortization and deferral.................................................             6              16          (15)
                                                                                         ------          ------       ------
     Total pension expense.......................................................        $    5          $    3       $    1
                                                                                         ======          ======       ======
Actuarial assumptions:
   Discount rate used to determine benefit obligation............................         8.50%           8.00%        8.75%
   Rate of increase for future compensation......................................         6.00            5.00         5.00
Expected long-term rate of return on plan assets.................................        10.25           10.25        10.25

-----------------------------------------------------------------------------------------------------------------------------

The projected rate of increase for future compensation was changed from 5% to 6% in 1996, due to anticipated future salary increases.

State Street has non-qualified supplemental retirement plans that provide certain officers with defined pension benefits in excess of allowable tax deductions. At December 31, 1996, 1995 and 1994, the projected benefit obligation of these plans was $20 million, $15 million and $5 million and the related pension expense was $4 million, $2 million and less than $1 million, respectively.

Total pension expense for all plans was $13 million, $8 million and $5 million for 1996, 1995 and 1994, respectively.

Employees of State Street Bank and certain subsidiaries are eligible to contribute a portion of their pre-tax salary to a 401(k) Salary Savings Plan. State Street matches a portion of these contributions, and the related expense was $9 million, $9 million and $7 million for 1996, 1995 and 1994, respectively.

POSTRETIREMENT PLAN. State Street Bank and certain subsidiaries provide health care and life insurance benefits for retired employees. State Street funds medical and life insurance benefit costs at the same level that expenses are increased.

The discount rate used in determining the accumulated postretirement benefit obligation ("APBO") was 8.50%, 8.00% and 8.75% for 1996, 1995 and 1994,
respectively. The assumed health care cost trend rate used in measuring the APBO was no increase for the next two years, and 4.5% thereafter. If the health care trend rate assumptions were increased by 1%, the APBO would have increased by 6% as of December 31, 1996, and the aggregate expense for service and interest costs for 1996 would have increased by 8%.

The following table sets forth the financial status of the postretirement plan and amounts recognized in the Consolidated Financial Statements as of and for the years ended December 31:

----------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                            1996        1995       1994
----------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees..............................................................................        $  5       $  5        $ 7
   Fully eligible active employees.......................................................           5          5          5
   Other active employees................................................................          10         11         12
                                                                                                 ----       ----        ---
     Total accumulated postretirement benefit obligation.................................          20         21         24
Unrecognized transition obligation (amortized over 20 years).............................         (18)       (19)       (20)
Unrecognized net gain....................................................................          12          9          4
                                                                                                 ----       ----        ---
     Accrued postretirement benefit costs (included in liabilities)......................        $ 14       $ 11        $ 8
                                                                                                 ====       ====        ===
Postretirement benefits expense:
   Current service cost..................................................................        $  1       $  2        $ 2
   Interest cost on APBO.................................................................           2          2          2
   Net amortization and deferral.........................................................           1          1          1
                                                                                                 ----       ----        ---
       Total postretirement benefits expense.............................................        $  4       $  5        $ 5
                                                                                                 ====       ====        ===
-----------------------------------------------------------------------------------------------------------------------------

NOTE P - INCOME TAXES

The provision for income taxes included in the Consolidated Statement of Income consisted of the following:
-------------------------------------------------------------
(Dollars in millions)               1996       1995    1994
-------------------------------------------------------------
Current:
   Federal.....................    $  43      $  32   $   27
   State.......................       20         20       22
   Non-U.S.....................       15         21       25
                                   -----      -----   ------
     Total current.............       78         73       74
Deferred:
   Federal.....................       60         33       34
   State.......................       16         13       12
                                   -----      -----   ------
     Total deferred............       76         46       46
                                   -----      -----   ------
     Total income taxes........    $ 154      $ 119   $  120
                                   =====      =====   ======
-------------------------------------------------------------

Current and deferred taxes for 1995 and 1994 have been reclassified to reflect the tax returns as actually filed. Income tax benefits of $7 million, $2 million and $5 million in 1996, 1995 and 1994, respectively, related to certain employee stock option exercises, were recorded directly to stockholders' equity and are not included in the table above. Income tax expense related to net securities gains was $2 million, $5 million and $1 million for 1996, 1995 and 1994, respectively.

Pre-tax income attributable to operations located outside the United States was $91 million, $67 million and $76 million in 1996, 1995 and 1994, respectively.

Significant components of the deferred tax liabilities and assets at December 31 were as follows:
-----------------------------------------------------------
(Dollars in millions)                         1996     1995
-----------------------------------------------------------
Deferred tax liabilities:
   Lease financing transactions.........      $ 423   $ 326
   Other................................         17      21

      Total deferred tax liabilities....        440     347
                                              -----   -----
Deferred tax assets:
   Operating expenses...................         45      37
   Allowance for loan losses............         31      27
   Tax carryforwards....................         18      22
   Depreciation, net....................         20       9
   Other................................         12       9
                                              -----   -----
   Valuation allowance..................        (11)    (10)
                                              -----   -----
      Total deferred tax assets..........       115      94
                                              -----   -----
      Net deferred tax liabilities.......     $ 325   $ 253
                                              =====   =====
-----------------------------------------------------------

At December 31, 1996, State Street had non-U.S. tax losses carryforwards of $27 million and U.S. tax credit carryforwards of $9 million. If not used, $12 million of the losses will expire in the years 2001 and 2002. The tax credits and the remaining tax losses carry forward indefinitely.

A reconciliation of the differences between the U.S. statutory income tax rate and the effective tax rates based on income before taxes is as follows:
--------------------------------------------------------------
                                       1996   1995    1994
--------------------------------------------------------------
U.S. Federal income tax rate........  35.0%   35.0%    35.0%
Changes from statutory rate:
  State taxes, net of Federal benefit  4.9     3.2      6.7
  Tax-exempt interest revenue,
      net of disallowed interest....  (4.5)   (4.3)    (4.1)
  Tax credits.......................  (1.4)   (1.7)    (2.3)
  Other, net........................    .5      .4     ( .1)
                                      ----    ----     ----
     Effective tax rate.............  34.5%   32.6%    35.2%
                                      ====    ====     ====
--------------------------------------------------------------

For years beginning on or after January 1, 1995, the Commonwealth of Massachusetts reduced the tax rate applicable to financial institutions and permitted apportionment of income. The change in tax law resulted in a revaluation of the deferred tax assets and liabilities which existed at the beginning of 1995. This revaluation and the reduction of current year state tax expense reduced the 1995 provision for state taxes. In addition, during 1995 a settlement of prior years' state taxes resulted in a net $3.6 million reduction of taxes. The settlement resolved a claim over the taxability of interest revenue on certain Massachusetts bonds.


NOTE Q - CONTINGENT LIABILITIES

State Street provides banking, trust, investment management, global custody, accounting, administration and securities processing services to both domestic and global customers. Assets under custody and assets under management, held by State Street in a fiduciary or custodial capacity, are not included in the Consolidated Statement of Condition because such items are not assets of State Street. Management conducts regular reviews of its responsibilities for these services and considers the results in preparing its financial statements. In the opinion of management, there are no contingent liabilities at December 31, 1996, that would have a material adverse effect on State Street's financial position or results of operations.

State Street is subject to pending and threatened legal actions that arise in the normal course of business. In the opinion of management, after discussion with counsel, these can be successfully defended or resolved without a material adverse effect on State Street's financial position or results of operations.


NOTE R - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

State Street uses various off-balance sheet financial instruments, including derivatives, to satisfy the financing and risk management needs of customers, to manage interest rate and currency risk and to conduct trading activities. In general terms, derivative instruments are contracts or agreements whose value can be derived from interest rates, currency exchange rates and/or other financial indices. Derivative instruments include forwards, futures, swaps, options and other instruments with similar characteristics. The use of these instruments generates fee, interest or trading revenue. Associated with these instruments are market and credit risks that could expose State Street to potential losses.

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

State Street uses derivative financial instruments in trading and balance sheet management activities. The objectives of trading activities are to act as an intermediary in arranging transactions for customers and to assume positions in interest rate or foreign currency markets based upon expectations of future market movements. The objective of balance sheet management activities is to use derivatives in minimizing the risk inherent in State Street's asset and liability structure from interest rate and currency exchange movements.

Interest rate contracts involve an agreement with a counterparty to exchange cash flows based on the movement of an underlying interest rate index. An interest rate swap agreement involves the exchange of a series of interest payments, either at a fixed or variable rate, based upon the notional amount without the exchange of the underlying principal amount. An interest rate option contract provides the purchaser, for a premium, the right but not the obligation to buy or sell the underlying financial instrument at a set price at or during a specified period. An interest rate futures contract is a commitment to buy or sell at a future date a financial instrument at a contracted price and may be settled in cash or through the delivery of the contracted instrument.

Foreign exchange contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed upon rate and settlement date. Foreign exchange contracts consist of swap agreements and forward and spot contracts.

The following table summarizes the contractual or notional amounts of derivative financial instruments held or issued by State Street for trading and balance sheet management at December 31:
----------------------------------------------------------------
(Dollars in millions)                        1996         1995
----------------------------------------------------------------
Trading:
Interest rate contracts:
   Swap agreements......................    $   880     $   420
   Options and caps purchased...........         25          25
   Options and caps written.............        116          36
   Futures - short position.............      1,252       1,042
   Futures - long position..............                      8
   Options on futures purchased.........        430       1,000
   Options on futures written...........         28         800
Foreign exchange contracts:
   Forward, swap and spot...............     62,109      54,965
   Options purchased....................        206          20
   Options written......................         60          43
   Options on futures purchased.........        330

Balance Sheet Management:
Interest rate contracts:
   Swap agreements......................        296         217
   Options and caps purchased...........         50          50
Foreign exchange contracts..............         65
----------------------------------------------------------------

State Street's risk exposure from interest rate and foreign exchange contracts results from the possibility that one party may default on its contractual obligation or from movements in exchange or interest rates. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional value. The notional value provides the basis for determining the exchange of contractual cash flows. The exposure to credit loss can be estimated by calculating the cost on a present value basis to replace at current market rates all profitable contracts at year-end. The estimated aggregate replacement cost of derivative financial instruments in a net positive position was less than $1 billion at December 31, 1996 and 1995.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING. The following table represents the fair value and average fair value of financial instruments held or issued for trading purposes as of and for the years ended December 31, 1996 and 1995.

The following amounts have been reduced by offsetting balances with the same counterparty where a master netting agreement exists:
------------------------------------------------------------------
                                                          Average
 (Dollars in millions)                 Fair Value       Fair Value
------------------------------------------------------------------

1996
Foreign exchange contracts:
   Contracts in a receivable position.    $ 620            $ 615
   Contracts in a payable position....      634              617
 Other financial instrument contracts:
   Contracts in a receivable position.        6                6
     Contracts in a payable position..        4                4

1995
Foreign exchange contracts:
   Contracts in a receivable position.    $ 539            $ 751
   Contracts in a payable position....      466              704
 Other financial instrument contracts:
   Contracts in a receivable position.        4                2
   Contracts in a payable position....        3                3
-------------------------------------------------------------------------------

State Street is an active participant in the global foreign exchange market in support of a large institutional customer base engaged in international investing. Trading is conducted through eight treasury centers located in major financial centers throughout the world. State Street operates in the spot and forward markets in over 40 currencies and is active in the foreign exchange interbank market. Trading occurs with approximately 225 counterparty banks globally to facilitate customer transactions.

State Street Bank uses interest rate futures and, to a lesser extent, options on interest rate futures to minimize the impact of the market valuation changes on a portion of the bank's trading securities portfolio and to take positions on interest rate movements.

Foreign exchange contracts and other contracts used in trading activities are carried at fair value. The fair value of the instruments is recorded in the balance sheet as part of other assets or other liabilities. Net foreign exchange trading gains related to foreign exchange contracts totaled $126 million and $141 million for 1996 and 1995, respectively. Gains/losses for other financial instrument contracts were $1 million gain in 1996 and $1 million loss in 1995. Trading gains and losses are recorded in fee revenue. Future cash requirements, if any, related to foreign currency contracts are represented by the gross amount of currencies to be exchanged under each contract unless State Street and the counterparty have agreed to pay or receive the net contractual settlement amount on the settlement date. Future cash requirements on other financial instruments are limited to the net amounts payable under the agreements.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR BALANCE SHEET MANAGEMENT. State Street enters into various interest rate and foreign exchange contracts in managing its balance sheet risk. State Street uses interest rate swaps options and caps to manage interest rate risk, and foreign exchange contracts to minimize currency translation risk. Interest rate derivative contracts are used to convert short-term floating rate liabilities into long-term fixed rate liabilities corresponding to long-term balance sheet assets. Income or expense on financial instruments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest-earning asset or interest-bearing liability over the period covered by the contracts.

Foreign exchange contracts are used to minimize the exposure to currency loss from balance sheet investments denominated in foreign currencies. The foreign exchange contracts and the currency translation of the investment are marked to market, and the unrealized gain or loss is recorded in other fee revenue.

CREDIT-RELATED FINANCIAL INSTRUMENTS. Credit-related financial instruments include indemnified securities on loan, commitments to extend credit, standby letters of credit and letters of credit. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments.

The following is a summary of the contractual amount of State Street's credit-related, off-balance sheet financial instruments at December 31:
------------------------------------------------------------
(Dollars in millions)                      1996        1995
------------------------------------------------------------
Indemnified securities on loan.....    $ 41,518     $ 28,949
Loan commitments...................       4,974        3,626
Standby letters of credit..........       1,777        1,286
Letters of credit..................         160          179
------------------------------------------------------------

On behalf of its customers, State Street lends their securities to creditworthy brokers and other institutions. In certain circumstances, State Street may indemnify its customers for the fair market value of those securities against a failure of the borrower to return such securities. State Street requires the borrowers to provide collateral in an amount equal to or in excess of 102% of the fair market value of the securities borrowed. The borrowed securities are revalued daily to determine if additional collateral is necessary. State Street held as collateral, cash and U.S. Government securities totaling $42.8 billion and $30.2 billion for indemnified securities on loan at December 31, 1996 and 1995, respectively.

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


NOTE S - FAIR VALUE OF FINANCIAL INSTRUMENTS

State Street uses the following methods to estimate the fair value of financial instruments.

For financial instruments that have quoted market prices, those quotes are used to determine fair value. Financial instruments that have no defined maturity, have a remaining maturity of 180 days or less, or reprice frequently to a market rate, are assumed to have a fair value that approximates reported book value, after taking into consideration any applicable credit risk. If no market quotes are available, financial instruments are valued by discounting the expected cash flow(s) using an estimated current market interest rate for the financial instrument. For off-balance sheet derivative instruments, fair value is estimated as the amounts that State Street would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

The short maturity of State Street's assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates reported balance sheet value. Such financial instruments are reported in the following balance sheet captions: Cash and due from banks; Interest-bearing deposits with banks; Securities purchased under resale agreements and securities borrowed; Federal funds sold; Deposits; Securities sold under repurchase agreements; Federal funds purchased; and Other short-term borrowings. Fair value of trading accounts equals the balance sheet value. In 1996, the fair value of interest rate contracts used for balance sheet management would be a payable of $6 million; in 1995, the fair value of such interest rate contracts would be a payable of $4 million. There is no cost for loan commitments.

The reported value and fair value for other balance sheet captions at December 31 are as follows:
-----------------------------------------------------------

                                         Reported     Fair
 (Dollars in millions)                     Value      Value
-----------------------------------------------------------
1996
Investment securities:
   Available for sale.................    $ 8,528   $ 8,528
   Held to maturity...................        859       859
Net loans (excluding leases)..........      3,994     3,994
Notes payable.........................         86        88
Long-term debt........................        476       463

1995
Investment securities:
   Available for sale.................    $ 5,535   $ 5,535
   Held to maturity...................        824       829
Net loans (excluding leases)..........      3,415     3,415
Notes payable.........................        175       175
Long-term debt........................        127       132
-------------------------------------------------------------------------------


NOTE T - NON-U.S. ACTIVITIES

Non-U.S. activities, as defined by the Securities and Exchange Commission, are considered to be those revenue-producing assets and transactions that arise from customers domiciled outside the United States.

Due to the nature of State Street's business, it is not possible to segregate precisely domestic and non-U.S. activities. The determination of earnings attributable to non-U.S. activities requires internal allocations for resources common to non-U.S. and domestic activities. Subjective judgments have been used to arrive at these operating results for non-U.S. activities. Interest expense allocations are based on the average cost of short-term domestic borrowed funds. Allocations for operating expenses and certain administrative costs are based on services provided and received.

The following table summarizes non-U.S. operating results and assets, based on the domicile location of customers, for the years ended and as of December 31:

---------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                         1996           1995          1994
---------------------------------------------------------------------------------------------------------------------------------
Operating results:

Fee revenue............................................................................    $    252        $    226     $    181
Interest revenue.......................................................................         489             451          309
Interest expense.......................................................................         359             343          223
                                                                                           --------        --------     --------

     Net interest revenue..............................................................         130             108           86
Provision for loan losses..............................................................           1               4            2
                                                                                           --------        --------     --------

     Total revenue.....................................................................         381             330          265
Operating expenses.....................................................................         273             241          187
                                                                                           --------        --------     --------
     Net income before taxes...........................................................         108              89           78
Income taxes...........................................................................          40              32           32
                                                                                           --------        --------     --------
     Net Income........................................................................    $     68        $     57     $     46
                                                                                           ========        ========     ========
Assets:
Interest-bearing deposits with banks...................................................    $  7,565        $  5,975     $  4,847
Loans and other assets.................................................................       1,486           1,447          785
                                                                                           --------        --------     --------
     Total Assets......................................................................    $  9,051        $  7,422      $ 5,632
                                                                                           ========        ========     ========


NOTE U - FINANCIAL STATEMENTS OF STATE STREET BOSTON CORPORATION (PARENT ONLY)

STATEMENT OF INCOME
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions) Year ended December 31,                                                  1996         1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Dividends from bank subsidiary.........................................................      $   88      $    96           $  37
Dividends and interest revenue.........................................................          10           12               7
Securities gains, net..................................................................           3            5
                                                                                              -----       ------           -----
     Total revenue.....................................................................         101          113              44
Interest on commercial paper...........................................................           3            8               3
Interest on long-term debt.............................................................          13            6               6
Other expenses.........................................................................           3            4               1
                                                                                              -----       ------           -----
     Total expenses....................................................................          19           18              10
Income tax benefit.....................................................................          (1)                          (1)
                                                                                              -----       ------           -----

     Income before equity in undistributed income of subsidiaries......................          83           95              35
Equity in undistributed income of subsidiaries and affiliate:
   Consolidated bank...................................................................         192          132             161
   Consolidated nonbank................................................................          12           15              20
   Unconsolidated affiliate............................................................           6            5               4
                                                                                              -----       ------           -----
                                                                                                210          152             185
                                                                                              -----       ------           -----
     Net Income........................................................................       $ 293        $ 247           $ 220
                                                                                              =====        =====           =====
-----------------------------------------------------------------------------------------------------------------------------------

STATEMENT OF CONDITION
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)  December 31,                                                                     1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks........................................................................        $     2       $      1
Interest-bearing deposits with bank subsidiary.................................................            316            165
Available-for-sale securities..................................................................             10             28
Investment in consolidated subsidiaries:
   Bank........................................................................................          1,778          1,455
   Nonbank.....................................................................................             76            102
Investment in unconsolidated affiliate.........................................................             26             21
Notes receivable from nonbank subsidiaries.....................................................             57             15
Other assets...................................................................................             11              2
                                                                                                       -------       --------
     Total Assets..............................................................................        $ 2,276        $ 1,789
                                                                                                       =======        =======

LIABILITIES
Commercial paper...............................................................................        $     8        $    74
Accrued taxes and other expenses...............................................................             18             10
Other liabilities..............................................................................             16             15
Long-term debt.................................................................................            459            103
                                                                                                       -------       --------
     Total Liabilities.........................................................................            501            202
Stockholders' Equity...........................................................................          1,775          1,587
                                                                                                       -------       --------
     Total Liabilities and Stockholders' Equity................................................        $ 2,276        $ 1,789
                                                                                                       =======        =======
-----------------------------------------------------------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)   Year ended December 31,                                              1996            1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income .......................................................................          $ 293           $ 247           $ 220
Equity in undistributed income of subsidiaries and affiliate .....................           (210)           (152)           (185)
Securities gains, net ............................................................             (3)             (5)
Other, net .......................................................................              6              17             (22)
                                                                                            -----           -----           -----
       Net Cash Provided by Operating Activities .................................             86             107              13

INVESTING ACTIVITIES
Net (payments for) proceeds from:
     Investment in bank subsidiary ...............................................            (14)                             (4)
     Investment in nonbank subsidiaries ..........................................             (8)             (2)             (1)
     Securities purchased under resale agreement .................................                                             65
     Purchase of available-for-sale securities ...................................            (10)            (13)            (10)
     Maturity of available-for-sale securities ...................................             10               5              35
     Sales of available-for-sale securities ......................................             18              25
     Interest bearing deposits with banks ........................................           (150)             17            (183)
     Notes receivable from nonbank subsidiaries ..................................            (41)            (10)             (2)
                                                                                            -----           -----           -----
       Net Cash Provided (Used) by Investing Activities ..........................           (195)             22            (100)

  FINANCING ACTIVITIES
  Net proceeds from commercial paper .............................................            (66)            (61)            136
  Proceeds from issuance of long-term debt .......................................            356
  Payment of long-term debt ......................................................                                            (10)
  Proceeds from issuance of common and treasury stock ............................             12               5               6
  Payments for cash dividends ....................................................            (61)            (56)            (45)
  Payments for purchase of common stock ..........................................           (131)            (17)
                                                                                            -----           -----           -----
       Net Cash Provided (Used) by Financing Activities ..........................            110            (129)             87
                                                                                            -----           -----           -----
       Net Increase ..............................................................              1
                                                                                            -----           -----           -----
  Cash and due from banks at beginning of period .................................              1               1               1
                                                                                            -----           -----           -----
       Cash and Due from Banks at End of Period ..................................          $   2           $   1           $   1
                                                                                            =====           =====           =====
-----------------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS - State Street Boston Corporation

The Stockholders and Board of Directors
State Street Boston Corporation

We have audited the accompanying consolidated statements of condition of State Street Boston Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to herein present fairly, in all material respects, the consolidated financial position of State Street Boston Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 14, 1997

SUPPLEMENTAL FINANCIAL DATA - State Street Boston Corporation

-----------------------------------------------------------------------------------------------------------------------------------
CONDENSED AVERAGE STATEMENT OF CONDITION WITH NET INTEREST REVENUE ANALYSIS
(TAXABLE EQUIVALENT BASIS)                                                                          1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Average                           Average
(Dollars in millions)                                                                     Balance         Interest            Rate
-----------------------------------------------------------------------------------------------------------------------------------
  ASSETS
  Interest-bearing deposits with banks ............................................      $  7,041          $    336           4.78%
  Securities purchased under resale agreements and securities borrowed ............         6,010               326           5.43
  Federal funds sold ..............................................................           561                30           5.35
  Trading account assets ..........................................................           326                18           5.41
  Investment securities:
     U.S. Treasury and Federal agencies ...........................................         4,319               261           6.03
     State and political subdivisions .............................................         1,478                92           6.25
     Other investments ............................................................         2,111               127           6.01
                                                                                         --------          --------
        Total investment securities ...............................................         7,908               480           6.06
  Loans:
     Commercial and financial .....................................................         2,897               181           6.24
     Real estate ..................................................................           106                 9           8.76
     Consumer .....................................................................            41                 4           8.47
     Non-U.S ......................................................................           815                52           6.40
     Lease financing ..............................................................           654                44           6.73
                                                                                         --------          --------
        Total loans ...............................................................         4,513               290           6.42
                                                                                         --------          --------
        TOTAL INTEREST-EARNING ASSETS .............................................        26,359             1,480           5.61

  Cash and due from banks .........................................................         1,164
  Allowance for loan losses .......................................................           (70)
  Premises and equipment ..........................................................           458
  Customers' acceptance liability .................................................            42
  Other assets ....................................................................         1,530
                                                                                         --------
        TOTAL ASSETS ..............................................................      $ 29,483
                                                                                         ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing deposits:
     Savings ......................................................................      $  2,097                86           4.10
     Time .........................................................................           150                 8           5.26
     Non-U.S ......................................................................        10,372               331           3.19
                                                                                         --------          --------
        Total interest-bearing deposits ...........................................        12,619               425           3.37
  Securities sold under repurchase agreements .....................................         7,819               394           5.05
  Federal funds purchased .........................................................           357                19           5.18
  Other short-term borrowings .....................................................           707                36           5.04
  Notes payable ...................................................................           124                 3           2.47
  Long-term debt ..................................................................           213                15           6.95
                                                                                         --------          --------
        TOTAL INTEREST-BEARING LIABILITIES ........................................        21,839               892           4.08
                                                                                                           --------
  Noninterest-bearing deposits ....................................................         4,638
  Acceptances outstanding .........................................................            42
  Other liabilities ...............................................................         1,346
  Stockholders' equity ............................................................         1,618
                                                                                         --------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................................      $ 29,483
                                                                                         ========
        Net interest revenue ......................................................                        $   588
                                                                                                           =======
        Excess of rate earned over rate paid ......................................                                           1.53%
                                                                                                                              =====
        NET INTEREST MARGIN(1) ....................................................                                           2.23%
                                                                                                                              =====
-----------------------------------------------------------------------------------------------------------------------------------
(1) Net interest margin is taxable equivalent net interest revenue divided by average interest-earning assets.

              1995                             1994                            1993                           1992
------------------------------------------------------------------------------------------------------------------------------
   Average            Average       Average            Average      Average           Average       Average           Average
   Balance  Interest   Rate         Balance   Interest  Rate        Balance  Interest   Rate        Balance  Interest  Rate
------------------------------------------------------------------------------------------------------------------------------

 $  5,466   $  287     5.25%       $  5,183    $ 209     4.04%     $  5,022    $ 202    4.01%     $  5,102   $ 258      5.05%
    5,569      329     5.91           3,102      132     4.26         3,255      102    3.14         2,603      98      3.75
      475       28     5.97             537       24     4.45           534       16    3.03           458      18      3.93
      412       21     5.13             532       26     4.90           416       17    4.02           238      11      4.44

    4,139      243     5.89           3,455      184     5.33         2,181      124    5.72         1,771     121      6.82
    1,183       71     5.96           1,120       57     5.09           732       40    5.43           444      32      7.18
    2,212      134     6.05           2,597      139     5.35         2,169      118    5.43         1,818     115      6.36
 --------   ------                 --------    -----               --------    -----              --------   -----
    7,534      448     5.95           7,172      380     5.30         5,082      282    5.55         4,033     268      6.65

    2,474      167     6.72           2,304      120     5.18         1,865       89    4.81         1,556      87      5.64
       99        8     8.39              96        7     7.57            97        7    6.97           114       8      7.11
       45        4     8.96              43        3     7.72            53        4    6.81            66       5      7.65
      536       42     7.80             586       38     6.41           282       16    5.82           117       7      6.08
      510       37     7.31             372       22     5.98           279       16    5.61           217      11      4.84
 --------   ------                 --------     ----               --------    -----              --------   -----
    3,664      258     7.04           3,401      190     5.58         2,576      132    5.14         2,070     118      5.72
 --------   ------                 --------     ----               --------    -----              --------   -----
   23,120    1,371     5.93          19,927      961     4.82        16,885      751    4.45        14,504     771      5.31

    1,026                             1,286                             979                            876
      (62)                              (58)                           (58)                            (67)
      481                               462                             435                            361
       63                                30                              33                             52
    1,554                             1,148                             653                            529
 --------                          --------                        --------                       --------
 $ 26,182                          $ 22,795                        $ 18,927                       $ 16,255
 ========                          ========                        ========                       ========

$   1,913       85     4.45        $  1,992       57     2.85      $  2,253       55    2.45      $  2,323      76      3.28
      131        7     5.47             172        8     4.52           234       12    5.24           294      13      4.42
    8,470      324     3.82           7,392      216     2.93         4,954      147    2.95         3,955     175      4.42
 --------   ------                 --------     ----               --------    -----              --------   -----
   10,514      416     3.96           9,556      281     2.93         7,441      214    2.87         6,572     264      4.02
    7,080      399     5.65           4,958      201     4.07         4,181      121    2.90         3,346     116      3.43
      504       30     5.89             411       16     3.90           741       21    2.84           919      31      3.35
      761       41     5.32             563       25     4.40           216        8    3.78           194       8      4.27
      214       12     5.73             258       12     4.64           511       20    3.90           389      18      4.74
      127        9     6.71             128        9     6.73           122       10    8.19           146      13      9.10
 --------   ------                 --------     ----               --------    -----              --------   -----
   19,200      907     4.72          15,874      544     3.43        13,212      394    2.98        11,566     450      3.89
            ------                              ----                           -----                         -----
    4,113                             4,701                           4,059                          3,305
       64                                30                              34                             52
    1,322                               906                             497                            362
    1,483                             1,284                           1,125                            970
 --------                          --------                        --------                       --------
$  26,182                          $ 22,795                        $ 18,927                       $ 16,255
=========                          ========                        ========                       ========
            $  464                             $ 417                           $ 357                         $ 321
            ======                             =====                           =====                         =====
                       1.21%                             1.39%                            1.47%                         1.42%
                       ====                              ====                             ====                          ====

                       2.01%                             2.09%                            2.12%                         2.21%
                       ====                              ====                             ====                          ====

-------------------------------------------------------------------------------------------------------------------------------