Form 10-K, Exhibit 13
period 1997-12-31
STATE STREET CORP
filed 1998-03-26
CIK 93751

                                                                                                                        Exhibit 13.1

                                                                                    State Street Corporation Selected Financial Data

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Compound
                                                                                                                           Growth
(Dollars in millions, except per share data;                                                                                Rate
  taxable equivalent)                            1997        1996        1995          1994         1993         1992      92-97
------------------------------------------------------------------------------------------------------------------------------------

OPERATING RESULTS
Fee revenue ................................  $  1,673     $  1,302     $  1,119     $  1,017     $    866     $    743     18%

Interest revenue ...........................     1,799        1,480        1,371          961          751          771     18
Interest expense ...........................     1,114          892          907          544          394          450     20
                                              --------     --------     --------     --------     --------     --------
   Net interest revenue ....................       685          588          464          417          357          321     16
Provision for loan losses ..................        16            8            8           11           11           12
   Total revenue ...........................     2,342        1,882        1,575        1,423        1,212        1,052     17
Operating expenses .........................     1,734        1,398        1,174        1,058          899          766     18
                                              --------     --------     --------     --------     --------     --------
   Income before income taxes ..............       608          484          401          365          313          286     16
Income taxes ...............................       184          154          119          120          102          101
Taxable equivalent adjustment ..............        44           37           35           25           22           15
                                              --------     --------     --------     --------     --------     --------
   Net Income ..............................  $    380     $    293     $    247     $    220     $    189     $    170     17
                                              ========     ========     ========     ========     ========     ========

PER SHARE
Earnings:
   Basic ...................................  $   2.37     $   1.81     $   1.50     $   1.34     $   1.16     $   1.05     18
   Diluted .................................      2.32         1.78         1.47         1.32         1.14         1.02     18
Cash dividends declared ....................       .44          .38          .34          .30          .26          .22     15
Book value at year end .....................     12.40        10.93         9.63         8.11         7.34         6.42     14
Closing price at year end ..................     58.19        32.31        22.50        14.31        18.75        21.88      6

Diluted shares outstanding (in thousands) ..   163,789      164,375      167,687      166,908      166,297      166,812

ANNUAL AVERAGES
Interest-earning assets ....................  $ 31,425     $ 26,359     $ 23,120     $ 19,927     $ 16,885     $ 14,504     17
Total assets ...............................    35,426       29,483       26,182       22,795       18,927       16,255     17
Noninterest-bearing deposits ...............     5,288        4,638        4,113        4,701        4,059        3,305     10
Non-U.S. deposits ..........................    12,645       10,372        8,470        7,392        4,954        3,955     26
Long-term debt .............................       717          213          127          128          122          146     37
Stockholders' equity .......................     1,847        1,618        1,483        1,284        1,125          970     14

RATIOS
Return on equity ...........................      20.6%        18.1%        16.7%        17.2%        16.8%        17.5%
Internal capital generation rate ...........      16.9         14.3         12.9         13.3         13.1         13.8

Employees at year end ......................    14,199       12,792       11,324       11,528       10,445        9,698      8

------------------------------------------------------------------------------------------------------------------------------------

o In 1995, State Street acquired Investors Fiduciary Trust Company in a transaction accounted for as a pooling of interests. All prior period information has been restated to reflect this acquisition.

o Per share amounts for 1992 to 1996 have been restated to reflect a two-for-one stock split distributed in 1997 and to conform to
  Statement of Financial Accounting Standard No. 128, "Earnings Per Share."