Form 10-K, Exhibit 13
period 1997-12-31
STATE STREET CORP
filed 1998-03-26
CIK 93751

                                                                    Exhibit 13.2

Long-Term Global Trends are Creating Demand for our Services

Financial markets worldwide are large and growing. There is approximately $20 trillion worth of stock trading around the world, and over $21 trillion of bonds, according to Salomon Brothers' most recent estimates. Analysis of the major markets State Street serves indicates they will continue to grow strongly over the next five years. While there is considerable overlap between industries, the estimated size and future growth rates of these markets suggest an outstanding opportunity for those who serve them.

The long-term, global trends discussed here convince us that these markets will grow strongly for years. And State Street is better able than anyone to meet these institutional investors' needs for technologically advanced, reliable products and services.

State Street's Global Markets

                                        1996 Estimated        Estimated Annual
                                        Global Assets           Growth Rate
                                        US$ Trillions            1996-2001


Mutual Funds                               $  6.4                 15%

Pension Funds                                 8.2                 10%

Asset Management Industry                    14.6                 10%

Insurance Industry                            8.9                  9%

Sources: InterSec Research Corporation; Investment Company Institute; State Street internal estimates

[graphic omitted]
State Street is focused on serving institutional investors worldwide. Our customers include mutual fund and insurance companies, corporate and government pension funds, and investment managers, who serve large and growing markets. Fundamental demographic, social, political, and economic changes -- long-term, global trends -- ensure their markets will continue to grow well into the future. And State Street, committed to serving institutional investors' needs, plans to grow with its customers.

Aging Populations Worldwide

In 1950, life expectancy at birth, worldwide, was 46 years. Many people couldn't expect to live long enough to retire. In less than 50 years, life expectancy worldwide has risen 44%, to 66 years today; and 75 years in more developed regions. Longer life spans are leading to longer retirements -- and longer retirements require bigger pensions, more retiree services, and more personal savings. Institutional investors, like mutual fund companies and corporate and government pension plans, serve these needs, and State Street serves those investors.

Increasing longevity is also causing a redistribution of the world's population. Between 1997 and 2025, the over-60 population will increase by more than 100%. The under-60 population will increase by less than 30%.

                             World Population by Age

                                                Year
                              ------------------------------------
             Age              1997              2005          2025
             ---              ----              ----          ----
                                       (Millions of People)
                                          (000 omitted)

            60 Plus            567               665         1,178
            40-59            1,091             1,345         1,854
            20-39            1,842             2,018         2,335
             0-19            2,346             2,433         2,537

Source: U.S. Census Bureau International Programs Center

Pressures on Pension Systems

More older people collecting retirement benefits from traditional, pay-as-you-go pension systems, and proportionately fewer younger people paying into those systems, presents tremendous challenges for public pension funds. As the ratio of workers to retirees declines, many national governments are moving away from pay-as-you-go plans, and funded pension plans are gaining popularity. In 1997 alone, Australia, Hungary, Italy, Mexico and Spain introduced major reforms to their traditional systems to encourage personal savings and private pension plans. In France, Germany, Hong Kong, Poland, the United States, and other countries, governments are considering major changes.

Growing pools of assets funding these pension systems means more demand for institutional investors' services -- which means more demand for the services State Street offers.

                              Workers Per Retiree

                                                   Year
                                 ------------------------------------
            Country              1950              1990          2030
            -------              ----              ----          ----
            China                 --               11.49         4.30
            Germany              7.18               4.61         2.00
            Japan               11.41               5.85         2.20
            United Kingdom       6.24               4.17         2.60
            United States        7.97               5.35         2.00
            Brazil              22.75              13.90         5.50

            Sources: OECD; World Bank


                        Increased Cross-Border Investing

            Non-home country investments by pension funds worldwide

            Year                                       US$ billions
            ----                                       ------------
            1990                                            345
            1995                                            892
            2001                                          2,309

            Source: InterSec Research Corporation

Aging populations and the resulting pressures on pension systems have created growing demand to improve returns and decrease risk for savings and investments. Greater diversification can help achieve both these goals. The demand for diversified investments, coupled with technological advances, has led to explosive growth in cross-border investing. Where once many countries required that pension and other assets be invested in the home country, and many investors preferred to keep their funds at home, investing across national borders is common today. Between 1990 and 2001, InterSec Research Corporation expects non-home country investment by pension funds worldwide to more than quintuple, rising from $345 billion to more than $2 trillion.

At State Street, we're seeing the results of this change as our customers look to us for more services, including foreign exchange and currency management services, global investment management strategies, and information services.

Complex, Global Investment Strategies

The growth in cross-border investing is part of a larger trend toward increasingly complex, global investment strategies. Investors around the world can choose from an increasingly wide range of securities and strategies for their investments that includes blue chip and penny stocks; private placements and IPOs; savings bonds and junk bonds; CDs and money market funds; global bond funds, specialty stock funds, emerging markets index funds, active, single-country balanced funds; puts and calls; LEAPS, ABS, REITs, SPDRs, OEICs, and of course much more.

Our customers look to State Street for the value-added products and services -- from information to settlement -- that enable them to execute their strategies.

Mutual Funds o Interest Rate Swaps o U.S. Equities o Tactical Asset Allocation o Japanese Warrants o Emerging Markets Equities o S&P 500 Index Funds o High Yield Bonds o Gold Futures o Mortgage-Backed Securities o Commercial Paper o Thai Bhat
o Municipal Bonds o Growth o Value o Income o Emerging Markets Index Funds o Asset-Backed Securities o Money Market Funds o Malaysian Utility Debt o Private Placements o Active o Enhanced o Passive o Small Cap Stocks o Global Bonds o Eastern European Stock Funds o Convertibles o Stockpicking o Quantitative o Illinois Hogs o Socially-Conscious Stock Funds o Technology Stocks o Brady Bonds
o Blue Chip Stocks o Reverse Repos o Annuities o Canadian Dollar Options o Collateralized Mortgage Obligations o REITs o GICs o Derivatives o SPDRs o Sovereigns

Financial Review State Street Corporation

This section provides management's discussion and analysis of State Street's consolidated results of operation for the three years ended December 31, 1997, and its financial condition at year-end 1997. It should be read in conjunction with the Consolidated Financial Statements and Supplemental Financial Data.

State Street is the world's leading specialist in serving institutional investors. Among the services State Street provides customers worldwide are:

    o  Custody, accounting, daily        o  Information and trading
       pricing and administration
                                         o  Credit services
    o  Foreign exchange, cash
       management and securities
       lending

    o  Investment management


                              RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

SUMMARY
--------------------------------------------------------------------------------

In 1997, State Street exceeded both its financial goals and historical trends by substantial margins. Earnings per diluted share of $2.32 were up 30% from 1996. Revenue increased 24% from the previous year. Return on stockholders' equity was 20.6%.

State Street's primary financial goal is to achieve sustainable real (inflation-adjusted) growth in earnings per share. Over the last 15 years, earnings per diluted share increased 17% per year, compounded annually. State Street's two supporting financial goals are for revenue growth and return on stockholders' equity. The revenue goal, to repeat the strong revenue growth of the 1980s in the 1990s, requires 12.5% real (inflation-adjusted) growth or approximately 15% nominal growth annually. Nominal revenue has increased 17% per year, compounded annually, in the decade to date. Return on stockholders' equity was 20.6% for 1997, above State Street's goal of 18%.

This was State Street's twentieth consecutive year of double digit earnings per share growth. The Corporation achieved this record through periods of inflation, disinflation, recession, gyrations in securities markets, and rapid market innovation. State Street's consistent financial performance demonstrates successful execution of its strategic plan to build value for its stockholders while continuing to invest in technology, new products and services, and expansion into new markets.

Growth in revenue contributed importantly to this consistent financial performance. Revenue growth was driven primarily by customers' expanding needs, arising in part from the continuation of the long-term trends (discussed in the fold-out on page 5) that create demand for services provided by State Street. In 1997, State Street was positioned to benefit not only from these long-term trends, especially the continued strong level of cross-border investing, but also from several other external factors. Securities values were higher, on average, than in 1996. Currency markets were active and volatile. U.S. mutual funds experienced strong cash inflows.

State Street signed a record level of new business in 1997, some of which was installed during the year, and some of which will be installed in 1998.

With record new business signed in 1997 and the continuation of the long-term trends driving demand for services provided by State Street, management is optimistic about State Street's prospects. Since external factors may not be as favorable in the future, management expects State Street's long-term earnings per share growth rates to be more in keeping with its long-term, historical performance. Management remains confident that execution of its strategic business plan will continue to create value for stockholders.

                          Diluted Earnings Per Share
                          (Dollars)

                          1993 ................  1.14
                          1994 ................  1.32
                          1995 ................  1.47
                          1996 ................  1.78
                          1997 ................  2.32

--------------------------------------------------------------------------------
REVENUE

State Street specializes in providing services and investment management for institutional investors worldwide and focuses on customer relationships. This results in high customer retention and recurring revenue.

State Street offers a wide range of products and services to customers with varied and complex needs. Customers continue to increase the number of State Street products they use. The Corporation's 1,000 largest customers used an average of 5.5 products in 1997, up from 5.3 in 1996 and 4.9 in 1995.

State Street classifies revenue received for services as either fee revenue or net interest revenue according to the service provided. Management focuses on increasing total revenue. In 1997, total revenue grew 24%, to $2.3 billion, with a $371 million increase in fee revenue and an $89 million increase in net interest revenue.

                          Total Revenue
                          (Dollars in billions)

                          1993 .................  1.2
                          1994 .................  1.4
                          1995 .................  1.6
                          1996 .................  1.9
                          1997 .................  2.3

FEE REVENUE
In 1997, fee revenue accounted for 71% of total revenue and was $1.7 billion, up $371 million, or 28%, over 1996 due to strong new business from both existing customers and new customers; customer growth; and a favorable operating environment. Fee revenue growth came from fiduciary compensation, up $234 million; foreign exchange trading revenue, up $119 million; and servicing and processing fees, up $34 million.

-----------------------------------------------------------------------
FEE REVENUE                                                      Change
(Dollars in millions)             1997        1996       1995     96-97
-----------------------------------------------------------------------

Fiduciary compensation .....     $1,252      $1,018    $  824      23%
Foreign exchange trading ...        245         126       141      95
Servicing and processing ...        159         125       113      28
Other ......................         17          33        41     (50)
                                 ------      ------    ------      --
  Total fee revenue ........     $1,673      $1,302    $1,119      28
                                 ======      ======    ======      ==

-----------------------------------------------------------------------

FIDUCIARY COMPENSATION
Fiduciary compensation, up 23%, is the largest component of fee revenue and is derived from accounting, custody, information, investment management, securities lending and trusteeship services.

Fees recorded in fiduciary compensation are a function of the mix and volume of assets under custody and management, securities positions held, portfolio transactions, and securities on loan. If equity values worldwide were to increase or decrease 10%, State Street estimates that this, by itself, would cause approximately a 2% change in total revenue. If bond values were to change by 10%, State Street would anticipate less than a 1% change in total revenue. Securities lending revenue is sensitive to the short-term interest-rate yield curve. Revenue benefits from cross-border investing. In 1997, non-U.S. assets of U.S. customers increased 31%, despite unchanged equity values as measured by Morgan Stanley's EAFE index.

Fees increasingly reflect the use of services other than basic custody and accounting, such as mutual fund administration, services for offshore mutual funds, performance and analytics, and compliance monitoring.

The following sections discuss services that contribute to fiduciary compensation and the factors driving fiduciary compensation growth. These services also generate other forms of revenue, such as foreign exchange trading revenue and net interest revenue from deposits, that are not recorded as fiduciary compensation. The amount of these other forms of revenue may affect the amount of fiduciary compensation received. The first three services are included in the line of business that reports on services for institutional investors; investment management is reported separately. Many institutional investors use multiple services, including investment management.

MUTUAL FUND SERVICES. State Street is the world's largest mutual fund custodian, accounting agent and administrator. In the United States, State Street provides custody services to 41% of registered mutual funds. State Street is distinct from other mutual fund service providers because customers make extensive use of a number of related services in addition to custody, including accounting and daily pricing. The Corporation provides fund accounting services for more than five times the assets serviced by the next largest accounting service provider. State Street is responsible for 25% of the U.S. mutual fund prices that appear daily in The Wall Street Journal. Services such as fund administration, accounting for multiple classes of shares, master/feeder accounting, and services for offshore funds and for local funds in locations outside the United States add importantly to fiduciary compensation. Shareholder services are provided through an affiliate, Boston Financial Data Services, Inc.

A long-term revenue driver is the number of mutual fund complexes, or mutual fund families, the Corporation services. Once a mutual fund complex becomes a customer, that complex is likely to select State Street to provide more services, service more funds, or both. In addition, State Street benefits substantially from the growth of its customers. At year-end 1997, 254 mutual fund complexes used State Street's services, up from 248 a year ago. This continued a long record of growth despite ongoing industry consolidation.

                          Mutual Fund Complexes

                          1993 .................  187
                          1994 .................  231
                          1995 .................  242
                          1996 .................  248
                          1997 .................  254

In 1997, nearly half the revenue growth from servicing mutual funds came from new business, both from existing customers and new customers. Increased revenue from accounting and custody reflected growth in assets, particularly non-U.S. assets; additional mutual funds; and a higher volume of trades. This growth reflects in part the strong net cash flows into U.S. mutual funds during the year. Revenue from servicing offshore funds and from mutual fund administration continued to increase rapidly.

In 1997, total mutual fund assets under custody increased 33%. The total number of funds serviced increased by 347, to 3,321. There were 648 new funds serviced, 555 from existing customers and 93 from new customers, partially offset by 301 funds no longer serviced due primarily to mergers and consolidations of funds. The number of offshore funds serviced was up 27% from a year ago and offshore assets increased 52%. The number of funds for which State Street provides mutual fund administration was up 42%, and assets under administration more than doubled.

SERVICES FOR U.S. PENSION, INSURANCE AND OTHER INVESTMENT POOLS. State Street provides custody, portfolio accounting, securities lending, information, and other, related services for retirement plans and other financial asset portfolios of corporations, public funds, investment managers, non-profit organizations, unions and others. The Corporation is developing the products and services, such as performance and analytics, global reporting, and compliance monitoring, that these institutional customers require for their increasingly complex needs.

                          Market Share of U.S. Pension Assets
                          (Percent of market)

                          1993 ..................  15
                          1994 ..................  17
                          1995 ..................  21
                          1996 ..................  22
                          1997 ..................  24

                          Source: Money Market Directory data

State Street is the largest servicer of U.S. tax-exempt assets for corporations and public funds, a rank it has held since 1986. Over the past five years, its market share has grown from 15% to 24%. Substantial revenue growth in 1997 came from growth in current customer relationships as well as from new customers.

CUSTOMERS OUTSIDE THE UNITED STATES. As part of its global expansion plan, State Street has built systems to deliver tailored services to meet customers' needs in their local markets. Assets under custody for customers outside the United States have increased at a compound annual growth rate of 35% since 1992. In 1997, assets for those customers totaled $266 billion, an increase of 32% from 1996, with strong growth in Europe and Canada. Revenue grew rapidly in 1997 due to new customers and additional business from existing customers.

                          Assets Under Custody for
                          Non-U.S. Customers
                          (Dollars in billions)

                          1993 .................   90
                          1994 .................  102
                          1995 .................  152
                          1996 .................  202
                          1997 .................  266

INVESTMENT MANAGEMENT. State Street provides an extensive range of investment management services, including investment management for corporations, public funds, and other institutional investors; recordkeeping and investment services for defined contribution plans; and investment management and other services for high-net-worth individuals. These services are offered through State Street Global Advisors ("SSgA"). In 1997, strong revenue growth occurred across all services. In the United States, SSgA is the second largest manager of tax-exempt assets, the fourth largest manager of total assets, and one of the five largest managers of defined contribution plan assets.

SSgA offers a broad array of investment strategies, including passive, enhanced, and active management using quantitative and fundamental methods for both global equities and global fixed income. Fees are based on the investment strategy, the amount of the investment, and the customer's total State Street relationship.

                          Assets Under Management
                          (Dollars in billions)

                          1993 .................  142
                          1994 .................  161
                          1995 .................  227
                          1996 .................  292
                          1997 .................  390


In 1997, revenue from managing assets for institutional investors was driven primarily by new relationships, additional contributions from existing customers and higher values of U.S. equities. The two strategies contributing most to the increase in revenue were international and domestic passive equities.

Revenue from providing participant services to defined contribution plans grew significantly as a result of new business and growth in existing business. The number of participants served increased to 2.4 million from 2.0 million in 1996.

ASSETS UNDER CUSTODY AND MANAGEMENT. The amounts of assets under custody and assets under management indicate the relative size of various markets served and, as adjusted for market-value changes, serve as proxies for business growth. Changes in asset levels do not necessarily cause corresponding revenue changes due to the structure of asset-based fee schedules and the many services that are priced on factors other than asset size.

Market value changes had a positive impact on the value of assets under custody and management in 1997. The U.S. equity market, as measured by the S&P 500 index, increased 31%. U.S. bond markets, as measured by the Lehman Brothers Aggregate Bond index, increased 2%. International equity markets, as measured in dollars by the Morgan Stanley EAFE index, were virtually unchanged at year end.

In 1997, total assets under custody increased $961 billion, or 33%, to $3.9 trillion. Using broad assumptions, management estimates that approximately half of the increase was due to the impact of higher securities market values, and half was due to additional contributions to mutual funds, pension plans and other portfolios, and to new business.

----------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY AND MANAGEMENT                                                                    Compound
DECEMBER 31,                                                                                            Growth
                                                                                               Change    Rate
(Assets in billions)              1997      1996      1995      1994      1993       1992      96-97     92-97
----------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY
Customers in the U.S.:
  Mutual Funds ............      $1,705    $1,281    $1,001    $  788    $  796    $  656       33%       21%
  Pension, insurance and
   other investment pools .       1,932     1,459     1,125       838       798       674       32        23
Customers outside the U.S.          266       202       152       102        90        59       32        35
                                 ------    ------    ------    ------    ------    ------
    Total .................      $3,903    $2,942    $2,278    $1,728    $1,684    $1,389       33        23
                                 ======    ======    ======    ======    ======    ======

ASSETS UNDER MANAGEMENT
Equities:
 Passive ..................      $  168    $  119    $   83    $   55    $   48    $   34       41        38
 Active ...................          26        20        18        14        11        10       30        21
Employer securities .......          51        39        34        18        17        17       31        25
Fixed income ..............          28        24        19        12        11        10       17        23
Money market ..............         117        90        73        62        55        40       30        24
                                 ------    ------    ------    ------    ------    ------
    Total .................      $  390    $  292    $  227    $  161    $  142    $  111       34        29
                                 ======    ======    ======    ======    ======    ======

----------------------------------------------------------------------------------------------------------------

At year-end, approximately 55% of assets under custody at State Street were equities, 25% were fixed income instruments and 20% were short-term instruments. Non-U.S. securities comprised 10% of total assets under custody, with emerging markets less than 1%.

Assets managed by State Street increased to $390 billion, up $98 billion, or 34%, from year-end 1996. State Street estimates that approximately 40% of the $98 billion year-over-year increase was due to higher securities market values and 60% was due to additional contributions and new business. At year end, non-U.S. securities comprised 20% of total securities, with emerging markets securities comprising less than 3%.

FOREIGN EXCHANGE TRADING

Institutional investors need comprehensive foreign exchange services. State Street understands their needs and provides these services. New currency research, risk management, electronic execution services, and additional currencies traded helped earn State Street a position among the ten best foreign exchange service providers overall in a 1997 worldwide survey of institutional investors by Global Investor magazine.

                          Investment Managers Using
                          Foreign Exchange Services

                          1993 .................  369
                          1994 .................  405
                          1995 .................  499
                          1996 .................  575
                          1997 .................  625

In 1997, the number of institutional investors trading with State Street increased to 625, up from 575 a year ago, and existing relationships expanded, positioning State Street to benefit substantially from active currency markets.

In 1997, foreign exchange trading revenue was $245 million, up 95% from the prior year. Major currencies were about 50% more volatile than in 1996, contributing to revenue growth. The volume of customer trades, measured in dollars, was up 54% from a year ago.

SERVICING AND PROCESSING
Servicing and processing revenue includes fees from software licensing and maintenance, loans, brokerage services, trade banking, investment banking, and cash management. Servicing and processing revenue of $159 million was up 28% from 1996. This reflected, in part, the acquisition of Princeton Financial Systems, Inc. in November 1996 and its subsequent growth. Revenue increased from all other sources, particularly brokerage fees. Revenue growth was partially offset by the sale of a non-strategic business.

OTHER FEE REVENUE
Other fee revenue includes gains and losses on sales of investment securities, other assets, leveraged leasing residuals, and currency translation; trading account profits and losses; profit or loss from joint ventures; and amortization of investments in tax-advantaged financings. In 1997, other fee revenue declined $16 million, with about half the decline due to a write-down of real estate acquired for expansion occurring elsewhere.

NET INTEREST REVENUE
In serving institutional investors worldwide, State Street provides deposit services and repurchase agreements for the short-term cash positions associated with customers' investment activities. The revenue from these services and from lending activities are recorded as net interest revenue.

Net interest revenue is the amount of interest received on interest-earning assets reduced by the interest paid on interest-bearing liabilities. In this discussion, net interest revenue is expressed on a fully taxable-equivalent basis to adjust for the tax-exempt status of revenue earned on certain investment securities and loans.

Taxable-equivalent net interest revenue in 1997 was $685 million, up $97 million, or 17%, over 1996, driven by balance sheet growth.

-------------------------------------------------------------------------
NET INTEREST REVENUE

(Dollars in millions;                                              Change
taxable equivalent)              1997       1996       1995        96-97
-------------------------------------------------------------------------
Interest revenue ............   $1,755     $1,443     $1,336
Taxable equivalent adjustment       44         37         35
                                ------     ------     ------
                                 1,799      1,480      1,371
Interest expense ...........     1,114        892        907
                                ------     ------     ------
  Net interest revenue .....    $  685     $  588     $  464       17%
                                ======     ======     ======

-------------------------------------------------------------------------

The Corporation manages its balance sheet to support its businesses worldwide. In 1997, State Street continued to expand globally, installing new customers and benefiting from existing customers' growth, activity, and use of additional services. State Street's balance sheet expanded, due to additional funds in the form of short-term cash placed in non-U.S. deposits, repurchase agreements and noninterest-bearing deposits. Customer funds from these sources rose $4.7 billion and funded, along with increased long- term debt, the growth in average interest-earning assets of $5.1 billion, or 19%, to $31.4 billion. Loans increased $838 million, or 19%, due to growth in securities settlement advances, commercial loans, and leveraged leases.

                          Key Customer Liabilities
                          (Average dollars in bilions)

                          1993 .................  13.2
                          1994 .................  17.1
                          1995 .................  19.7
                          1996 .................  22.8
                          1997 .................  27.5

Net interest margin, which is defined as taxable-equivalent net interest revenue as a percent of average interest-earning assets, declined from 2.23% in 1996 to 2.18% in 1997 due to narrower interest rate spreads.

OPERATING EXPENSES
--------------------------------------------------------------------------------

In 1997, operating expenses were $1.7 billion, up 24%, supporting current business growth and investments for future growth. Installation of a substantial amount of new business and existing customers' internal growth resulted in significantly greater business volume. Total average assets under custody increased 31% and the volume of securities transactions was up 31%. Average assets under management were up 32%.

Salaries and employee benefits, the largest component of expense, was $973 million, up 25% from 1996, due to higher salary expense, incentive compensation and employee benefits costs. Because of State Street's strong financial performance in 1997, an increase in the number of participants in State Street's incentive plans, record new business, and a higher stock price, incentive compensation comprised a larger proportion of expenses than it did in 1996.

--------------------------------------------------------------------------------
OPERATING EXPENSES
                                                                      Change
(Dollars in millions)                  1997       1996       1995     96-97
--------------------------------------------------------------------------------

Salaries and employee benefits ....   $  973     $  775     $  651      25%
Transaction processing services ...      184        164        125      12
Equipment .........................      164        138        124      19
Occupancy .........................      119        100         84      18
Other .............................      294        221        190      34
                                      ------     ------     ------      --
  Total operating expenses ........   $1,734     $1,398     $1,174      24
                                      ======     ======     ======      ==

--------------------------------------------------------------------------------

Transaction processing services expense is comprised of volume-related expenses including external contract services, subcustodian fees, and fees related to securities settlement. Despite substantial volume increases, this expense category was only up $20 million, or 12%.

Equipment expense was $164 million, up 19%, due primarily to the purchase of additional desktop computers, servers, communications equipment and other peripheral devices, as well as software rental and maintenance, supporting volume growth and additional or enhanced products and services.

Occupancy expense increased 18%, to $119 million, due to additional office space required to support growth worldwide.

Other expenses include professional services, advertising, sales promotion, office supplies, and telecommunications. In 1997, other expenses increased $73 million to $294 million, due to increased use of professional services, including outsourced software development; additional fees for legal, accounting and other services; and increased expense related to the introduction of new products and branding initiatives.

INCOME TAXES
--------------------------------------------------------------------------------

Income tax expense was $184 million in 1997 and $154 million in 1996. In 1997, the effective tax rate was 32.6%, down from 34.5% in 1996. The lower effective tax rate for 1997 was due to higher tax credits, initiatives to minimize tax expense worldwide, and the phase-in of a lower state tax rate.

ACQUISITIONS, ALLIANCES AND DIVESTITURES
--------------------------------------------------------------------------------

State Street's emphasis is on internal growth. However, the Corporation makes acquisitions for strategic purposes, provided there is no long-term earnings per share dilution. Acquisitions and alliances enhance established capabilities by adding new products or services, expand geographic reach, or increase, very selectively, market share.

During 1997, State Street took several initiatives to expand its investment management services. In February, State Street and a minority partner formed European Direct Capital Management, specializing in direct equity investing in Eastern and Central Europe. In June, State Street formed a joint venture with Mansion House Group Ltd. to provide investment management and mutual fund services in the People's Republic of China. In October, State Street purchased the research division of Advanced Investment Technology Inc. ("AIT"), which performs quantitative analysis using nonlinear tools described as genetic algorithms or neural networks, and purchased a majority interest in AIT's asset management business, with $150 million in assets under management.

In June, State Street acquired a New England-based corporate trust business, becoming the paying agent for an additional 6,300 corporate trust issues representing about $96 billion in outstanding bonds. At year-end, the Corporation had a total of $488 billion in bonds under trusteeship. State Street estimates that it is among the five largest providers of corporate trust services in the United States.

Additionally in June, State Street sold its subsidiary Wendover Funding, a non-strategic business focused on loan servicing for home lenders, governmental agencies, and other investors.

In December, State Street announced plans to acquire the unit trust trustee business of Bank of Scotland, with $22 billion in assets under administration for 183 collective investment funds. The Corporation expects to complete the acquisition, subject to regulatory approval, in early 1998. Bank of Scotland's capabilities in the unit trust trustee business complement State Street's established expertise in accounting and fund administration, providing a foundation on which State Street can build a full-service trustee, accounting, and fund administration operation for the U.K. collective investment fund market.

YEAR 2000
--------------------------------------------------------------------------------

Many computer systems and software products worldwide and throughout all industries will not function properly as the year 2000 approaches unless changed, due to a once-common programming standard that represents years using two-digits. This is the "Year 2000" problem that has received considerable media coverage. State Street implemented a comprehensive program in 1996 that addresses Year 2000 compliance and is supported by a corporate-wide structure of compliance teams, a central program management office, and a governance and oversight structure.

As part of this program, State Street has identified those systems and applications that require modification, redevelopment or replacement. The program has established appropriate testing procedures and a schedule for completion of this work. State Street's Year 2000 program also establishes standards and deadlines for the Corporation's vendors and other third-party providers, and procedures for determining reasonable alternatives to those third-party providers, including subcustodians, who do not meet compliance standards.

State Street's goal is to be Year 2000 compliant by December 31, 1998 with respect to its internal systems. Testing and integration of third-party providers' systems will continue into 1999. As of year-end 1997, the program is well under way.

State Street is fully committed to achieving its compliance goal. This program requires hiring staff and consultants, purchasing equipment, and incurring other expenses. Management estimates that the total cost of the program for the five-year period 1996-2000 will be less than 2% of total operating expenses, or in aggregate, less than $200 million. The Corporation expects to absorb these expenses within normal spending levels.

COMPARISON OF 1996 VERSUS 1995
--------------------------------------------------------------------------------

In 1996, diluted earnings per share increased 21% to $1.78. Total revenue increased 19% and return on stockholders' equity was 18.1%, up from 16.7% in 1995.

This strong performance exceeded all financial goals. Revenue grew in all businesses and was driven by new business worldwide, including new relationships and existing customers' use of additional products and services. A generally favorable business environment, including the continued expansion of cross-border investing, contributed to revenue growth as well.

LINES OF BUSINESS
--------------------------------------------------------------------------------

State Street reports three lines of business: Services for Institutional Investors, Investment Management and Commercial Lending. The operating results of these lines of business are not necessarily comparable with business lines reported at any other company.

Revenue and expenses are directly charged or allocated to the lines of business through algorithm-based management information systems. Because State Street prices on total customer relationships and other factors, revenues may not necessarily reflect market pricing on products within the business lines in the same way as they would for separate legal entities. Assets and liabilities are allocated according to rules that support management's strategic and tactical goals. Capital is allocated based on risk-weighted assets employed and management's judgment. The capital allocations may not be representative of the capital that might be required if these lines of business were independent business entities.

In the following table, certain previously reported line of business information has been restated to conform to the current method of presentation.

-----------------------------------------------------------------------------------------------------------------------
LINES OF BUSINESS                    Services for                     Investment                   Commercial
                                Institutional Investors               Management                     Lending
(Dollars in millions;
taxable equivalent)           1997        1996        1995      1997     1996     1995      1997       1996       1995
-----------------------------------------------------------------------------------------------------------------------
Fee revenue ............    $ 1,211     $   940     $   846     $407     $318     $235     $   55     $   44     $   38
Net interest revenue ...        469         411         302       33       23       23        167        146        131
                            -------     -------     -------     ----     ----     ----     ------     ------     ------
  Total revenue ........      1,680       1,351       1,148      440      341      258        222        190        169
Operating expenses .....      1,293       1,043         908      345      268      191         96         87         75
                            -------     -------     -------     ----     ----     ----     ------     ------     ------
  Operating profit .....    $   387     $   308     $   240     $ 95     $ 73     $ 67     $  126     $  103     $   94
                            =======     =======     =======     ====     ====     ====     ======     ======     ======
Pretax margin ..........        23%         23%         21%      22%      21%      26%        57%        54%        56%
Percentage contribution         64%         64%         60%      15%      15%      17%        21%        21%        23%
Average assets .........    $31,031     $25,722     $23,010     $696     $556     $428     $3,699     $3,205     $2,744

-----------------------------------------------------------------------------------------------------------------------

                    Contribution to Total Revenue

                    Services for Institutional Investors ...  72%
                    Investment Management ..................  19%
                    Commercial Lending .....................   9%

SERVICES FOR INSTITUTIONAL INVESTORS
This line of business is comprised of services for institutional investors worldwide. Accounting, custody, daily pricing and information services are provided for large portfolios of investment assets. Foreign exchange, cash management, securities lending and other services support institutional investors in developing and executing their strategies, enhancing their returns, and evaluating and managing risk. Revenue from this line of business comprised 72% of State Street's total revenue for 1997.

Revenue increased to $1.7 billion, up 24% from $1.4 billion in 1996. The $329 million increase in revenue was driven by strong new business from both existing and new customers and from customer growth, facilitated by a favorable operating environment. Fee revenue was up $271 million, or 29%, due to growth in fiduciary compensation and foreign exchange trading revenue. Fiduciary compensation, up 21%, reflected substantial revenue increases from services for mutual funds, for U.S. pension and other investment pools, and for customers outside the United States. Foreign exchange trading revenue nearly doubled from a year ago due to growth in the volume of transactions and volatile currency markets.

Net interest revenue, up 14%, reflected the results of investing customer deposits and other short-term customer funds in interest-earning assets. In 1997, customer funds, particularly non-U.S. deposits, repurchase agreements, and noninterest-bearing deposits, grew substantially.

Operating expenses were $1.3 billion, 24% higher than in 1996, supporting business growth and investments for future growth.

In 1997, operating profit was $387 million, an increase of $79 million, or 26%, from 1996, reflecting strong revenue growth.

INVESTMENT MANAGEMENT
State Street manages financial assets worldwide for both institutions and individuals and provides related services, including participant services for defined contribution plans. Investment management features a broad array of services, including passive and active equity, money market, and fixed income strategies. Revenue from this line of business comprised 19% of State Street's total revenue for 1997.

Revenue grew 29%, to $440 million, due to strong growth across the business -- investment management for institutions and high-net-worth individuals, defined contribution plan services, and brokerage services.

Operating expenses increased $77 million, or 29%, due to additional staff, office space and systems in support of business growth.

Operating profit was $95 million, an increase of $22 million, or 30%, from $73 million in 1996.

COMMERCIAL LENDING
Reported in this line of business are loans and other banking services for regional middle-market companies, for companies in selected industries nationwide, and for broker/dealers. Other credit services include leasing and international trade finance. Revenue from this line of business comprised 9% of State Street's total revenue for 1997.

Revenue grew to $222 million, up 17% from $190 million in 1996, due primarily to a 22% increase in loans and leases, and increased fee revenue. Loans to businesses in the northeastern United States and specialty industries nationwide, leveraged leases, and international trade finance all grew. Increased fees came from lending activity and gains on leasing residuals.

In 1997, non-performing assets declined and other measures of credit quality remained strong. Commercial Lending provided for loan losses at $15 million, up from $8 million a year ago, supporting growth in loans outstanding. The provision for loan losses and the credit experience of State Street for the three years ended December 31, 1997, is shown in Note D to the Consolidated Financial Statements on page 30.

Operating expenses increased 10% and operating profit was $126 million, an increase of $23 million, or 22%, from 1996.

FINANCIAL GOALS AND FACTORS THAT MAY AFFECT THEM
--------------------------------------------------------------------------------

State Street's primary financial goal is sustainable real growth in earnings per share. The Corporation has two supporting goals, one for total revenue growth and one for return on common stockholders' equity ("ROE"). The revenue goal is 12.5% real, or inflation adjusted, compound annual growth in revenue for the decade of the 1990's. This translates to approximately 15% nominal compound annual growth. The ROE goal is to achieve 18%.

State Street considers these to be financial goals, not projections or forward-looking statements. However, the discussion in this Financial Review, and in other portions of this Annual Report, does contain statements that are considered "forward-looking statements" within the meaning of the Federal securities laws. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," or similar statements or variations of such terms. The Corporation's financial goals and such forward-looking statements involve certain risks and uncertainties, including the issues and factors listed below and factors further described in conjunction with the forward-looking information, which could cause actual results to differ materially. The following issues and factors should be carefully considered. The Corporation assumes no obligation for updating any such forward-looking information.

Based on its evaluation of these factors, management is currently optimistic about the Corporation's long-term prospects.

CROSS-BORDER INVESTING. Cross-border investing by customers worldwide benefits State Street's revenue. Future revenue may increase or decrease depending upon the extent of cross-border investments made by customers or future customers.

SAVINGS RATE OF INDIVIDUALS. State Street benefits from the savings of individuals that are invested in mutual funds or defined contribution plans. Changes in savings rates or investment styles may affect revenue.

VALUE OF WORLDWIDE FINANCIAL MARKETS. As worldwide financial markets increase or decrease in value, State Street's opportunities to invest and service financial assets may change. Since a portion of the Corporation's fees are based on the value of assets under custody and management, fluctuations in worldwide securities market valuations will affect revenue, as discussed on page 11.

DYNAMICS OF MARKETS SERVED. Changes in markets served, including the growth rate of U.S. mutual funds, the pace of debt issuance, outsourcing decisions, and mergers, acquisitions and consolidations among customers and competitors can affect revenue. In general, State Street benefits from an increase in the volume of financial market transactions serviced.

State Street provides services worldwide. Global and regional economic factors and changes or potential changes in laws and regulations affecting the Corporation's business, including changes in monetary policy, could also affect results of operations.

INTEREST RATES. Market interest rate levels, the shape of the yield curve and the direction of interest rate changes affect both net interest revenue and fiduciary compensation from securities lending. In a stable rate environment, State Street benefits from high interest rates, because it has a larger amount of interest-earning assets than interest-bearing liabilities, and from a steeper curve. All else being equal, in the short term State Street benefits from falling interest rates and is negatively affected by rising rates because interest-bearing liabilities reprice sooner than interest-earning assets.

VOLATILITY OF CURRENCY MARKETS. The degree of volatility in foreign exchange rates can affect the amount of foreign exchange trading revenue.

PACE OF PENSION REFORM. State Street expects to benefit from worldwide pension reform that creates additional pools of assets that use custody and related services and investment management services. The pace of pension reform may affect the pace of revenue growth.

PRICING/COMPETITION. Future prices the Corporation is able to obtain for its products may increase or decrease from current levels depending upon demand for its products, its competitors' activities, and the introduction of new products into the marketplace.

PACE OF NEW BUSINESS. The pace at which existing and new customers use additional services and assign additional assets to State Street for management or custody will affect future results.

BUSINESS MIX. Changes in business mix, including the mix of U.S. and non-U.S. business, will affect future results.

RATE OF TECHNOLOGICAL CHANGE. Technological change creates opportunities for product differentiation and reduced costs as well as the possibility of increased expenses. State Street's financial performance depends in part on its ability to develop and market new and innovative services and to adopt or develop new technologies that differentiate State Street's products or provide cost efficiencies.

YEAR 2000 MODIFICATIONS. The costs and projected completion date of State Street's Year 2000 program are estimates. Factors that may cause material differences include the availability and cost of systems and other personnel, non-compliance of third-party providers, and similar uncertainties. If necessary modifications and conversions are not completed in time, the Year 2000 issue could affect State Street's performance.

ACQUISITIONS AND ALLIANCES. Acquisitions of complementary businesses and technologies and strategic alliances are an active part of State Street's overall business strategy, and the Corporation has completed several acquisitions in recent years. However, there can be no assurance that services, technologies, key personnel, and businesses of acquired companies will be effectively assimilated into State Street's business or service offerings or that alliances will be successful.

                              Financial Condition
--------------------------------------------------------------------------------

BALANCE SHEET

State Street provides deposit and other balance sheet services to its customers, who are primarily institutional investors. These customers, in executing their worldwide investment activities, require short-term investment vehicles and deposit accounts. These short-term deposits and other customer funds comprise the majority of State Street's liabilities. State Street invests these funds, primarily in low risk assets. Thus, State Street's business mix results in a distinctive composition of its balance sheet, which affects the Corporation's approach to managing interest rate sensitivity, liquidity and credit risk.

LIABILITIES
The growth in State Street's balance sheet is driven by growth in liabilities. State Street uses its balance sheet capacity to support customers' transactions and short-term investment strategies. Customers' needs, along with management's objectives, determine the volume, mix and currencies of the liabilities.

                    Average Liabilities and Equity

                    Customer Funds With Interest ............  72%
                    Customer Funds Without Interest .........  15%
                    Debt and Equity .........................   7%
                    Other Non-interest Bearing ..............   6%

Average interest-bearing liabilities increased $4.3 billion, or 20%, in 1997. The most significant growth in liabilities occurred in non-U.S. time, call and transaction deposits, used by both non- U.S. and U.S. customers; and in securities sold under repurchase agreements, used primarily by mutual funds customers. Non-U.S. deposits grew 22%, to $12.6 billion; 43% of this balance consists of transaction account balances, which have lower interest rates than other interest-bearing sources of funds. Securities sold under repurchase agreements increased 23%, to an average of $9.6 billion for the year.

Noninterest-bearing deposits grew $650 million, or 14%, primarily due to additional deposits from mutual funds. Customers use noninterest-bearing deposits for transaction settlements and to compensate State Street for services.

ASSETS
State Street's assets consist primarily of short-term money market assets and investment securities, which are generally more marketable and have less credit risk than a loan portfolio. Investment securities, principally classified as available-for-sale, are comprised of U.S. Treasury and Agency securities, highly- rated municipal securities, asset-backed securities, and non-U.S. government bonds. Interest-bearing deposits with banks are short-term, multicurrency instruments, primarily Eurocurrency placements, invested with major U.S. and non-U.S. banks.

                    Average Assets

                    Investments .............................  74%
                    Loans ...................................  15%
                    Other Assets ............................   8%
                    Cash ....................................   3%

During 1997, the loan portfolio comprised 15% of State Street's assets. Approximately one-third of the loan portfolio supports the liquidity needs of institutional investors in their trading and settlement activity. These loans are short-term, with relatively low credit risk.

Average interest-earning assets increased $5.1 billion, or 19%, in 1997. Total investment securities grew $2.4 billion, or 30%, from 1996, with the majority of growth occurring in the U.S. Treasury and Agency portfolio. Interest-bearing deposits with banks increased 21% from 1996, to $8.5 billion. Total loans increased 19%, to $5.4 billion.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The short-maturity structure of State Street's assets and liabilities results in the fair value of its financial instruments equating to or closely approximating their balance sheet value. See Note T to the Consolidated Financial Statements, page 39, for a further discussion.

FURTHER INFORMATION
Further quantitative information on State Street's assets and liabilities is furnished in the Supplemental Financial Data on page 44 and Notes C-H to the Consolidated Financial Statements, pages 30-32.

LIQUIDITY AND CAPITAL
--------------------------------------------------------------------------------

LIQUIDITY
The primary objective of State Street's liquidity management is to ensure that the Corporation has sufficient funds to conduct its activities, including accommodating the transaction and cash management requirements of its customers, meeting loan commitments, and replacing maturing liabilities. Liquidity is provided by the Corporation's access to global financial markets, its ability to gather additional deposits from its customers, maturing short-term assets, the sale of securities, and payment of loans. Customer funds provide a multicurrency, geographically diverse source of liquidity.

State Street maintains a large portfolio of liquid assets. When liquidity is measured by the ratio of liquid assets to total assets, State Street ranks among the highest 10% of U.S. banking companies. At December 31, 1997, the Corporation's liquid assets were 77% of total assets.

State Street manages its business to maintain high ratings on its debt, as measured by independent credit rating agencies. This not only ensures minimum borrowing costs, but also enhances State Street's liquidity by ensuring the largest possible market for the Corporation's debt. State Street's senior debt is rated AA- by Standard & Poor's, A1 by Moody's Investors Service and AA by Fitch IBCA. State Street Bank's long-term certificate of deposit ratings are AA by Standard & Poor's, Aa2 by Moody's Investors Service and AA+ by Fitch IBCA.

The Consolidated Statement of Cash Flows on page 26 provides additional information.

CAPITAL
State Street ensures it is well capitalized in order to support its customers. Capital levels provide financial flexibility as well, which facilitates funding corporate growth and other business needs.

As a state chartered bank and member of the Federal Reserve System, State Street Bank and Trust Company, State Street's principal subsidiary, is regulated by the Federal Reserve Board, which has established guidelines for minimum capital ratios. The Corporation has developed internal capital adequacy policies to ensure that the Bank meets or exceeds the level required for the "well capitalized" category, the highest of the Federal Reserve Board's five capital categories. State Street's capital management emphasizes risk exposure rather than simple asset levels; at 12.2% the Bank's Tier 1 risk-based capital ratio significantly exceeds the regulatory minimum of 4% and is among the highest for U.S. banks. The Corporation's Tier 1 risk-based capital ratio of 13.7% is likewise among the highest for U.S. bank holding companies. See Note K to the Consolidated Financial Statements, on page 33, for further information.

In March 1997, State Street issued $300 million of 30-year, 8.035% Capital Securities, redeemable at the option of State Street in ten years. The Capital Securities and long-term debt are discussed further in Note H to the Consolidated Financial Statements, on page 31.

State Street's Board of Directors has authorized the purchase of common stock for use in employee benefit programs and for general corporate purposes. State Street purchased 2.8 million shares in 1997. As of December 31, 1997, 3 million shares were authorized to be purchased.
----------------------------------------------------------------

DIVIDENDS AND COMMON STOCK
                                         Market Price
                               ------------------------------
                  Dividends                            End of
                  Declared      Low         High       Period
----------------------------------------------------------------

 1996
 First ..........   $ .09     $ 20 7/8     $ 25 1/2     $ 25
 Second .........     .095      22 9/16      26 7/8       25 1/2
 Third ..........     .095      23 11/16     28 15/16     28 11/16
 Fourth .........     .10       28 3/8       34 1/4       32 5/16

 1997
 First ..........     .10       31 5/16      42 1/16      34 11/16
 Second .........     .11       33 1/4       54 1/4       46 1/4
 Third ..........     .11       46 5/8       61 9/16      60 15/16
 Fourth .........     .12       51 3/8       63 11/16     58 3/16

----------------------------------------------------------------

             Dividends Per Share
             (Dollars)
             1983-1997              .05       .34    .38     .44

Consistent earnings growth has enabled State Street to increase its quarterly dividend twice each year since 1978. Over the last fifteen years, the dividend has grown 16% annually on a compound basis.

There were 6,199 stockholders of record at year-end 1997.

RISK MANAGEMENT
--------------------------------------------------------------------------------

In providing services for institutional investors globally, State Street must manage and control certain inherent risks. These include counterparty risk, credit risk, fiduciary risk, operations and settlement risk, and market risk. Risk management is an integral part of State Street's business activities and is centrally organized with close ties to the business units. This structure allows for corporate risk management across the business areas while individual line areas remain responsible for risk management in their units.

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

Fiduciary risk is the risk of financial loss as a consequence of breaching a fiduciary duty to a customer. Business units are responsible for operating within the rules and regulations applicable to their businesses, including any corporate guidelines. The Corporate Fiduciary Review Committee and the Compliance Committee work with the business units to oversee adherence to corporate standards.

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

MARKET RISK: FOREIGN EXCHANGE AND INTEREST RATE SENSITIVITY
State Street engages in trading and investment activities to serve customers' investment and trading needs, contribute to overall corporate earnings, and enhance liquidity. In the conduct of these activities, the Corporation is subject to, and assumes, risk. Market risk is the risk of an adverse financial impact from changes in market prices, such as interest rates and foreign exchange rates. The level of risk State Street assumes is a function of the Corporation's overall objectives and liquidity needs, customer requirements, and market volatility.

State Street manages its overall market risk through a comprehensive risk management framework that includes a market risk management group that reports independently to senior management. Market risk from foreign exchange and trading activities is controlled through established limits on aggregate and net open positions, sensitivity to changes in interest rates, and concentrations. These limits are supplemented by stop-loss thresholds. The Corporation uses a variety of risk management tools and techniques, including value at risk, to measure, monitor and control market risk. All limits and measurement techniques are reviewed and adjusted as necessary on a regular basis by business managers, the market risk management group and senior management.

State Street uses foreign exchange contracts and a variety of financial derivative instruments to support customers' needs, conduct trading activities, and manage its interest rate and currency risk. These activities are designed to create trading revenue or hedge net interest revenue. In addition, the Corporation provides services related to derivative instruments in its role as both a manager and servicer of financial assets.

State Street's customers use derivatives to manage the financial risks associated with their investment goals and business activities. With the growth of cross-border investing, customers have an increasing need for foreign exchange forward contracts to convert currency for international investment and to manage the currency risk in international investment portfolios. As an active participant in the foreign exchange markets, State Street provides foreign exchange contracts and over-the-counter options in support of these customer needs.

TRADING ACTIVITIES: FOREIGN EXCHANGE AND INTEREST RATE SENSITIVITY
As part of its trading activities, the Corporation assumes positions in both the foreign exchange and interest rate markets by buying and selling cash instruments and using financial derivatives, including forward foreign exchange contracts, foreign exchange and interest rate options, and interest rate swaps. As of December 31, 1997, the notional amount of these derivative instruments was $94 billion, of which $92 billion was foreign exchange forward contracts. Long and short foreign exchange forward positions are closely matched to minimize currency and interest rate risk. All foreign exchange contracts are valued daily at current market rates.

The Corporation uses a variety of risk measurement and estimation techniques including value at risk. Value at risk is an estimate of potential loss for a given period of time within a stated statistical confidence interval. State Street estimates value at risk daily for all material trading positions using a methodology based on the distribution of historical market movements. The Corporation has adopted standards for estimating value at risk, and maintains capital for market risk, in accordance with the Federal Reserve's Capital Adequacy Guidelines for market risk. Value at risk is estimated for a 99% one-tail confidence interval and an assumed one-day holding period using an historical observation period of one year. A 99% one-tail confidence interval implies that daily trading losses should not exceed the estimated value at risk more than 1% of the time, or approximately three days out of the year. The methodology takes into account observed correlations between interest rates and foreign exchange rates, and the resulting diversification benefits provided from the mix of the Corporation's trading positions.

Like all quantitative measures, value at risk is subject to certain limitations and assumptions inherent to the methodology. State Street's methodology uses an assumption of normal distribution of market returns. The estimate is calculated using static portfolios consisting of positions held at the end of the trading day in Boston. Implicit in the estimate is the assumption that no intraday action is taken by management during adverse market movements. As a result, the methodology does not represent risk associated with intraday changes in positions or intraday price volatility.

The following table presents State Street's market risk for its trading activities as measured by its value at risk methodology:

-----------------------------------------------------------------

VALUE AT RISK FOR 1997
(Dollars in millions)             Average     Maximum     Minimum
-----------------------------------------------------------------
Foreign exchange contracts         $ .6        $ 1.7        $ .2
Interest rate contracts              .1           .3

-----------------------------------------------------------------

State Street compares actual daily profit and losses from trading activities to estimated one-day value at risk. During 1997, State Street did not experience any foreign exchange trading loss in excess of its end of day value at risk estimate.

NON-TRADING ACTIVITIES: FOREIGN EXCHANGE
State Street has approximately $13 billion of non-U.S. denominated non-trading assets as of December 31, 1997, which are primarily funded by non-U.S. denominated deposits. State Street's non-U.S. denominated non-trading assets are comprised of 48 non-U.S. currencies. Approximately 90% of these assets are in 13 major currencies. Since non-trading assets are generally invested in the same currency in which the initial deposits are received, the risk associated with changes to currency exchange rates is minimal. To the extent that deposits are not reinvested in the same currency, the resulting net currency positions are managed as part of the trading risk as discussed above.

In general, the maturities of the non-trading assets and liabilities are also matched and are short term. To the extent duration mismatches exist, they are managed as part of State Street's normal asset/liability management activities and the related market risk is included in the following non-trading interest rate sensitivity disclosure.

NON-TRADING ACTIVITIES: INTEREST RATE SENSITIVITY
The objective of interest rate sensitivity management is to provide sustainable net interest revenue under various economic environments and to protect asset values from adverse effects of changes in interest rates. State Street manages the structure of interest-earning assets and interest-bearing liabilities by adjusting the mix, yields, and maturity or repricing characteristics, based on market conditions. Because interest-bearing sources of funds are predominantly short-term, State Street maintains a generally short-term structure for its interest-earning assets, including money market assets, investments and loans. Off-balance sheet financial instruments, including interest rate swaps, are used minimally as part of overall asset and liability management to augment State Street's management of interest rate exposure. State Street uses three tools for measuring interest rate risk: simulation, duration and gap analysis.

-----------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY POSITION AT DECEMBER 31, 1997                      Interest Sensitivity Period in Months
                                                         --------------------------------------------------------------------
(Dollars in millions)                                    Balance       0 to 3    4 to 6     7 to 12     13 to 24     over 24
-----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Interest-bearing deposits with banks .............    $ 10,080      $ 9,116      $  484      $  480      $           $
  Other money market assets (1) ....................       3,870        3,870
  Investment securities ............................      10,375        1,705       1,310       3,132       2,548       1,680
  Loans ............................................       4,693        2,974         274         212         219       1,014
                                                        --------      -------      ------      ------      ------      ------
    Total interest-earning assets ..................      29,018       17,665       2,068       3,824       2,767       2,694
                                                        --------      -------      ------      ------      ------      ------
Interest-bearing liabilities:
  Domestic deposits ................................       2,374        2,200           3          10                     161
  Non-U.S. deposits ................................      14,719       14,706          13
  Federal funds purchased and repurchase agreements        7,598        7,536          62
  Other interest-bearing liabilities ...............       1,427          653                                             774
                                                        --------      -------      ------      ------      ------      ------
    Total interest-bearing liabilities .............      26,118       25,095          78          10                     935
                                                        --------      -------      ------      ------      ------      ------
                                                                       (7,430)      1,990       3,814       2,767       1,759
  Interest rate swaps ..............................                      243                      (1)        (46)       (196)
                                                                      -------      ------      ------      ------      ------
Interest rate sensitivity position .................                   (7,187)      1,990       3,813       2,721       1,563
Cumulative interest rate sensitivity position ......                   (7,187)     (5,197)     (1,384)      1,337       2,900
Cumulative gap percentage (2) ......................                    (21)%       (15)%        (4)%          4%          9%
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes adjustments to normalize the one-day position and for earnings credits
(2) Cumulative interest rate sensitivity position as a percent of total average earning assets

Key assumptions in the simulation, duration and gap models include the timing of cash flows, maturities and repricing of financial instruments, changes in market conditions, loan volumes and pricing, deposit sensitivity and management's capital planning. These assumptions are inherently uncertain and as a result, the models cannot precisely estimate net interest revenue or precisely predict the impact of changes in interest rates on net interest revenue and economic value. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

Simulation models facilitate the evaluation of the potential range of net interest revenue under "most likely" and alternative interest rate scenarios. Based upon results of the simulation model as of December 31, 1997, the Corporation would expect a decrease in net interest revenue of $32 million over the following 12 months for an immediate 100 basis points increase in interest rates. Conversely, if interest rates immediately decreased by 100 basis points, the Corporation would expect a $14 million increase in net interest revenue.

Duration measures the change in the economic value of assets and liabilities for given changes in interest rates. Based upon the results of the duration model as of December 31, 1997, the Corporation would expect a decrease in the economic value of assets net of liabilities of $19 million as a result of an immediate increase in interest rates of 100 basis points. In the event of an immediate decrease of 100 basis points to interest rates, there is an expected increase of $12 million to the economic value of assets net of liabilities.

The third measure of interest rate risk, gap analysis, is the difference in asset and liability repricing on a cumulative basis within a specified timeframe. At year-end 1997, within the subsequent 12 months interest-bearing liabilities were repricing faster than interest-earning assets, as has been typical for State Street. If all other variables remained constant, in the short term, falling interest rates would lead to net interest revenue which is higher than it would otherwise have been; rising rates would lead to lower net interest revenue. Other important determinants of net interest revenue are rate levels, balance sheet growth and mix, and interest rate spreads.

NEW ACCOUNTING DEVELOPMENTS
--------------------------------------------------------------------------------

Information related to new accounting developments appears in Note A to the Consolidated Financial Statements on page 28.