Form 10-K, Exhibit 13
period 1997-12-31
STATE STREET CORP
filed 1998-03-26
CIK 93751

                                                                    Exhibit 13.3

[Graphic omitted: Photo]
Marshall N. Carter
Chairman and Chief Executive Officer

[Graphic omitted: Photo]
David A. Spina
President and Chief Operating Officer

To Our Stockholders

1997 was a year of outstanding financial performance against our strategic plan. We achieved our twentieth consecutive year of double-digit earnings per share growth, a record in which we take great pride. We continued to invest in the people, technology and new products that will allow us to anticipate and serve the evolving needs of our customers around the world. We recorded a record level of new business during the year. State Street remains focused on serving institutional investors worldwide.

FINANCIAL RESULTS

Our 1997 financial results were outstanding, exceeding both our financial goals and our historical trends. Earnings per share of $2.32 were up 30% from 1996. This compares to a compound annual growth rate of 17% over the last 15 years. That historical rate is consistent with our primary financial goal of achieving sustainable real growth in earnings per share. At $2.3 billion, revenue increased 24% from the previous year. This is above our 17% compound annual growth rate achieved in the decade to date and the 15% rate needed to meet our goal of repeating our revenue record of the 1980's in the 1990's. Return on stockholders' equity was 20.6%, well above our goal of 18%.

Our record-setting performance was primarily attributable to strong, fundamental growth throughout State Street. Additionally, our business strategies have positioned State Street to benefit from several external factors that favored us in 1997, including strong securities markets, robust mutual funds inflows, active currency markets, and steady growth in cross-border investing. Since external factors may not be as favorable in the future, we expect State Street's future earnings per share growth rates to be more in keeping with our long-term, historical performance.

We remain confident that execution of our strategic business plan will continue to create value for our stockholders over the long term. In 1997, our 20 years of consistent performance, our strong performance during the year, and the prospects for State Street's future growth were recognized by the market. The stock price increased 80%, contributing to an annual total return to stockholders of 23% over the past five years.

ADDING VALUE THROUGH A
BROAD RANGE OF SERVICES

Our commitment is clear. State Street has earned its reputation for working with customers to meet their changing needs by developing the products and services they require. WE CONTINUE TO BUILD OUR BUSINESS FOR FUTURE GROWTH BY DEVELOPING A BROADER PRODUCT ARRAY FOR OUR CUSTOMERS.

Global Link(SM), the integrated, electronic market information, trade execution, and reporting platform we introduced in August 1996, now provides eight services via the Bridge Information Systems network. The Global Link service suite includes unique currency markets research, currency management tools, multi-market equity execution, and real-time foreign exchange trading.

Our mutual funds administration services saw strong growth in 1997, as more mutual fund companies sought to outsource these complex regulatory compliance functions. In 1997, mutual funds under administration increased 42%, and we are prepared to serve customers' growing demand for these services.

Our compliance monitoring services are providing customers with valuable solutions for another important challenge. Our Investment Policy MonitorSM product, significantly enhanced in 1997, allows managers and sponsors to review their investment strategies to ensure they comply with plan or portfolio guidelines.

With established mutual fund servicing capabilities in the Cayman Islands, Dublin, Luxembourg, Sydney, and Toronto, we are successfully converting our U.S. market leadership to global leadership. As U.S.-style mutual funds continue to win acceptance in the global marketplace, we are prepared to serve customers' growing demand for offshore and in-country mutual funds services.

In investment management, we are focused on continuing the expansion of both our global reach and diversified product lines. In 1997, we began offering investment management capabilities in Hong Kong and Munich, and opened an office in Santiago, Chile. We added a number of new investment strategies, including aggressive growth strategies. In addition, we broadened the range of investment management strategies we offer for high-net-worth individuals, introducing innovative services like those focusing on the specific investment needs of entrepreneurs. In the defined contribution plan market, we continued to add new customers to our distinguished roster.

We add value as well through the delivery methods we develop for our new products and services. We released new versions of many of our on-line delivery products, including Ino Sight(SM), which uses leading-edge technology to deliver increasing amounts of information. We design our services to be Internet-enabled where feasible, anticipating that our customers will request greater Internet access as security standards improve.

THE FUTURE

EXPANDING RELATIONSHIPS ARE A KEY ELEMENT OF STATE STREET'S BUSINESS GROWTH. In 1997, our existing customers accounted for about 80% of the increase in our revenue through their internal growth, the assignment of additional assets to State Street for management or custody, and their use of additional products and services. And, of course, each new customer we added in 1997 is an opportunity to grow a relationship in the future.

Investing for Growth

Our outstanding performance of 1997, both in financial results and in the quality, breadth and reliability of our services, is attributable to our ongoing investments in support of our strategic plan. ANTICIPATING INDUSTRY CHANGES AND INVESTING TO DEVELOP THE RESOURCES TO HANDLE THEM BEFORE THEY OCCUR IS AN IMPORTANT ELEMENT OF STATE STREET'S INDUSTRY LEADERSHIP. Investments in technology, global expansion, and product development early in this decade drove our strong growth in 1996 and 1997. We continue to invest for our future. For example, our comprehensive approach to the Year 2000 challenge is attracting new customers looking to State Street as part of their Year 2000 solution. We are implementing solutions for the rapid integration of Europe's new single currency, the euro, that will enable institutional investors to focus on business as usual. We are expanding our capacity and providing further back-up for our 24-hour, 365-day operating capabilities with another global data center, located in Kansas City, that will open in 1999.

A Growing Market

THE MARKET FOR SERVICES TO INSTITUTIONAL INVESTORS IS LARGE AND GROWING. Analysts estimate the $6 trillion global mutual fund industry will grow 15% annually over the next five years, the $8 trillion pension fund industry 10%, the $9 trillion insurance industry 9% and the $15 trillion asset management industry 10%. LONG-TERM, GLOBAL TRENDS BODE WELL FOR THE BUSINESS IN WHICH STATE STREET IS INVESTING. The aging of the world's population, pressures on pay-as-you-go pension systems, increasing cross-border investing, and the growing complexity of investment strategies will continue to drive demand for our services for decades to come. (We discuss these important trends further in the following section.)

GROWING IN A GROWING BUSINESS

State Street is well positioned to meet the needs of institutional investors around the world. We are introducing a steady stream of new products and services to the global marketplace.

We will continue to develop and refine our strong revenue flows, focus on increasing profit margins, develop and manage our migration to the technology platforms of the 21st century, and carefully manage the pace at which we introduce new products and capabilities. We know our team of 14,000 State Street employees around the world is committed to these objectives and to our company's success.

/s/ Marshall N. Carter              /s/ David A. Spina

    Marshall N. Carter                  David A. Spina
    Chairman and                        President and
    Chief Executive Officer             Chief Operating Officer