Form 10-K, Exhibit 13
period 1997-12-31
STATE STREET CORP
filed 1998-03-26
CIK 93751

                                                                    Exhibit 13.4

CONSOLIDATED STATEMENT OF INCOME State Street Corporation
(Dollars in millions, except per share data) Year ended December 31, 1997       1996        1995
------------------------------------------------------------------------------------------------
FEE REVENUE
Fiduciary compensation .......................................    $ 1,252    $ 1,018      $  824
Foreign exchange trading .....................................        245        126         141
Servicing and processing .....................................        159        125         113
Other ........................................................         17         33          41
                                                                  -------    -------      ------
    Total fee revenue ........................................      1,673      1,302       1,119

NET INTEREST REVENUE
Interest revenue .............................................      1,755      1,443       1,336
Interest expense .............................................      1,114        892         907
                                                                  -------    -------      ------
    Net interest revenue - Note L ............................        641        551         429
Provision for loan losses - Note D ...........................         16          8           8
                                                                  -------    -------      ------
    Net interest revenue after provision for loan losses .....        625        543         421
                                                                  -------    -------      ------
    TOTAL REVENUE ............................................      2,298      1,845       1,540

OPERATING EXPENSES
Salaries and employee benefits - Note O ......................        973        775         651
Transaction processing services ..............................        184        164         125
Equipment ....................................................        164        138         124
Occupancy ....................................................        119        100          84
Other - Note M ...............................................        294        221         190
                                                                  -------    -------      ------
    Total operating expenses .................................      1,734      1,398       1,174
                                                                  -------    -------      ------
    Income before income taxes ...............................        564        447         366
Income taxes - Note P ........................................        184        154         119
                                                                  -------    -------      ------
    NET INCOME ...............................................    $   380    $   293      $  247
                                                                  =======    =======      ======

EARNINGS PER SHARE - NOTE Q
  Basic ......................................................     $ 2.37     $ 1.81      $ 1.50
  Diluted ....................................................       2.32       1.78        1.47

AVERAGE SHARES OUTSTANDING (in thousands)
  Basic ......................................................    160,662    161,783     165,107
Diluted ......................................................    163,789    164,375     167,687
------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                    State Street Corporation CONSOLIDATED STATEMENT OF CONDITION
(Dollars in millions, December 31,                                         1997           1996
------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks - Note K .....................................   $  2,411       $  1,623
Interest-bearing deposits with banks .................................     10,080          7,565
Securities purchased under resale agreements and securities
  borrowed - Note F ..................................................      5,544          4,613
Federal funds sold ...................................................        621          1,155
Trading account assets ...............................................        205            255
Investment securities (principally available for sale) - Notes C and F     10,375          9,387
Loans (less allowance of $83 and $73) - Note D .......................      5,479          4,640
Premises and equipment - Notes E and H ...............................        500            468
Customers' acceptance liability ......................................         45             35
Accrued income receivable ............................................        566            442
Other assets .........................................................      2,149          1,341
                                                                         --------       --------
      TOTAL ASSETS ...................................................   $ 37,975       $ 31,524
                                                                         ========       ========

LIABILITIES
Deposits:
  Noninterest-bearing ................................................    $ 7,785        $ 6,395
  Interest-bearing:
    Domestic .........................................................      2,374          2,071
    Non-U.S. .........................................................     14,719         11,053
                                                                         --------       --------
      Total deposits .................................................     24,878         19,519

Securities sold under repurchase agreements - Note F .................      7,409          7,387
Federal funds purchased ..............................................        189            117
Other short-term borrowings ..........................................        609            649
Notes payable - Note G ...............................................         44             86
Acceptances outstanding ..............................................         45             35
Accrued taxes and other expenses - Note P ............................        831            657
Other liabilities ....................................................      1,201            823
Long-term debt - Note H ..............................................        774            476
                                                                         --------       --------
      TOTAL LIABILITIES ..............................................     35,980         29,749
STOCKHOLDERS' EQUITY - NOTES H, I, J, K AND R
Preferred stock, no par: authorized 3,500,000; issued none
Common stock, $1 par: authorized 250,000,000; issued 167,223,000
   and 83,615,000 ....................................................        167             84
Surplus ..............................................................        102            105
Retained earnings ....................................................      1,914          1,694
Net unrealized gain on available-for-sale securities .................         17             12
Treasury stock, at cost (6,387,000 and 2,461,000 shares) .............       (205)          (120)
                                                                         --------       --------
      TOTAL STOCKHOLDERS' EQUITY .....................................      1,995          1,775
                                                                         --------       --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................   $ 37,975       $ 31,524
                                                                         ========       ========
------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS State Street Corporation
(Dollars in millions) Year ended December 31,                      1997        1996        1995
------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ..................................................    $   380    $   293      $   247
Noncash charges for depreciation, amortization, provision for
  loan losses and deferred income taxes .....................        271        221          140
                                                                 -------    -------      -------
    Net income adjusted for noncash charges .................        651        514          387

Adjustments to reconcile to net cash provided (used) by
  operating activities:
  Securities gains, net .....................................         (2)        (5)         (12)
  Net change in:
    Trading account assets ..................................         50        249           24
    Other, net ..............................................       (449)      (161)         (88)
                                                                 -------    -------      -------
      NET CASH PROVIDED BY OPERATING ACTIVITIES .............        250        597          311

INVESTING ACTIVITIES
Payments for purchases of:
  Available-for-sale securities .............................     (5,985)    (6,912)      (2,152)
  Held-to-maturity securities ...............................       (976)      (906)      (2,125)
  Lease financing assets ....................................       (992)      (539)        (621)
  Premises and equipment ....................................       (158)      (114)         (96)
Proceeds from:
  Maturities of available-for-sale securities ...............      4,137      3,442          556
  Maturities of held-to-maturity securities .................        942        870        2,529
  Sales of available-for-sale securities ....................        836        465        3,654
  Principal collected from lease financing ..................         46         52           63
Net (increase) decrease in:
  Interest-bearing deposits with banks ......................     (2,515)    (1,590)      (1,128)
  Federal funds sold, resale agreements and securities borrowed     (397)       (14)      (3,099)
  Loans .....................................................       (630)      (572)        (633)
                                                                 -------    -------      -------
      NET CASH USED BY INVESTING ACTIVITIES .................     (5,692)    (5,818)      (3,052)
                                                                 -------    -------      -------

FINANCING ACTIVITIES
Proceeds from issuance of:
  Long-term debt ............................................        300         350
  Notes payable .............................................                   177          175
  Nonrecourse debt for lease financing ......................        792        404          501
  Common and treasury stock .................................         16         12            5
Payments for:
  Maturity of notes payable .................................       (42)        (257)
  Nonrecourse debt for lease financing ......................       (67)        (66)         (62)
  Long-term debt ............................................        (2)         (1)          (1)
  Cash dividends ............................................       (69)        (61)         (56)
  Purchase of common stock ..................................      (110)       (131)         (17)
Net increase in:
  Deposits ..................................................      5,358      2,872        2,049
  Short-term borrowings .....................................         54      2,123          471
                                                                 -------    -------      -------
      NET CASH PROVIDED BY FINANCING ACTIVITIES .............      6,230      5,422        3,065
                                                                 -------    -------      -------
      NET INCREASE ..........................................        788        201          324
Cash and due from banks at beginning of period ..............      1,623      1,422        1,098
                                                                 -------    -------      -------
      CASH AND DUE FROM BANKS AT END OF PERIOD ..............    $ 2,411    $ 1,623      $ 1,422
                                                                 =======    =======      =======

SUPPLEMENTAL DISCLOSURE
  Interest paid .............................................    $ 1,122      $ 885        $ 903
  Income taxes paid .........................................        112         97           98
------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

              State Street Corporation CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' REPORT
(Dollars in millions) Year ended December 31,                      1997        1996        1995
------------------------------------------------------------------------------------------------

COMMON STOCK
Balance at beginning of year ................................    $    84    $    83      $    83
Stock dividend, two-for-one split ...........................         83
Common stock issued (920,016 and 247,850 shares in 1996 and 1995)                 1
                                                                 -------    -------      -------
   Balance at end of year ...................................        167         84           83

SURPLUS
Balance at beginning of year ................................        105         40           37
Common stock issued .........................................          3         70            3
Treasury stock issued .......................................        (16)       (12)          (2)
Stock options exercised .....................................         10          7            2
                                                                 -------    -------      -------
   Balance at end of year ...................................        102        105           40
                                                                 -------    -------      -------

RETAINED EARNINGS
Balance at beginning of year ................................      1,694      1,465        1,273
Stock dividend, two-for-one split ...........................        (83)
Net income ..................................................        380        293          247
Cash dividends declared ($.44, $.38 and $.34 per share) .....        (69)       (61)         (56)
Currency translation ........................................         (8)        (3)           1
                                                                 -------    -------      -------
   Balance at end of year ...................................      1,914      1,694        1,465
                                                                 -------    -------      -------

TREASURY STOCK, AT COST
Balance at beginning of year ................................       (120)       (13)
Common stock acquired (2,759,866, 2,698,900 and 416,200 shares)     (110)      (131)         (17)
Treasury stock issued (1,293,832, 545,591 and 108,916 shares)         25         24            4
                                                                 -------    -------      -------
   Balance at end of year ...................................       (205)      (120)         (13)
                                                                 -------    -------      -------

NET UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES
Balance at beginning of year ................................         12         13          (56)
Changes in unrealized gain (loss) ...........................          5         (1)          69
                                                                 -------    -------      -------
   Balance at end of year ...................................         17         12           13
                                                                 -------    -------      -------
   TOTAL STOCKHOLDERS' EQUITY ...............................    $ 1,995    $ 1,775      $ 1,588
                                                                 =======    =======      =======
------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS State Street Corporation

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

State Street Corporation ("State Street," "the Corporation"), formerly State Street Boston Corporation, is a financial services corporation that provides banking, global custody, investment management, administration and securities processing services to both U.S. and non-U.S. customers. State Street reports three lines of business: Services for Institutional Investors include accounting, custody, daily pricing, administration, foreign exchange, cash management and information services to support institutional investors and for large portfolios of investment assets. Investment Management provides an extensive array of services that manage financial assets worldwide for both institutional and individuals, and recordkeeping and investment services for defined contribution plans. Commercial Lending activities include loans and other credit services for regional middle-market companies, and in selected industries nationwide, broker/ dealers, leasing, and international trade finance.

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

In 1996, Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinquishements of Liabilities" was issued. State Street adopted certain provisions of this statement on January 1, 1997, which did not have a material impact on the financial statements. The remaining provisions of this statement are effective for fiscal years beginning after December 31, 1997 and these provisions are not expected to have a material impact on the financial statements.

In 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement establishes standards for reporting comprehensive income and its components and requires this disclosure be added as a new section in a financial statement. This statement is effective for fiscal years beginning after December 31, 1997. State Street will adopt the new disclosures required by SFAS No. 130 in 1998.

In 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued. This statement establishes standards for reporting information about operating segments in annual and interim financial statements. This statement is effective for annual periods beginning after December 15, 1997, and for interim periods beginning after December 15, 1998. State Street will adopt the new disclosures required by SFAS No. 131 for the year ended December 31, 1998. State Street does not expect its current disclosures to change significantly under SFAS No. 131.

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

LOANS AND LEASE FINANCING. Loans are placed on a non- accrual, basis when they become 60 days past due as to either principal or interest, or when, in the opinion of management, full collection of principal or interest is unlikely. When the loan is placed on non-accrual the accrual of interest is discontinued, and previously recorded but unpaid interest is reversed and charged against current earnings.

Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis calculated to achieve a constant rate of return on the outstanding investment in the leases, net of related deferred tax liabilities, in the years in which the net investment is positive. Gains and losses on residual values of leased equipment sold are included in fee revenue.

ALLOWANCE FOR LOAN LOSSES. The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and adverse situations that may affect the borrowers' ability to repay, timing of future payments, estimated value of underlying collateral and the performance of individual credits in relation to contract terms and other relevant factors. The provision for loan losses charged to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses.

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

DERIVATIVE FINANCIAL INSTRUMENTS. State Street uses three methods to account for derivative financial instruments: the deferral method, accrual method, and fair value method.

Interest rate contracts that are used for balance sheet management are accounted for under the deferral method. The basis of the contract is capitalized and any gain or loss is deferred and amortized over the life of the hedged asset or liability as an adjustment to the interest revenue or interest expense.

Interest rate swaps that are entered into as part of interest rate management are accounted for using the accrual method. Interest receivable or payable payments under the terms of the interest rate swap are accrued over the period to which the payment relates. The interest payments accrued and any fees paid at inception are recorded as an adjustment to the interest revenue or interest expense of the underlying asset or liability.

In order to qualify for deferral or accrual accounting, interest rate contracts must meet the following criteria: the item being hedged must expose State Street to interest rate risk, it is probable that the contract will offset interest rate risk associated with the hedged item, and the contract must be designated as a hedge of the item. State Street periodically evaluates its positions against these criteria.

Contracts entered into for trading purposes and contracts that do not meet the criteria for deferral or accrual accounting are carried at fair value. These contracts are recorded in other assets or other liabilities and are valued periodically. The resulting gain or loss is recorded in fee revenue. State Street uses the mark-to-market method to account for: foreign exchange trading contracts, foreign exchange balance sheet management contracts, and interest rate trading contracts.

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

EARNINGS PER SHARE. In 1997, SFAS No. 128, "Earnings Per Share" was issued. This statement establishes standards for computing and presenting earnings per share. The statement replaces primary earnings per share with basic earnings per share. Basic earnings per share excludes all dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed similarly to the previously reported fully diluted earnings per share. Diluted earnings per share reflects the potential dilution that could occur if stock options and stock award grants were exercised. Diluted earnings per share also includes the assumption that all convertible debt has been converted as of the beginning of each period. All prior period amounts have been restated to conform to SFAS No. 128.

NOTE B - ACQUISITIONS

In November 1996, State Street acquired Princeton Financial Systems, Inc. ("PFS") for 923,072 shares of its common stock and cash in a transaction accounted for as a purchase. PFS provides services and client/server software for investment managers with particular focus on the insurance industry. The proforma results of operations adjusted to include PFS for the year ended December 31, 1995, was not presented, as the results would not have been significantly different.

NOTE C - INVESTMENT SECURITIES

Available-for-sale securities are recorded at fair value and held-to-maturity securities are recorded at amortized cost on the Consolidated Statement of Condition. Investment securities consisted of the following at
December 31:
-----------------------------------------------------------------------------------------------------------------

                                                        1997                               1996
                                       Amortized     Unrealized      Fair   Amortized    Unrealized     Fair
(Dollars in millions)                     Cost     Gains    Losses   Value    Cost     Gains   Losses   Value
--------------------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Treasury and Federal agencies .   $4,906   $   15   $    2   $4,919   $4,630   $   18   $    5   $4,643
  State and political subdivisions ...    1,647       17        7    1,657    1,557       10        8    1,559
  Asset-backed securities ............    1,673        1        1    1,673    1,198        3        1    1,200
  Collateralized mortgage obligations       574        1        4      571      638        1        8      631
  Other investments ..................      654        9        1      662      485       12        2      495
                                         ------   ------   ------   ------   ------   ------   ------   ------
    Total ............................   $9,454   $   43   $   15   $9,482   $8,508   $   44   $   24   $8,528
                                         ======   ======   ======   ======   ======   ======   ======   ======

Held to maturity:
  U.S. Treasury and Federal agencies .   $  893   $    1   $    1   $  893   $  859   $    2   $    2   $  859
                                         ======   ======   ======   ======   ======   ======   ======   ======
--------------------------------------------------------------------------------------------------------------

The maturity information for available-for-sale and held-to-maturity securities at December 31, 1997, is:
-------------------------------------------------------------------------------

                            Years
(Dollars in millions)      Under 1     1 to 5     6 to 10     Over 10
--------------------------------------------------------------------------------

Available for sale:
  Amortized cost           $ 5,253     $ 3,587     $ 223       $ 391
  Fair value                 5,259       3,605       224         394
Held to maturity:
  Amortized cost               644         249
  Fair value ....              644         249
--------------------------------------------------------------------------------

The maturity of asset-backed securities is based upon the expected principal payments. Securities carried at $5.0 billion and $5.1 billion at December 31, 1997 and 1996, respectively, were designated as pledged securities for public and trust deposits, borrowed funds and for other purposes as provided by law.

During 1997, gains of $3 million and losses of $1 million were realized on sales of available-for-sale securities of $836 million. During 1996, gains of $8 million and losses of $3 million were realized on sales of available-for-sale securities of $465 million. During 1995, gains of $17 million and losses of $5 million were realized on sales of available-for-sale securities of $3.7 billion.

NOTE D - LOANS

The loan portfolio consisted of the following at December 31:

-------------------------------------------------------------------------------
(Dollars in millions)               1997         1996
-------------------------------------------------------------------------------
Commercial and financial:
 Domestic ....................     $ 3,623      $ 3,022
 Non-U.S. ....................         900          854
Lease financing:
 Domestic ....................         296          304
 Non-U.S. ....................         669          415
Real estate ..................          74          118
                                   -------      -------
   Total loans ...............       5,562        4,713
Less allowance for loan losses         (83)         (73)
                                   -------      -------
   Net loans .............         $ 5,479      $ 4,640
                                   =======      =======
-------------------------------------------------------------------------------

Non-accrual loans were $2 million and $12 million at December 31, 1997 and 1996, respectively. Interest revenue for non-accrual loans under original terms was less than $1 million and $1 million for 1997 and 1996, respectively. Interest revenue recognized for non-accrual loans was less than $1 million for both 1997 and 1996.

Changes in the allowance for loan losses for the years ended December 31 were as follows:

-------------------------------------------------------------------------------
(Dollars in millions)                                      1997  1996    1995
-------------------------------------------------------------------------------
Balance at beginning of year ......................       $ 73   $ 63    $ 58
Provision for loan losses .........................         16      8       8
Loan charge-offs ..................................         (8)    (5)     (7)
Recoveries ........................................          2      7       4
                                                          ----   ----    ----
  Balance at end of year ..........................       $ 83   $ 73    $ 63
                                                          ====   ====    ====
-------------------------------------------------------------------------------

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at      December 31:

-------------------------------------------------------------------------------
(Dollars in millions)                               1997     1996
-------------------------------------------------------------------------------
Buildings and land ..............................  $ 294     $ 284
Leasehold improvements ..........................    157       134
Equipment and furniture .........................    666       562
                                                  ------     -----
                                                   1,117       980
Accumulated depreciation
   and amortization .............................   (617)     (512)
                                                  ------     -----
   Total premises and equipment ................. $  500     $ 468
-------------------------------------------------------------------------------

State Street has entered into noncancelable operating leases for premises and equipment. At December 31, 1997, future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more totaled $947 million. This consisted of $76 million, $79 million, $79 million, $78 million and $75 million for the years 1998 to 2002, respectively, and $560 million thereafter. The minimum rental commitments have been reduced by sublease rental commitments of $16 million. Nearly all leases include renewal options.

Total rental expense amounted to $64 million, $55 million and $42 million in 1997, 1996 and 1995, respectively. Rental expense has been reduced by sublease revenue of $2 million for the year ended 1997 and $1 million for each year ended 1996 and 1995.

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

Information at December 31, 1997, was as follows:

-------------------------------------------------------------------------------
                                        U.S. Government       Repurchase
                                        Securities Sold       Agreements
                                     Amortized      Fair    Amortized
 (Dollars in millions)                  Cost       Value      Cost       Rate
-------------------------------------------------------------------------------

Maturity of repurchase agreements:
   Overnight ........................ $ 3,038    $ 3,046    $ 3,004      5.28%
   2 to 30 days .....................     274        277        273      5.13
   31 to 90 days ....................     377        378        376      5.31
   Over 90 days .....................      15         15         15      4.63
                                      -------    -------    -------
    Total ........................... $ 3,704    $ 3,716    $ 3,668      5.27
                                      =======    =======    =======
-------------------------------------------------------------------------------

NOTE G - NOTES PAYABLE

State Street Bank issues bank notes from time to time, in an aggregate amount not to exceed $750 million and with original maturities ranging from 14 days to five years.

Bank notes, which are not subject to redemption, represent unsecured debt obligations of State Street Bank. Bank notes are neither obligations of nor guaranteed by State Street and are recorded net of original issue discount. At December 31, 1997, and 1996, there were $44 million and $86 million, respectively, of two-year foreign currency denominated notes outstanding. At December 31, 1997, the bank notes had an interest rate of 1.15% and will mature in January 1998.

NOTE H - LONG-TERM DEBT

Long-term debt, less unamortized original issue discount, consisted of the following at December 31:

-------------------------------------------------------------------------------
(Dollars in millions)                        1997      1996
-------------------------------------------------------------------------------
8.035% Capital securities B due 2027         $ 300     $
7.94% Capital securities A due 2026            200       200
7.35% Notes due 2026 ...............           150       150
5.95% Notes due 2003 ...............           100       100
9.50% Mortgage note due 2009 .......            21        23
7.75% Convertible subordinated
  debentures due 2008 ..............             3         3
                                             -----     -----
   Total long-term debt ............         $ 774     $ 476
                                             =====     =====
-------------------------------------------------------------------------------

In 1997 and 1996, State Street established two statutory business trusts, which collectively issued $500 million of cumulative semi-annual income securities ("capital securities"). The capital securities qualify as Tier 1 Capital under federal regulatory guidelines. The proceeds of these issuances along with proceeds of related issuances of common securities of the trusts, were invested in junior subordinated debentures ("debentures") of State Street. The debentures are the sole assets of the trusts. State Street owns all of the common securities of the trusts.

Payments to be made by the trusts on the capital securities are dependent on payments that State Street has undertaken to make, particularly the payments to be made by State Street on the debentures. Compliance by State Street would have the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the capital securities.

Distributions on the capital securities are included in interest expense and are payable from interest payments received on the debentures and are due semi-annually, subject to deferral for up to five years under certain conditions. The capital securities are subject to mandatory redemption in whole at the stated maturity upon repayment of the debentures; with the optional redemption at any time by State Street of the debentures upon the occurance of certain tax treatment, investment company regulation or capital treatment changes; or at any time after March 15, 2007 for the capital securities B and after December 30, 2006 for the capital securities A. Redemptions are based on declining redemption price to the terms of the trust agreements. All redemptions are subject to Federal regulatory approval.

In April 1996, a shelf registration statement became effective that allows State Street to issue up to $500 million of unsecured debt securities or shares of its preferred stock or both. In June 1996, State Street issued $150 million of 7.35% notes due 2026, redeemable at the option of the holder in 2006. At December 31, 1997, $350 million of the shelf registration was available for issuance.

The 5.95% notes are unsecured obligations of State Street.

The 9.50% mortgage note was fully collateralized by property at December 31, 1997. The aggregate maturities of this mortgage note are $1 million for the years 1998 through 2000 and $2 million for 2001 and 2002.

The 7.75% debentures are convertible to common stock at a price of $2.875 per share, subject to adjustment for certain events. The debentures are redeemable at par, at State Street's option. During 1997 and 1996, debentures were converted into 168,692 and 5,217 shares of common stock, respectively. At December 31, 1997, 937,391 shares of common stock had been reserved for issuance upon conversion.

NOTE I - STOCKHOLDERS' EQUITY

The authorized number of common shares increased from 112,000,000 at December 31, 1996 to 250,000,000 at December 31, 1997. On May 28, 1997, State Street
distributed a two-for-one stock split in the form of a 100% stock dividend to shareholders. The par value of these additional shares was capitalized by a transfer from surplus to common stock. Prior period share and per share amounts have been restated for the stock split.

The Board of Directors has authorized the repurchase of up to twelve million shares, adjusted for the two-for-one stock split of State Street's common stock. Shares purchased under the authorization can be used for employee benefit plans and general corporate purposes. During 1997 and 1996, State Street purchased 2,759,900 and 5,379,800 shares of its common stock, respectively, at an average cost of $40 and $24, respectively. As of December 31, 1997, total shares purchased were 8,990,108.

Under the 1997 Equity Incentive Plan, stock options, stock appreciation rights ("SARs"), restricted and unrestricted stock awards, deferred stock awards and performance units covering 8,000,000 shares of common stock may be issued. State Street has stock options and performance units outstanding from previous plans under which no further grants can be made.

Under these long-term incentive plans the exercise price of non-qualified and incentive stock options may not be less than the fair value of such shares at the date of grant and expire no longer than ten years from the date of grant. Performance units have been granted to officers at the policy-making level. Performance units are earned over a performance period based on achievement of goals. Payment for performance units is made in cash equal to the fair market value of State Street's common stock after the conclusion of each performance period. During 1997 and 1996, 352,966 and 600,000 shares, respectively, were awarded under the stock award program, none of which were vested at December 31, 1997. Compensation expense related to performance units and stock awards was $27 million, $19 million and $7 million for 1997, 1996 and 1995, respectively.

Options outstanding and activity for the years ended December 31, consisted of the following:
-------------------------------------------------------------------------------
(Total dollars in millions,                   Option Price
 shares in thousands)   Shares                  Per Share     Total
-------------------------------------------------------------------------------
December 31, 1995 .      5,572                 $ 5.62-22.66    $ 76
   Granted ........      2,076                  26.41-33.88      62
   Exercised ......     (1,066)                  5.62-14.53     (12)
   Canceled .......       (106)                 16.13-33.88      (2)
                        ------                                 ----
December 31, 1996 .      6,476                   5.62-33.88     124
   Granted ........      1,393                  36.36-56.25      73
   Exercised ......       (766)                  5.62-36.50     (15)
   Canceled .......       (159)                  9.31-29.41      (2)
                        ------                                 ----
December 31, 1997 .      6,944                 $ 6.02-56.25    $180
                        ======                                 ====

In 1995, 654,000 options were exercised at per share prices of $3.21 to $18.19. At December 31, 1997, a total of 2,433,885 shares under options were exercisable. At December 31, 1997, 6,606,625 shares under the 1997 Equity Incentive Plan were available for future grants.

Proforma results of net income and earnings per share using the fair value method for accounting for stock-based employer compensation plans for the years ended December 31, 1997, 1996 and 1995 are not presented, as results differ by two percent or less from those reported.

For purposes of estimating the fair value of State Street's employee stock options at the grant date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 1997, 1996 and 1995, respectively; risk-free interest rates of 6.22%, 6.41%, and 7.11%, dividend yields of 1.05%, 1.51%, and 2.30%; and volatility factors of the expected market price of State Street common stock of 28%, 25% and 28%. The weighted average life of the stock options is 5.5, 6.6 and 6.6 years as of December 31, 1997, 1996 and 1995, respectively. For purposes of the proforma calculation, the estimated fair value of the options is amortized to expense over the options vesting period.

NOTE J - SHAREHOLDERS' RIGHTS PLAN

In 1988, State Street declared a dividend of one preferred share purchase right for each outstanding share of common stock. Under certain conditions, a right may be exercised to purchase one four-hundredths share of a series of participating preferred stock at an exercise price of $37.50, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 20% or more of State Street's common stock or after commencement or public announcement of an offer for 20% or more of State Street's common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquiror, having a market value of two times the then current exercise price of that right.

The rights expire in September 1998, and may be redeemed at a price of $.0025 per right at any time prior to expiration or the acquisition of 20% of State Street's common stock. Under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

NOTE K - REGULATORY MATTERS

REGULATORY CAPITAL. State Street is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on State Street's financial statements. Under capital adequacy guidelines, State Street must meet specific capital guidelines that involve quantitative measures of State Street's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. State Street's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require State Street and State Street Bank to maintain minimum risk-based and leverage ratios as set forth in the table below. The risk-based capital ratios are Tier 1 capital and Total capital to risk-based assets, and the leverage ratio is Tier 1 capital to quarterly average assets.

As of December 31, 1997, the most recent filing with the Federal Reserve Bank, State Street Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, State Street Bank must exceed the well capitalized guideline ratios, as set forth in the table, and meet certain other requirements. Management believes that State Street Bank exceeds all well capitalized requirements and there have been no conditions or events since the filing that management believes would change the status of well capitalized.

Effective January 1, 1998, the Federal Reserve Board has amended the risk-based capital standards to include the calculation of market risk equivalent assets, to be included in total risk-weighted assets, for institutions that meet certain requirements. State Street meets the requirements under this standard and will adopt these amendments on January 1, 1998.

The regulatory capital amounts and ratios were the following at December 31:
-----------------------------------------------------------------------------------------------------
                            Regulatory Guidelines (1)
                            ------------------------      State Street              State Street Bank
                                           Well           ------------              -----------------
(Dollars in millions)        Minimum   Capitalized      1997        1996             1997       1996
-----------------------------------------------------------------------------------------------------
Risk-based ratios:
  Tier 1 capital ............   4%         6%           13.7%       13.4%           12.2%       12.1%
  Total capital .............   8%        10%           13.8        13.6            12.5        11.9
Leverage ratio ..............   3%         5%            5.9         5.9             5.2         5.3

Tier 1 capital ..............                        $ 2,259     $ 1,818         $ 1,996     $ 1,632
Total capital ...............                          2,274       1,847           2,040       1,611

Risk-based assets:
  On-balance sheet ..........                        $12,647     $10,311         $12,491     $10,234
  Off-balance sheet .........                          3,825       3,249           3,825       3,249
                                                     -------     -------         -------     -------
    Total risk-based assets .                        $16,472     $13,560         $16,316     $13,483
                                                     =======     =======         =======     =======
-----------------------------------------------------------------------------------------------------
(1) The regulatory designation of "well capitalized" under prompt corrective action regulations is not applicable to bank holding companies (State Street). Regulation Y defines well capitalized for bank holding companies (State Street) for the purpose of determining eligibility for a streamlined review process for acquisition proposals. For such purposes, well capitalized requires a minimum Tier 1 risk-based capital ratio of 6% and a minimum total risk-based capital ratio of 10%.

CASH, DIVIDEND, LOAN AND OTHER RESTRICTIONS. During 1997, subsidiary banks of State Street were required by the Federal Reserve Bank to maintain average reserve balances of $362 million.

Federal and state banking regulations place certain restrictions on dividends paid by subsidiary banks to State Street. At December 31, 1997, State Street Bank had $694 million of retained earnings available for distribution to State Street in the form of dividends.

The Federal Reserve Act requires that extensions of credit by State Street Bank to certain affiliates, including State Street, be secured by specific collateral, that the extension of credit to any one affiliate be limited to 10% of capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

At December 31, 1997, consolidated retained earnings included $24 million representing undistributed earnings of 50%-owned affiliates.

State Street has a committed line of credit of $50 million to support its commercial paper program.

NOTE L - NET INTEREST REVENUE

Net interest revenue consisted of the following for the years ended December 31:

-----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                           1997     1996     1995
-----------------------------------------------------------------------------------------------------------------------
Interest Revenue:
 Deposits with banks .......................................................................   $  415   $  337   $  287
 Investment securities:
   U.S. Treasury and Federal agencies ......................................................      361      260      244
   State and political subdivisions (exempt from Federal tax) ..............................       76       68       53
   Other investments .......................................................................      161      127      133
 Loans .....................................................................................      341      278      242
 Securities purchased under resale agreements, securities borrowed and Federal funds sold ..      393      356      357
 Trading account assets ....................................................................        8       17       20
                                                                                               ------   ------   ------
     Total interest revenue ................................................................    1,755    1,443    1,336
                                                                                               ------   ------   ------
Interest Expense:
  Deposits .................................................................................      512      425      416
  Other borrowings .........................................................................      547      452      483
  Long-term debt ...........................................................................       55       15        8
                                                                                               ------   ------   ------
    Total interest expense .................................................................    1,114      892      907
                                                                                               ------   ------   ------
    Net interest revenue ...................................................................   $  641   $  551   $  429
                                                                                               ======   ======   ======

-----------------------------------------------------------------------------------------------------------------------

NOTE M - OPERATING EXPENSES-OTHER

The other category of operating expenses consisted of the following for the years ended December 31:

----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                            1997     1996    1995
----------------------------------------------------------------------------------------------------------------------
Professional services ......................................................................     $ 87     $ 61    $ 48
Advertising and sales promotion ............................................................       48       34      26
Postage, forms and supplies ................................................................       27       26      24
Telecommunications .........................................................................       26       23      22
Other ......................................................................................      106       77      70
                                                                                                 ----     ----    ----
    Total operating expenses-other .........................................................     $294     $221    $190
                                                                                                 ====     ====    ====

-----------------------------------------------------------------------------------------------------------------------

NOTE N - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations:
-------------------------------------------------------------------------------------------------------
(Dollars and shares in millions,          1997 Quarters                        1996 Quarters
except per share data)          Fourth   Third    Second   First    Fourth    Third    Second     First
-------------------------------------------------------------------------------------------------------
Fee revenue ..................  $ 453    $ 442     $ 404    $ 374   $ 348     $ 324    $ 323      $ 307

Interest revenue .............    480      452       425      398     386       369      342        346
Interest expense .............    307      288       271      248     239       230      208        215
                                -----    -----     -----    -----   -----     -----    -----      -----
   Net interest revenue ......    173      164       154      150     147       139      134        131
Provision for loan losses ....      5        5         3        3       2         2        2          2
                                -----    -----     -----    -----   -----     -----    -----      -----
   Total revenue .............    621      601       555      521     493       461      455        436
Operating expenses ...........    473      451       419      391     375       350      345        328
                                -----    -----     -----    -----   -----     -----    -----      -----
   Income before income taxes     148      150       136      130     118       111      110        108
Income taxes .................     47       49        44       44      40        37       39         38
                                -----    -----     -----    -----   -----     -----    -----      -----
   Net Income ................  $ 101    $ 101     $  92    $  86   $  78     $  74    $  71      $  70
                                =====    =====     =====    =====   =====     =====    =====      =====
Earnings Per Share:
   Basic .....................  $ .63    $ .63     $ .57    $ .54   $ .48     $ .46    $ .44      $ .43
   Diluted ...................    .61      .62       .56      .53     .47       .45      .44        .42
Average Shares Outstanding:
   Basic .....................    161      160       160      161     161       161      162        163
   Diluted ...................    164      164       163      164     164       163      164        166

-------------------------------------------------------------------------------------------------------

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

The following table sets forth the primary plan's funded status, actuarial assumptions and amounts recognized in the Consolidated Financial Statements as of and for the years ended December 31:

-----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                           1997      1996     1995
-----------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
  Vested ...................................................................................    $ 139     $119     $113
  Nonvested ................................................................................       18       16       13
Additional benefits based on estimated future salary levels ................................       27       25       23
                                                                                                -----     ----     ----
    Projected benefit obligation ...........................................................      184      160      149
Plan assets at fair value (primarily listed stocks and fixed income securities) ............      202      193      178
                                                                                                -----     ----     ----
    Excess of plan assets over projected benefit obligation ................................       18       33       29
Unrecognized net asset at transition (amortized over 17.2 years) ...........................      (12)     (14)     (16)
Unrecognized net (gain) loss ...............................................................        3       (3)       8
Unrecognized prior service costs ...........................................................       (3)      (3)      (3)
                                                                                                -----     ----     ----
    Total prepaid pension expense (included in other assets) ...............................    $   6     $ 13     $ 18
                                                                                                =====     ====     ====

Pension expense:
  Current service cost .....................................................................    $  14     $ 13     $ 11
  Interest cost on projected benefit obligation ............................................       13       12       10
  Actual return on plan assets .............................................................      (26)     (26)     (34)
  Net amortization and deferral ............................................................        5        6       16
                                                                                                -----     ----     ----
    Total pension expense ..................................................................    $   6     $  5     $  3
                                                                                                =====     ====     ====

Actuarial assumptions:
   Discount rate used to determine benefit obligation ...................                        7.75%    8.50%    8.00%
   Rate of increase for future compensation .............................                        6.00     6.00     5.00
Expected long-term rate of return on plan assets ........................                       10.25    10.25    10.25

-----------------------------------------------------------------------------------------------------------------------

State Street has partially funded, non-qualified supplemental retirement plans that provide certain officers with defined pension benefits in excess of allowable tax deductions. At December 31, 1997, 1996 and 1995, the projected benefit obligation of these plans was $24 million, $20 million and $15 million and the related pension expense was $5 million, $4 million and $2 million, respectively.

Total pension expense for all plans was $18 million, $13 million and $8 million for 1997, 1996 and 1995, respectively.

Employees of State Street Bank and certain subsidiaries are eligible to contribute a portion of their pre-tax salary to a 401(k) Salary Savings Plan. State Street matches a portion of these contributions and the related expense was $11 million, $9 million and $9 million for 1997, 1996 and 1995, respectively.

POSTRETIREMENT PLAN. State Street Bank and certain subsidiaries provide health care and life insurance benefits for retired employees. State Street funds medical and life insurance benefit costs at the same level that expenses are increased.

The discount rate used in determining the accumulated post-retirement benefit obligation ("APBO") was 7.75%, 8.50% and 8.00% for 1997, 1996 and 1995,
respectively. The assumed health care cost trend rate used in measuring the APBO was 3% for 1998, and 4.5% thereafter. If the health care trend rate assumptions were increased by 1%, the APBO would have increased by 6% as of December 31, 1997, and the aggregate expense for service and interest costs for 1997 would have increased by 8%.

The following table sets forth the financial status of the postretirement plan and amounts recognized in the Consolidated Financial Statements as of and for the years ended December 31:

-----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                            1997     1996     1995
-----------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees ..................................................................................    $  7     $  5     $  5
  Fully eligible active employees ...........................................................       4        5        5
  Other active employees ....................................................................       6       10       11
                                                                                                 ----     ----     ----
   Total accumulated postretirement benefit obligation ......................................      17       20       21

Unrecognized transition obligation (amortized over 20 years) ................................     (17)     (18)     (19)
Unrecognized net gain .......................................................................      16       12        9
                                                                                                 ----     ----     ----

    Accrued postretirement benefit costs (included in liabilities) ..........................    $ 16     $ 14     $ 11
                                                                                                 ====     ====     ====
Postretirement benefits expense:
  Current service cost ......................................................................    $  1     $  1     $  2
  Interest cost on APBO .....................................................................       2        2        2
  Net amortization and deferral .............................................................                1        1
                                                                                                 ----     ----     ----
     Total postretirement benefits expense ..................................................    $  3     $  4     $  5
                                                                                                 ====     ====     ====

-----------------------------------------------------------------------------------------------------------------------

NOTE P - INCOME TAXES

The provision for income taxes included in the Consolidated Statement of Income consisted of the following:

-------------------------------------------------
(Dollars in millions)        1997     1996   1995
-------------------------------------------------

Current:
  Federal ................  $ 63     $ 44    $ 32
  State ..................    26       20      20
  Non-U.S. ...............    41       15      21
                           -----    -----   -----
    Total current ........   130       79      73
Deferred:
  Federal ................    37       59      33
  State ..................    17       16      13
                           -----    -----   -----
    Total deferred .......    54       75      46
                           -----    -----   -----
    Total income taxes ... $ 184    $ 154   $ 119
                           =====    =====   =====

-------------------------------------------------

Current and deferred taxes for 1996 and 1995 have been reclassified to reflect the tax returns as actually filed. Income taxes benefits recorded directly to stockholders' equity for the years 1997, 1996 and 1995 included $10 million, $7 million and $2 million related to employee stock option exercises and other stock transactions and ($3) million, less than $1 million and ($51) million related to fair value adjustments for the investment portfolio. These taxes are not included in the table above. Income tax expense related to net securities gains was $1 million, $2 million and $5 million for 1997, 1996 and 1995, respectively.

Pre-tax income attributable to operations located outside the United States was $85 million, $42 million and $67 million in 1997, 1996 and 1995, respectively.

Significant components of the deferred tax liabilities and assets at December 31 were as follows:

-------------------------------------------------
(Dollars in millions)                 1997   1996
-------------------------------------------------

Deferred tax liabilities:
  Lease financing transactions ....  $524    $429
  Other ...........................    18      20
                                     ----    ----
     Total deferred tax liabilities   542     449
                                     ----    ----
Deferred tax assets:
  Operating expenses ..............    66      50
  Allowance for loan losses .......    36      31
  Tax carryforwards ...............     5      13
  Depreciation, net ...............    30      17
  Other ...........................    14      12
                                     ----    ----
  Valuation allowance .............    (5)   (10)
                                     ----    ----
     Total deferred tax assets ..     146     113
                                     ----    ----
     Net deferred tax liabilities    $396    $336
                                     ====    ====

-------------------------------------------------

At December 31, 1997, State Street had non-U.S. tax loss carry-forwards of $10 million. If not used, $4 million of the non-U.S. tax losses will expire in the years 1998 through 2002. Remaining tax losses carry forward indefinitely.

A reconciliation of the differences between the U.S. statutory income tax rate and the effective tax rates based on income before taxes is as follows:

------------------------------------------------------------------
                                        1997      1996       1995
------------------------------------------------------------------

U.S. Federal income tax rate ........  35.0%      35.0%      35.0%
Changes from statutory rate:
 State taxes, net of Federal benefit    4.4        4.9        3.2
 Tax-exempt interest revenue,
   net of disallowed interest .......  (3.9)      (4.5)      (4.3)
  Tax credits .......................  (1.9)      (1.4)      (1.7)
  Other, net ........................  (1.0)        .5         .4
                                       ----       ----       ----
    Effective tax rate ..............  32.6%      34.5%      32.6%
                                       ====       ====       ====

------------------------------------------------------------------

The reduction in the 1995 state effective tax rate was due to a change in the Massachusetts bank tax law and the settlement of a multi-year tax refund claim with the Commonwealth of Massachusetts.

NOTE Q - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

---------------------------------------------------------------------
(Dollars in millions,
except per share data)               1997         1996         1995
---------------------------------------------------------------------
Net Income ...............         $    380     $    293     $    247
                                   ========     ========     ========
Basic average shares .....          160,662      161,783      165,107
Effect of dilutive securities:
 Stock options and stock awards       2,068        1,482        1,436

 7.75% convertible subordinated
 debentures ..............            1,059        1,110        1,144
                                   --------     --------     --------
Dilutive average shares ..          163,789      164,375      167,687
                                   ========     ========     ========
Basic earnings per share .         $   2.37     $   1.81     $   1.50
                                   ========     ========     ========
Diluted earnings per share         $   2.32     $   1.78     $   1.47
                                   ========     ========     ========

---------------------------------------------------------------------

NOTE R - CONTINGENT LIABILITIES

State Street provides banking, trust, investment management, global custody, accounting, administration and securities processing services to both domestic and global customers. Assets under custody and assets under management are held by State Street in a fiduciary or custodial capacity and are not included in the Consolidated Statement of Condition because such items are not assets of State Street. Management conducts regular reviews of its responsibilities for these services and considers the results in preparing its financial statements. In the opinion of management, there are no contingent liabilities at December 31, 1997, that would have a material adverse effect on State Street's financial position or results of operations.

State Street is subject to pending and threatened legal actions that arise in the normal course of business. In the opinion of management, after discussion with counsel, these can be successfully defended or resolved without a material adverse effect on State Street's financial position or results of operations.

NOTE S - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

Off-balance sheet derivative instrument is a contract or agreement whose value is derived from interest rates, currency exchange rates or other financial indices. Derivative instruments include forwards, futures, swaps, options and other instruments with similar characteristics. The use of these instruments generates fee, interest or trading revenue.

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

The following table summarizes the contractual or notional amounts of derivative financial instruments held or issued by State Street for trading and balance sheet management at December 31:

-----------------------------------------------------------
(Dollars in millions)                   1997        1996
-----------------------------------------------------------
Trading:
 Interest rate contracts:
    Swap agreements .............     $ 1,015      $   880
    Options and caps purchased ..          38           25
    Options and caps written ....         186          116
    Futures - short position ....         594        1,252
    Options on futures purchased            5          430
    Options on futures written ..           8           28
 Foreign exchange contracts:
    Forward, swap and spot ......      91,742       62,109
    Options purchased ...........         144          206
    Options written .............         138           60
    Options on futures purchased                       330

Balance Sheet Management:
 Interest rate contracts:
    Swap agreements .............         243          296
    Options and caps purchased ..          50           50
 Foreign exchange contracts .....          44           65

-----------------------------------------------------------

State Street's risk exposure from interest rate and foreign exchange contracts results from the possibility that one party may default on its contractual obligation or from movements in exchange or interest rates. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional value. The notional value provides the basis for determining the exchange of contractual cash flows. The exposure to credit loss can be estimated by calculating the cost on a present value basis to replace at current market rates all profitable contracts at year end. The estimated aggregate replacement cost of derivative financial instruments in a net positive position was $1 billion and less than $1 billion at December 31, 1997 and 1996, respectively.

The foreign exchange contracts have been reduced by offsetting balances with the same counterparty where a master netting agreement exists. The following table represents the fair value and average fair value of financial instruments held or issued for trading purposes as of and for the years ended December 31, 1997 and 1996:

-------------------------------------------------------------------
                                                          Average
 (Dollars in millions)                     Fair Value    Fair Value
-------------------------------------------------------------------

1997
Foreign exchange contracts:
   Contracts in a receivable position .....  $1,037        $1,064
   Contracts in a payable position ........   1,036         1,087
 Other financial instrument contracts:
   Contracts in a receivable position .....       3             7
 Contracts in a payable position ..........       2             5

1996
Foreign exchange contracts:
   Contracts in a receivable position .....   $ 620        $  615
   Contracts in a payable position ........     634           617
 Other financial instrument contracts:
   Contracts in a receivable position .....       6             6
   Contracts in a payable position ........       4             4

-------------------------------------------------------------------

Net foreign exchange trading revenue related to foreign exchange contracts totaled $245 million, $126 million and $141 million for 1997, 1996 and 1995, respectively. Gains/losses for other financial instrument contracts were a gain of $1 million in both 1997 and 1996, and a loss of $1 million in 1995. Future cash requirements, if any, related to foreign currency contracts are represented by the gross amount of currencies to be exchanged under each contract unless State Street and the counterparty have agreed to pay or receive the net contractual settlement amount on the settlement date. Future cash requirements on other financial instruments are limited to the net amounts payable under the agreements.

CREDIT-RELATED FINANCIAL INSTRUMENTS. Credit-related financial instruments include indemnified securities on loan, commitments to extend credit, standby letters of credit and letters of credit. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments.

The following is a summary of the contractual amount of State Street's credit-related, off-balance sheet financial instruments at December 31:

---------------------------------------------------------------
(Dollars in millions)                      1997          1996
---------------------------------------------------------------

Indemnified securities on loan           $ 57,465      $ 41,518
Loan commitments ............               7,294         4,974
Standby letters of credit ...               1,821         1,777
Letters of credit ...........                 179           160

---------------------------------------------------------------

On behalf of its customers, State Street lends their securities to creditworthy brokers and other institutions. In certain circumstances, State Street may indemnify its customers for the fair market value of those securities against a failure of the borrower to return such securities. State Street requires the borrowers to provide collateral in an amount equal to or in excess of 102% of the fair market value of the securities borrowed. The borrowed securities are revalued daily to determine if additional collateral is necessary. State Street held as collateral, cash and U.S. Government securities totaling $59 billion and $42.8 billion for indemnified securities on loan at December 31, 1997 and 1996, respectively.

Loan commitments (unfunded loans and unused lines of credit), standby letters of credit and letters of credit are issued to accommodate the financing needs of State Street's customers. Loan commitments are agreements by State Street to lend monies at a future date, subject to conditions established in the agreement. Standby letters of credit and letters of credit commit State Street to make payments on behalf of customers when certain specified events occur.

These loan and letter-of-credit commitments are subject to the same credit policies and reviews as loans. The amount and nature of collateral is obtained based upon management's assessment of the credit risk. Approximately 70% of the loan commitments expire within one year from the date of issue. Since many of the commitments are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.

NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS

State Street uses the following methods to estimate the fair value of financial instruments.

For financial instruments that have quoted market prices, those quotes are used to determine fair value. Financial instruments that have no defined maturity, have a remaining maturity of 180 days or less, or reprice frequently to a market rate, are assumed to have a fair value that approximates reported book value, after taking into consideration any applicable credit risk. If no market quotes are available, financial instruments are valued by discounting the expected cash flow(s) using an estimated current market interest rate for the financial instrument. For off-balance sheet derivative instruments, fair value is estimated as the amount that State Street would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

The short maturity of State Street's assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates reported balance sheet value. Such financial instruments are reported in the following balance sheet captions: cash and due from banks, Interest-bearing deposits with banks, securities purchased under resale agreements and securities borrowed, Federal funds sold, deposits, securities sold under repurchase agreements, Federal funds purchased, and other short-term borrowings. Fair value of trading accounts equals the balance sheet value. As of December 31, 1997, the fair value of interest rate contracts used for balance sheet management was a payable of $4 million; as of December 31, 1996, the fair value of such interest rate contracts was a payable of $6 million. There is no reported cost for loan commitments.


The reported value and fair value for other balance sheet captions at December 31, are as follows:

-------------------------------------------------------
                                  Reported       Fair
 (Dollars in millions)              Value        Value
-------------------------------------------------------

1997 Investment securities:
   Available for sale .........    $ 9,482      $ 9,482
   Held to maturity ...........        893          893
Net loans (excluding leases) ..      4,597        4,597
Notes payable .................         44           45
Long-term debt ................        774          892

1996
Investment securities:
   Available for sale .........    $ 8,528      $ 8,528
   Held to maturity ...........        859          859
Net loans (excluding leases) ..      3,994        3,994
Notes payable .................         86           88
Long-term debt ................        476          463

-------------------------------------------------------

NOTE U - NON-U.S. ACTIVITIES

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

The following table summarizes non-U.S. operating results and assets, based on the domicile location of customers, for the years ended and as of December 31:

------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                       1997       1996      1995
------------------------------------------------------------------------------------------------------

Fee revenue ...........................................................  $   327     $  252     $  226

Interest revenue ......................................................      654        489        451
Interest expense ......................................................      446        359        343
                                                                         -------     ------     ------
    Net interest revenue ..............................................      208        130        108
Provision for loan losses .............................................       10          1          4
                                                                         -------     ------     ------
    Total revenue .....................................................      525        381        330
Operating expenses ....................................................      373        296        263
                                                                         -------     ------     ------
    Net income before taxes ...........................................      152         85         67
Income taxes ..........................................................       55         30         24
                                                                         -------     ------     ------
    Net Income ........................................................  $    97     $   55     $   43
                                                                         =======     ======     ======

Assets:
 Interest-bearing deposits with banks .................................  $10,080     $7,565     $5,975
 Loans and other assets ...............................................    2,713      1,486      1,447
                                                                         -------     ------     ------
     Total Assets .....................................................  $12,793     $9,051     $7,422
                                                                         =======     ======     ======

------------------------------------------------------------------------------------------------------

NOTE V - FINANCIAL STATEMENTS OF STATE STREET CORPORATION (PARENT ONLY)

STATEMENT OF INCOME
------------------------------------------------------------------------------------------------------
(Dollars in millions) Year ended December 31,                              1997       1996        1995
------------------------------------------------------------------------------------------------------
Dividends from bank subsidiary .........................................   $  22      $  88      $  96
Dividends and interest revenue .........................................      25         10         12
Securities gains, net ..................................................                  3          5
                                                                           -----      -----      -----
    Total revenue .....................................................       47        101        113
Interest on commercial paper ..........................................        2          3          8
Interest on long-term debt ............................................       53         13         6
Other expenses ........................................................        4          3          4
                                                                           -----      -----      -----
    Total expenses .....................................................      59         19         18
Income tax benefit .....................................................     (13)        (1)
                                                                           -----      -----      -----
    Income before equity in undistributed income of subsidiaries ......        1         83         95
Equity in undistributed income of subsidiaries and affiliate:
  Consolidated bank ...................................................      369        192        132
  Consolidated nonbank ................................................        4         12         15
  Unconsolidated affiliate ............................................        6          6          5
                                                                           -----      -----      -----
                                                                             379        210        152
                                                                           -----      -----      -----
    Net Income .........................................................   $ 380      $ 293      $ 247
                                                                           =====      =====      =====

------------------------------------------------------------------------------------------------------

STATEMENT OF CONDITION

-------------------------------------------------------------------------------------------------------
(Dollars in millions) December 31,                                                     1997        1996
-------------------------------------------------------------------------------------------------------
Assets:
 Cash and due from bank subsidiary ...........................................         $ 15         $ 2
 Interest-bearing deposits with bank subsidiary ..............................            2         316
 Securities purchased under resale agreements ................................          320
 Available-for-sale securities ...............................................           15          10
 Investment in consolidated subsidiaries:
   Bank ......................................................................        2,233       1,778
   Nonbank ...................................................................          100          76
 Investment in unconsolidated affiliate ......................................           32          26
 Notes receivable from nonbank subsidiaries ..................................           72          57
 Other assets ................................................................           12          11
                                                                                    -------     -------
     Total Assets ............................................................      $ 2,801     $ 2,276
                                                                                    =======     =======

Liabilities:

 Commercial paper ............................................................       $          $     8
 Accrued taxes and other expenses ............................................           22          18
 Other liabilities ...........................................................           16          16
 Long-term debt ..............................................................          768         459
                                                                                    -------     -------
     Total Liabilities .......................................................          806         501
                                                                                    -------     -------
 Stockholders' Equity ........................................................        1,995       1,775
                                                                                    -------     -------
     Total Liabilities and Stockholders' Equity ..............................      $ 2,801     $ 2,276
                                                                                    =======     =======

STATEMENT OF CASH FLOWS

------------------------------------------------------------------------------------------------------
(Dollars in millions) Year ended December 31,                               1997      1996        1995
------------------------------------------------------------------------------------------------------
Operating Activities:
 Net income ......................................................         $ 380      $ 293      $ 247
 Equity in undistributed income of subsidiaries and affiliate ....          (379)      (210)      (152)
 Securities gains, net ...........................................                       (3)        (5)
 Other, net ......................................................            (4)         6         17
                                                                           -----      -----      -----
     Net Cash (Used) Provided by Operating Activities ............            (3)        86        107

Investing Activities:
 Net (payments for) proceeds from:
    Investment in bank subsidiary ................................           (75)       (14)
    Investment in nonbank subsidiaries ...........................           (21)        (8)        (2)
    Securities purchased under resale agreement ..................          (320)
    Purchase of available-for-sale securities ....................            (5)       (10)       (13)
    Maturity of available-for-sale securities ....................                       10          5
    Sales of available-for-sale securities .......................                       18         25
    Interest bearing deposits with banks .........................           314       (150)        17
    Notes receivable from nonbank subsidiaries ...................           (15)       (41)       (10)
                                                                           -----      -----      -----
     Net Cash (Used) Provided by Investing Activities ............          (122)      (195)        22

Financing Activities:
 Net payments for commercial paper ...............................            (8)       (66)       (61)
 Proceeds from issuance of long-term debt ........................           309        356
 Proceeds from issuance of common and treasury stock .............           16          12          5
 Payments for cash dividends .....................................           (69)       (61)       (56)
 Payments for purchase of common stock ...........................          (110)      (131)       (17)
                                                                           -----      -----      -----
     Net Cash Provided (Used) by Financing Activities ............           138        110       (129)
                                                                           -----      -----      -----
     Net Increase ................................................            13          1
                                                                           -----      -----      -----
 Cash and due from banks at beginning of period ..................             2          1          1
                                                                           -----      -----      -----
     Cash and Due from Banks at End of Period ....................         $  15      $   2      $   1
                                                                           =====      =====      =====

------------------------------------------------------------------------------------------------------

State Street Corporation REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
State Street Corporation

We have audited the accompanying consolidated statements of condition of State Street Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to herein present fairly, in all material respects, the consolidated financial position of State Street Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                        /s/ Ernst & Young LLP


Boston, Massachusetts
January 13, 1998

SUPPLEMENTAL FINANCIAL DATA State Street Corporation
-----------------------------------------------------------------------------------------------------------
CONDENSED AVERAGE STATEMENT OF CONDITION WITH NET INTEREST REVENUE ANALYSIS
-----------------------------------------------------------------------------------------------------------
                                                                         Average                    Average
(Dollars in millions; taxable equivalent)                                Balance       Interest      Rate
-----------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with banks ..............................      $ 8,516        $  415        4.88%
Securities purchased under resale agreements and securities borrowed       6,413           354        5.52
Federal funds sold ................................................          708            39        5.57
Trading account assets ............................................          153             9        5.60
Investment securities:
   U.S. Treasury and Federal agencies .............................        5,980           360        6.03
   State and political subdivisions ...............................        1,645           105        6.37
   Other investments ..............................................        2,659           163        6.12
                                                                         -------        ------
     Total investment securities ..................................       10,284           628        6.11
Loans:
   Commercial and financial .......................................        3,494           215        6.15
   Real estate ....................................................           99             9        8.72
   Non-U.S. .......................................................          882            61        6.98
   Lease financing ................................................          876            69        7.86
                                                                         -------        ------
     Total loans ..................................................        5,351           354        6.61
                                                                         -------        ------
     TOTAL INTEREST-EARNING ASSETS ................................       31,425         1,799        5.73

Cash and due from banks ...........................................        1,119
Allowance for loan losses .........................................          (76)
Premises and equipment ............................................          475
Customers' acceptance liability ...................................           68
Other assets ......................................................        2,415
                                                                         -------
     TOTAL ASSETS .................................................      $35,426
                                                                         =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings ........................................................      $ 2,081            87        4.17
   Time ...........................................................          153             8        5.08
   Non-U.S. .......................................................       12,645           417        3.30
                                                                         -------        ------
     Total interest-bearing deposits ..............................       14,879           512        3.44
Securities sold under repurchase agreements .......................        9,598           499        5.20
Federal funds purchased ...........................................          291            15        5.26
Other short-term borrowings .......................................          602            30        5.03
Notes payable .....................................................           76             3        4.34
Long-term debt ....................................................          717            55        7.70
                                                                         -------        ------
     TOTAL INTEREST-BEARING LIABILITIES ...........................       26,163         1,114        4.26
                                                                                        ------
Noninterest-bearing deposits ......................................        5,288
Acceptances outstanding ...........................................           68
Other liabilities .................................................        2,060
Stockholders' equity ..............................................        1,847

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...................      $35,426
                                                                         =======
     Net interest revenue .........................................                     $  685
                                                                                        ======
     Excess of rate earned over rate paid .........................                                   1.47%
                                                                                                      ====
     NET INTEREST MARGIN(1) .......................................                                   2.18%
                                                                                                      ====
-----------------------------------------------------------------------------------------------------------
(1) Net interest margin is taxable equivalent net interest revenue divided by average interest-earning assets.

           1996                           1995                            1994                           1993
----------------------------------------------------------------------------------------------------------------------------
 Average           Average      Average             Average     Average            Average      Average             Average
 Balance  Interest  Rate       Balance   Interest    Rate      Balance   Interest   Rate       Balance   Interest   Rate
----------------------------------------------------------------------------------------------------------------------------
$ 7,041   $  336    4.78%      $ 5,466     $ 287      5.25%     $ 5,183     $ 209   4.04%      $ 5,022     $ 202     4.01%
  6,010      326    5.43         5,569       329      5.91        3,102       132   4.26         3,255       102     3.14
    561       30    5.35           475        28      5.97          537        24   4.45           534        16     3.03
    326       18    5.41           412        21      5.13          532        26   4.90           416        17     4.02
  4,319      261    6.03         4,139       243      5.89        3,455       184   5.33         2,181       124     5.72
  1,478       92    6.25         1,183        71      5.96        1,120        57   5.09           732        40     5.43
  2,111      127    6.01         2,212       134      6.05        2,597       139   5.35         2,169       118     5.43
-------   ------               -------     -----                -------     -----              -------     -----
  7,908      480    6.06         7,534       448      5.95        7,172       380   5.30         5,082       282     5.55

  2,938      185    6.30         2,519       171      6.79        2,347       123   5.24         1,918        93     4.85
    106        9    8.76            99         8      8.39           96         7   7.57            97         7     6.97
    815       52    6.40           536        42      7.80          586        38   6.41           282        16     5.82
    654       44    6.73           510        37      7.31          372        22   5.98           279        16     5.61
-------   ------               -------     -----                -------     -----              -------     -----
  4,513      290    6.42         3,664       258      7.04        3,401       190   5.58         2,576       132     5.14
-------   ------               -------     -----                -------     -----              -------     -----
 26,359    1,480    5.61        23,120     1,371      5.93       19,927       961   4.82        16,885       751     4.45

  1,164                          1,026                            1,286                            979
   (70)                            (62)                             (58)                           (58)
    458                            481                              462                            435
     42                             63                               30                             33
  1,530                          1,554                            1,148                            653
--------                       -------                          -------                        -------
$ 29,483                       $26,182                          $22,795                        $18,927
========                       =======                          =======                        =======

$ 2,097       86    4.10       $1,913         85      4.45      $ 1,992        57    2.85      $ 2,253        55     2.45
    150        8    5.26           131         7      5.47          172         8    4.52          234        12     5.24
 10,372      331    3.19         8,470       324      3.82        7,392       216    2.93        4,954       147     2.95
-------   ------               -------     -----                -------     -----              -------     -----
 12,619      425    3.37        10,514       416      3.96        9,556       281    2.93        7,441       214     2.87
  7,819      394    5.05         7,080       399      5.65        4,958       201    4.07        4,181       121     2.90
    357       19    5.18           504        30      5.89          411        16    3.90          741        21     2.84
    707       36    5.04           761        41      5.32          563        25    4.40          216         8     3.78
    124        3    2.47           214        12      5.73          258        12    4.64          511        20     3.90
    213       15    6.95           127         9      6.71          128         9    6.73          122        10     8.19
-------   ------               -------     -----                -------     -----              -------     -----
 21,839      892    4.08        19,200       907      4.72       15,874       544    3.43       13,212       394     2.98
          ------                           -----                            -----                          -----
  4,638                          4,113                            4,701                          4,059
     42                             64                               30                             34
  1,346                          1,322                              906                            497
  1,618                          1,483                            1,284                          1,125
--------                       -------                          -------                        -------
$ 29,483                       $26,182                          $22,795                        $18,927
========                       =======                          =======                        =======
          $  588                          $  464                            $ 417                          $ 357
          ======                          ======                            =====                          =====
                    1.53%                             1.21%                    1.39%                                 1.47%
                    ====                              ====                     ====                                  ====
                    2.23%                             2.01%                    2.09%                                 2.12%
                    ====                              ====                     ====                                  ====

----------------------------------------------------------------------------------------------------------------------------