Form 10-K, Exhibit 13
period 1998-12-31
STATE STREET CORP
filed 1999-03-23
CIK 93751

EXHIBIT 13.1

--------------------------------------------------------------------------------
                             SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        CAGR*
(Dollars in millions, except per share data;
taxable equivalent)                               1998        1997         1996         1995       1994        1993       93-98
-------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS

Fee revenue:
  Fiduciary compensation .....................  $  1,504     $  1,252    $  1,018    $    824    $    750     $    661
  Foreign exchange trading ...................       289          245         126         141         114          83
  Other ......................................       204          176         158         154         153         122
                                                --------     --------    --------    --------    --------     --------
    Total fee revenue ........................     1,997        1,673       1,302       1,119       1,017          866    18%

Interest revenue .............................     2,277        1,799       1,480       1,371         961          751
Interest expense .............................     1,492        1,114         892         907         544          394
                                                --------     --------    --------    --------    --------     --------
    Net interest revenue .....................       785          685         588         464         417          357    17
Provision for loan losses ....................        17           16           8           8          11           11
                                                --------     --------    --------    --------    --------     --------

    Total revenue ............................     2,765        2,342       1,882       1,575       1,423        1,212    18

Operating expenses ...........................     2,068        1,734       1,398       1,174       1,058          899    18
                                                --------     --------    --------    --------    --------     --------
    Income before income taxes ...............       697          608         484         401         365          313    17
Income taxes .................................       221          184         154         119         120          102
Taxable equivalent adjustment ................        40           44          37          35          25           22
                                                --------     --------    --------    --------    --------     --------
    Net Income ...............................  $    436     $    380    $    293    $    247    $    220     $    189    18
                                                ========     ========    ========    ========    ========     ========

PER SHARE

Earnings:
  Basic ......................................  $   2.71     $   2.37    $   1.81     $  1.50     $  1.34     $   1.16    18
  Diluted ....................................      2.66         2.32        1.78        1.47        1.32         1.14    18
Cash dividends declared ......................       .52          .44         .38         .34         .30          .26    15
Closing price at year end ....................     70.13        58.19       32.31       22.50       14.31        18.75    30

Diluted shares outstanding (in thousands) ....   163,927      163,789     164,375     167,687     166,908      166,297

ANNUAL AVERAGES

Interest-earning assets ......................  $ 41,406     $ 31,425    $ 26,359    $ 23,120    $ 19,927     $ 16,885    20
Total assets .................................    45,710       35,426      29,483      26,182      22,795       18,927    19
Noninterest-bearing deposits .................     6,254        5,288       4,638       4,113       4,701        4,059     9
Non-U.S. deposits ............................    16,294       12,645      10,372       8,470       7,392        4,954    27
Long-term debt ...............................       867          717         213         127         128          122    48
Stockholders' equity .........................     2,157        1,847       1,618       1,483       1,284        1,125    14

RATIOS

Return on equity .............................      20.2%        20.6%      18.1%        16.7%       17.2%        16.8%
Internal capital generation rate .............      16.3         16.9       14.3         12.9        13.3         13.1
Employees at year end ........................    16,816       14,199     12,792       11,324      11,528       10,445    10
-------------------------------------------------------------------------------------------------------------------------------
In 1995, State Street acquired Investors Fiduciary Trust Company in a transaction accounted for as a pooling of interests.
All prior period information has been restated to reflect this acquisition.

Per share amounts for 1993 to 1996 have been restated to reflect a two-for-one stock split distributed in 1997.

*Compound Annual Growth Rate

--------------------------------------------------------------------------------
                                                                              13