Form 10-K, Exhibit 13
period 1998-12-31
STATE STREET CORP
filed 1999-03-23
CIK 93751

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------
This section provides management's discussion and analysis of State Street's consolidated results of operation for the three years ended December 31, 1998, and its financial condition at year-end 1998. It should be read in conjunction with the Consolidated Financial Statements and Supplemental Financial Data.

State Street is a leading specialist in serving institutional investors worldwide. Among the services State Street provides customers are:

[bullet]  Custody, accounting, daily pricing and administration
[bullet] Foreign exchange, cash management and securities lending [bullet] Investment management
[bullet]  Information and trading
[bullet]  Banking services

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

SUMMARY
--------------------------------------------------------------------------------
In 1998, State Street's earnings per diluted share were $2.66, up 15% from the outstanding performance of 1997. Total revenue of $2.8 billion increased 18% from the previous year. Revenue growth was driven by growth in fiduciary compensation, net interest revenue and foreign exchange revenue. Net income was $436 million, up 15%. Return on stockholders' equity was 20.2%. With these strong results, the Corporation performed well against its financial goals.

[bar chart begins]

Diluted Earnings Per Share
Dollars

94      1.32
95      1.47
96      1.78
97      2.32
98      2.66

[bar chart ends]

State Street's primary financial goal is to achieve sustainable real (inflation-adjusted) growth in earnings per share. Over the last 15 years, earnings per diluted share increased at a 16% compound annual growth rate. State Street's two supporting financial goals are related to revenue growth and return on stockholders' equity. The revenue goal, to repeat the strong revenue growth of the 1980s in the 1990s, requires 12.5% real (inflation-adjusted) growth, or approximately a 15% nominal compound annual growth rate. For the decade to date, nominal revenue has increased at a 17% compound annual growth rate. Return on stockholders' equity was 20.2% for 1998, exceeding State Street's goal of 18%.

This was State Street's twenty-first consecutive year of double-digit earnings per share growth. State Street's consistent financial performance demonstrates successful execution of its strategic plan to build value for its stockholders, in part by continuing to invest in technology, new products and services, and expansion into new markets.

Growth in revenue is integral to State Street's consistent financial performance. In 1998, approximately 80% of State Street's increase in revenue came from existing customers, and the remaining 20% came from new customers. Revenue growth was driven by customers' expanding needs, arising in part from the continuation of long-term, global trends: aging of the world's population, pressures on pay-as-you-go pension systems, increasing cross-border investing, and the growing complexity of investment strategies. Management has positioned State Street to benefit from these trends.

Some environmental factors favorably affected State Street's performance in 1998. Securities values were generally higher than in 1997. Currency markets were active and volatile. U.S. mutual funds experienced continued strong cash inflows.

State Street achieved strong sales success in 1998. Given the level of new business signed and the continuation of the long-term trends driving demand for the services State Street provides, management is optimistic about State Street's long-term prospects. Management remains confident that execution of its strategic business plan will continue to create value for stockholders.

REVENUE
--------------------------------------------------------------------------------
State Street specializes in providing services and investment management for institutional investors worldwide, and focuses on customer relationships.


--------------------------------------------------------------------------------
14                                  State Street Corporation  1998 Annual Report

This focus results in high customer retention and recurring revenue.

State Street offers a wide range of products and services to customers with varied and complex needs. Customers continue to increase the number of State Street products they use. The Corporation's 1,000 largest customers used an average of 5.8 products in 1998, up from 5.5 in 1997.

State Street classifies revenue received for services as either fee revenue or net interest revenue, according to the service provided. Management focuses on increasing total revenue. In 1998, total revenue grew 18%, to $2.8 billion.


[bar chart begins]

                                 Total Revenue

                    Dollars in billions, taxable equivalent

Total Fiduciary Compensation

Other Fee Revenue

Net Interest Revenue

                     [PLOT POINTS TO BE PROVIDED BY CLIENT]

94              1.4
95              1.6
96              1.9
97              2.3
98              2.8

[bar chart ends]

FEE REVENUE

In 1998, fee revenue, which accounted for 72% of total revenue, was $2.0 billion, up $324 million, or 19%, from 1997 due to new business both from existing customers and new customers, and due to customer growth.

Fee revenue growth came from fiduciary compensation, up $252 million; foreign exchange trading revenue, up $44 million; and servicing and processing fees, up $18 million.
--------------------------------------------------------------------------------

FEE REVENUE                                                            Change
(Dollars in millions)                     1998      1997     1996      97-98
--------------------------------------------------------------------------------
Fiduciary compensation:
     Services for Institutional
        Investors ...................    $ 1,024  $   861  $   711      19%
     Investment Management ..........        480      391      307      23
                                         -------  -------  -------
              Total .................      1,504    1,252    1,018      20
Foreign exchange trading ............        289      245      126      18
Servicing and processing ............        177      159      125      12
Other ...............................         27       17       33      55
                                         -------  -------  -------
              Total fee revenue .....    $ 1,997  $ 1,673  $ 1,302      19
                                         =======  =======  =======
--------------------------------------------------------------------------------

Fiduciary Compensation

Fiduciary compensation, up 20% in 1998, is the largest component of fee revenue. Fiduciary compensation is derived from accounting, custody, daily pricing, information services, securities lending, trusteeship services and investment management.

Fees recorded in fiduciary compensation are a function of the mix and volume of assets under custody and assets under management, securities positions held, portfolio transactions, and securities on loan. If equity values worldwide were to increase or decrease 10%, State Street estimates that this, by itself, would cause approximately a 2% change in total revenue. If bond values were to change by 10%, State Street would anticipate less than a 1% change in total revenue.

The following sections discuss the factors contributing to growth in fiduciary compensation, presented by market segment. State Street's customers use other complementary services that are recorded in other revenue categories, such as foreign exchange trading revenue and net interest revenue.

Services for Institutional Investors. In 1998, fiduciary compensation for Services for Institutional Investors was $1.0 billion, up 19% from 1997. Services for Institutional Investors revenue increasingly reflects customers' use of services other than basic custody, such as mutual fund accounting and administration, services for offshore mutual funds, securities lending, performance and analytics, and compliance monitoring.

Mutual Funds. State Street is the largest mutual fund custodian and accounting agent in the United States. State Street provides custody services for 42% of registered U.S. mutual funds. State Street is distinct from many other mutual fund service providers because customers make extensive use of a number of related services in addition to custody, including accounting and daily pricing. The Corporation provides fund accounting and valuation services for more than five times the assets serviced by the next largest accounting service provider. State Street is responsible for calculating 27% of the U.S. mutual fund prices that appear daily in The Wall Street Journal. Services such as fund accounting and administration, accounting for multiple classes of shares, master/feeder accounting, and services for offshore funds and local funds in locations outside the United States contribute to fiduciary compensation. Shareholder services are provided through an affiliate, Boston Financial Data Services, Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

[bar chart begins]
Mutual Fund Complexes

94      227
95      238
96      243
97      247
98      253

[bar chart ends]

[bar chart begins]
Market Share of U.S.
  Pension Assets

Percent of market

94      17
95      21
96      22
97      24
98      24

Source: Money Market Directory data
[bar chart ends]


[bar chart begins]
Assets Under Custody for
  Non-U.S. Customers

Dollars in billions

94      102
95      152
96      202
97      266
98      362

[bar chart ends]


A long-term revenue driver is the number of mutual fund complexes, or mutual fund families, the Corporation services. Once a mutual fund complex becomes a customer, that complex is likely to select State Street to provide more services, service more funds, or both. In addition, State Street benefits from the growth of its customers. At year-end 1998, 253 mutual fund complexes used State Street's services, up from 247 a year ago.

In 1998, revenue growth from servicing mutual funds came primarily from new business, both from existing customers and new customers. Increased revenue from accounting and custody reflected growth in assets and additional mutual funds. Revenue from servicing offshore funds and from mutual fund administration continued to increase.

In 1998, total mutual fund assets under custody increased 26%. The total number of funds serviced increased by 340, or 10%, to 3,661. There were 583 new funds serviced, 500 from existing customers and 83 from new customers, partially offset by 243 funds no longer serviced due primarily to mergers and consolidations of funds. The number of offshore funds serviced was up 14% from a year ago and offshore assets increased 41%. Assets under administration were up 21%.

U.S. Pension, Insurance and Other Investment Pools. State Street provides custody, portfolio accounting, securities lending, information and other related services for retirement plans and other financial asset portfolios of corporations, public funds, investment managers, non-profit organizations, unions and others. The Corporation provides products and services, such as performance and analytics, global reporting, and compliance monitoring, that these institutional customers require to meet their changing needs. In 1998, revenue growth was driven by new business and securities lending.

State Street has a leading share of the market for servicing U.S. tax-exempt assets for corporate and public pension funds. Over the past five years, State Street's market share has grown from 17% to 24%.

Customers Outside the United States. State Street is committed to expanding globally by serving the global needs of both its U.S. and non-U.S. domiciled customers. Revenue growth in 1998 from customers outside the United States was driven primarily by new business, including business gained by an acquisition. In 1998, assets under custody for these customers totaled $362 billion, an increase of 36% from 1997, with strong growth in Europe, Canada and Japan. Over the last five years, assets under custody for these customers have increased at a compound annual growth rate of 32%.

Investment Management. Fiduciary compensation for Investment Management was $480 million, up 23% from 1997.

State Street provides an extensive range of investment management services, including investment management for corporations, public funds and other institutional investors; administration and investment services for defined contribution and other employee benefit programs; and investment management and other financial services for high-net-worth individuals. These services are offered through State Street Global Advisors ("SSgA[RegTM]"). In the United States, SSgA is the largest manager of tax-exempt assets, the third-largest manager of defined contribution plan assets and the third-largest manager of total assets. Globally, SSgA is the seventh-largest manager of total assets.

SSgA offers a broad array of investment strategies, including passive, enhanced and active management using quantitative and fundamental methods for both global equities and global fixed income. Fees are based

--------------------------------------------------------------------------------
16                                  State Street Corporation  1998 Annual Report
on the investment strategy, the amount of the investment, and the customer's total State Street relationship.

[bar chart begins]
Assets Under Management

Dollars in billions

94      161
95      227
96      292
97      390
98      485

[bar chart ends]


In 1998, the increase in revenue from investment management for institutional investors reflected new business installed, additional contributions from existing customers and higher values of U.S. equities. Revenue growth was driven principally by customers' use of passive equity strategies and fixed income strategies, including short-term investments.

Revenue from providing participant services to defined contribution and other employee benefit programs grew as a result of an acquisition, new business and growth in existing business. The number of defined contribution plan participants served increased to 2.6 million from 2.4 million in 1997.

Assets Under Custody and Management. The amounts of assets under custody and management indicate the relative size of various markets served and, as adjusted for market-value changes, serve as proxies for business growth. However, changes in asset levels do not necessarily result in proportional changes in revenue, due to the many services that are priced on factors other than asset size and State Street's relationship pricing for customers who use multiple services.

Market value changes had a positive impact on the value of assets under custody in 1998. The U.S. equity market, as measured by the total return of the S&P 500 index, increased 29%, while the broader market, as measured by the Wilshire 5000, increased 23%. U.S. bond markets, as measured by the Lehman Brothers Aggregate Bond index, increased 9%. International equity markets, as measured in U.S. dollars by the Morgan Stanley EAFE index, increased 20%.

At year-end 1998, total assets under custody increased $909 billion, or 23%, to $4.8 trillion, from 1997.

----------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY AND MANAGEMENT                                                               Compound
AS OF DECEMBER 31,                                                                                 Growth
                                                                                            Change  Rate
(Dollars in billions)               1998    1997      1996     1995     1994     1993       97-98   93-98
----------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY
Customers in the U.S.:
  Mutual funds .................  $ 2,144  $ 1,705  $ 1,281  $ 1,001  $   788  $   796      26%     22%
  Pensions, insurance and
    other investment pools .....    2,306    1,932    1,459    1,125      838      798      19      24
Customers outside the U.S. .....      362      266      202      152      102       90      36      32
                                  -------  -------  -------  -------  -------  ------
      Total ....................  $ 4,812  $ 3,903  $ 2,942  $ 2,278  $ 1,728  $ 1,684      23      23
                                  =======  =======  =======  =======  =======  =======

ASSETS UNDER MANAGEMENT
Equities:
  Passive ......................  $   237  $   168  $   119  $    83  $    55  $    48      41      38
  Active .......................       34       26       20       18       14       11      31      25
Employer securities ............       59       51       39       34       18       17      16      28
Fixed income ...................       32       28       24       19       12       11      14      24
Money market ...................      123      117       90       73       62       55       5      17
                                  -------  -------  -------  -------  -------  ------
      Total ....................  $   485  $   390  $   292  $   227  $   161  $   142      24      28
                                  =======  =======  =======  =======  =======  =======
----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Approximately 55% of these assets under custody were equities, 27% were fixed income instruments, and 18% were short-term instruments. Non-U.S. securities comprised 12% of total assets under custody, with emerging markets securities comprising less than 1%.

At year-end 1998, assets under management increased $95 billion to $485 billion, or 24%, from 1997. Non-U.S. securities comprised 21% of total securities, with emerging markets securities comprising 1%.

Foreign Exchange Trading

In 1998, foreign exchange trading revenue rose 18%, to $289 million. Major currencies were slightly more volatile than in 1997. Currency volatility in both 1998 and 1997 was significantly greater than in 1996. The dollar volume of customer trades was up 29% from 1997.

Development of a comprehensive range of foreign exchange services to meet the needs of institutional investors helped State Street earn the number two ranking for "Best FX Service Overall" in a 1998 worldwide survey of global foreign exchange providers conducted by Global Investor magazine.

[bar chart begins]
Investment Managers Using
Foreign Exchange Services

94      405
95      499
96      575
97      625
98      698

[bar chart ends]

In 1998, the number of investment managers using State Street's foreign exchange services increased to 698, from 625 a year ago, and many existing relationships expanded. A contributor to new foreign exchange business is State Street Global Link,(SM) an integrated, electronic platform that includes unique research and trade execution capabilities.

Servicing and Processing

Servicing and processing revenue includes fees from brokerage services, software licensing and maintenance, loans, investment banking, and trade banking. Servicing and processing revenue of $177 million was up 12% from 1997. Fees from brokerage services and investment banking products drove revenue growth. Servicing and processing revenue in 1997 included revenue from a non-strategic business sold in June of that year.

Other Fee Revenue

Other fee revenue includes gains and losses on sales of investment securities, leased equipment, and other assets; gains and losses on currency translation; trading account profits and losses; profit or loss from joint ventures; and amortization of investments in tax-advantaged financings. In 1998, other fee revenue grew $10 million, principally due to gains on sales of investment securities.

NET INTEREST REVENUE

Net interest revenue is the amount of interest received on interest-earning assets less the interest paid on interest-bearing liabilities. In this discussion, net interest revenue is expressed on a fully taxable-equivalent basis to adjust for the tax-exempt status of revenue earned on certain investment securities and loans.

--------------------------------------------------------------------------------
NET INTEREST REVENUE

(Dollars in millions;                                                  Change
taxable equivalent)                   1998       1997       1996       97-98
--------------------------------------------------------------------------------
Interest revenue ...............    $ 2,237    $ 1,755    $ 1,443
Taxable equivalent
   adjustment ..................         40         44         37
                                    -------    -------    -------
                                      2,277      1,799      1,480
Interest expense ...............      1,492      1,114        892
                                    -------    -------    -------
      Net interest revenue .....    $   785    $   685    $   588        15%
                                    =======    =======    =======
--------------------------------------------------------------------------------

Taxable-equivalent net interest revenue in 1998 was $785 million, up $100 million, or 15%, over 1997. This growth was primarily due to an increase in customer liabilities.

In serving institutional investors worldwide, State Street provides short-term funds management, deposit services and repurchase agreements for cash positions associated with customers' investment activities. The revenue associated with deposit services and repurchase agreements, as well as from lending and lease financing activities, is recorded as net interest revenue.

In 1998, State Street continued to expand globally, installing new customers and benefiting from existing customers' growth, activity, and use of additional services. These customers, in conjunction with their world-wide investment activities, increased their level of deposits and securities sold under repurchase agreements.

--------------------------------------------------------------------------------
18                                  State Street Corporation  1998 Annual Report

Customer funds from these sources increased $8.8 billion and funded most of the growth in average interest-earning assets, which increased $10.0 billion, or 32%, to $41.4 billion. Loans increased $996 million, or 19%, from last year, due to growth in commercial loans, securities settlement advances and lease financing.

Net interest margin, which is defined as taxable-equivalent net interest revenue as a percent of average interest-earning assets, declined from 2.18% in 1997 to 1.90% in 1998, due to balance sheet growth in short-term money market instruments and a flatter U.S. yield curve.

[bar chart begins]
                              Customer Liabilities

                          Average dollars in billions

Noninterest-
Bearing Deposits

Repurchase Agreements

Non-U.S. Deposits


94      17.1
95      19.7
96      22.8
97      27.5
98      36.3

[bar chart ends]


OPERATING EXPENSES
--------------------------------------------------------------------------------
In 1998, operating expenses were $2.1 billion, up 19% from 1997. Expenses increased as a result of investments for future growth, particularly people and technology to support business volumes, product-line expansion through development and acquisition, non-U.S. expansion, Year 2000 preparations, the euro conversion, and other strategic business initiatives.

Installation of new business and existing customers' growth resulted in greater business volume. Total assets under custody increased 23% and the volume of securities transactions was up 16%. Assets under management were up 24%.


--------------------------------------------------------------------------------
OPERATING EXPENSES

                                                                      Change
(Dollars in millions)                     1998       1997      1996    97-98
--------------------------------------------------------------------------------
Salaries and employee benefits ......   $ 1,175   $    973   $   775     21%
Information systems
   and communications ...............       241        185       158     30
Transaction processing services .....       196        184       164      7
Occupancy  ..........................       164        132       111     25
Other ...............................       292        260       190     12
                                        -------    -------   -------
      Total operating expenses ......   $ 2,068    $ 1,734   $ 1,398     19
                                        =======    =======   =======
--------------------------------------------------------------------------------

Salaries and employee benefits, the largest component of expense, was $1.2 billion, up 21% from 1997 due to additional staff supporting business growth. The total number of employees at year end was 16,816, an increase of 18% from year-end 1997. Approximately one-fourth of the staff growth was due to acquisitions and the transfer of staff from a customer that outsourced accounting and administration services to State Street.

Information systems and communications expense was $241 million, up 30%, reflecting expansion of business capacity through information technology, including processing and storage capacity, servers, and software. These resources are necessary to support the increased volume and complexity of business serviced, global expansion, and introduction of new products and services. Transaction processing services are volume-related and include external contract services, subcustodian fees and fees related to securities settlement. This expense category was $196 million, up 7%.

Occupancy expense increased 25%, to $164 million, primarily due to growth in existing locations and new space to support geographic expansion.

Other expenses include professional services, advertising, sales promotion and other expenses. In 1998, other expenses were $292 million, up 12%, due to increased use of professional services, including outsourced software development, and advertising and sales promotion.


INCOME TAXES
--------------------------------------------------------------------------------
Income tax expense was $221 million in 1998, compared to $184 million in 1997. In 1998, the effective tax rate was 33.6%, up from 32.6% in 1997. The higher effective tax rate for 1998 was primarily attributable to the increase in fully taxable income, which was partially offset by higher tax credits and other initiatives to minimize income tax expense worldwide.

ACQUISITIONS, ALLIANCES
AND DIVESTITURE
--------------------------------------------------------------------------------
State Street makes acquisitions for strategic purposes. Acquisitions and alliances enhance established capabilities by adding new products or services, expanding geographic reach, or selectively expanding market share. State Street is actively involved in reviewing and assessing various business opportunities related to this strategy. In addition, State Street continuously reviews current business operations to determine the applicability of these businesses to State Street's core mission.

During 1998, State Street completed several acquisitions and alliances.

In February, State Street completed the acquisition of Bank of Scotland's unit trust trustee business in the United Kingdom. This business complements State Street's established expertise in accounting and fund administration, providing a foundation on which State Street is building a full-service trustee, accounting, and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

fund administration operation for the United Kingdom's collective investment fund market.

In April, State Street acquired the remaining 50% partnership interest in Wellspring Resources LLC, a provider of total benefits outsourcing.

State Street established several strategic alliances in 1998. These included alliances with Nedcor Bank Limited, to meet the global and domestic service requirements of institutional investors in South Africa, and Italy's Mediolanum, an insurance and mutual fund group, to form a joint venture targeting defined contribution-type pension plans.

In addition, in December, the Corporation sold a non-strategic business servicing unclaimed property.

YEAR-2000 READINESS DISCLOSURE
--------------------------------------------------------------------------------

Resolution 2000 Program Scope and Oversight. The approaching Year 2000 presents companies in all industries with many challenges to ensure Year-2000 readiness of their computer systems and processes. These challenges stem from a once-common programming standard using two-digit years for date fields contained in computer programs and related data. Commencing in 1996, State Street assessed the impact of the upcoming Year 2000 on its operations and developed a comprehensive program, Resolution 2000, to address the related issues.

This program covers six major areas of Year-2000 readiness: information technology infrastructure, global data networks, core application software, business area supported applications, facilities and third-party suppliers. Information technology infrastructure, global data networks and core application software make up what is commonly referred to as information technology ("IT") systems. More specifically, information technology infrastructure is the hardware and system software required to support the core application software, which consists of State Street's custody, accounting, deposits, loans, cash management and investment management systems. Global data networks consist of the wide and local area networks and telephone/PBX systems. Business area supported applications are those desktop applications developed and supported by non-IT areas, and include office equipment such as fax machines. Facilities is the embedded technology used throughout State Street's offices; for example, in the uninterrupted power supply, fire alarms, security, and heating and air-conditioning systems. Third-party suppliers refers to all external parties, including vendors, service providers, subcustodian banks, counterparties, business partners and customers, that have the potential to affect State Street's ability to deliver Year-2000 ready products and services.

State Street engaged a consulting firm at the onset of the Resolution 2000 program to assist in the area of program management, and to provide professional technical resources to the program as required. This firm was selected for its recognized leadership in management of large-scale information technology programs and for its established methodology. This methodology forms the basis for State Street's activities, in conjunction with its consultant, in applying the Resolution 2000 program to the core application software area. Using this methodology, there is a phased approach followed that includes identifying and validating an inventory of potentially date-sensitive items; assigning a business risk rating to each item; assessing the Year-2000 readiness status of each item; taking corrective action to renovate, replace, retire, upgrade or outsource to achieve Year-2000 readiness; validating Year-2000 readiness through several levels of testing (regression, internal and external Year-2000 testing); and developing and validating business-resumption contingency plans for each critical business function as required. The methodology and phased approach are being applied to all other areas of the Resolution 2000 program in performing similar activities.

A central program management office, global Year-2000 readiness teams and a corporate oversight structure support the Resolution 2000 program. Program updates, progress reports and critical matters are regularly communicated to senior management and to the Board of Directors.

The Resolution 2000 program activities are incorporated into State Street's corporate risk-management functions. In addition, these program activities are subject to reviews, which include internal audits and regulatory examinations performed by the Federal Reserve Bank.

State Street has delayed certain IT projects unrelated to Year-2000 readiness due to resources committed to the Resolution 2000 program. The impact of these delays is not expected to have a material adverse impact on State Street's financial condition or results from operations.

State of Readiness. At December 31, 1998, State Street had completed the inventory, risk assessments and Year-2000 readiness assessment work. Both implementation of corrective actions required to achieve Year-2000 readiness, and regression and internal testing to validate Year-2000 readiness, were nearing completion. External testing with key industry organizations, such as the Federal Reserve Bank, Depository Trust Corporation and Society for Worldwide Inter-bank Financial Telecommunications (SWIFT), commenced in the third quarter of 1998, with all tests to date successfully completed. External testing

--------------------------------------------------------------------------------
20                                  State Street Corporation  1998 Annual Report
with subcustodians began in the fourth quarter of 1998 and customer testing will begin in the first quarter of 1999.

Progress as of December 31, 1998 is as follows:
--------------------------------------------------------------------------------

                                                 Regression
                                                 Testing and      Internal
                                                 Production      Year-2000
                                  Correction   Implementation     Testing
--------------------------------------------------------------------------------
IT infrastructure ...............    95%            95%              90%
Global data networks ............   100             95              100
Core application software .......    95             90               75
Business area
  supported applications ........    90             70               80
Facilities ......................    55             55               55
--------------------------------------------------------------------------------

State Street considers the IT infrastructure work remaining, consisting of internal Year-2000 testing and production implementation of certain third-party-provided system software products used in the client server environments, to be mission critical. A portion of the core application software work remaining, primarily the internal testing to validate the Year-2000 readiness, is also considered mission critical. State Street currently anticipates that implementation of corrective actions required to achieve Year-2000 readiness and internal testing to validate Year-2000 readiness will be completed for internal mission-critical systems by March 31, 1999, with remaining systems complete by June 30, 1999. External testing will be a focus in the first half of 1999 and is expected to be completed in the third quarter of 1999. State Street's Year-2000 contingency planning program is underway, leveraging the strength of State Street's business-resumption contingency plans. Year-2000 contingency plan development is expected to be complete by the second quarter of 1999. Validation of these plans is expected to be completed in the third quarter of 1999.

Progress at December 31, 1998, related to third-party suppliers, the readiness of which could affect State Street's ability to deliver Year-2000 ready products and services, is as follows:

Internal communications with vendors to obtain information on the Year-2000 readiness status of the products and services provided to State Street has been completed. State Street has substantially completed development of remediation contingency plans for those products and services that are considered high-risk. Key vendors were asked to present updates to State Street on their Year-2000 readiness programs and related progress. Year-2000 readiness assessments of key vendors have been completed and the current and future focus has turned to implementation of remediation and business-resumption contingency planning.


Year-2000 readiness has been incorporated into State Street's existing due diligence procedures performed with business partners and counterparties. Year-2000 assessments of business partners have been completed and the focus has turned to implementation of remediation and business-resumption contingency planning. Year-2000 counterparty assessments are substantially complete.

Year-2000 readiness has been incorporated into the existing due diligence procedures for State Street's subcustodian bank network. In addition, questionnaires have been sent to the subcustodians focusing on the adequacy of their Year-2000 readiness programs and implementation plans, including testing with State Street. Subcustodian contingency planning efforts aimed at identifying alternative subcustodian banks in each of State Street's markets is complete. Year-2000 readiness testing began with subcustodians in the fourth quarter of 1998 and is anticipated to be completed in the third quarter of 1999.

Risks of Year-2000 Issues. State Street's businesses are substantially dependent upon its data processing software and hardware systems, and upon its ability to process information. If the Corporation failed to be Year-2000 ready, as compared to its competitors, there could be an adverse effect on State Street's business. In addition, since the Corporation and its subsidiaries are regulated by federal, state and local banking authorities, and securities regulators, failure to be Year-2000 compliant could subject State Street to formal supervisory or enforcement actions, which could have an adverse impact on State Street's business. State Street works with various third parties, including customers, vendors and intermediaries. Failure of any key third party to be Year-2000 ready could adversely affect State Street's business.

Contingency Plans. State Street cannot control the success of the Year-2000 readiness program of each third-party supplier. In instances where the risk of Year-2000 readiness failure is high and there is potential for State Street not providing or not receiving a compliant product, or if scheduled delivery is beyond an acceptable date, the Corporation will adopt business-resumption contingency plans. To mitigate the effects of its significant customers', suppliers' or vendors' potential failure to remediate a Year-2000 issue in a timely manner, State Street would take reasonable contingency actions. These may include using alternative sources of supplies or services, manual workarounds, or other event management. The ultimate goal in developing contingency plans is to have an uninterrupted flow of information between State Street and third-party providers in the Year 2000 and beyond. State Street expects to have business contingency plans in place by the second quarter of 1999. If it becomes necessary for

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

State Street to take these corrective actions, it is uncertain, until the contingency plans are implemented, whether this would result in significant delays in business operations or have a material adverse effect on State Street.

Costs. Management currently estimates the aggregate cost of the Resolution 2000 program to be less than 2% of total operating expenses for the five-year period 1996-2000. As of December 31, 1998, cumulative program expenditures were $72 million, of which $49 million was incurred during 1998. Such costs are expensed as incurred and include approximately 400 full-time staff and consultants, equipment, and other expenses.

EUROPEAN ECONOMIC AND
MONETARY UNION
--------------------------------------------------------------------------------
On January 1, 1999, eleven member countries participating in the European Economic and Monetary Union (EMU) adopted a common currency, the euro, and established fixed conversion rates between their existing sovereign currencies and the euro. For three years the participating countries can perform financial transactions in either the euro or their original local currencies, resulting in a fixed exchange rate among the participating countries. State Street's information systems and business operations have been modified to service customer accounting and other needs resulting from this currency adoption. In 1996, State Street began preparations to modify its information systems and business operations in order to implement conversion to the euro. The conversion effort was a major corporate focus in 1998, involving a dedicated EMU project management office and an executive steering group.

The costs associated with the implementation and redenomination to the euro are not expected to be material. While the adoption of the euro is expected to affect trading volumes and deposit account balances within Europe throughout 1999, and while it is anticipated that new opportunities may arise from the monetary union, management does not expect the impact of the euro to have a material effect on State Street's financial condition.

COMPARISON OF 1997 VERSUS 1996
--------------------------------------------------------------------------------
In 1997, diluted earnings per share increased 30% to $2.32. Total revenue increased 24% and return on stockholders' equity was 20.6%, up from 18.1% in 1996.

This strong performance exceeded all financial goals and historical trends. Revenue grew in all businesses and was driven by new business worldwide, including new relationships and existing customers' use of additional products and services. A generally favorable business environment, including the continued expansion of cross-border investing, contributed to revenue growth as well.

LINES OF BUSINESS
--------------------------------------------------------------------------------
State Street reports three lines of business: Services for Institutional Investors, Investment Management and Commercial Lending. The operating results of these lines of business are not necessarily comparable with other companies.

Revenue and expenses are directly charged or allocated to the lines of business through algorithm-based management information systems. State Street prices on total customer relationships and other factors; therefore, revenues may not necessarily reflect market pricing on products within the business lines in the same way as they would for separate legal entities. Assets and liabilities are allocated according to rules that support management's strategic and tactical goals. Capital is allocated based on risk-weighted assets employed and management's judgment. The capital allocations may not be representative of the capital that might be required if these lines of business were independent business entities.

In the following table, certain previously reported line of business information has been restated to conform to the current method of presentation.


The following is a summary of the lines of business operating results for the years ended December 31:
-----------------------------------------------------------------------------------------------------------------------------------

LINES OF BUSINESS                         Services for Institutional Investors    Investment Management       Commercial Lending
                                          ------------------------------------  ------------------------    -----------------------

(Dollars in millions; taxable equivalent)        1998      1997      1996        1998      1997     1996     1998     1997    1996
-----------------------------------------------------------------------------------------------------------------------------------
Fee revenue:
   Fiduciary compensation ...............      $1,024    $  861     $  711      $ 480     $ 391    $ 307    $         $       $
   Foreign exchange trading .............         289       245        126
   Other ................................         109       105        103         34        17       11       61        54     44
                                               ------    ------     ------      -----     -----    -----    -----     -----   ----
      Total fee revenue .................       1,422     1,211        940        514       408      318       61        54     44
Net interest revenue ....................         551       485        419         44        34       23      173       150    138
                                               ------    ------     ------      -----     -----    -----    -----     -----   ----
      Total revenue .....................       1,973     1,696      1,359        558       442      341      234       204    182
Operating expense .......................       1,503     1,294      1,043        461       347      268      104        93     87
                                               ------    ------     ------      -----     -----    -----    -----     -----   ----
      Income before income taxes ........      $  470    $  402     $  316      $  97     $  95    $  73    $ 130     $ 111   $ 95
                                               ======    ======     ======      =====     =====    =====    =====     =====   ====
Pre-tax margin ..........................         24%       24%        23%        17%       21%      21%      56%       54%    52%
Average assets (billions) ...............      $ 40.2    $ 30.6     $ 25.7      $  .9     $  .8    $  .6    $ 4.6     $ 4.0   $3.2
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
22                                  State Street Corporation  1998 Annual Report

[pie chart begins]
Total Revenue

Services for Institutional Investors    71%
Investment Management                   20%
Commercial Lending                       9%

[pie chart ends]

SERVICES FOR
INSTITUTIONAL INVESTORS

Services for Institutional Investors includes accounting, custody, daily pricing and information services for investment portfolios. Customers around the world include mutual funds and other collective investment funds, corporate and public pension plans, corporations, investment managers, non-profit organizations, unions, and other holders of investment assets. Institutional investors are offered State Street services, including foreign exchange, cash management, securities lending, fund administration, recordkeeping, banking services, and deposit and short-term investment facilities. These services support institutional investors in developing and executing their strategies, enhancing their returns, and evaluating and managing risk. Revenue from this line of business comprised 71% of State Street's total revenue for 1998.

Revenue increased to $2.0 billion, up 16% from $1.7 billion in 1997. The $278 million increase in revenue was driven by expanding relationships with customers who are growing and using more services, the installation of new business, and higher equity values.

Fee revenue was up $212 million, or 18%, due to growth in fiduciary compensation and foreign exchange trading revenue. Fiduciary compensation, up 19%, reflected substantial revenue increases from accounting, custody and other services for mutual funds, U.S. pension plans and customers outside the United States. Foreign exchange trading revenue grew 18% from a year ago due to growth in the volume of customer trades, the level of currency volatility and the increased use of State Street Global Link.

Net interest revenue, up 14%, reflected the results of investing customer deposits and other short-term funds in interest-earning assets. In 1998, customer funds, including non-U.S. deposits, repurchase agreements and noninterest-bearing deposits, grew substantially.

Operating expenses were $1.5 billion, 16% higher than in 1997, supporting business growth, investments for future growth and acquisitions.

In 1998, income before income taxes was $470 million, an increase of $68 million, or 17%, from 1997. The pre-tax margin was 24%.

INVESTMENT MANAGEMENT

State Street manages financial assets worldwide for both institutions and individuals and provides related services, including participant services for defined contribution and other employee benefit programs, and brokerage services. Investment management offers a broad array of services, including passive and active equity, money market, and fixed income strategies. Revenue from this line of business comprised 20% of State Street's total revenue for 1998.

Revenue grew 26%, to $558 million, due to growth across all businesses.

Operating expenses increased $114 million, or 33%, to $461 million, reflecting investment in additional staff, systems and office space to expand the product line and broaden State Street's global reach; and the acquisition of the remaining 50% partnership interest in Wellspring Resources LLC.

In 1998, income before income taxes was $97 million, an increase of $2 million, or 2%, from 1997. Pre-tax margin was 17%.

COMMERCIAL LENDING

Reported in this line of business are lending activities and other banking services for regional middle-market companies, companies in selected industries and institutional investor customers. Other banking services include cash management and deposit services. Revenue from this line of business comprised 9% of State Street's total revenue for 1998.

Revenue grew to $234 million, up 15%, from $204 million in 1997, due primarily to increased loans and leases, and increased fee revenue. Lease financing, international trade finance, and loans to businesses in the northeastern United States and specialty industries nationwide all grew. Increased revenue came from gains on the sale of leased equipment and lending activity.

In 1998, credit quality remained strong. The provision for loan losses was $17 million, up from $16 million a year ago, supporting growth in loans outstanding. The provision for loan losses and the credit experience of State Street for the three years ended December 31, 1998 is shown in Note D to the Consolidated Financial Statements on page 36.

Operating expenses increased $11 million, or 12%, to $104 million.

In 1998, income before income taxes was $130 million, an increase of $19 million, or 17%, from 1997. Pre-tax margin was 56%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

FINANCIAL GOALS AND FACTORS
THAT MAY AFFECT THEM
--------------------------------------------------------------------------------
State Street's primary financial goal is sustainable real growth in earnings per share. The Corporation has two supporting goals, one for total revenue growth and one for return on common stockholders' equity (ROE). The revenue goal is a 12.5% real, or inflation-adjusted, compound annual growth rate of revenue for the decade of the 1990s. This translates to approximately a 15% nominal compound annual growth rate. The ROE goal is 18%.

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

Based on evaluation of the following factors, management is currently optimistic about the Corporation's long-term prospects.

Cross-border investing. Increases in cross-border investing by customers worldwide benefit State Street's revenue. Future revenue may increase or decrease depending upon the extent of increases or decreases in cross-border investments made by customers or future customers.

Savings rate of individuals. State Street benefits from the savings of individuals that are invested in mutual funds or in defined contribution plans. Changes in savings rates or investment styles may affect revenue.

Value of worldwide financial markets. As worldwide financial markets increase or decrease in value, State Street's opportunities to invest and service financial assets may change. Since a portion of the Corporation's fees are based on the value of assets under custody and management, fluctuations in worldwide securities market valuations will affect revenue, as discussed on page 15.

Dynamics of markets served. Changes in markets served, including the growth rate of U.S. mutual funds, the pace of debt issuance, outsourcing decisions, and mergers, acquisitions and consolidations among customers and competitors, can affect revenue. In general, State Street benefits from an increase in the volume of financial market transactions serviced.

State Street provides services worldwide. Global and regional economic factors and changes or potential changes in laws and regulations affecting the Corporation's business, including volatile currencies and changes in monetary policy, and social and political instability, could affect results of operations.

Interest rates. Market interest rate levels, the shape of the yield curve and the direction of interest rate changes affect net interest revenue as well as fiduciary compensation from securities lending. All else being equal, in the short term, State Street's net interest revenue benefits from falling interest rates and is negatively affected by rising rates because interest-bearing liabilities reprice sooner than interest-earning assets.

Volatility of currency markets. The degree of volatility in foreign exchange rates can affect the amount of foreign exchange trading revenue. In general, State Street benefits from currency volatility.

Pace of pension reform. State Street expects to benefit from worldwide pension reform that creates additional pools of assets that use custody and related services and investment management services. The pace of pension reform may affect the pace of revenue growth.

Pricing/competition. Future prices the Corporation is able to obtain for its products may increase or decrease from current levels depending upon demand for its products, its competitors' activities and the introduction of new products into the marketplace.

Pace of new business. The pace at which existing and new customers use additional services and assign additional assets to State Street for management or custody will affect future results. State Street believes that uncertainties resulting from the Year 2000 issues could have an impact on new business for 1999 such that customers and potential customers of State Street will be less inclined in the second half of 1999 to consider changing their business relationships.

Business mix. Changes in business mix, including the mix of U.S. and non-U.S. business, may affect future results.

Rate of technological change. Technological change creates opportunities for product differentiation and reduced costs, as well as the possibility of increased expenses. State Street's financial performance depends in part on its ability to develop and market new and innovative services and to adopt or develop new technologies that differentiate State Street's products or provide cost efficiencies.

There are risks inherent in this process. These include rapid technological change in the industry, the Corporation's ability to access technical and other information from customers, and the significant and ongoing investments required to bring new services to market in a timely fashion at competitive prices. Further, there is risk that competitors may introduce services that could replace or provide lower-cost alternatives to State Street's services.

--------------------------------------------------------------------------------
24                                  State Street Corporation  1998 Annual Report

State Street uses appropriate trademark, trade secret, copyright and other proprietary rights procedures to protect its technology, and has applied for a limited number of patents in connection with certain software programs. The Corporation believes that patent protection is not a significant competitive factor and that State Street's success depends primarily upon the technical expertise and creative abilities of its employees and the ability of the Corporation to continue to develop, enhance and market its innovative business processes and systems. However, in the event a third-party asserts a claim of infringement of its proprietary rights, obtained through patents or otherwise, against the Corporation, State Street may be required to spend significant resources to defend against such claims, develop a non-infringing program or process, or obtain a license to the infringed process.

Year-2000 modifications. The costs and projected completion dates for State Street's Year-2000 program are estimates. Factors that may cause material differences include the availability and cost of systems and other personnel, non-compliance of third-party providers, and similar uncertainties. If necessary modifications and conversions are not completed in time, the Year-2000 issue could affect State Street's performance.

Acquisitions and alliances. Acquisitions of complementary businesses and technologies, and development of strategic alliances are an active part of State Street's overall business strategy, and the Corporation has completed several acquisitions and alliances in recent years. However, there can be no assurance that services, technologies, key personnel and businesses of acquired companies will be effectively assimilated into State Street's business or service offerings or that alliances will be successful.

European Economic and Monetary Union. The move to a common currency could affect foreign exchange volumes and the level of deposits denominated in the euro or the legacy currencies.

--------------------------------------------------------------------------------
                              FINANCIAL CONDITION
--------------------------------------------------------------------------------

BALANCE SHEET
--------------------------------------------------------------------------------
State Street provides deposit and other balance sheet services to its customers, who are primarily institutional investors. These customers, in executing their worldwide investment activities, require short-term investment vehicles and deposit accounts. These short-term deposits and other customer funds comprise the majority of State Street's liabilities. State Street's business mix results in a distinctive composition of its balance sheet, which affects the Corporation's approach to managing interest rate sensitivity, liquidity and credit risk.


[pie chart begins]
     Average Liabilities and Equity

Customer Funds with Interest            74%
Customer Funds without Interest         14%
Debt and Equity                          7%
Other Noninterest-Bearing                5%

[pie chart ends]

LIABILITIES

The growth in State Street's balance sheet is primarily driven by growth in liabilities. State Street uses its excess balance sheet capacity to support customers' transactions and short-term investment strategies. State Street's objectives and customers' needs determine the volume, mix and currencies of the liabilities.

Average interest-bearing liabilities increased $8.7 billion, or 33%, in 1998. The most significant growth in liabilities occurred in securities sold under repurchase agreements, used primarily by mutual fund customers; and in non-U.S. time, call and transaction deposits, used by both non-U.S. and U.S. customers. Non-U.S. deposits grew 29%, to $16.3 billion; 38% of this balance consists of transaction account balances, which have lower interest rates than other interest-bearing sources of funds. Securities sold under repurchase agreements increased 44%, to an average of $13.8 billion for the year. Long-term debt increased, reflecting the issuance in May 1998 of $150 million of floating-rate capital securities to provide cost-effective funding for corporate growth.

Noninterest-bearing deposits grew $966 million, or 18%. Customers use noninterest-bearing deposit accounts for transaction settlements and to compensate State Street for services.

ASSETS

State Street's assets consist primarily of short-term money market assets and investment securities, which are generally more marketable than other types of assets. Investment securities, principally classified as available-for-sale, primarily include U.S. Treasury and Agency securities, highly-rated municipal securities, asset-backed securities, and non-U.S. government bonds. Interest-bearing deposits with banks are short-term, multi-currency instruments invested with major U.S. and non-U.S. banks.

Average interest-earning assets increased $10 billion, or 32%, in 1998. Securities purchased under resale agreement grew $6.5 billion, or 100%, from 1997. Additional

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

customer funds, as well as maturing funds from the investment portfolio, were primarily placed in short-term money market instruments due to the compression of market spreads as the U.S. Treasury yield curve continued to flatten during the year. Total investment securities fell $403 million, or 4%, from 1997. Interest-bearing deposits with banks increased 32% from 1997, to $11.3 billion. Total loans and leases increased 19%, to $6.3 billion.

[pie chart begins]
Average Assets

Money Market and Investments            77%
Loans                                   14%
Other Assets                             7%
Cash                                     2%

[pie chart ends]


During 1998, the loan portfolio, consisting of commercial loans, securities settlement advances and lease financing, comprised 14% of State Street's assets. This was down from 15% in 1997. Approximately one-third of the loan portfolio supports the liquidity needs of institutional investors in their investing and settlement activity.

FAIR VALUE OF
FINANCIAL INSTRUMENTS

The short-maturity structure of State Street's assets and liabilities results in the fair value of its financial instruments equating to or closely approximating their balance sheet value. See Note U to the Consolidated Financial Statements, page 45, for further discussion.

FURTHER INFORMATION

Further quantitative information on State Street's assets and liabilities is furnished in the Supplemental Financial Data on pages 50-51 and Notes C-H to the Consolidated Financial Statements, pages 36-38.

LIQUIDITY AND CAPITAL
--------------------------------------------------------------------------------

LIQUIDITY

The primary objective of State Street's liquidity management is to ensure that the Corporation has sufficient funds to meet its commitments and business needs, including accommodating the transaction and cash management requirements of its customers. Liquidity is provided by State Street's access to global debt markets, its ability to gather additional deposits from its customers, maturing short-term assets, the sale of securities and payment of loans. Customer deposits and other funds provide a multi-currency, geographically diverse source of liquidity.

State Street maintains a large portfolio of liquid assets. When liquidity is measured by the ratio of liquid assets to total assets, State Street ranks among the highest 10% of U.S. bank holding companies. At December 31, 1998, the Corporation's liquid assets were 80% of total assets.

State Street endeavors to maintain high ratings on its debt, as measured by independent credit rating agencies. This ensures minimum borrowing costs and enhances State Street's liquidity by ensuring the largest possible market for the Corporation's debt. State Street's senior debt is rated AA- by Standard & Poor's, A1 by Moody's Investors Service and AA by Fitch IBCA. State Street Bank's long-term certificate of deposit ratings are AA by Standard & Poor's, Aa2 by Moody's Investors Service and AA+ by Fitch IBCA.

The Consolidated Statement of Cash Flows on page 32 provides additional information.

CAPITAL

State Street's objective is to maintain a strong capital base in order to provide financial flexibility for its business needs, including funding corporate growth and supporting customers' cash management needs.

As a state chartered bank and member of the Federal Reserve System, State Street Bank and Trust Company, State Street's principal subsidiary, is regulated by the Federal Reserve Board, which has established guidelines for minimum capital ratios. State Street has developed internal capital adequacy policies to ensure that State Street Bank meets or exceeds the level required for the "well capitalized" category, the highest of the Federal Reserve Board's five capital categories. State Street's capital management emphasizes risk exposure rather than simple asset levels; at 12.9%, State Street Bank's Tier 1 risk-based capital ratio significantly exceeds the regulatory minimum of 4% and is among the highest for U.S. banks. State Street's Tier 1 risk-based capital ratio of 14.1% is likewise among the highest for U.S. bank holding companies. See Note K to the Consolidated Financial Statements, on page 40, for further information.

In May 1998, State Street issued $150 million of 30-year, floating-rate capital securities, redeemable at the option of State Street in ten years. See Note H to the Consolidated Financial Statements, on page 37, for further information.

The Board of Directors has authorized the purchase of State Street common stock for use in employee benefit programs and for general corporate purposes. State Street purchased 1.7 million shares in 1998. As of December 31, 1998, an additional 3.3 million shares may be purchased within the stock purchase program. See Note I to the Consolidated Financial Statements, on page 38, for further information.

--------------------------------------------------------------------------------
26                                  State Street Corporation  1998 Annual Report

--------------------------------------------------------------------------------

DIVIDENDS AND COMMON STOCK
                                                Market Price
                                   ---------------------------------------------
                       Dividends                                 End of
Quarters               Declared       Low           High         Quarter
--------------------------------------------------------------------------------
1997:
First ..............   $.10         $31 5/16      $42 1/16      $34 11/16
Second .............    .11          33 1/4        54 1/4        46 1/4
Third ..............    .11          46 5/8        61 9/16       60 15/16
Fourth .............    .12          51 3/8        63 11/16      58 3/16

1998:
First ..............    .12          49 5/8        70 3/8        68 1/16
Second .............    .13          64 9/16       74 5/16       69 1/2
Third ..............    .13          48 1/2        73 3/16       54 9/16
Fourth .............    .14          47 7/8        72 3/4        70 1/8

--------------------------------------------------------------------------------

Consistent earnings growth has enabled State Street to increase its quarterly dividend twice each year since 1978. Over the last fifteen years, the dividend has grown at a 16% compound annual growth rate.


[bar chart begins]
Dividends Per Share
Dollars

1984      .06
1996      .38
1997      .44
1998      .52

[bar chart ends]

There were 6,457 stockholders of record at December 31, 1998.

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

State Street is a large servicer and manager of financial assets on a global scale, so management of operations and settlement risk is an integral part of the management process throughout the Corporation. State Street focuses on payment-system risk management, overdraft monitoring and control, and global securities clearing and settlement. In addition to specific authorization levels and limits, operating risk is minimized by automation, standardized operating procedures and insurance.

MARKET RISK: FOREIGN EXCHANGE AND
INTEREST RATE SENSITIVITY

State Street engages in trading and investment activities to serve customers' investment and trading needs, contribute to overall corporate earnings, and enhance liquidity. In the conduct of these activities, the Corporation is subject to, and assumes, market risk. Market risk is the risk of an adverse financial impact from changes in market prices, such as interest rates and foreign exchange rates. The level of risk State Street assumes is a function of the Corporation's overall objectives and liquidity needs, customer requirements, and market volatility.

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

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

Trading Activities: Foreign Exchange and
Interest Rate Sensitivity

As part of its trading activities, the Corporation assumes positions in both the foreign exchange and interest rate markets by buying and selling cash instruments and using financial derivatives, including forward foreign exchange contracts, foreign exchange and interest rate options, and interest rate swaps. As of December 31, 1998, the notional amount of these derivative instruments was $140 billion, of which $137 billion was foreign exchange forward contracts. Long and short foreign exchange forward positions are closely matched to minimize currency and interest rate risk. All foreign exchange contracts are valued daily at current market rates.

The Corporation uses a variety of risk measurement and estimation techniques, including value at risk. Value at risk is an estimate of potential loss for a given period of time within a stated statistical confidence interval. State Street uses a sophisticated risk management system, known as RiskBooktrademark from Askari, Inc., to estimate value at risk daily for all material trading positions. The Corporation has adopted standards for estimating value at risk, and maintains capital for market risk, in accordance with the Federal Reserve's Capital Adequacy Guidelines for market risk. Value at risk is estimated for a 99% one-tail confidence interval and an assumed one-day holding period using a historical observation period of greater than one year. A 99% one-tail confidence interval implies that daily trading losses should not exceed the estimated value at risk more than 1% of the time, or approximately three days out of the year. The methodology uses a simulation approach based on observed changes in interest rates and foreign exchange rates and takes into account the resulting diversification benefits provided from the mix of the Corporation's trading positions.

Like all quantitative measures, value at risk is subject to certain limitations and assumptions inherent to the methodology. State Street's methodology gives equal weight to all market rate observations regardless of how recently the market rates were observed. The estimate is calculated using static portfolios consisting of positions held at the end of the trading day. Implicit in the estimate is the assumption that no intraday action is taken by management during adverse market movements. As a result, the methodology does not represent risk associated with intraday changes in positions or intraday price volatility.

The following table presents State Street's market risk for its trading activities as measured by its value at risk methodology:

--------------------------------------------------------------------------------
VALUE AT RISK AS OF DECEMBER 31,

(Dollars in millions)            Average    Maximum       Minimum
--------------------------------------------------------------------------------
1998:
Foreign exchange contracts ...    $ 1.0      $ 2.7         $  .3
Interest rate contracts ......       .3        2.3

1997:
Foreign exchange contracts ...       .6        1.7            .2
Interest rate contracts ......       .1         .3

--------------------------------------------------------------------------------

State Street compares actual daily profit and losses from trading activities to estimated one-day value at risk. During 1998, State Street experienced foreign exchange trading losses in excess of its end of day value at risk estimate on one occasion.

Non-Trading Activities: Currency Risk

State Street had approximately $15 billion of non-U.S. dollar denominated non-trading assets as of December 31, 1998, which were primarily funded by non-U.S. dollar denominated deposits. State Street's non-U.S. dollar denominated non-trading assets consisted of 45 non-U.S. currencies. Approximately 90% of these assets were in 15 major currencies. Since non-trading assets are generally invested in the same currency in which the initial deposits are received, the risk associated with changes to currency exchange rates is minimal. To the extent that deposits are not reinvested in the same currency, the resulting net currency positions are managed as part of the trading risk as discussed above.

In general, the maturities of these non-trading assets and liabilities are short term. To the extent duration mismatches exist, they are managed as part of State Street's consolidated asset/liability management activities and the related market risk is included in the following non-trading interest rate sensitivity disclosure.

Non-Trading Activities:
Interest Rate Sensitivity

The objective of interest rate sensitivity management is to provide sustainable net interest revenue under various economic environments and to protect asset values from adverse effects of changes in interest rates. State Street

--------------------------------------------------------------------------------
28                                  State Street Corporation  1998 Annual Report
manages the structure of interest-earning assets and interest-bearing liabilities by adjusting the mix, yields, and maturity or repricing characteristics, based on market conditions. Since interest-bearing sources of funds are predominantly short-term, State Street maintains a generally short-term structure for its interest-earning assets, including money market assets, investments and loans. Off-balance sheet financial instruments, including interest rate swaps, are used minimally as part of overall asset and liability management to augment State Street's management of interest rate exposure. State Street uses three tools for measuring interest rate risk: simulation, duration, and gap analysis.

Key assumptions in the simulation, duration and gap models include the timing of cash flows, maturities and repricing of financial instruments, changes in market conditions, loan volumes and pricing, capital planning, and deposit sensitivity. These assumptions are inherently uncertain and as a result, the models cannot precisely estimate net interest revenue or precisely predict the impact of changes in interest rates on net interest revenue and economic value. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

Simulation models facilitate the evaluation of the potential range of net interest revenue under "most likely" and alternative interest rate scenarios. Based upon results of the simulation model as of December 31, 1998, which reflects asset sensitivity beyond three months, the Corporation would expect an increase in net interest revenue of $9 million over the following 12 months for an immediate 100 basis points increase in interest rates. Conversely, if interest rates immediately decreased by 100 basis points, the Corporation would expect an $18 million decrease in net interest revenue.

Duration measures the change in the economic value of assets and liabilities for given changes in interest rates. Based upon the results of the duration model as of December 31, 1998, which indicates a close-to-neutral position, the Corporation would expect an increase in the economic value of assets net of liabilities of $12 million, or 0.03% of assets, as a result of an immediate increase in interest rates of 100 basis points. In the event of an immediate decrease of 100 basis points to interest rates, there is an expected decrease of $15 million, or 0.03% of assets, to the economic value of assets net of liabilities.

The third measure of interest rate risk, gap analysis, is the difference in asset and liability repricing on a cumulative basis within a specified timeframe. As of year-end 1998, interest-bearing liabilities reprice faster than interest-earning assets over the next 12 months, as has been typical for State Street. If all other variables remained constant, in the short term, falling interest rates would lead to net interest revenue that is higher than it would otherwise have been; rising rates would lead to lower net interest revenue. Other important determinants of net interest revenue are rate levels, balance sheet growth and mix, and interest rate spreads.


---------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY POSITION AT DECEMBER 31, 1998                              Interest Sensitivity Period in Months
                                                                 ----------------------------------------------------------------
(Dollars in millions)                                              Balance     0 to 3      4 to 6    7 to 12   13 to 24  over 24
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Interest-bearing deposits with banks .....................      $ 12,085   $ 10,086    $ 1,778    $   221    $         $
   Other money market assets (1) ............................        10,641     10,641
   Investment securities ....................................         9,737      2,184        937      1,884     2,954     1,778
   Loans ....................................................         5,019      3,174        193        166        43     1,443
                                                                   --------   --------    -------    -------    ------    ------
      Total interest-earning assets .........................        37,482     26,085      2,908      2,271     2,997     3,221
                                                                   --------   --------    -------    -------    ------    ------
Interest-bearing liabilities:
   Domestic deposits ........................................         2,520      2,324          3          8         1       184
   Non-U.S. deposits ........................................        16,633     16,624          9
   Federal funds purchased and repurchase agreements ........        13,477     13,361        116
   Other interest-bearing liabilities .......................         1,352        578                                       774
                                                                   --------   --------    -------    -------    ------    ------
      Total interest-bearing liabilities ....................        33,982     32,887        128          8         1       958
                                                                   --------   --------    -------    -------    ------    ------
                                                                                (6,802)     2,780      2,263     2,996     2,263
Interest rate swaps, net ....................................                      407        (20)       (34)      (33)     (320)
                                                                              --------    -------    -------    ------    ------
Interest rate sensitivity position ..........................                   (6,395)     2,760      2,229     2,963     1,943
Cumulative interest rate sensitivity position ...............                   (6,395)    (3,635)    (1,406)    1,557     3,500
Cumulative gap percentage (2)  ..............................                      (15)%       (8)%       (3)%       4%        8%
---------------------------------------------------------------------------------------------------------------------------------
(1) Includes adjustments to normalize the one-day position and for earnings credits
(2) Cumulative interest rate sensitivity position as a percent of total average earning assets


NEW ACCOUNTING DEVELOPMENTS
--------------------------------------------------------------------------------
Information related to new accounting developments appears in Note A to the Consolidated Financial Statements on page 34.

--------------------------------------------------------------------------------
                                                                              29