Form 10-K, Exhibit 13
period 1998-12-31
STATE STREET CORP
filed 1999-03-23
CIK 93751

To Our Stockholders

TO OUR STOCKHOLDERS

[photo of David A. Spina and Marshall N. Carter]

           DAVID A. SPINA                            MARSHALL N. CARTER
President and Chief Operating Officer       Chairman and Chief Executive Officer

IN 1998 , State Street remained on course, achieving superior, long-term performance by continuing to execute our strategic plan. We recorded strong growth in revenue and earnings, achieving our 21st consecutive year of double-digit earnings per share growth.

--------------------------------------------------------------------------------

   This performance is a result of our strategic investments in the people and technology needed to promote revenue growth. We are continually developing the new, integrated products and services that institutional investors, our core customers, require. Our commitment to innovation is a key State Street strength. Powerful global financial trends, which we identified several years ago, are driving demand for our services.

   Worldwide, people are living longer. Aging populations are exerting pressure on pension systems, and causing individuals to think in terms of investing rather than saving. The quest for higher returns and lower risk is driving increased cross-border investing and more complex investment strategies. As discussed in "A Changing World," these demographic, social and market forces are driving demand for State Street's products and services.

FINANCIAL RESULTS State Street's primary financial goal is to achieve sustainable real growth in earnings per share. For 1998, earnings per share increased 15%, to $2.66. Our 15-year compound annual growth rate is 16%. Our supporting goals are to repeat our revenue growth rate of the 1980s-annualized revenue growth of 12.5%, adjusted for inflation-in the 1990s; and to achieve superior, long-term return on equity, which we have defined as 18%. Revenue for 1998 increased 18%, to $2.8 billion, contributing to a compound annual growth rate for the decade to date of 16.9% nominal, or 14.4% real (inflation-adjusted). Return on equity for the year was 20.2%, exceeding our goal.

   A primary driver of revenue growth in 1998 was our new business success. Existing customers expanded their relationships with us, using additional services or assigning us responsibility for additional assets or funds. We also established many significant new relationships. This sales success helps maintain our momentum.

INVESTING AHEAD IN TECHNOLOGY AND PRODUCTS Revenues are a key determinant of earnings per share growth; as such, developing our revenue streams is a management focus. Providing value-added products and services is an important component of that effort. One of State Street's greatest strengths has been our consistent ability to anticipate change. We are continuously investing in technology and people in order to develop essential tools before they are needed. Our commitment enables our customers to take advantage of changing industry dynamics.

   Technology leadership is one of State Street's key competitive advantages. We have pioneered products such as State Street Global Link,(SM) the first real-time, fully-integrated electronic currency and equity trading platform, which we deliver over Bridge Information Systems's terminals; and In~Sight,(SM) an application that facilitates decision making and strategic planning for pension plan sponsors and investment managers.

--------------------------------------------------------------------------------
6                                   State Street Corporation  1998 Annual Report

   During 1998, we introduced several important new products. These include risk management tools such as VaR Calculator II, SL PerformanceAnalyzer,(SM) the State Street Universe, and Askari RiskBook,(TM) all designed to help our customers make the complex business decisions required by today's investment environment. We continue to leverage the convenience and economy of the internet, incorporating web-based tools in our designs. This year, we launched the SSgA Advice Account,(SM) offering defined-contribution plan participants personalized retirement planning and investment advice; and State Street Prime-Meridian(TM) Browser ACH, one of the first browser-based payment systems.

   State Street receives considerable recognition for our technology achievements. This year, among the awards we won was the prestigious "Excellence in Technology Award" from the GartnerGroup, a leading information technology research and consulting firm. More important, our customers recognize that, by combining advanced technology with market expertise and global resources, State Street sets the standards for excellence through the full spectrum of the investment process. Cross-selling products and value-added services enable State Street to broaden customer relationships. In 1998, approximately 80% of revenue growth came from existing customers, with our top 1,000 customers using an average of 5.8 State Street products each, while our top 100 customers used an average of 10.2 each.

GLOBAL EXPANSION STRATEGY State Street's global expansion strategy is based on fulfilling the specialized needs of institutional investors worldwide. We are committed to serving our customers wherever they are, and wherever their assets are-in any market, in any currency. This year we recorded strong revenue growth from institutional investors based outside the United States, primarily driven by new business gains. We expanded our capabilities in these growing markets as well, establishing an investment trust management and investment advisory company in Japan and an integrated European bank. We completed our acquisition of a unit trust trusteeship business in the United Kingdom, an important step in a key market. There are now State Street offices in 60 cities in 24 countries, and our subcustodian network spans 86 markets, serving the growing demand for our services around the world.

   We are committed to expanding our presence in the global market because we expect continued rapid growth in non-U.S. markets. We also continue to see strong opportunities in the United States, a broad, deep and innovative market for institutional investors. Indeed, our relationships with U.S. customers are an integral part of our worldwide expansion strategy-as these customers grow globally, State Street grows with them.

--------------------------------------------------------------------------------

INITIATIVES FOR FUTURE GROWTH We continue to expand our customer base and relationships, our markets, and our product offerings. One of the keys to our future success will be building on our expertise in post-trade services, like accounting and custody, by adding products and services that address the pre-trade and trade segments of the investment cycle: research, analysis, and trade execution tools. The Global Link service suite is a major success in this endeavor. In 1999, we will continue to enhance that platform. In addition, we plan to begin trading via Bond Connect,(SM) our advanced, electronic-execution system for fixed income securities. For our investment management customers-institutions and individuals around the world-we will continue to expand our broad array of sophisticated investment strategies.

OUTLOOK FOR 1999 We made excellent progress on our Year-2000 program in 1998.
   Our focus for 1999 is on testing internal system compliance and validating systems from third-party vendors. In January, we accomplished our conversion goals related to the euro, the new European currency that is replacing 11 existing currencies. During the year, we will work with our customers to perform the discretionary conversions remaining as the transition to the euro continues through 2002.

   Throughout 1999 and beyond, we will focus on five core requirements for our continued success. We will work to develop and refine our strong revenue flows; increase profit margins; develop and manage migration to technology platforms for the 21st century; manage our controlled expansion into the pre-trade and trade sectors of the investment process; and increase business from non-U.S. customers.

GLOBAL LEADERSHIP State Street has established a powerful, global franchise by focusing on serving institutional investors worldwide. Our market is growing, driven by fundamental, long-term trends. By focusing on successful execution of our strategic plan, we will continue creating value for stockholders.

   State Street's success is attributable to the efforts of 16,800 dedicated, talented employees. We applaud their work on behalf of our customers and our company. We thank you, our owners, as well. We look forward to rewarding your confidence and support with continued strong financial performance in the years ahead.


     /s/ Marshall N. Carter                       /s/ David A. Spina
------------------------------------      --------------------------------------
         Marshall N. Carter                           David A. Spina
Chairman and Chief Executive Officer       President and Chief Operating Officer

--------------------------------------------------------------------------------
8                                   State Street Corporation  1998 Annual Report