Form 10-K, Exhibit 13
period 1998-12-31
STATE STREET CORP
filed 1999-03-23
CIK 93751

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)   Year ended December 31,        1998      1997       1996
---------------------------------------------------------------------------------------------------------

FEE REVENUE
Fiduciary compensation ...............................................     $  1,504   $  1,252   $  1,018
Foreign exchange trading .............................................          289        245        126
Servicing and processing .............................................          177        159        125
Other ................................................................           27         17         33
                                                                           --------   --------   --------
    Total fee revenue ................................................        1,997      1,673      1,302

NET INTEREST REVENUE

Interest revenue .....................................................        2,237      1,755      1,443
Interest expense .....................................................        1,492      1,114        892
                                                                           --------   --------   --------
    Net interest revenue - Note L ....................................          745        641        551
Provision for loan losses - Note D ...................................           17         16          8
                                                                           --------   --------   --------
    Net interest revenue after provision for loan losses .............          728        625        543
                                                                           --------   --------   --------
    Total Revenue ....................................................        2,725      2,298      1,845


OPERATING EXPENSES

Salaries and employee benefits - Note P ..............................        1,175        973        775
Information systems and communications ...............................          241        185        158
Transaction processing services ......................................          196        184        164
Occupancy ............................................................          164        132        111
Other - Note M .......................................................          292        260        190
                                                                           --------   --------   --------
    Total operating expenses .........................................        2,068      1,734      1,398
                                                                           --------   --------   --------
    Income before income taxes .......................................          657        564        447
Income taxes - Note Q ................................................          221        184        154
                                                                           --------   --------   --------
    Net Income .......................................................     $    436   $    380   $    293
                                                                           ========   ========   ========

EARNINGS PER SHARE - NOTE R

    Basic ............................................................     $   2.71   $   2.37   $   1.81
    Diluted ..........................................................         2.66       2.32       1.78

AVERAGE SHARES OUTSTANDING (in thousands)
    Basic ............................................................      160,937    160,662    161,783
    Diluted ..........................................................      163,927    163,789    164,375
---------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
30                                  State Street Corporation  1998 Annual Report

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CONDITION
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
(Dollars in millions)  As of December 31,                                               1998           1997
-------------------------------------------------------------------------------------------------------------

ASSETS

Cash and due from banks - Note K ..................................................  $ 1,365        $ 2,411
Interest-bearing deposits with banks ..............................................   12,085         10,080
Securities purchased under resale agreements and securities borrowed - Note F .....   13,979          5,544
Federal funds sold ................................................................                     621
Trading account assets ............................................................      335            205
Investment securities (principally available-for-sale) - Notes C and F ............    9,737         10,375
Loans (less allowance of $84 and $83) - Note D ....................................    6,225          5,479
Premises and equipment - Notes E and H ............................................      700            500
Accrued income receivable .........................................................      610            566
Other assets ......................................................................    2,046          2,194
                                                                                     -------        -------
    Total Assets ..................................................................  $47,082        $37,975
                                                                                     =======        =======

LIABILITIES

Deposits:
 Noninterest-bearing ..............................................................  $ 8,386        $ 7,785
 Interest-bearing:
  Domestic ........................................................................    2,520          2,374
  Non-U.S. ........................................................................   16,633         14,719
                                                                                     -------        -------
    Total deposits ................................................................   27,539         24,878

Securities sold under repurchase agreements - Note F ..............................   12,563          7,409
Federal funds purchased ...........................................................      914            189
Other short-term borrowings .......................................................      431            609
Notes payable - Note G ............................................................                      44
Accrued taxes and other expenses - Note Q .........................................      943            831
Other liabilities .................................................................    1,459          1,246
Long-term debt - Note H ...........................................................      922            774
                                                                                     -------        -------
    Total Liabilities .............................................................   44,771         35,980

STOCKHOLDERS' EQUITY - NOTES H, I, J, K AND S

Preferred stock, no par: authorized 3,500,000; issued none
Common stock, $1 par: authorized 250,000,000; issued 167,225,000 and 167,223,000 ..      167            167
Surplus ...........................................................................       63            102
Retained earnings .................................................................    2,272          1,920
Net unrealized gains ..............................................................       22             11
Treasury stock, at cost (6,560,000 and 6,740,000 shares) ..........................     (213)          (205)
                                                                                     -------        -------
    Total Stockholders' Equity ....................................................    2,311          1,995
                                                                                     -------        -------
    Total Liabilities and Stockholders' Equity ....................................  $47,082        $37,975
                                                                                     =======        =======
-------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
(Dollars in millions)   Year ended December 31,                                         1998        1997       1996
---------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES

Net income .......................................................................  $    436     $   380     $  293
Non-cash charges for depreciation, amortization, provision for
 loan losses and deferred income taxes ...........................................       345         271        221
                                                                                    --------     -------     ------
  Net income adjusted for non-cash charges .......................................       781         651        514
Adjustments to reconcile to net cash provided (used) by operating activities:
 Securities gains, net ...........................................................       (10)         (2)        (5)
 Net change in:
  Trading account assets .........................................................      (130)         50        249
  Other, net .....................................................................       209        (449)      (161)
                                                                                    --------     -------     ------
    Net Cash Provided by Operating Activities ....................................       850         250        597

INVESTING ACTIVITIES

Payments for purchases of:
 Available-for-sale securities ...................................................    (8,874)     (5,985)    (6,912)
 Held-to-maturity securities .....................................................    (2,481)       (976)      (906)
 Lease financing assets ..........................................................    (1,040)       (992)      (539)
 Premises and equipment ..........................................................      (258)       (158)      (114)
Proceeds from:
 Maturities of available-for-sale securities .....................................     7,844       4,137      3,442
 Maturities of held-to-maturity securities .......................................     2,193         942        870
 Sales of available-for-sale securities ..........................................     1,945         836        465
 Principal collected from lease financing ........................................        86          46         52
Net payments for:
 Interest-bearing deposits with banks ............................................    (2,005)     (2,515)    (1,590)
 Federal funds sold, resale agreements and securities borrowed ...................    (7,814)       (397)       (14)
 Loans ...........................................................................      (433)       (630)      (572)
                                                                                    --------     -------     ------
    Net Cash Used by Investing Activities ........................................   (10,837)     (5,692)    (5,818)
                                                                                    --------     -------     ------

FINANCING ACTIVITIES

Proceeds from issuance of:
 Non-recourse debt for lease financing ...........................................       734         792        404
 Notes payable ...................................................................                              177
 Long-term debt ..................................................................       150         300        350
 Treasury stock ..................................................................        31          16         12
Payments for:
 Non-recourse debt for lease financing ...........................................      (106)        (67)       (66)
 Maturity of notes payable .......................................................       (44)        (42)      (257)
 Long-term debt ..................................................................        (2)         (2)        (1)
 Cash dividends ..................................................................       (84)        (69)       (61)
 Purchase of common stock ........................................................      (100)       (110)      (131)
Net proceeds from:
 Deposits ........................................................................     2,661       5,358      2,872
 Short-term borrowings ...........................................................     5,701          54      2,123
                                                                                    --------     -------     ------
    Net Cash Provided by Financing Activities ....................................     8,941       6,230      5,422
                                                                                    --------     -------     ------
    Net (Decrease) Increase ......................................................    (1,046)        788        201
Cash and due from banks at beginning of year .....................................     2,411       1,623      1,422
                                                                                    --------     -------     ------
    Cash and Due from Banks at End of Year .......................................  $  1,365     $ 2,411     $1,623
                                                                                    ========     =======     ======

SUPPLEMENTAL DISCLOSURE

 Interest paid ...................................................................  $  1,493     $ 1,122     $  885
 Income taxes paid ...............................................................       107         112         97
---------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.


--------------------------------------------------------------------------------
32                                  State Street Corporation  1998 Annual Report

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)  Year ended December 31,             1998           1997              1996
-----------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK

Balance at beginning of period ..............................................  $   167        $    84           $    83
Stock dividend, two-for-one split ...........................................                      83
Common stock issued (1,840,000 in 1996) .....................................                                         1
                                                                               -------        -------           -------
  Balance at end of period ..................................................      167            167                84
                                                                               -------        -------           -------

SURPLUS

Balance at beginning of period ..............................................      102            105                40
Common stock issued .........................................................                       3                70
Treasury stock issued .......................................................      (63)           (16)              (12)
Stock options exercised .....................................................       24             10                 7
                                                                               -------        -------           -------
  Balance at end of period ..................................................       63            102               105
                                                                               -------        -------           -------

RETAINED EARNINGS

Balance at beginning of period ..............................................    1,920          1,692             1,460
Net income ..................................................................      436   $436     380     $380      293       $293
Cash dividends declared ($.52, $.44 and $.38 per share) .....................      (84)           (69)              (61)
Stock dividend, two-for-one split ...........................................                     (83)
                                                                               -------        -------           -------
  Balance at end of period ..................................................    2,272          1,920             1,692
                                                                               -------        -------           -------

NET UNREALIZED GAINS (LOSSES) -
  OTHER COMPREHENSIVE INCOME

Balance at beginning of period ..............................................       11             14                18
Foreign currency translation ................................................        5      5      (8)      (8)      (3)        (3)
Change in net unrealized holdings on available-for-sale securities ..........        6      6       5        5       (1)        (1)
                                                                               -------  ----- -------    -----  -------      -----
 ............................................................................              11               (3)                 (4)
    Balance at end of period ................................................       22             11                14
                                                                               -------        -------           -------
    Comprehensive Income ....................................................           $ 447            $ 377               $ 289
                                                                                        =====            =====               =====

TREASURY STOCK, AT COST

Balance at beginning of period ..............................................     (205)          (120)              (13)
Common stock acquired (1,716,000, 2,760,000 and 5,398,000 shares) ...........     (100)          (110)             (131)
Treasury stock issued (1,896,000, 941,000 and 1,091,000 shares) .............       92             25                24
                                                                               -------        -------           -------
  Balance at end of period ..................................................     (213)          (205)             (120)
                                                                               -------        -------           -------
  Total Stockholders' Equity ................................................  $ 2,311        $ 1,995           $ 1,775
                                                                               =======        =======           =======
-----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE A
--------------------------------------------------------------------------------

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

State Street Corporation ("State Street" or the "Corporation"), is a financial services corporation that provides integrated banking, global custody, investment management, administration and securities processing services to both U.S. and non-U.S. customers. State Street reports three lines of business. Services for Institutional Investors include accounting, custody, daily pricing, administration, foreign exchange, cash management and information services to support institutional investors. Investment Management provides an extensive array of services for managing financial assets worldwide for both institutional and individual investors as well as recordkeeping, administration, and investment services for defined contribution plans and other employee benefit programs. Commercial Lending includes lending activities, and other banking services for regional middle-market companies, companies in selected industries and institutional investor customers.

The accounting and reporting policies of State Street and its subsidiaries conform to generally accepted accounting principles. Significant policies are summarized below.

Basis of Presentation. The consolidated financial statements include the accounts of State Street and its subsidiaries, including its principal subsidiary, State Street Bank and Trust Company ("State Street Bank"). The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. All significant intercompany balances and transactions have been eliminated upon consolidation. The results of operations of businesses purchased are included from the date of acquisition. Investments in 50%-owned affiliates are accounted for using the equity method. Certain previously reported amounts have been reclassified to conform to the current method of presentation.

For the Consolidated Statement of Cash Flows, State Street has defined cash equivalents as those amounts included in the Consolidated Statement of Condition caption, "Cash and due from banks."

The AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," in March 1998. State Street adopted this standard effective January 1, 1999. State Street currently expects the adoption of this statement to have a favorable impact on earnings in 1999.

Resale and Repurchase Agreements;
Securities Borrowed. State Street purchases U.S. Treasury and federal agency securities ("U.S. government securities") under agreements to resell the securities. These purchases are recorded as securities purchased under resale agreements, an asset in the Consolidated Statement of Condition. State Street can use these securities as collateral for repurchase agreements. State Street's policy is to take possession or control of the security underlying the resale agreement, allowing borrowers the right of collateral substitution and/or short-notice termination. The securities are revalued daily to determine if additional collateral is necessary from the borrower. State Street enters into sales of U.S. government securities under repurchase agreements, which are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. government securities underlying the repurchase agreements remains in investment securities.

Securities borrowed are recorded at the amount of cash collateral deposited with the lender. State Street monitors its market exposure daily with respect to securities borrowed transactions and requests that excess securities be returned or that additional securities be provided as needed.

Securities. Debt securities are held in both the investment and trading account portfolios. Debt and marketable equity securities that are classified as available for sale are reported at fair value and the after-tax unrealized gains and losses are reported in other comprehensive income, a component of stockholders' equity. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of available-for-sale securities are computed based on identified costs and included in fee revenue. Trading account assets are held in anticipation of short-term market movements and for resale to customers. Trading account assets are carried at fair value with unrealized gains and losses reported in other fee revenue.

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


--------------------------------------------------------------------------------
34                                  State Street Corporation  1998 Annual Report

Allowance for Loan Losses. The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and adverse situations that may affect the borrowers' ability to repay, timing of future payments, estimated value of underlying collateral and the performance of individual credits in relation to contract terms, and other relevant factors. The provision for loan losses charged to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses.

Premises and Equipment. Buildings, leasehold improvements, computers, software and other equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charged to operating expenses are computed using the straight-line method over the estimated useful life of the related asset or the remaining term of the lease.

Currency Translation. The assets and liabilities of non-U.S. operations are translated at month-end exchange rates, and revenue and expenses are translated at average monthly exchange rates. Gains or losses from the translation of the net assets of certain non-U.S. subsidiaries, net of any currency hedges and related taxes, are reported in other comprehensive income. Gains or losses from other translations are included in fee revenue.

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

Other interest rate contracts that are used for balance sheet management are accounted for under the deferral method. The basis of the contract is capitalized and any gain or loss is deferred and amortized over the life of the hedged asset or liability as an adjustment to the interest revenue or interest expense.

The gross amount of unrealized gains and losses on foreign exchange and interest rate contracts are reported separately as other assets and other liabilities, respectively, in the Consolidated Statement of Condition, except where such gains and losses arise from contracts covered by qualifying master netting agreements.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998. This statement requires companies to record the fair value of derivatives on the balance sheet as assets or liabilities. Fair market valuation adjustments for derivatives meeting hedge criteria will be recorded as either other comprehensive income, or through earnings in the Consolidated Statement of Income, depending on their classification. Derivatives used for trading purposes will continue to be marked to market through earnings. State Street will adopt this statement beginning January 1, 2000. Management does not expect the adoption of this statement to have a material impact on the financial statements.

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

Comprehensive Income. Effective January 1, 1998, State Street adopted SFAS No. 130, "Reporting Comprehensive Income." Disclosures required by this standard are presented in the Consolidated Statement of Changes in Shareholders' Equity and Note Q to the Consolidated Financial Statements. Lines of Business. Effective for the year ended December 31, 1998, State Street adopted the new disclosures required by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The requirements of this standard are presented in Note O to the Consolidated Financial Statements.

--------------------------------------------------------------------------------
NOTE B
--------------------------------------------------------------------------------
ACQUISITION

In November 1996, State Street acquired Princeton Financial Systems, Inc. ("PFS") for 1,846,000 shares of State Street's common stock and cash in a transaction accounted for as a purchase. PFS provides services and client/server software for investment managers with particular focus on the insurance industry.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE C
--------------------------------------------------------------------------------
INVESTMENT SECURITIES

Available-for-sale securities are recorded at fair value and held-to-maturity securities are recorded at amortized cost on the
Consolidated Statement of Condition. Investment securities consisted of the following at December 31:

---------------------------------------------------------------------------------------------------------------------------------
                                                                 1998                                         1997
                                              Amortized       Unrealized         Fair    Amortized         Unrealized       Fair
(Dollars in millions)                            Cost      Gains      Losses     Value      Cost        Gains     Losses    Value
---------------------------------------------------------------------------------------------------------------------------------
Available for sale:
U.S. Treasury and federal agencies              $3,690      $ 7         $ 2     $3,695    $4,906         $15       $ 2     $4,919
State and political subdivisions                 1,598       17           3      1,612     1,647          17         7      1,657
Asset-backed securities                          1,717        3           1      1,719     1,673           1         1      1,673
Collateralized mortgage obligations                727        1           2        726       574           1         4        571
Other investments                                  791       17                    808       654           9         1        662
                                                ------      ---         ---     ------    ------         ---       ---     ------
    Total                                       $8,523      $45         $ 8     $8,560    $9,454         $43       $15     $9,482
                                                ======      ===         ===     ======    ======         ===       ===     ======
Held to maturity:
    U.S. Treasury and federal agencies          $1,177      $ 3         $ 1     $1,179    $  893         $ 1       $ 1     $  893
                                                ======      ===         ===     ======    ======         ===       ===     ======
---------------------------------------------------------------------------------------------------------------------------------

The maturity of asset-backed securities is based upon the expected principal payments. Securities carried at $3.3 billion and $5.0 billion at December 31, 1998 and 1997, respectively, were designated as pledged securities for public and trust deposits, borrowed funds and for other purposes as provided by law.

During 1998, there were gross gains of $14 million and gross losses of $4 million realized on the sales of $1.9 billion of available-for-sale securities. During 1997, there were gross gains of $3 million and gross losses of $1 million realized on the sales of $836 million of available-for-sale securities.

Following is the maturity information for available-for-sale and held-to-maturity debt securities at December 31, 1998:

--------------------------------------------------------------------------------
                                                   Years
(Dollars in millions)       Under 1        1 to 5         6 to 10      Over 10
--------------------------------------------------------------------------------
Available for sale:
 Amortized cost ..........  $4,618         $3,445          $ 139        $ 285
 Fair value ..............   4,624          3,469            141          290
Held to maturity:
 Amortized cost ..........     924            253
 Fair value ..............     925            254
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE D
--------------------------------------------------------------------------------
LOANS

The loan portfolio consisted of the following at December 31:

---------------------------------------------------------
(Dollars in millions)              1998           1997
---------------------------------------------------------
Commercial and financial:
 Domestic ....................... $4,306         $3,623
 Non-U.S. .......................    581            900
Lease financing:
 Domestic .......................    415            296
 Non-U.S. .......................    917            669
Real estate .....................     90             74
                                  ------         ------
 Total loans ....................  6,309          5,562
Less allowance for loan losses ..    (84)           (83)
                                  ------         ------
 Net loans ...................... $6,225         $5,479
                                  ======         ======
---------------------------------------------------------

Non-accrual loans were $12 million and $2 million at December 31, 1998 and 1997, respectively.

Changes in the allowance for loan losses for the years ended December 31, were as follows:

-----------------------------------------------------------------------
(Dollars in millions)                 1998         1997          1996
-----------------------------------------------------------------------
Balance at beginning of year .....    $ 83         $ 73          $ 63
Provision for loan losses ........      17           16             8
Loan charge-offs .................     (19)          (8)           (5)
Recoveries .......................       3            2             7
                                      ----         ----          ----
    Balance at end of year .......    $ 84         $ 83          $ 73
                                      ====         ====          ====
-----------------------------------------------------------------------

--------------------------------------------------------------------------------
36                                  State Street Corporation  1998 Annual Report

--------------------------------------------------------------------------------
NOTE E
--------------------------------------------------------------------------------
PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

---------------------------------------------------------
(Dollars in millions)                1998         1997
---------------------------------------------------------
Buildings and land ................ $  334       $  294
Leasehold improvements ............    196          157
Computers .........................    520          410
Software ..........................    200           79
Other equipment ...................    210          177
                                    ------       ------
                                     1,460        1,117
Accumulated depreciation
 and amortization .................   (760)        (617)
                                    ------       ------
    Total premises and equipment .. $  700       $  500
                                    ======       ======
---------------------------------------------------------

State Street has entered into noncancelable operating leases for premises and equipment. At December 31, 1998, future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more totaled $1.0 billion. This consisted of $109 million, $100 million, $99 million, $92 million and $82 million for the years 1999 to 2003, respectively, and $565 million thereafter. The minimum rental commitments have been reduced by sublease rental commitments of $31 million. Nearly all leases include renewal options.

Total rental expense amounted to $95 million, $64 million and $55 million in 1998, 1997 and 1996, respectively. Rental expense has been reduced by sublease revenue of $4 million, $2 million and $1 million for the years ended December 31, 1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
NOTE F
--------------------------------------------------------------------------------
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

State Street enters into sales of U.S. government securities under repurchase agreements that are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. government securities underlying the repurchase agreements remains in investment securities.

Information on these U.S. government securities, and the related repurchase agreements including accrued interest, is shown in the following table. This table excludes repurchase agreements that are secured by securities purchased under resale agreements and securities borrowed.

Information at December 31, 1998, was as follows:

---------------------------------------------------------------------------------------------
                                              U.S. Government               Repurchase
                                              Securities Sold               Agreements
                                           ---------------------        ---------------------
                                           Amortized      Fair          Amortized
(Dollars in millions)                        Cost         Value            Cost        Rate
---------------------------------------------------------------------------------------------
Maturity of repurchase agreements:
Overnight ...............................   $1,660       $1,662           $1,629       4.76%
2 to 30 days ............................      181          182              178       4.20
31 to 90 days ...........................       40           40               40       4.36
Over 90 days ............................       41           41               40       4.13
                                            ------       ------           ------       ----
   Total ................................   $1,922       $1,925           $1,887       4.68
                                            ======       ======           ======
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE G
--------------------------------------------------------------------------------
NOTES PAYABLE

State Street Bank issues bank notes from time to time, in an aggregate amount not to exceed $750 million and with original maturities ranging from 14 days to five years.

Bank notes, which are not subject to redemption, represent unsecured debt obligations of State Street Bank. Bank notes are neither obligations of nor guaranteed by State Street and are recorded net of original issue discount. At December 31, 1998, there were no notes payable outstanding. At December 31, 1997, there were $44 million of two-year non-U.S. dollar denominated notes outstanding.


--------------------------------------------------------------------------------
NOTE H
--------------------------------------------------------------------------------
LONG-TERM DEBT

Long-term debt consisted of the following at December 31:

-----------------------------------------------------------------------------
(Dollars in millions)                                   1998          1997
-----------------------------------------------------------------------------
8.035% Capital securities B due 2027 ...............    $300          $300
7.94% Capital securities A due 2026 ................     200           200
Floating Rate Capital Trust I due 2028 .............     150
7.35% Notes due 2026 ...............................     150           150
5.95% Notes due 2003 ...............................     100           100
9.50% Mortgage note due 2009 .......................      20            21
7.75% Convertible subordinated
   debentures due 2008 .............................       2             3
                                                        ----          ----
      Total long-term debt .........................    $922          $774
                                                        ====          ====
-----------------------------------------------------------------------------

State Street has established three statutory business trusts, which collectively issued $650 million of cumulative semi-annual income and quarterly income preferred securities ("capital securities"). The capital securities qualify as Tier 1 capital under federal regulatory guidelines. The proceeds of these issuances along with proceeds of related issuances of common securities of the trusts, were invested in junior

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE H - CONTINUED
--------------------------------------------------------------------------------

subordinated debentures ("debentures") of State Street. The debentures are the sole assets of the trusts. State Street owns all of the common securities of the trusts.

Payments to be made by the trusts on the capital securities are dependent on payments that State Street has committed to make, particularly the payments to be made by State Street on the debentures. Compliance by State Street would have the effect of providing a full, irrevocable and unconditional guarantee of the trusts' obligations under the capital securities.

Distributions on the capital securities are included in interest expense and are payable from interest payments received on the debentures and are due semi-annually for capital securities A and B and quarterly for Capital Trust I, subject to deferral for up to five years under certain conditions. The capital securities are subject to mandatory redemption in whole at the stated maturity upon repayment of the debentures; with the optional redemption at any time by State Street of the debentures upon the occurance of certain tax events or changes to tax treatment, investment company regulation or capital treatment changes; or at any time after March 15, 2007 for the Capital Securities B, after December 30, 2006 for the Capital Securities A and after May 15, 2028 for the Capital Trust I securities.

For Capital Securities A and B, redemptions are based on declining redemption prices according to the terms of the trust agreements. All redemptions are subject to federal regulatory approval.

In April 1996, a shelf registration statement became effective that allowed State Street to issue up to $500 million of unsecured debt securities or shares of its preferred stock or both. In June 1996, State Street issued $150 million of 7.35% notes due 2026, redeemable at the option of the holder in 2006. In April 1998, that registration statement was amended to also allow for issuance of capital securities. In May 1998, State Street completed the sale of $150 million of floating rate capital securities issued by Capital Trust I. In connection with the sale of these capital securities, State Street issued $150 million of floating rate junior subordinated deferrable interest debentures to Capital Trust I due in May 2028. Subsequent to that issuance, two interest rate swaps were entered into to, in effect, modify the interest expense from a floating rate to a fixed rate of 6.58%. At December 31, 1998, $200 million of the shelf registration was available for issuance.

The 5.95% notes are unsecured obligations of State Street.

The 9.50% mortgage note was fully collateralized by property at December 31, 1998. The scheduled principal payments for the next five years are $1 million for the years 1999 and 2000 and $2 million for each year 2001 through 2003.

The 7.75% debentures are convertible to common stock at a price of $2.875 per share, subject to adjustment for certain events. The debentures are redeemable at par, at State Street's option. During 1998 and 1997, debentures were converted into 144,345 and 168,692 shares of common stock, respectively. At December 31, 1998, 793,046 shares of common stock had been reserved for issuance upon conversion.


--------------------------------------------------------------------------------
NOTE I
--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

In May 1997, State Street distributed to stockholders a two-for-one stock split in the form of a 100% stock dividend. The par value of these additional shares was capitalized by a transfer from retained earnings to common stock. Prior period share and per share amounts have been restated for the stock split.

During 1998, the Board of Directors increased the number of shares of State Street common stock authorized for purchase from 12 million to 14 million shares. Shares purchased under the authorization can be used for employee benefit plans and general corporate purposes. During 1998 and 1997, State Street purchased 1,716,000 and 2,760,000 shares of its common stock, respectively, at an average cost of $58 and $40 per share, respectively. As of December 31, 1998, total shares purchased were 10,706,000.

Under the 1997 Equity Incentive Plan, stock options, stock appreciation rights ("SARs"), restricted and unrestricted stock awards, deferred stock awards, and performance awards covering 8,000,000 shares of common stock may be issued.


Under this long-term incentive plan, the exercise price of non-qualified and incentive stock options may not be less than the fair value of such shares at the date of grant and expire no longer than ten years from the date of grant. Performance awards have been granted to officers at the policy-making level. Performance awards are earned over a performance period based on achievement of goals. Payment for performance awards is made in cash equal to the fair market value of State Street's common stock after the conclusion of each performance period. During 1998, 479,000 performance awards were granted. In 1998 and 1997, 284,000 and 351,000 restricted stock awards, net of cancellations, respectively, were granted under the stock award program.

In addition, State Street has a stock award program consisting of 600,000 shares vesting 20% per annum commencing January 1, 2001.

Compensation expense related to performance awards, restricted stock awards and stock awards was $38 million, $29 million and $19 million for 1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
38                                  State Street Corporation  1998 Annual Report

Options outstanding and activity for the years ended
December 31, consisted of the following:

-------------------------------------------------------------------------------
(Total dollars in millions,                        Option Price
shares in thousands)                 Shares           Per Share        Total
-------------------------------------------------------------------------------
December 31, 1996 ...............    6,476          $ 2.81-33.88       $ 124
Granted .........................    1,393           36.36-56.25          73
Exercised .......................     (766)           2.81-36.50         (15)
Canceled ........................     (159)           3.51-29.41          (2)
                                     -----                             -----
December 31, 1997 ...............    6,944            2.81-56.25         180
Granted .........................    2,242           52.44-69.53         152
Exercised .......................   (1,034)           2.81-52.44         (16)
Canceled ........................     (218)           3.51-68.31          (8)
                                     -----                             -----
December 31, 1998 ...............    7,934            2.81-69.53       $ 308
                                     =====                             =====
-------------------------------------------------------------------------------

In 1996, 1,066,000 options were exercised at per share prices of $2.81 to $14.53. At December 31, 1998, a total of 2,617,000 shares under options were exercisable. At December 31, 1998, 3,372,000 shares under the 1997 Equity Incentive Plan were available for future grants.

Pro forma results of net income and earnings per share using the fair value method for accounting for stock-based employer compensation plans for the years ended December 31, 1998, 1997 and 1996 are not presented, as results differ by three percent or less from those reported. For purposes of the pro forma calculation, the estimated fair value of the options is amortized to expense over the options vesting period.

For purposes of estimating the fair value of State Street's employee stock options at the grant date, a Black-Scholes option pricing model was used. Following are the weighted average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 5.15%, 6.22% and 6.41%; dividend yields of .86%, 1.05% and 1.51%; and volatility factors of the expected market price of State Street common stock of .29, .28 and .25. The weighted average life of the stock options granted is 4.2, 5.5 and 6.6 years for the years ended December 31, 1998, 1997 and 1996, respectively.


-------------------------------------------------------------------------------
NOTE J
-------------------------------------------------------------------------------
SHAREHOLDERS' RIGHTS PLAN

In 1988, State Street declared a dividend of one preferred share purchase right for each outstanding share of common stock. On June 18, 1998, State Street adopted an amendment to the Rights Agreement and has restated the Rights Agreement. Under the Amended and Restated Rights Agreement, a right may be exercised, under certain conditions, to purchase one four-hundredths share of a series of participating preferred stock at an exercise price of $265, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 10% or more of State Street's common stock or after commencement or public announcement of an offer for 10% or more of State Street's common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquiror, having a market value of two times the then current exercise price of that right.

The rights expire in September 2008, and may be redeemed at a price of $.0025 per right at any time prior to expiration or the acquisition of 10% of State Street's common stock. Under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE K
--------------------------------------------------------------------------------
REGULATORY MATTERS

Regulatory Capital. State Street is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on State Street's financial statements. Under capital adequacy guidelines, State Street must meet specific capital guidelines that involve quantitative measures of State Street's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. State Street's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require State Street and State Street Bank to maintain minimum risk-based and leverage ratios as set forth in the table below. The risk-based capital ratios are Tier 1 capital and Total capital to total adjusted risk-weighted assets and market-risk equivalents, and the leverage ratio is Tier 1 capital to quarterly average assets.

As of December 31, 1998, State Street Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, State Street Bank must exceed the well capitalized guideline ratios, as set forth in the table, and meet certain other requirements. Management believes that State Street Bank exceeds all well capitalized requirements, and there have been no conditions or events since year-end that management believes would change the status of well capitalized.

The regulatory capital amounts and ratios were the following at December 31:

--------------------------------------------------------------------------------------------------------------------------------
                                                 Regulatory Guidelines (1)            State Street            State Street Bank
                                                 -------------------------       ------------------         --------------------
                                                                     Well
(Dollars in millions)                             Minimum         Capitalized      1998       1997             1998       1997
--------------------------------------------------------------------------------------------------------------------------------
Risk-based ratios:
  Tier 1 capital ..............................     4%                 6%           14.1%      13.7%            12.9%      12.2%
  Total capital ...............................     8                 10            14.4       13.8             13.3       12.5
Leverage ratio ................................     3                  5             5.4        5.9              5.3        5.2
Tier 1 capital ................................                                  $ 2,725    $ 2,259          $ 2,453    $ 1,996
Total capital .................................                                    2,773      2,274            2,537      2,040

Adjusted risk-weighted assets and
  market-risk equivalents:
  On-balance sheet ............................                                  $14,599    $12,647          $14,374    $12,491
  Off-balance sheet ...........................                                    4,435      3,825            4,435      3,825
  Market-risk equivalent (2) ..................                                      232                         232
                                                                                 -------    -------          -------    -------
     Total adjusted risk-weighted assets
        and market-risk equivalents: ..........                                  $19,266    $16,472          $19,041    $16,316
                                                                                 =======    =======          =======    =======
--------------------------------------------------------------------------------------------------------------------------------

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

(2) Effective January 1, 1998, regulatory capital standards require the addition of market risk-equivalent assets to total risk-based assets.

Cash, Dividend, Loan and Other Restrictions. During 1998, subsidiary banks of State Street were required by the Federal Reserve Bank to maintain average reserve balances of $244 million. Federal and state banking regulations place certain restrictions on dividends paid by subsidiary banks to State Street. At December 31, 1998, State Street Bank had $979 million of retained earnings available for distribution to State Street in the form of dividends.

The Federal Reserve Act requires that extensions of credit by State Street Bank to certain affiliates, including State Street, be secured by specific collateral, that the extension of credit to any one affiliate be limited to 10% of capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

At December 31, 1998, consolidated retained earnings included $31 million representing undistributed earnings of 50%-owned affiliates that are accounted for using the equity method.

State Street has a committed line of credit of $50 million to support its commercial paper program.


40                                   State Street Corporation 1998 Annual Report

--------------------------------------------------------------------------------
NOTE L
--------------------------------------------------------------------------------
NET INTEREST REVENUE

Net interest revenue consisted of the following for the years ended December 31:

-----------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                                           1998       1997       1996
-----------------------------------------------------------------------------------------------------------------------------
Interest Revenue:
 Deposits with banks ........................................................................  $  537     $  415     $  337
 Investment securities:
  U.S. Treasury and federal agencies ........................................................     313        360        260
  State and political subdivisions (exempt from federal tax) ................................      77         76         68
  Other investments .........................................................................     167        161        127
 Loans ......................................................................................     400        341        278
 Securities purchased under resale agreements, securities borrowed and federal funds sold ...     733        393        356
 Trading account assets .....................................................................      10          9         17
                                                                                               ------     ------     ------
       Total interest revenue ...............................................................   2,237      1,755      1,443
                                                                                               ------     ------     ------
Interest Expense:
 Deposits ...................................................................................     656        512        425
 Other borrowings ...........................................................................     770        547        452
 Long-term debt .............................................................................      66         55         15
                                                                                               ------     ------     ------
       Total interest expense ...............................................................   1,492      1,114        892
                                                                                               ------     ------     ------
       Net interest revenue .................................................................  $  745     $  641     $  551
                                                                                               ======     ======     ======
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE M
--------------------------------------------------------------------------------
OPERATING EXPENSES - OTHER

The other category of operating expenses consisted of the following for the years ended December 31:

-----------------------------------------------------------------------------------------
(Dollars in millions)                                      1998        1997        1996
-----------------------------------------------------------------------------------------
Professional services ..................................   $105       $ 87         $ 61
Advertising and sales promotion ........................     60         48           34
Other ..................................................    127        125           95
                                                           ----       ----         ----
  Total operating expenses-other .......................   $292       $260         $190
                                                           ====       ====         ====
-----------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE N
--------------------------------------------------------------------------------
QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations:

-----------------------------------------------------------------------------------------------------------------
(Dollars and shares in millions,                   1998 Quarters                          1997 Quarters
except per share data)                 Fourth    Third    Second    First    Fourth    Third    Second    First
-----------------------------------------------------------------------------------------------------------------
Fee revenue .........................   $530     $511      $493     $463      $453      $442     $404      $374
Interest revenue ....................    588      602       550      497       480       452      425       398
Interest expense ....................    388      415       368      321       307       288      271       248
                                        ----     ----      ----     ----      ----      ----     ----      ----
 Net interest revenue ...............    200      187       182      176       173       164      154       150
Provision for loan losses ...........      4        4         4        5         5         5        3         3
                                        ----     ----      ----     ----      ----      ----     ----      ----
 Total revenue ......................    726      694       671      634       621       601      555       521
Operating expenses ..................    559      528       507      474       473       451      419       391
                                        ----     ----      ----     ----      ----      ----     ----      ----
 Income before income taxes .........    167      166       164      160       148       150      136       130
Income taxes ........................     57       55        55       54        47        49       44        44
                                        ----     ----      ----     ----      ----      ----     ----      ----
 Net Income .........................   $110     $111      $109     $106      $101      $101     $ 92      $ 86
                                        ====     ====      ====     ====      ====      ====     ====      ====
Earnings Per Share:
 Basic ..............................   $.69     $.69      $.67     $.66      $.63      $.63     $.57      $.54
 Diluted ............................    .68      .68       .66      .64       .61       .62      .56       .53
Average Shares Outstanding:
 Basic ..............................    161      161       161      161       161       160      160       161
 Diluted ............................    163      164       165      164       164       164      163       164
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE O
--------------------------------------------------------------------------------
LINES OF BUSINESS

As of December 31, 1998, State Street adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." State Street has three lines of business as defined by the statement, which are Services for Institutional Investors, Investment Management and Commercial Lending.

State Street's significant products and services are presented within the underlying operating results. Intersegment revenues consist of compensation for deposit balances and other services.

Further financial information by line of business is contained within the Lines of Business section of the Financial Review on pages 22-23. Significant products and services offered by State Street are included in the Fee Revenue section on pages 15-18.

The following is a summary of the lines of business operating results for the years ended December 31:

-----------------------------------------------------------------------------------------------------------------------------------
                                                        Services for                  Investment                  Commercial
                                                   Institutional Investors             Management                   Lending
                                                 -------------------------      ------------------------      --------------------
(Dollars in millions; taxable equivalent)        1998      1997      1996       1998      1997      1996      1998    1997    1996
-----------------------------------------------------------------------------------------------------------------------------------
Total revenue ...............................   $1,973    $1,696    $1,359      $558      $442      $341      $234    $204    $182
Income before income taxes ..................      470       402       316        97        95        73       130     111      95
Average assets (billions) ...................     40.2      30.6      25.7        .9        .8        .6       4.6     4.0     3.2
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE P
--------------------------------------------------------------------------------
EMPLOYEE BENEFIT PLANS

State Street and certain of its subsidiaries participate in a non-contributory defined benefit plan. In addition to the primary plan, State Street has non-qualified supplemental plans that provide certain officers with defined pension benefits in excess of allowable tax deductions. Non-U.S. employees participate in local plans and the cost of these plans is not material.

State Street Bank and certain subsidiaries also participate in a postretirement plan that provides health care and insurance benefits for retired employees.

The following table sets forth combined information for State Street's primary plan, the non-qualified supplemental plans and non-U.S. defined benefit plans, as well as the postretirement plan as of December 31:

---------------------------------------------------------------------------------------------------------------
                                                        Defined Benefit Plan              Postretirement Plan
                                                        --------------------             ----------------------
(Dollars in millions)                                   1998           1997               1998           1997
---------------------------------------------------------------------------------------------------------------
Benefit Obligations:
 Beginning of year ..................................  $ 222          $ 191              $  17          $  20
 Current service cost ...............................     20             17                  1              1
 Interest cost ......................................     17             16                  1              2
 Amendment and transfers in .........................      7
 Actuarial (gain) loss ..............................     35             16                  3             (5)
 Benefits paid ......................................    (14)           (18)                (1)            (1)
                                                       -----          -----              -----           ----
  End of year .......................................  $ 287          $ 222              $  21           $ 17
                                                       =====          =====              =====           ====
Plan Assets at Fair Value:
 Beginning of year ..................................  $ 212          $ 201
 Actual return on plan assets .......................     24             27
 Contributions and transfers in .....................      5              2
 Benefits paid ......................................    (14)           (18)
                                                       -----          -----
  End of year .......................................  $ 227          $ 212
                                                       =====          =====
Prepaid (Accrued) Benefit Expense:
 Funded (underfunded) status of the plans ...........  $ (60)         $ (10)             $ (21)         $ (17)
 Unrecognized net (asset) obligation at transition ..    (10)           (12)                15             17
 Unrecognized net (gain) loss .......................     45             13                (11)           (16)
 Unrecognized prior service costs ...................      4              5
                                                       -----          -----              -----           ----
  Total prepaid (accrued) benefit expense ...........  $ (21)         $  (4)             $ (17)         $ (16)
                                                       =====          =====              =====           ====
Actuarial Assumptions:
 Discount rate used to determine benefit obligation .   7.00%          7.75%              7.00%          7.75%
 Rate of increase for future compensation ...........   4.25           4.50
 Expected long-term rate of return on assets ........  10.25          10.25
---------------------------------------------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the postretirement plan benefit obligation was 4.5%.


--------------------------------------------------------------------------------
42                                   State Street Corporation 1998 Annual Report

For those plans that have accumulated benefit obligations in excess of plan assets as of December 31, 1998, the aggregate benefit obligation is $36 million, the plan assets are $.3 million and the accumulated benefit obligation is $20 million.

The following table sets forth the expenses for State Street's defined benefit and postretirement plans for the years ended December 31:

--------------------------------------------------------------------------------
(Dollars in millions)                                    1998    1997    1996
--------------------------------------------------------------------------------
Defined Benefit Plans:
 Current service cost ...............................    $ 20    $ 17    $ 16
 Interest cost ......................................      17      16      14
 Actual return on plan assets .......................     (24)    (27)    (27)
 Net amortization and deferral ......................       3       7       7
                                                         ----    ----    ----
  Total .............................................    $ 16    $ 13    $ 10
                                                         ====    ====    ====
Postretirement Plan:
 Service cost .......................................    $  1    $  1    $  1
 Interest cost ......................................       1       2       2
 Net amortization and deferral ......................                       1
                                                         ----    ----    ----
  Total .............................................    $  2    $  3    $  4
                                                         ====    ====    ====
--------------------------------------------------------------------------------


If the health care cost trend rates were increased by 1%, the postretirement benefit obligation as of December 31, 1998, would have increased 4%, and the aggregate expense for service and interest costs for 1998 would have increased by 6%. Conversely, if the health care cost trend rates were decreased by 1%, the postretirement benefit obligation as of December 31, 1998, would have decreased 4%, and the aggregate expense for service and interest costs for 1998 would have decreased by 5%.

Employees of State Street Bank and certain subsidiaries are eligible to contribute a portion of their pre-tax salary to a 401(k) savings plan. State Street matches a portion of these contributions, and the related expense was $11 million for 1998 and 1997 and $9 million for 1996.

--------------------------------------------------------------------------------
NOTE Q
--------------------------------------------------------------------------------
INCOME TAXES

The provision for income taxes included in the Consolidated Statement of Income consisted of the following:

--------------------------------------------------------------------------------
(Dollars in millions)                                    1998    1997    1996
--------------------------------------------------------------------------------
Current:
 Federal ............................................   $  39   $  64   $  44
 State ..............................................      15      26      20
 Non-U.S. ...........................................      35      40      15
                                                        -----   -----   -----
  Total current .....................................      89     130      79
Deferred:
 Federal ............................................      96      37      59
 State ..............................................      36      17      16
                                                        -----   -----   -----
  Total deferred ....................................     132      54      75
                                                        -----   -----   -----
  Total income taxes ................................   $ 221   $ 184   $ 154
                                                        =====   =====   =====
--------------------------------------------------------------------------------

Current and deferred taxes for 1997 and 1996 have been reclassified to reflect the tax returns as actually filed. Income tax benefits recorded directly to stockholders' equity for the years 1998, 1997 and 1996 included $24 million, $10 million and $7 million, respectively, related to employee stock option exercises and other stock transactions. A benefit of $4 million and $3 million and an expense of less than $1 million related to fair value adjustments for the investment portfolio were included in other comprehensive income for the years 1998, 1997 and 1996, respectively. An expense of $4 million for 1998 and benefits of $3 million and $1 million for 1997 and 1996, respectively, relating to foreign currency translation adjustments were included in other comprehensive income. These taxes are not included in the preceding table.

Income tax expense related to net securities gains was $4 million, $1 million and $2 million for 1998, 1997 and 1996, respectively.

Pre-tax income attributable to operations located outside the United States was $80 million, $85 million and $42 million in 1998, 1997 and 1996, respectively.

Significant components of the deferred tax liabilities and assets at December 31 were as follows:

--------------------------------------------------------------------------------
(Dollars in millions)                                            1998    1997
--------------------------------------------------------------------------------
Deferred tax liabilities:
 Lease financing transactions ...............................    $656    $524
 Other ......................................................      23      20
                                                                 ----    ----
  Total deferred tax liabilities ............................     679     544
                                                                 ----    ----
Deferred tax assets:
 Operating expenses .........................................      73      74
 Allowance for loan losses ..................................      36      36
 Tax carryforwards ..........................................      10       5
 Depreciation, net ..........................................      32      25
 Other ......................................................      17      19
 Valuation allowance ........................................      (3)     (5)
                                                                 ----    ----
  Total deferred tax assets .................................     165     154
                                                                 ----    ----
  Net deferred tax liabilities ..............................    $514    $390
                                                                 ====    ====
--------------------------------------------------------------------------------

At December 31, 1998, State Street had U.S. alternative minimum tax credit carryforwards of $9 million and non-U.S. tax loss carryforwards of $5 million. If not used, $3 million of the non-U.S. tax losses will expire in the years 2000 and 2001. Remaining tax losses and alternative minimum tax credits carry forward indefinitely.

A reconciliation of the differences between the U.S. statutory income tax rate and the effective tax rates based on income before taxes is as follows:

--------------------------------------------------------------------------------
                                                         1998    1997    1996
--------------------------------------------------------------------------------
U.S. federal income tax rate ..........................  35.0%   35.0%   35.0%
Changes from statutory rate:
 State taxes, net of federal benefit ..................   4.1     4.4     4.9
 Tax-exempt interest revenue,
  net of disallowed interest ..........................  (3.6)   (3.9)   (4.5)
 Tax credits ..........................................  (2.6)   (1.9)   (1.4)
 Other, net ...........................................    .7    (1.0)     .5
                                                         ----    ----    ----
  Effective tax rate ..................................  33.6%   32.6%   34.5%
                                                         ====    ====    ====
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE R
--------------------------------------------------------------------------------
EARNINGS PER SHARE


The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

-------------------------------------------------------------------------------------
(Dollars in millions, except per share data)             1998        1997        1996
-------------------------------------------------------------------------------------
Net Income ........................................  $    436    $    380    $    293
                                                     ========    ========    ========
Earnings per share:
 Basic earnings per share .........................  $   2.71    $   2.37    $   1.81
 Diluted earnings per share .......................      2.66        2.32        1.78
Basic average shares (thousands) ..................   160,937     160,662     161,783
Effect of dilutive securities:
  Stock options and stock awards ..................     2,133       2,068       1,482
  7.75% convertible subordinated debentures .......       857       1,059       1,110
                                                     --------    --------    --------
Dilutive average shares ...........................   163,927     163,789     164,375
                                                     ========    ========    ========
-------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
NOTE S
-------------------------------------------------------------------------------
CONTINGENT LIABILITIES

State Street provides banking, trust, investment management, global custody, accounting, administration and securities processing services to both domestic and non-U.S. customers. Assets under custody and assets under management are held by State Street in a fiduciary or custodial capacity and are not included in the Consolidated Statement of Condition because such items are not assets of State Street. Management conducts regular reviews of its responsibilities for these services and considers the results in preparing its financial statements. In the opinion of management, there are no contingent liabilities at December 31, 1998, that would have a material adverse effect on State Street's financial position or results of operations.

State Street is subject to pending and threatened legal actions that arise in the normal course of business. In the opinion of management, after discussion with counsel, these actions can be successfully defended or resolved without a material adverse effect on State Street's financial position or results of operations.

-------------------------------------------------------------------------------
NOTE T
-------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS,
INCLUDING DERIVATIVES

An off-balance sheet derivative instrument is a contract or agreement whose value is derived from interest rates, currency exchange rates or other financial indices. Derivative instruments include forwards, futures, swaps, options and other instruments with similar characteristics. The use of these instruments generates fee, interest or trading revenue.

Interest rate contracts involve an agreement with a counterparty to exchange cash flows based on the movement of an underlying interest rate index. An interest rate swap agreement involves the exchange of a series of interest payments, either at a fixed or variable rate, based upon the notional amount without the exchange of the underlying principal amount. An interest rate option contract provides the purchaser, for a premium, the right, but not the obligation, to buy or sell the underlying financial instrument at a set price at or during a specified period. An interest rate futures contract is a commitment to buy or sell, at a future date, a financial instrument at a contracted price; it may be settled in cash or through the delivery of the contracted instrument.

Foreign exchange contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed-upon rate and settlement date. Foreign exchange contracts consist of swap agreements and forward and spot contracts.

The following table summarizes the contractual or notional amounts of derivative financial instruments held or issued by State Street for trading and balance sheet management at December 31:

--------------------------------------------------------------------------
(Dollars in millions)                                   1998        1997
--------------------------------------------------------------------------
Trading:
 Interest rate contracts:
   Swap agreements ...............................   $  1,234     $ 1,015
   Options and caps purchased ....................         21          38
   Options and caps written ......................        158         186
   Futures - short position ......................      1,130         594
   Options on futures purchased ..................                      5
   Options on futures written ....................                      8
 Foreign exchange contracts:
   Forward, swap and spot ........................    136,781      91,742
   Options purchased .............................        572         144
   Options written ...............................        571         138
Balance sheet management:
 Interest rate contracts:
   Swap agreements ...............................        427         243
   Options and caps purchased ....................         30          50
 Foreign exchange contracts ......................                     44
--------------------------------------------------------------------------

State Street's risk exposure from interest rate and foreign exchange contracts results from the possibility that one party may default on its contractual obligation or from movements in exchange or interest rates. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional value. The notional value provides the basis for determining the exchange of contractual cash flows. The exposure to credit loss can be estimated by calculating the cost, on a present value basis, to replace at current market rates all profitable contracts at year end. The estimated aggregate replacement cost of derivative financial instruments in a net positive position was $1.6 billion and $1.4 billion at December 31, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
44                                   State Street Corporation 1998 Annual Report

The foreign exchange contracts have been reduced by offsetting balances with the same counterparty where a master netting agreement exists. The following table represents the fair value and average fair value of financial instruments held or issued for trading purposes as of and for the years ended December 31:

-----------------------------------------------------------------------------
                                                                   Average
(Dollars in millions)                              Fair Value     Fair Value
-----------------------------------------------------------------------------
1998:
Foreign exchange contracts:
 Contracts in a receivable position ..............  $1,240         $1,284
 Contracts in a payable position .................   1,241          1,289
Other financial instrument contracts:
 Contracts in a receivable position ..............       3              4
 Contracts in a payable position .................       8              4

1997:
Foreign exchange contracts:
 Contracts in a receivable position ..............  $1,037         $1,062
 Contracts in a payable position .................   1,036          1,087
Other financial instrument contracts:
 Contracts in a receivable position ..............       3              7
 Contracts in a payable position .................       2              5
-----------------------------------------------------------------------------

Net foreign exchange trading revenue related to foreign exchange contracts totaled $289 million, $245 million and $126 million for 1998, 1997 and 1996, respectively. Gains for other financial instrument contracts were $3 million in 1998 and $1 million in 1997 and 1996. Future cash requirements, if any, related to foreign currency contracts are represented by the gross amount of currencies to be exchanged under each contract unless State Street and the counterparty have agreed to pay or receive the net contractual settlement amount on the settlement date. Future cash requirements on other financial instruments are limited to the net amounts payable under the agreements.

Credit-related financial instruments include indemnified securities on loan, commitments to extend credit, standby letters of credit and letters of credit. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments.

The following is a summary of the contractual amount of State Street's credit-related, off-balance sheet financial instruments at December 31:

----------------------------------------------------------------------------
(Dollars in millions)                                1998           1997
----------------------------------------------------------------------------
Indemnified securities on loan ................... $66,236        $57,465
Loan commitments .................................  10,539          7,294
Standby letters of credit ........................   2,129          1,821
Letters of credit ................................     220            179
----------------------------------------------------------------------------

On behalf of its customers, State Street lends their securities to creditworthy brokers and other institutions. In certain circumstances, State Street may indemnify its customers for the fair market value of those securities against a failure of the borrower to return such securities. State Street requires the borrowers to provide collateral in an amount equal to or in excess of 102% of the fair market value of the securities borrowed. The borrowed securities are revalued daily to determine if additional collateral is necessary. State Street held, as collateral, cash and U.S. government securities totaling $68 billion and $59 billion for indemnified securities on loan at December 31, 1998 and 1997, respectively.

Loan commitments (unfunded loans, asset purchase agreements and unused lines of credit), standby letters of credit and letters of credit are issued to accommodate the financing needs of State Street's customers. Loan commitments are agreements by State Street to lend monies at a future date, or agreements to purchase assets, subject to conditions established in the agreement. Standby letters of credit and letters of credit commit State Street to make payments on behalf of customers when certain specified events occur.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans. The amount and nature of collateral is obtained based upon management's assessment of the credit risk. Approximately 75% of the loan commitments expire within one year from the date of issue. Since many of the commitments are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.

--------------------------------------------------------------------------------
NOTE U
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE U - CONTINUED
--------------------------------------------------------------------------------

The short maturity of State Street's assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates reported balance sheet value. Such financial instruments are reported in the following balance sheet captions: cash and due from banks, interest-bearing deposits with banks, securities purchased under resale agreements and securities borrowed, federal funds sold, deposits, securities sold under repurchase agreements, federal funds purchased, and other short-term borrowings. Fair value of trading accounts equals the balance sheet value. As of December 31, 1998 and 1997, the fair value of interest rate contracts used for balance sheet management were a payable of $8 million and $4 million, respectively. There is no reported cost for loan commitments.

The reported value and fair value for other balance sheet captions at December 31, are as follows:

--------------------------------------------------------------------------
                                                  Reported         Fair
(Dollars in millions)                              Value           Value
--------------------------------------------------------------------------
1998:
Investment securities:
 Available for sale ............................   $8,560         $8,560
 Held to maturity ..............................    1,177          1,179
Net loans (excluding leases) ...................    4,977          4,977
Long-term debt .................................      922          1,001

1997:
Investment securities:
 Available for sale ............................   $9,482         $9,482
 Held to maturity ..............................      893            893
Net loans (excluding leases) ...................    4,597          4,597
Notes payable ..................................       44             45
Long-term debt .................................      774            892
--------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE V
--------------------------------------------------------------------------------
NON-U.S. ACTIVITIES

Non-U.S. activities, as defined by the Securities and Exchange Commission, are considered to be those revenue-producing assets and transactions that arise from customers domiciled outside the United States. Due to the nature of State Street's business, it is not possible to segregate precisely domestic and non-U.S. activities. The determination of earnings attributable to non-U.S. activities requires internal allocations for resources common to non-U.S. and domestic activities. Subjective judgments have been used to arrive at the operating results for non-U.S. activities. Interest expense allocations are based on the average cost of short-term borrowed funds. Allocations for operating expenses and certain administrative costs are based on services provided and received.

The following table summarizes non-U.S. operating results and assets, based on the domicile location of customers, for the years ended and as of December 31:

-------------------------------------------------------------------------------
(Dollars in millions)                       1998           1997          1996
-------------------------------------------------------------------------------
Fee revenue ............................  $   403        $   353        $  270
Interest revenue .......................      675            535           435
Interest expense .......................      430            313           260
                                          -------        -------        ------
 Net interest revenue ..................      245            222           175
Provision for loan losses ..............        4             10             1
                                          -------        -------        ------
 Total revenue .........................      644            565           444
Operating expenses .....................      473            405           342
                                          -------        -------        ------
 Income before income taxes ............      171            160           102
Income taxes ...........................       61             58            38
                                          -------        -------        ------
 Net Income ............................  $   110        $   102        $   64
                                          =======        =======        ======
Assets:
 Interest-bearing deposits with banks ..  $12,085        $10,080        $7,565
 Loans and other assets ................    2,761          2,713         1,486
                                          -------        -------        ------
   Total Assets ........................  $14,846        $12,793        $9,051
                                          =======        =======        ======
------------------------------------------------------------------------------


--------------------------------------------------------------------------------
46                                   State Street Corporation 1998 Annual Report

--------------------------------------------------------------------------------
NOTE W
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS OF STATE STREET CORPORATION
(PARENT ONLY)

STATEMENT OF INCOME

----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)  Year ended December 31,                                           1998        1997        1996
----------------------------------------------------------------------------------------------------------------------
Dividends from bank subsidiary ......................................................    $ 30        $ 22        $ 88
Interest on deposits with bank subsidiary ...........................................       6          22           8
Interest on securities purchased under resale agreement .............................     125
Dividends and interest revenue ......................................................       5           3           2
Securities gains, net ...............................................................                               3
                                                                                         ----        ----        ----
  Total revenue .....................................................................     166          47         101
Interest on securities sold under repurchase agreement ..............................     113
Interest on commercial paper ........................................................       2           2           3
Interest on long-term debt ..........................................................      64          53          13
Other expenses ......................................................................       2           4           3
                                                                                         ----        ----        ----
  Total expenses ....................................................................     181          59          19
Income tax benefit ..................................................................     (18)        (13)         (1)
                                                                                         ----        ----        ----
  Income before equity in undistributed income of subsidiaries and affiliates .......       3           1          83
Equity in undistributed income of subsidiaries and affiliates:
 Consolidated bank ..................................................................     417         369         192
 Consolidated nonbank ...............................................................       9           4          12
 Unconsolidated affiliates ..........................................................       7           6           6
                                                                                         ----        ----        ----
                                                                                          433         379         210
                                                                                         ----        ----        ----
  Net Income ........................................................................    $436        $380        $293
                                                                                         ====        ====        ====
----------------------------------------------------------------------------------------------------------------------

STATEMENT OF CONDITION

----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)  As of December 31,                                                            1998        1997
----------------------------------------------------------------------------------------------------------------------
Assets:
 Cash and due from bank subsidiary ..................................................              $   45      $   15
 Interest-bearing deposits with bank subsidiary .....................................                   1           2
 Interest-bearing deposits with other banks .........................................                  75
 Securities purchased under resale agreements .......................................               3,557         320
 Available-for-sale securities ......................................................                  36          15
 Investment in consolidated subsidiaries:
  Bank ..............................................................................               2,684       2,233
  Nonbank ...........................................................................                 122         100
 Investment in unconsolidated affiliate .............................................                  39          32
 Notes and other receivables from subsidiaries ......................................                 125          72
 Other assets .......................................................................                  29          12
                                                                                                   ------      ------
     Total Assets ...................................................................              $6,713      $2,801
                                                                                                   ======      ======
Liabilities:
 Securities sold under repurchase agreement .........................................              $3,445      $
 Accrued taxes and other expenses ...................................................                  12          22
 Other liabilities ..................................................................                  23          16
 Long-term debt .....................................................................                 922         768
                                                                                                   ------      ------
     Total Liabilities ..............................................................               4,402         806
                                                                                                   ------      ------
Stockholders' Equity ................................................................               2,311       1,995
                                                                                                   ------      ------
     Total Liabilities and Stockholders' Equity .....................................              $6,713      $2,801
                                                                                                   ======      ======
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE W - CONTINUED
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------
(Dollars in millions)  Year ended December 31,                                         1998          1997        1996
-----------------------------------------------------------------------------------------------------------------------
Operating Activities:
 Net income ....................................................................      $   436       $ 380       $ 293
 Equity in undistributed income of subsidiaries and affiliate ..................         (433)       (379)       (210)
 Securities gains, net .........................................................                                   (3)
 Other, net ....................................................................          (48)         (4)          6
                                                                                      -------       -----       -----
     Net Cash (Used) Provided by Operating Activities ..........................          (45)         (3)         86

Investing Activities:
 Net (payments for) proceeds from:
  Investment in bank subsidiary ................................................                      (75)        (14)
  Investment in nonbank subsidiaries ...........................................          (13)        (21)         (8)
  Securities purchased under resale agreement ..................................       (3,237)       (320)
  Purchase of available-for-sale securities ....................................          (39)         (5)        (10)
  Maturity of available-for-sale securities ....................................           10                      10
  Sales of available-for-sale securities .......................................            9                      18
  Interest bearing deposits with banks .........................................          (75)        314        (150)
  Notes receivable from nonbank subsidiaries ...................................          (25)        (15)        (41)
                                                                                      -------       -----       -----
     Net Cash Used by Investing Activities .....................................       (3,370)       (122)       (195)

Financing Activities:
 Net payments for commercial paper .............................................                       (8)        (66)
 Proceeds from issuance of long-term debt ......................................          153         309         356
 Proceeds from issuance of common and treasury stock ...........................           31          16          12
 Payments for cash dividends ...................................................          (84)        (69)        (61)
 Payments for purchase of common stock .........................................         (100)       (110)       (131)
 Net proceeds from short term borrowing ........................................        3,445
                                                                                      -------       -----       -----
     Net Cash Provided by Financing Activities .................................        3,445         138         110
                                                                                      -------       -----       -----
     Net Increase ..............................................................           30          13           1
                                                                                      -------       -----       -----
Cash and due from banks at beginning of year ...................................           15           2           1
                                                                                      -------       -----       -----
     Cash and Due from Banks at End of Year ....................................      $    45       $  15       $   2
                                                                                      =======       =====       =====
-----------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
48                                   State Street Corporation 1998 Annual Report

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

The Stockholders and Board of Directors
State Street Corporation

We have audited the accompanying consolidated statements of condition of State Street Corporation (Corporation) as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to herein present fairly, in all material respects, the consolidated financial position of State Street Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
January 18, 1999



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SUPPLEMENTAL FINANCIAL DATA
--------------------------------------------------------------------------------

CONDENSED AVERAGE STATEMENT OF CONDITION WITH NET INTEREST REVENUE ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                                         1998
--------------------------------------------------------------------------------------------------------------
                                                                         Average                     Average
(Dollars in millions; taxable equivalent)                                Balance       Interest        Rate
--------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with banks .................................. $ 11,271         $  537        4.76%
Securities purchased under resale agreements and securities borrowed ..   12,876            691        5.37
Federal funds sold ....................................................      762             42        5.46
Trading account assets ................................................      268             10        3.61
Investment securities:
 U.S. Treasury and federal agencies ...................................    5,337            313        5.88
 State and political subdivisions .....................................    1,729            105        6.08
 Other investments ....................................................    2,816            170        6.03
                                                                        --------         ------
   Total investment securities ........................................    9,882            588        5.95
Loans:
 Commercial and financial .............................................    4,175            248        5.93
 Real estate ..........................................................       73              6        8.55
 Non-U.S. .............................................................      970             62        6.37
 Lease financing ......................................................    1,129             93        8.29
                                                                        --------         ------
   Total loans ........................................................    6,347            409        6.45
                                                                        --------         ------
   Total Interest-Earning Assets ......................................   41,406          2,277        5.50
Cash and due from banks ...............................................      926
Allowance for loan losses .............................................      (90)
Premises and equipment ................................................      633
Other assets ..........................................................    2,835
                                                                           -----
   Total Assets ....................................................... $ 45,710
                                                                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
 Savings .............................................................. $  2,495            108        4.33
 Time .................................................................      140              7        5.18
 Non-U.S. .............................................................   16,294            542        3.33
                                                                        --------         ------
   Total interest-bearing deposits ....................................   18,929            657        3.47
Securities sold under repurchase agreements ...........................   13,775            703        5.11
Federal funds purchased ...............................................      704             37        5.28
Other short-term borrowings ...........................................      619             29        4.66
Notes payable .........................................................        4                       6.40
Long-term debt ........................................................      867             66        7.62
                                                                        --------         ------
   Total Interest-Bearing Liabilities .................................   34,898          1,492        4.28
Noninterest-bearing deposits ..........................................    6,254         ------
Other liabilities .....................................................    2,401
Stockholders' equity ..................................................    2,157
                                                                           -----
   Total Liabilities and Stockholders' Equity ......................... $ 45,710
                                                                        ========
   Net interest revenue ...............................................                  $  785
                                                                                         ======
   Excess of rate earned over rate paid ...............................                                1.22%
                                                                                                       ====
   Net Interest Margin (1) ............................................                                1.90%
                                                                                                       ====
--------------------------------------------------------------------------------------------------------------

(1) Net interest margin is taxable equivalent net interest revenue divided by average interest-earning asset

--------------------------------------------------------------------------------
50                                  State Street Corporation  1998 Annual Report

---------------------------------------------------------------------------------------------------------------------------------
               1997                                   1996                            1995                         1994
---------------------------------------------------------------------------------------------------------------------------------
 Average                  Average      Average                 Average    Average            Average    Average           Average
 Balance     Interest      Rate        Balance      Interest     Rate     Balance   Interest   Rate     Balance  Interest  Rate
---------------------------------------------------------------------------------------------------------------------------------
 $ 8,516      $ 415        4.88%       $ 7,041      $  336       4.78%    $ 5,466    $ 278     5.25%    $ 5,183   $ 209    4.04%
   6,413        354        5.52          6,010         326       5.43       5,569      329     5.91       3,102     132    4.26
     708         39        5.57            561          30       5.35         475       28     5.97         537      24    4.45
     153          9        5.60            326          18       5.41         412       21     5.13         532      26    4.90

   5,980        360        6.03          4,319         261       6.03       4,139      243     5.89       3,455     184    5.33
   1,645        105        6.37          1,478          92       6.25       1,183       71     5.96       1,120      57    5.09
   2,659        163        6.12          2,111         127       6.01       2,212      134     6.05       2,597     139    5.35
 -------      -----                    -------       -----                -------    -----              -------    ----
  10,284        628        6.11          7,908         480       6.06       7,534      448     5.95       7,172     380    5.30

   3,494        215        6.15          2,938         185       6.30       2,519      171     6.79       2,347     123    5.24
      99          9        8.72            106           9       8.76          99        8     8.39          96       7    7.57
     882         61        6.98            815          52       6.40         536       42     7.80         586      38    6.41
     876         69        7.86            654          44       6.73         510       37     7.31         372      22    5.98
 -------      -----                    -------       -----                -------    -----              -------    ----
   5,351        354        6.61          4,513         290       6.42       3,664      258     7.04       3,401     190    5.58
 -------      -----                    -------       -----                -------    -----              -------    ----
  31,425      1,799        5.73         26,359       1,480       5.61      23,120    1,371     5.93      19,927     961    4.82
   1,119                                 1,164                              1,026                         1,286
     (76)                                  (70)                               (62)                          (58)
     475                                   458                                481                           462
   2,483                                 1,572                              1,617                         1,178
 -------                               -------                            -------                       -------
 $35,426                               $29,483                            $26,182                       $22,795
 =======                               =======                            =======                       =======

 $ 2,081         87        4.17        $ 2,097          86       4.10     $ 1,913       85     4.45      $1,992      57    2.85
     153          8        5.08            150           8       5.26         131        7     5.47         172       8    4.52
  12,645        417        3.30         10,372         331       3.19       8,470      324     3.82       7,392     216    2.93
 -------      -----                    -------       -----                -------    -----              -------    ----
  14,879        512        3.44         12,619         425       3.37      10,514      416     3.96       9,556     281    2.93
   9,598        499        5.20          7,819         394       5.05       7,080      399     5.65       4,958     201    4.07
     291         15        5.26            357          19       5.18         504       30     5.89         411      16    3.90
     602         30        5.03            707          36       5.04         761       41     5.32         563      25    4.40
      76          3        4.34            124           3       2.47         214       12     5.73         258      12    4.64
     717         55        7.70            213          15       6.95         127        9     6.71         128       9    6.73
 -------      -----                    -------       -----                -------    -----              -------    ----
  26,163      1,114        4.26         21,839         892       4.08      19,200      907     4.72      15,874     544    3.43
              -----                                  -----                           -----                         ----
   5,288                                 4,638                              4,113                         4,701
   2,128                                 1,388                              1,386                           936
   1,847                                 1,618                              1,483                         1,284
 -------                               -------                            -------                       -------
 $35,426                               $29,483                            $26,182                       $22,795
 =======                               =======                            =======                       =======
              $ 685                                  $ 588                           $ 464                        $ 417
              =====                                  =====                           =====                        =====
                           1.47%                                 1.53%                         1.21%                       1.39%
                           ====                                  ====                          ====                        ====
                           2.18%                                 2.23%                         2.01%                       2.09%
                           ====                                  ====                          ====                        ====
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                              51