Form 10-K405, Exhibit 13
period 1999-12-31
STATE STREET CORP
filed 2000-03-30
CIK 93751

--------------------------------------------------------------------------------
                                                         SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

Selected Financial Data

(Dollars in millions, except per                                                                                            CAGR
share data; taxable equivalent)                            1999       1998      1997       1996       1995        1994     94-99
------------------------------------------------------------------------------------------------------------------------------------
Operating Results(1)
Fee revenue:
 Fiduciary compensation:
   Services for Institutional Investors                $  1,170   $  1,024  $    861   $    711   $    593    $    556
   Investment Management                                    600        480       391        307        231         194
                                                       --------   --------  --------   --------   --------    --------
    Total fiduciary compensation                          1,770      1,504     1,252      1,018        824         750       19%
 Foreign exchange trading                                   306        289       245        126        141         114
 Other                                                      236        204       176        158        154         153
                                                       --------   --------  --------   --------   --------    --------
    Total fee revenue                                     2,312      1,997     1,673      1,302      1,119       1,017       18

Net interest revenue after provision for loan losses        807        768       669        580        456         406       15
                                                       --------   --------  --------   --------   --------    --------
    Total operating revenue                               3,119      2,765     2,342      1,882      1,575       1,423       17
Operating expenses                                        2,336      2,068     1,734      1,398      1,174       1,058       17
                                                       --------   --------  --------   --------   --------    --------
    Income before income taxes                              783        697       608        484        401         365       16
Income taxes                                                254        221       184        154        119         120
Taxable equivalent adjustment                                40         40        44         37         35          25
                                                       --------   --------  --------   --------   --------    --------
    Operating earnings                                 $    489   $    436  $    380   $    293   $    247    $    220       17
                                                       ========   ========  ========   ========   ========    ========

Per Share(1)
Operating earnings:
 Basic                                                 $   3.04   $   2.71  $   2.37   $   1.81   $   1.50    $   1.34       18
 Diluted                                                   2.99       2.66      2.32       1.78       1.47        1.32       18
Cash dividends declared                                     .60        .52       .44        .38        .34         .30       15
Closing price at year end                                 73.06      70.13     58.19      32.31      22.50       14.31

Diluted shares outstanding (in thousands)               163,751    163,927   163,789    164,375    167,687     166,908

Ratios(1)
Return on equity                                           19.7%      20.2%     20.6%      18.1%      16.7%       17.2%
Internal capital generation rate                           15.8       16.3      16.9       14.3       12.9        13.3

Average Balances
Interest-earning assets                                $ 49,489   $ 41,406  $ 31,425   $ 26,359   $ 23,120    $ 19,927       20
Total assets                                             54,095     45,710    35,426     29,483     26,182      22,795       19
Noninterest-bearing deposits                              6,527      6,254     5,288      4,638      4,113       4,701        7
Non-U.S. deposits                                        20,098     16,294    12,645     10,372      8,470       7,392       22
Long-term debt                                              922        867       717        213        127         128       48
Stockholders' equity                                      2,479      2,157     1,847      1,618      1,483       1,284       14

Employees at year end                                    17,213     16,816    14,199     12,792     11,324      11,528        8
------------------------------------------------------------------------------------------------------------------------------------
Reported Results
Total revenue                                          $  3,344   $  2,765  $  2,342   $  1,882   $  1,575    $  1,423       19
Net income                                                  619        436       380        293        247         220       23

Basic earnings per share                                   3.85       2.71      2.37       1.81       1.50        1.34       24
Diluted earnings per share                                 3.78       2.66      2.32       1.78       1.47        1.32       23

Return on equity                                           25.0%      20.2%     20.6%      18.1%      16.7%       17.2%
Internal capital generation rate                           21.1       16.3      16.9       14.3       12.9        13.3
------------------------------------------------------------------------------------------------------------------------------------

(1) Operating results, per share data and ratios for 1999 exclude significant, non-recurring special items for the gain on the sale of the commercial banking business of $282 million, net of exit and other associated costs, and a one-time charge of $57 million on sales of securities related to the repositioning of the investment portfolio. These special items increased reported net income by $130 million, equal to $.81 basic and $.79 diluted earnings per share.

Per share amounts for 1994 to 1996 have been restated to reflect a two-for-one stock split distributed in 1997.

In 1995, State Street acquired Investors Fiduciary Trust Company in a transaction accounted for as a pooling of interests. All prior period information has been restated to reflect this acquisition.

CAGR - Compound annual growth rate


                                                     11 State Street Corporation