Form 10-K405, Exhibit 13
period 1999-12-31
STATE STREET CORP
filed 2000-03-30
CIK 93751

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

This section provides management's discussion and analysis of State Street's consolidated results of operations for the three years ended December 31, 1999, and its financial condition at year-end 1999. It should be read in conjunction with the Consolidated Financial Statements and Supplemental Financial Data.

State Street is a leading specialist in serving institutional investors worldwide. Among the services State Street provides customers are custody, accounting, daily pricing, administration, foreign exchange, cash management, securities lending, investment management, information, trading and banking services.

Results Of Operations
--------------------------------------------------------------------------------

Summary
--------------------------------------------------------------------------------

State Street Corporation reported 1999 operating earnings per share of $2.99, an increase of 12% from 1998. Total operating revenue was $3.1 billion, an increase of 13% from 1998. Revenue growth was driven by growth in fiduciary compensation. Operating earnings were $489 million, up 12% from 1998. Return on stockholders' equity was 19.7%. With these results, the Corporation continued to meet its financial goals.

These operating results exclude significant, non-recurring special items recorded in the fourth quarter: a gain of $282 million, or $1.00 per diluted share, on the sale of State Street's commercial banking business; and a one-time charge, reported in other fee revenue, of $57 million, or $.21 per diluted share, on sales of securities relating to the repositioning of State Street's investment portfolio.

In October 1999, State Street divested its commercial banking business in order to further focus on its core businesses of serving institutional investors worldwide. The premium received on the sale was $350 million; exit and other associated costs were $68 million.

In December 1999, State Street sold $5.2 billion of investment securities as part of a repositioning of its investment portfolio that resulted in a one-time, pre-tax charge of $57 million, which was recorded in the fourth quarter of 1999. This repositioning will increase the overall investment portfolio yield and interest revenue over the next two years.

Reported net income, which includes special items, was $619 million for 1999, or $3.78 per diluted share. Total reported revenue for the year was $3.3 billion, and return on stockholders' equity was 25.0%.

Diluted Operating Earnings Per Share
Dollars, excluding special items

[The following table was represented as a bar chart in the printed material.]

     1995      1996      1997      1998      1999
     ----      ----      ----      ----      ----
     1.47      1.78      2.32      2.66      2.99

State Street's primary financial goal is to achieve sustainable real (inflation-adjusted) growth in earnings per share. Over the last five years, operating earnings per diluted share increased at an 18% compound annual growth rate. State Street's two supporting financial goals are related to revenue growth and return on stockholders' equity. The long-term revenue goal requires 12.5% real growth, or approximately a 15% nominal compound annual growth rate from 1990 to 2000. Nominal revenue has increased at a 16% compound annual growth rate from 1990 through 1999. State Street has extended this revenue growth goal through 2010. Return on stockholders' equity for 1999 was 19.7%, exceeding State Street's goal of 18%.

This was State Street's 22nd consecutive year of double-digit earnings per share growth. State Street's consistent financial performance demonstrates successful execution of its strategic plan to build value for its stockholders by continuing to invest in technology, integrated products and services which cover the entire investment process, and expansion into new markets.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Revenue growth is integral to State Street's consistent financial performance. In 1999, revenue growth was driven by State Street's ability to service customers' expanding needs, arising in part from the continuation of long-term, global trends: aging of the world's population, pressures on pay-as-you-go pension systems, increasing cross-border investing, and the growing complexity of investment strategies. Management has positioned State Street to benefit from these trends.

Some environmental factors affected State Street's performance in 1999. During the year there were moderate increases in administered interest rates by central banks. Bond yields rose and equity values were generally higher than in 1998. Currency markets were less volatile in 1999 than in 1998. U.S. mutual funds experienced continued strong cash inflows.

State Street achieved strong sales success in 1999. Given the level of new business signed and the continuation of the long-term trends driving demand for the services State Street provides, management is optimistic about State Street's long-term prospects. Management remains confident that successful execution of its strategic business plan will continue to create value for its stockholders.

Revenue
--------------------------------------------------------------------------------

State Street, one of the world's leading specialists in serving institutional investors - mutual funds, pension plan sponsors, investment managers, and others
- provides investment management and sophisticated technology and information processing services to support financial strategies and transactions for institutional investors worldwide. State Street has integrated its products and services to meet customer needs throughout every phase of the investment cycle. This positions State Street to grow with customers by providing additional products and services in multiple geographies as customer requirements grow. State Street's focus on total customer relationships results in high customer retention and recurring revenue. In 1999, approximately 80% of State Street's increase in revenue came from existing customers, while the remaining 20% came from new customers. Customers continue to increase the number of State Street products they use. The Corporation's 1,000 largest customers used an average of
6.0 products in 1999, up from 5.8 in 1998.

State Street classifies revenue received for its services as either fee revenue or net interest revenue. Management focuses on increasing total revenue. In 1999, total operating revenue grew 13%, to $3.1 billion.


Total Operating Revenue
Dollars in billions, taxable equivalent, excluding special items

o Total Fiduciary Compensation
o Other Fee Revenue
o Net Interest Revenue

[The following table was represented as a bar chart in the printed material.]

     1995      1996      1997      1998      1999
     ----      ----      ----      ----      ----
     1.6       1.9       2.3       2.8       3.1

Fee Revenue

In 1999, fee revenue, which accounted for 74% of total operating revenue, was $2.3 billion, up $315 million, or 16%, from 1998 due to new business both from existing customers and new customers, and customer growth.

Fee revenue growth came primarily from fiduciary compensation, up $266 million; servicing and processing fees, up $32 million; and foreign exchange trading revenue, up $17 million.

Fee Revenue, Excluding Special Items

                                                                        Change
(Dollars in millions)                  1999        1998        1997      98-99
------------------------------------------------------------------------------
Fiduciary compensation:

 Services for
   Institutional
   Investors                         $1,170      $1,024      $  861        14%

 Investment
   Management                           600         480         391        25
                                     ------      ------      ------
    Total                             1,770       1,504       1,252        18

Foreign exchange
 trading                                306         289         245         6

Servicing and
 processing                             209         177         159        18

Other                                    27          27          17         4
                                     ------      ------      ------
    Total fee
      revenue                        $2,312      $1,997      $1,673        16
                                     ======      ======      ======
------------------------------------------------------------------------------


                                                     13 State Street Corporation

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Fiduciary Compensation

Fiduciary compensation, up 18% in 1999, is the largest component of fee revenue. Fiduciary compensation is derived from accounting, custody, daily pricing, information services, securities lending, trusteeship services and investment management.

Fiduciary compensation revenue is a function of several factors, including the mix and volume of assets under custody and assets under management, securities positions held, and portfolio transactions, as well as types of products and services used by customers. If equity values worldwide were to increase or decrease 10%, State Street estimates that this, by itself, would cause approximately a 2% change in total revenue. If bond values were to change by 10%, State Street would anticipate less than a 1% change in total revenue.

The following sections discuss the factors contributing to growth in fiduciary compensation, presented by market segment. State Street's customers use other complementary services that are recorded in other revenue categories, such as foreign exchange trading revenue and net interest revenue.

Services for Institutional Investors

In 1999, fiduciary compensation for Services for Institutional Investors was $1.2 billion, up 14% from 1998. Fiduciary compensation increasingly reflects customers using multiple services, including mutual fund accounting and administration, custody, services for offshore mutual funds, securities lending, performance and analytics, and compliance monitoring.

Mutual Funds. State Street is the largest mutual fund custodian and accounting agent in the United States. State Street provides custody services for 42% of registered U.S. mutual funds. State Street is distinct from other mutual fund service providers because customers make extensive use of a number of related services, including accounting and daily pricing, in addition to custody. The Corporation provides fund accounting and valuation services for more than five times the assets serviced by the next largest accounting service provider. State Street is responsible for calculating 27% of the U.S. mutual fund prices that appear daily in The Wall Street Journal. Services such as fund accounting and administration, accounting for multiple classes of shares and master/feeder funds, and accounting for offshore funds and local funds in locations outside the United States contribute to fiduciary compensation. Shareholder services are provided through a 50%-owned affiliate, Boston Financial Data Services, Inc.

Mutual Funds Serviced

[The following table was represented as a bar chart in the printed material.]

     1995      1996      1997      1998      1999
     ----      ----      ----      ----      ----
    2,842     2,974     3,321     3,661     3,943

In 1999, revenue growth from servicing mutual funds came primarily from new business, both from existing customers and new customers. Increased revenue from custody, administration and accounting reflected growth in assets and additional mutual funds.

A long-term revenue driver is the number of mutual funds the corporation services. In 1999, the total number of funds State Street serviced increased by 282, or 8%, to 3,943. There were 619 new funds serviced, 574 from existing customers and 45 from new customers, partially offset by 337 funds no longer serviced due primarily to fund liquidations and consolidations. In 1999, total mutual fund assets under custody increased 29%. Assets under administration were up 27%.

U.S. Pension, Insurance and Other Investment Pools. State Street provides custody, portfolio accounting, securities lending, information and other related services for retirement plans and other financial asset portfolios of corporations, public funds, investment managers, non-profit organizations, unions and others. The Corporation provides products and services, such as performance and analytics, global reporting, and compliance monitoring, that institutional customers require to meet their changing needs. In 1999, revenue growth was driven by new business from corporate customers.

State Street has a leading share of the market for servicing U.S. tax-exempt assets for corporate and public pension funds. Over the past five years, State Street's market share has grown from 21% to 25%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Market Share of U.S. Pension Assets

Percent of market

[The following table was represented as a bar chart in the printed material.]

     1995      1996      1997      1998      1999
     ----      ----      ----      ----      ----
      21        22        24        24        25

Source: Money Market Directory data

Customers Outside the United States. State Street is committed to expanding globally by serving the global needs of both its U.S. and non-U.S. domiciled customers. Revenue growth in 1999 from customers outside the United States was driven primarily by new business. In 1999, assets under custody for customers outside the U.S. totaled $514 billion, an increase of 42% from 1998, with strong growth in Europe and Japan. Over the last five years, assets under custody for these customers have increased at a compound annual growth rate of 38%.

Assets Under Custody for Non-U.S.Customers

Dollars in billions

[The following table was represented as a bar chart in the printed material.]

     1995      1996      1997      1998      1999
     ----      ----      ----      ----      ----
      152       202       266       362       514

Investment Management

Fiduciary compensation for Investment Management was $600 million, up 25% from 1998. State Street provides an extensive range of investment management services, including investment management for corporations, public funds and other institutional investors; administration and investment services for defined contribution and other employee benefit programs; and investment management and other financial services for high-net-worth individuals. These services are offered through State Street Global Advisors ("SSgA(R)"). In the United States, SSgA is the largest manager of tax-exempt assets, the third largest manager of defined contribution plan assets and the third largest manager of total assets. Globally, SSgA is the seventh largest manager of total assets.

SSgA offers a broad array of investment strategies, including passive, enhanced and active management using quantitative and fundamental methods for both global equities and global fixed income. Fees are based on the investment strategy, the amount of the investment, and the customer's total State Street relationship.

Assets Under Management

Dollars in billions

[The following table was represented as a bar chart in the printed material.]

     1995      1996      1997      1998      1999
     ----      ----      ----      ----      ----
      227       292       390       485       667

In 1999, the increase in revenue from investment management for institutional investors reflected new business installed, additional contributions from existing customers and higher values of U.S. equities. Revenue growth was driven principally by customers' use of passive equity strategies and fixed income strategies, including short-term investments, and asset allocation strategies.

Revenue from providing participant services to defined contribution and other employee benefit programs grew as a result of new business and growth in existing business. The number of defined contribution plan participants served increased to 2.9 million from 2.6 million in 1998.


                                                     15 State Street Corporation

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Assets Under Custody and Management as of December 31,

                                                                                                               Compound
                                                                                                                Annual
                                                                                                                Growth
                                                                                                   Change        Rate
(Dollars in billions)             1999       1998       1997       1996       1995       1994       98-99       94-99
-------------------------------------------------------------------------------------------------------------------------
Assets Under Custody
Customers in the U.S.:
  Mutual funds                  $2,769     $2,144     $1,705     $1,281     $1,001     $  788         29%         29%
  Pensions, insurance and
   other investment pools        2,669      2,306      1,932      1,459      1,125        838         16          26
Customers outside the U.S.         514        362        266        202        152        102         42          38
                                ------     ------     ------     ------     ------     ------
    Total                       $5,952     $4,812     $3,903     $2,942     $2,278     $1,728         24          28
                                ======     ======     ======     ======     ======     ======

Assets Under Management
Equities:
  Passive                       $  366     $  237     $  168     $  119     $   83     $   55         54          46
  Active                            42         34         26         20         18         14         24          25
Employer securities                 76         59         51         39         34         18         29          33
Fixed income                        39         32         28         24         19         12         22          27
Money market                       144        123        117         90         73         62         17          18
                                ------     ------     ------     ------     ------     ------
    Total                       $  667     $  485     $  390     $  292     $  227     $  161         38          33
                                ======     ======     ======     ======     ======     ======

Assets Under Custody and Management

The amount of assets under custody and management indicates the relative size of various markets served and, as adjusted for market-value changes, serve as proxies for business growth. However, changes in asset levels do not necessarily result in proportional changes in revenue, due to the many services that are priced on factors other than asset size and State Street's relationship pricing for customers who use multiple services.

Market value changes had a positive impact on the value of assets under custody in 1999. The U.S. equity market, as measured by the total return of the S&P 500 index, increased 21%, while the Wilshire 5000 index increased 24%. The U.S. bond market, as measured by the Lehman Brothers Aggregate Bond index, decreased 1%.

International equity markets, as measured in U.S. dollars by the Morgan Stanley EAFE index, increased 27%.

At year-end 1999, total assets under custody increased $1.1 trillion, or 24%, to $6.0 trillion, from 1998.

Approximately 58% of these assets under custody were equities, 28% were fixed income instruments, and 14% were short-term instruments. Non-U.S. securities comprised 14% of total assets under custody, with emerging markets securities comprising less than 1%.

At year-end 1999, assets under management increased $182 billion to $667 billion, or 38%, from 1998. Non-U.S. securities comprised 26% of total securities, with emerging markets securities comprising 1%.

Foreign Exchange Trading

In 1999, foreign exchange trading revenue rose 6%, to $306 million. Foreign exchange trading revenue is affected by trade volume and currency volatility. In 1999, the dollar volume of customer trades was up 16% from 1998, although the revenue impact of increased volumes was largely offset by lower currency volatility throughout the year. Volatility in 1999, as measured by State Street's index of 40 currencies, showed an 11% decrease in volatility from 1998.

Investment Managers Using
Foreign Exchange Services

[The following table was represented as a bar chart in the printed material.]

     1995      1996      1997      1998      1999
     ----      ----      ----      ----      ----
      499       575       625       698       773

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In 1999, the number of investment managers using State Street's foreign exchange services increased to 773, from 698 a year ago, and many existing relationships expanded. State Street Global Link,(R) State Street's sophisticated research and execution delivery platform for investment managers, continues to attract new customers worldwide with information and advisory services, electronic trade execution, and trade confirmation and reporting capabilities. Global Link is now installed at 46 of the 100 largest global asset managers in the world.

Development of a comprehensive range of foreign exchange services to meet the needs of institutional investors helped State Street earn the number four ranking for "Best FX Service Overall" in a 1999 worldwide survey of global foreign exchange providers conducted by Global Investor magazine.

Servicing and Processing

Servicing and processing revenue includes fees from brokerage services, software licensing and maintenance, loans, investment banking, and trade banking. Servicing and processing revenue of $209 million was up 18% from 1998, primarily due to growth in brokerage services.

Other Fee Revenue

Other fee revenue includes gains and losses on sales of investment securities, leased equipment and other assets; trading account profits and losses; profits or losses from joint ventures; and amortization of investments in tax-advantaged financings. Other fee revenue of $27 million was unchanged from 1998.

Net Interest Revenue

Net interest revenue is the amount of interest received on interest-earning assets less the interest paid on interest-bearing liabilities. In this discussion, net interest revenue is expressed on a fully taxable-equivalent basis to adjust for the tax-exempt status of revenue earned on certain investment securities and loans.

Net Interest Revenue

(Dollars in millions;                                                   Change
taxable equivalent)                    1999        1998        1997     98-99
------------------------------------------------------------------------------
Interest revenue                     $2,437      $2,237      $1,755

Taxable equivalent
  adjustment                             40          40          44
                                     ------      ------      ------
                                      2,477       2,277       1,799
Interest expense                      1,656       1,492       1,114
                                     ------      ------      ------
   Net interest
    revenue                             821         785         685         5%

Provision for
  loan losses                            14          17          16
                                     ------      ------      ------
   Net interest
    revenue after
    provision for
    loan losses                      $  807      $  768      $  669         5
                                     ======      ======      ======

Taxable-equivalent net interest revenue in 1999 was $821 million, up $36 million, or 5%, over 1998. This growth was primarily driven by an increase in customer liabilities.

In serving institutional investors worldwide, State Street provides short-term funds management, deposit services and repurchase agreements for cash positions associated with customers' investment activities. The revenue associated with deposit services and repurchase agreements, as well as from lending and lease financing activities, is recorded as interest revenue.

In 1999, State Street continued to expand globally, installing new customers and benefiting from existing customers' growth, activity and use of additional services. These customers, in conjunction with their worldwide investment activities, increased their level of deposits and securities sold under repurchase agreements. Customer funds from these sources increased $7.6 billion and funded most of the growth in average interest-earning assets, which increased $8.1 billion, or 20%, to $49.5 billion. The 1999 average loan balance increased $438 million, or 7%, from 1998. Loans as of December 31, 1999, decreased $2.0 billion, or 32%, from the previous year, due to the impact of the sale of the commercial banking business, partially offset by growth in credit facilities for State Street's core institutional customer base and leasing.

Net interest margin, which is defined as taxable-equivalent net interest revenue as a percent of average interest-earning assets, declined from 1.90% in 1998 to 1.66% in 1999, due to narrower interest rate spreads and a change in the balance sheet mix.


                                                     17 State Street Corporation

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Customer Liabilities

Average dollars in billions

o Noninterest-Bearing Deposits

o Repurchase Agreements

o Non-U.S. Deposits


[BAR GRAPH]

1995     1996         1997       1998       1999
------------------------------------------------
19.7     22.8         27.5       36.3       43.6

In the fourth quarter of 1999, net interest revenue growth was constrained by the sale of the commercial banking business. State Street's commercial banking business loans averaged $2.3 billion for the first nine months of 1999, and deposits averaged $1.1 billion for the same period.

Based on pro-forma financials for the first nine months of 1999, the sale of State Street's commercial banking business is expected to reduce revenue, primarily net interest revenue, on an annual basis, by approximately 3%.

Operating Expenses
--------------------------------------------------------------------------------

In 1999, operating expenses were $2.3 billion, up 13% from 1998. Expenses increased as a result of investments for future growth, people and technology to support business volumes, product-line expansion, non-U.S. expansion, other strategic business initiatives, and Year-2000 preparations.

Installation of new business and existing customers' growth resulted in greater business volume. Expenses grew to support this expanded business activity.

Operating Expenses

                                                                 Change
 (Dollars in millions)            1999      1998        1997     98-99
-------------------------------------------------------------------------

 Salaries and
   employee benefits          $  1,313   $ 1,175      $  973        12%

 Information systems
   and communications              287       241         185        19

 Transaction
   processing services             237       196         184        21

 Occupancy                         188       164         132        15

 Other                             311       292         260         6
                              --------   -------      ------

    Total operating
     expenses                 $  2,336   $ 2,068      $1,734        13
                              ========   =======      ======

Salaries and employee benefits, the largest component of operating expenses, was $1.3 billion, up 12% from 1998, primarily due to increases in salary, performance-based compensation, and pension and medical benefit expense. The total number of employees at year end was 17,213, an increase of 2% from year-end 1998, reflecting the management of staff growth and the impact of divestitures.

Information systems and communications expense was $287 million, up 19%, reflecting expansion of business capacity through information technology, including expenses related to software, processing capacity, servers and storage capacity. These resources are necessary to support the increased volume and complexity of business serviced, global expansion, and introduction of new products and services.

Transaction processing services are volume-related and include external contract services, subcustodian fees, brokerage services and fees related to securities settlement. This expense category was $237 million, up 21%, due to increases in outsourced processing fees and brokerage transaction expenses.

Occupancy expense increased 15%, to $188 million, primarily due to growth in existing locations and new space to support geographic expansion.

Other expenses include professional services, advertising, sales promotion and other expenses. In 1999, other expenses were $311 million, up 6%, due to increased use of professional services, including outsourced software development for new products and services and Year-2000-related expenses.

Income Taxes
--------------------------------------------------------------------------------

Income tax expense, excluding special items, totaled $254 million in 1999, compared to $221 million in 1998. In 1999, the effective tax rate was 34.1%. There was proportionally less tax exempt income relative to income before income taxes in 1999. As a result, the 1999 effective tax rate was slightly higher than the 1998 rate of 33.6%.

Acquisitions, Alliances
and Divestitures
--------------------------------------------------------------------------------

In executing its strategic plan, State Street may enter into business acquisitions and strategic alliances and may divest non-strategic business units.

Acquisitions and strategic alliances enhance established capabilities by adding new products, services or technologies, expanding geographic reach, or selectively expanding market share. State Street is continuously involved in reviewing and assessing various business opportunities related to this strategy. Divestitures provide State Street with an opportunity to direct

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

resources to businesses that are more closely focused on the Corporation's core business strategy of serving institutional investors worldwide. During 1999, State Street completed several acquisitions, alliances and divestitures. Key initiatives are highlighted here.

In October 1999, State Street completed the sale of its commercial banking business and its associated four branches in order to further focus on its core businesses of serving institutional investors worldwide. The after-tax gain, net of exit and other associated costs, on the sale totaled approximately $164 million, or $1.00 in earnings per share, and was recorded in the fourth quarter of 1999. The premium received on the sale was $350 million; exit and other associated costs were $68 million. For a more detailed discussion of the gain on the sale of commercial banking refer to Note B to the Consolidated Financial Statements on page 36. The commercial banking business, consisting of a $2.4 billion loan portfolio, a $36 million allowance for loan losses, and $1.1 billion in deposits, included commercial lending, deposits and other banking services for New England regional middle-market companies and companies in selected industries nationwide. Approximately 300 State Street employees transfer as a result of the sale.

In September 1999, State Street purchased the institutional trust and custody businesses from Wachovia Bank N.A., representing approximately $61 billion in assets under custody.

In July 1999, State Street entered into an agreement with Lloyds TSB Group whereby Lloyds named State Street as the preferred provider to custody and trustee clients of Lloyds TSB Group's securities services business.

In November 1999, State Street Corporation and Citigroup announced the intention to form a jointly owned (50/50) global benefits delivery company that will focus on the defined contribution and total benefits administration markets for corporate and not-for-profit organizations. The new company, called CitiStreet, is expected to begin operations in the second quarter of 2000, subject to regulatory approval. In 2000, management expects this transaction to reduce total revenue by approximately 6% on an annual basis and to be slightly accretive to earnings per share.

Under the terms of the joint venture agreement, State Street will contribute its Retirement Investment Services (RIS) business which includes Wellspring Resources, the company's benefits administration subsidiary. State Street's RIS business is a leading servicer of retirement plans, providing a broad range of participant services, employee communication and education, advice, plan administration, recordkeeping, and benefit payments to defined contribution and pension plans. Citigroup will contribute The Copeland Companies, a full service provider of defined contribution and retirement planning services.

Year-2000 Readiness Disclosure
--------------------------------------------------------------------------------

State Street achieved its objective of maintaining business as usual for customers during the Year-2000 transition period. Event management, representing State Street's activities during Year-2000-related critical periods, began on December 27, 1999, with the monitoring of business and market trends for the purposes of early issue detection, and will continue into the first quarter of 2001.

State Street began assessing the impact of the Year 2000 on operations in 1996, and developed its comprehensive Resolution 2000 program to address related issues. Coordinated by a dedicated Year-2000 Program Management Office under the guidance of an executive steering committee, Resolution 2000 was a key corporate initiative for more than four years. Thorough readiness testing and event management preparations were conducted in an atmosphere of focused industry efforts and ongoing regulatory oversight.

As previously disclosed in the Corporation's public information and filings, State Street has devoted a significant amount of effort to assess and address Year-2000 issues, and readers are encouraged to review State Street's public filings, particularly the recent quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 1999, for a more complete description of the Corporation's efforts, including contingency planning, and the risks involved with respect to Year-2000 issues. While State Street believes that it has effectively addressed the issues that have arisen and that may in the future arise out of the Year 2000 and related date issues, there can be no assurance that all issues have been addressed or that third parties with whom the Corporation conducts business will not experience date-related issues in the future. State Street will continue to monitor date-sensitive processing.

Cumulative program expenditures for 1996-1999 were $130 million, less than 2% of total operating expenses for that period. Costs for 1999 were $58 million and include approximately 450 full-time staff and consultants, equipment, and other expenses. Remaining costs expected for Resolution 2000 primarily relate to ongoing monitoring of date-sensitive processing. Such costs, to be incurred in 2000, are not expected to be material.

State Street received other long-term benefits from its Resolution 2000 program, including upgraded technology environments, business contingency plan improvements, and procurement intelligence.


                                                    State Street Corporation  19

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

European Economic and
Monetary Union
--------------------------------------------------------------------------------

On January 1, 1999, eleven member countries participating in the European Economic and Monetary Union (EMU) adopted a common currency, the euro, and established fixed conversion rates between their existing sovereign currencies and the euro. State Street's information systems and business operations were successfully modified to service customer accounting and other needs resulting from this currency adoption. The adoption of the euro did not have a material effect on State Street's financial results.

Comparison of 1998 Versus 1997
--------------------------------------------------------------------------------

In 1998, diluted operating earnings per share increased 15%, to $2.66, from 1997. Total revenue increased 18% and return on stockholders' equity was 20.2%, as compared to 20.6% in 1997.

Operating revenue grew in all businesses and was driven by new business worldwide, including existing customers' use of additional products and services and new relationships.

Lines of Business
--------------------------------------------------------------------------------

State Street reports three lines of business: Services for Institutional Investors, Investment Management and Commercial Lending. Given the unique nature of State Street's businesses, the operating results of these lines of business are not necessarily comparable with those of other companies.

Revenue and expenses are directly charged or allocated to the lines of business through algorithm-based management information systems. State Street prices its products and services on total customer relationships and other factors; therefore, revenues may not necessarily reflect market pricing on products within the business lines in the same way as they would for separate legal entities. Assets and liabilities are allocated according to rules that support management's strategic and tactical goals. Capital is allocated based on risk-weighted assets employed and management's judgment. The capital allocations may not be representative of the capital that might be required if these lines of business were independent business entities.

In the following table, certain previously reported line of business information has been reclassified to conform to the current method of presentation and excludes special items. See Note M to the Consolidated Financial Statements on page 43 for further information.

The following is a summary of the lines of business operating results for the years ended December 31:

Lines of Business, Excluding Special Items

                                     Services for
                                Institutional Investors        Investment Management         Commercial Lending
---------------------------------------------------------  ----------------------------  ----------------------------
 (Dollars in millions;
 taxable equivalent)           1999      1998      1997      1999      1998     1997      1999      1998       1997
---------------------------------------------------------------------------------------------------------------------
 Fee revenue:
  Fiduciary compensation     $1,170    $1,024    $  861    $  600    $  480    $  391    $         $         $
  Foreign exchange trading      306       289       245
  Other                         119       114       105        68        34        17        49        56        54
                             ------    ------    ------    ------    ------    ------    ------    ------    ------
   Total fee revenue          1,595     1,427     1,211       668       514       408        49        56        54
Net interest revenue
  after provision for
  loan losses                   582       546       485        49        44        34       176       178       150
                             ------    ------    ------    ------    ------    ------    ------    ------    ------
   Total operating
    revenue                   2,177     1,973     1,696       717       558       442       225       234       204
Operating expenses            1,643     1,503     1,294       596       461       347        97       104        93
                             ------    ------    ------    ------    ------    ------    ------    ------    ------
   Income before
    income taxes             $  534    $  470    $  402    $  121    $   97    $   95    $  128    $  130    $  111
                             ======    ======    ======    ======    ======    ======    ======    ======    ======
Pre-tax margin                   25%       24%       24%       17%       17%       21%       57%       56%       54%
Average assets (billions)    $ 48.9    $ 40.2    $ 30.6    $  1.1    $   .9    $   .8    $  4.1    $  4.6    $  4.0
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Total Operating Revenue

Excluding special items

[PIE CHART]

Services for Institutional Investors  70%

Investment Management  23%

Commercial Lending  7%


Services for Institutional Investors

Services for Institutional Investors includes accounting, custody, daily pricing and information services for investment portfolios. Customers around the world include mutual funds and other collective investment funds, corporate and public pension plans, corporations, investment managers, not-for-profit organizations, unions, and other holders of investment assets. Institutional investors are offered State Street services, including foreign exchange, cash management, securities lending, fund administration, recordkeeping, banking services, and deposit and short-term investment facilities. These services support institutional investors in developing and executing their strategies, enhancing their returns, and evaluating and managing risk. Operating revenue from this line of business comprised 70% of State Street's total operating revenue for 1999.

Operating revenue increased to $2.2 billion, up 10% from $2.0 billion in 1998. The $204 million increase in operating revenue was driven by expanding relationships with customers who are growing and using more services, the installation of new business, and higher equity values.

Fee revenue was up $168 million, or 12%, due to growth in fiduciary compensation. Fiduciary compensation, up 14%, reflected substantial revenue increases from accounting, custody and other services for mutual funds, U.S. corporate pension plans and customers outside the United States.

Net interest revenue, up 7%, reflected the results of investing customer deposits and other short-term funds in interest-earning assets. In 1999, customer funds, including non-U.S. deposits, repurchase agreements and noninterest-bearing deposits, grew substantially. Increases in customer balances were offset by narrower interest rate spreads and a change in the balance sheet mix.

Operating expenses were $1.6 billion, 9% higher than in 1998, supporting business growth and investments for future growth.

In 1999, income before income taxes was $534 million, an increase of $64 million, or 14%, from 1998.

Investment Management

State Street manages financial assets worldwide for both institutions and individuals and provides related services, including participant services for defined contribution and other employee benefit programs, and brokerage services. Investment management offers a broad array of services, including passive, enhanced and active equity, money market, and fixed income strategies. Revenue from this line of business comprised 23% of State Street's total operating revenue for 1999.

Operating revenue grew 28%, to $717 million, due to growth across all businesses.

Operating expenses increased $135 million, or 29%, to $596 million, due to performance-based compensation, processing fees and investment in additional staff, systems and office space to expand the product line and broaden State Street's global reach.

In 1999, income before income taxes was $121 million, an increase of $24 million, or 25%, from 1998.


                                                     State Street Corporation 21

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Commercial Lending

Commercial Lending includes lending activities and other banking services for institutional investors and lease financing. Other banking services include cash management and deposit services. Through September 30, 1999, Commercial Lending also included lending activities and other banking services for regional, middle-market companies and companies in selected industries. On October 1, 1999, State Street completed the sale of its commercial banking business. Revenue from this line of business comprised 7% of State Street's total operating revenue for 1999.

Operating revenue decreased to $225 million, down 4%, from $234 million in 1998, primarily due to the divestiture.

In 1999, credit quality remained strong. The allowance for loan losses was $48 million, down from $84 million a year ago, which reflects a $36 million allowance for loan losses transferred as a result of the sale of the commercial banking business. The provision for loan losses and the credit experience of State Street for the three years ended December 31, 1999, is shown in Note D to the Consolidated Financial Statements on page 37.

Operating expenses decreased $7 million, or 7%, to $97 million.

In 1999, income before income taxes was $128 million, a decrease of $2 million, or 2%, from 1998.

Financial Goals and Factors
That May Affect Them
--------------------------------------------------------------------------------

State Street's primary financial goal is sustainable real growth in earnings per share. The Corporation has two supporting goals, one for total revenue growth and one for return on common stockholders' equity (ROE). The long-term revenue goal is for a 12.5% real, or inflation-adjusted, compound annual growth rate of revenue from 1990 through 2010. This equates to approximately a 15% nominal compound annual growth rate. The annual ROE goal is 18%.

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

Value of worldwide financial markets. As worldwide financial markets increase or decrease in value, State Street's opportunities to invest and service financial assets may change. Since a portion of the Corporation's fees are based on the value of assets under custody and management, fluctuations in worldwide securities market valuations will affect revenue, as discussed on page 14.

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Interest rates. Market interest rate levels, the shape of the yield curve and the direction of interest rate changes affect net interest revenue and fiduciary compensation from securities lending. All else being equal, in the short term, State Street's net interest revenue benefits from falling interest rates and is negatively affected by rising rates because interest-bearing liabilities reprice sooner than interest-earning assets.

Volatility of currency markets. The degree of volatility in foreign exchange rates can affect the amount of foreign exchange trading revenue. In general, State Street benefits from currency volatility.

Pace of pension reform. State Street expects to benefit from worldwide pension reform that creates additional pools of assets that use custody and related services and investment management services. The pace of pension reform and resulting programs including public and private pension schemes may affect the pace of revenue growth.

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

Rate of technological change. Technological change creates opportunities for product differentiation and reduced costs, as well as the possibility of increased expenses. State Street's financial performance depends in part on its ability to develop and market new and innovative services and to adopt or develop new technologies that differentiate State Street's products or provide cost efficiencies. Alternative delivery systems have emerged including the widespread utilization of the Internet. Developments in the securities processing industry, including shortened settlement cycles and ultimately straight-through-processing, will result in changes to existing procedures.

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

State Street uses appropriate trademark, trade secret, copyright and other proprietary rights procedures to protect its technology, and has applied for a limited number of patents in connection with certain software programs. The Corporation believes that patent protection is not a significant competitive factor and that State Street's success depends primarily upon the technical expertise and creative abilities of its employees and the ability of the Corporation to continue to develop, enhance and market its innovative business processes and systems. However, in the event a third party asserts a claim of infringement of its proprietary rights, obtained through patents or otherwise, against the Corporation, State Street may be required to spend significant resources to defend against such claims, develop a non-infringing program or process, or obtain a license to the infringed process.

Year-2000 modifications. Certain risks with respect to the impact of the Year 2000 on processing date-sensitive information remain, including risks relative to leap year. State Street will continue to monitor date-sensitive processing.

Acquisitions, alliances and divestitures. Acquisitions of complementary businesses and technologies and development of strategic alliances are part of State Street's overall business strategy. The Corporation has completed several acquisitions and alliances in recent years. However, there can be no assurance that services, technologies, key personnel and businesses of acquired companies will be effectively assimilated into State Street's business or service offerings or that alliances will be successful.

Financial Modernization Act. The Financial Modernization Act may cause changes in the competitive environment in which State Street operates.


                                                     State Street Corporation 23

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Financial Condition
--------------------------------------------------------------------------------

Balance Sheet
--------------------------------------------------------------------------------

State Street provides deposit and other balance sheet services to its institutional investor customers. These customers, in executing their worldwide cash management activities, use short-term investments and deposit accounts. These short-term deposits and other customer funds comprise the majority of State Street's liabilities. State Street's business mix results in a distinctive composition of its balance sheet, which affects the Corporation's approach to managing interest rate sensitivity, liquidity and credit risk.

Average Liabilities and Equity

[PIE CHART]

Customer Funds with Interest  77%

Customer Funds without Interest  12%

Debt and Equity  6%

Other Noninterest-Bearing  5%

Liabilities

The growth in State Street's balance sheet is primarily driven by growth in liabilities. State Street uses its excess balance sheet capacity to support customers' transactions and short-term investment strategies. State Street's objectives and customers' needs determine the volume, mix and currencies of the liabilities.

Average interest-bearing liabilities increased $7.6 billion, or 22%, in 1999. The most significant growth in liabilities occurred in non-U.S. time, call and transaction deposits, used by both non-U.S. and U.S. customers; and securities sold under repurchase agreements, used primarily by mutual fund customers. Interest bearing liabilities not denominated in U.S. dollars represent 27% of total interest bearing liabilities. Non-U.S. deposits grew 23%, to $20.1 billion; 40% of this balance consists of transaction account balances, which have lower interest rates than other interest-bearing sources of funds. Securities sold under repurchase agreements increased 23%, to an average of $17.0 billion for the year.

As part of the sale of the commercial banking business, State Street transferred $1.1 billion in deposits.

Noninterest-bearing deposits grew $273 million, or 4%. Customers use noninterest-bearing deposit accounts for transaction settlements and to compensate State Street for services.

Assets

State Street's assets consist primarily of short-term money market assets and investment securities, which are generally more marketable than other types of assets. Investment securities, principally classified as available-for-sale, primarily include U.S. Treasury and Agency securities, highly-rated municipal securities, asset-backed securities, and non-U.S. government bonds. Interest-bearing deposits with banks are short-term, multi-currency instruments invested with major multinational banks.

Average Assets

[PIE CHART]

Money Market and Investments  79%

Loans  13%

Other Assets  6%

Cash  2%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Average interest-earning assets increased $8.1 billion, or 20%, in 1999. Securities purchased under resale agreements grew $2.8 billion, or 22%, from 1998, primarily from additional customer funds. Total investment securities increased $2.8 billion, or 29%, from 1998 as market spreads continued to improve during the year. Interest-bearing deposits with banks increased 16% from 1998, to $13.0 billion. Total loans and leases increased 7%, to $6.8 billion. The ending loan balance decreased $2.0 billion, or 32%, from 1998.

During 1999, the loan portfolio, consisting of commercial loans, securities settlement advances and lease financing, comprised 13% of State Street's assets. This was down from 14% in 1998. The sale of the commercial banking business resulted in the sale of $2.4 billion in loans, 34% of the loan portfolio at September 30, 1999. At December 31, 1999, the loan portfolio comprised 7% of total assets. Therefore, loans are expected to constitute a smaller portion of the average balance sheet in the future.

Fair Value of Financial Instruments

The short duration of State Street's assets and liabilities results in the fair value of its financial instruments equating to or closely approximating their balance sheet value. See Note V to the Consolidated Financial Statements, page 50, for further discussion.

Further quantitative information on State Street's assets and liabilities is furnished in the Supplemental Financial Data on pages 54-55 and Notes C-H to the Consolidated Financial Statements, pages 36-39.

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

State Street maintains a large portfolio of liquid assets. When liquidity is measured by the ratio of liquid assets to total assets, State Street ranks among the highest 10% of U.S. bank holding companies. At December 31, 1999, the Corporation's liquid assets were 87% of total assets.

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

As a state chartered bank and member of the Federal Reserve System, State Street Bank and Trust Company, State Street's principal subsidiary, is regulated by the Federal Reserve Board, which has established guidelines for minimum capital ratios. State Street has developed internal capital adequacy policies to ensure that State Street Bank meets or exceeds the level required for the "well capitalized" category, the highest of the Federal Reserve Board's five capital categories. State Street's capital management emphasizes risk exposure rather than simple asset levels; at 13.5%, State Street Bank's Tier 1 risk-based capital ratio significantly exceeds the regulatory minimum of 4% and is among the highest for U.S. banks. State Street's Tier 1 risk-based capital ratio of 14.7% is likewise among the highest for U.S. bank holding companies. See Note K to the Consolidated Financial Statements, on page 41, for further information.

The Board of Directors has authorized the purchase of State Street common stock for use in employee benefit programs and for general corporate purposes. In December 1999, the Board of Directors authorized the purchase of an additional 2 million shares, for a total of 16 million shares. State Street purchased 2.3 million shares in 1999. As of December 31, 1999, 3 million shares remain eligible for purchase within the current authorization. There were an additional 109,000 shares acquired for other deferred compensation plans that are not part of the current authorization. See Note I to the Consolidated Financial Statements, on pages 39-40, for further information.


                                                     State Street Corporation 25

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Dividends and Common Stock

                                      Market Price
--------------------------------------------------------------------------
                        Declared                             End of
 Quarters              Dividends   Low           High       Quarter
--------------------------------------------------------------------------
 1998:
   First               $ .12    $49-5/48      $ 70-3/8      $68-1/16
   Second                .13     64-9/16        74-5/16      69-1/2
   Third                 .13     48-1/2         73-3/16      54-9/16
   Fourth                .14     47-7/8         72-3/4       70-1/8
 1999:
   First                 .14     67             89-3/4       82-1/4
   Second                .15     74-1/16        95-1/4       85-3/8
   Third                 .15     55-1/2         87-9/16      64-5/8
   Fourth                .16     58-5/8         78-7/16      73-1/16
--------------------------------------------------------------------------

Consistent earnings growth has enabled State Street to increase its quarterly dividend twice each year since 1978. Over the last fifteen years, the dividend has grown at a 16% compound annual growth rate.

Dividends Per Share

Dollars

[BAR CHART]

1985  .07   thru 1999    .44   .52  .60

There were 5,970 stockholders of record as of December 31, 1999.

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

Risk management emphasizes establishing specific authorization levels and limits. Exposure levels are reviewed and modified as required by changing conditions. Business-risk concentration analysis includes specific industry credit risk concentrations, country limits, and individual counterparty limits. In managing country risk, State Street considers a variety of issues, including those related to credit quality, asset concentration, liquidity and transfer risk.

Credit risk results from the possibility that a loss may occur if a counterparty becomes unable to meet the terms of a contract. State Street has policies and procedures to monitor and manage all aspects of credit risk. These include a comprehensive credit review and approval process that involves the assignment of risk ratings to all loans and off-balance sheet credit exposures. Rigorous credit approval processes cover traditional credit facilities, foreign exchange, placements, credit-enhancement services, securities lending and securities-clearing facilities.

Fiduciary risk is the risk of financial loss as a consequence of breaching a fiduciary duty to a customer. Business units are responsible for operating within the rules and regulations applicable to their businesses, including any corporate guidelines. The Corporate Fiduciary Review Committee and the Compliance Committee work with the business units to oversee adherence to corporate standards.

State Street is a large servicer and manager of financial assets on a global scale, so management of operations and settlement risk is an integral part of the management process throughout the Corporation. State Street focuses on payment-system risk management, overdraft monitoring and control, and global securities clearing and settlement. In addition to specific authorization levels and limits, operating risk is mitigated by automation, standardized operating procedures and insurance.

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

State Street manages its overall market risk through a comprehensive risk management framework. This structure includes a market risk management group that reports independently to senior management. Market risk from foreign exchange and trading activities is controlled through established limits on aggregate and net open positions, sensitivity to changes in interest rates, and concentrations. These limits are supplemented by stop-loss thresholds. The Corporation uses a variety of risk management tools and techniques, including value at risk, to measure, monitor and control market risk. All limits and measurement techniques are reviewed and adjusted as necessary on a regular basis by business managers, the market risk management group and senior management.

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

Trading Activities: Foreign Exchange and Interest Rate Sensitivity

As part of its trading activities, the Corporation assumes positions in both the foreign exchange and interest rate markets by buying and selling cash instruments and using financial derivatives, including forward foreign exchange contracts, foreign exchange and interest rate options, and interest rate swaps. As of December 31, 1999, the notional amount of these derivative instruments was $132 billion, of which $124 billion was foreign exchange forward contracts. Long and short foreign exchange forward positions are closely matched to minimize currency and interest rate risk. All foreign exchange contracts are valued daily at current market rates.

The Corporation uses a variety of risk measurement and estimation techniques, including value at risk. Value at risk is an estimate of potential loss for a given period of time within a stated statistical confidence interval. State Street uses a sophisticated risk management system, known as Askari RiskBook,(R) to estimate value at risk daily for all material trading positions.
The Corporation has adopted standards for estimating value at risk, and maintains capital for market risk, in accordance with the Federal Reserve's Capital Adequacy Guidelines for market risk. Value at risk is estimated for a 99% one-tail confidence interval and an assumed one-day holding period using a historical observation period of greater than one year. A 99% one-tail confidence interval implies that daily trading losses should not exceed the estimated value at risk more than 1% of the time, or approximately three days out of the year. The methodology uses a simulation approach based on observed changes in interest rates and foreign exchange rates and takes into account the resulting diversification benefits provided from the mix of the Corporation's trading positions.

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

The following table presents State Street's market risk for its trading activities as measured by its value at risk methodology:

Value at risk as of December 31,

 (Dollars in millions)             Average        Maximum          Minimum
--------------------------------------------------------------------------------
 1999:
   Foreign exchange products       $ 1.6          $ 4.0             $ .6
   Interest rate products            2.1            5.2
 1998:
   Foreign exchange products         1.0            2.7               .3
   Interest rate products             .3            2.3
--------------------------------------------------------------------------------

State Street compares actual daily profit and losses from trading activities to estimated one-day value at risk. During 1999, State Street did not experience any trading losses in excess of its end of day value at risk estimate.


                                                     State Street Corporation 27

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Non-Trading Activities: Currency Risk

State Street had $13.9 billion of non-U.S. dollar denominated non-trading assets as of December 31, 1999, which were primarily funded by non-U.S. dollar denominated deposits. State Street's non-U.S. dollar denominated non-trading assets consisted of 45 currencies. Approximately 80% of these assets were in eight major currencies. Since non-trading assets are generally invested in the same currency in which the initial deposits are received, the risk associated with changes to currency exchange rates is minimal. To the extent that deposits are not reinvested in the same currency, the resulting net currency positions are managed as part of the trading risk as discussed above.

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

Key assumptions in the simulation, duration and gap models include the timing of cash flows, maturities and repricing of financial instruments, changes in market conditions, capital planning, and deposit sensitivity. These assumptions are inherently uncertain and as a result, the models cannot precisely estimate net interest revenue or precisely predict the impact of changes in interest rates on net interest revenue and economic value. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

Simulation models facilitate the evaluation of the potential range of net interest revenue under a "most likely" scenario, alternative interest rate scenarios and rate shock tests. Based upon results of the simulation model as of December 31, 1999, the Corporation would expect a decrease in net interest revenue of $68 million over the following 12 months for an immediate 100 basis points increase in interest rates. Conversely, if interest rates immediately decreased by 100 basis points, the Corporation would expect a $46 million increase in net interest revenue.

Duration measures the change in the economic value of assets and liabilities for given changes in interest rates. Based upon the results of the duration model as of December 31, 1999, the Corporation would expect a decrease in the economic value of assets net of liabilities of $109 million, or .2% of assets, as a result of an immediate increase in interest rates of 100 basis points. In the event of an immediate decrease of 100 basis points to interest rates, there is an expected increase of $93 million, or .2% of assets, to the economic value of assets net of liabilities.

The third measure of interest rate risk, gap analysis, is the difference in asset and liability repricing on a cumulative basis within a specified timeframe. As of year-end 1999, interest-bearing liabilities reprice faster than interest-earning assets over the next 12 months, as has been typical for State Street. If all other variables remained constant, in the short term, falling interest rates would lead to net interest revenue that is higher than it would otherwise have been; rising rates would lead to lower net interest revenue. Other important determinants of net interest revenue are rate levels, balance sheet growth and mix, and interest rate spreads.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Interest Sensitivity Position at December 31, 1999

                                             Interest Sensitivity Period in Months
---------------------------------------------------------------------------------------------------------------------------

 (Dollars in millions)                          Balance          0 to 3    4 to 6   7 to 12   13 to 24   25 to 60   over 60
---------------------------------------------------------------------------------------------------------------------------
 Interest-earning assets:
   Interest-bearing deposits with banks        $ 16,902        $ 16,024     $ 666     $ 212     $          $         $
   Other money market assets(1)                  15,336          15,227                 109
   Investment securities                         14,703           1,134     1,247     2,651      6,052      3,430      189
   Loans                                          3,638           1,913        66        33         15         54     1,557
                                                 ------          ------     -----     -----      -----      -----     -----
     Total interest-earning assets               50,579          34,298     1,979     3,005      6,067      3,484     1,746
                                                 ------          ------     -----     -----      -----      -----     -----
 Interest-bearing liabilities:
   Domestic deposits                              1,917           1,886         4         5                    22
   Non-U.S. deposits                             23,285          23,251        34
   Federal funds purchased and
    repurchase agreements                        19,453          19,404        49
   Other interest-bearing liabilities             2,024           1,253                                       100       671
                                                 ------          ------     -----     -----      -----      -----     -----
     Total interest-bearing liabilities          46,679          45,794        87         5                   122       671
                                                 ------          ------     -----     -----      -----      -----     -----
                                                                (11,496)    1,892     3,000      6,067      3,362     1,075
 Interest rate swaps, net                                           180                            (30)                (150)
                                                                 ------     -----     -----      -----      -----     -----
 Interest rate sensitivity position                             (11,316)    1,892     3,000      6,037      3,362       925
 Cumulative interest rate sensitivity position                  (11,316)   (9,424)   (6,424)      (387)     2,975     3,900
 Cumulative gap percentage(2)                                       (21)%     (18)%     (12)%       (1)%        6%        7%
---------------------------------------------------------------------------------------------------------------------------

(1) Includes adjustments to normalize the one-day position and for earnings credits

(2) Cumulative interest rate sensitivity position as a percent of average total interest-earning assets

New Accounting Developments
--------------------------------------------------------------------------------

Information related to new accounting developments appears in Note A to the Consolidated Financial Statements on pages 34-35.


                                                     State Street Corporation 29