Form 10-K405, Exhibit 13
period 1999-12-31
STATE STREET CORP
filed 2000-03-30
CIK 93751

highlights

Highlights of Our 207th Year

 (Dollars in millions, except per share data; taxable equivalent)     1999(1)      1998         Change
--------------------------------------------------------------------------------------------------------
 Total Operating Revenue                                            $3,119       $2,765           13%
 Operating Earnings                                                    489          436           12
 Operating Earnings Per Share:
    Basic                                                             3.04         2.71           12
    Diluted                                                           2.99         2.66           12
 Cash Dividends Declared Per Share                                     .60          .52           15
 Return on Equity                                                     19.7%        20.2%
--------------------------------------------------------------------------------------------------------

Total Operating Revenue(1)
(Dollars in millions)

[The following table was represented as a line graph in the printed material.]

1990.................    792
1997.................  2,342
1998.................  2,765
1999.................  3,119

Diluted Operating Earnings
Per Share(1)
(Dollars in millions)

[The following table was represented as a line graph in the printed material.]

1990.................    .78
1997.................   2.32
1998.................   2.66
1999.................   2.99

(1) Operating results, per share data and return on equity for 1999 exclude significant, non-recurring special items for the gain on the sale of the commercial banking business of $282 million, net of exit and other associated costs, and a one-time charge of $57 million on sales of securities related to the repositioning of the investment portfolio. For reported results, see pages 11 and 30.

growth

Sharpening Our Focus

To Our Stockholders In 1999, State Street Corporation achieved its 22nd consecutive year of double-digit earnings per share growth, while sharpening our focus on meeting the needs of institutional investors worldwide. Our long-range strategic plan has positioned State Street to take advantage of major demographic and financial trends. We are confident that State Street's long-term prospects remain excellent.

Financial Results In 1999, we continued to meet all of our financial goals. We established our primary financial goal, to achieve sustainable real growth in earnings per share, more than twenty years ago, in the belief that real earnings per share growth offers the best measure of our success in creating stockholder value. For 1999, operating earnings per share increased 12% to $2.99, bringing our 10-year compound annual growth rate to 16%. This was our 22nd consecutive year of double-digit earnings per share growth. We have a supporting goal for revenue: to achieve a 12.5% real compound annual growth rate from 1990 through 2010. Operating revenue rose 13% in 1999, to $3.1 billion, for a nominal compound annual growth rate of 16.4%, or 14.0% real (inflation-adjusted), since 1990. Importantly, our core revenue line, fiduciary compensation, increased 18%, to $1.8 billion, in 1999. Return on equity was 19.7%, exceeding our long-term goal of achieving return on equity of 18%. Operating results exclude the impact of two significant, non-recurring special items reported in the fourth quarter: a gain of $282 million, or $1.00 per share, on the sale of our commercial banking business, and a one-time charge of $57 million, or $.21 per share, on sales of securities related to the repositioning of our investment portfolio.

1999 Highlights Our most important achievement this year, as in every year, is customer satisfaction -- the primary foundation of our business success. Strong customer retention and significant new business from existing and new customers confirm that 1999 was a strong year in this respect. In addition, State Street continued to earn recognition for its superior service and technology in major industry surveys. Acknowledgements from publications such as Global Custodian, Plan Sponsor, Asiamoney, CIO Magazine and Information Week provide additional validation regarding the quality of our offerings.

We took important steps this year to further sharpen our focus on serving institutional investors around the world. In October, we closed the sale of our commercial banking business, consisting of commercial lending, deposits and other banking services for middle-market companies in New England and companies in selected industries nationwide, as well as four branches in eastern Massachusetts. This divestiture strategically positions State Street for faster growth through our core businesses, which have inherently higher long-term growth rates. Additionally, it reduces State Street's exposure to the credit cycle, paving the way for greater sustainability of earnings.

We plan to offset the dilution to earnings per share resulting from the sale within three years through acquisitions and alliances, internal growth programs, and the corporate stock purchase program.

During 1999, we made several key alliances and acquisitions. We forged an agreement with Lloyds TSB making State Street the favored provider of unit trust, custody and fund administration for their customers in the United Kingdom and continental Europe as Lloyds exits the custody and trustee business. To enhance our ability to serve the mid-size pension plan market in the southeastern United States, we acquired Wachovia Bank, N.A.'s institutional trust and custody business.

We announced a joint venture with Citigroup, called CitiStreet, a global employee benefits delivery company focused on defined contribution and total benefits administration for corporations and not-for-profit organizations. This venture provides us with an excellent opportunity for expanding global distribution of our services into this growing market. We anticipate that this transaction, which should close in the first half of 2000, will reduce revenue on a near-term basis, but will be slightly accretive to earnings per share in 2000.

We were also pleased by our successful execution of two global technology-related events in 1999. We began the year with the conversion to the euro, a single currency replacing 11 European legacy currencies. In 1999, we completed our Year 2000 readiness preparations, ensuring the smooth transition we experienced over the New Year's 2000 weekend. Our four-year program offered other benefits as well, as we accelerated the retirement of legacy systems and prepared and tested for a variety of contingencies. We are now reassigning resources to revenue and efficiency initiatives. Additionally, we are addressing several industry challenges, including the shift from fractions to decimals in stock prices; reduced transaction settlement times, called T+1; and global straight-through processing.

Our achievements in technology and customer service would not be possible without the committed efforts of our diverse global workforce. For over a decade, we have emphasized the importance of providing the best possible workplace for maximizing the potential of all our employees. Their contributions are essential to our company's achievements.

Revenue Growth Strategy As we announced at the 1999 annual meeting of stockholders, we have extended our revenue goal. We are committed to achieving a 12.5% real, compound annual revenue growth rate through 2010. Our confidence is founded in our historical accomplishments and the long-term, global trends that continue to drive demand for State Street products and services: aging populations worldwide, pressures on traditional pension systems, growth in cross-border investing, and increasingly complex global investment strategies. We plan to meet our target by anticipating industry changes, and moving into areas that meet evolving customer needs and build upon core offerings.

Key elements of State Street's revenue growth strategy are our integrated service array, which provides abundant cross-selling opportunities. Institutional investors look to State Street to provide integrated services -- several of which are featured in the "Investment Cycle" section that follows -- that free them to concentrate on their distinctive competencies. Approximately 80% of State Street's revenue growth comes from existing customers who are using additional products and services in all phases of the investment cycle -- pre-trade, trade, and post-trade. In fact, our top 100 customers use, on average, 10.5 products each, up from 10.2 in 1998, and 9.4 three years ago.

Looking forward, we are committed to providing our customers with premier investment management, global markets research, trade execution services, and full-service custody for global collective funds and pension plans. We now offer more than 150 distinct investment strategies through State Street Global Advisors, a multi-style, multi-product, multi-location investment manager. From money market funds to equity growth strategies to direct capital investment, we offer investors the broad range of options they seek.

In a financial environment where knowledge is at a premium, we have developed premier information services that we offer through Global Link,(R) our electronic delivery platform. The creation of State Street Associates, LLC, comprising a select group of the world's leading international finance experts, represents an important step in our ability to provide global market research and analytics to institutional investors investing across borders. Our unique research offerings distinguish State Street in world markets, and are generating strong demand from investment managers around the world. These efforts, and the Global Link portal delivery model, are important initiatives in our strategy of supporting our clients with the services they need throughout the investment process.

Trade order and execution services represent another important growth opportunity. We now offer several order routing and trade execution systems, including Lattice for equities, FX Connect(R) for foreign currency exchange and Bond Connect for fixed income securities.

A significant market shift is occurring in the pension arena, with both defined benefit and defined contribution providers offering daily portfolio valuation to participants. This trend enables us to leverage our expertise in mutual fund accounting, as well as our individualized 401(k) brokerage offerings.

State Street is currently the leading provider of services for U.S. mutual funds and offshore funds, but major opportunities remain for expanding penetration in the collective investment funds market worldwide. As we work to extend our U.S. leadership, we are also committed to increasing our business with customers outside the United States. There is strong demand worldwide for more efficient, technology-based solutions to meet the challenges facing investment managers and other institutional investors. We see strong opportunities for global growth, especially in Europe and Japan.

State Street has become an industry leader through its client relationship orientation and integrated services capability. Through our clear, consistent focus on serving institutional investors worldwide, State Street will continue to create value for its stockholders. Our success is due to the talent and dedication of over 17,000 State Street employees worldwide. With their commitment, and the support of our stockholders, we are confident State Street can continue to deliver strong financial performance in 2000 and beyond.


/s/ Marshall N. Carter                  /s/ David A. Spina

Marshall N. Carter                      David A. Spina
Chairman and Chief Executive Officer    President and Chief Operating Officer


                                                                               5