Form 10-K405, Exhibit 13
period 1999-12-31
STATE STREET CORP
filed 2000-03-30
CIK 93751

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------

(Dollars in millions, except per share data) Year ended December 31,                   1999          1998        1997
----------------------------------------------------------------------------------------------------------------------
 Fee Revenue
 Fiduciary compensation:
   Services for Institutional Investors                                             $ 1,170       $ 1,024      $  861
   Investment Management                                                                600           480         391
                                                                                    -------       -------      ------
    Total fiduciary compensation                                                      1,770         1,504       1,252
 Foreign exchange trading                                                               306           289         245
 Servicing and processing                                                               209           177         159
 Other - Note O                                                                         (30)           27          17
                                                                                    -------       -------      ------
    Total Fee Revenue                                                                 2,255         1,997       1,673

 Net Interest Revenue
 Interest revenue                                                                     2,437         2,237       1,755
 Interest expense                                                                     1,656         1,492       1,114
                                                                                    -------       -------      ------
   Net interest revenue - Note N                                                        781           745         641
 Provision for loan losses - Note D                                                      14            17          16
                                                                                    -------       -------      ------
   Net interest revenue after provision for loan losses                                 767           728         625
 Gain on sale of commercial banking business, net of exit and other associated costs    282
                                                                                    -------       -------      ------
    Total Revenue                                                                     3,304         2,725       2,298

 Operating Expenses
 Salaries and employee benefits - Note P                                              1,313         1,175         973
 Information systems and communications                                                 287           241         185
 Transaction processing services                                                        237           196         184
 Occupancy                                                                              188           164         132
 Other - Note Q                                                                         311           292         260
                                                                                    -------       -------      ------
    Total operating expenses                                                          2,336         2,068       1,734
                                                                                    -------       -------      ------
    Income before income taxes                                                          968           657         564
 Income taxes - Note R                                                                  349           221         184
                                                                                    -------       -------      ------
    Net Income                                                                      $   619        $  436       $ 380
                                                                                    =======        ======       =====

 Earnings Per Share - Note S
   Basic                                                                            $  3.85       $  2.71      $ 2.37
   Diluted                                                                             3.78          2.66        2.32

 Average Shares Outstanding (in thousands)
   Basic                                                                            160,660       160,937     160,662
   Diluted                                                                          163,751       163,927     163,789
----------------------------------------------------------------------------------------------------------------------

 The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENT OF CONDITION
--------------------------------------------------------------------------------

 (Dollars in millions)  As of December 31,
                                                                                       1999                1998
---------------------------------------------------------------------------------------------------------------------
 Assets
 Cash and due from banks - Note K                                                   $ 2,930              $1,365
 Interest-bearing deposits with banks                                                16,902              12,085
 Securities purchased under resale agreements and securities borrowed - Note F       17,518              13,979
 Federal funds sold                                                                     410
 Trading account assets                                                                 786                 335
 Investment securities (principally available-for-sale) - Notes C and F              14,703               9,737
 Loans (less allowance of $48 and $84) - Notes B and D                                4,245               6,225
 Premises and equipment - Notes E and H                                                 732                 700
 Accrued income receivable                                                              717                 610
 Other assets                                                                         1,953               2,046
                                                                                    -------             -------
     Total Assets                                                                   $60,896             $47,082
                                                                                    =======             =======
 Liabilities
 Deposits:
   Noninterest-bearing                                                              $ 8,943              $8,386
   Interest-bearing:
    U.S.                                                                              1,917               2,520
    Non-U.S.                                                                         23,285              16,633
                                                                                    -------             -------
     Total deposits                                                                  34,145              27,539
 Securities sold under repurchase agreements - Note F                                18,399              12,563
 Federal funds purchased                                                              1,054                 914
 Other short-term borrowings                                                          1,104                 431
 Accrued taxes and other expenses - Note Q                                            1,133                 943
 Other liabilities                                                                    1,488               1,459
 Long-term debt - Note H                                                                921                 922
                                                                                    -------             -------
     Total Liabilities                                                               58,244              44,771

 Stockholders' Equity - Notes H, I, J, K and S
 Preferred stock, no par: authorized 3,500,000; issued none
 Common stock, $1 par: authorized 250,000,000; issued 167,225,000 and 167,225,000       167                 167
 Surplus                                                                                 55                  63
 Retained earnings                                                                    2,795               2,272
 Net unrealized (losses) gains                                                          (57)                 22
 Treasury stock, at cost (7,635,000 and 6,560,000 shares)                              (308)               (213)
                                                                                    -------             -------
     Total Stockholders' Equity                                                       2,652               2,311
                                                                                    -------             -------
     Total Liabilities and Stockholders' Equity                                     $60,896             $47,082
                                                                                    =======             =======
---------------------------------------------------------------------------------------------------------------------

 The accompanying notes are an integral part of these financial statements.


                                                     State Street Corporation 31

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

 (Dollars in millions)   Year ended December 31,                                     1999          1998        1997
--------------------------------------------------------------------------------------------------------------------
 Operating Activities
 Net income                                                                      $    619       $   436       $ 380
 Non-cash charges for depreciation, amortization, provision for
 loan losses and deferred income taxes                                                341           345         271
                                                                                 --------       -------     -------
   Net income adjusted for non-cash charges                                           960           781         651
 Adjustments to reconcile to net cash provided (used) by operating activities:
   Gain on sale of commercial banking businesses                                     (282)
   Securities losses (gains), net                                                      45           (10)         (2)
   Net change in:
    Trading account assets                                                           (451)         (130)         50
    Other, net                                                                        (77)          209        (449)
                                                                                 --------       -------     -------
     Net Cash Provided by Operating Activities                                        195           850         250

 Investing Activities
 Payments for purchases of:
   Available-for-sale securities                                                  (16,175)       (8,874)     (5,985)
   Held-to-maturity securities                                                       (880)       (2,481)       (976)
   Lease financing assets                                                            (610)       (1,040)       (992)
   Premises and equipment                                                            (199)         (258)       (158)
 Proceeds from:
   Sale of commercial banking businesses, net                                       1,659
   Maturities of available-for-sale securities                                      5,082         7,844       4,137
   Maturities of held-to-maturity securities                                          790         2,193         942
   Sales of available-for-sale securities                                           6,066         1,945         836
   Principal collected from lease financing                                            87            86          46
 Net payments for:
   Interest-bearing deposits with banks                                            (4,817)       (2,005)     (2,515)
   Federal funds sold, resale agreements and securities borrowed                   (3,949)       (7,814)       (397)
   Loans                                                                             (217)         (433)       (630)
                                                                                 --------       -------     -------
     Net Cash Used by Investing Activities                                        (13,163)      (10,837)     (5,692)
                                                                                 --------       -------     -------

 Financing Activities
 Proceeds from issuance of:
   Non-recourse debt for lease financing                                              483           734         792
   Long-term debt                                                                                   150         300
   Treasury stock                                                                      38            31          16
 Payments for:
   Non-recourse debt for lease financing                                             (104)         (106)        (67)
   Maturity of notes payable                                                                        (44)        (42)
   Long-term debt                                                                      (1)           (2)         (2)
   Cash dividends                                                                     (93)          (84)        (69)
   Purchase of common stock                                                          (163)         (100)       (110)
 Net proceeds from:
   Deposits                                                                         7,724         2,661       5,358
   Short-term borrowings                                                            6,649         5,701          54
                                                                                 --------       -------     -------
     Net Cash Provided by Financing Activities                                     14,533         8,941       6,230
                                                                                 --------       -------     -------
     Net Increase (Decrease)                                                        1,565        (1,046)        788
 Cash and due from banks at beginning of year                                       1,365         2,411       1,623
                                                                                 --------       -------     -------
     Cash and Due from Banks at End of Year                                      $  2,930       $ 1,365     $ 2,411
                                                                                 ========       =======     =======
--------------------------------------------------------------------------------------------------------------------

 The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

 (Dollars in millions, except per share data)
 Year ended December 31,                                            1999            1998            1997
--------------------------------------------------------------------------------------------------------------
 Common Stock
 Balance at beginning of period                               $  167          $  167            $ 84
 Stock dividend, two-for-one split                                                                83
                                                               -----           -----           -----
    Balance at end of period                                     167             167             167
                                                               -----           -----           -----

 Surplus
 Balance at beginning of period                                   63             102             105
 Common stock issued                                                                               3
 Treasury stock issued                                           (30)            (63)            (16)
 Stock awards and options exercised                               22              24              10
                                                               -----           -----           -----
    Balance at end of period                                      55              63             102
                                                               -----           -----           -----

 Retained Earnings
 Balance at beginning of period                                2,272           1,920           1,692
 Net income                                                      619    $ 619    436    $ 436    380    $ 380
 Cash dividends declared ($.60, $.52 and $.44 per share)         (96)            (84)            (69)
 Stock dividend, two-for-one split                                                               (83)
                                                               -----           -----           -----
    Balance at end of period                                   2,795           2,272           1,920
                                                               -----           -----           -----

 Net Unrealized Gains (Losses)--
 Other Comprehensive Income
 Balance at beginning of period                                   22              11              14
 Foreign currency translation                                     (9)      (9)     5        5     (8)      (8)
 Change in net unrealized holdings on
   available-for-sale securities                                 (70)     (70)     6        6      5        5
                                                               -----    -----  -----    -----  -----    -----
                                                                          (79)             11              (3)
    Balance at end of period                                     (57)             22              11
                                                               -----           -----           -----
    Comprehensive Income                                                $ 540           $ 447           $ 377
                                                                        =====           =====           =====

 Treasury Stock, at Cost
 Balance at beginning of period                                 (213)           (205)           (120)
 Common stock acquired (2,425,000, 1,716,000
   and 2,760,000 shares)                                        (163)           (100)           (110)
 Treasury stock issued (1,350,000, 1,896,000
   and 941,000 shares)                                            68              92              25
                                                               -----           -----           -----
   Balance at end of period                                     (308)           (213)           (205)
                                                               -----           -----           -----
    Total Stockholders' Equity                               $ 2,652         $ 2,311         $ 1,995
                                                             =======         =======         =======
--------------------------------------------------------------------------------------------------------------

  The accompanying notes are an integral part of these financial statements.

                                                     State Street Corporation 33

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note A
--------------------------------------------------------------------------------

Summary of Significant Accounting Policies

State Street Corporation ("State Street" or the "Corporation"), is a financial services corporation that provides banking, trust, investment management, global custody, administration and information services to both U.S. and non-U.S. customers. State Street reports three lines of business. Services for Institutional Investors include accounting, custody, daily pricing, administration, foreign exchange, cash management and information services to support institutional investors. Investment Management provides an extensive array of services for managing financial assets worldwide for both institutional and individual investors as well as recordkeeping, administration and investment services for defined contribution plans and other employee benefit programs. Commercial Lending includes lending activities and other banking services for institutional investors and lease financing. Through September 30, 1999, commercial lending also included lending activities and other banking services for regional, middle-market companies and companies in selected industries. On October 1, 1999, State Street completed the sale of its commercial banking business. See Note B for details.

The accounting and reporting policies of State Street and its subsidiaries conform to generally accepted accounting principles. Significant policies are summarized below.

Basis of Presentation

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

For the Consolidated Statement of Cash Flows, State Street has defined cash equivalents as those amounts included in the Consolidated Statement of Condition caption, "Cash and due from banks." Interest expense paid for the years ended December 31, 1999, 1998 and 1997 was $1.7 billion, $1.5 billion and $1.1 billion, respectively. Tax expense paid for the years ended December 31, 1999, 1998 and 1997 was $129 million, $107 million and $112 million, respectively.

Resale and Repurchase Agreements; Securities Borrowed

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

Securities

Debt securities are held in both the investment and trading account portfolios. Debt and marketable equity securities that are classified as available for sale are reported at fair value and the after-tax unrealized gains and losses are reported in other comprehensive income, a component of stockholders' equity. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of available-for-sale securities are computed based on identified costs and reported in fee revenue. Trading account assets are held in anticipation of short-term market movements and for resale to customers. Trading account assets are carried at fair value with unrealized gains and losses reported in fee revenue.

Loans and Lease Financing

Loans are placed on a non-accrual basis when they become 60 days past due as to either principal or interest, or when, in the opinion of management, full collection of principal or interest is unlikely. When the loan is placed on non-accrual, the accrual of interest is discontinued, and previously recorded but unpaid interest is reversed and charged against current earnings.

Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis calculated to achieve a constant rate of return on the outstanding investment in the leases, net of related deferred tax liabilities, in the years in which the net investment is positive. Gains and losses on residual values of leased equipment sold are included in other fee revenue.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Allowance for Loan Losses

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

Premises and Equipment

Buildings, leasehold improvements, computers, software and other equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charged to operating expenses are computed using the straight-line method over the estimated useful life of the related asset or the remaining term of the lease.

Effective January 1, 1999, State Street adopted AICPA Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of certain compensation costs relating to internal-use software development projects. State Street's policy is to capitalize costs relating to systems development projects that provide significant functionality enhancements. For 1999, $18 million of project costs were capitalized. State Street considers projects for capitalization that are expected to yield long-term operational benefits, such as replacement systems or new applications that result in operational efficiencies and/or incremental revenue streams. Software customization costs relating to specific customer enhancements are expensed as incurred.

Currency Translation

The assets and liabilities of non-U.S. operations are translated at month-end exchange rates, and revenue and expenses are translated at average monthly exchange rates. Gains or losses from the translation of the net assets of certain non-U.S. subsidiaries, net of related taxes, are reported in other comprehensive income. Gains or losses from other translations are included in fee revenue.

Derivative Financial Instruments

State Street uses three methods to account for derivative financial instruments: the deferral method, accrual method and fair value method.

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

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998. This statement requires companies to record the fair value of derivatives on the balance sheet as assets or liabilities. Fair market valuation adjustments for derivatives meeting hedge criteria will be recorded as either other comprehensive income, or through earnings in the Consolidated Statement of Income, depending on their classification. Derivatives used for trading purposes will continue to be marked to market through earnings. State Street expects to adopt this statement beginning January 1, 2001. Management does not expect the adoption of this statement to have a material impact on the financial statements.

Income Taxes

The provision for income taxes includes deferred income taxes arising as a result of recognizing some items of revenue and expense in different years for tax and financial reporting purposes.

Earnings Per Share

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

Comprehensive Income

Changes in unrealized gains and losses on available-for-sale securities and foreign currency translation, net of related deferred taxes, are recorded as other comprehensive income in the Consolidated Statement of Changes in Stockholders' Equity.


                                                     State Street Corporation 35

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note B
--------------------------------------------------------------------------------

Divestiture and Joint Venture

On October 1, 1999, State Street completed the sale of its commercial banking business and the four associated retail branch offices. The commercial banking business, which consisted of a $2.4 billion loan portfolio, a $36 million allowance for loan losses, and $1.1 billion in deposits, included commercial lending, deposits and other banking services for New England regional middle-market companies and companies in selected industries nationwide. Approximately 300 State Street employees transfer as a result of the sale. The premium received on the sale was $350 million; exit costs were $57 million; and other associated costs were $11 million, primarily consisting of provisions for excess space and system impairment writedowns. The after-tax gain, net of exit and other associated costs, totaled approximately $164 million, or $1.00 in diluted earnings per share, and was recorded during the fourth quarter of 1999.

In December 1999, State Street and Citigroup announced the intention to establish CitiStreet, a joint venture designed to service employee benefit programs. State Street's contribution to the joint venture consists of the Retirement Investment Services business, which includes Wellspring Resources, a wholly-owned subsidiary. The joint venture is expected to be formed by June 30, 2000.

Note C
--------------------------------------------------------------------------------

Investment Securities

Available-for-sale securities are recorded at fair value and held-to-maturity securities are recorded at amortized cost and consisted of the following at December 31:

                                                              1999                                        1998
                                       ---------------------------------------------- ------------------------------------------

                                          Amortized       Unrealized           Fair     Amortized      Unrealized        Fair
 (Dollars in millions)                      Cost       Gains       Losses     Value       Cost        Gains    Losses    Value
--------------------------------------------------------------------------------------------------------------------------------
 Available for sale:
   U.S. Treasury and federal agencies     $ 6,899       $ 2        $ 36      $ 6,865     $ 3,690      $  7       $ 2    $ 3,695

   State and political subdivisions         1,886         2          11        1,877       1,598        17         3      1,612
   Asset-backed securities                  3,261         1          25        3,237       1,717         3         1      1,719
   Collateralized mortgage obligations        841                    10          831         727         1         2        726
   Other investments                          630         1           5          626         791        17                  808
                                          -------       ---        ----      -------     -------      ----       ---    -------
    Total                                 $13,517       $ 6        $ 87      $13,436     $ 8,523      $ 45       $ 8    $ 8,560
                                          =======       ===         ====     =======     =======      ====       ===    =======
 Held to maturity:
   U.S. Treasury and federal agencies     $ 1,219       $          $ 11      $ 1,208     $ 1,177      $  3       $ 1    $ 1,179
   Other investments                           48                                 48
                                          -------       ---        ----      -------     -------      ----       ---    -------
    Total                                 $ 1,267       $          $ 11      $ 1,256     $ 1,177      $  3       $ 1    $ 1,179
                                          =======       ===         ====     =======     =======      ====       ===    =======
-------------------------------------------------------------------------------------------------------------------------------

The maturity of asset-backed securities is based upon the expected principal payments. Securities carried at $6.9 billion and $3.3 billion at December 31, 1999 and 1998, respectively, were designated as pledged securities for public and trust deposits, borrowed funds and for other purposes as provided by law.

During 1999, there were gross gains of $13 million and gross losses of $58 million realized on the sales of $6.1 billion of available-for-sale securities. Included in the gross losses were $57 million of losses related to the sale of $5.2 billion of investment securities as part of the repositioning of State Street's investment securities portfolio in the fourth quarter of 1999. During 1998, there were gross gains of $14 million and gross losses of $4 million realized on the sales of $1.9 billion of available-for-sale securities.

Following is the maturity information for available-for-sale and held-to-maturity debt securities at December 31, 1999:

                                                  Years
                            ---------------------------------------------------
 (Dollars in millions)       Under 1       1 to 5        6 to 10      Over 10
-------------------------------------------------------------------------------
 Available for sale:
   Amortized cost            $ 1,861      $ 7,474         $ 823       $ 3,343
   Fair value                  1,861        7,443           811         3,305
 Held to maturity:
   Amortized cost                515          717            35
   Fair value                    511          710            35
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Note D
--------------------------------------------------------------------------------

Loans

The loan portfolio consisted of the following at December 31:

 (Dollars in millions)                1999        1998
----------------------------------------------------------
 Commercial and financial:
   U.S.                            $ 1,908     $ 4,306
   Non-U.S.                            843         581
 Lease financing:
   U.S.                                418         415
   Non-U.S.                          1,124         917
 Real estate                                        90
                                   -------     -------
    Total loans                      4,293       6,309
 Less allowance for loan losses        (48)        (84)
                                   -------     -------
    Net loans                      $ 4,245      $ 6,225
                                   =======      =======
----------------------------------------------------------

Non-accrual loans were $9 million and $12 million at December 31, 1999 and 1998, respectively.

On October 1, 1999, State Street completed the sale of its commercial banking business, which included the transfer of $2.4 billion of commercial, financial and real estate loans, and a $36 million allowance for loan losses.

Changes in the allowance for loan losses for the years ended December 31 were as follows:

 (Dollars in millions)                1999        1998        1997
---------------------------------------------------------------------
 Balance at beginning of year        $  84       $  83       $  73
 Provision for loan losses              14          17          16
 Loan charge-offs                      (17)        (19)        (8)
 Recoveries                              3           3           2
 Transferred upon sale                 (36)
                                     -----       -----       -----
    Balance at end of year           $  48       $  84       $  83
                                     =====       =====       =====
---------------------------------------------------------------------

Note E
--------------------------------------------------------------------------------

Premises and Equipment

Premises and equipment consisted of the following at December 31:

 (Dollars in millions)                1999        1998
--------------------------------------------------------------------------------
 Buildings and land                 $  344      $  334
 Leasehold improvements                225         196
 Computers                             589         520
 Software                              249         200
 Other equipment                       237         210
                                     1,644       1,460
                                    ------      ------
 Accumulated depreciation
   and amortization                   (912)       (760)
                                    ------      ------
    Total premises and equipment    $  732      $  700
--------------------------------------------------------------------------------

State Street has entered into noncancelable operating leases for premises and equipment. At December 31, 1999, future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more totaled $926 million. This consisted of $103 million, $108 million, $110 million, $81 million and $60 million for the years 2000 to 2004, respectively, and $464 million thereafter. The minimum rental commitments have been reduced by sublease rental commitments of $34 million. Nearly all leases include renewal options.

Total rental expense amounted to $108 million, $95 million and $64 million in 1999, 1998 and 1997, respectively. Rental expense has been reduced by sublease revenue of $4 million, $4 million and $2 million for the years ended December 31, 1999, 1998 and 1997, respectively.


                                                     State Street Corporation 37

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

Information at December 31, 1999, was as follows:

                                     U.S. Government             Repurchase
                                     Securities Sold             Agreements
                                  ---------------------     --------------------
                                  Amortized       Fair      Amortized
 (Dollars in millions)               Cost        Value         Cost        Rate
--------------------------------------------------------------------------------
 Maturity of
 repurchase
 agreements:
   Overnight                        $2,308       $2,301       $2,259       3.10%
   2 to 30 days                        164          163          162       4.66
   31 to 90 days                       227          227          223       5.14
   Over 90 days                          8            8            8       4.00
                                    ------       ------       ------
    Total                           $2,707       $2,699       $2,652       3.37
                                    ======       ======       ======
--------------------------------------------------------------------------------

 Note G
--------------------------------------------------------------------------------

Notes Payable

State Street Bank has the ability to issue bank notes with an aggregate limit of $750 million and with original maturities ranging from 14 days to five years.

Bank notes, which are not subject to redemption, represent unsecured debt obligations of State Street Bank. Bank notes are neither obligations of nor guaranteed by State Street and are recorded net of original issue discount. At December 31, 1999 and 1998, there were no notes payable outstanding.

Note H
--------------------------------------------------------------------------------

Long-Term Debt

Long-term debt consisted of the following at December 31:

 (Dollars in millions)                                          1999        1998
--------------------------------------------------------------------------------
 Capital Securities:
   8.035% Capital Securities B due 2027                         $300        $300
   7.94% Capital Securities A due 2026                           200         200
   Floating Rate Capital Trust I due 2028                        150         150
 7.35% Notes due 2026                                            150         150
 5.95% Notes due 2003                                            100         100
 9.50% Mortgage note due 2009                                     19          20
 7.75% Convertible subordinated
   debentures due 2008                                             2           2
                                                                ----        ----
    Total long-term debt                                        $921        $922
                                                                ====        ====
--------------------------------------------------------------------------------

In 1996, a shelf registration statement became effective that allowed State Street to issue up to $500 million of unsecured debt securities or shares of its preferred stock or both. In 1996, State Street issued $150 million of 7.35% notes due 2026, redeemable at the option of the holder in 2006. In 1998, that registration statement was amended to also allow for issuance of capital securities. In May 1998, State Street completed the sale of $150 million of floating rate capital securities issued by Capital Trust I. At December 31, 1999, $200 million of the shelf registration was available for issuance.

In connection with the sale of the floating rate capital securities issued by Capital Trust I, State Street issued $150 million of floating rate junior subordinated deferrable interest debentures to Capital Trust I due in May 2028. Subsequent to that issuance, two interest rate swaps were entered into to, in effect, modify the interest expense from a floating rate to a fixed rate of 6.58%.

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Payments to be made by the trusts on the capital securities are dependent on payments that State Street has committed to make, particularly the payments to be made by State Street on the debentures. Compliance by State Street would have the effect of providing a full, irrevocable and unconditional guarantee of the trusts' obligations under the capital securities.

Distributions on the capital securities are included in interest expense and are payable from interest payments received on the debentures and are due semi-annually for Capital Securities A and B and quarterly for Capital Trust I, subject to deferral for up to five years under certain conditions. The capital securities are subject to mandatory redemption in whole at the stated maturity upon repayment of the debentures; with an option to redeem the debentures at any time by State Street upon the occurrence of certain tax events or changes to tax treatment, investment company regulation or capital treatment changes; or at any time after March 15, 2007, for the Capital Securities B, after December 30, 2006, for the Capital Securities A and after May 15, 2008, for the Capital Trust I securities.

For Capital Securities A and B, redemptions are based on declining redemption prices according to the terms of the trust agreements. All redemptions are subject to federal regulatory approval.

The 5.95% notes are unsecured obligations of State Street.

The 9.50% mortgage note was fully collateralized by property at December 31, 1999. The scheduled principal payments for the next five years are $1 million for the year 2000 and $2 million for each year 2001 through 2004.

The 7.75% debentures are convertible to common stock at a price of $2.875 per share, subject to adjustment for certain events. The debentures are redeemable at par, at State Street's option. During 1999 and 1998, debentures were converted into 47,000 and 144,345 shares of common stock, respectively. At December 31, 1999, 746,000 shares of common stock had been reserved for issuance upon conversion.

Note I
--------------------------------------------------------------------------------

Stockholders' Equity

In December 1999, the Board of Directors increased the number of shares of State Street common stock authorized for purchase from 14 million to 16 million shares. Shares purchased under the authorization can be used for employee benefit plans and general corporate purposes. State Street may also buy shares for other deferred compensation plans that are not part of the stock purchase program. During 1999 and 1998, State Street purchased 2,425,000 and 1,716,000 shares of its common stock, respectively, at an average cost of $67 and $58 per share, respectively.
As of December 31, 1999, cumulative shares purchased were 13,131,000, including 109,000 shares purchased for other deferred compensation plans that are not part of the stock purchase program.

Under the 1997 Equity Incentive Plan, stock options, stock appreciation rights ("SARs"), restricted and unrestricted stock awards, deferred stock awards, and performance awards covering 8,000,000 shares of common stock may be issued.

Under this long-term incentive plan, the exercise price of non-qualified and incentive stock options may not be less than the fair value of such shares at the date of grant and expire no longer than ten years from the date of grant. Performance awards have been granted to officers at the policy-making level. Performance awards are earned over a performance period based on achievement of goals. Payment for performance awards is made in cash equal to the fair market value of State Street's common stock after the conclusion of each performance period. During 1999, 473,000 performance awards were granted. In 1999 and 1998, 259,000 and 284,000 restricted stock awards, net of cancellations, respectively, were granted under the stock award program. During 1999, 92,000 deferred share awards were granted.

In addition, State Street has a stock award program consisting of 600,000 shares vesting 20% per annum commencing January 1, 2001.

Compensation expense related to performance awards, restricted stock awards, deferred share awards and stock awards was $35 million, $38 million and $29 million for 1999, 1998 and 1997, respectively.


                                                     State Street Corporation 39

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note I - continued
--------------------------------------------------------------------------------

Options outstanding and activity for the years ended
December 31 consisted of the following:

 (Total dollars in                                   Option Price
 millions, shares                      -----------------------------------------
 in thousands)                         Shares          Per Share           Total
--------------------------------------------------------------------------------
 December 31, 1997                      6,944       $ 2.81 - 56.25         $180
   Granted                              2,242        52.44 - 69.53          152
   Exercised                           (1,034)        2.81 - 52.44          (16)
   Canceled                              (218)        3.51 - 68.31           (8)
 December 31, 1998                      7,934         2.81 - 69.53          308
   Granted                              2,330        56.31 - 85.16          179
   Exercised                           (1,026)        2.81 - 69.53          (23)
   Canceled                              (306)       16.25 - 81.03          (16)
                                       ------       --------------         ----
 December 31, 1999                      8,932         2.81 - 85.16         $448
                                       ======       ==============         ====
--------------------------------------------------------------------------------

In 1997, 766,000 options were exercised at per share prices of $2.81 to $36.50. At December 31, 1999, a total of 3,714,000 shares under options were exercisable. At December 31, 1999, 878,000 shares under the 1997 Equity Incentive Plan were available for future grants.

Pro forma results of net income and earnings per share using the fair value method for accounting for stock-based employer compensation plans for the years ended December 31, 1999, 1998 and 1997 are not presented, as results differ by less than 5% from those reported. For purposes of the pro forma calculation, the estimated fair value of the options is amortized to expense over the options vesting period.

A Black-Scholes option pricing model was used for purposes of estimating the fair value of State Street's employee stock options at the grant date. The following are the weighted average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 5.9%, 5.15% and 6.22%; dividend yields of .92%, .86% and 1.05%; and volatility factors of the expected market price of State Street common stock of .30, .29 and .28. The weighted average life of the stock options granted is 4.1, 4.2 and 5.5 years for the years ended December 31, 1999, 1998 and 1997, respectively.

In May 1997, State Street distributed to stockholders a two-for-one stock split in the form of a 100% stock dividend. The par value of these additional shares was capitalized by a transfer from retained earnings to common stock. Prior period share and per share amounts have been restated for the stock split.

Note J
--------------------------------------------------------------------------------

Shareholders' Rights Plan

In 1988, State Street declared a dividend of one preferred share purchase right for each outstanding share of common stock. In 1998, the Rights Agreement was amended and restated, whereby a right may be exercised, under certain conditions, to purchase one four-hundredths share of a series of participating preferred stock at an exercise price of $265, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 10% or more of State Street's common stock or after commencement or public announcement of an offer for 10% or more of State Street's common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquirer, having a market value of two times the then current exercise price of that right.

The rights expire in September 2008, and may be redeemed at a price of $.0025 per right at any time prior to expiration or the acquisition of 10% of State Street's common stock. Under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Note K
--------------------------------------------------------------------------------

Regulatory Matters

Regulatory Capital

State Street is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on State Street's financial condition. Under capital adequacy guidelines, State Street must meet specific capital guidelines that involve quantitative measures of State Street's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. State Street's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

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

As of December 31, 1999, State Street Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, State Street Bank must exceed the well capitalized guideline ratios, as set forth in the table, and meet certain other requirements. Management believes that State Street Bank exceeds all well capitalized requirements, and there have been no conditions or events since year-end that would change the status of well capitalized.

The regulatory capital amounts and ratios were the following at December 31:

                                     Regulatory Guidelines(1)       State Street       State Street Bank
                                     ------------------------   -------------------   -------------------
                                                   Well
 (Dollars in millions)                 Minimum  Capitalized       1999       1998       1999       1998
---------------------------------------------------------------------------------------------------------
 Risk-based ratios:
   Tier 1 capital                         4%         6%            14.7%      14.1%      13.5%      12.9%
   Total capital                          8         10             14.7       14.4       13.7       13.3
 Leverage ratio                           3          5              5.6        5.4        5.7        5.3
 Tier 1 capital                                                 $ 3,119    $ 2,725    $ 2,841    $ 2,453
 Total capital                                                    3,121      2,773      2,889      2,537
 Adjusted risk-weighted assets and
   market-risk equivalents:
    On-balance sheet                                            $15,293    $14,599    $15,108    $14,374
    Off-balance sheet                                             5,451      4,435      5,464      4,435
    Market-risk equivalent                                          475        232        454        232
                                                                -------    -------    -------    -------
     Total                                                      $21,219    $19,266    $21,026    $19,041
                                                                =======    =======    =======    =======
---------------------------------------------------------------------------------------------------------

(1) The regulatory designation of "well capitalized" under prompt corrective action regulations is not applicable to State Street (a bank holding company). However, regulation Y defines "well capitalized" for a bank holding company for the purpose of determining eligibility for a streamlined review process for acquisition proposals. For such purposes, "well capitalized" requires State Street to maintain a minimum Tier 1 risk-based capital ratio of 6% and a minimum total risk-based capital ratio of 10%.

Cash, Dividend, Loan and Other Restrictions

During 1999, the subsidiary bank of State Street was required by the Federal Reserve Bank to maintain average reserve balances of $196 million. Federal and state banking regulations place certain restrictions on dividends paid by the subsidiary bank to State Street. At December 31, 1999, State Street Bank had $1.2 billion of retained earnings available for distribution to State Street in the form of dividends.

The Federal Reserve Act requires that extensions of credit by State Street Bank to certain affiliates, including State Street, be secured by specific collateral, that the extension of credit to any one affiliate be limited to 10% of capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

At December 31, 1999, consolidated retained earnings included $39 million representing undistributed earnings of 50%-owned affiliates that are accounted for using the equity method.


                                                     State Street Corporation 41

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note L

Quarterly Results of Operations, Share and Per Share Data (unaudited)

The following is a tabulation of the unaudited quarterly results:

                                                   1999 Quarters                      1998 Quarters
 (Dollars and shares in millions,      ----------------------------------   ---------------------------------
 except per share data)                 Fourth(1) Third   Second    First   Fourth    Third   Second    First
-------------------------------------------------------------------------------------------------------------
 Fee revenue                            $  557   $  571   $  575   $  552   $  530   $  511   $  493   $  463
 Interest revenue                          637      626      610      564      588      602      550      497
 Interest expense                          442      428      416      370      388      415      368      321
                                        ------   ------   ------   ------   ------   ------   ------   ------
    Net interest revenue                   195      198      194      194      200      187      182      176
 Provision for loan losses                   2        4        4        4        4        4        4        5
                                        ------   ------   ------   ------   ------   ------   ------   ------
 Net interest revenue after provision
   for loan losses                         193      194      190      190      196      183      178      171
 Gain on sale of commercial
   banking businesses                      282
                                        ------   ------   ------   ------   ------   ------   ------   ------
    Total revenue                        1,032      765      765      742      726      694      671      634
 Operating expenses                        626      576      577      557      559      528      507      474
                                        ------   ------   ------   ------   ------   ------   ------   ------
    Income before income taxes             406      189      188      185      167      166      164      160
 Income taxes                              157       63       65       64       57       55       55       54
                                        ------   ------   ------   ------   ------   ------   ------   ------
    Net Income                          $  249   $  126   $  123   $  121   $  110   $  111   $  109   $  106
                                        ======   ======   ======   ======   ======   ======   ======   ======
 Earnings Per Share:
   Basic                                $ 1.55   $  .78   $  .77   $  .75   $  .69   $  .69   $  .67   $  .66
   Diluted                                1.52      .77      .75      .74      .68      .68      .66      .64
 Average Shares Outstanding:
   Basic                                   160      161      161      161      161      161      161      161
   Diluted                                 163      163      164      164      163      164      165      164
-------------------------------------------------------------------------------------------------------------

(1) Results for the fourth quarter of 1999 included significant, non-recurring special items for the gain of $282 million, net of exit and other associated costs, on the sale of the commercial banking business and a one-time charge of $57 million on sales of securities related to the repositioning of the investment portfolio. Combined, these items increased net income by $130 million, equal to $.81 basic and $ .79 diluted earnings per share.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Note M
--------------------------------------------------------------------------------

Lines of Business

State Street reports three lines of business, which are Services for Institutional Investors, Investment Management and Commercial Lending. Effective October 1, 1999, State Street sold its commercial banking business. This business represented approximately 50% of revenue and income before income taxes of the Commercial Lending line of business prior to the sale.

State Street's significant products and services are presented within the underlying operating results. Intersegment revenues consist of compensation for deposit balances and other services.

Further financial information by line of business is contained within the Lines of Business section of the Financial Review on pages 20-22. Significant products and services offered by State Street are included in the Fee Revenue section on pages 13-17.

The following is a summary of the lines of business operating results for the years ended December 31:

                                    Services for                Investment                  Commercial
                               Institutional Investors          Management                   Lending
 (Dollars in millions;        ------------------------   ------------------------   ------------------------
 taxable equivalent)            1999     1998     1997     1999     1998     1997     1999     1998     1997
------------------------------------------------------------------------------------------------------------
 Total operating revenue      $2,177   $1,973   $1,696   $  717   $  558   $  442   $  225   $  234   $  204
 Income before income taxes      534      470      402      121       97       95      128      130      111
 Average assets (billions)      48.9     40.2     30.6      1.1       .9       .8      4.1      4.6      4.0
------------------------------------------------------------------------------------------------------------

The results above do not include significant, non-recurring special items for the gain on the sale of the commercial banking business of $282 million, net of exit and other associated costs, and a one-time charge of $57 million on sales of securities related to the repositioning of the investment portfolio. Combined, and as presented in the Consolidated Statement of Income, these non-recurring items increased total revenue and income before income taxes by $225 million.


                                                     State Street Corporation 43

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note N
--------------------------------------------------------------------------------

Net Interest Revenue

Net interest revenue consisted of the following for the years ended December 31:

 (Dollars in millions)                                            1999     1998     1997
----------------------------------------------------------------------------------------
 Interest Revenue:
   Deposits with banks                                          $  497   $  537   $  415
   Investment securities:
    U.S. Treasury and federal agencies                             399      313      360
    State and political subdivisions (exempt from federal tax)      71       77       76
    Other investments                                              222      167      161
   Loans                                                           405      400      341
   Securities purchased under resale agreements, securities
    borrowed and federal funds sold                                818      733      393
   Trading account assets                                           25       10        9
                                                                ------   ------   ------
     Total interest revenue                                      2,437    2,237    1,755
                                                                ------   ------   ------
 Interest Expense:
   Deposits                                                        712      656      512
   Other borrowings                                                874      770      547
   Long-term debt                                                   70       66       55
                                                                ------   ------   ------
     Total interest expense                                      1,656    1,492    1,114
                                                                ------   ------   ------
     Net interest revenue                                       $  781   $  745   $  641
                                                                ======   ======   ======
----------------------------------------------------------------------------------------

Note O
--------------------------------------------------------------------------------

Other Fee Revenue

Other fee revenue includes gains and losses on sales of investment securities, leased equipment and other assets; trading account profits and losses; profits or losses from joint ventures; and amortization of investments in tax-advantaged financings.

In the fourth quarter of 1999, State Street reported a one- time charge of $57 million on sales of securities related to the repositioning of the investment portfolio. This charge is included in other fee revenue.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Note P
--------------------------------------------------------------------------------

Employee Benefit Plans

State Street and certain of its subsidiaries participate in a non-contributory defined benefit plan. In addition to the primary plan, State Street has non-qualified supplemental plans that provide certain officers with defined pension benefits in excess of allowable tax deductions. Non-U.S. employees participate in local plans.

State Street Bank and certain subsidiaries also participate in a postretirement plan that provides health care and insurance benefits for retired employees.

Combined information for the defined benefit plan, the non-qualified supplemental plans and non-U.S. defined benefit plans, as well as the postretirement plan as of December 31 is as follows:

                                                        Defined Benefit Plan   Postretirement Plan
                                                        --------------------   -------------------
 (Dollars in millions)                                     1999      1998         1999      1998
--------------------------------------------------------------------------------------------------
 Benefit Obligations:
      Beginning of year                                   $ 287     $ 222        $  21     $  17
      Current service cost                                   27        20            1         1
      Interest cost                                          19        17            1         1
      Amendment and transfers in                             11         7
      Actuarial (gains) losses                              (12)       35           (2)        3
      Benefits paid                                         (30)      (14)          (1)       (1)
                                                          -----     -----        -----     -----
           End of year                                    $ 302     $ 287        $  20     $  21
                                                          =====     =====        =====     =====
 Plan Assets at Fair Value:
      Beginning of year                                   $ 227     $ 212
      Actual return on plan assets                           29        24
      Contributions and transfers in                         34         5
      Benefits paid                                         (30)      (14)
                                                          -----     -----
           End of year                                    $ 260     $ 227
                                                          =====     =====
 Prepaid (Accrued) Benefit Expense:
      Underfunded status of the plans                     $ (42)    $ (60)       $ (20)    $ (21)
      Unrecognized net (asset) obligation at transition      (8)      (10)          14        15
      Unrecognized net losses (gains)                        21        45          (13)      (11)
      Unrecognized prior service costs                        7         4
                                                          -----     -----        -----     -----
           Total accrued benefit expense                  $ (22)    $ (21)       $ (19)    $ (17)
                                                          =====     =====        =====     =====
 Actuarial Assumptions:
      Discount rate used to determine benefit obligation   7.75%     7.00%        7.75%     7.00%
      Rate of increase for future compensation             4.25      4.25
      Expected long-term rate of return on assets         10.00     10.25
--------------------------------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the postretirement plan benefit obligation was 4.5%.


                                                     State Street Corporation 45

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note P - continued
--------------------------------------------------------------------------------

For those plans that have accumulated benefit obligations in excess of plan assets as of December 31, 1999 and 1998, the aggregate benefit obligations are $71 million and $36 million, respectively, the plan assets are $37 million and less than one million, respectively, and the accumulated benefit obligations are $56 million and $20 million, respectively.

The following table sets forth the expenses for State Street's defined benefit and postretirement plans for the years ended December 31:

 (Dollars in millions)                             1999        1998        1997
--------------------------------------------------------------------------------
 Defined Benefit Plans:
   Current service cost                            $ 27        $ 20        $ 17
   Interest cost                                     19          17          16
   Actual return on plan assets                     (21)        (21)        (19)
   Net amortization and deferral                      2                      (1)
                                                   ----        ----        ----
    Total expense                                  $ 27        $ 16        $ 13
                                                   ====        ====        ====
 Postretirement Plan:
   Service cost                                    $  1        $  1        $  1
   Interest cost                                      1           1           2
   Net amortization and deferral                      1
                                                   ----        ----        ----
    Total expense                                  $  3        $  2        $  3
                                                   ====        ====        ====
--------------------------------------------------------------------------------

If the health care cost trend rates were increased by 1%, the postretirement benefit obligation as of December 31, 1999, would have increased 4%, and the aggregate expense for service and interest costs for 1999 would have increased by 6%. Conversely, if the health care cost trend rates were decreased by 1%, the postretirement benefit obligation as of December 31, 1999, would have decreased 4%, and the aggregate expense for service and interest costs for 1999 would have decreased by 5%.

Employees of State Street and certain subsidiaries are eligible to contribute a portion of their pre-tax salary to a 401(k) savings plan. State Street matches a portion of these contributions, and the related expense was $15 million for 1999, and $11 million for 1998 and 1997.

Note Q
--------------------------------------------------------------------------------

Operating Expenses - Other

The other category of operating expenses consisted of the following for the years ended December 31:

 (Dollars in millions)                                1999       1998       1997
--------------------------------------------------------------------------------
 Professional services                                $117       $105       $ 87
 Advertising and sales promotion                        53         60         48
 Other                                                 141        127        125
                                                      ----       ----       ----
   Total operating expenses-other                     $311       $292       $260
                                                      ====       ====       ====
--------------------------------------------------------------------------------

Note R
--------------------------------------------------------------------------------

Income Taxes

The provision for income taxes included in the Consolidated Statement of Income consisted of the following for the years ended December 31:

 (Dollars in millions)                            1999         1998         1997
--------------------------------------------------------------------------------
 Current:
   Federal                                        $130         $ 42         $ 64
   State                                            37           12           26
   Non-U.S                                          30           35           40
                                                  ----         ----         ----
    Total current                                  197           89          130

 Deferred:
   Federal                                         111           93           37
   State                                            41           39           17
                                                  ----         ----         ----
    Total deferred                                 152          132           54
                                                  ----         ----         ----
    Total income taxes                            $349         $221         $184
                                                  ====         ====         ====
--------------------------------------------------------------------------------

Income tax benefits (expense) related to net securities gains or losses was $23 million, $(4) million and $(1) million for 1999, 1998 and 1997, respectively. Current and deferred taxes for 1998 and 1997 have been reclassified to reflect the tax returns as actually filed.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Income tax benefits (expense) reported in other comprehensive income (stockholders' equity) for the years ended December 31 are as follows:

 (Dollars in millions)                             1999        1998         1997
--------------------------------------------------------------------------------
 Stock option exercises                            $ 22        $ 24         $ 10
 Investment portfolio fair
   value adjustments                                 48           4            3
 Foreign currency translation                         6          (4)           3
--------------------------------------------------------------------------------

Pre-tax income attributable to operations located outside the United States was $85 million, $80 million and $85 million in 1999, 1998 and 1997, respectively.

Significant components of the deferred tax liabilities and assets at December 31 were as follows:

 (Dollars in millions)                                      1999           1998
-------------------------------------------------------------------------------
 Deferred tax liabilities:
   Lease financing transactions                            $ 797          $ 624
   Other                                                      34             33
                                                           -----          -----
    Total deferred tax liabilities                           831            657
 Deferred tax assets:
   Investment securities                                      31
   Operating expenses                                         55             25
   Deferred compensation                                      45             45
   Allowance for loan losses                                  21             36
   Tax carryforwards                                          31             21
   Depreciation, net                                          33             31
   Other                                                      12             18
   Valuation allowance                                        (3)            (3)
                                                           -----          -----
    Total deferred tax assets                                225            173
                                                           -----          -----
    Net deferred tax liabilities                           $ 606          $ 484
                                                           =====          =====
-------------------------------------------------------------------------------

At December 31, 1999, State Street had U.S. foreign tax credit carryforwards of $27 million and non-U.S. tax loss carryforwards of $6 million. U.S. foreign tax credit carryforwards of $27 million will expire if not used by December 31, 2004, and $3 million of the non-U.S. tax losses will expire in the years 2000 and 2001. Remaining tax losses carry forward indefinitely.

A reconciliation of the U.S. statutory income tax rate to the effective tax rate based on income before taxes is as follows for the years ended December 31:

                                                  1999        1998        1997
------------------------------------------------------------------------------
 U.S. federal income tax rate                     35.0%       35.0%       35.0%
 Changes from statutory rate:
   State taxes, net of
    federal benefit                                4.2         4.1         4.4
   Tax-exempt interest revenue,
    net of disallowed interest                    (2.9)       (3.6)       (3.9)
   Tax credits                                    (2.4)       (2.6)       (1.9)
   Other, net                                       .2          .7        (1.0)
   Special items                                   2.0
                                                  ----        ----        ----
     Effective tax rate                           36.1%       33.6%       32.6%
                                                  ====        ====        ====
------------------------------------------------------------------------------

The adjustment for significant, non-recurring special items reported above includes the increase in the effective tax rate resulting from the gain on the sale of State Street's commercial banking business and the one-time charge on the sales of securities related to the repositioning of the investment portfolio. Accordingly, other changes from the statutory rate are computed without regard to the gain and losses from special items discussed above.

Note S
--------------------------------------------------------------------------------

Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

 (Dollars in millions,
 except per share data)                           1999         1998         1997
--------------------------------------------------------------------------------
 Net Income                                   $    619     $    436     $    380
 Earnings per share:
   Basic                                      $   3.85     $   2.71     $   2.37
   Diluted                                        3.78         2.66         2.32
 Basic average shares (thousands)              160,660      160,937      160,662
 Effect of dilutive securities:
   Stock options and stock awards                2,319        2,133        2,068
   7.75% convertible
    subordinated debentures                        772          857        1,059
                                              --------     --------     --------
 Dilutive average shares                       163,751      163,927      163,789
                                              ========     ========     ========
--------------------------------------------------------------------------------


                                                     State Street Corporation 47

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note T
--------------------------------------------------------------------------------

Contingent Liabilities

State Street provides banking, trust, investment management, global custody, accounting, administration and information services to both U.S. and non-U.S. customers. Assets under custody and assets under management are held by State Street in a fiduciary or custodial capacity and are not included in the Consolidated Statement of Condition because such items are not assets of State Street. Management conducts regular reviews of its responsibilities for these services and considers the results in preparing its financial statements. In the opinion of management, there are no contingent liabilities at December 31, 1999, that would have a material adverse effect on State Street's financial position or results of operations.

State Street is subject to pending and threatened legal actions that arise in the normal course of business. In the opinion of management, after discussion with counsel, these actions can be successfully defended or resolved without a material adverse effect on State Street's financial position or results of operations.

Note U
--------------------------------------------------------------------------------

Off-balance Sheet Financial Instruments, Including Derivatives

An off-balance sheet derivative instrument is a contract or agreement whose value is derived from interest rates, currency exchange rates or other financial indices. Derivative instruments include forwards, futures, swaps, options and other instruments with similar characteristics. The use of these instruments generates fee or interest revenue.

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

The following table summarizes the contractual or notional amounts of derivative financial instruments held or issued for trading and balance sheet management at December 31:

 (Dollars in millions)                                     1999             1998
--------------------------------------------------------------------------------
 Trading:
   Interest rate contracts:
    Swap agreements                                    $  1,986         $  1,234
    Options and caps purchased                              148               21
    Options and caps written                                279              158
    Futures - short position                              3,836            1,130
    Options on futures purchased                            705
    Options on futures written                              900
   Foreign exchange contracts:
    Forward, swap and spot                              122,795          136,781
    Options purchased                                       187              572
    Options written                                         205              571
 Balance sheet management:
   Interest rate contracts:
    Swap agreements                                         180              427
    Options and caps purchased                               30               30
--------------------------------------------------------------------------------

State Street's risk exposure from interest rate and foreign exchange contracts results from the possibility that one party may default on its contractual obligation or from movements in exchange or interest rates. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional value. The notional value provides the basis for determining the exchange of contractual cash flows. The exposure to credit loss can be estimated by calculating the cost, on a present value basis, to replace at current market rates all profitable contracts at year end. The estimated aggregate replacement cost of derivative financial instruments in a net positive position was $1.6 billion at December 31, 1999 and 1998.

The foreign exchange contracts have been reduced by offsetting balances with the same counterparty where a master netting agreement exists.

The following table represents the fair value and average fair value of financial instruments held or issued for trading purposes as of and for the years ended December 31:

                                                                         Average
                                                             Fair         Fair
 (Dollars in millions)                                       Value        Value
--------------------------------------------------------------------------------
 1999:
   Foreign exchange contracts:
    Contracts in a receivable position                      $1,160       $1,222
    Contracts in a payable position                          1,127        1,251
   Other financial instrument contracts:
    Contracts in a receivable position                          40           19
    Contracts in a payable position                              7            4
 1998:
   Foreign exchange contracts:
    Contracts in a receivable position                       1,240        1,284
    Contracts in a payable position                          1,241        1,289
   Other financial instrument contracts:
    Contracts in a receivable position                           3            4
    Contracts in a payable position                              8            4
--------------------------------------------------------------------------------

Net foreign exchange trading revenue related to foreign exchange contracts totaled $306 million, $289 million and $245 million for 1999, 1998 and 1997, respectively. For other financial instrument contracts, there was a loss of $7 million in 1999, a gain of $3 million in 1998 and a gain of $1 million in 1997. Future cash requirements, if any, related to foreign currency contracts are represented by the gross amount of currencies to be exchanged under each contract unless State Street and the counterparty have agreed to pay or receive the net contractual settlement amount on the settlement date. Future cash requirements on other financial instruments are limited to the net amounts payable under the agreements.

Credit-related financial instruments include indemnified securities on loan, commitments to extend credit or purchase assets, standby letters of credit and letters of credit. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments.

The following is a summary of the contractual amount credit-related, off-balance sheet financial instruments at December 31:

 (Dollars in millions)                                      1999            1998
--------------------------------------------------------------------------------
 Indemnified securities on loan                          $77,352         $66,236
 Loan commitments                                         13,989          10,539
 Standby letters of credit                                 3,128           2,129
 Letters of credit                                           171             220
--------------------------------------------------------------------------------

On behalf of its customers, State Street lends their securities to creditworthy brokers and other institutions. In certain circumstances, State Street may indemnify its customers for the fair market value of those securities against a failure of the borrower to return such securities. State Street requires the borrowers to provide collateral in an amount equal to or in excess of 102% of the fair market value of the securities borrowed. The borrowed securities are revalued daily to determine if additional collateral is necessary. State Street held, as collateral, cash and U.S. government securities totaling $79.7 billion and $68.2 billion for indemnified securities on loan at December 31, 1999 and 1998, respectively.

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

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans. The amount and nature of collateral is obtained based upon management's assessment of the credit risk. Approximately 88% of the loan commitments expire within one year from the date of issue. Since many of the commitments are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.


                                                     State Street Corporation 49

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note V
--------------------------------------------------------------------------------

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

The short maturity of State Street's assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates reported balance sheet value. Such financial instruments are reported in the following balance sheet captions: cash and due from banks, interest-bearing deposits with banks, securities purchased under resale agreements and securities borrowed, federal funds sold, deposits, securities sold under repurchase agreements, federal funds purchased, and other short-term borrowings. Fair value of trading accounts equals the balance sheet value. As of December 31, 1999 and 1998, the fair value of interest rate contracts used for balance sheet management were a payable of less than $1 million and $8 million, respectively. There is no reported cost for loan commitments since terms are at prevailing market rates.

The reported value and fair value for other balance sheet captions at December 31 are as follows:

                                                        Reported          Fair
 (Dollars in millions)                                    Value           Value
--------------------------------------------------------------------------------
 1999:
   Investment securities:
    Available for sale                                   $13,436         $13,436
    Held to maturity                                       1,267           1,256
   Net loans (excluding leases)                            2,703           2,705
   Long-term debt                                            921             952
 1998:
   Investment securities:
    Available for sale                                     8,560           8,560
    Held to maturity                                       1,177           1,179
   Net loans (excluding leases)                            4,977           4,977
   Long-term debt                                            922           1,014
--------------------------------------------------------------------------------

Note W
--------------------------------------------------------------------------------

Non-U.S. Activities

Non-U.S. activities, as defined by the Securities and Exchange Commission, are considered to be those revenue-producing assets and transactions that arise from customers domiciled outside the United States.

Due to the nature of State Street's business, it is not possible to segregate precisely U.S. and non-U.S. activities. The determination of earnings attributable to non-U.S. activities requires internal allocations for resources common to non-U.S. and U.S. activities. Subjective judgments have been used to arrive at the operating results for non-U.S. activities. Interest expense allocations are based on the average cost of short-term borrowed funds. Allocations for operating expenses and certain administrative costs are based on services provided and received.

The following table summarizes non-U.S. operating results and assets, based on the domicile location of customers, for the years ended and as of December 31:

 (Dollars in millions)                            1999         1998         1997
--------------------------------------------------------------------------------
 Fee revenue                                   $   469      $   403      $   353
 Interest revenue                                  680          675          535
 Interest expense                                  418          430          313
                                               -------      -------      -------
   Net interest revenue                            262          245          222
 Provision for loan losses                           4            4           10
                                               -------      -------      -------
   Total revenue                                   727          644          565

 Operating expenses                                531          473          405
                                               -------      -------      -------
   Income before income taxes                      196          171          160
 Income taxes                                       76           61           58
                                               -------      -------      -------
   Net Income                                  $   120      $   110      $   102
                                               =======      =======      =======
 Assets:
   Interest-bearing deposits
    with banks                                 $16,902      $12,085      $10,080
   Loans and other assets                        4,610        2,761        2,713
                                               -------      -------      -------
     Total Assets                              $21,512      $14,846      $12,793
                                               =======      =======      =======
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Note X
--------------------------------------------------------------------------------

Financial Statements of State Street Corporation (Parent only)

Statement of Income

 (Dollars in millions) Year ended December 31,                                    1999     1998     1997
--------------------------------------------------------------------------------------------------------
 Dividends from bank subsidiary                                                  $ 241    $  30    $  22
 Dividends from nonbank subsidiary                                                   5
 Interest on deposits with bank subsidiary                                           4        6       22
 Interest on securities purchased under resale agreement                           210      125
 Dividends and interest revenue                                                      3        5        3
 Gain on sale of commercial banking business                                        15
                                                                                 -----    -----    -----
    Total revenue                                                                  478      166       47

 Interest on securities sold under repurchase agreement                            196      113
 Interest on commercial paper                                                        2        2        2
 Interest on long-term debt                                                         68       64       53
 Other expenses                                                                      8        2        4
                                                                                 -----    -----    -----
    Total expenses                                                                 274      181       59
 Income tax benefit                                                                 (5)     (18)     (13)
                                                                                 -----    -----    -----
    Income before equity in undistributed income of subsidiaries and affiliates    209        3        1
 Equity in undistributed income of subsidiaries and affiliates:
   Consolidated bank                                                               377      417      369
   Consolidated nonbank                                                             24        9        4
   Unconsolidated affiliates                                                         9        7        6
                                                                                 -----    -----    -----
                                                                                   410      433      379
                                                                                 -----    -----    -----
           Net Income                                                            $ 619    $ 436    $ 380
                                                                                 =====    =====    =====
--------------------------------------------------------------------------------------------------------

Statement of Condition

 (Dollars in millions) As of December 31,                        1999       1998
--------------------------------------------------------------------------------
 Assets:
   Cash and due from bank subsidiary                           $  115     $   45
   Interest-bearing deposits with bank subsidiary                              1
   Interest-bearing deposits with other banks                                 75
   Securities purchased under resale agreements                 5,240      3,557
   Available-for-sale securities                                   19         36
   Investment in consolidated subsidiaries:
    Bank                                                        3,009      2,684
    Nonbank                                                       223        122
   Investment in unconsolidated affiliate                          48         39
   Notes and other receivables from subsidiaries                   54        125
   Other assets                                                    77         29
                                                               ------     ------
     Total Assets                                              $8,785     $6,713
                                                               ======     ======
 Liabilities:
   Securities sold under repurchase agreement                  $5,061     $3,445
   Commercial paper                                               100
   Accrued taxes and other expenses                                23         12
   Other liabilities                                               28         23
   Long-term debt                                                 921        922
                                                               ------     ------
     Total Liabilities                                          6,133      4,402
                                                               ------     ------
 Stockholders' Equity                                           2,652      2,311
                                                               ------     ------
     Total Liabilities and Stockholders' Equity                $8,785     $6,713
                                                               ======     ======
--------------------------------------------------------------------------------


                                                     State Street Corporation 51

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note X - continued
--------------------------------------------------------------------------------

Statement of Cash Flows

 (Dollars in millions) Year ended December 31,                      1999       1998       1997
----------------------------------------------------------------------------------------------
 Operating Activities:
   Net income                                                    $   619    $   436    $   380
   Equity in undistributed income of subsidiaries and affiliate     (410)      (433)      (379)
   Gain on sale of commercial banking business                       (15)
   Other, net                                                        (37)       (48)        (4)
                                                                 -------    -------    -------
     Net Cash Provided (Used) by Operating Activities                157        (45)        (3)

 Investing Activities:
   Net (payments for) proceeds from:
    Sale of commercial banking business                               15
    Investment in bank subsidiary                                                          (75)
    Investment in nonbank subsidiaries                               (76)       (13)       (21)
    Securities purchased under resale agreement                   (1,683)    (3,237)      (320)
    Purchase of available-for-sale securities                         (3)       (39)        (5)
    Maturity of available-for-sale securities                                    10
    Sales of available-for-sale securities                            19          9
    Interest-bearing deposits with banks                              75        (75)       314
    Interest-bearing deposits with bank subsidiary                     1
    Notes receivable from nonbank subsidiaries                        65        (25)       (15)
    Interest rate swap with bank subsidiary                            2
                                                                 -------    -------    -------
     Net Cash Used by Investing Activities                        (1,585)    (3,370)      (122)

 Financing Activities:
   Net proceeds from (payments for) commercial paper                 100                    (8)
   Proceeds from issuance of long-term debt                                     153        309
   Proceeds from issuance of common and treasury stock                38         31         16
   Payments for cash dividends                                       (93)       (84)       (69)
   Payments for purchase of common stock                            (163)      (100)      (110)
   Net proceeds from short term borrowing                          1,616      3,445
                                                                 -------    -------    -------
     Net Cash Provided by Financing Activities                     1,498      3,445        138
                                                                 -------    -------    -------
     Net Increase                                                     70         30         13
 Cash and due from banks at beginning of year                         45         15          2
                                                                 -------    -------    -------
     Cash and Due from Banks at End of Year                      $   115    $    45    $    15
                                                                 =======    =======    =======
----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

The Stockholders and Board of Directors
State Street Corporation

We have audited the accompanying consolidated statements of condition of State Street Corporation (Corporation) as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to herein present fairly, in all material respects, the consolidated financial position of State Street Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

Boston, Massachusetts
January 18, 2000


                                                     State Street Corporation 53

--------------------------------------------------------------------------------
SUPPLEMENTAL FINANCIAL DATA
--------------------------------------------------------------------------------

Condensed Average Statement of Condition with Net Interest Revenue Analysis

                                                            1999(1)
                                                --------------------------------
                                                 Average                 Average
 (Dollars in millions; taxable equivalent)       Balance    Interest      Rate
-------------------------------------------------------------------------------
 Assets
 Interest-bearing deposits with banks           $ 13,043     $   497      3.81%
 Securities purchased under resale agreements
 and securities borrowed                          15,663         786      5.02
 Federal funds sold                                  652          32      4.95
 Trading account assets                              645          24      3.68
 Investment securities:
   U.S. Treasury and federal agencies              7,230         398      5.51
   State and political subdivisions                1,691         102      6.05
   Other investments                               3,780         223      5.89
                                                --------     -------
    Total investment securities                   12,701         723      5.69
 Loans:
   Commercial and financial                        4,173         230      5.51
   Real estate                                        66           5      7.96
   Non-U.S.                                        1,138          62      5.46
   Lease financing, U.S. and Non-U.S.              1,408         118      8.32
                                                --------     -------
    Total loans                                    6,785         415      6.11
                                                --------     -------
    Total Interest-Earning Assets                 49,489       2,477      5.01

 Cash and due from banks                           1,244
 Allowance for loan losses                           (81)
 Premises and equipment                              721
 Other assets                                      2,722
                                                --------
    Total Assets                                $ 54,095
                                                ========

 Liabilities and Stockholders' Equity
 Interest-bearing deposits:
   Savings                                      $  2,656         103      3.89
   Time                                              522          26      4.93
   Non-U.S.                                       20,098         583      2.90
                                                --------     -------
    Total interest-bearing deposits               23,276         712      3.06
 Securities sold under repurchase agreements      16,988         810      4.77
 Federal funds purchased                             842          41      4.90
 Other short-term borrowings                         508          23      4.62
 Notes payable
 Long-term debt                                      922          70      7.63
                                                --------     -------
    Total Interest-Bearing Liabilities            42,536       1,656      3.89
                                                             -------
 Noninterest-bearing deposits                      6,527
 Other liabilities                                 2,553
 Stockholders' equity                              2,479
                                                --------
    Total Liabilities and Stockholders' Equity  $ 54,095
                                                ========
    Net interest revenue                                     $  821
                                                             ======
    Excess of rate earned over rate paid                                  1.11%
                                                                          ====
    Net Interest Margin(2)                                                1.66%
                                                                          ====
--------------------------------------------------------------------------------

(1) On October 1, 1999, State Street completed the sale of its commercial banking business. Average balances for 1999 include $1.7 billion of commercial, financial and real estate loans that were sold, and $822 million of interest- and non-interest-bearing deposits that were transferred as part of the sale.

(2) Net interest margin is taxable equivalent net interest revenue divided by average interest-earning assets.

             1998                                 1997                            1996                            1995
--------------------------------    -------------------------------   -----------------------------   ------------------------------
Average                  Average    Average                 Average   Average               Average   Average                Average
Balance    Interest       Rate      Balance     Interest     Rate     Balance   Interest     Rate     Balance   Interest      Rate
------------------------------------------------------------------------------------------------------------------------------------
$11,271     $   537       4.76%     $ 8,516      $   415     4.88%    $ 7,041    $   336     4.78%    $ 5,466    $   287      5.25%

 12,876         691       5.37        6,413          354     5.52       6,010        326     5.43       5,569        329      5.91
    762          42       5.46          708           39     5.57         561         30     5.35         475         28      5.97
    268          10       3.61          153            9     5.60         326         18     5.41         412         21      5.13

  5,337         313       5.88        5,980          360     6.03       4,319        261     6.03       4,139        243      5.89
  1,729         105       6.08        1,645          105     6.37       1,478         92     6.25       1,183         71      5.96
  2,816         170       6.03        2,659          163     6.12       2,111        127     6.01       2,212        134      6.05
-------     -------                 -------      -------              -------    -------              -------    -------
  9,882         588       5.95       10,284          628     6.11       7,908        480     6.06       7,534        448      5.95

  4,175         248       5.93        3,494          215     6.15       2,938        185     6.30       2,519        171      6.79
     73           6       8.55           99            9     8.72         106          9     8.76          99          8      8.39
    970          62       6.37          882           61     6.98         815         52     6.40         536         42      7.80
  1,129          93       8.29          876           69     7.86         654         44     6.73         510         37      7.31
-------     -------                 -------      -------              -------    -------              -------    -------
  6,347         409       6.45        5,351          354     6.61       4,513        290     6.42       3,664        258      7.04
-------     -------                 -------      -------              -------    -------              -------    -------
 41,406       2,277       5.50       31,425        1,799     5.73      26,359      1,480     5.61      23,120      1,371      5.93

    926                               1,119                             1,164                           1,026
    (90)                                (76)                              (70)                            (62)
    633                                 475                               458                             481
  2,835                               2,483                             1,572                           1,617
-------                             -------                           -------                         -------
$45,710                             $35,426                           $29,483                         $26,182
=======                             =======                           =======                         =======



$ 2,495         108       4.33      $ 2,081           87     4.17     $ 2,097         86     4.10     $ 1,913         85      4.45
    140           7       5.18          153            8     5.08         150          8     5.26         131          7      5.47
 16,294         542       3.33       12,645          417     3.30      10,372        331     3.19       8,470        324      3.82
-------     -------                 -------      -------              -------    -------              -------    -------
 18,929         657       3.47       14,879          512     3.44      12,619        425     3.37      10,514        416      3.96
 13,775         703       5.11        9,598          499     5.20       7,819        394     5.05       7,080        399      5.65
    704          37       5.28          291           15     5.26         357         19     5.18         504         30      5.89
    619          29       4.66          602           30     5.03         707         36     5.04         761         41      5.32
      4                   6.40           76            3     4.34         124          3     2.47         214         12      5.73
    867          66       7.62          717           55     7.70         213         15     6.95         127          9      6.71
-------     -------                 -------      -------              -------    -------              -------    -------
 34,898       1,492       4.28       26,163        1,114     4.26      21,839        892     4.08      19,200        907      4.72
            -------                              -------                         -------                         -------
  6,254                               5,288                             4,638                           4,113
  2,401                               2,128                             1,388                           1,386
  2,157                               1,847                             1,618                           1,483
-------                             -------                           -------                         -------
$45,710                             $35,426                           $29,483                         $26,182
=======                             =======                           =======                         =======
            $   785                              $   685                         $   588                         $   464
            =======                              =======                         =======                         =======
                          1.22%                              1.47%                           1.53%                            1.21%
                          ====                               ====                            ====                             ====
                          1.90%                              2.18%                           2.23%                            2.01%
                          ====                               ====                            ====                             ====


                                                     State Street Corporation 55